  Filed pursuant to Rule 424(b)(3)
  File No. 333-258739
LETTER TO SHAREHOLDERS OF TPG PACE SOLUTIONS CORP.
TPG PACE SOLUTIONS CORP.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Dear TPG Pace Solutions Corp. Shareholders:
You are cordially invited to attend an extraordinary general meeting of the shareholders of TPG Pace Solutions Corp., an exempted company incorporated in the Cayman Islands (“TPG Pace”). The meeting will be held on November 30, 2021 at 4:30 p.m. Eastern time at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, and via live webcast pursuant to the procedures described in the accompanying proxy statement/prospectus (the “extraordinary general meeting”). The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/tpgpacesolutions/2021, where you will be able to listen to the meeting live and vote during the meeting. Rather than attending in person, we encourage you to attend via live webcast. Please note that you will only be able to access the extraordinary general meeting by means of remote communication.
The extraordinary general meeting has been called to approve, among other things, the business combination between TPG Pace and Vacasa Holdings, LLC, a Delaware limited liability company (“Vacasa Holdings”). We sometimes refer below to Vacasa Holdings following the business combination as “OpCo”.
At the extraordinary general meeting, TPG Pace shareholders will be asked to consider and vote upon a proposal, which is called the “Business Combination Proposal,” to approve and adopt the business combination between TPG Pace and Vacasa Holdings. The business combination will be effected by the transaction steps set forth in the Business Combination Agreement (as defined below) entered into by the parties for such purpose (the “Business Combination”). The business combination agreement is dated as of July 28, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), and is by and among TPG Pace, Vacasa Holdings, Turnkey Vacations, Inc., a Vacasa Holdings equity holder (“TK Newco”), certain other Vacasa Holdings equity holders (together with TK Newco, the “Blockers”), Vacasa, Inc., a wholly-owned subsidiary of Vacasa Holdings (“Vacasa, Inc.”) and certain other parties. Vacasa, Inc., which is a Delaware corporation, will become the publicly-traded vehicle following the completion of the Business Combination and your TPG Pace ordinary shares will be converted into shares of capital stock of Vacasa, Inc. in a merger transaction contemplated by the Business Combination.
The aggregate consideration to be paid to Vacasa Holdings equity holders (including for this purpose the owners of the Blockers with respect to their indirect interest in Vacasa Holdings equity and the holders of vested Vacasa Holdings unit appreciation rights and vested options to purchase shares of TK Newco common stock (collectively, the “Existing VH Holders”)) will be based on an equity value for Vacasa Holdings of $3,963,000,000. This aggregate consideration will consist of (i) equity consideration valued at $10.00 per share /unit, and (ii) if elected by Vacasa Holdings, cash consideration up to, in the aggregate, an amount equal to the excess of the amount of cash available to us (following the contemplated equity financings referred to below), the payment of transaction expenses (of both Vacasa Holdings and TPG Pace), deferred underwriting commissions, and any share redemptions over $373,000,000, in which case the amount of consideration in clause (i) will be reduced accordingly. Vacasa Holdings is entitled to determine the amount of Vacasa Cash Consideration in its sole discretion and, as of the date of the accompanying proxy statement/prospectus, Vacasa Holdings expects to elect that the amount of Vacasa Cash Consideration will be $0.00.
The Business Combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies (such as Vacasa Holdings) undertaking an initial public offering. The Up-C structure allows certain of the Existing VH Holders (other than the owners of the Blockers) to retain their direct equity ownership in Vacasa Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of units of common equity of OpCo following the Business Combination (“OpCo Units”). Immediately following the Closing (as defined below), Existing VH Holders are expected to own 100% of the outstanding OpCo Units that are not owned by Vacasa, Inc.

Following the completion of the Business Combination, holders of OpCo Units (other than Vacasa, Inc.) will, subject to certain limitations, have the right to cause OpCo to acquire all or a portion of their OpCo Units and corresponding shares of Class B common stock of Vacasa, Inc. (“Vacasa Class B Common Stock”), which may be settled for, at Vacasa, Inc.’s election, (i) one share of Class A common stock of Vacasa, Inc. (“Vacasa Class A Common Stock”), subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (ii) an equivalent amount of cash. These acquisitions of OpCo Units will provide potential future tax benefits for Vacasa, Inc. (a substantial portion of which Existing VH Holders that are parties to a Tax Receivable Agreement will benefit from pursuant to the Tax Receivable Agreement). For more information, please see “Business Combination Proposal — Related Agreements — OpCo LLC Agreement” and “Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the Business Combination will be accomplished by way of the following transaction steps:
•
a series of secured convertible notes of Vacasa Holdings will convert into a series of preferred units of Vacasa Holdings and outstanding warrants to purchase equity interests in Vacasa Holdings will be exercised in accordance with their terms;

•
a restructuring will be completed such that, after giving effect to that restructuring, the Blockers will directly hold equity interests in Vacasa Holdings;

•
Vacasa Holdings will recapitalize its outstanding equity interests into Vacasa Holdings common units (subject to substantially the same terms and conditions, including applicable vesting requirements) and certain other rights to acquire equity interests (the “Vacasa Holdings Recapitalization”);

•
one (1) business day prior to the closing date of the transactions contemplated by the Business Combination Agreement (the “Closing”), TPG Pace will merge (the “Domestication Merger” and the proposal to approve the Domestication Merger, the “Domestication Merger Proposal”) with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger;

•
at the effective time of the Domestication Merger (the “Domestication Merger Effective Time”), (a) each then issued and outstanding Class A ordinary share of TPG Pace will convert automatically, on a one-for-one basis, into a share of Vacasa Class A Common Stock; (b) each then issued and outstanding Class F ordinary share of TPG Pace will convert automatically, on a one-for-one basis, into a share of class F common stock of Vacasa, Inc. (“Vacasa Class F Common Stock”, which thereafter will convert into shares of Vacasa Class A Common Stock in accordance with the Vacasa, Inc. Certificate of Incorporation); (c) each then issued and outstanding Class G ordinary share of TPG Pace will convert automatically, on a one-for-one basis, into a share of class G common stock of Vacasa, Inc. (“Vacasa Class G Common Stock”); and (d) the common stock of Vacasa, Inc. held by Vacasa Holdings will be cancelled;

•
the investors party to Subscription Agreements (as defined below) will purchase, and Vacasa, Inc. will issue and sell to the investors, the number of shares of Vacasa Class A Common Stock pursuant to and set forth in the Subscription Agreements against payment of the amount set forth in the Subscription Agreements;

•
the investors party to the Forward Purchase Agreements (as defined below) will purchase, and Vacasa, Inc. will issue and sell to such investors, the number of shares of Vacasa Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amount set forth in the Forward Purchase Agreements;

•
through a series of separate merger transactions, the Blockers will merge with and into Vacasa, Inc., with Vacasa, Inc. ultimately surviving such merger transactions and owning the assets previously owned by the Blockers (the “Blocker Mergers”);

•
immediately following the Blocker Mergers and in connection with the Closing, Vacasa, Inc. will contribute all of its assets (other than the interests in OpCo it then holds and amounts necessary to fund any shareholder redemptions), which will consist of the amount of funds contained in TPG Pace’s trust account (the “Trust Account”) (net of any deferred underwriting commissions and

ii

transaction expenses (of both Vacasa Holdings and TPG Pace) and amounts paid in respect of shareholder redemptions and including the net cash proceeds resulting from the share issuances contemplated by the Subscription Agreements and the Forward Purchase Agreements (collectively, “Available Cash”), less the Vacasa Cash Consideration, to OpCo in exchange for a number of OpCo Units such that Vacasa, Inc. thereafter will hold a number of OpCo Units equal to the total number of shares of Vacasa Class A Common Stock and Vacasa Class G Common Stock issued and outstanding immediately after giving effect to the Business Combination. The amount of cash to be contributed by Vacasa, Inc. to OpCo at the Closing is estimated to be approximately $429 million, net of transaction expenses, assuming no redemptions by TPG Pace shareholders; and
•
on the date of the Closing, in connection with the Vacasa Holdings Recapitalization, the Domestication Merger and Blocker Mergers, as applicable: (a) Vacasa, Inc. will sell a number of shares of Vacasa Class B Common Stock to each holder of OpCo Units for an amount per share equal to the par value thereof, (b) each Vacasa Holdings unit appreciation right award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an award of stock appreciation rights (each, a “Vacasa SAR Award”) covering a number of shares of Vacasa Class A Common Stock determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa SAR Award), (c) each option to purchase TK Newco stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of Vacasa Class A Common Stock (each, a “Vacasa Option”), determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa Option), (d) each Existing VH Holder entitled to receive a portion of the Vacasa Cash Consideration (other than the holders of the Blockers), if applicable, will sell OpCo Units to Vacasa, Inc. in exchange for its allocable portion of the Vacasa Cash Consideration, if applicable, (at a price of $10 per OpCo Unit) and certain rights described in the Tax Receivable Agreement with respect to such OpCo Units sold, and (e) by virtue of each Blocker Merger, the outstanding equity interests in the applicable Blocker will be converted into the right to receive shares of Vacasa Class A Common Stock (and, if applicable, a portion of the Vacasa Cash Consideration) or other equity interests, and certain rights as set forth in the Tax Receivable Agreement).

Upon the Closing, assuming no redemptions, Existing VH Holders are expected to hold an aggregate of 388,932,962 shares of Vacasa common stock (“Vacasa Common Stock”), comprised of (i) 175,177,171 shares of Vacasa Class A Common Stock and (ii) 213,755,791 shares of Vacasa Class B Common Stock (and a number of OpCo Units corresponding to this number of shares of Vacasa Class B Common Stock). In addition, the Existing VH Holders who hold TK Newco options and Vacasa Holdings unit appreciation rights will be issued (i) Vacasa Options to purchase 5,939,952 shares of Vacasa Class A Common Stock, and (ii) Vacasa SAR Awards covering up to 5,154,732 shares of Vacasa Class A Common Stock, which are subject to any remaining vesting conditions. As described above, the Business Combination is being accomplished through an “Up-C” structure and the type and mix of consideration received by the Existing VH Holders reflect the implementation of such structure.
Following the Closing and based on the assumption that no holder of TPG Pace ordinary shares will elect to redeem its shares, the Existing VH Holders are expected to (i) own approximately 87.8% of the Vacasa Common Stock, comprised of approximately 76.5% of the outstanding Vacasa Class A Common Stock and 100% of the outstanding Vacasa Class B Common Stock and (ii) receive approximately $0.00 of Vacasa Cash Consideration. Vacasa Holdings is entitled to determine the amount of Vacasa Cash Consideration in its sole discretion and, as of the date of the accompanying proxy statement/prospectus, Vacasa Holdings expects to elect that the amount of Vacasa Cash Consideration will be $0.00. For a summary of the assumptions surrounding the ownership percentages in the foregoing, please see “Questions and Answers For Shareholders of TPG Pace — What will the Existing VH Holders receive in the Business Combination?” As a result, the Existing VH Holders will collectively have effective control over the management and decision-making of Vacasa, Inc. following the Business Combination. For a diagram showing the expected post-closing corporate structure, please see the section entitled “The Business Combination Proposal — Organizational Structure” in the accompanying proxy statement/prospectus.

iii

Following the Closing, Vacasa, Inc. will be a “controlled company” within the meaning of the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. See “Management of Vacasa, Inc. Following the Business Combination — Corporate Governance — Controlled Company Exemption.”
As noted above, concurrently with the execution of the Business Combination Agreement, TPG Pace and Vacasa, Inc. entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which such investors agreed to purchase, and Vacasa, Inc. will issue and sell to such investors, newly issued shares of Vacasa Class A common stock at a purchase price of $9.50 per share for gross proceeds of approximately $77,500,000 (the “PIPE Financing”). In addition, TPG Pace and Vacasa, Inc. entered into amended and restated forward purchase agreements (the “Forward Purchase Agreements”) with (i) certain investors pursuant to which such investors agreed to purchase 10,273,688 shares of Vacasa Class A Common Stock for gross proceeds of approximately $97,600,000 at $9.50 per share, and (ii) TPG Holdings III, L.P. (“TPG Holdings”) and TPG Pace Solutions Sponsor, Series LLC, pursuant to which TPG Holdings agreed to purchase 2,490,000 shares of Vacasa Class A Common Stock per share, for gross proceeds of $24,900,000 at $10.00 per share. TPG Holdings has entered into assignment agreements with certain affiliates, members of management, directors and other investors to assign a portion of its obligation to purchase Vacasa Class A Common Stock pursuant to the Forward Purchase Agreements to such related parties, in accordance with the terms and conditions therein. For more information, please see “Business Combination Proposal — Related Agreements — PIPE Financing” and “Business Combination Proposal — Related Agreements — Forward Purchase Agreements.”
In addition to the Business Combination Proposal and the Domestication Merger Proposal, you also will be asked to consider and vote upon (a) on a non-binding advisory basis, separate proposals to approve material differences between TPG Pace’s existing amended and restated memorandum and articles of association and the proposed certificate of incorporation of Vacasa, Inc., which are referred to herein collectively as the “Governance Proposals,” (b) a proposal to approve, for purpose of complying with provisions of Section 312.03 of The New York Stock Exchange’s Listed Company Manual, the issuance of Vacasa Class A Common Stock in connection with the Business Combination, including, without limitation, to the owners of the Blockers pursuant to the Blocker Mergers and to the investors in the PIPE Financing and the forward purchases, which is referred to herein as the “Stock Issuance Proposal,” and (c) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”
The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Merger Proposal and the Stock Issuance Proposal (collectively, the “TPG Pace Proposals”) are approved at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governance Proposals are being submitted for approval on a non-binding advisory basis. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of Class A ordinary shares of TPG Pace (“TPG Pace Class A Shares”) such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the Trust Account established at the consummation of the initial public offering of TPG Pace ordinary shares (the “TPG Pace IPO”), together with the aggregate gross proceeds from the PIPE Financing and the forward purchases, equal no less than $300,000,000 after deducting transaction expenses (of both Vacasa Holdings and TPG Pace), deferred underwriting commissions and any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied.

iv

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing, including the Subscription Agreements, the Forward Purchase Agreements, the Transaction Support Agreement, the Waiver Agreement, the OpCo LLC Agreement, the Tax Receivable Agreement, the Stockholders’ Agreement, and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.
Pursuant to its amended and restated memorandum and articles of association, TPG Pace is providing its public shareholders with the opportunity to redeem all or a portion of their TPG Pace Class A Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPG Pace to pay its taxes, divided by the number of then outstanding TPG Pace Class A Shares. The per-share amount TPG Pace will pay to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $9,975,000 that TPG Pace will pay to the underwriters of the TPG Pace IPO or transaction expenses incurred by Vacasa Holdings and TPG Pace in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $285,000,000 as of November 5, 2021, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their shares even if they vote for the Business Combination.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the TPG Pace Class A Shares sold in the TPG Pace IPO without the prior consent of TPG Pace. Any beneficial holder of TPG Pace Class A Shares on whose behalf a redemption right is being exercised must identify itself to TPG Pace in connection with any redemption election in order to validly elect to redeem such TPG Pace Class A Shares. TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of TPG Pace Class A Shares by TPG Pace’s public shareholders will reduce the amount in the Trust Account.
The Business Combination Agreement provides that Vacasa Holdings’ obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of transaction expenses (of both Vacasa Holdings and TPG Pace), deferred underwriting commissions and the amount of any TPG Pace public shareholder redemptions) plus the net proceeds from the PIPE Financing and the forward purchases equaling or exceeding $300,000,000 as of the closing of the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of TPG Pace Class A Shares by holders of public shares and/or a failure to consummate the PIPE Financing and forward purchases, this condition is not met or is not waived, then Vacasa Holdings may elect not to consummate the Business Combination. In addition, in no event will TPG Pace redeem the TPG Pace Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in TPG Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that no holders of public shares exercise their redemption rights with respect to their TPG Pace Class A Shares.
TPG Pace is providing the accompanying proxy statement/prospectus and accompanying proxy card to TPG Pace’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by TPG Pace’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of TPG Pace’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 20 of the accompanying proxy statement/prospectus.

v

After careful consideration, the board of directors of TPG Pace, with one director recusing himself from the vote, has unanimously of those voting, approved the Business Combination Agreement and the transactions contemplated thereby and recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby and “FOR” all other proposals presented to TPG Pace’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of TPG Pace, you should keep in mind that TPG Pace’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Domestication Merger Proposal requires a special resolution, being the affirmative vote of two-thirds of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of each of the Governance Proposals, Stock Issuance Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the TPG Pace Proposals are approved at the extraordinary general meeting. Each of the TPG Pace Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the proxy statement/prospectus, and the Governance Proposals are being submitted for approval on a non-binding advisory basis.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the TPG Pace Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting via the meeting website, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote during the meeting, you may withdraw your proxy and vote during the meeting via the meeting website.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TPG PACE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO

vi

INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of TPG Pace’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Karl Peterson
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated November 10, 2021 and is first being mailed to shareholders on or about November 10, 2021.

vii

TPG PACE SOLUTIONS CORP.

301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
NOTICE OF EXTRAORDINARY GENERAL MEETING
OF TPG PACE SOLUTIONS CORP

TO BE HELD ON NOVEMBER 30, 2021
Dear TPG Pace Solutions Corp. Shareholders:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of TPG Pace Solutions Corp., a Cayman Islands exempted company (“TPG Pace”), will be held on November 30, 2021 at 4:30 p.m. Eastern time at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, and via live webcast. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/tpgpacesolutions/2021, where you will be able to listen to the meeting live and vote during the meeting. Rather than attending in person, we encourage you to attend via live webcast. Please note that you will only be able to access the extraordinary general meeting by means of remote communication. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Business Combination Proposal: To consider and vote upon a proposal to: approve and adopt the Business Combination Agreement, dated as of July 28, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among TPG Pace, Vacasa Holdings, LLC (“Vacasa Holdings”), Turnkey Vacations, Inc., a Vacasa Holdings equity holder (“TK Newco”), certain other Vacasa Holdings equity holders (together with TK Newco, the “Blockers”), Vacasa, Inc., a wholly-owned subsidiary of Vacasa Holdings (“Vacasa, Inc.”) and certain other parties, and approve the transactions contemplated thereby, including:

(i)
the merger (the “Domestication Merger”) of TPG Pace with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger;

(ii)
the stock issuances as contemplated by Proposal No. 4 below;

(iii)
the series of separate merger transactions that will result in the Blockers merging with Vacasa, Inc., with Vacasa, Inc. surviving such merger transactions (the “Blocker Mergers”);

(iv)
Vacasa, Inc.’s contribution of cash to Vacasa Holdings in exchange for units of common equity of Vacasa Holdings (we refer to Vacasa Holdings in this context as “OpCo” and such units of common equity in OpCo as “OpCo Units”);

(v)
the sale of Class B Common Stock of Vacasa, Inc. to holders of OpCo Units, and

(vi)
the purchase by Vacasa, Inc. of OpCo Units from certain existing holders of Vacasa Holdings equity, if applicable.

We refer to this proposal as the “Business Combination Proposal.”
•
Proposal No. 2 — The Domestication Merger Proposal: To consider and vote upon a proposal to approve a plan of merger, and to approve the Domestication Merger. We refer to this proposal as the “Domestication Merger Proposal.”

•
Proposal No. 3 — Governance Proposals: To consider and vote upon a proposal to approve, on a non-binding advisory basis, certain material differences between TPG Pace’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed certificate of incorporation of Vacasa, Inc., a copy of which is attached to the proxy statement/prospectus as Annex B. We refer to these proposals, collectively, as the “Governance Proposals.”

•
Proposal No. 4 — The Stock Issuance Proposal: To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of The New York Stock Exchange’s (“NYSE”) Listed Company Manual, (a) the issuance of more than 20% of the common stock of Vacasa, Inc. (“Vacasa Common Stock”) in the Business Combination to the owners of the Blockers pursuant to the Blocker Mergers, to the investors in the PIPE Financing (as described in the accompanying proxy statement/prospectus) and to the investors party to the forward purchases and (b) the issuance of shares of Vacasa Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listing Company Manual) in connection with the forward purchases. We refer to this proposal as the “Stock Issuance Proposal.”

•
Proposal No. 5 — The Adjournment Proposal: To consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (in person, virtually, or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of Class A ordinary shares of TPG Pace (“TPG Pace Class A Shares”) such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the trust account (the “Trust Account”) established at the consummation of the initial public offering of TPG Pace ordinary shares (the “TPG Pace IPO”), together with the aggregate gross proceeds from the PIPE Financing and the forward purchases, equal no less than $300,000,000 after deducting transaction expenses (of both Vacasa Holdings and TPG Pace), deferred underwriting commissions and any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such condition to the consummation of the Business Combination, the “Minimum Available Cash Condition”). We refer to this proposal as the “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Merger Proposal and the Stock Issuance Proposal (collectively, “TPG Pace Proposals”) is conditioned on the approval and adoption of each of the other TPG Pace Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governance Proposals are being submitted for approval on a non-binding advisory basis.
These items of business are described in the proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of TPG Pace ordinary shares at the close of business on November 1, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
The proxy statement/prospectus and accompanying proxy card is being provided to TPG Pace’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of TPG Pace’s shareholders are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 20 of this proxy statement/prospectus.
After careful consideration, the board of directors of TPG Pace, with one director recusing himself from the vote, has unanimously of those voting approved the Business Combination Agreement and the transactions contemplated thereby and recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby and “FOR” all other proposals presented to TPG Pace’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of TPG Pace, you should keep in mind that TPG Pace’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TPG Pace’s Directors

and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to its Existing Governing Documents, TPG Pace is providing its public shareholders with the opportunity to redeem all or a portion of their TPG Pace Class A Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPG Pace to pay its taxes, divided by the number of then outstanding TPG Pace Class A Shares. The per-share amount TPG Pace will pay to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $9,975,000 that TPG Pace will pay to the underwriters of the TPG Pace IPO or transaction expenses (of both Vacasa Holdings and TPG Pace) incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $285 million as of November 5, 2021, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their shares even if they vote for the Business Combination.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the TPG Pace Class A Shares without the prior consent of TPG Pace. Any beneficial holder of TPG Pace Class A Shares on whose behalf a redemption right is being exercised must identify itself to TPG Pace in connection with any redemption election in order to validly elect to redeem such TPG Pace Class A Shares. TPG Pace has no specified maximum redemption threshold under its Existing Governing Documents, other than the aforementioned 15% threshold. Each redemption of TPG Pace Class A Shares by TPG Pace’s public shareholders will reduce the amount in the Trust Account.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares sought to be redeemed will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TPG Pace will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of TPG Pace — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on November 26, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Domestication Merger Proposal requires a special resolution, being the affirmative vote of two-thirds of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of each of the Governance Proposals, the Stock Issuance Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the TPG Pace Proposals are approved at the extraordinary general meeting. Each of the TPG Pace proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus, and the Governance Proposals are being submitted for approval on a non-binding advisory basis.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the TPG Pace Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting via the meeting website, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote during the meeting, you may withdraw your proxy and vote during the meeting via the meeting website.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the TPG Pace Proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing TPGS.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of TPG Pace Solutions Corp.,
Karl Peterson
Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TPG PACE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

Page
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	338
INDEX TO FINANCIAL INFORMATION	F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-0
Annexes
Annex A
Business Combination Agreement

Annex B
Proposed Certificate of Incorporation

Annex C
Proposed Bylaws

Annex D
Form of Subscription Agreement

Annex E
Form of Forward Purchase Agreement

Annex F
TPG Forward Purchase Agreement

Annex G
Form of Transaction Support Agreement

Annex H
Stockholders’ Agreement

Annex I
Form of Registration Rights Agreement

Annex J
Fourth Amended and Restated LLC Agreement

Annex K
Tax Receivable Agreement

Annex L
Amended and Restated Sponsor Letter Agreement

Annex M
Plan of Merger

ADDITIONAL INFORMATION
You may request copies of this proxy statement/prospectus and any other publicly available information concerning TPG Pace, without charge, by written request to TPG Pace Solutions Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, or by telephone request at (212) 405-8458; or Morrow Sodali, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing TPGS.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.
In order for TPG Pace’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of TPG Pace to be held on November 30, 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by November 22, 2021.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
INDUSTRY AND MARKET DATA
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Vacasa Holdings and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Vacasa, Inc. and its subsidiaries following the consummation of the Business Combination.
Unless otherwise indicated, information in this proxy statement/prospectus concerning economic conditions, our industry, the markets in which we operate and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research. Certain of these sources were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. Our estimates are derived from publicly available information released by independent third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of our industry and the markets in which we operate, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any such information, and these sources generally state that the information they contain has been obtained from sources believed to be reliable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.
In particular, certain information identified in this proxy statement/prospectus is contained in the following third-party industry sources:
•
Rented.com, Vacation Rental Property Management Fees: Understand the Rates to Maximize Your Income, 2016

•
Savills World Research, Second Homes: Global Trends in Ownership and Renting, 2018

•
Phocuswright Inc., U.S. Short-Term Rentals 2019: Travel’s Most Disruptive Category Grows Up, 2019

•
Allied Market Research (empowered by EMIS), Travel Accommodation Market: Global Opportunity Analysis and Industry Forecast, 2019-2026, 2019

•
U.S. Census Bureau, Current Population Survey / Housing Vacancy Survey, 2021

•
Similarweb, Travel and Tourism Accommodation and Hotels, 2021

•
National Association of Realtors, Vacation Home Sales Skyrocket as a Result of Pandemic, 2021

•
Federal Housing Finance Agency, U.S. House Price Index Report Q4 2020, 2021

•
VRM Intel, 71% of Travelers in the US & Europe to Book a Vacation Rental in the Next 18 Months, 2021

•
Technavio, Global Vacation Rental Market, 2020-2024, 2020

•
AirDNA, Airbnb and the Short-Term Rental Market 2020, 2020

We also identify certain information in this proxy statement/prospectus from the following third-party industry source, which was commissioned by us (not in connection with the preparation of this proxy statement/prospectus or the registration statement of which it forms a part):
•
Skift, Impact of COVID-19 on U.S. Alternative Accommodation Consumer Segment, 2021 (the “Skift Study”)

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“Adjournment Proposal” means Proposal No. 5 to approve the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (in person, virtually, or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of TPG Pace Class A Shares such that the Minimum Available Cash Condition would not be satisfied;

•
“Available Cash” means as of the Closing, the amount of funds contained in TPG Pace’s trust account (net of deferred underwriting commissions and transaction expenses (of both Vacasa Holdings and TPG Pace) and any shareholder redemption amounts) plus the net cash proceeds resulting from the share issuances contemplated by the Subscription Agreements and the Forward Purchase Agreements;

•
“Blocker Merger Subs” means Voyage Blocker I, Inc., Voyage Blocker II, Inc., Voyage Blocker III, Inc., Voyage Blocker IV, Inc., Voyage Blocker V, Inc., Voyage Blocker VI, Inc., Voyage Blocker VII, Inc., Voyage Blocker VIII, Inc., Voyage Blocker IX, Inc.;

•
“Blockers” means, collectively, TK Newco and SLP V Venice Blocker, LLC, RW Vacasa LLC, RCP III Vacasa Blocker LLC, RCP III (A) Vacasa Blocker LLC, LEOF 2018 Blocker (VCS), Inc., LEOF 2015 Blocker (VCS), Inc., LEGP II VCS Blocker, Inc., and NSG IV Vacasa Blocker Corporation;

•
“Business Combination” means the Domestication Merger, the Blocker Mergers and the other transactions contemplated by the Business Combination Agreement, collectively;

•
“Business Combination Agreement” means that certain Business Combination Agreement, dated July 28, 2021, by and among TPG Pace, Vacasa Holdings, the Blockers, the Merger Subs, Vacasa, Inc., and solely for the purposes described therein, certain entities affiliated with the Blockers (as it may be amended, supplemented or otherwise modified from time to time);

•
“Business Combination Proposal” means Proposal No. 1 to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby;

•
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•
“Closing” means the closing of the transactions contemplated by the Business Combination Agreement;

•
“Code” means the Internal Revenue Code of 1986, as amended;

•
“Continental” means Continental Stock Transfer & Trust Company;

•
“Court of Chancery” means the Court of Chancery of the State of Delaware;

•
“DGCL” means the General Corporation Law of the State of Delaware;

•
“Domestication Merger” means the merger of TPG Pace with and into Vacasa, Inc., with Vacasa, Inc. surviving such merger;

•
“Domestication Merger Effective Time” means the time at which the Domestication Merger becomes effective;

•
“Domestication Merger Proposal” means Proposal No. 2 to approve the Domestication Merger;

•
“DTC” means The Depository Trust Company;

•
“ESPP” means the Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan;

•
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder;

•
“Exempted Person” means each stockholder or director of Vacasa, Inc. or any of its subsidiaries (other than a director that is also an officer of Vacasa, Inc. or any of its subsidiaries);

•
“Existing Governing Documents” means the amended and restated memorandum and articles of association of TPG Pace, effective April 8, 2021;

•
“Existing VH Holders” means the existing holders of Vacasa Holdings equity (including for this purpose the owners of the Blockers with respect to their indirect interest in Vacasa Holdings equity and the holders of vested Vacasa Holdings unit appreciation rights and the holders of vested options to purchase shares of TK Newco common stock);

•
“extraordinary general meeting” means the extraordinary general meeting of TPG Pace to be held on November 30, 2021 at 4:30 p.m. Eastern time at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, and via live webcast, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals;

•
“FINRA” means the Financial Industry Regulatory Authority;

•
“Forward Purchase Agreements” means, collectively, those certain forward purchase agreements, entered into in connection with the TPG Pace IPO, as amended in connection with the execution and delivery of the Business Combination Agreement, by and among TPG Pace, Vacasa, Inc., TPG Holdings, the Sponsor, and certain third parties, as applicable, pursuant to which the parties thereto have agreed to purchase certain shares of Vacasa Class A Common Stock as part of the Business Combination;

•
“forward purchase shares” means the shares of Vacasa Class A Common Stock issuable pursuant to the Forward Purchase Agreements;

•
“forward purchases” means the transactions contemplated under the Forward Purchase Agreements;

•
“F Reorganization” means a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

•
“Governance Proposals” means Proposal No. 3 to approve, on an advisory basis, certain material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation;

•
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“Incentive Award Plan” means the Vacasa, Inc. 2021 Incentive Award Plan;

•
“IRS” means the Internal Revenue Service;

•
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

•
“Merger Subs” means the Blocker Merger Subs;

v

•
“Minimum Available Cash Condition” means the condition in favor of Vacasa Holdings in the Business Combination Agreement that states that Available Cash must equal no less than $300,000,000;

•
“Nasdaq” means The Nasdaq Stock Market LLC;

•
“NYSE” means the New York Stock Exchange;

•
“OpCo” means, after the Domestication Merger, Vacasa Holdings, LLC, a Delaware limited liability company;

•
“OpCo LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of OpCo to be entered into in connection with the Closing;

•
“OpCo Redemption Right” means the right, pursuant to the OpCo LLC Agreement, for OpCo Unitholders (other than Vacasa, Inc.) to cause OpCo to acquire all or a portion of their vested OpCo Units and corresponding shares of Vacasa Class B Common Stock for (at the election of Vacasa, Inc.) shares of Vacasa Class A Common Stock at a redemption ratio of one share of Vacasa Class A Common Stock for each OpCo Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification or for cash (subject to the right of Vacasa, Inc. to acquire such OpCo Units directly as provided in the OpCo LLC Agreement);

•
“OpCo Units” means the common units of OpCo;

•
“OpCo Unitholder” means a holder of OpCo Units;

•
“PFIC” means a passive foreign investment company within the meaning of Section 1297 of the Code;

•
“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which certain investors agreed to purchase, and Vacasa, Inc. will issue and sell to such investors, newly issued shares of Vacasa Class A Common Stock at a purchase price of $9.50 per share for gross proceeds of approximately $77,500,000, which purchase and sale will be consummated as part of the Business Combination;

•
“PIPE Investors” means the investors who participate in the PIPE Financing;

•
“Plan of Merger” means the proposed agreement and plan of merger in respect of the Domestication Merger attached to this proxy statement/prospectus as Annex M;

•
“Private Placement Shares” means the 770,000 TPG Pace Class A Shares purchased by the Sponsor in a private sale, at the time of the consummation of the TPG Pace IPO, at a price of $10.00 per share.

•
“Proposed Bylaws” means the proposed amended and restated bylaws of Vacasa, Inc. to be effective upon the Domestication Merger attached to this proxy statement/prospectus as Annex C;

•
“Proposed Certificate of Incorporation” means the proposed amended and restated certificate of incorporation of Vacasa, Inc. to be effective upon the Domestication Merger attached to this proxy statement/prospectus as Annex B;

•
“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” means holders of public shares;

•
“public shares” means the currently outstanding TPG Pace Class A Shares issued in the TPG Pace IPO, and the shares of Vacasa Common Stock into which such shares will be converted into in connection with the Business Combination;

•
“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

•
“Registration Rights Agreement” means that certain agreement with certain holders of Vacasa Class A Common Stock after Closing, pursuant to which registration rights with respect to such securities will be offered;

•
“Rule 144” means Rule 144 of the Securities Act;

•
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

•
“SEC” means the Securities and Exchange Commission;

•
“Securities Act” means the Securities Act of 1933, as amended;

•
“Stockholders’ Agreement” means that certain stockholders’ agreement to be entered into in connection with the Closing by and among Vacasa, Inc., certain existing Vacasa Holdings’ stockholders, and Sponsor and certain of its affiliates, pursuant to which certain governance rights and obligations of the parties are given;

•
“Stock Issuance Proposal” means Proposal No. 4 to approve and adopt, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, (a) the issuance of more than 20% of Vacasa Common Stock in the Business Combination to the owners of the Blockers pursuant to the Blocker Mergers, to the PIPE investors and investors party to the forward purchases and (b) the issuance of shares of Vacasa Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listing Company Manual) in connection with the forward purchases;

•
“Sponsor” means TPG Pace Solutions Sponsor, Series LLC, a Delaware limited liability company;

•
“Subscription Agreements” means the subscription agreements entered into by TPG Pace, Vacasa, Inc., and certain investors in connection with the PIPE Financing;

•
“Sunset Date” means such time that the Existing VH Holders (other than the Blockers) and the Blocker Holders, collectively, in the aggregate, beneficially own less than forty percent (40%) of the shares of Vacasa Class A Common Stock beneficially owned by the Existing VH Holders (other than the Blockers) and the Blocker Holders, collectively, in the aggregate, as measured immediately following the Closing;

•
“TK Newco” means Turnkey Vacations, Inc., a Vacasa Holdings equity holder;

•
“TPG Global” means TPG Global, LLC;

•
“TPG Capital BD” means TPG Capital BD, LLC, an affiliate of our Sponsor and TPG Pace;

•
“TPG Forward Purchase Agreement” means that certain Amended and Restated Forward Purchase Agreement, by and among TPG Pace, Vacasa, Inc., TPG Holdings and Sponsor, dated as of July 28, 2021, in connection with the forward purchases;

•
“TPG Holdings” means TPG Holdings III, L.P., a Delaware partnership;

•
“TPG Pace,” means TPG Pace Solutions Corp., a Cayman Islands exempted company;

•
“TPG Pace Board” means TPG Pace’s board of directors;

•
“TPG Pace Class A Shares” means the class A ordinary shares of TPG Pace, par value $0.0001, issued in the TPG Pace IPO;

•
“TPG Pace Class F Shares” means the class F ordinary shares of TPG Pace, par value $0.0001 per share, sold to the Sponsor in a private placement prior to the TPG Pace IPO, which will be converted into shares of Vacasa Class F Common Stock, and the shares of Vacasa Class A Common Stock that will be issued upon the automatic conversion of the shares of Vacasa Class F Common Stock at the time of the Business Combination (for the avoidance of doubt, such shares of Vacasa Class A Common Stock will not be “public shares”);

•
“TPG Pace Class G Shares” means the class G ordinary shares of TPG Pace sold to the Sponsor in a private placement prior to the TPG Pace IPO, which will be converted into shares of Vacasa Class G Common Stock and the shares of Vacasa Class A Common Stock that will be issued upon the automatic conversion of such shares of Vacasa Class G Common Stock only to the extent certain triggering events occur prior to the 10th anniversary of the Business Combination, including specified strategic transactions and other triggering events based on the shares of Vacasa Class A Common Stock trading at $12.50 per share and additional share trading thresholds of $15.00 and $17.50 per share (for the avoidance of doubt, such shares of Vacasa Class A Common Stock will not be “public shares”);

•
“TPG Pace Founder Shares” means the 3,166,667 TPG Pace Class F Shares and 6,333,333 TPG Pace Class G Shares outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to the TPG Pace IPO;

•
“TPG Pace Independent Directors” means each of Kathleen Philips, Wendi Sturgis and Kneeland Youngblood;

•
“TPG Pace Insiders” means our Sponsor, the TPG Independent Directors, and certain officers and affiliates of TPG Pace;

•
“TPG Pace IPO” means TPG Pace’s initial public offering that was consummated on April 13, 2021;

•
“TPG Pace IPO Close Date” means the date of consummation of the TPG Pace IPO;

•
“TPG Pace ordinary shares” means our TPG Pace Class A Shares, TPG Pace Class F Shares and TPG Pace Class G Shares;

•
“TPG Pace preferred shares” means the preferred shares of TPG Pace, par value $0.0001, per share;

•
“TPG Pace Proposals” means the Business Combination Proposal, the Domestication Merger Proposal and the Stock Issuance Proposal, collectively;

•
“TPG Pace Public Securities” means TPG Pace Class A Shares;

•
“TPG Purchasers” means affiliates and employees of TPG that have committed to purchase forward purchase shares pursuant to the Forward Purchase Agreements;

•
“TRA Holders” means the Existing VH Holders (other than the holders of Vacasa Holdings unit appreciation rights and other than holders of options to purchase shares of TK Newco common stock, but including for this purpose current and former members of management that hold interests in Vacasa Holdings indirectly through a management holding vehicle);

•
“transfer agent” means Continental, TPG Pace’s transfer agent;

•
“Trust Account” means the trust account established at the consummation of the TPG Pace’s IPO that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•
“TurnKey” means TurnKey Vacation Rentals, LLC (formerly known as Turnkey Vacation Rentals, Inc.);

•
“Vacasa, Inc.” means Vacasa, Inc., a Delaware corporation;

•
“Vacasa Board” means the board of directors of Vacasa, Inc.;

•
“Vacasa Class A Common Stock” means the class A common stock of Vacasa, Inc., par value $0.00001 per share, into which each TPG Pace Class A Share is automatically converted in connection with the Domestication Merger;

•
“Vacasa Class B Common Stock” means the class B common stock of Vacasa, Inc., par value $0.00001 per share;

•
“Vacasa Class F Common Stock” means the class F common stock of Vacasa, Inc., par value $0.00001 per share, into which each TPG Pace Class F Share is automatically converted in connection with the Domestication Merger;

•
“Vacasa Class G Common Stock” means the class G common stock of Vacasa, Inc., par value $0.00001 per share, into which each TPG Pace Class G Share is automatically converted in connection with the Domestication Merger;

•
“Vacasa Common Stock” means the Vacasa Class A Common Stock, Vacasa Class B Common Stock, Vacasa Class F Common Stock, and Vacasa Class G Common Stock;

•
“Vacasa Holdings” means, prior to the Closing of the Business Combination, Vacasa Holdings LLC, a Delaware limited liability company;

•
“Vacasa Cash Consideration” means, if applicable, an amount of cash equal to the excess of the Available Cash over $373,000,000. Vacasa Holdings is entitled to determine the amount of Vacasa

Cash Consideration in its sole discretion and, as of the date of this proxy statement/prospectus, Vacasa Holdings expects to elect that the amount of Vacasa Cash Consideration will be $0.00.
•
“Vacasa Holdings Recapitalization” means the recapitalization by Vacasa Holdings of its outstanding equity interests into Vacasa Holdings common units and certain other rights to acquire equity interests (subject to substantially the same terms and conditions, including applicable vesting requirements); and

•
“Vacasa Preferred Stock” means preferred shares of Vacasa, Inc., par value $0.00001per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Vacasa Holdings has been provided by Vacasa Holdings and its management, and forward-looking statements include statements relating to our and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
our ability to complete the Business Combination with Vacasa Holdings or, if we do not consummate such Business Combination, another business combination;

•
satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the TPG Pace Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iii) TPG Pace having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as defined below); (iv) satisfaction of the Minimum Available Cash Condition; and (v) the approval by Nasdaq of Vacasa, Inc.’s initial listing application in connection with the Business Combination;

•
the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against TPG Pace and Vacasa Holdings and/or their respective directors or general partner following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•
the projected financial information, growth rate and market opportunity of Vacasa, Inc.;

•
the ability to obtain and/or maintain the listing of the class A common stock of Vacasa, Inc. (“Vacasa Class A Common Stock”) on Nasdaq, and the potential liquidity and trading of such securities;

•
the risk that the proposed Business Combination disrupts current plans and operations of Vacasa Holdings as a result of the announcement and consummation of the proposed Business Combination;

•
the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Vacasa, Inc. following the Business Combination to grow and manage growth profitably and retain its key employees;

•
costs related to the proposed Business Combination;

•
changes in applicable laws or regulations;

•
Vacasa Holdings’ ability to raise financing in the future;

•
Vacasa Holdings’ success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•
our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•
the period over which Vacasa Holdings anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•
regulatory developments in the United States and foreign countries;

•
the impact of laws and regulations;

•
Vacasa Holdings’ ability to upgrade and maintain information technology systems;

•
Vacasa Holdings’ ability to acquire and protect intellectual property;

•
Vacasa Holdings’ ability to attract and retain key management personnel;

•
Vacasa Holdings’ estimates of, and future expectations regarding, its market opportunity;

•
Vacasa Holdings’ ability to manage its growth effectively;

•
Vacasa Holdings’ ability to grow supply, expand into new markets, expand its range of homeowner services and pursue strategic M&A and partnership opportunities;

•
Vacasa Holdings’ ability to keep pace with technological and competitive developments;

•
Vacasa Holdings’ ability to maintain and enhance awareness of its brand;

•
Vacasa Holdings’ estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•
Vacasa Holdings’ financial performance;

•
the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Vacasa Holdings. There can be no assurance that future developments affecting us and/or Vacasa Holdings will be those that we and/or Vacasa Holdings have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Vacasa Holdings) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Vacasa Holdings undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

x

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF TPG PACE
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to TPG Pace’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held on November 30, 2021 at 4:30 p.m. Eastern time.
Q:
Why am I receiving this proxy statement/prospectus?

A:
TPG Pace shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination contemplated thereby.

The transactions contemplated by the Business Combination Agreement include: (i) the Domestication Merger; (ii) the stock issuances as contemplated by the Blocker Mergers, PIPE Financing (as defined below) and the forward purchases; (iii) the Blocker Mergers, with Vacasa, Inc. surviving such Blocker Mergers and thereby acquiring the Blockers’ then-existing equity interests in Vacasa Holdings; (iv) Vacasa, Inc.’s contribution of cash to OpCo in exchange for OpCo Units; (v) the sale of class B common stock of Vacasa, Inc. (“Vacasa Class B Common Stock”) to holders of OpCo Units, and (vi) the purchase by Vacasa, Inc. of OpCo Units from certain existing holders of Vacasa Holdings equity (other than the Blockers) and the provision of cash by Vacasa, Inc. to the pre-transaction holders of equity interests in the Blockers in the Blocker Mergers (in each case, if applicable).
This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.
YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
What proposals are shareholders of TPG Pace being asked to vote upon?

A:
At the extraordinary general meeting, TPG Pace is asking holders of the TPG Pace ordinary shares to consider and vote upon the following proposals:

•
a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (the Business Combination Proposal);

•
a proposal to approve the Domestication Merger (the Domestication Merger Proposal);

•
separate proposals to approve, on a non-binding advisory basis, by ordinary resolution certain material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation (the Governance Proposals);

•
a proposal to approve for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, (a) the issuance of more than 20% of Vacasa Class A Common Stock in the Business Combination to the owners of the Blockers pursuant to the Blocker Mergers, to the investors in the PIPE Financing and investors party to the forward purchases and (b) the issuance of shares of Vacasa Class A Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listing Company Manual) in connection with the forward purchases (the Stock Issuance Proposal); and

•
a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the Adjournment Proposal).

For more information, please see “Business Combination Proposal,” “Domestication Merger Proposal,” “Governance Proposals,” “Stock Issuance Proposal” and “Adjournment Proposal.”

Q:
Why is TPG Pace proposing the Business Combination?

A:
TPG Pace is a blank check company incorporated as a Cayman Islands exempted company on January 4, 2021 and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. TPG Pace may seek to complete a business combination in any industry or location, except that it is not, under the Existing Governing Documents, permitted to effect a business combination with a blank check company or a similar type of company with nominal operations.

TPG Pace has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. These criteria and guidelines include, among others, the acquisition candidate: being at an inflection point, such as requiring additional management expertise, innovation and development of new products or services or where TPG Pace believes it can drive improved financial performance and where an acquisition may help facilitate growth; having built a unique product or service that addresses a large consumer or business market with sustainable competitive differentiation; being mature, at scale and ready to access the public capital markets, but needing help articulating a business model and opportunity to public investors; underperforming potential in industries that are otherwise exhibiting stable or improving fundamentals; exhibiting unrecognized value or other characteristics that TPG Pace believes have been misevaluated by the marketplace; and offering the possibility of attractive risk-adjusted equity returns for TPG Pace shareholders. Based on its due diligence investigations of Vacasa Holdings and the industry in which it operates, including the financial and other information provided by Vacasa Holdings in the course of negotiations, TPG Pace believes that Vacasa Holdings meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination — The TPG Pace Board’s Reasons for the Business Combination” for additional information.
Q:
Did TPG Pace’s board of directors (“TPG Pace Board”) obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

No. The TPG Pace Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. TPG Pace’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including Pace Holdings Corp., which completed its business combination with Playa Hotels and Resorts B.V. on March 13, 2017; TPG Pace Energy Holdings Corp., which completed its business combination with EnerVest, Ltd. to create Magnolia Oil & Gas Corporation on July 31, 2018; TPG Pace Holdings, which completed its business combination with Accel on November 20, 2019; TPG Pace Beneficial Finance Corp., which has entered into a business combination agreement with ENGIE New Business S.A.S.; and TPG Pace Tech Opportunities Corp., which completed its business combination with Nerdy Inc. on September 20, 2021, and concluded that their experience and backgrounds, together with the experience and expertise of TPG Pace’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, TPG Pace’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the TPG Pace Board in valuing Vacasa Holdings’ business and assuming the risk that the TPG Pace Board may not have properly valued such business.
Q:
What will the current equityholders of Vacasa Holdings (“Existing VH Holders”) receive in the Business Combination with TPG Pace?

A:
The aggregate consideration to be paid to the Existing VH Holders will be based on an equity value for Vacasa Holdings of $3,963,000,000. This aggregate equity consideration (“Equity Consideration”) is expected to consist solely of shares of Vacasa Class A Common Stock valued at $10.00 per share. Pursuant to the Business Combination Agreement, the parties may elect for a portion of the consideration to be payable in cash, in an amount equal to the excess of the amount of cash available to us following the contemplated PIPE Financing and forward purchases, the payment of transaction expenses (of both Vacasa Holdings and TPG Pace), deferred underwriting commissions, and any share redemptions over $373,000,000, in which case the amount of Equity Consideration will be reduced accordingly.

Vacasa Holdings is entitled to determine the amount of Vacasa Cash Consideration in its sole discretion and, as of the date of this proxy statement/prospectus, Vacasa Holdings expects to elect that the amount of Vacasa Cash Consideration will be $0.00.
Following the completion of the Business Combination, holders of OpCo Units (other than Vacasa, Inc.) will, subject to certain limitations, have the right to cause OpCo to acquire all or a portion of their OpCo Units and corresponding shares of Vacasa Class B Common Stock, which may be settled for, at Vacasa, Inc.’s election, (i) one share of Vacasa Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (ii) an equivalent amount of cash. These acquisitions of OpCo Units will provide potential future tax benefits for Vacasa, Inc. (a substantial portion of which Existing VH Holders that are parties to the Tax Receivable Agreement will benefit from pursuant to the Tax Receivable Agreement).
Q:
What is an “Up-C” Structure?

A:
Our corporate structure following the business combination, as described under the section entitled “The Business Combination Proposal,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows certain of Existing VH Holders (other than the owners of the Blockers) to retain their equity ownership in Vacasa Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of OpCo Units, and provides potential future tax benefits for Vacasa, Inc. (a substantial portion of which the post-merger holders of OpCo Units will benefit from pursuant to the Tax Receivable Agreement) in connection with the Business Combination and when certain post-merger holders of OpCo Units ultimately exchange their OpCo Units for shares of Vacasa Class A Common Stock. Vacasa, Inc. will be a holding company and, immediately after the consummation of the Business Combination, will be the sole manager of Vacasa Holdings and its only direct assets will consist of equity interests (or rights to obtain equity interests) in OpCo. Immediately following the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), under the no redemption scenario, Vacasa, Inc. is expected to own approximately 51.7% of the OpCo Units and the Existing VH Holders are expected to own approximately 48.3% of the OpCo Units, which figure excludes the exercise or vesting of equity-based compensation awards and class G units of Vacasa Holdings. Under the illustrative redemption scenario, Vacasa, Inc. is expected to own approximately 51.0% of the OpCo Units and the Existing VH Holders are expected to own approximately 49.0% of the OpCo Units, which figure excludes the exercise or vesting of equity based compensation awards and class G units of Vacasa Holdings. Under the maximum redemption scenario, Vacasa, Inc. is expected to own approximately 50.2% of the OpCo Units and the Existing VH Holders are expected to own approximately 49.8% of the OpCo Units, which figure excludes the exercise or vesting of equity-based compensation awards and class G units of Vacasa Holdings.

Q:
What is the Tax Receivable Agreement and who will receive the benefit of tax attributes covered by the Tax Receivable Agreement?

A:
In connection with the Business Combination, Vacasa, Inc. will enter into the Tax Receivable Agreement with the Existing VH Holders (other than the holders of Vacasa Holdings unit appreciation rights and other than holders of options to purchase shares of TK Newco common stock, but including for this purpose current and former members of management that hold interests in Vacasa Holdings indirectly through a management holding vehicle) (the “TRA Holders”), which will generally provide for the payment by Vacasa, Inc. to such TRA Holders (or their transferees or assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income taxes that Vacasa, Inc. realizes or is deemed to realize (calculated using certain assumptions set forth in the Tax Receivable Agreement) in periods after the Business Combination as a result of certain covered tax attributes, including increases in Vacasa, Inc.’s share of tax basis that occur in connection with future acquisitions of OpCo Units by Vacasa, Inc. from the TRA Holders. Vacasa, Inc. will generally be entitled to retain any portion of any tax benefit realized in connection with such attributes that is not required to be paid to the TRA Holders pursuant to the terms of the Tax Receivable Agreement.

The actual tax benefit that will be realized from tax attributes covered by the Tax Receivable Agreement, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, as further set forth herein in the section titled “Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”
However, future payments under the Tax Receivable Agreement could be substantial. For the sake of illustration, if there were an exchange of all of the outstanding OpCo Units (other than those held by Vacasa, Inc.) immediately after the Business Combination in exchange for Vacasa Class A Common Stock, the estimated tax benefits to Vacasa, Inc. subject to the Tax Receivable Agreement would be approximately $766.0 million and the related undiscounted payment to the TRA Holders equal to 85% of the benefit would be approximately $651.1 million. The foregoing figures are based on certain assumptions, including but not limited to a $10.00 per share trading price of Vacasa Class A Common Stock, a 21% federal corporate income tax rate and certain estimated state and local income tax rates, no material changes in U.S. federal income tax law and that Vacasa, Inc. will have sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement.
As referenced above, the actual amount of payments under the Tax Receivable Agreement will depend on a number of factors, and the Tax Receivable Agreement liability amounts referenced above are provided for illustrative purposes only. For a more fulsome discussion of the Tax Receivable Agreement, see the section titled “Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”
Q:
How will the Business Combination affect my ordinary shares?

A:
One (1) business day prior to the Closing, TPG Pace will merge with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger. At the Domestication Merger Effective Time, (a) each then issued and outstanding class A ordinary share of TPG Pace (“TPG Pace Class A Share”) will convert automatically, on a one-for-one basis, into a share of Vacasa Class A Common Stock; (b) each then issued and outstanding class F ordinary share of TPG Pace (“TPG Pace Class F Share” and together with TPG Pace Class G Shares, “TPG Pace Founder Shares”) will convert automatically, on a one-for-one basis, into a share of class F common stock of Vacasa, Inc. (“Vacasa Class F Common Stock”), which thereafter will convert into shares of Vacasa Class A Common Stock in accordance with the Vacasa, Inc. Certificate of Incorporation; and (c) each then issued and outstanding class G ordinary share of TPG Pace (“TPG Pace Class G Share”) will convert automatically, on a one-for-one basis, into a share of Vacasa Class G Common Stock (“Vacasa Class G Common Stock”).

See the sections entitled “The Business Combination Proposal”.
Q:
What are the PIPE Financing and the Forward Purchase Agreements?

A:
In connection with the Business Combination and concurrently with the execution of the Business Combination Agreement, TPG Pace entered into the Subscription Agreements (“Subscription Agreements”) with certain investors, pursuant to which such investors agreed to purchase, and Vacasa, Inc. will issue and sell to such investors, newly issued shares of Vacasa Class A Common Stock at a purchase price of $9.50 per share for gross proceeds of $77,5000,000 (“PIPE Financing”). In addition, (i) TPG Pace and Vacasa, Inc. entered into Amended and Restated Forward Purchase Agreements (“Forward Purchase Agreements”), which were amended in contemplation of the Business Combination, with (i) certain investors pursuant to which such investors agreed to purchase 10,273,688 shares of Vacasa, Inc.Class A Common Stock for gross proceeds of approximately $97,600,000 at $9.50 per share; and (ii) TPG Holdings III, L.P. (“TPG Holdings”) and the Sponsor, pursuant to which TPG Holdings agreed to purchase 2,490,000 shares of TPG Pace Class A Shares for gross proceeds of $24,900,000 at $10.00 per share (such agreement, the “TPG Forward Purchase Agreement”). TPG Holdings has entered into assignment agreements with certain affiliates, members of management, directors and other investors to assign a portion of its obligation to purchase Vacasa Class A Common Stock pursuant to the Forward Purchase Agreements to such related parties, in accordance with the terms and conditions therein.

Q:
What equity stake will current TPG Pace shareholders and Existing VH Holders hold in Vacasa, Inc. immediately after the consummation of the Business Combination?

A:
The following table presents the share ownership of various holders of Vacasa, Inc. securities upon the closing of the Business Combination assuming the following redemption scenarios:

No redemptions:   This presentation assumes that no TPG Pace Class A Shares are redeemed by TPG Pace’s shareholders pursuant to their redemption rights upon consummation of the Business Combination.
Illustrative redemption:   This presentation assumes the redemption of approximately 23.5% or 6,702,826 TPG Pace Class A ordinary shares held by TPG Pace’s public shareholders for a total cash redemption of $67.0 million, pursuant to their redemption rights upon consummation of the Business Combination.
Maximum redemptions:   This presentation assumes the redemption of approximately 47.0% or 13,405,652 TPG Pace Class A Shares held by TPG Pace’s public shareholders for a total cash redemption of $134.1 million, which is the maximum number of shares that can be redeemed that would allow the Minimum Available Cash Condition of $300.0 million to be met after deducting estimated transaction costs of both parties of approximately $50.9 million and any amounts paid to TPG Pace shareholders that exercise their redemption right.
The foregoing redemption scenarios are for illustrative purposes only as Vacasa, Inc. does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions of TPG Pace Class A Shares by TPG Pace’s public shareholders that may occur. Each of the redemption scenarios assume none of the OpCo Units or Vacasa Class B Common Stock held by the Existing VH Holders immediately upon consummation of the Business Combination are redeemed for Class A Common Stock or cash in an amount equal to the fair value of Vacasa Class A Common Stock. Following the consummation of the Business Combination, holders of OpCo Units or Vacasa Class B Common Stock will own an economic interest in Vacasa Holdings shown as redeemable noncontrolling interest outside of permanent equity in the financial statements of Vacasa, Inc. The indirect economic interests are held by the Existing VH Holders in the form of OpCo Units and an equivalent number of Vacasa Class B Common Stock that can be redeemed at Vacasa, Inc.’s election for Vacasa Class A Common Stock or cash in an amount equal to the fair market value of Vacasa Class A Common Stock.
The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, excluding the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:
	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.4%	21,797,174	5.0%	15,094,348	3.5%
Existing VH Holders(1)	388,032,435	87.6%	388,031,963	89.0%	388,028,829	90.5%
Sponsor and Affiliates(2)	6,887,282	1.6%	6,831,569	1.6%	6,459,186	1.5%
PIPE Investors	8,157,896	1.8%	8,157,896	1.9%	8,157,896	1.9%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.5%	11,208,688	2.6%	11,208,688	2.6%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%
Class A Common Stock	229,030,510	51.7%	222,267,189	51.0%	215,160,131	50.2%
Class B Common Stock(4)	213,755,791	48.3%	213,760,101	49.0%	213,788,816	49.8%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements and (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Shares of voting, non-economic Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo units in Vacasa Holdings, LLC.

The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, including the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:
	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.1%	21,797,174	4.7%	15,094,348	3.3%
Existing VH Holders(1)	388,032,435	82.7%	388,031,963	83.9%	388,028,829	85.3%
Sponsor and Affiliates(2)	16,053,949	3.4%	15,886,812	3.4%	14,769,671	3.2%
PIPE Investors	8,157,896	1.7%	8,157,896	1.8%	8,157,896	1.8%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.4%	11,208,688	2.4%	11,208,688	2.5%
Other Dilutive Equity Instruments(4)	17,476,938	3.7%	17,479,643	3.8%	17,497,654	3.8%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%
Class A Common Stock	249,291,861	53.1%	242,417,746	52.4%	234,570,125	51.6%
Class B Common Stock(5)	220,138,045	46.9%	220,144,430	47.6%	220,186,961	48.4%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements, (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings, and (3) 9,166,667 TPG Pace Class G Shares in No Redemption Scenario, 9,055,243 TPG Pace Class G Shares in Illustrative Redemption Scenario, and 8,310,485 TPG Pace Class G Shares in Max Redemption Scenario.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Includes (1) vested and unvested options, (2) vested and unvested UARs, and (3) Employee Equity Units granted to certain executives that are subject to time-based vesting.

(5)
Shares of voting, non-economic Vacasa Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo Units in Vacasa Holdings, LLC.

If the actual facts are different from the assumptions or the scenarios presented above, the interests of TPG Pace shareholders and other estimates set forth in this proxy statement/prospectus will differ and such differences may be material.
Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc.” for further information.
Q.
Why are the PIPE Investors and certain Forward Purchase investors investing into the proposed Business Combination at a discount compared to TPG Pace shareholders?

A.
During the PIPE marketing process in June, TPG Pace and Vacasa Holdings received feedback from potential investors and that PIPE investors required some compensation for investing in the illiquid PIPE security. TPG’s bankers and capital markets advisors indicated that the PIPE market had tightened and recommended revising price and terms to ensure the PIPE capital raise could be successfully completed. As a result, to reflect concern related to the longer-than-expected illiquidity of PIPE investments in the market, the price at which shares of the Vacasa Class A Common Stock was to be offered in connection with the PIPE Financing and the Forward Purchase Agreements (other than the shares to be purchased by the Sponsor and Affiliates) was decreased from $10 per share to $9.50, to provide for a modest illiquidity discount for certain investors. To offset the price decrease, Sponsor agreed to forfeit certain shares of Vacasa Class F Common Stock, and as a result, the TPG Pace public shareholders would not be subject to dilution from the pricing of the PIPE Financing and Forward Purchase financing.

Q.
How did the Forward Purchase Agreements, which amended and restated the Initial Forward Purchase Agreement, change the terms of the Initial Forward Purchase Agreement?

A.
The terms of the Forward Purchase financing were amended for all Forward Purchase investors, in order to align the representations and warranties given by each of TPG Pace and Vacasa, Inc. to the Forward Purchase investors with the representations and warranties given to the PIPE investors. Notably, Vacasa, Inc. was added as a party to the Forward Purchase Agreements given Vacasa, Inc. would be the issuing entity, and TPG Pace gave additional representations including with regards to its corporate authorization, consents required for the Business Combination and conduct of business in the ordinary course prior to the Business Combination. Certain closing conditions to the Forward Purchase financing were also removed for each of TPG Pace, Vacasa, Inc. and the Forward Purchase investors, including, the closing conditions for correctness of representations and warranties, material performance of all covenants, no order or judgment preventing the Forward Purchase, and restrictions on amendments to the Business Combination Agreement. In addition, with regards to the Forward Purchase investors who were not the Sponsor or Affiliates, the price at which shares of the Vacasa Class A Common Stock was to be offered decreased from $10 per share to $9.50 to match the price offered to the PIPE investors. To offset the price decrease, Sponsor agreed to forfeit certain shares of Vacasa Class F Common Stock, and as a result, the TPG Pace public shareholders were not subject to dilution from the pricing of the PIPE Financing and Forward Purchase financing.

Q:
How will we be managed following the Business Combination?

A:
We anticipate that all of the executive officers of Vacasa Holdings will remain with Vacasa, Inc., who will be the sole manager of Vacasa Holdings. Immediately following the consummation of the Business Combination, Vacasa, Inc.’s executive officers will be: Matthew Roberts (Chief Executive Officer), Jamie Cohen (Chief Financial Officer) and Craig Smith (Chief Operating Officer).

Concurrently with the closing of the Business Combination, the Company, our Sponsor and certain equityholders of Vacasa Holdings will enter into the Stockholders Agreement, which will govern certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the board of directors of Vacasa, Inc. (“Vacasa Board”) and grant the parties thereto certain director nomination and removal rights. The names, ages and biographical information of each of the individuals who will serve on the board of directors of Vacasa, Inc. following the Business Combination are set forth elsewhere in this proxy statement/prospectus.
Additionally, following the Closing, Vacasa, Inc. will be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.
Please see the section entitled “Management of Vacasa, Inc. Following the Business Combination” for further information.
Q:
What are the U.S. federal income tax consequences of the Domestication Merger?

A:
As discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Domestication Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (an “F Reorganization”). Section 367(b), which applies to the domestication of a foreign corporation in an F Reorganization and imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-deferred, may apply with respect to U.S. Holders (as defined below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders”) on the date of the Domestication Merger. Consequently, for U.S. federal income tax purposes:

•
a U.S. Holder who, on the date of the Domestication Merger, beneficially owns (actually or constructively) TPG Pace Class A Shares with a fair market value of $50,000 or more but with less than 10% of the total combined voting power of all classes of TPG Pace ordinary shares entitled to vote and less than 10% of the total value of all classes of TPG Pace ordinary shares, will recognize gain (but not loss) with respect to the Domestication Merger or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder, as discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)”; and

•
a U.S. Holder who, on the date of the Domestication Merger, beneficially owns (actually or constructively) TPG Pace Class A Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss in connection with the Domestication Merger or to include any part of the “all earnings and profits amount” in income.

Further, the Domestication Merger could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code. While TPG Pace believes it is not a PFIC, because TPG Pace is a blank-check company with no current active business it is possible that the Internal Revenue Services (the “IRS”) could assert that TPG Pace is a PFIC for the 2021 taxable year, its current taxable year (which is expected to end on the date of the Domestication Merger).
If finalized in their proposed form, proposed U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of TPG Pace Class A Shares for Vacasa Class A Common Stock in the Domestication Merger if TPG Pace were classified as a PFIC at any time during such U.S. Holder’s holding period for such TPG Pace Class A Shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules. Such rules are discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” However, a U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its TPG Pace Class A Shares if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) TPG Pace Class A Shares and in which TPG Pace was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below under the caption “Material

U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) with respect to its TPG Pace Class A Shares.
While we believe that the redemption of Holders that exercise redemption rights with respect to TPG Pace Class A Shares should be treated as occurring prior to the Domestication Merger for U.S. federal income tax purposes, there is uncertainty in this regard and it is possible that the IRS could assert that the Domestication Merger should be considered to occur for U.S. federal income tax purposes prior to the redemption of Holders that exercise redemption rights with respect to TPG Pace Class A Shares, in which case U.S. Holders exercising redemption rights would be subject to the potential tax consequences of Section 367 of the Code and of the PFIC rules as a result of the Domestication Merger.
TPG Pace does not expect the Domestication Merger to result in any material U.S. federal income tax consequences to Non-U.S. Holders (as defined below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders”). However, Non-U.S. Holders may become subject to U.S. federal income withholding taxes on any dividends paid (or deemed paid) in respect of such Non-U.S. Holder’s shares of Vacasa Class A Common Stock after the Domestication Merger.
The rules governing the U.S. federal income tax treatment of the Domestication Merger are complex and will depend on a holder’s particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Domestication Merger, see the discussion below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”
Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without TPG Pace’s consent. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without TPG Pace’s consent.
Sponsor, the independent directors (the “TPG Pace Independent Directors”), and certain officers and affiliates of TPG Pace (together with Sponsor and the TPG Pace Independent Directors, the “TPG Pace Insiders”) have agreed to waive their redemption rights with respect to all of their TPG Pace ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, TPG Pace’s public shareholders may request that TPG Pace redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
hold public shares;

(ii)
submit a written request to Continental, TPG Pace’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on November 26, 2021 (two business days before the extraordinary general meeting) in order for their public shares to be redeemed.
The address of Continental, TPG Pace’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, as of November 5, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The receipt of cash by a Holder (as defined below under the caption “Material U.S. Federal Income Tax Considerations”) of TPG Pace Class A Shares in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders”) and may be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. Holder (as defined below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders”). Please see the discussion below under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of TPG Pace Class A Shares” or “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — Redemption of TPG Pace Class A Shares,” as applicable, for additional information. All Holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of our initial public offering, an amount equal to $285,000,000 ($10.00 per share) of the net proceeds from our initial public offering and the sale of the private placement shares was placed in the Trust Account. As of November 5, 2021, funds in the Trust Account totaled approximately $285 million and were held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by April 13, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of Vacasa, Inc., to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

If more than 13,405,652 TPG Pace ordinary shares are validly submitted for redemption, we would not satisfy the Minimum Available Cash Condition pursuant to the terms of the Business Combination Agreement. In such event, unless such condition is waived or additional financing is obtained, we may not complete the Business Combination or redeem any shares, all TPG Pace ordinary shares submitted for redemption will be returned to the holders thereof, and TPG Pace instead may search for an alternate business combination.
Additionally, as a result of redemptions, the trading market for the Vacasa Class A Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.
Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the fourth quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to TPG Pace shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of public shares such that the Minimum Available Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:
What happens if the Business Combination is not consummated?

A:
TPG Pace will not complete the Business Combination unless all conditions to the consummation of the Business Combination have been satisfied or, to the extent permitted, waived by the parties in accordance with the terms of the Business Combination Agreement. If TPG Pace is not able to consummate the Business Combination with Vacasa Holdings nor able to complete another business combination by April 13, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the TPG Pace Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:
Do I have appraisal or dissention rights in connection with the proposed Business Combination, including the Domestication Merger?

A:
The Business Combination Agreement does not provide for appraisal rights in connection with the Business Combination, including the Domestication Merger, under the Cayman Islands Companies Act or the General Corporation Law of the State of Delaware (“DGCL”). The Cayman Islands Companies Act prescribes when shareholder dissention rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as described herein, and the TPG Pace Board is of the view that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. See “Extraordinary General Meeting of TPG Pace — Appraisal Rights.”

Q:
What do I need to do now?

A:
We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on November 1, 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.
Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held on November 30, 2021 at 4:30 p.m. Eastern time at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, and via live webcast, unless the extraordinary general meeting is adjourned. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/tpgpacesolutions/2021, where you will be able to listen to the meeting live and vote during the meeting. Rather than attending in person, we encourage you to attend via live webcast. Please note that you will only be able to access the extraordinary general meeting by means of remote communication.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
We have fixed November 1, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of TPG Pace at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person (or virtually via the meeting website) or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
TPG Pace shareholders are entitled to one vote at the extraordinary general meeting for each TPG Pace ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 38,770,000 TPG Pace ordinary shares issued and outstanding, of which 28,500,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of TPG Pace shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person virtually or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 19,385,001 TPG Pace ordinary shares would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

•
The Business Combination Proposal.   The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
The Domestication Merger Proposal.   The approval of the Domestication Merger Proposal requires a special resolution, being the affirmative vote of two-thirds of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
The Stock Issuance Proposal.   The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
The Adjournment Proposal.   The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, TPG Pace had 38,770,000 TPG Pace ordinary shares issued and outstanding. TPG Pace shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. The TPG Pace Insiders hold 10,270,000, or approximately 26.5%, of the outstanding TPG Pace ordinary shares entitled to vote at the extraordinary general meeting. Each TPG Pace Insider has agreed to vote in favor of approving the Business Combination, pursuant to the Amended and Restated Insider Letter Agreement (as described below). Assuming only the minimal number of shares required to constitute a quorum are present at the extraordinary general meeting, taking into account the 26.5% of shares to be voted by TPG Pace Insiders, none of the outstanding TPG Pace ordinary shares entitled to vote (other than those held by TPG Pace Insiders) will be needed to approve all proposals, other than the Domestication Merger Proposal, and 9.3% of the outstanding TPG Pace ordinary shares entitled to vote (other than those held by TPG Pace Insiders) will need to be voted in favor of the Domestication Merger Proposal, in order to approve the Domestication Merger Proposal.
Q:
What are the recommendations of the TPG Pace Board?

A:
The TPG Pace Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TPG Pace and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Merger Proposal, “FOR” each of the separate Governance Proposals, “FOR” the Stock Issuance Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How do the TPG Pace Insiders intend to vote their shares?

A:
Unlike some other blank check companies in which the TPG Pace Insiders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the TPG Pace Insiders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus the TPG Pace Insiders own approximately 26.5% of the issued and outstanding TPG Pace ordinary shares. As of the date of this proxy statement/prospectus, there are 29,270,000 TPG Pace Class A Shares issued and outstanding, which include 770,000 Private Placement Shares held by the TPG Pace Insiders, and an aggregate of 3,166,667 TPG Pace Class F Shares and 6,333,333 TPG Pace Class G Shares held by the TPG Pace Insiders.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the TPG Pace Insiders, Vacasa Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the TPG Pace Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the TPG Pace Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the TPG Pace Insiders, Vacasa Holdings and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of the satisfaction of the requirements that the proposals described herein will be approved by TPG Pace shareholders.
Entering into any such arrangements may have a depressive effect on the TPG Pace ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.
Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
What happens if I sell my TPG Pace ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to our secretary at our address set forth below so that it is received by our secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on November 30, 2021) or attend the extraordinary general meeting in person (or virtually via the meeting website) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder of Vacasa, Inc. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder of TPG Pace. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
TPG Pace will pay the cost of soliciting proxies for the extraordinary general meeting. TPG Pace has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. TPG Pace has agreed to pay Morrow a fee of $30,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. TPG Pace will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of TPG Pace Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of TPG Pace Class A Shares and in obtaining voting instructions from those owners. TPG Pace’s directors and officers may also solicit proxies by telephone, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be announced at the extraordinary general meeting. TPG Pace will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokerage firms: (203) 658-9400
E-mail: TPGS.info@investor.morrowsodali.com
You also may obtain additional information about TPG Pace from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, TPG Pace’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on November 26, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-Mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”
The Parties to the Business Combination
TPG Pace
TPG Pace is a blank check company incorporated as a Cayman Islands exempted company on January 4, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. TPG Pace consummated the TPG Pace IPO on April 13, 2021, generating gross proceeds of approximately $285,000,000. Substantially concurrently with the consummation of the IPO, TPG Pace completed the private sale of 770,000 TPG Pace Class A Shares at a purchase price of $10.00 per share (“Private Placement Shares”), to our Sponsor generating gross proceeds to TPG Pace of approximately $7,700,000. A total of $285,000,000, comprised of $279,300,000 of the proceeds from the IPO, including approximately $9,975,000 of the underwriters’ deferred discount, and $5,700,000 of the proceeds of the sale of the Private Placement Shares, were placed in a U.S.-based trust account at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.
TPG Pace Class A Shares are traded on the NYSE under the ticker symbol “TPGS.” Vacasa, Inc. intends to list the Vacasa Class A Common Stock on Nasdaq under the symbol “VCSA”, upon the Closing.
The mailing address of TPG Pace’s principal executive office is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
Vacasa Holdings
Vacasa Holdings is a Delaware limited liability company. Vacasa Holdings’ principal executive office is located at 850 NW 13th Avenue, Portland, Oregon 97209. Vacasa Holdings’ corporate website address is https://www.vacasa.com. Vacasa Holdings’ website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Vacasa, Inc.
Vacasa, Inc. is a Delaware corporation, and wholly-owned subsidiary of Vacasa Holdings. Vacasa, Inc. was originally formed on July 1, 2021 under the name Voyage Newco, Inc., for purposes of being the publicly-held corporation following the Business Combination. In July 2021, Voyage Newco, Inc. changed its name to Vacasa, Inc. The mailing address for Vacasa, Inc.’s principal executive office is 850 NW 13th Avenue, Portland, Oregon 97209.
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no TPG Pace shareholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different from these assumptions, the below figures will be different.

Sources ($MM)		Uses ($MM)
Existing VH Holders(1)	$3,963	Existing VH Holders (1)	$3,963
SPAC cash in Trust Account(2)	$285	Cash to balance sheet	$429
PIPE Financing and forward purchases(3)	$200	TPG Pace Shares held by Sponsor (4)	$44
TPG Pace Shares held by Sponsor(4)	$44	Estimated fees and expenses	$56
Total Sources	$4,492	Total Uses	$4,492

(1)
Includes the conversion of the D-1 Convertible Notes. Includes 7.4 million underlying vested options and SARS, and any warrants anticipated to be exercised at closing.

(2)
Assumes no redemptions by TPG Pace public shareholders.

(3)
Assumes PIPE Financing and forward purchase shares issued to (i) certain third party investors at $9.50 per share and (ii) TPG Global Holdings at $10.00 per share.

(4)
Includes 770,000 Private Placement Shares acquired by the Sponsor to cover initial underwriting fees and offering expenses. TPG Pace Shares held by Sponsor reduced by 0.9 million shares to compensate for illiquidity discount provided to PIPE Investors and forward purchase investors.

The Business Combination
As further described in this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the Business Combination will be accomplished by way of the following transaction steps:
•
a series of secured convertible notes of Vacasa Holdings will convert into a series of preferred units of Vacasa Holdings and outstanding warrants to purchase equity interests in Vacasa Holdings will be exercised in accordance with their terms;

•
a restructuring will be completed such that, after giving effect to that restructuring, the Blockers will directly hold equity interests in Vacasa Holdings;

•
Vacasa Holdings will recapitalize its outstanding equity interests into Vacasa Holdings common units (subject to substantially the same terms and conditions, including applicable vesting requirements) and certain other rights to acquire equity interests (the “Vacasa Holdings Recapitalization”);

•
one (1) business day prior to the Closing TPG Pace will merge with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger;

•
at the Domestication Merger Effective Time, (a) each then issued and outstanding TPG Pace Class A Share will convert automatically, on a one-for-one basis, into a share of Vacasa Class A Common Stock; (b) each then issued and outstanding TPG Pace Class F Share will convert automatically, on a one-for-one basis, into a share of Vacasa Class F Common Stock, which thereafter will convert into shares of Vacasa Class A Common Stock in accordance with the Vacasa, Inc. Certificate of Incorporation; (c) each then issued and outstanding TPG Pace Class G Share will convert automatically, on a one-for-one basis, into a share of Vacasa Class G Common Stock; and (d) the common stock of Vacasa, Inc. held by Vacasa Holdings will be cancelled;

•
the investors party to Subscription Agreements will purchase, and Vacasa, Inc. will issue and sell to the investors, the number of shares of Vacasa Class A Common Stock pursuant to and set forth in the Subscription Agreements against payment of the amount set forth in the Subscription Agreements;

•
the investors party to the Forward Purchase Agreements will purchase, and Vacasa, Inc. will issue and sell to such investors, the number of shares of Vacasa Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amount set forth in the Forward Purchase Agreements;

•
through a series of separate merger transactions, the Blockers will merge with and into Vacasa, Inc., with Vacasa, Inc. ultimately surviving such merger transactions and owning the assets previously owned by the Blockers;

•
immediately following the Blocker Mergers and in connection with the Closing, Vacasa, Inc. will contribute all of its assets (other than the interests in OpCo it then holds and amounts necessary to fund any shareholder redemptions), which will consist of the amount of funds contained in TPG Pace’s trust account (net of deferred underwriting commissions and transaction expenses (of both Vacasa Holdings and TPG Pace) and amounts paid in respect of shareholder redemptions and including the net cash proceeds resulting from the share issuances contemplated by the Subscription Agreements and the Forward Purchase Agreements (collectively, “Available Cash”)), less the Vacasa Cash Consideration, if applicable, to OpCo in exchange for a number of OpCo Units such that Vacasa, Inc. thereafter will hold a number of OpCo Units equal to the total number of shares of Vacasa Class A Common Stock (after giving effect to the conversion of the Vacasa Class F Common Stock in accordance with the Vacasa Inc. Certificate of Incorporation) and Vacasa Class G Common Stock issued and outstanding immediately after giving effect to the Business Combination. The amount of cash to be contributed by Vacasa, Inc. to OpCo at the Closing is estimated to be approximately $429 million, net of transaction costs, assuming no redemptions by TPG Pace shareholders; and

•
on the date of the Closing, in connection with the Vacasa Holdings Recapitalization and the Blocker Mergers, as applicable: (a) Vacasa, Inc. will sell a number of shares of Vacasa Class B Common Stock to each holder of OpCo Units for an amount per share equal to the par value thereof, (b) each Vacasa Holdings unit appreciation right award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a Vacasa SAR Award covering a number of shares of Vacasa Class A Common Stock determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa SAR Award), (c) each option to purchase TK Newco stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of Vacasa Class A Common Stock (each, a “Vacasa Option”), determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa Option), (d) each Existing VH Holder entitled to receive a portion of the Vacasa Cash Consideration (other than the holders of the Blockers), if applicable, will sell OpCo Units to Vacasa, Inc. in exchange for its allocable portion of the Vacasa Cash Consideration, if applicable, (at a price of $10 per OpCo Unit) and certain rights described in the Tax Receivable Agreement with respect to such OpCo Units sold, and (e) by virtue of each Blocker Merger, the outstanding equity interests in the applicable Blocker will be converted into the right to receive shares of Vacasa Class A Common Stock (and, if applicable, a portion of the Vacasa Cash Consideration) or other equity interests and certain rights as set forth in the Tax Receivable Agreement.

Upon the Closing, Existing VH Holders will be issued at Closing (i) 175,177,171 shares of Vacasa Class A Common Stock under the no redemption scenario and (ii) 213,755,791 shares of voting, non-economic Vacasa Class B Common Stock (and a corresponding number of OpCo Units in respect of each such Vacasa Class B Common Stock), as applicable. Following the Closing, the equityholders of Vacasa Holdings will own 100% of the outstanding Vacasa Class B Common Stock and approximately 76.5% of the outstanding Vacasa Class A Common Stock. The foregoing and, unless indicated otherwise, other ownership percentages presented throughout this proxy statement/prospectus (a) assume no redemptions by TPG Pace shareholders, (b) assume there is no Vacasa Cash Consideration (as defined below) payable in connection with the Business Combination, (c) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Incentive Award Plan which is expected to include awards exercisable for shares available for issuance for up to 5% of the fully diluted shares outstanding at Closing and (ii) the issuance of any shares upon completion of the Business Combination under the ESPP, which is expected to include shares available for issuance for up to 2% of the fully diluted shares outstanding at Closing and (d) excludes the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock. Vacasa Holdings is entitled to determine the amount of Vacasa Cash Consideration in its sole discretion and, as of the date of this proxy statement/prospectus, Vacasa Holdings expects to elect that the amount of Vacasa Cash Consideration will be $0.00.
For further details, see “Business Combination Proposal — Business Combination Agreement.”

Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things: (i) the approval by our shareholders of the TPG Pace Proposals being obtained and the requisite approvals by holders of Vacasa membership interests; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) no order, statute, rule or regulation prohibiting the consummation of the transactions contemplated by the Business Combination Agreement being in force; (iv) TPG Pace having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (v) this Registration Statement having become effective; (vi) the Domestication merger having been completed; (vii) customary bring down conditions; (viii) satisfaction of the Minimum Available Cash Condition; and (ix) the approval by Nasdaq of Vacasa, Inc.’s initial listing application in connection with the Business Combination.
For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Proposals to be Put to the Shareholders of TPG Pace at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of TPG Pace and certain transactions contemplated by the Business Combination Agreement.
Business Combination Proposal
TPG Pace will ask its shareholders to approve and adopt the Business Combination Agreement, and approve the transactions contemplated thereby. A copy of the Business Combination Agreement is attached to the proxy statement/prospectus as Annex A. For additional information, see “Business Combination Proposal.”
Governance Proposals
TPG Pace will ask its shareholders to approve, on a non-binding advisory basis, certain material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation. Approval of each of the Governance Proposals is not a condition to the consummation of the Business Combination. These summaries are qualified in their entirety by reference to the complete text of the Proposed Certificate of Incorporation. For additional information, see “Governance Proposals.”
Stock Issuance Proposal
Our shareholders are also being asked to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, (a) the issuance of more than 20% of Vacasa Common Stock in the Business Combination to the owners of the Blockers pursuant to the Blocker Mergers, to the investors in the PIPE Financing and to the investors party to the forward purchases and (b) the issuance of shares of Vacasa Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listing Company Manual) in connection with the forward purchases. For additional information, see “Stock Issuance Proposal.”
Adjournment Proposal
Our shareholders are being asked to approve the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (in person, virtually, or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if TPG Pace shareholders have elected to redeem an amount of TPG Pace Class A Shares such that the Minimum Available Cash Condition would not be satisfied. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Merger Proposal and the Stock Issuance Proposal, is conditioned on the approval and adoption of each of the other TPG Pace Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governance Proposals are being submitted for approval on a non-binding advisory basis.
TPG Pace’s Reasons for the Business Combination
TPG Pace was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The TPG Pace Board sought to do this by utilizing the networks and industry experience of both Sponsor and the TPG Pace Board to identify, acquire and operate one or more businesses.
After consideration, the TPG Pace Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for TPG Pace IPO. For more information about the TPG Pace Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination — The TPG Pace Board’s Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements related to the Business Combination that have been executed or will be executed in connection with the closing of the Business Combination. For additional information, see “Business Combination Proposal — Related Agreements.”
Subscription Agreement
In connection with the entry into the Business Combination Agreement, TPG Pace and Vacasa, Inc. entered into the Subscription Agreements with certain qualified institutional buyers and accredited investors, pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Vacasa, Inc. agreed to issue and sell to the PIPE Investors, an aggregate of 8,157,896 shares of Vacasa Class A Common Stock for gross proceeds of approximately $77,500,000 at $9.50 per share. The proceeds from the PIPE Financing will be paid to Vacasa, Inc. in connection with the Business Combination. The transactions contemplated by the Subscription Agreements are expected to close substantially concurrently with the closing of the Business Combination.
The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Subscription Agreement, a copy of which is attached hereto as Annex D and is incorporated herein by reference.
Forward Purchase Agreements
TPG Pace and Vacasa, Inc. entered into Amended and Restated Forward Purchase Agreements, in connection with the Business Combination Agreement. Pursuant to the Amended and Restated Forward Purchase Agreements, Vacasa, Inc. has agreed to issue to (i) certain third parties an aggregate of 10,273,688 shares of Vacasa Class A Common Stock at a price of $9.50 per share, for gross proceeds of approximately $97,600,000, and (ii) TPG Holdings, an affiliate of TPG Global, an aggregate of 2,490,000 shares of Vacasa Class A Common Stock at a price of $10.00 per share, for an aggregate amount of approximately $24,900,000. The transactions contemplated by the Forward Purchase Agreements are expected to close substantially concurrently with the closing of the Business Combination.
TPG Holdings has entered into assignment agreements with certain affiliates, members of management, directors and other investors to assign a portion of its obligation to purchase Vacasa Class A Common Stock pursuant to the Forward Purchase Agreements to such related parties, in accordance with the terms and conditions therein.
The foregoing descriptions of the Forward Purchase Agreement and the TPG Forward Purchase Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the form of such agreements, copies of which are attached hereto as Annex E and Annex F and are incorporated herein by reference.

Transaction Support Agreements
Concurrently with the execution of the Business Combination Agreement, TPG Pace, Vacasa Holdings, TK Newco and all holders required for requisite consent under the Third Amended and Restated Limited Liability Agreement of Vacasa Holdings (“Vacasa Holdings LLC Agreement”) and the Stockholders Agreement of TK Newco (including a majority of the Vacasa Holdings equity holders and of the TurnKey shareholders, respectively) (collectively, the “Holders”) entered into the Transaction Support Agreements, pursuant to which each Holder agreed to, among other things, (i) execute a written consent approving the Business Combination Agreement and vote in favor of the transactions contemplated thereby (including an agreement to exercise drag-along rights pursuant to the Vacasa Holdings LLC Agreement); (ii) be bound by certain other covenants and agreements related to the Business Combination; and (iii) withhold consent with respect to any alternative transaction.
The foregoing description of the Transaction Support Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Transaction Support Agreement, a copy of which is attached hereto as Annex G and is incorporated herein by reference.
Waiver Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor, TPG Pace, Vacasa Holdings and Vacasa, Inc. entered into a waiver agreement pursuant to which the Sponsor agreed to (i) waive the receipt of the shares of Vacasa Class A Common Stock that it had the right to receive as a result of the application of adjustment provisions contemplated by Article 17 of the Existing Governing Documents and Article 6.4 of the Proposed Certificate of Incorporation, which provide that in the event that additional shares of Surviving Corporation Class A Common Stock, or equity-linked securities are issued or deemed issued in excess of the amounts sold in TPG Pace’s initial public offering and related to the closing of a Business Combination, the applicable conversion ratio of Vacasa Class F Common Stock and Vacasa Class G Common Stock into Vacasa Class A Common Stock shall be adjusted to account for such greater number of shares, (ii) forfeit, for no consideration, the number of shares of Vacasa Class F Common Stock that, but for the terms of the Waiver Agreement, would convert pursuant to the terms of the Existing Governing Documents and the Proposed Certificate of Incorporation, into a number of shares of Vacasa Class A Common Stock equal to the difference between (A) the number of shares of Vacasa Class A Common Stock issued at a price per share of less than $10.00 under the Forward Purchase Agreements or Subscription Agreements and (B) the number of shares of Vacasa Class A Common Stock that would have been issued under the Forward Purchase Agreements or Subscription Agreements at a price per share of $10.00, and (iii) forfeit, for no consideration, the number of shares of Vacasa Class A Common Stock issuable upon the conversion of Vacasa Class G Common Stock and Vacasa Class F Common Stock in the event that TPG Pace shareholders redeem in excess of 20% of the aggregate issued and outstanding stock of TPG Pace prior to Closing. As a result of the waivers and forfeitures contemplated under subparagraphs (i), (ii) and (iii), we estimate that the Sponsor will (x) waive approximately 2,543,860 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock, (y) forfeit 921,579 shares of Vacasa Class F Common Stock and (z) forfeit 167,137 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock under the Illustrative Redemption Scenario and 1,284,274 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock under the Maximum Redemption Scenario.
Stockholders Agreement
On the Closing Date, (i) Vacasa, Inc., (ii) certain funds affiliated with Silver Lake (“Silver Lake Stockholder”), (iii) certain funds affiliated with Riverwood Capital (“Riverwood Stockholder”), (iv) certain funds affiliated with Level Equity Management (“Level Equity Stockholder”), (v) TPG Stockholders (as defined in the Stockholders Agreement), and (vi) Mossytree Inc. (“EB Stockholder”) will enter into the Stockholders Agreement, which will govern certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the Vacasa Board.
The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Stockholders Agreement, a copy of which is attached hereto as Annex H and is incorporated herein by reference.

Registration Rights Agreement
In connection with the execution of the Business Combination Agreement, Vacasa, Inc., the Sponsor, and certain existing equity holders of Vacasa Holdings have agreed to enter into the Registration Rights Agreement at the Closing. Pursuant to the Registration Rights Agreement, the parties will be entitled to certain customary registration rights, including demand, shelf and piggy-back rights. The Registration Rights Agreement also provides that Vacasa, Inc. pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Registration Rights Agreement, a copy of which is attached hereto as Annex I and is incorporated herein by reference.
OpCo LLC Agreement
Following the closing of the Business Combination, Vacasa, Inc. will operate its business through Vacasa Holdings. At the Closing, Vacasa Holdings, Vacasa, Inc. and the OpCo Unitholders will enter into the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa Holdings (the “OpCo LLC Agreement”). The operations of Vacasa Holdings, and the rights and obligations of the OpCo Unitholders, will be set forth in the OpCo LLC Agreement.
The foregoing description of the Opco LLC Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of OpCo LLC Agreement, a copy of which is attached hereto as Annex J and is incorporated herein by reference.
Amendment to the Insider Letter
In connection with the Business Combination Agreement, on July 28, 2021, TPG Pace amended and restated (the “Amendment”) the Insider Letter entered into in connection with TPG Pace’s initial public offering (the “Insider Letter”), dated as of April 13, 2021, by and among TPG Pace, the Sponsor and each of the directors and officers of TPG Pace. Pursuant to the Amendment, among other things, (1) the Sponsor and each of the TPG Pace Insiders agreed (i) not to redeem or transfer any shares of Vacasa Class A Common Stock (other than shares acquired pursuant to the Forward Purchase Agreements or the Subscription Agreements) until the earlier of (a) one year after the completion of the Business Combination or (b) subsequent to the Business Combination, if (x) the last reported sale price of the Vacasa Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which Vacasa, Inc. consummates a change of control (other than as set forth in the Amendment); (ii) not to transfer any shares of Vacasa Class G Common Stock until the date following the completion of the Business Combination on which Vacasa, Inc. consummates a change of control; provided that any shares of Vacasa Class A Common Stock issued upon conversion of any shares of Vacasa Class G Common Stock will be subject to the restrictions set forth in subsection (1)(i) of this paragraph (other than as set forth in the Amendment); (2) TPG Pace agreed to make arrangements such that certain expenses of TPG Pace incurred in connection with the Business Combination not exceed $45,000,000 without prior written consent of Vacasa Holdings, not to be unreasonably withheld; and (3) TPG Pace, the Sponsor, and the TPG Pace Insiders agreed (i) that Vacasa Holdings and Vacasa, Inc. are third-party beneficiaries of the Insider Letter and the Amendment and (ii) to be bound to certain other obligations as described therein.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amendment, a copy of which is attached hereto as Annex L and is incorporated herein by reference.
Ownership of Vacasa, Inc. following the Business Combination
The following table presents the share ownership of various holders of Vacasa, Inc. securities upon the closing of the Business Combination assuming the following redemption scenarios:

No redemptions:   This presentation assumes that no TPG Pace Class A Shares are redeemed by TPG Pace’s shareholders pursuant to their redemption rights upon consummation of the Business Combination.
Illustrative redemption:   This presentation assumes the redemption of approximately 23.5% or 6,702,826 TPG Pace Class A ordinary shares held by TPG Pace’s public shareholders for a total cash redemption of $67.0 million, pursuant to their redemption rights upon consummation of the Business Combination.
Maximum redemptions:   This presentation assumes the redemption of approximately 47.0% or 13,405,652 TPG Pace Class A Shares held by TPG Pace’s public shareholders for a total cash redemption of $134.1 million, which is the maximum number of shares that can be redeemed that would allow the Minimum Available Cash Condition of $300.0 million to be met after deducting estimated transaction costs of approximately $50.9 million and any amounts paid to TPG Pace shareholders that exercise their redemption right.
The foregoing redemption scenarios are for illustrative purposes only as Vacasa, Inc. does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions of TPG Pace Class A Shares by TPG Pace’s public shareholders that may occur. Each of the redemption scenarios assume none of the OpCo Units or Vacasa Class B Common Stock held by the Existing VH Holders immediately upon consummation of the Business Combination are redeemed for Class A Common Stock or cash in an amount equal to the fair value of Vacasa Class A Common Stock. Following the consummation of the Business Combination, holders of OpCo Units or Vacasa Class B Common Stock will own an economic interest in Vacasa Holdings shown as redeemable noncontrolling interest outside of permanent equity in the financial statements of Vacasa, Inc. The indirect economic interests are held by the Existing VH Holders in the form of OpCo Units and an equivalent number of Vacasa Class B Common Stock that can be redeemed at Vacasa, Inc.’s election for Vacasa Class A Common Stock or cash in an amount equal to the fair market value of Vacasa Class A Common Stock.
The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, excluding the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:
	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.4%	21,797,174	5.0%	15,094,348	3.5%
Existing VH Holders(1)	388,032,435	87.6%	388,031,963	89.0%	388,028,829	90.5%
Sponsor and Affiliates(2)	6,887,282	1.6%	6,831,569	1.6%	6,459,186	1.5%
PIPE Investors	8,157,896	1.8%	8,157,896	1.9%	8,157,896	1.9%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.5%	11,208,688	2.6%	11,208,688	2.6%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%
Class A Common Stock	229,030,510	51.7%	222,267,189	51.0%	215,160,131	50.2%
Class B Common Stock(4)	213,755,791	48.3%	213,760,101	49.0%	213,788,816	49.8%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements and (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.
(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Shares of voting, non-economic Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo units in Vacasa Holdings, LLC.

The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, including the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:
	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.1%	21,797,174	4.7%	15,094,348	3.3%
Existing VH Holders(1)	388,032,435	82.7%	388,031,963	83.9%	388,028,829	85.3%
Sponsor and Affiliates(2)	16,053,949	3.4%	15,886,812	3.4%	14,769,671	3.2%
PIPE Investors	8,157,896	1.7%	8,157,896	1.8%	8,157,896	1.8%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.4%	11,208,688	2.4%	11,208,688	2.5%
Other Dilutive Equity Instruments(4)	17,476,938	3.7%	17,479,643	3.8%	17,497,654	3.8%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%
Class A Common Stock	249,291,861	53.1%	242,417,746	52.4%	234,570,125	51.6%
Class B Common Stock(5)	220,138,045	46.9%	220,144,430	47.6%	220,186,961	48.4%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements, (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings, and (3) 9,166,667 TPG Pace Class G Shares in No Redemption Scenario, 9,055,243 TPG Pace Class G Shares in Illustrative Redemption Scenario, and 8,310,485 TPG Pace Class G Shares in Max Redemption Scenario.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Includes (1) vested and unvested options, (2) vested and unvested UARs, and (3) Employee Equity Units granted to certain executives that are subject to time-based vesting.

(5)
Shares of voting, non-economic Vacasa Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo Units in Vacasa Holdings, LLC.

If the actual facts are different from the assumptions or the scenarios presented above, the interests of TPG Pace shareholders and other estimates set forth in this proxy statement/prospectus will differ and such differences may be material.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc.” for further information.
Date, Time and Place of Extraordinary General Meeting of TPG Pace’s Shareholders
The extraordinary general meeting of TPG Pace, will be on November 30, 2021 at 4:30 p.m. Eastern time, at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, and via live webcast, to consider and vote upon the proposals to be put to the extraordinary general meeting. Rather than attending in person, we encourage you to attend via live webcast.
Voting Power; Record Date
TPG Pace shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on November 1, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 38,770,000 ordinary shares issued and outstanding, of which 28,500,000 were issued and outstanding public shares.
Quorum and Vote of TPG Pace Shareholders
A quorum of TPG Pace shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person (or virtually) or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 19,385,001 ordinary shares would be required to achieve a quorum.
The TPG Pace Insiders have, pursuant to the Amended and Restated Insider Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the TPG Pace Insiders own approximately 26.5% of the issued and outstanding TPG Pace ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:
•
The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
The approval of the Domestication Merger Proposal requires a special resolution, being the affirmative vote of two-thirds of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
The approval of each of the Governance Proposals, Stock Issuance Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights
Pursuant to the Existing Governing Documents, TPG Pace is providing its public shareholders with the opportunity to redeem all or a portion of the TPG Pace Class A Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPG Pace to pay its taxes, divided by the number of then outstanding TPG Pace Class A Shares. The per-share amount TPG Pace will pay to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling approximately $10.0 million that TPG Pace will pay to the underwriters of the TPG Pace IPO or transaction expenses (of both Vacasa Holdings and TPG Pace) incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $285 million as of November 5, 2021, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their shares even if they vote for the Business Combination. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the TPG Pace Class A Shares sold in the TPG Pace IPO without the prior consent of TPG Pace. Any beneficial holder of TPG Pace Class A Shares on whose behalf a redemption right is being exercised must identify itself to TPG Pace in connection with any redemption election in order to validly elect to redeem such TPG Pace Class A Shares.
TPG Pace has no specified maximum redemption threshold under the Existing Governing Documents, other than the aforementioned 15% threshold. Each redemption of TPG Pace Class A Shares by TPG Pace’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that Vacasa Holdings’ obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions, deferred underwriting commissions and transaction expenses (of both Vacasa Holdings and TPG Pace)) plus the net proceeds from the PIPE Financing and the forward purchases equaling or exceeding $300,000,000 as of the closing of the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of TPG Pace Class A Shares by holders of public shares and/or a failure to consummate the PIPE Financing and forward purchases, this condition is not met or is not waived, then Vacasa Holdings may elect not to consummate the Business Combination. In addition, in no event will TPG Pace redeem its TPG Pace Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Existing Governing Documents and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. TPG Pace shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of TPG Pace — Redemption Rights” to properly redeem their public shares.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. TPG Pace has engaged Morow Sodali to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares during the extraordinary general meeting via the meeting website if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of TPG Pace — Revoking Your Proxy.”
Interests of TPG Pace Insiders in the Business Combination
In considering the recommendation of the TPG Pace Board to vote in favor of the Business Combination, TPG Pace shareholders should be aware that aside from their interests as shareholders, the TPG Pace Insiders have interests in the Business Combination that are different from, or in addition to, those of other TPG Pace shareholders generally. With one director recusing himself from the vote, the TPG Pace Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to TPG Pace shareholders that they approve the Business Combination. TPG Pace shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•
the fact that the TPG Pace Insiders have agreed not to redeem any TPG Pace ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the TPG Pace Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which, if unrestricted and freely tradable, would be valued at approximately $96,045,000, resulting in a theoretical gain of $96,020,000, not taking into account any TPG Pace Founder Shares that were or will be forfeited, but given the restrictions on such shares, TPG Pace believes such shares have less value. If the Business Combination is not consummated, TPG Pace Sponsor will lose the theoretical gain of $96,020,000, not taking into account any TPG Pace Founder Shares that were or will be forfeited, based upon the closing price of $10.11 per public share on the NYSE on November 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;
•
the fact that the TPG Pace Insiders1 have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any TPG Pace Founder Shares and Private Placement Shares held by them if TPG Pace fails to complete an initial business combination by April 13, 2023, resulting in a loss of approximately $7,700,000;

•
the fact that as of November 5, 2021, the TPG Pace Independent Directors own 160,000 TPG Pace Ordinary Shares in the aggregate. Such shares would have had an aggregate market value of $1,617,600 based upon the closing price of $10.11 per public share on the NYSE on November 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•
the fact that, as of November 5, 2021, TPG Pace’s officers and directors, other than TPG Pace Independent Directors, collectively own, directly or indirectly, approximately one-third (1/3) of the interests in the Sponsor with respect to the TPG Pace Founder Shares;

•
the continued indemnification of TPG Pace existing directors and officers under the Proposed Governing Documents and the continuation of TPG Pace’s directors’ and officers’ liability insurance after the Business Combination;

•
the appointment of TPG Capital BD, an affiliate of our Sponsor and TPG Pace (and for which Julie Hong Clayton, one of TPG Pace’s existing directors, acts as a FINRA-registered representative), as a “Capital Markets Advisor” to TPG Pace in connection with the Business Combination, for which TPG Capital BD expects to receive up to $4.8 million in fees upon the consummation of the Business Combination;

•
The fact that Karl Peterson, Non-Executive Chairman and Director of TPG Pace, and Greg Mrva, an advisor of TPG Pace and former President of TPG Pace Tech Opportunities Corp., were familiar with Vacasa Holdings as a result of their personal investments in the equity in Turnkey, recently acquired by Vacasa Holdings, resulting in an ownership of Vacasa Holdings for Mr. Peterson of 0.222% and Mr. Mrva of 0.023%. Upon consummation of the Business Combination Mr. Peterson and Mr. Mrva will own an estimated 900,527 and 94,309 shares of Vacasa Common Stock, respectively, due to their existing ownership interest in Vacasa Holdings, representing $9,005,270 and $943,090, respectively, based upon the value ascribed by the parties to the Vacasa Common Stock for purposes of the transaction, of $10.00 per share;

•
the fact that Karl Peterson, Non-Executive Chairman and Director of the TPG Pace Board, has potential personal interest in the Business Combination as a result of his personal investment of 0.222% of the equity of Vacasa Holdings, and as a result, Mr. Peterson abstained from voting on the Business Combination Agreement and the Business Combination;

•
the fact that our Sponsor will lose its investment of approximately $7.7 million in TPG Pace and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by April 13, 2023. Prior to the TPG Pace IPO, the Sponsor purchased 20,000,000 TPG Pace Founder Shares, for an aggregate purchase price of $25,000, or approximately $0.001 per share (which were subsequently recapitalized into 2,777,778 TPG Pace Class F Shares and 5,555,556 TPG Pace Class G Shares). On April 6, 2021, the Sponsor transferred 40,000 TPG Pace Class F Shares to each of the TPG Pace Independent Directors at a purchase price of approximately $0.009 per share. Upon the consummation of the TPG Pace IPO, in connection with the underwriters’ partial exercise of its over-allotment option, TPG Pace effected a stock dividend of approximately 0.14 TPG Pace Class F Shares for each TPG Pace Class F Share, and 0.14 TPG Pace

1
On April 6, 2021, the Sponsor transferred 40,000 Class F ordinary shares to each of TPG Pace’s independent directors at a purchase price of approximately $0.009 per share.

Class G Share for each TPG Pace Class G Share, such that after the underwriters’ partial exercise of its over-allotment option, the ratio of TPG Pace Founder Shares to the sum of TPG Pace Founder Shares and Public Shares remained at approximately 25%. In connection with the TPG Pace IPO, the Sponsor purchased an additional 770,000 Private Placement Shares, and a portion of the proceeds were placed in the Trust Account. As of June 30, 2021, the Sponsor held 3,166,667 Class F ordinary shares and 6,333,333 Class G ordinary shares. The 770,000 TPG Pace Class A Shares expected to be owned by our Sponsor and its affiliates would have had an aggregate market value of $7,784,700 based upon the closing price of $10.11 per public share on the NYSE on November 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Upon the completion of the Business Combination, our Sponsor and its affiliates are expected to own 16,053,949 shares of Vacasa Class A Common Stock, or 3.42% of the outstanding Vacasa Class A Common Stock, assuming no redemptions of TPG Pace Class A Shares by TPG Pace’s public shareholders and including the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock, representing $160,539,490 based upon the subscription price of $10.00 per share;
•
the fact that in the event that the Business Combination, or another business combination, is not completed by April 13, 2023, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund redemptions of TPG Pace Class A Shares by TPG Pace shareholders (subject to the requirements of applicable law) and the TPG Pace Founder Shares and the Private Placement Shares will be worthless;

•
the fact that if the Trust Account is liquidated, including in the event TPG Pace is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify TPG Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which TPG Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TPG Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to TPG Pace shareholders rather than liquidate; and

•
the terms and provisions of the Related Agreements as set forth in detail under “The Business Combination Agreement and Related Agreements.”

These interests may influence the TPG Pace Board in making their recommendation that you vote in favor of the approval of the Business Combination.
Recommendation to Shareholders of TPG Pace
The TPG Pace Board, with one director recusing himself from the vote, believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TPG Pace and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” each of the Governance Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Domestication Merger Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Business Combination and exercise of redemption rights to holders of TPG Pace Class A Shares, please see “U.S. Federal Income Tax Considerations.”
Material Cayman Islands Tax Considerations
The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon TPG Pace or its shareholders.
Expected Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, Vacasa, Inc. has been treated as the “acquired” company for financial reporting purposes, with Vacasa Holdings considered to be the accounting acquirer. This determination was primarily based on the Existing VH Holders comprising a relative majority of the voting power of the combined company, Vacasa Holdings’ operations prior to the acquisition comprising the only ongoing operations of Vacasa, Inc., and Vacasa Holdings’ senior management comprising a majority of the senior management of Vacasa, Inc. Accordingly, although Vacasa, Inc. will be the legal parent company, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Vacasa Holdings, with the Business Combination being treated as the equivalent of Vacasa Holdings issuing stock for the net assets of Vacasa, Inc. accompanied by a recapitalization. The net assets of Vacasa Holdings will be stated at historical costs, with no goodwill or other intangible assets recorded.
Emerging Growth Company
Each of TPG Pace and Vacasa, Inc. is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and each entity may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Each of TPG Pace and Vacasa, Inc. has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, each of TPG Pace and Vacasa, Inc., as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TPG Pace’s and Vacasa, Inc.’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Vacasa, Inc. expects to remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of TPG Pace’s initial public offering, (b) in which Vacasa, Inc. has total annual gross revenue of at least $1.07 billion, or (c) in which Vacasa, Inc. is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and

(ii) the date on which Vacasa, Inc. has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, TPG Pace is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.
Sources of Industry and Market Data
Where information has been sourced from a third-party, the source of such information has been identified.
Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.
Risk Factor Summary
In evaluating the Business Combination and the proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors discussed or referenced below and set forth under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances discussed or referenced below or in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of TPG Pace and Vacasa Holdings to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of Vacasa, Inc. following consummation of the Business Combination.
Risks Related to Vacasa Holdings’ Business and Industry
•
Vacasa Holdings has incurred net losses in each year since inception, and may not be able to achieve profitability.

•
Vacasa Holdings’ business and operations have experienced rapid growth, and if Vacasa Holdings does not appropriately manage this growth and any future growth, or if it is unable to improve its systems, processes and controls, its business, results of operations, financial condition and prospects will be adversely affected.

•
Vacasa Holdings’ recent growth may not be indicative of its future growth, and it may not be able to sustain a similar revenue growth rate in the future. This recent growth also makes it difficult to evaluate Vacasa Holdings’ current business and future prospects and may increase the risk that it will not be successful.

•
If Vacasa Holdings’ is unable to attract new vacation rental homeowners to its platform and maintain relationships with existing vacation rental homeowners, or if homeowners reduce the availability of their homes on Vacasa Holdings’ platform, Vacasa Holdings’ business, results of operations, and financial condition would be materially adversely affected.

•
If Vacasa Holdings is unable to attract new guests and retain existing guests, its business, results of operations, and financial condition would be materially adversely affected.

•
Bookings through Vacasa Holdings’ distribution partners account for a significant portion of its revenue, and if it is unable to maintain its relationships with existing distribution partners and develop and maintain successful relationships with additional distribution partners, its business, results of operations, and financial condition would be materially and adversely affected. These relationships also subject Vacasa Holdings to certain risks.

•
Any further and continued decline or disruption to the travel and hospitality industries or economic downturn would materially adversely affect Vacasa Holdings’ business, results of operations, and financial condition.

•
Vacasa Holdings’ continued growth depends, in part, on its ability to consummate portfolio transactions on favorable terms and to effectively manage the risks associated with these transactions.

•
Vacasa Holdings’ failure to raise additional capital or generate the significant capital necessary to expand its operations and invest in new offerings could reduce its ability to compete and could adversely affect its business.

•
The business and industry in which Vacasa Holdings participates are highly competitive, and Vacasa Holdings may be unable to compete successfully with current or future competitors.

•
The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and will continue to materially adversely impact Vacasa Holdings’ business, results of operations, and financial condition.

•
Vacasa Holdings may experience significant fluctuations in its results of operations from quarter to quarter and year to year as a result of seasonality and other factors, which make it difficult to forecast its future results.

•
Demand for vacation rental properties has increased in recent periods compared to demand for other forms of accommodations, and there can be no guarantee that this trend will continue once the COVID-19 pandemic subsides.

Risks Related to Information Technology, Intellectual Property, Data Security and Data Privacy
•
If Vacasa Holdings fails to comply with federal, state, and foreign laws relating to privacy and data protection, it may face potentially significant liability, negative publicity, an erosion of trust, and increased regulation could materially adversely affect its business, results of operations, and financial condition.

•
If Vacasa Holdings or its third-party service providers fail to prevent data security breaches, there may be damage to Vacasa Holdings’ brand and reputation, material financial penalties, and legal liability, along with a decline in use of its platform, which would materially adversely affect its business, results of operations, and financial condition.

•
System capacity constraints, system or operational failures, or denial-of-service or other attacks could materially adversely affect Vacasa Holdings’ business, results of operations, and financial condition.

•
If Vacasa Holdings does not adequately protect its intellectual property and its data, its business, results of operations, and financial condition could be materially adversely affected.

Risks Related to Other Legal, Regulatory and Tax Matters
•
Laws, regulations, and rules that affect the short-term rental business have limited and may continue to limit the ability or willingness of homeowners to rent through Vacasa and expose its homeowners or Vacasa Holdings to significant penalties, which have had and could continue to have a material adverse effect on its business, results of operations, and financial condition.

•
Vacasa Holdings is subject to a wide variety of complex, evolving, and sometimes inconsistent and ambiguous laws and regulations that may adversely impact its operations and discourage homeowners and guests from using its services, and that could cause Vacasa Holdings to incur significant liabilities including fines and criminal penalties, which could have a material adverse effect on its business, results of operations, and financial condition.

•
Uncertainty in the application of taxes to Vacasa Holdings’ homeowners, guests, or platform could increase its tax liabilities and may discourage homeowners and guests from conducting business on its platform.

•
Changes in tax laws or tax rulings could materially affect Vacasa Holdings’ business, results of operations, and financial condition.

Risks Related to our Organizational Structure After the Business Combination
•
Vacasa, Inc.’s principal stockholders will have significant influence following the consummation of the Business Combination, including over decisions that require the approval of Vacasa, Inc.’s stockholders, and their interests may conflict with yours.

•
Following the Closing, Vacasa, Inc. will be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

•
Vacasa, Inc. is a holding company and its principal asset after completion of the Business Combination will be its indirect equity interests in OpCo and, accordingly, it will be dependent upon distributions from OpCo to pay taxes and other expenses.

•
Vacasa, Inc. will be required to pay the TRA Holders for certain tax benefits it may claim (or is deemed to realize) in the future, and the amounts it may pay could be significant.

Risks Related to this Business Combination, Ownership of Vacasa Class A Common Stock, and Vacasa, Inc.’s Status as a Public Company
•
Vacasa, Inc. will be an “emerging growth company” within the meaning of the Securities Act, and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Vacasa Class A Common Stock may be less attractive to investors.

Risks Related to the Business Combination and TPG Pace
•
TPG Pace has no operating history and its results of operations and those of Vacasa, Inc. following the Business Combination may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

•
The TPG Pace Insiders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

•
The TPG Pace Insiders hold a significant number of TPG Pace ordinary shares.

•
The exercise of TPG Pace’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in TPG Pace’s shareholders’ best interest.

•
Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

•
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of Vacasa, Inc., almost all of whom we expect to be from Vacasa Holdings, and some of whom may join Vacasa, Inc. following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Vacasa, Inc.

•
The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of Vacasa, Inc.

•
Delaware law and the Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to the Redemption
•
Shareholders of TPG Pace who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their TPG Pace Class A Shares for a pro rata portion of the funds held in the Trust Account.
Risks if the Adjournment Proposal is Not Approved
•
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the TPG Pace Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Business Combination is not Consummated
•
Pursuant to Section 49.7 of the Existing Governing Documents, if TPG Pace is unable to complete a business combination by April 13, 2023, TPG Pace will cease all operations except for the purpose of winding up, and TPG Pace will redeem the public shares and liquidate.

•
If TPG Pace is unable to consummate a business combination by April 13, 2023, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

MARKET PRICE AND DIVIDEND INFORMATION
TPG Pace Class A Shares are traded on the NYSE under the symbol “TPGS.” The closing price of TPG Pace Class A Shares on July 27, 2021, the last trading day before the announcement of the execution of the Business Combination Agreement, was $9.97. On November 9, 2021, the last trading day prior to the date of this proxy statement/prospectus, the closing price of the TPG Pace Class A Shares was $10.19.
Holders of TPG Pace Class A Shares should obtain current market quotations for their securities. The market price of TPG Pace securities could change significantly. The value of the Vacasa Common Stock that TPG Pace shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of TPG Pace Class A Shares on the date of the Business Combination Agreement, the date of this proxy statement/prospectus, and the date on which TPG Pace shareholders vote on adoption of the Business Combination Agreement. TPG Pace shareholders are urged to obtain current market quotations for TPG Pace securities before making their decision with respect to the adoption of the Business Combination Agreement.
TPG Pace
Common Shares
TPG Pace Class A Shares are currently listed on the NYSE under the symbol “TPGS”. Upon the Closing, Vacasa, Inc. intends to list the Vacasa Class A Common Stock on Nasdaq under the symbol “VCSA”.
Holders
As of November 1, 2021, there were two holders of record of TPG Pace Class A Shares. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose TPG Pace Class A Shares are held of record by banks, brokers and other financial institutions.
Dividend Policy
TPG Pace has not paid any cash dividends on the TPG Pace Class A Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Vacasa, Inc. in the future will be dependent upon Vacasa, Inc.’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Vacasa Board at such time. Vacasa, Inc. currently intends to retain its future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements Vacasa, Inc. may elect to utilize are likely to similarly preclude us from paying dividends. As a result, capital appreciation, if any, of the Vacasa Class A Common Stock will be your sole source of gain for the foreseeable future.

RISK FACTORS
TPG Pace shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.
Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to “we,” “us” or “our” refers to Vacasa Holdings and its subsidiaries prior to the consummation of the Business Combination, and to Vacasa, Inc. and its subsidiaries following the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings.”
Risks Related to Vacasa Holdings’ Business & Industry
We have incurred net losses in each year since inception, and we may not be able to achieve profitability.
We incurred net losses of $(84.9) million and $(92.3) million for the years ended December 31, 2019 and 2020, respectively, and net losses of $(56.5) million and $(69.2) million for the six months ended June 30, 2020 and 2021, respectively. Historically, we have invested significantly in efforts to grow our homeowner base, both through our individual and portfolio strategies, as well as through strategic acquisitions, and to grow our guest community, and have increased our marketing spend, expanded our operations, hired additional employees, and enhanced our platform. While we significantly reduced our fixed and variable costs beginning in the second quarter of 2020 as a result of certain cost reduction measures we undertook in response to the COVID-19 pandemic, we resumed investing in our business in the first quarter of 2021 and expect our fixed and variable costs to increase in the future as we continue making significant investments in our business, including escalating acquisition activities, making improvements in our owner tools and portal, improving our field tools, and investing in technology and infrastructure. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. We also expect to incur additional expenses on an ongoing basis following the Business Combination, including additional legal, accounting and other expenses as a result of becoming a public company, and additional stock-based compensation expense as a result of the satisfaction, in connection with the Business Combination, of the liquidity-based vesting condition with respect to unit appreciation rights (“UARs”) we have granted to certain of our employees and other persons. If our revenue does not increase to offset the expected increases in our operating expenses, we will not achieve profitability in future periods and our net losses may increase.
Revenue growth may slow or revenue may decline for a number of possible reasons, many of which are beyond our control, including slowing demand for our offerings, increasing competition, or any of the other factors discussed in this “Risk Factors” section. Certain types of units and certain regions in which we operate result in listings with lower commission rates and/or lower service fees, which could have a materially negative impact on our overall operating margins. In addition, we have changed, and may in the future reduce, our commission rates and service fees for strategic or competitive reasons. Any failure to increase our revenue or manage the increase in our operating expenses could prevent us from achieving or sustaining profitability as measured by net income, operating income, or Adjusted EBITDA at all or on a consistent basis, which would cause our business, results of operations and financial condition to suffer and the market price of Vacasa Class A Common Stock to decline.

Our business and operations have experienced rapid growth, and if we do not appropriately manage this growth and any future growth, or if we are unable to improve our systems, processes and controls, our business, results of operations, financial condition and prospects will be adversely affected.
The growth and expansion of our business places a continuous and significant strain on our management, operational, financial and other resources. In order to manage our growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our security and compliance requirements, our operating and administrative systems, our customer service and support capabilities, our relationships with various distribution partners and other third parties, and our ability to manage headcount and processes in an efficient manner.
We may not be able to sustain the pace of improvements to our platform and services, or the development and introduction of new offerings, successfully, or implement systems, processes, and controls in an efficient or timely manner or in a manner that does not negatively affect our results of operations. Our failure to improve our systems, processes, and controls, or their failure to operate in the intended manner, may result in our inability to manage the growth of our business and to forecast our revenue, expenses, and earnings accurately, or to prevent losses.
As we continue to expand our business and operate as a public company, we may find it difficult to maintain our corporate culture while managing our employee growth. Any failure to manage our anticipated growth and related organizational changes in a manner that preserves our culture could negatively impact future growth and achievement of our business objectives. Additionally, our productivity and the quality of our offerings may be adversely affected if we do not integrate and train our new employees quickly and effectively. These challenges have been, and may continue to be, heightened due to the ongoing COVID-19 pandemic and the related stay-at-home, travel and other restrictions instituted by governments in the jurisdictions in which we operate. Failure to manage our growth to date and any future growth effectively could result in increased costs, negatively affect homeowner and guest satisfaction and adversely affect our business, results of operations, financial condition and growth prospects.
Our recent growth may not be indicative of our future growth, and we may not be able to sustain a similar revenue growth rate in the future. Our recent growth also makes it difficult to evaluate our current business and future prospects and may increase the risk that we will not be successful.
Our recent growth may not be indicative of our future growth, and we may not be able to sustain a similar revenue growth rate in the future. Our recent growth also makes it difficult to evaluate our current business and future prospects and may increase the risk that we will not be successful. Our total revenue for the years ended December 31, 2019 and December 31, 2020 were $299.3 million and $491.8 million, respectively, representing a year-over-year growth rate of 64% compared to 2019. You should not rely on the revenue growth of any prior period as an indication of our future performance. Our future revenue growth depends on the growth of supply of homes for our platform and demand for vacation rentals on our platform and the platforms of our distribution partners, and our business is affected by general economic and business conditions worldwide as well as trends in the global travel and hospitality industries. In addition, we believe that our revenue growth depends upon a number of additional factors, including, among other things:
•
the COVID-19 pandemic and its impact on the travel and accommodations industries;

•
our ability to retain and grow the number of guests and Nights Sold;

•
our ability to retain and grow the number of homeowners and available listings on our platform, as well as the number of inventory nights available to be booked;

•
the occurrence of events beyond our control, such as any future pandemic, epidemic or outbreak of infectious disease and other health concerns, increased or continuing restrictions on travel and immigration, trade disputes, economic downturns, political, civil or social unrest, and the impact of climate change on travel (including fires, floods, severe weather and other natural disasters) and on seasonal destinations;

•
our ability to maintain our relationships with our existing distribution partners and enter into relationships with additional distribution partners, and the availability of, and accessibility of our listings on, their platforms;

•
our ability to consummate portfolio transactions on favorable terms and to effectively manage the risks associated with these transactions;

•
our ability to successfully compete against established companies and new market entrants;

•
our ability to price our offerings effectively and establish appropriate contract terms;

•
the legal and regulatory landscape, including changes in the application of existing laws and regulations or the adoption of new laws and regulations that impact our business, homeowners, and/or guests, including changes in short-term occupancy and tax laws, and our ability to comply with applicable laws and regulations;

•
the level of consumer awareness and perception of our brand;

•
the level of spending on, and effectiveness of, brand, performance and other marketing initiatives to attract homeowners and guests to our service;

•
our ability to introduce and grow new offerings and tiers, and to deepen our presence in certain geographic regions;

•
the timing, effectiveness, and costs of expansion and upgrades to our services, platform and infrastructure;

•
our ability to hire, integrate, train and retain skilled personnel;

•
our ability to determine the most appropriate investments for our limited resources; and

•
other risks described elsewhere in this proxy statement/prospectus.

A softening of demand, whether caused by events outside of our control, such as COVID-19 or any other pandemic, epidemic or outbreak of infectious disease, changes in homeowner and guest preferences, any of the other factors described above, or elsewhere in this proxy statement/prospectus or otherwise, will impair our ability to grow our revenue. Furthermore, our revenue growth has declined in recent periods and, even if our revenue continues to increase, we expect our revenue growth to decline in the future. If our revenue growth continues to decline, we may not achieve profitability and our business, results of operations, and financial condition could be materially adversely affected.
In addition, our recent growth may make it difficult to evaluate our current business and future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in changing industries that may prevent us from achieving the objectives discussed elsewhere in this proxy statement/prospectus. If we fail to achieve the necessary level of efficiency in our organization as it grows, or if we are not able to accurately forecast future growth, our business would be adversely affected. Moreover, if the assumptions that we use to plan our business are incorrect or change in reaction to changes in our industry and the markets in which we operate, or if we are unable to maintain consistent revenue or revenue growth, the market price of Vacasa Class A Common Stock could be volatile, and it may be difficult to achieve and maintain profitability.
If we are unable to attract new vacation rental homeowners to our platform and maintain relationships with existing vacation rental homeowners, or if homeowners reduce the availability of their homes on our platform, our business, results of operations, and financial condition would be materially adversely affected.
Our business depends on our ability to attract new vacation rental homeowners to our platform and maintain relationships with our existing homeowner base, and on those homeowners allowing us to make their homes available for rental through our service. We deploy focused outbound sales efforts to identify and convert homeowners to our platform, and also utilize a variety of marketing, public relations and communications strategies to increase homeowner awareness regarding our brand. If our sales personnel are unable to accurately identify and convert a sufficient number of prospective homeowners, if they fail to accurately predict the value of these homeowners’ properties on our platform, or if our sales and marketing efforts are otherwise unsuccessful, our revenue and growth prospects could be materially and adversely affected. In addition, homeowners are able to limit the number of nights available through our services. These practices are outside of our direct control. If homeowners do not establish or maintain availability of their vacation rentals, or if the number of Nights Sold declines for a particular period, then our revenue would decline and our business, results of operations, and financial condition would be materially adversely affected.
While we plan to continue to invest in our homeowner base and in tools to assist homeowners, these investments may not be successful in growing our homeowner base or the vacation rental listings published on our platform and through our distribution partners. In addition, homeowners may not continue their contractual arrangements with us if we cannot attract prospective guests to our platform, generate bookings from a large number of guests and create attractive returns to homeowners. If we are unable to retain existing homeowners or add new homeowners, we may be unable to offer a sufficient supply and variety of properties to attract guests to use our platform. If we are unable to attract and retain individual homeowners in a cost-effective manner, or at all, our business, results of operations, and financial condition would be materially adversely affected.
We work with certain homeowner associations to manage their association activities and we often act to manage vacation rental properties for homeowners within these associations. If our fee structure and payment terms are not as competitive as those of our competitors, these homeowner associations may choose to end their business relationships with us thereby reducing the number of homeowners using our platform and vacation rentals listed with our service.
While the number of homeowners using our platform increased year-over-year in 2020, we also saw an increase in homeowner terminations during 2020 due to COVID-19. For the year ended December 31, 2020, approximately 7% of homeowner terminations were directly attributable to COVID-19 based on information provided to the Company by homeowners regarding their reason for terminating. For the six months ended June 30, 2021, homeowner terminations directly attributable to COVID-19 began to normalize and were less than half of the rate observed during the year ended December 31, 2020. A number of factors affecting homeowners could cause homeowner attrition, including: the continuing COVID-19 pandemic or the occurrence of any other pandemic, epidemic or outbreak of infectious disease; changes to, or the enforcement or threatened enforcement of, laws and regulations, including short-term occupancy and tax laws; homeowners, condominium and neighborhood associations adopting and enforcing governing documents or contracts that prohibit or restrict short term rental activities; regulations that purport to ban or otherwise restrict short term rentals; homeowners opting for long-term rentals outside of our service; economic, social, and political factors; perceptions of trust and safety on and off our platform and within our units; or negative experiences with guests, including guests who damage homeowner property, throw unauthorized parties, or engage in violent and unlawful acts. A number of our homeowners are individuals who have acquired properties specifically for rental. Our business, results of operations, and financial condition could be materially adversely affected if our homeowners are unable or unwilling to allow us to list and manage their properties and return to normal operations in the near to immediate term.
We believe that our supplemental homeowner protection program is integral to retaining and acquiring homeowners. Our homeowner insurance program offers a layer of vacation rental liability protection, including $1.0 million liability coverage due to homeowner negligence, $1.0 million coverage in damage protection for homeowners’ homes and coverage for damage to furnishing and valuables up to $20,000. While we currently have no intention to discontinue or reduce these programs, if our intentions change in the future, if the third-party insurance provider ends the program and we cannot implement a comparable program on similar terms, or if the cost of the program rises significantly and becomes less attractive to homeowners, then the number of homeowners who list with us may decline.
Owners whose reservations were cancelled during COVID-19, whether by us or by guests, have had and may continue to have a negative view of our cancellation policy and may experience negative financial impacts as a result of such cancellations. This could materially negatively impact our relationship with our homeowners and guests, resulting in homeowners leaving our service, removing their listings and/or offering less availability, or fewer repeat guests, which in turn could have a material adverse impact on our business, results of operations, and financial condition, as well as on our ability to grow our business.

If we are unable to attract new guests and retain existing guests, our business, results of operations, and financial condition would be materially adversely affected.
Our success depends significantly on existing guests continuing to book and attracting new guests to book our homeowners’ vacation rentals through the Vacasa platform and through listings on the platforms of our distribution partners. Our ability to attract and retain guests could be materially adversely affected by a number of factors, including, among others:
•
the occurrence of events beyond our control, such as the COVID-19 pandemic, any other pandemic, epidemic or outbreak of infectious disease and other health concerns, increased or continuing restrictions on travel and immigration, trade disputes, economic downturns, political, civil or social unrest, and the impact of climate change on travel (including fires, floods, severe weather and other natural disasters) and seasonal destinations;

•
units failing to meet guests’ expectations;

•
increased competition and use of our competitors’ platforms and services;

•
our failure to provide differentiated, high-quality, and an adequate supply of homes at competitive prices;

•
guests not receiving timely and adequate customer support from us;

•
declines or inefficiencies in our marketing efforts;

•
negative associations with, or reduced awareness of, our brand;

•
problems with our distribution partners;

•
negative perceptions of the trust and safety on our platform or in our homeowners’ homes;

•
macroeconomic and other conditions outside of our control affecting travel and hospitality industries generally; and

•
other risks described elsewhere in this proxy statement/prospectus.

In addition, for guests who book directly with us, if our platform is not easy to navigate, guests have an unsatisfactory sign-up, search, booking, or payment experience on our platform, the listings and other content provided on our platform are not displayed effectively to guests, we fail to make our brand known to guests during their rental experience or we fail to provide a rental experience in a manner that meets rapidly changing demand, we could fail to convert first-time guests into repeat customers and fail to engage with existing guests, which would materially adversely affect our business, results of operations, and financial condition.
Bookings through our distribution partners account for a significant portion of our revenue, and if we are unable to maintain our relationships with our existing distribution partners and develop and maintain successful relationships with additional distribution partners, our business, results of operations, and financial condition would be materially and adversely affected. These relationships also subject us to certain risks.
We believe that the continued growth of our business depends, in part, on our ability to maintain our relationships with our existing distribution partners and to identify, develop, and maintain strategic relationships with additional distribution partners, particularly as we continue to grow our brand recognition and our own booking platform. For the year ended December 31, 2020 and the six months ended June 30, 2021, we generated approximately 65% and 70%, respectively, of our Gross Booking Value through our distribution partners. The impairment or termination of these relationships for any reason, or the failure of our distribution partners to effectively market our listings and provide satisfactory user experiences could materially and adversely affect our business, results of operations and financial condition. Our agreements with our existing distribution partners are non-exclusive, meaning our distribution partners can and do provide users looking for vacation rentals in the markets in which we operate access to listings other than ours. These parties are not bound by any requirement to continue to market our listings, and may take actions that promote their or other third-party listings above ours. In addition, certain of these companies are now, or may in the future become, competitors of ours. While we view our distribution partners more as partners than competitors and believe our relationships with these parties are mutually beneficial, we cannot guarantee that our distribution partners will continue to share this view. If our distribution partners view us as competitive, they could limit our access to their platforms, allow access only at an unsustainable cost, or make changes to their platforms that make our listings less desirable to users or harder to access.
In addition, bookings through Airbnb, Booking.com, and Vrbo account for a significant portion of our Gross Booking Value. For the year ended December 31, 2020 and the six months ended June 30, 2021, Gross Booking Value generated through Airbnb, Booking.com, and Vrbo accounted for approximately 95% and 95%, respectively, of the Gross Booking Value generated through our distribution partners. The loss of any one or more of these distribution partners, or a material reduction in the number of listings booked through their platforms, including for any of the reasons described above, would adversely affect our business, financial condition and results of operations.
Any further and continued decline or disruption to the travel and hospitality industries or economic downturn would materially adversely affect our business, results of operations, and financial condition.
Our financial performance is dependent on the strength of the travel and hospitality industries. The outbreak of COVID-19 has caused many governments to implement quarantines and significant restrictions on travel or to advise that people remain at home where possible and avoid crowds, which has had a particularly negative impact on air and other types of travel. In addition, most airlines that suspended or significantly limited their flights at the start of the COVID-19 pandemic continue to operate on reduced flight schedules and at lower passenger capacities, further decreasing opportunities for travel. This led to a decrease in our bookings and an increase in cancellations and associated claims for refunds or credits for the period of time from March 2020 through the third quarter of 2020. In March 2020, we began to offer future stay credits in lieu of refunds to guests who had reservations cancelled due to COVID-19 or who cancelled their reservations within a certain period of time prior to the reservation date. As of June 30, 2021, we accrued approximately $31.6 million of value of unused future stay credits. We expect that COVID-19 may continue to impact our bookings and business in 2021 and beyond. The extent and duration of such impact over the longer term remains uncertain and is dependent on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of COVID-19, potential new strains of the virus, the timing, availability, and effectiveness of vaccines, the extent and effectiveness of containment actions taken, including mobility restrictions, and the impact of these and other factors on travel behavior in general, and on our business in particular. See our risk factor titled “The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and will continue to materially adversely impact our business, results of operations, and financial condition.”
Other events beyond our control, such as unusual or extreme weather or natural disasters, such as earthquakes, hurricanes, fires, tsunamis, floods, severe weather, droughts, and volcanic eruptions, and travel-related health concerns including pandemics and epidemics, restrictions related to travel, trade or immigration policies, wars, terrorist attacks, sources of political uncertainty, such as the United Kingdom’s departure from the European Union (“Brexit”), protests, foreign policy changes, regional hostilities, imposition of taxes or surcharges by regulatory authorities, changes in regulations, policies, or conditions related to sustainability, including climate change, work stoppages, labor unrest or travel-related accidents can disrupt travel globally or otherwise result in declines in travel demand. Because these events or concerns, and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel behavior by consumers, and therefore demand for our platform and services, which would materially adversely affect our business, results of operations, and financial condition. Increasing awareness around the impact of air travel on climate change and the impact of over-tourism may also adversely impact the travel and hospitality industries and demand for our platform and services.
Our financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Some of the factors that have an impact on discretionary consumer spending include general economic conditions, worldwide or regional recessions, unemployment, consumer debt, reductions in net worth, fluctuations in exchange rates, residential real estate and mortgage markets, taxation, energy prices, interest rates, consumer confidence, tariffs, and other macroeconomic factors. Consumer preferences tend to shift to lower-cost alternatives during recessionary periods and other periods in which disposable income is adversely affected, which could lead to a decline in the bookings and prices for rentals through our platform and an increase in cancellations, and thus result in lower revenue. Leisure travel in particular, which accounts for a substantial majority of our current business, is dependent on discretionary consumer spending levels. Downturns in worldwide or regional economic conditions, such as the current downturn resulting from the COVID-19 pandemic, have led to a general decrease in leisure travel and travel spending, and similar downturns in the future may materially adversely impact demand for our platform and services. Such a shift in consumer behavior would materially adversely affect our business, results of operations, and financial condition.
Our continued growth depends, in part, on our ability to consummate portfolio transactions on favorable terms and to effectively manage the risks associated with these transactions.
Our ability to successfully execute portfolio transactions is critical to our ability to enter new markets and build local market density at a faster rate than we can achieve through individual homeowner additions. As a result, we believe our portfolio approach contributes to our ability to grow revenue and increase our profitability over time. Our ability to execute our portfolio strategy depends, in part, on our ability to identify and maintain a robust pipeline of local professionally managed vacation home businesses in new and existing markets, enter into transaction arrangements on favorable terms and optimize the performance of these properties upon onboarding. If we are unable to identify a sufficient number of property portfolios, or if local property managers are unwilling to transact with us on favorable terms, our business, results of operations, financial condition and growth prospects could be materially and adversely affected.
In addition, onboarding the properties we acquire through our portfolio approach can entail significant costs and risks that have the potential to erode the profitability we may expect to achieve through these transactions. The onboarding process for these properties involves, among other things, understanding and standardizing accounting systems and bookkeeping practices and moving homeowners onto our standardized contracts. It is possible homeowners may choose not to enter into agreements with us once their existing agreements expire. Our ability to successfully execute these transactions also depends on our ability to retain key staff members of the businesses we acquire, particularly in cases where we are entering new markets, which we cannot guarantee we will be able to do. Executing these transactions in new markets also entails additional costs and risks, including the need to understand and comply with new regulatory requirements and build our local operations network and other local resources. If we are unable to successfully and efficiently manage these risks and their associated costs, these transactions may be less profitable than we anticipate, fail to be profitable at all, or otherwise adversely affect our business, results of operations and financial condition.
Furthermore, certain of the businesses we acquire through our portfolio approach may not initially have the accounting systems necessary to provide the information we need to report certain key metrics, such as Gross Booking Value (“GBV”), Nights Sold, and GBV per Night Sold. As a result, for the period during which they are being integrated, such metrics may be reported exclusive of these non-integrated units, which could adversely affect investor perceptions regarding our business and the trading price of Vacasa Class A Common Stock.
The failure to successfully execute and integrate strategic acquisitions at our historical rate and at acceptable prices, and to enter into other strategic transactions and relationships that support our long-term strategy, could materially adversely affect our business, results of operations, and financial condition, as well as our ability to grow our business. These strategic transactions and relationships also subject us to certain risks.
We have acquired multiple businesses, including our October 2019 acquisition of WVRNA and our April 2021 acquisition of TurnKey, and we regularly evaluate potential strategic acquisitions and other strategic transactions in the ordinary course as part of our business strategy. We may not be able to consummate strategic acquisitions at rates similar to the past, which could adversely impact our growth rate and the trading price of Vacasa Class A Common Stock. Promising acquisitions, investments and other strategic transactions are difficult to identify and complete for a number of reasons, including high valuations, competition among prospective buyers, the availability of affordable funding in the capital markets and the need to satisfy applicable closing conditions and obtain applicable antitrust and other regulatory approvals on acceptable terms. Changes in accounting or regulatory requirements or instability in the credit markets could also adversely impact our ability to consummate these transactions on acceptable terms or at all. As a result, we may enter into negotiations for strategic acquisitions that are not ultimately consummated, and those negotiations could result in diversion of management time and significant out-of-pocket costs. In addition, competition for strategic acquisitions, investments and other strategic transactions may result in higher purchase prices or other terms less economically favorable to us. We may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on our business and significant use of available cash to make payments of interest and principal. In addition, we may finance such acquisitions by issuing equity or convertible debt securities, which could result in further dilution to our existing stockholders. If we fail to evaluate and execute strategic acquisitions and other strategic transactions successfully, our business, results of operations, and financial condition could be materially adversely affected.
In addition, even if we are able to consummate strategic acquisitions and enter into other strategic transactions and relationships, we cannot assure you that any such strategic transactions or relationships will be successful. Integrating any strategic transactions into our existing business may create unforeseen operating difficulties and costs, which may be further exacerbated by factors and events beyond our control. For example, in October 2019, we completed the acquisition of Wyndham Vacation Rental North America, LLC (“WVRNA”) and its related subsidiaries from Wyndham Destinations, Inc. and took over Wyndham’s vacation rental property management operations in North America. This included management of over 9,000 new properties, 100 homeowner and community association arrangements, management of resort operations and certain ancillary services. Soon after the acquisition, we began the process of integrating the vacation rental management activities of various operating entities under the WVRNA umbrella, each of which had different and varied business operations and practices. In the first quarter of 2020, as we began to execute a number of key integration initiatives, the COVID-19 pandemic hit and negatively impacted our ability to effectively and efficiently integrate the business, significantly delaying our business harmonization efforts. In addition, in April 2021, we acquired TurnKey’s vacation rental property management business, adding approximately 6,000 units to our inventory and approximately 500 employees to our workforce. We are in the early stages of our integration efforts with TurnKey and are encountering similar challenges of rationalizing and combining disparate business practices and processes.
Furthermore, strategic acquisitions and other strategic transactions and relationships involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could negatively affect our growth rate and the trading price of Vacasa Class A Common Stock, and may have a material adverse effect on our business, results of operations and financial condition:
•
Any business that we acquire or invest in could under-perform relative to our expectations and the price that we paid or not perform in accordance with our anticipated timetable, or we could fail to operate any such business profitably;

•
Any debt we incur or assume in connection with our strategic acquisitions and other strategic transactions and relationships could cause a deterioration of our credit ratings, increase our borrowing costs and interest expense, and diminish our future access to the capital markets;

•
Acquisitions and other strategic transactions and relationships could cause our financial results to differ from our own or the investment community’s expectations in any given period, or over the long-term;

•
Pre-closing and post-closing earnings charges could adversely impact operating results in any given period, and the impact may be substantially different from period to period;

•
Acquisitions and other strategic transactions and relationships could create demands on our management, operational resources and financial and internal control systems that we are unable to effectively address;

•
We may be unable to achieve cost savings or other synergies anticipated in connection with a strategic acquisition or other strategic transaction or relationship;

•
We may assume unknown liabilities, known contingent liabilities that become realized, known liabilities that prove greater than anticipated, internal control deficiencies or exposure to regulatory sanctions resulting from the acquired company’s or investee’s activities and the realization of any of these liabilities or deficiencies may increase our expenses, adversely affect our financial position and/or cause us to fail to meet our public financial reporting obligations;
•
In connection with strategic acquisitions and other strategic transactions and relationships, we often enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations, which may have unpredictable financial results;

•
As a result of our strategic acquisitions, we have recorded significant goodwill and other assets on our balance sheet and if we are not able to realize the value of these assets, or if the fair value of our investments declines, we may be required to incur impairment charges; and

•
We may have interests that diverge from those of our strategic partners and we may not be able to direct the management and operations of the strategic relationship in the manner we believe is most appropriate, exposing us to additional risk.

Our failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new offerings could reduce our ability to compete and could adversely affect our business.
Since our founding, our principal sources of liquidity have been from proceeds we have received through the issuance of preferred equity and debt financing. We have incurred significant operating losses and generated negative cash flows from operations as we have invested to support the growth of our business and expect to continue to do so in the future as we execute on our strategic initiatives to grow our business. While we currently anticipate our existing sources of liquidity will be sufficient to fund our operations, working capital requirements, capital expenditures and debt service obligations for at least the twelve months following the date of this proxy statement / prospectus, our future capital requirements will depend on many factors, including, but not limited to, our growth, our ability to attract and retain new homeowners and guests that utilize our services, the extent and profitability of our portfolio transaction activity, the continuing market acceptance of our offerings, the timing and extent of spending to enhance our technology, and the expansion of our sales and marketing activities and, as a result, we may require additional financing. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and the condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of Vacasa Class A Common Stock. In addition, our stockholders will experience additional dilution when UAR and option holders exercise their right to purchase Vacasa Class A Common Stock under our equity incentive plans, when any restricted stock units we may grant from time to time vest and settle, when we issue equity awards to our employees under our equity incentive plans or our employee stock purchase plan, and when we otherwise issue additional equity interests.
If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:
•
develop or enhance our platform, products or services;

•
consummate portfolio transactions and strategic acquisitions in order to grow our supply in existing markets and enter new markets;

•
continue to expand our research and development and sales and marketing organizations;

•
acquire complementary technologies, products or businesses;

•
effectively expand our operations in the United States and internationally;

•
hire, train, and retain employees; or

•
respond to competitive pressures or unanticipated working capital requirements.

If we are unable to raise additional funds when we need them and on terms that are acceptable to us, our ability to continue to support our business, to respond to business challenges and opportunities, and to execute our growth strategy would be significantly limited, and our business, results of operations, and financial condition would be materially adversely affected.
The business and industry in which we participate are highly competitive, and we may be unable to compete successfully with our current or future competitors.
We operate in a highly competitive environment and we face significant competition in attracting and retaining homeowners and guests.
Homeowners. Homeowners have two primary options for online listing, demand generation and distribution and care of their units, self-management or using local property management businesses. Homeowners who self-manage are able to list on sites such as Airbnb and Vrbo, and may choose to leverage additional software tools to handle aspects of the process such as pricing or scheduling, or fully self-manage. We compete for homeowners based on many factors, including the volume of bookings generated by guests on our platform and those of our distribution partners; ease of onboarding onto our platform; the service fees and commissions we charge; the owner protections we offer, such as our insurance programs; and the strength of our brand. Throughout the COVID-19 pandemic, we have also competed based on our cancellation and shut down policies in response to regulatory actions.
Guests. We also compete to attract guests to our platform. Guests have a wide range of options for finding and booking accommodations, and as such, we compete with other forms of accommodations including hotels, other vacation rental companies, and serviced apartment providers, both online and offline. We also compete for traffic and demand generation through our direct booking channel with Airbnb, Booking Holdings (including the brands Agoda.com, Booking.com, KAYAK, and Priceline.com), Expedia Group (including the brands Expedia, Hotels.com, Orbitz, Travelocity and Vrbo), Google, Tripadvisor, Trivago, and regional booking sites and OTAs, and to a lesser degree, urban rental sites such as Sonder, and niche programs such as Inspirato. We compete for guests based on many factors, including the uniqueness and quality of our inventory and the availability of homes; the value and all-in cost of our offerings relative to other options, our brand; and the ease of use of our platform. Throughout the COVID-19 pandemic, we have also competed based on the availability of inventory close to where guests live, as well as the perceived safety and cleanliness of the listings on our platform.
Our competitors are adopting aspects of our business model, which could affect our ability to differentiate our offerings from competitors. Increased competition could reduce demand for our platform from homeowners and guests, slow our growth, and materially adversely affect our business, results of operations, and financial condition.
Many of our current and potential competitors are larger and have greater financial, technical and other resources that provide substantial competitive advantages, such as greater brand name recognition, longer operating histories, larger marketing budgets and established marketing relationships, and significantly greater resources for the development of their offerings. In addition, many of our current and potential competitors have access to larger user bases and/or inventory for accommodations, and may provide multiple travel products, including flights. As a result, our competitors may be able to provide consumers with a better or more complete product experience and respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or homeowner and guest requirements or preferences. The global travel industry has experienced significant consolidation, and we expect this trend may continue as companies attempt to strengthen or hold their market positions in a highly competitive industry. Consolidation amongst our competitors will give them increased scale and may enhance their capacity, abilities, and resources, and lower their cost structures. In addition, emerging start-ups may be able to innovate and focus on developing a new product or service faster than we can or may foresee consumer need for new offerings or technologies before us.
Some of our competitors and potential competitors have more established or varied relationships with consumers than we do, and they could use these advantages in ways that could affect our competitive position, including by entering the travel and accommodations businesses. For example, some competitors and potential competitors are creating “super-apps” where consumers can use many online services without leaving that company’s app. If any of these platforms are successful in offering services to consumers that are similar to ours, or if we are unable to offer our services to consumers within these super-apps, our customer acquisition efforts could be less effective and our customer acquisition costs, including our brand and performance marketing expenses, could increase, any of which could materially adversely affect our business, results of operations, and financial condition.
We also face increasing competition from search engines, including Google. The way Google presents travel search results, and its promotion of its own travel meta-search services, such as Google Travel and Google Vacation Rental Ads, or similar actions from other search engines, and their practices concerning search rankings, could decrease our search traffic, increase traffic acquisition costs, and/or disintermediate our platform. These parties can also offer their own comprehensive travel planning and booking tools, or refer leads directly to suppliers, other favored partners, or themselves, which could also disintermediate our platform. In addition, if Google or Apple use their own mobile operating systems or app distribution channels to favor their own or other preferred travel service offerings, or impose policies that effectively disallow us to continue our full product offerings in those channels, it could materially adversely affect our ability to engage with homeowners and guests who access our platform via mobile apps or search, which would negatively impact our business, results of operations and financial condition.
The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and will continue to materially adversely impact our business, results of operations, and financial condition.
In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. In an attempt to limit the spread of the virus, governments imposed various restrictions, including emergency declarations at the international, federal, state, and local levels, school and business closings, quarantines, “shelter at home” & “stay-at-home” orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures, which have had and may continue to have a material adverse impact on our business and operations and on travel behavior and demand.
In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business, we took cost reduction measures to mitigate the adverse impacts of COVID-19 during the first two quarters of 2020, which included lower discretionary and overhead spending, as well as an internal reorganization that reduced the size of our workforce, primarily in North America, resulting in the elimination of approximately 850 positions. Additionally, we furloughed approximately 3,000 employees, which primarily occurred in the second quarter of 2020. This reduction in workforce impacted all of our teams with significant reductions in our operations, customer service and our sales teams. These organizational changes also resulted in the loss of institutional knowledge, relationships, and expertise for critical roles, which may not have been effectively transferred to continuing employees and diverted attention from operating our business. These actions resulted in personnel capacity constraints and had an adverse effect on our ability to grow, integrate acquired businesses and resources, develop innovative products, and compete. These actions resulted in increased employee attrition, reduced employee morale and productivity and problems retaining existing and recruiting future employees due to brand damage, which could have a material adverse impact on our business, results of operations, and financial condition. The reduction in force and other restructuring activities resulted in charges of $5.0 million in 2020.
In addition, the COVID-19 pandemic materially and adversely impacted our operating and financial results for the year ended December 31, 2020. Beginning at the end of the first quarter of 2020, we experienced a significant decline in revenue resulting from a decrease in bookings and an increase in cancellations, which in turn impacted Nights Sold. Due to the impact the reduction in bookings initially had on our financial condition, we issued $108.1 million in aggregate principal amount of our D-1 Convertible Notes to provide for liquidity and fund other general corporate initiatives. While we began to experience a significant increase in bookings and reduction in cancellations in the second half of 2020, management made the decision to realign its business and strategic priorities based on our core operating strengths, which resulted in the wind-down of a significant portion of our international business by December 31, 2020. Additionally, our additions of new units were significantly muted in 2020 due to the reduction in sales staff and portfolio spend associated with COVID-19 furloughs, layoffs and cash preservation strategies. As a result, we did not grow our total unit inventory in 2020 to the same extent we have historically, which is impacting our revenue growth in 2021. In light of the evolving nature of COVID-19 and the uncertainty it has produced around the world, we do not believe it is possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business, results of operations, and financial condition. The extent to which the COVID-19 pandemic will impact our business, results of operations and financial condition will depend largely on future developments, including the duration and extent of the spread of COVID-19 both globally and within the United States, the availability and adoption of vaccines for COVID-19, the prevalence of local, national, and international travel restrictions, the duration and extent of reduced flight volume, the impact on capital and financial markets and on the U.S. and global economies, including foreign currencies exchange, and the effects of governmental or regulatory orders that impact our business, all of which are highly uncertain and cannot be predicted. Moreover, even as stay-at-home orders and travel advisories are lifted, demand for our offerings may remain depressed in some markets for a significant length of time, and we cannot predict if and when demand will return to pre-COVID-19 levels.
In addition, COVID-19 has disrupted and may continue to disrupt the operations of our business partners and third-party vendors and service providers. We cannot predict the impact the COVID-19 pandemic will ultimately have on these parties, and we may continue to be materially adversely impacted as a result of any material adverse impact our business partners and third-party vendors suffer now and in the future.
For example, some homeowners have chosen to impose owner blocks or take their properties out of service or out of our portfolio entirely due to either changed personal economic circumstances or concern for safety relating to COVID-19. The COVID-19 pandemic has also resulted in, and may continue to result in, significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. Furthermore, our customer service support teams continue to work remotely, and it is possible that widespread remote work arrangements could have a materially negative impact on homeowner and guest satisfaction resulting from potential delays or slower than usual response times in receiving assistance from our customer support organization. The negative impact on our homeowners’ and guests’ satisfaction could adversely impact our operations, the execution of our business plans, and the productivity and availability of key personnel and other employees necessary to conduct our business, and of third-party service providers that perform critical services for us, and otherwise cause operational failures due to changes in our normal business practices necessitated by the COVID-19 pandemic and related governmental actions. If a natural disaster, power outage, connectivity issue, or other event occurs that impacts our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in material consumer privacy, information technology security, and fraud risks. The manner in which we have adjusted our business following the COVID-19 pandemic is based on our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities, and is subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.
It is not possible to quantify the impact the COVID-19 pandemic has had on our business and operations to date as a result of the factors discussed above, or to estimate the long-term impact that COVID-19 could have on our business, financial condition and results of operations as the impact will depend on future developments, which are highly uncertain and cannot be predicted. Even after the outbreak of COVID-19 has subsided, we may experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future. These uncertainties may increase variability in our results of operations and adversely affect our ability to accurately forecast changes in our operating and financial performance in future periods. To the extent the COVID-19 pandemic continues to materially adversely affect our business, results of operations, and financial condition, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially adversely impact our business, results of operations, and financial condition.
We may experience significant fluctuations in our results of operations from quarter to quarter and year to year as a result of seasonality and other factors, which make it difficult to forecast our future results.
Our results of operations may vary significantly from quarter to quarter and year to year and are not an indication of our future performance. Our overall business is seasonal, reflecting typical travel behavior patterns over the course of the calendar year. In addition, each market where we operate has unique seasonality, events, and weather that can increase or decrease demand for our offerings. Certain holidays can have an impact on our revenue by increasing Nights Sold on the holiday itself or during the preceding and subsequent weekends. Typically, our second and third quarters have higher revenue due to increased Nights Sold. Our GBV typically follows the seasonality patterns of Nights Sold. Our operations and support costs also increase in the second and third quarters as we increase our hourly staffing to handle increased activity on our platform in those periods. In 2020, we saw COVID-19 overwhelm the historical seasonality pattern in our revenue as well as in our Nights Sold, Gross Booking Value and Adjusted EBITDA These changes were primarily the result of shelter-in-place orders and changing travel preferences relating to the COVID-19 pandemic. We expect this impact on typical seasonality to continue as long as COVID-19 continues to impact travel restrictions and customer preferences globally. As our business matures, other seasonal trends may develop, or these existing seasonal trends may become more extreme. In addition to seasonality, our results of operations may fluctuate as a result of a variety of other factors, many of which are beyond our control, may be difficult to predict, and may not fully reflect the underlying performance of our business, including:
•
reduced travel and cancellations due to other events beyond our control such as health concerns, including the COVID-19 pandemic or other pandemics, epidemics or outbreaks of infectious disease, natural disasters, wars, regional hostilities or law enforcement demands and other regulatory actions;

•
periods with increased investments in our platform for existing offerings, new offerings and initiatives, marketing, and the accompanying growth in headcount;

•
our ability to maintain growth and effectively manage that growth;

•
increased competition;

•
our ability to expand our operations in new and existing regions;

•
changes in governmental or other regulations affecting our business;

•
changes to our internal policies or strategies;

•
harm to our brand or reputation; and

•
other risks described elsewhere in this proxy statement/prospectus.

As a result, it may be more difficult to accurately forecast our results of operations and, if our forecasts are not accurate, we may fail to meet the expectations of investors and securities analysts, which could cause the trading price of Vacasa Class A Common Stock to fall substantially and potentially subject us to costly lawsuits, including securities class action suits. Moreover, we base our expense levels and investment plans on estimates for revenue that may turn out to be inaccurate. A significant portion of our expenses and investments are fixed, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If our assumptions regarding the risks and uncertainties that we use to plan our business are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, results of operations, and financial condition could be materially adversely affected.
Demand for vacation rental properties has increased in recent periods compared to demand for other forms of accommodations, and we cannot guarantee that this trend will continue once the COVID-19 pandemic subsides.
Despite the uncertainties caused by the COVID-19 pandemic, demand for vacation rental properties has increased over the last 18 months and we believe that COVID-19 helped to accelerate that trend. For instance, according to the Skift study, which we commissioned, approximately 19% of travelers stayed in a vacation rental for the first time during the pandemic. We believe that social distancing requirements and concerns about cleanliness made vacation rental properties more appealing to travelers than traditional accommodations, such as hotels, due to the increased privacy that vacation rentals provide. We experienced significant strength in the fourth quarter of 2020 due to pent up demand from COVID-19 limiting travel in the second and third quarters of 2020, which drove Nights Sold per unit and revenue per unit up above typical seasonal levels. We do not anticipate that this atypical seasonality will reoccur and anticipate that as a result, revenue growth in the fourth quarter of 2021 will appear muted.
Despite the increased demand for vacation rental properties over the last 18 months, we cannot be certain that this trend will continue after the COVID-19 pandemic ends. As social distancing measures are lifted and international destinations reopen for tourism, it is possible that travelers may prefer to stay in traditional accommodations or vacation in international locations where we do not operate. If the demand for vacation rental properties decreases and reduces our overall number of Nights Sold, our results of operations could differ materially from our expectations and our business, results of operations, and financial condition could be materially adversely affected.
Our customer support function is critical to the success of our platform, and any failure to provide high-quality service could affect our ability to retain our existing homeowners and guests and attract new ones.
Our ability to provide high-quality support to our homeowners and guests is important for the growth of our business and any failure to maintain such standards of customer support, or any perception that we do not provide high-quality service, could affect our ability to retain and attract homeowners and guests. Meeting the customer support expectations of our homeowners and guests requires significant time and resources from our community support team and significant investment in staffing, technology, including automation and machine learning to improve efficiency, infrastructure, policies, and community support tools. The failure to develop the appropriate technology, infrastructure, policies, and community support tools, or to manage or properly train our community support team, could compromise our ability to resolve questions and complaints quickly and effectively. The number of our homeowners and guests has grown significantly and such growth, as well as any future growth, will put additional pressure on our customer support organization and our technology organization. In addition, as we service an international customer base, we need to be able to provide effective support that meets our homeowners’ and guests’ needs and languages globally at scale. As part of the reduction in force we undertook in March 2020 in response to the COVID-19 pandemic, we significantly reduced the number of employees in our customer support organization and our technology organization, which impacted our ability to provide effective support to our homeowners and guests. Our service is staffed based on business forecasts. Any volatility in those forecasts could lead to staffing gaps that could impact the quality of our service. We have in the past experienced and may in the future experience backlog incidents that lead to substantial delays or other issues in responding to requests for customer support, which may reduce our ability to effectively retain homeowners and guests.
The vast majority of our customer support is performed by employees. We rely on our internal team and some third party providers to provide timely and appropriate responses to the inquiries of homeowners and guests that come to us via telephone, email, social media, and chat. Reliance on third parties requires that we provide proper guidance and training for their employees, maintain proper controls and procedures for interacting with our community, and ensure acceptable levels of quality and customer satisfaction are achieved.
We provide customer support to homeowners and guests and help to mediate disputes between homeowners and guests. We rely on information provided by homeowners and guests and are at times limited in our ability to provide adequate support or help homeowners and guests resolve disputes due to our lack of information or control. To the extent that homeowners and guests are not satisfied with the quality or timeliness of our customer support, we may not be able to retain homeowners or guests, and our reputation as well as our business, results of operations, and financial condition could be materially adversely affected.
When a homeowner or guest has a poor experience on our platform or with our service, we may issue refunds or future stay credits. These refunds and future stay credits are generally treated as a reduction to revenue. In addition, where there is property damage to a home below the threshold for our homeowner protection insurance, in certain cases, we may make payouts for property damage claims based on our damage waiver program, which we account for as consideration paid to a customer and is also generally treated as a reduction in revenue. A robust customer support effort is costly, and we expect such cost to continue to rise in the future as we grow our business. We have historically seen a significant number of customer support inquiries from homeowners and guests. Our efforts to reduce the number of customer support requests may not be effective, and we could incur increased costs without corresponding revenue, which would materially adversely affect our business, results of operations, and financial condition.
Our business depends on our ability to attract and retain capable management and employees, and if we lose any of our key personnel, or if we are unable to attract, retain and motivate a sufficient number of skilled personnel, our business, results of operations, and financial condition could be materially adversely affected and we may be unable to execute our growth strategy.
Our success depends in large part on our ability to attract and retain high-quality management and employees. Our CEO, CFO and other members of our senior management team, as well as other employees, may terminate their employment with us at any time. Losing the services of members of our senior management team could materially harm our business until a suitable replacement is found, and such replacement may not have equal experience and capabilities. In addition, we have not purchased life insurance on any members of our senior management team. Furthermore, given the importance of our key executives to our business, we are also vulnerable to the risk that they may take actions, either within or outside the scope of their duties, that intentionally or unintentionally tarnish our brand and reputation or otherwise adversely affect our business, results of operations, and financial condition.
As we continue to grow, we cannot guarantee that we will be able to attract and retain the personnel we need. Our business requires highly skilled technical, engineering, design, product, data analytics, marketing, business development, and community support personnel, including executive-level employees, who are in high demand and are often subject to competing offers. Competition for qualified employees and executive-level employees is intense in our industry. The loss of qualified employees, or an inability to attract, retain, and motivate employees required for the planned expansion of our business would materially adversely affect our business, results of operations, and financial condition and impair our ability to grow.
To attract and retain key personnel, we use various measures, including an equity incentive program. As we continue to mature, the incentives to attract, retain, and motivate employees provided by our programs or by future arrangements may not be as effective as in the past. We have a number of current employees who hold equity in our company or whose equity awards are or will become substantially vested one hundred and eighty (180) days following the completion of the Business Combination. As a result, it may be difficult for us to continue to retain and motivate these employees, and the value of their holdings could affect their decisions about whether or not they continue to work for us. Our ability to attract, retain, and motivate employees may be adversely affected by declines in our stock price. If we issue significant equity to attract employees or to retain our existing employees, we would incur substantial additional stock-based compensation expense and the ownership of our existing stockholders would be further diluted.
In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business, in March 2020, we took measures to reduce our workforce. This has led to increased attrition and could lead to reduced employee morale and productivity and problems retaining existing and recruiting future employees, which could have a material adverse impact on our business, results of operations, and financial condition.
We may face increased personnel costs or labor shortages that could slow our growth and adversely affect our business, results of operations and financial condition.
Personnel costs are a primary component of our operating expenses. If we face labor shortages or increased personnel costs because of increased competition for employees, higher employee turnover rates, increases in the federally-mandated or state-mandated minimum wage, changes in exempt and non-exempt status, or other employee benefits costs (including costs associated with health insurance coverage or workers’ compensation insurance), our operating expenses could increase and our growth could be adversely affected.
We have a substantial number of employees who are paid wage rates near, at or based on the applicable federal or state minimum wage, and increases in the applicable minimum wage will increase our personnel costs. From time to time, legislative proposals are made to increase the minimum wage at the federal or state level. As federal, state or other applicable minimum wage rates increase, we may be required to increase not only the wage rates of minimum wage employees, but also the wages paid to our other hourly employees.

It may not be possible to increase prices in order to pass future increased personnel costs on to homeowners and/or guests, in which case our margins would be negatively affected. Even if we are able to increase prices to cover increased personnel costs, however, the higher prices could result in lower revenues, which may also reduce margins.
Furthermore, as discussed elsewhere in this “Risk Factors” section, the successful operation of our business depends upon our ability to attract, retain and motivate a sufficient number of qualified management and other employees. Competition for qualified employees and executive-level employees is intense in our industry, and we may face shortages of skilled labor from time to time in the markets in which we operate. For example, we are currently facing an industry-wide shortage in available housekeeping and field labor, and we expect this shortage to continue in the near future. Furthermore, inability to adequately staff can be particularly challenging during peak season in certain markets, when we are required to hire a large number of seasonal workers in order to scale our local operations networks. Shortages of skilled labor may make it increasingly difficult and expensive to attract, train and retain the services of a sufficient number of qualified employees, which could adversely affect homeowner and guest satisfaction and impair our ability to attract new homeowners and guests and retain our relationships with our existing homeowners and guests. Furthermore, competition for qualified employees, particularly in markets where such shortages exist, could require us to pay higher wages, which could result in higher personnel costs. Certain Canadian employees of one of our Canadian subsidiaries are under collective bargaining agreements which regulate certain aspects of our employment terms, including compensation, for such individuals. Although none of our U.S. employees are currently covered under collective bargaining agreements, we cannot guarantee that our U.S. employees will not elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could increase our costs and adversely affect our business, financial condition and results of operations.
In addition, we are subject to a number of other federal, state, local, and foreign laws regulating employment and employee working conditions, including employment dispute and employee bargaining processes, collective and representative actions, and other employment compliance requirements. Compliance with these regulations is costly and requires significant resources, and we may suffer losses from or incur significant costs to defend claims alleging non-compliance with these regulations. In addition, immigration reform continues to attract significant attention in the public arena and the U.S. Congress. If new immigration legislation is enacted, such laws may contain provisions that could increase our costs in recruiting, training and retaining employees.
Maintaining and enhancing our brand and reputation is critical to our growth, and negative publicity could damage our brand and thereby harm our ability to compete effectively, and could materially adversely affect our business, results of operations, and financial condition.
Our brand and our reputation are two of our most important assets. Maintaining and enhancing our brand and reputation is critical to our ability to attract homeowners, guests, and employees, to compete effectively, to maintain relationships with our distribution partners, to preserve and deepen the engagement of our existing homeowners, guests, and employees, to maintain and improve our standing in the communities where our homeowners operate (including our standing with community leaders and regulatory bodies), and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. As our brand grows, we expect to depend more heavily on the perceptions of homeowners and guests who use our platform and our services to help make word-of-mouth recommendations that contribute to our growth.
Any incident, whether actual or rumored to have occurred, involving the safety or security of vacation rental homes, homeowners, guests, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to Vacasa, and any media coverage resulting therefrom, could create a negative public perception of our platform, which would adversely impact our ability to attract homeowners and guests. In addition, when homeowners cancel reservations or if we fail to provide timely refunds to guests in connection with cancellations, guest perception of the value of our platform is adversely impacted and may cause guests to not use our platform in the future. The impact of these issues may be more pronounced if we are seen to have failed to provide prompt and appropriate community support or if our platform policies are perceived to be too permissive, too restrictive, or as providing homeowners and/or guests with unsatisfactory resolutions. We have been the subject of media reports, social media posts, blog posts, and content in other forums that contain allegations about our business or activity on our platform that create negative publicity. As a result of these complaints and negative publicity, some homeowners have refrained from, and may in the future refrain from, listing with us, and some guests have refrained from, and may in the future refrain from, using our platform, which could materially adversely affect our business, results of operations, and financial condition.
In addition, our brand and reputation could be harmed if we fail to act responsibly or are perceived as not acting responsibly, or if we fail to comply with regulatory requirements as interpreted by certain governments or agencies thereof, in a number of other areas, such as safety and security, data security, privacy practices, provision of information about users and activities on our platform, sustainability, human rights, diversity, non-discrimination, and support for employees and local communities. Media, legislative, or government scrutiny around our company, including the perceived impact on affordable housing and over-tourism, neighborhood nuisance, privacy practices, provision of information as requested by certain governments or agencies thereof, content on our platform, business practices and strategic plans, impact of travel on the environment, and public health policies that may cause geopolitical backlash, our business partners, private companies where we have minority investments, and our practices relating to our platform, offerings, employees, competition, litigation, and response to regulatory activity, could adversely affect our brand and our reputation with our homeowners, guests, and communities. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Any resulting damage to our brand or reputation could materially adversely affect our business, results of operations, and financial condition.
In addition, we rely on our homeowners and guests to provide trustworthy reviews and ratings that our homeowners or guests may rely upon to help decide whether or not to book a particular listing or accept a particular booking and that we use to enforce quality standards. We rely on these reviews to further strengthen trust among members of our community. Our homeowners and guests may be less likely to rely on reviews and ratings if they believe that our review system does not generate trustworthy reviews and ratings. We have procedures in place to combat fraud or abuse of our review system, but we cannot guarantee that these procedures are or will be effective. In addition, if our homeowners and guests do not leave reliable reviews and ratings, other potential homeowners or guests may disregard those reviews and ratings, and our systems that use reviews and ratings to enforce quality standards would be less effective, which could reduce trust within our community and damage our brand and reputation, and could materially adversely affect our business, results of operations, and financial condition
Owner, guest, or third-party actions that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our services, affect our ability to attract and retain homeowners and guests and materially adversely affect our reputation, business, results of operations, and financial condition.
While we take certain measures to reduce the risk of fraudulent or criminal activity in connection with use of our services, we do not have complete control over or the ability to predict the actions of our users and other third parties, such as neighbors or invitees, either during the guest’s stay, or otherwise, and therefore, we cannot guarantee the safety of our employees, homeowners, guests, and third parties. The actions of homeowners, guests, and other third parties have resulted and can further result in fatalities, injuries, other bodily harm, fraud, invasion of privacy, property damage, discrimination, brand and reputational damage, which have created and could continue to create potential legal or other liabilities for us. We do not verify the identity of all of our homeowners and guests nor do we verify or screen third parties who may be present during a reservation made through our platform. Our identity verification processes rely on, among other things, information provided by homeowners and guests, and our ability to validate that information and the effectiveness of third-party service providers that support our verification processes may be limited. Certain verification processes, including legacy verification processes on which we previously relied, may be less reliable than others. These processes are beneficial but are currently minimal and have limitations due to a variety of factors, including laws and regulations that prohibit or limit our ability to conduct effective background checks in some jurisdictions, the unavailability of information, and the inability of our systems to detect all suspicious activity. There can be no assurances that the measures we take will significantly reduce criminal or fraudulent activity on our platform.

In addition, we may not adequately police the safety, suitability, location, quality, availability of recreational items or other amenities, compliance with our policies or standards, and legal compliance, such as fire code compliance or the presence of carbon monoxide detectors, of all our homeowners’ properties. We have in the past taken steps to investigate issues raised by guests and homeowners and endeavor to require our local home care staff, including maintenance and housekeeping teams, to do periodic compliance checks, but we cannot ensure that these are consistently performed. We have created policies and standards to respond to issues reported with properties, but some vacation rentals may pose heightened safety risks to individual users because those issues have not been reported to us or because our local operations team has not taken the requisite action based on our policies. We rely, in part, on reports of issues from homeowners and guests to investigate and enforce many of our policies and standards. In addition, our policies may not contemplate certain safety risks posed by rental homes or individual homeowners or guests or may not sufficiently address those risks. For example, we have been in the past, and may be in the future, subject to legal claims and potential liability relating to injuries or other damages sustained in connection with guests’ use of recreational items and other amenities on our homeowners’ properties. Though we typically seek to obtain waivers from liabilities associated with guest use of these items, homeowners do not always inform us that such items are present on their properties and, in any event, we cannot guarantee that any waiver we are able to obtain will be found to be enforceable.
We have also faced civil litigation, regulatory investigations, and inquiries involving allegations of, among other things, unsafe or unsuitable rental homes, discriminatory policies, data processing, practices or behavior on and off our platform or by homeowners, guests, and third parties, general misrepresentations regarding the safety or accuracy of offerings on our platform, and other homeowner, guest, or third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent. While we recognize that we need to continue to build trust and invest in innovations that will support trust when it comes to our policies, tools, and procedures to protect homeowners, guests, and the communities in which our homeowners operate, we may not be successful in doing so. Similarly, listings that are inaccurate, of a lower than expected quality, or that do not comply with our policies may harm guests and public perception of the quality and safety of rental homes on our platform and materially adversely affect our reputation, business, results of operations, and financial condition.
If homeowners, guests, or third parties engage in criminal activity, misconduct, fraudulent, negligent, or inappropriate conduct or use our platform as a conduit for criminal activity, consumers may not consider our platform and the listings on our platform safe, and we may receive negative media coverage, or be subject to involvement in a government investigation concerning such activity, which could adversely impact our brand and reputation, and lower the adoption rate of our platform. For example:
•
there have been shootings and other criminal or violent acts on properties booked on our platform, including as a result of unsanctioned house parties;

•
there have been undisclosed hidden cameras and claims of invasion of privacy at properties; and

•
there have been incidents of homeowners and guests engaging in criminal, fraudulent, or unsafe behavior and other misconduct while using our platform.

The methods used by perpetrators of fraud and other misconduct are complex and constantly evolving, and our trust and security measures have been, and may currently or in the future be, insufficient to detect and help prevent all fraudulent activity and other misconduct. For example, there have been incidents where guests have caused substantial property damage to listings or misrepresented the purpose of their stay and used listings for unauthorized or inappropriate conduct including parties, drug-related activities, or to perpetrate criminal activities
In addition, certain regions where we operate have higher rates of violent crime or more relaxed safety standards, which can lead to more safety and security incidents, and may adversely impact the adoption of our platform and services in those regions and elsewhere.
If criminal, inappropriate, fraudulent, or other negative incidents continue to occur due to the conduct of homeowners, guests, or third parties, our ability to attract and retain homeowners and guests would be harmed, and our business, results of operations, and financial condition would be materially adversely affected. Such incidents have prompted, and may in the future prompt, stricter regulations or regulatory inquiries into our platform policies and business practices. In the United States and other countries, we have seen listings being used for parties in violation of our policies which have in some cases resulted in neighborhood disruption or violence. Further, claims have been asserted against us from our homeowners, guests, and third parties for compensation due to accidents, injuries, assaults, theft, property damage, privacy and security issues, and other incidents that are caused by other homeowners, guests, or third parties while using our platform. These claims subject us to potentially significant liability and increase our operating costs and could materially adversely affect our business, results of operations, and financial condition. We have obtained third-party insurance, which is subject to certain conditions and exclusions, for claims and losses incurred based on incidents related to bookings on our platform. Even where we do have third-party insurance, such insurance may be inadequate to fully cover alleged claims of liability, investigation costs, defense costs, and/or payouts. Even if these claims do not result in liability, we could incur significant time and cost investigating and defending against them. If the quantity or severity of incidents increases, our insurance rates and our financial exposure will grow, which would materially adversely affect our business, results of operations, and financial condition.
Measures that we are taking to improve the trust and safety of our platform may cause us to incur significant expenditures and may not be successful.
We have taken and continue to take measures to improve the trust and safety on our platform, combat fraudulent activities and other misconduct and improve community trust, such as implementing enhanced guest screening procedures and removing homeowners and guests who fail to comply with our policies. These measures are long-term investments in our business and the trust and safety of our community; however, some of these measures increase friction on our platform by increasing the number of steps required to list or book, which reduces homeowner and guest activity on our platform, and could materially adversely affect our business, results of operations, and financial condition. Implementing these trust and safety initiatives, which include, among other things, limited verification of homeowners and listings, restrictions on “party” houses, manual screening of high-risk reservations, restrictions on certain types of bookings, and providing rental home neighbors with the contact information for our local staff, or other initiatives, has caused and will continue to cause us to incur significant ongoing expenses and may result in fewer listings and bookings or reduced homeowner and guest retention, which could materially adversely affect our business, results of operations, and financial condition. As we operate an international platform, the timing and implementation of these measures will vary across geographic regions. We have invested and plan to continue to invest significantly in the trust and safety of our platform and services, but there can be no assurances that these measures will be successful, significantly reduce criminal or fraudulent activity on or off our platform, or be sufficient to protect our reputation in the event of such activity.
In addition, in response to the COVID-19 pandemic, we instituted a number of policies and measures to address the health and safety of guests, homeowners and employees during the COVID-19 pandemic. In particular, we launched enhanced cleaning and safety practices that are intended to help prevent transmission of COVID-19. We provide substantial additional resources and use best practices communicated by the Centers for Disease Control and other public health authorities to drive our cleaning practices. Our employees are trained and expected to follow an enhanced cleaning protocol, checklists, and other written and visual materials. To the extent our employees do not follow these protocols, in addition to potentially putting our guests and homeowners at risk, they also risk damaging our brand and reputation. We have received, and continue to receive, complaints by employees and third parties regarding lack of adherence to our safety protocols by certain employees, such as failure to wear a mask or social distance. To the extent our employees do not comply with our policies and protocols, they expose us to potential financial liability and brand risk. Additionally, homeowners and guests must also agree to follow COVID-19-related safety practices when coming into contact with our employees, such as social distancing. If prospective homeowners or guests disagree with these or any similar safety practices we may implement in the future, they may be less likely to use our platform and services. Furthermore, such policies may not be successful in preventing the transmission of COVID-19. Cases of suspected COVID-19 exposure or infection during Vacasa reservations have been reported to us. If guests or homeowners believe that booking stays or experiences on our platform poses heightened risks for contracting COVID-19 or other diseases, our reputation and business could be materially adversely affected, and it could give rise to legal claims against us.

We rely on traffic to our platform to grow revenue, and if we are unable to drive traffic cost-effectively, it would materially adversely affect our business, results of operations, and financial condition.
We believe that increasing awareness of our brand among potential homeowners and guests is an important aspect of our efforts to increase traffic on our platform and grow our revenue. We rely on brand marketing, performance marketing and other marketing initiatives, as well as a variety of public relations and communications activities, to drive homeowner and guest acquisition and increase awareness regarding our brand. We have invested considerable resources in these efforts to date, and expect to continue to invest in sales and marketing activities and personnel as a key component of our growth strategy. Our marketing efforts are expensive and may not be cost-effective or successful. If our competitors spend increasingly more on marketing efforts or are more effective in such efforts, we may not be able to maintain and grow traffic to our platform.
A critical factor in attracting homeowners and guests to our platform is how prominently listings are displayed in response to search queries for key search terms. The success of vacation rentals and the alternative accommodation industry has led to increased costs for relevant keywords as our competitors competitively bid on our keywords. We may not be successful at our efforts to drive traffic growth cost-effectively. If we are not able to effectively increase our traffic growth without increases in spend on performance marketing, we may need to increase our performance marketing spend in the future, including in response to increased spend on performance marketing from our competitors, and our business, results of operations, and financial condition could be materially adversely affected.
The technology that powers much of our performance marketing is increasingly subject to strict regulation, and regulatory or legislative changes could adversely impact the effectiveness of our performance marketing efforts and, as a result, our business. For example, we rely on the placement and use of “cookies” — text files stored on a homeowner’s or guest’s web browser or device — to support tailored marketing to consumers. Many countries have adopted, or are in the process of adopting, regulations governing the use of cookies and similar technologies, and individuals may be required to “opt-in” to the placement of cookies used for purposes of marketing. For example, to the extent we send direct electronic marketing communications to EU/UK residents and/or place cookies on electronic devices used by EU residents within the EU, we may be subject to evolving EU privacy laws on cookies and e-marketing. In the European Union, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive may be replaced by an EU Regulation, known as the ePrivacy Regulation, which will significantly increase fines for non-compliance. In the European Union, informed consent is required for the placement of certain types of cookie on a user’s device. The European General Data Protection Regulation 2016/679 (“GDPR”) also imposes conditions on obtaining valid consent. While the text of the ePrivacy Regulation is still under development, a recent European Court of Justice decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies under existing law. Regulators and consumer organizations are taking steps to enforce a strict approach to regulatory guidance, and if we are required to changes our practices this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs, and subject us to additional liabilities. Widespread adoption of regulations that significantly restrict our ability to use performance marketing technology could adversely affect our ability to market effectively to current and prospective homeowners and guests, and thus materially adversely affect our business, results of operations, and financial condition.
We focus on unpaid channels such as SEO. SEO involves developing our platform in a way that enables a search engine to rank our platform prominently for search queries for which our platform’s content may be relevant. Changes to search engine algorithms or similar actions are not within our control, and could adversely affect our search-engine rankings and traffic to our platform. We believe that our SEO results have been adversely affected by the launch of Google Travel and Google Vacation Rental Ads, which reduce the prominence of our platform in organic search results for travel-related terms and placement on Google. To the extent that our brand and platform are listed less prominently or fail to appear in search results for any reason, we would need to increase our paid marketing spend which would increase our overall customer acquisition costs and materially adversely affect our business, results of operations, and financial condition. If Google or Apple uses its own mobile operating systems or app distribution channels to favor its own or other preferred travel service offerings, or impose policies that effectively disallow us to continue our full product offerings in those channels, there could be an adverse effect on our ability to engage with homeowners and guests who access our platform via mobile apps or search.
Moreover, as guests increase their booking activity across multiple travel sites or compare offerings across sites, our marketing efficiency and effectiveness is adversely impacted, which could cause us to increase our sales and marketing expenditures in the future, which may not be offset by additional revenue, and could materially adversely affect our business, results of operations, and financial condition. In addition, any negative publicity or public complaints, including those that impede our ability to maintain positive brand awareness through our marketing and consumer communications efforts, could harm our reputation and lead to fewer homeowners and guests using our platform, and attempts to replace this traffic through other channels will require us to increase our sales and marketing expenditures.
If we are unable to expand our international operations and manage the risks presented by our business model internationally, our business, results of operations, and financial condition would be materially adversely affected.
We currently operate in a number of international markets and believe that expanding our international operations is a key component of our future growth strategy. Until December 31, 2020, we operated vacation rental property management services in the United States, Canada, South Africa and a number of countries in Europe and Latin America. As of the beginning of 2021 and in part as a result of the business downturn caused by COVID-19, we reduced our international operations by winding down vacation rental operations in Europe, South Africa and several countries in Central and South America. Currently, we provide vacation rental management services domestically in the United States and internationally in Canada, Belize, Mexico and Costa Rica. We also operate offices for design and technology activities in Chile and in New Zealand. As of June 30, 2021, we had approximately 331 employees outside the United States. For the year ended December 31, 2020 and the six months ended June 30, 2021, approximately 3% and 1% of our revenue, respectively, was generated from vacation rental management activities outside of the United States. As part of our growth strategy, we expect to make investments to expand our international operations in the countries that we are currently operating in. We also anticipate making selective entry into new international markets over time, primarily in Europe and the Americas.
Managing an international organization is difficult, time consuming, and expensive, and requires significant management attention and careful prioritization, and any international expansion efforts that we previously undertook were not deemed entirely successful and future undertakings could also prove unsuccessful. In addition, conducting international operations subjects us to risks, which include:
•
operational and compliance challenges caused by distance, language, and cultural differences;

•
the cost and resources required to localize our platform and services, which often requires the translation of our platform into foreign languages and adaptation for local practices and regulatory requirements;

•
unexpected, more restrictive, differing, and conflicting laws and regulations, including those laws governing Internet activities, short-term and long-term rentals (including those implemented in response to the COVID-19 pandemic), tourism, tenancy, taxes, licensing, payments processing, messaging, marketing activities, registration and/or verification of guests, ownership of intellectual property, content, data collection and privacy, security, data localization, data transfer and government access to personal information, and other activities important to our business;

•
uncertainties regarding the interpretation of national and local laws and regulations, uncertainty in the enforceability of legal rights, and uneven application of laws and regulations to businesses, in particular U.S. companies;

•
competition with companies that understand local markets better than we do, or that have a local presence and pre-existing relationships with potential homeowners and guests in those markets;

•
differing levels of social acceptance of our brand and offerings;

•
legal uncertainty regarding our liability for the listings, the services, and content provided by homeowners, guests, and other third parties;

•
uncertain resolutions of litigation or regulatory inquiries;

•
variations in payment forms for homeowners and guests, increased operational complexity around payments, and inability to offer local payment forms like cash or country-specific digital forms of payment;

•
lack of familiarity and the burden of complying with a wide variety of U.S. and foreign laws, legal standards, and regulatory requirements, which are complex, sometimes inconsistent, and subject to unexpected changes;

•
potentially adverse tax consequences, including resulting from the complexities of foreign corporate income tax systems, value added tax (“VAT”) regimes, tax withholding rules, lodging taxes, often known as transient or occupancy taxes, hotel taxes, and other indirect taxes, tax collection or remittance obligations, and restrictions on the repatriation of earnings;

•
difficulties in managing and staffing international operations, including due to differences in legal, regulatory, and collective bargaining processes;

•
fluctuations in currency exchange rates, and in particular, decreases in the value of foreign currencies relative to the U.S. dollar;

•
regulations governing the control of local currencies and impacting the ability to collect and remit funds to homeowners in those currencies or to repatriate cash into the United States;

•
oversight by foreign government agencies whose approach to privacy or human rights may be inconsistent with that taken in other countries;

•
increased financial accounting and reporting burdens, and complexities and difficulties in implementing and maintaining adequate internal controls in an international operating environment;

•
political, social, and economic instability abroad, terrorist attacks, and security concerns in general;

•
operating in countries that are more prone to crime or have lower safety standards;

•
operating in countries that have higher risk of corruption; and

•
reduced or varied protection for our intellectual property rights in some countries.

Increased operating expenses, decreased revenue, negative publicity, negative reaction from our homeowners and guests and other stakeholders, or other adverse impacts from any of the above factors or other risks related to our international operations, including if our international expansion efforts are unsuccessful, could materially adversely affect our brand, reputation, business, results of operations, financial condition, and growth prospects.
Our failure to properly manage funds held on behalf of customers could materially adversely affect our business, results of operations, and financial condition.
When a guest books and pays for a stay on our platform, we do not recognize the amount the guest has paid until the stay occurs, at which time we recognize our commission and fees as revenue and (other than in certain locations in which the homeowner is paid upon booking) initiate the process to remit the payment to the homeowner, which occurs monthly following the stay, barring any alterations or cancellations, which may result in funds being returned to the guest. Accordingly, at any given time, we hold on behalf of our homeowners and guests a substantial amount of funds, which are generally held in bank deposit accounts and in U.S. treasury bills and recorded on our consolidated balance sheets as funds receivable and amounts held on behalf of customers. In certain jurisdictions, we are required to either safeguard customer funds in bankruptcy-remote bank accounts, or hold such funds in eligible liquid assets, as defined by the relevant regulators in such jurisdictions, equal to at least 100% of the aggregate amount held on behalf of customers. Our ability to manage and account accurately for the cash underlying our customer funds requires a high level of internal controls. As our business continues to grow and we expand our offerings and tiers, we must continue to strengthen our associated internal controls. Our success requires significant public confidence in our ability to handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain the necessary controls or to manage the assets underlying our customer funds accurately could result in reputational harm, lead customers to discontinue or reduce their use of our platform and services, and result in significant penalties and fines from regulators, each of which could materially adversely affect our business, results of operations, and financial condition.
Because we recognize revenue during the guest stay and not at booking, upticks or downturns in bookings are not immediately reflected in our results of operations.
We experience a difference in timing between when a booking is made and when we recognize revenue, which is at the time of the stay. The effect of significant downturns in bookings in a particular quarter may not be fully reflected in our results of operations until future periods because of this timing in revenue recognition. In response to the COVID-19 pandemic, we began issuing future stay credits to guests who chose to cancel within our enhanced cancellation policy. Such future stay credits are recognized as a liability on our consolidated balance sheets. Alternatively, in certain instances, we may offer a refund in lieu of a future stay credit. We account for these refunds as variable consideration, which results in a reduction to revenue.
We track certain operational metrics, which are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and materially adversely affect our stock price, business, results of operations, and financial condition.
We track certain operational metrics, including metrics such as GBV, Nights Sold and GBV per Night Sold, which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools are subject to a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our platform is used across populations globally.
The calculation of GBV and Nights Sold requires the ongoing collection of data on new offerings that are added to our platform over time. Our business is complex, and the methodology used to calculate GBV and Nights Sold may require future adjustments to accurately represent the full value of new offerings.
Limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operational metrics are not accurate representations of our business, or if investors do not perceive these metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, our stock price could decline, we may be subject to stockholder litigation, and our business, results of operations, and financial condition could be materially adversely affected.
Our efforts to create new offerings and initiatives are costly, and if we are unable to successfully pursue such offerings and initiatives, we may fail to grow, and our business, results of operations, and financial condition would be materially adversely affected.
In order to grow our business, we will need to continue to invest in the development of new offerings and initiatives that differentiate us from our competitors. Developing and delivering new offerings and initiatives increase our expenses and our organizational complexity, and we may experience difficulties in developing and implementing these new offerings and initiatives.
Our new offerings and initiatives have a high degree of risk, as they may involve significant investment and upfront cost to encourage adoption. For example, we have begun investing resources to incorporate smart home technology across our portfolio in order to improve our brand, provide peace of mind for homeowners and elevate the guest experience, and expect to continue to invest significant resources to support these efforts until integration is complete, which we expect to occur in the first half of 2022. There can be no assurance that homeowner demand for smart home technology or other offerings and initiatives we may develop or otherwise introduce from time to time will exist or be sustained at the levels that we anticipate, that we will be able to successfully manage the development and delivery of such offerings and initiatives, or that any of these offerings or initiatives will gain sufficient market acceptance to generate sufficient revenue to offset associated expenses or liabilities. It is also possible that offerings developed by others will render our offerings and initiatives noncompetitive or obsolete. Further, these efforts entail investments in our systems and infrastructure, payments platform, and increased legal and regulatory compliance expenses, could distract management from our core business operations, and will divert capital and other resources from our more established offerings and geographic regions. Even if we are successful in developing new offerings and initiatives, regulatory authorities may subject us or our homeowners and guests to new rules, taxes, or restrictions or more aggressively enforce existing rules, taxes, or restrictions, that could increase our expenses or otherwise prevent us from successfully commercializing these initiatives. If we do not realize the expected benefits of our investments, we may fail to grow, and our business, results of operations, and financial condition would be materially adversely affected.
We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.
We are subject to the risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts, and wildfires, any of which could affect our business infrastructure and the rental homes that we manage and, consequently, have a material adverse effect on our business, results of operations, and financial condition. To the extent climate change causes changes in weather patterns, our coastal destinations could experience increases in storm intensity and rising sea-levels causing damage to our homeowners’ properties and result in a reduced number of listings in these areas. Short-term, extreme weather patterns may also make it unsafe or impractical for guests, or employees or contractors providing home care services, to travel to affected locations, which may in turn result in homeowners choosing not to rent their properties during certain times and reduce the overall number of nights available. Climate change may also affect our business by increasing the cost of, or making unavailable, property insurance on terms our homeowners find acceptable in areas most vulnerable to such events, increasing operating costs for our homeowners, including the cost of water or energy, and requiring our homeowners to expend funds as they seek to repair and protect their properties in connection with such events. As a result of the foregoing and other climate-related issues, our homeowners may decide to remove their listings from our platform. If we are unable to provide vacation rentals for booking in certain areas due to climate change, we may lose both homeowners and guests, which could have a material adverse effect on our business, results of operations, and financial condition.
The coverage afforded under our insurance policies may be inadequate for the needs of our business or our third-party insurers may be unable or unwilling to meet our coverage requirements, which could materially adversely affect our business, results of operations, and financial condition.
We use a combination of third-party insurance and self-insurance, to manage the exposures related to our business operations. We support our homeowner community by maintaining a variety of homeowner protection programs, including supplemental homeowner insurance. Our business, results of operations, and financial condition would be materially adversely affected if (i) cost per claim, premiums or the number of claims significantly exceeds our expectations; (ii) we experience a claim in excess of our coverage limits; (iii) our insurance providers become insolvent or otherwise fail to pay on our insurance claims; (iv) we experience a claim for which coverage is not provided; or (v) the number of claims under our deductibles or self-insured retentions differs from historic averages. Our overall spend on insurance has increased as our business has grown and losses from covered claims have increased. Premiums have increased as a result, and we have experienced and expect to continue to experience increased difficulty in obtaining appropriate policy limits and levels of coverage at a reasonable cost and with reasonable terms and conditions. Our costs for obtaining these policies will continue to increase as our business grows and continues to evolve. Furthermore, as our business continues to develop and diversify, we may experience difficulty in obtaining insurance coverage for new and evolving offerings and tiers, which could require us to incur greater costs and materially adversely affect our business, results of operations, and financial condition. Additionally, if we fail to comply with insurance regulatory requirements in the regions where we operate, or other regulations governing insurance coverage, our brand, reputation, business, results of operations, and financial condition could be materially adversely affected.
Owner Protection Insurance
In order to offset our potential exposure related to stays and experiences and to comply with certain short-term rental regulatory requirements, we have procured homeowner protection liability insurance, which is subject to certain terms, conditions, and exclusions, for claims from guests and third parties for bodily injury or property damage arising from bookings of stays through our platform. We and our homeowners are insured parties, and landlords, homeowners or condo-owners associations, and any other similar entities, are additional insured parties. Our homeowners also benefit from coverage provided through our distribution partners such as Airbnb, Vrbo and Homeaway when bookings of Vacasa rental homes are made through their platforms.
However, these insurance programs may not provide coverage for certain types of claims, including those relating to contagious diseases such as COVID-19, and may be insufficient to fully cover costs of investigation, costs of defense, and payments or judgments arising from covered claims. In addition, extensive or costly claims could lead to premium increases or difficulty securing coverage, which may result in increased financial exposure and an inability to meet insurance regulatory requirements. Increased claim frequency and severity and increased fraudulent claims could result in greater payouts, premium increases, and/or difficulty securing coverage. Further, disputes with homeowners as to whether an insurance program applies to alleged losses or damages and the increased submission of fraudulent payment requests could require significant time and financial resources.
Corporate Insurance
We procure insurance policies to cover various operations-related risks, including general business liability, workers’ compensation, cyber liability and data breaches, crime, directors’ and officers’ liability, and property insurance. We do not have sufficient coverage for certain catastrophic events, including certain business interruption losses, such as those resulting from the COVID-19 pandemic. Additionally, certain policies may not be available to us and the policies we have and obtain in the future may not be sufficient to cover all of our business exposure.
We are subject to payment-related fraud and an increase in or failure to deal effectively with fraud, fraudulent activities, fictitious transactions, or illegal transactions would materially adversely affect our business, results of operations, and financial condition.
We process a significant volume and dollar value of transactions on a daily basis. We have incurred and will continue to incur losses from claims by homeowners, fraudulent bookings and fraudulent refund requests, and these losses may be substantial. Such instances have and can lead to the reversal of payments received by us for such bookings, referred to as a “chargeback.” For the years ended December 31, 2019 and 2020, total chargeback expense was $1.1 million and $3.1 million, respectively, and for the six months ended June 30, 2020 and 2021, total chargeback expense was $1.7 million and $1.7 million, respectively. Our ability to detect and combat fraud, which has become increasingly common and sophisticated, could be adversely impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including mobile and other devices, and our growth in certain regions, including in regions with a history of elevated fraudulent activity. We expect that technically-knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively identify fraudulent bookings on our platform, combat the use of fraudulent credit cards, or otherwise maintain or lower our current levels of charge-backs, we may be subject to fines and higher transaction fees, processors holding significant reserves against us or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, results of operations, and financial condition.

We rely on third-party payment service providers to process payments made by guests and certain payments made to homeowners on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, results of operations, and financial condition could be materially adversely affected.
We rely on a number of third-party payment service providers, including payment card networks, banks, payment processors, and payment gateways, to link us to payment card and bank clearing networks to process payments made by our guests and to remit payments to homeowners on our platform. We have agreements with these providers, some of whom are the sole providers of their particular service.
If these companies become unwilling or unable to provide these services to us on acceptable terms or at all, our business may be disrupted, we would need to find an alternate payment service provider, and we may not be able to secure similar terms or replace such payment service providers in an acceptable time frame. If we are forced to migrate to other third-party payment service providers for any reason, the transition would require significant time and management resources, and may not be as effective, efficient, or well-received by our homeowners and guests. Any of the foregoing could cause us to incur significant losses and, in certain cases, require us to make payments to homeowners out of our funds, which could materially adversely affect our business, results of operations, and financial condition.
In addition, the software and services provided by our third-party payment service providers may fail to meet our expectations, contain errors or vulnerabilities, be compromised, or experience outages. Any of these risks could cause us reputational harm or cause us to lose our ability to accept online payments or other payment transactions or make timely payments to homeowners on our platform, which could make our platform less convenient and desirable to customers and adversely affect our ability to attract and retain homeowners and guests.
Moreover, our agreements with payment service providers may allow these companies, under certain conditions, to hold an amount of our cash as a reserve. They may be entitled to a reserve or suspension of processing services upon the occurrence of specified events, including material adverse changes in our business, results of operations, and financial condition. An imposition of a reserve or suspension of processing services by one or more of our processing companies, could have a material adverse effect on our business, results of operations, and financial condition.
If we fail to invest adequate resources into the payment processing infrastructure on our platform, or if our investment efforts are unsuccessful or unreliable, our payments activities may not function properly or keep pace with competitive offerings, which could adversely impact their usage. Further, our ability to expand our payments activities into additional countries is dependent upon the third-party providers we use to support these activities. As we expand the availability of our payments activities to additional geographic regions or begin to offer new payment methods to our homeowners and guests in the future, we may become subject to additional regulations and compliance requirements, and exposed to heightened fraud risk, which could lead to an increase in our operating expenses.
For certain payment methods, including credit and debit cards, we pay interchange and other fees, and such fees result in significant costs. Payment card network costs have increased, and may continue to increase in the future, the interchange fees and assessments that they charge for each transaction that accesses their networks, and may impose special fees or assessments on any such transaction. Our payment card processors have the right to pass any increases in interchange fees and assessments on to us. Credit card transactions result in higher fees to us than transactions made through debit cards. Any material increase in interchange fees in the United States or other geographic regions, including as a result of changes in interchange fee limitations imposed by law in some geographic regions, or other network fees or assessments, or a shift from payment with debit cards to credit cards could increase our operating costs and materially adversely affect our business, results of operations, and financial condition.
We are subject to payment network rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.
The loss of our credit and debit card acceptance privileges or the significant modification of the terms under which we obtain card acceptance privileges would significantly limit our business model since a vast majority of our guests pay using credit or debit cards. We are required by our payment processors to comply with payment card network operating rules, including the Payment Card Industry Data Security Standards (the “PCI DSS”). Under the PCI DSS, we are required to adopt and implement internal controls over the use, storage, and transmission of card data to help prevent credit card fraud. If we fail to comply with the rules and regulations adopted by the payment card networks, including the PCI DSS, we would be in breach of our contractual obligations to payment processors and merchant banks. Such failure to comply may damage our relationship with payment card networks, subject us to restrictions, fines, penalties, damages, and civil liability, and could eventually prevent us from processing or accepting payment cards, which would have a material adverse effect on our business, results of operations, and financial condition.
Moreover, the payment card networks could adopt new operating rules or interpret or reinterpret existing rules that we or our payment processors might find difficult or even impossible to comply with, or costly to implement. As a result, we could lose our ability to give consumers the option of using payment cards to make their payments or the choice of currency in which they would like their payment card to be charged. Further, there is no guarantee that, even if we comply with the rules and regulations adopted by the payment card networks, we will be able to maintain our payment card acceptance privileges. We also cannot guarantee that our compliance with network rules or the PCI DSS will prevent illegal or improper use of our payments platform or the theft, loss, or misuse of the credit card data of customers or participants, or a security breach. We are also required to submit to periodic audits, self-assessments, and other assessments of our compliance with the PCI DSS. If an audit, self-assessment, or other assessment indicates that we need to take steps to remediate any deficiencies, such remediation efforts may distract our management team and require us to undertake costly and time-consuming remediation efforts, and we could lose our payment card acceptance privileges.
We are also subject to network operating rules and guidelines promulgated by the National Automated Clearing House Association (“NACHA”) relating to payment transactions we process using the Automated Clearing House (“ACH”) Network. Like the payment networks, NACHA may update its operating rules and guidelines at any time, which can require us to take more costly compliance measures or to develop more complex monitoring systems.
Our focus on the long-term best interests of our company and our consideration of all of our stakeholders, including our stockholders, homeowners, guests, employees, the communities in which we operate, and other stakeholders that we may identify from time to time, may conflict with short- or medium-term financial interests and business performance, which may negatively impact the value of Vacasa Class A Common Stock.
We believe that focusing on the long-term best interests of our company and our consideration of all of our stakeholders, including our stockholders, homeowners, guests, employees, the communities in which we operate, and other stakeholders we may identify from time to time, is essential to the long-term success of our company and to long-term stockholder value. Therefore, we have made decisions, and may in the future make decisions, that we believe are in the long-term best interests of our company and our stockholders, even if such decisions may negatively impact the short- or medium-term performance of our business, results of operations, and financial condition or the short- or medium-term performance of Vacasa Class A Common Stock. Our commitment to pursuing long-term value for the company and its stockholders, potentially at the expense of short- or medium-term performance, may materially adversely affect the trading price of Vacasa Class A Common Stock, including by making owning Vacasa Class A Common Stock less appealing to investors who are focused on returns over a shorter time horizon. Our decisions and actions in pursuit of long-term success and long-term stockholder value, which may include changes to our platform to enhance the experience of our homeowners, guests, and the communities in which we operate, including by improving the trust and safety of our platform, changes in the manner in which we deliver community support, investing in our relationships with our homeowners, guests, and employees, investing in and introducing new products and services, or changes in our approach to working with local or national jurisdictions on laws and regulations governing our business, may not result in the long-term benefits that we expect, in which case our business, results of operations, and financial condition, as well as the trading price of Vacasa Class A Common Stock, could be materially adversely affected.

Any indebtedness we may incur from time to time could adversely affect our ability to raise additional capital to fund operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our financial obligations.
As described elsewhere in this proxy statement/prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings — Liquidity and Capital Resources — Revolving Credit Facility,” in October 2021, we entered into a Revolving Credit Facility, which provides for senior secured borrowings in an aggregate principal amount of up to $55.0 million, which amount may be borrowed and repaid from time to time. As of October 21, 2021, we did not have any borrowings outstanding under the Revolving Credit Facility.
If we cannot generate sufficient cash flow from operations to service the amounts we borrow under the Revolving Credit Facility, we may need to refinance, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to do any of this on a timely basis, on terms satisfactory to us, or at all. In addition, indebtedness could have important consequences, including but not limited to:
•
our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes may be limited;

•
any cash flows from operations that we use to repay principal and interest on our debt will not be available for other purposes, such as funding our operations, capital expenditures and future business opportunities;

•
to the extent our borrowings are at variable rates of interest, we will be exposed to the risk of increased interest rates;

•
our ability to adjust to changing market conditions may be limited and may place us at a competitive disadvantage compared to less-leveraged competitors; and

•
we may be more vulnerable during a downturn in general economic conditions or in our business.

In addition, the agreement governing our Revolving Credit Facility contains, and any agreements evidencing or governing other future indebtedness may also contain, certain restrictive covenants that limit or otherwise restrict the ability of the borrower and its restricted subsidiaries to, among other things:
•
create, incur, assume or permit to exist any debt or liens;

•
merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve;

•
make or hold certain investments;

•
sell, transfer, lease, license or otherwise dispose of its assets, including equity interests (and, in the case of restricted subsidiaries, the issuance of additional equity interests);

•
pay dividends or make certain other restricted payments;

•
substantively alter the character of the business of the Borrower and its restricted subsidiaries, taken as a whole; and

•
sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates.

The agreement governing the Revolving Credit Facility also contains, and any agreements evidencing or governing other future indebtedness may also contain, certain financial covenants and financial reporting and other requirements, as described elsewhere in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings — Liquidity and Capital Resources — Revolving Credit Facility.” Our ability to comply with these covenants and requirements may be affected by events and factors beyond our control. We may not be able to generate sufficient revenue to meet the financial covenant (at such time as we are required to do so) or pay any principal and interest due under the Revolving Credit Facility when required. If we fail to make payments or otherwise experience an event of default thereunder, the lending banks would be permitted to take certain actions, including terminating all outstanding commitments and declaring all amounts to be immediately due and payable. In addition, following the Collateral Trigger Event Date (as defined under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings — Liquidity and Capital Resources — Revolving Credit Facility”), the lenders would have the right to proceed against the collateral granted to them, which includes substantially all of our assets. The occurrence of any of these events could have a material adverse effect on our business, results of operations and financial condition. Furthermore, future working capital, borrowings, or equity financing could be unavailable to repay or refinance amounts borrowed under the Revolving Credit Facility. In the event of a liquidation, our lenders would be repaid all outstanding principal and interest prior to distribution of assets to unsecured creditors, and the holders of Vacasa Class A Common Stock would receive a portion of any liquidation proceeds only if all of our creditors, including our lenders, were first repaid in full.
Risks Related to Information Technology, Intellectual Property, Data Security and Data Privacy
If we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we may face potentially significant liability, negative publicity, an erosion of trust, and increased regulation could materially adversely affect our business, results of operations, and financial condition.
Privacy and data protection laws, rules, and regulations are complex, and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, other processing, and certain other related business practices and may thereby increase compliance costs or have other material adverse effects on our business. As part of homeowner and guest registration and business processes, we may collect and use personal data, such as names, dates of birth, email addresses, phone numbers, and, in some cases, identity verification information (for example, government issued identification or passport information), as well as payment card or other financial information that homeowners and guests provide to us for registration purposes. The laws of many states and countries require businesses, which maintain such personal data to implement reasonable security measures to keep such information secure and otherwise restrict the ways in which such information can be collected, processed, disclosed, transferred and used.
The U.S. government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. In addition, numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data. For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes potentially severe statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Further, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (“CDPA”), a comprehensive privacy statute that shares similarities with the CCPA and CPRA. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. The effects of the CCPA, CPRA, CDPA, and any enactment of any other similar state or federal laws, are and will continue to be significant and may require us to modify our data processing practices and policies and may thereby increase compliance costs (and our potential liability) or have other material adverse effects on our business.

In the European Union, the GDPR, which became effective on May 25, 2018, has also resulted and may, if we re-enter the EU market, continue to result in significantly greater compliance burdens and costs for companies like ours. As of March 31, 2021, or shortly thereafter, and other than a few resources to assist with wind-down and liquidation, we no longer have any employees, contractors, homeowners, offices, property listings, or financial accounts established in any EU member state, thus we no longer have any “establishment” or “stable arrangement” in the EU. Further, we ceased all direct marketing and advertising campaigns directed at EU audiences, ceased operating all EU top-level domains, stopped offering EU currency and language customization options on our website, and stopped offering all EU member state dedicated addresses and phone numbers that an EU resident could use to contact us. None of our current core business activities offer goods or services to, or monitor the behavior of individuals in the EU. We therefore take the position that we no longer target the EU market. Finally, while we passively collect IP addresses of devices used by individuals in the EU to access our website, we do not use IP addresses to monitor individuals.
To the extent we were subject to GDPR during the period of May 25, 2018 until March 31, 2021, we remain obligated to handle and safeguard all personal data we collected from EU residents during such time in accordance with the GDPR for as long as we retain such personal data. This obligation extends to compliance with laws, rules, and regulations regarding cross-border transfers of personal data. Recent legal developments in Europe have created complexity and uncertainty in this area; for example, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-U.S. Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to the United States While the CJEU upheld the adequacy of the standard contractual clauses, it noted that reliance on them alone may not necessarily be sufficient in all circumstances. The European Commission adopted new standard contractual clauses on June 4, 2020. While the previous standard contractual clauses may be relied upon and considered adequate for a transitional period of 18 months, as of December 27, 2022, entities relying on the standard contractual clauses to transfer personal data outside the EEA will need to have the new standard contractual clauses in place. We continue to rely on the standard contractual clauses to transfer personal data outside the EEA, including to the United States. Additionally, in certain circumstances, we rely on derogations provided for by law.
Failure to comply with the GDPR may result in fines of up to 20 million Euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, or regulatory orders adversely impacting on the ways in which our business can use personal data. Canada is in the process of passing comparable or other robust data privacy legislation or regulation, which may lead to additional costs and increase our overall risk exposure.
To the extent we send direct electronic marketing communications to EU residents and/or place cookies on electronic devices used by EU residents within the EU, we may also be subject to evolving EU and UK privacy laws on cookies and e-marketing. In the European Union and the United Kingdom, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive are highly likely to be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. In the European Union and the United Kingdom, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. To the extent we place cookies on electronic devices used by EU residents, we may be required to change our practices, which could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities.
Further, we are subject to the Payment Card Industry (“PCI”) Data Security Standard, which is a standard designed to protect credit/debit card account data as mandated by payment card industry entities. As a ‘level 2’ vendor, we self-attest to PCI compliance. We perform certain internal compliance activities and also rely on vendors to manage PCI compliance. Despite our compliance efforts, we may become subject to claims that we have violated the PCI Data Security Standard based on past, present, and future business practices. Our actual or perceived failure to comply with the PCI Data Security Standard can subject us to fines, termination of banking relationships, and increased transaction fees.
Various other governments and consumer agencies around the world have also called for new regulation and changes in industry practices and many have enacted different and often contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of different jurisdictions is particularly difficult and costly for an online business such as ours, which collects personal information from homeowners, guests, and other individuals in multiple jurisdictions. If any jurisdiction in which we operate adopts news laws or changes its interpretation of its laws, rules, or regulations relating to data residency or localization such that we are unable to comply in a timely manner or at all, we could risk losing our rights to operate in such jurisdictions. While we have invested and continue to invest significant resources to comply with GDPR, CCPA, CPRA, CDPA, and other privacy regulations around the world, many of these regulations expose us to the possibility of material penalties, significant legal liability, changes in how we operate or offer our products, and interruptions or cessation of our ability to operate in key geographic regions, any of which could materially adversely affect our business, results of operations, and financial condition.
Furthermore, to improve trust and safety on our platform, we conduct certain verification procedures aimed at our homeowners, guests, and listings in certain jurisdictions. Such verification procedures may include utilizing public information on the Internet, accessing public databases such as court records, utilizing third-party vendors to analyze host or guest data, or physical inspection. These types of activities may expose us to additional compliance requirements, increased compliance costs, and the risk of regulatory enforcement from privacy regulators and civil litigation.
We also conduct certain verification procedures, including background checks, in relation to prospective employees. Such verification procedures include using a third party service provider who acquires information from a variety of sources, such as consumer credit reporting agencies and other providers of public data. The Fair Credit Reporting Act (“FCRA”) applies to consumer credit reporting agencies as well as data furnishers and users of consumer reports, as those terms are defined in the FCRA. The FCRA promotes the accuracy, fairness, and privacy of information in the files of consumer reporting agencies that engage in the practice of assembling or evaluating information relating to consumers for certain specified purposes, including for employment. The FCRA limits the distribution and use of consumer reports, and establishes consumer rights to access and dispute their own credit files, among other rights and obligations. Many states have enacted laws with requirements similar to the federal FCRA. Some of these laws impose additional, or more stringent, requirements than the federal FCRA. Despite our compliance efforts, we may become subject to claims that we have violated the federal FCRA or state equivalents based on past, present, and future business practices. Violation of the FCRA can result in civil and criminal penalties. The U.S. Federal Trade Commission, the Consumer Financial Protection Bureau, and the State Attorneys’ General, acting alone or in cooperation with one another, actively enforce the FCRA. In addition to regulatory risks, verification procedures for prospective employees may not expose all potentially relevant information, and our third party service provider may fail to conduct background checks adequately or disclose information that could be relevant to a determination of eligibility.
When we are required to disclose personal data pursuant to demands from government agencies, including tax authorities, state and city regulators, law enforcement agencies, and intelligence agencies, our homeowners, guests, and privacy regulators could perceive such disclosure as a failure by us to comply with privacy and data protection policies, notices, and laws, which could result in proceedings or actions against us in the same or other jurisdictions. Conversely, if we do not provide the requested information to government agencies due to a disagreement on the interpretation of the law, we are likely to face enforcement action from such government, engage in litigation, face increased regulatory scrutiny, and experience an adverse impact on our relationship with governments or our ability to offer our services within certain jurisdictions. Any of the foregoing could materially adversely affect our brand, reputation, business, results of operations, and financial condition. Our business also increasingly relies on artificial intelligence and automated decision making to improve our services and tailor our interactions with our customers. However, in recent years use of these methods has come under increased regulatory scrutiny. New laws, guidance and/or decisions in this area may limit our ability to use our artificial intelligence models, or require us to make changes to our operations that may decrease our operational efficiency, result in an increase to operating costs and/or hinder our ability to improve our services. For example, there are specific rules on the use of automated decision making under the GDPR that require the existence of automated decision making to be disclosed to the data subject with a meaningful explanation of the logic used in such decision making in certain circumstances, and safeguards must be implemented to safeguard individual rights, including the right to obtain human intervention and to contest any decision. Further, California recently introduced a law requiring disclosure of chatbot functionality.
Any failure or perceived failure by us to comply with privacy and data protection policies, notices, laws, rules, and regulations could result in proceedings or actions against us by individuals, consumer rights groups, government agencies, or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity, and an erosion of trust. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.
If we or our third-party service providers fail to prevent data security breaches, there may be damage to our brand and reputation, material financial penalties, and legal liability, along with a decline in use of our platform, which would materially adversely affect our business, results of operations, and financial condition.
We are an innovative technology company dependent on sophisticated software applications and computing infrastructure. The security of data when engaging in e-commerce is essential to maintaining consumer and travel service provider confidence in our services. There are risks of security breaches both on and off our systems as we increase the types of technology we use to operate our platform, including mobile apps and third-party payment processing providers, and as we collaborate with third parties that may need to process our homeowner or guest data or have access to our infrastructure. The evolution of technology systems introduces ever more complex security risks that are difficult to predict and defend against. An increasing number of companies, including those with significant online operations, have recently disclosed breaches of their security, some of which involved sophisticated tactics and techniques allegedly attributable to criminal enterprises or nation-state actors. These risks are likely to increase as we expand our offerings, integrate our products and services, and store and process more data, including personal information. While we have taken measures to protect the confidentiality, integrity, and availability of our systems and the sensitive, proprietary, and confidential information and to guard against the type of activity that can lead to data breaches. We cannot assure you that every third party and service provider we utilize has taken similar measures or that the measures that we or the third parties and service providers we work with have implemented are sufficient security safeguards or that any implemented measures, including policies and procedures, will always be followed and/or be effective against current or future security threats. In addition, we cannot assure you that any process for vetting the security of service providers will identify all risks to the security or integrity of their systems. Further, the techniques used by bad actors to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are unknown until launched against a target. As such, we and our service providers may be unable to anticipate these tactics and techniques or to implement adequate preventative measures.
We rely on various third-party providers who provide smart lock hardware and the software to control it in order to secure physical access to many of the properties we manage. Any interruption in the services provided by these third parties could impair our ability to provide guests, owners, and housekeepers/maintenance staff with access to homes. A security breach or material failure on the part of one of these providers could also result in providing a bad actor with access to one or more of our managed properties. Any such delay or breach may harm our reputation, our ability to retain the confidence of existing homeowners, protect the safety of our guests, or attract new homeowners or guests.
Further, with a large geographically disparate employee base, we are not immune from the possibility of a malicious insider compromising our information systems and infrastructure. This risk has grown in light of the greater adoption of remote work as a response to the COVID-19 pandemic. We also have a distributed community support organization including third-party providers that have access to personal information. We and other companies in our industry (and the service providers that we/they use) have dealt with incidents involving such insiders exfiltrating the personal data of customers, stealing corporate trade secrets and key financial metrics, and illegally diverting funds. No series of measures can fully safeguard against a sufficiently determined and skilled insider threat.

In addition, bad actors have targeted and will continue to target us and our homeowners and guests directly with attempts to breach the security of their email accounts or management systems, such as through phishing attacks where a third party attempts to infiltrate our systems or acquire information by posing as a legitimate inquiry or electronic communication, which are fraudulent identity theft schemes designed to appear as legitimate emails from us or from our homeowners or guests, partners, or vendors or other third parties that we do business with. We have experienced and have seen many instances of our homeowners and guests falling prey to such schemes, which result in accounts being taken over by fraudsters intent on perpetrating fraud. Bad actors have also and may in the future employ other schemes aimed at defrauding us, our homeowners or guests in ways that we may not anticipate or be able to adequately guard against. For example, consumers who use certain of our services provide us with their credit card information. We require user names and passwords in order to access our information technology systems. We also use encryption and authentication technologies to secure the transmission and storage of data and prevent unauthorized access to our data or accounts. Computer circumvention capabilities, new discoveries or advances or other developments, including our own acts or omissions, could result in a compromise or breach of consumer data. For example, third parties may attempt to fraudulently induce employees, travel partners and other service providers or consumers to disclose user names, passwords or other sensitive information, or to make payments to fraudulent accounts (e.g., we had an incident in January 2021 where funds were sent to a fraudulent account, although we have since been reimbursed most of these funds). As such, even if phishing and spamming attacks and other fraud schemes are not carried out through our systems, victims may nevertheless seek recovery from us. In addition, we may not always be able to fully recover any payments made through such fraud. Because of our prominence, we believe that we are a particularly attractive target for such attacks. Though it is difficult to determine what, if any, harm may directly result from any specific scheme or attack, any failure to maintain performance, reliability, security, and availability of our offerings, services, and technical infrastructure to the satisfaction of our homeowners and guests may harm our reputation and our ability to retain existing homeowners and guests and attract new homeowners and guests. The ability of fraudsters to directly target our homeowners and guests with fraudulent communications, or cause an account takeover, exposes us to significant financial fraud risk, including costly litigation, which is difficult to fully mitigate. Such an incident may also require us to involve significant expense and expend material resources to investigate and correct the issue and to prevent recurrence, expose us to legal liabilities, including regulatory enforcement and indemnity obligations, which could have a material adverse effect on our business, financial condition or results of operations.
Generally, our practice is to encrypt certain sensitive data when it is in transit and at rest. However, we do not know whether our current practice will be deemed sufficient under applicable laws or whether new regulatory requirements or techniques used by bad actors might make our current practice insufficient. Moreover, the existence of encryption, in-and-of itself, is not a completely perfect security solution. If there is a breach of our computer systems and we know or suspect that certain personal data has been exfiltrated, accessed, or used inappropriately, we may need to inform the homeowner or guest whose data was stolen, accessed, or used, relevant regulators such as state Attorneys General, and may be subject to enforcement action and significant fines and penalties. Further, under certain regulatory schemes, such as the CCPA, we may be liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual. This means that in the event of a breach we could face government scrutiny or consumer class actions alleging statutory damages amounting to hundreds of millions, and possibly billions of dollars.
Our information technology infrastructure may be vulnerable to computer viruses or physical or electronic intrusions that our security measures may not detect. We have experienced security incidents in the past, and we may face additional attempted security intrusions in the future. Any circumvention of our security measures could result in the misappropriation of confidential or proprietary information, interrupt our operations, result in financial loss, damage our computers or those of our homeowners and guests, or otherwise cause damage to our reputation and business. Further, the ability to bypass our information security controls could degrade our trust and safety programs, which could expose individuals to a risk of physical harm or violence.
We rely on third-party service providers, including financial institutions, to process some of our data and that of our homeowners and guests, including payment information, and any failure by such third parties to prevent or mitigate security breaches or improper access to, or disclosure of, such information could have adverse consequences for us similar to an incident directly on our systems. We also in the context of acquiring companies sometimes receive transition services from the sellers of such companies and like our other service providers any security related failures by such provides may have similar adverse consequences for us.
We have acquired and will continue to acquire companies that are vulnerable to security breaches, and we are responsible for any security breaches of these newly acquired companies. While we conduct due diligence of these companies, we do not have access to the full operating history of the companies and cannot be certain there have not been security breaches prior to our acquisition. In addition, our diligence may not discover all issues with the security safeguards, policies and procedures of such acquired companies, so we cannot be certain that there will not be a security breach after our acquisition.
Laws in all states and U.S. territories require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security breaches affecting personal information. Such laws are inconsistent, and compliance in the event of a widespread security breach is complex and costly and may be difficult to implement. Our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security breach or that the insurer will not deny coverage of any future claim. Security breaches also could harm our reputation and result in litigation against us. Any of these results could have a material adverse effect on our business, our financial condition or results of operations.
We expend, and expect to continue to expend, significant resources to protect against security related incidents and address problems caused by such incidents. Even if we were to expend more resources, regulators and complainants may not deem our efforts sufficient, and regardless of the expenditure, the risk of security related incidents cannot be fully mitigated. Any actual or alleged security breaches or alleged violations of federal, state, or foreign laws or regulations relating to privacy and data security could result in mandated user notifications, litigation, government investigations, significant fines, and expenditures; divert management’s attention from operations; deter people from using our platform; damage our brand and reputation; force us to cease operations for some length of time; and materially adversely affect our business, results of operations, and financial condition. Defending against claims or litigation based on any security breach or incident, regardless of their merit, will be costly and may cause reputation harm. The successful assertion of one or more large claims against us that exceed available insurance coverage, denial of coverage as to any specific claim, or any change or cessation in our insurance policies and coverages, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, results of operations, and financial condition.
We rely primarily on Amazon Web Services to host and deliver our platform, and on a number of other third-party service providers in connection with other key aspects of our platform and operations, and any interruptions or delays in services from these third parties could impair the delivery of our platform and services, and materially adversely affect our business, results of operations, and financial condition could be materially adversely affected.
We rely primarily on Amazon Web Services (“AWS”) in the United States and abroad to host and deliver our platform. Third parties also provide services to key aspects of our operations, including Internet connections and networking, data storage and processing, trust and safety, security infrastructure, source code management, and software testing and deployment. In addition, we rely on third parties for many aspects of our payments processing platform and a significant portion of our community support operations are conducted by third parties at their facilities. We also rely on third-party services for maps and location data that are core to the functionality of our platform, and we integrate applications, content, and data from third parties to deliver our platform and services.
We do not control the operation, physical security, or data security of any of these third-party providers. Despite our efforts to use commercially reasonable diligence in the selection and retention of such third-party providers, such efforts may be insufficient or inadequate to prevent or remediate such risks. Our third-party providers, including our cloud computing providers and our payment processing partners, may be subject to intrusions, computer viruses, denial-of-service attacks, sabotage, ransomware attacks, acts of vandalism, acts of terrorism, and other misconduct. Our third-party providers are also vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, and similar events, and they may be subject to financial, legal, regulatory, and labor issues, each of which may impose additional costs or requirements on us or prevent these third parties from providing services to us or our customers on our behalf. In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail to or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our platform and services, increase prices, impose additional costs or requirements on us or our customers, or give preferential treatment to our competitors. If we are unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, we may be subject to business disruptions, losses, or costs to remediate any of these deficiencies. Our systems currently do not provide complete redundancy of data storage or processing, including payment processing. Although we are in the process of developing comprehensive business continuity and disaster recovery plans for all of our operations, there is no guarantee that such plans will be effective. The occurrence of any of the above events could result in homeowners or guests ceasing to use our platform, reputational damage, legal or regulatory proceedings, or other adverse consequences, which could materially adversely affect our business, results of operations, and financial condition.
Our platform is highly complex, and any undetected errors could materially adversely affect our business, results of operations, and financial condition.
Our platform is a complex system composed of many interoperating components and software. Our business is dependent upon our ability to prevent system interruption on our platform. Our software, including open source software that is incorporated into our code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code have not been and may not be discovered until after the code has been released. We have, from time to time, found defects or errors in our system and software limitations that have resulted in, and may discover additional issues in the future that could result in, platform unavailability or system disruption. For example, defects or errors have resulted in and could result in the delay in making payments to homeowners or overpaying or underpaying homeowners, which would impact our cash position and may cause homeowners to lose trust in our payment operations. Any errors, bugs, or vulnerabilities discovered in our code or systems released to production or found in third-party software, including open source software that is incorporated into our code, any misconfigurations of our systems, or any unintended interactions between systems could result in poor system performance, an interruption in the availability of our platform, incorrect payments, negative publicity, damage to our reputation, loss of existing and potential homeowners and guests, loss of revenue, liability for damages, a failure to comply with certain legal or tax reporting obligations, and regulatory inquiries or other proceedings, any of which could materially adversely affect our business, results of operations, and financial condition.
System capacity constraints, system or operational failures, or denial-of-service or other attacks could materially adversely affect our business, results of operations, and financial condition.
Since our founding, we have experienced rapid growth in consumer traffic to our platform. If our systems and network infrastructure cannot be expanded or are not scaled to cope with increased demand or fail to perform, we could experience unanticipated disruptions in service, slower response times, decreased customer satisfaction, and delays in the introduction of new offerings and tiers. It may be particularly difficult for us to manage these issues during the COVID-19 pandemic and the related governmentally mandated shelter at home orders, as a result of which few, if any, of our employees are physically present in our headquarters.
Our corporate headquarters, a significant portion of our research and development activities, and certain other critical business operations are located on the West Coast of the United States. Our systems and operations are vulnerable to damage or interruption from human error, computer viruses, earthquakes, floods, fires, power loss, and similar events. A catastrophic event that results in the destruction or disruption of our headquarters, any third-party cloud facilities, or our critical business or information technology systems could severely affect our ability to conduct normal business operations and result in lengthy interruptions or delays of our platform and services.
Our systems and operations are also subject to break-ins, sabotage, intentional acts of vandalism, terrorism, and similar misconduct from external sources and malicious insiders. Our existing security measures may not be successful in preventing attacks on our systems, and any such attack could cause significant interruptions in our operations. For instance, from time to time, we have experienced denial-of-service attacks on our systems that have made portions of our platform slow or unavailable for periods of time. There are numerous other potential forms of attack, such as phishing, account takeovers, malicious code injections, ransomware, and the attempted use of our platform to launch a denial-of-service attack against another party, each of which could cause significant interruptions in our operations or involve us in legal or regulatory proceedings. Accordingly, reductions in the availability and response time of our online platform could cause loss of substantial business volumes during the occurrence of any such attack on our systems and measures that we may take to divert suspected traffic in the event of such an attack could result in the diversion of bona fide customers. These issues are likely to become more difficult to manage as we expand the number of places where we operate and the variety of services we offer, and as the tools and techniques used in such attacks become more advanced and available. Successful attacks could result in negative publicity and damage to our reputation, and could prevent consumers from booking or visiting our platform during the attack, any of which could materially adversely affect our business, results of operations, and financial condition.
In the event of certain system failures, we may not be able to switch to back-up systems immediately and the time to full recovery could be prolonged. We have experienced system failures from time to time, which have not only placed increased burdens on our engineering staff, but these outages can, and have, also created a significant amount of consumer questions and complaints that need to be addressed by our community support team. Any unscheduled interruption in our service could result in an immediate and significant loss of revenue, an increase in community support costs, and harm our reputation, and could result in some consumers switching to our competitors. If we experience frequent or persistent system failures, our brand and reputation could be permanently and significantly harmed, and our business, results of operations, and financial condition could be materially adversely affected. While we have taken and continue to take steps to increase the reliability and redundancy of our systems, these steps are expensive and may not be completely effective in reducing the frequency or duration of unscheduled downtime. We do not carry business interruption insurance sufficient to compensate us for all losses that may occur.
In addition, we use both internally developed systems and third-party systems to operate our platform, including transaction and payment processing, and financial and accounting systems. If the number of consumers using our platform increases substantially, or if critical third-party systems stop operating as designed, we may need to significantly upgrade, expand, or repair our transaction and payment processing systems, financial and accounting systems, and other infrastructure. We may not be able to upgrade our systems and infrastructure to accommodate such conditions in a timely manner, and depending on the systems affected, our transaction and payment processing, and financial and accounting systems could be impacted for a meaningful amount of time, which could materially adversely affect our business, results of operations, and financial condition.
Our business depends on the performance and reliability of the Internet, mobile, telecommunications network operators, and other infrastructures that are not under our control. As consumers increasingly turn to mobile devices, we also become dependent on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could materially adversely affect our business, results of operations, and financial condition.
The continued proliferation of devices and platforms other than desktop computers creates challenges. If we are unable to operate effectively on these platforms, our business, results of operations, and financial condition could be materially adversely affected.
We anticipate that consumer use of mobile devices and platforms other than desktop computers will continue to grow and that usage of desktop computers will continue to decline, especially in certain regions of the world experiencing the highest rate of Internet adoption. The functionality and user experiences associated with these alternative devices, such as a smaller screen size or lack of a screen, may make the use of our platform through such devices more difficult than through a desktop computer, lower the use of our platform, and make it more difficult for our homeowners to upload content to our platform. In addition, consumer purchasing patterns can differ on alternative devices, and it is uncertain how the continued proliferation of mobile devices will impact the use of our platform and services. Mobile consumers may also be unwilling to download multiple apps from multiple companies providing similar services meaning that such consumers may opt to use one of our competitors’ services instead of ours. As a result, brand recognition and the consumer experience with our mobile app will likely become increasingly important to our business. In addition, these new modalities create opportunities for device or systems companies, such as Amazon, Apple, and Google, to control the interaction with our consumers and disintermediate existing platforms such as ours.
We need to provide solutions for consumers who are limited in the size of the app they can support on their mobile devices and address latency issues in countries with lower bandwidth for both desktop and mobile devices. Because our platform contains data-intensive media, these issues are exacerbated. As new devices, operating systems, and platforms continue to be released, it is difficult to predict the problems we may encounter in adapting our offerings and features to them, and we may need to devote significant resources to the creation, support, and maintenance of our offerings and features.
Our success will also depend on the interoperability of our offerings with a range of third-party technologies, systems, networks, operating systems, and standards, including iOS and Android; the availability of our mobile apps in app stores and in “super-app” environments; and the creation, maintenance, and development of relationships with key participants in related industries, some of which may also be our competitors. In addition, if accessibility of various apps is limited by executive order or other government actions, the full functionality of devices may not be available to our customers. Moreover, third-party platforms, services and offerings are constantly evolving, and we may not be able to modify our platform to assure its compatibility with those of third parties. If we lose such interoperability, we may experience difficulties or increased costs in integrating our offerings into alternative devices or systems, or manufacturers or operating systems elect not to include our offerings, make changes that degrade the functionality of our offerings, or give preferential treatment to competitive products, the growth of our community and our business, results of operations, and financial condition could be materially adversely affected. This risk may be exacerbated by the frequency with which consumers change or upgrade their devices. In the event consumers choose devices that do not already include or support our platform or do not install our mobile apps when they change or upgrade their devices, our traffic and homeowner and guest engagement may be harmed.
If we are unable to adapt to changes in technology and the evolving demands of homeowners and guests, our business, results of operations, and financial condition could be materially adversely affected.
The industries in which we compete are characterized by rapidly changing technology, evolving industry standards, consolidation, frequent new offering announcements, introductions, and enhancements, and changing consumer demands and preferences. Our future success will depend, in part, on our ability to adapt our platform and services to evolving industry standards and local preferences and to continually innovate and improve the performance, features, and reliability of our platform and services in response to competitive offerings and the evolving demands of homeowners and guests. We believe our future success will also depend on our ability to adapt to emerging technologies such as tokenization, cryptocurrencies, new authentication technologies, such as biometrics, distributed ledger and blockchain technologies, artificial intelligence, virtual and augmented reality, and cloud technologies. As a result, we intend to continue to spend significant resources maintaining, developing, and enhancing our technologies and platform; however, these efforts may be more costly than expected and may not be successful. For example, we may not make the appropriate investments in new technologies, which could materially adversely affect our business, results of operations, and financial condition. Further, technological innovation often results in unintended consequences such as bugs, vulnerabilities, and other system failures. Any such bug, vulnerability, or failure, especially in connection with a significant technical implementation or change, could result in lost business, harm to our brand or reputation, consumer complaints, and other adverse consequences, any of which could materially adversely affect our business, results of operations, and financial condition.
Furthermore, in the future the competitive pressure to innovate could encompass a wider range of services and technologies, including services and technologies that may be outside of our historical core business, and our ability to keep pace may slow. Our current and potential competitors range from large and established companies to emerging start-ups. Emerging start-ups may be able to innovate and focus on developing a particularly new product or service faster than we can or may foresee consumer need for new services or technologies before we do. Some of our larger competitors or potential competitors have more resources or more established or varied relationships with consumers than we have, and they could use these advantages in ways that could affect our competitive position, including by making acquisitions, entering or investing in travel reservation businesses, investing in research and development and competing aggressively for highly-skilled employees.
In addition, the widespread adoption of new internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure to these new technologies, which could adversely affect our results of operations or financial condition. Any failure to implement or adapt to new technologies in a timely manner or at all could adversely affect our ability to compete, increase our consumer acquisition costs or otherwise adversely affect our business, and therefore adversely affect our brand, market share and results of operations.
If we do not adequately protect our intellectual property and our data, our business, results of operations, and financial condition could be materially adversely affected.
We hold a broad collection of intellectual property rights related to our brand; certain content and design elements on our platform; inventions related to our platform, services, and research and development efforts; an extensive repository of wholly-owned audio and visual assets; marketing and promotional concepts and materials; a collection of editorial content; and certain entertainment-related assets. This includes registered domain names, registered and unregistered trademarks, service marks, copyrights, patents and patent applications, trade secrets, licenses of intellectual property rights of various kinds, and other forms of intellectual property rights in the United States and in a number of countries around the world. In addition, to further protect our proprietary rights, from time to time we have purchased trademarks, domain name registrations, patents, and copyrights from third parties. In the future we may acquire or license additional patents or patent portfolios, or other intellectual property assets and rights from third parties, which could require significant cash expenditures.
We rely on a combination of trademark, patent, copyright, and trade secret laws, international treaties, our terms of service, other contractual provisions, user policies, restrictions on disclosure, technological measures, and confidentiality and inventions assignment agreements with our employees and consultants to protect our intellectual property assets from infringement and misappropriation. Our pending and future trademark, patent, and copyright applications may not be approved.
We also rely on unpatented proprietary technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or obtain and use information that we regard as proprietary. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, and independent contractors to enter into confidentiality agreements. However, such agreements may not be enforceable in full or in part in all jurisdictions and any breach could have a negative effect on our business and our remedy for such breach may be limited. The contractual provisions that we enter into may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. As such, we cannot guarantee that the steps taken by us will prevent misappropriation of our technology. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our business would be materially adversely affected.
Furthermore, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. As such, there can be no assurance that others will not offer technologies, products, services, features, or concepts that are substantially similar to ours and compete with our business, or copy or otherwise obtain, disclose and/or use our brand, content, design elements, creative, editorial, and entertainment assets, or other proprietary information without authorization.

We may be unable to prevent third parties from seeking to register, acquire, or otherwise obtain trademarks, service marks, domain names, or social media handles that are similar to, infringe upon or diminish the value of our trademarks, service marks, copyrights, and our other proprietary rights. Third parties have also obtained or misappropriated certain of our data through website scraping, robots, aggregate our data for their internal use, or to feature or provide our data through their respective websites, and/or launch businesses monetizing this data. While we routinely employ technological and legal measures in an attempt to divert, halt, or mitigate such operations, we may not always be able to detect or halt the underlying activities as technologies used to accomplish these operations continue to rapidly evolve.
Our intellectual property assets and rights are essential to our business. If the protection of our proprietary rights and data is inadequate to prevent unauthorized use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our technologies, offerings, or features or methods of operations. Even if we do detect violations or misappropriations and decide to enforce our rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention, and may result in a court determining that certain of our intellectual property rights are unenforceable. If we fail to protect our intellectual property and data in a cost-effective and meaningful manner, our competitive standing could be harmed; our homeowners, guests, other consumers, and corporate and community partners could devalue the content of our platform; and our brand, reputation, business, results of operations, and financial condition could be materially adversely affected.
We have been, and may in the future be, subject to claims that we or others violated certain third-party intellectual property rights, which, even where meritless, can be costly to defend and could materially adversely affect our business, results of operations, and financial condition.
Companies in technology industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. The Internet and technology industries are characterized by significant creation and protection of intellectual property rights and by frequent litigation based on allegations of infringement, misappropriation, or other violations of such intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents, trademarks, and copyrights, and applications of the foregoing, that they allege cover significant aspects of our platform, technologies, content, branding, or business methods. Moreover, companies in the Internet and technology industries are frequent targets of practicing and non-practicing entities seeking to profit from royalties in connection with grants of licenses. Like many other companies in the Internet and technology industries, we sometimes enter into agreements which include indemnification provisions related to intellectual property which can subject us to costs and damages in the event of a claim against an indemnified third party.
We have received in the past, and may receive in the future, communications from third parties, including practicing and non-practicing entities, claiming that we have infringed, misused, or otherwise misappropriated their intellectual property rights, including alleged patent infringement. Additionally, we have been, and may in the future be, involved in claims, suits, regulatory proceedings, and other proceedings involving alleged infringement, misuse, or misappropriation of third-party intellectual property rights, or relating to our intellectual property holdings and rights. While a number of the infringement claims raised against us have been based on our use or implementation of third-party technologies for which those third parties have been required to defend against the claims on our behalf and indemnify us from liability, intellectual property claims against us, regardless of merit, could be time consuming and expensive to litigate or settle and could divert our management’s attention and other resources. See the section titled “Information About Vacasa — Legal Proceedings” for additional information.
Claims involving intellectual property could subject us to significant liability for damages and could result in our having to stop using certain technologies, content, branding, or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding, business methods, or practices. The development of alternative non-infringing technology or practices could require significant effort and expense and make us less competitive, or may not be technically feasible. Any of these results could materially adversely affect our ability to compete and our business, results of operations, and financial condition.
Furthermore, we may introduce new offerings or changes to existing offerings or make other business changes, including in areas where we currently do not compete, which could increase our exposure to patent, copyright, trademark, and other intellectual property rights claims from competitors, other practicing entities, and non-practicing entities. Similarly, our exposure to risks associated with various intellectual property claims may increase as a result of acquisitions of other companies. Third parties may make infringement and similar or related claims after we have acquired a company or technology that had not been asserted prior to the acquisition. As a result, our business, results of operations, and financial condition could be materially and adversely affected as a result of the occurrence of any of the foregoing.
Our use of “open source” software could adversely affect our ability to offer our platform and services and subject us to costly litigation and other disputes.
We have in the past incorporated and may in the future incorporate “open source” software into our codebase as we continue to develop our platform and services. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. The use and distribution of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Open source software is generally licensed by its authors or other third parties under open source licenses. Some of these licenses (often called “copyleft” or “viral” licenses) contain requirements that could cause us to make available the source code of the modifications or derivative works that we create based upon the licensed open source software, and require that we license such modifications or derivative works under the terms of a particular open source license granting third parties certain rights of further use. By the terms of such open source licenses, we could also be required to release the source code of our proprietary products or services, and to make our proprietary products or services available under open source licenses, if we combine and/or distribute our proprietary software with such open source software in a manner that triggers the obligation of the license. In addition to using open source software, we also license to others some of our software through open source projects. Open sourcing our own software requires us to make the source code publicly available, and therefore can limit our ability to protect our intellectual property rights with respect to that software. From time to time, companies that use open source software have faced claims challenging the use of open source software or compliance with open source license terms. Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. As such, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms, including claims for infringement of intellectual property rights or for breach of contract. If we receive an allegation that we have violated an open source license, we may incur significant legal expenses, be subject to damages, be required to redesign our product to remove the open source software or may be required to publicly release certain portions of our proprietary source code, all of which could have a material impact on our business. Even in the absence of a claim, if we discover the use of open source software inconsistent with our practices, we could expend significant time and resources to replace the open source software or obtain a commercial license, if available. All of these risks are heightened by the fact that the ownership of open source software can be uncertain, leading to litigation, and many of the licenses applicable to open source software have not been interpreted by courts, and these licenses could be construed to impose unanticipated conditions or restrictions on our ability to commercialize our products. Any use of open source software inconsistent with our policies or licensing terms could harm our business and financial position.
While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our proprietary source code, there is a risk that we may incorporate open source software with unfavorable licensing terms, including the obligation to make our source code available for others to use or modify without compensation to us, or inadvertently use open source software, which is fairly common in software development in the Internet and technology industries. Such inadvertent use of open source software could expose us to claims of non-compliance with the applicable terms of the underlying licenses, which could lead to unforeseen business disruptions, including being restricted from offering parts of our product that incorporate the software, being required to publicly release proprietary source code, being required to re-engineer parts of our code base to comply with license terms, or being required to extract the open source software at issue. Our exposure to these risks may be increased as a result of evolving our core source code base, introducing new offerings, integrating acquired-company technologies, or making other business changes, including in areas where we do not currently compete. Any of the foregoing could adversely impact the value or enforceability of our intellectual property, and materially adversely affect our business, results of operations, and financial condition.
Risks Related to Other Legal, Regulatory and Tax Matters
Laws, regulations, and rules that affect the short-term rental business have limited and may continue to limit the ability or willingness of homeowners to rent through Vacasa and expose our homeowners or us to significant penalties, which have had and could continue to have a material adverse effect on our business, results of operations, and financial condition.
There have been and continue to be legal and regulatory developments that affect the short-term rental business. Hotels and groups affiliated with hotels have engaged and will likely continue to engage in various lobbying and political efforts for stricter regulations governing our business model in both local and national jurisdictions. Other private groups, such as homeowners, landlords, and condominium and neighborhood associations, have adopted contracts or regulations that purport to ban or otherwise restrict short-term rentals, and third-party lease agreements between landlords and tenants, home insurance policies, and mortgages may prevent or restrict the ability of homeowners to list their spaces. These groups and others cite concerns around affordable housing and over-tourism in major cities, and some state and local governments have implemented or considered implementing rules, ordinances, or regulations governing the short-term rental of properties. Such regulations include ordinances that restrict or ban homeowners from short-term rentals, set annual caps on the number of days homeowners can share their homes, require homeowners to register with the municipality or city, or require homeowners to obtain permission before offering short-term rentals. In addition, some jurisdictions regard short-term rental as “hotel use” and claim that such use constitutes a conversion of a residential property to a commercial property requiring a permitting process.
Macroeconomic pressures and public policy concerns could continue to lead to new laws and regulations, or interpretations of existing laws and regulations, that limit the ability of homeowners to share their spaces. If laws, regulations, rules, or agreements significantly restrict or discourage homeowners in certain jurisdictions from sharing their properties, it would have a material adverse effect on our business, results of operations, and financial condition.
While a number of cities and countries have implemented legislation to address short-term rentals, there are many others that are not yet explicitly addressing or enforcing short-term rental laws, and could follow suit and enact regulations. A discussion of short-term rental regulations in certain of our key markets is included in “Information About Vacasa — Regulatory Landscape — Short-Term Regulatory Considerations in the Markets in which we Operate.” New laws, regulations, government policies, or changes in their interpretations in the markets where we operate could present significant challenges and uncertainties. In the event of any such changes, pre-existing bookings may not be honored and current and future rental listings and bookings could decline significantly, and our relationship with our homeowners and guests could be negatively impacted, which would have a materially adverse effect on our business, results of operations, financial condition and reputation.
Certain jurisdictions have adopted laws and regulations that seek to impose lodging taxes, often known as transient or occupancy taxes, on our guests, collection and remittance obligations on our homeowners and/or us, and withholding obligations on us, as more fully described in our risk factor titled “— Uncertainty in the application of taxes to our homeowners, guests, or platform could increase our tax liabilities and may discourage homeowners and guests from conducting business on our platform.” In addition, we are subject to regulations with respect to short-term rentals, owner registration, licensing, and other requirements for the listing of accommodations, such as real estate broker or agent licenses and travel agency licenses in some jurisdictions. We could be held liable and incur significant financial and potential criminal penalties if we are found to have violated any of these regulations.

We have historically not taken an active role in advocacy but we may in the future determine that it is necessary for us to defend against the application of laws and regulations that limit our ability to do business and we cannot guarantee we would be successful in those efforts. Further, if we or our homeowners and guests were required to comply with laws and regulations, government requests, or agreements with government agencies that adversely impact our relations with homeowners and guests, our business, results of operations, and financial condition would be materially adversely affected. Moreover, if we enter an agreement with a government or governmental agency to resolve a dispute, the terms of such agreement will likely be publicly available and could create a precedent that may put us in a weaker bargaining position in future disputes with other governments.
We are subject to a wide variety of complex, evolving, and sometimes inconsistent and ambiguous laws and regulations that may adversely impact our operations and discourage homeowners and guests from using our services, and that could cause us to incur significant liabilities including fines and criminal penalties, which could have a material adverse effect on our business, results of operations, and financial condition.
Complying with the laws and regulations of different jurisdictions that impose varying standards and requirements is burdensome for businesses like ours, imposes added cost, increases potential liability to our business, and makes it more difficult to realize business efficiencies and economies of scale. For example, we incur significant operational costs to comply with requirements of jurisdictions and cities that have disparate requirements around tax collection, tax reporting, owner registration, limits on lengths of stays, and other regulations, each of which require us to dedicate significant resources to provide the infrastructure and tools needed on and outside our platform for our homeowners to meet these legal requirements and for us to fulfill any obligations we may have. The complexity of our services and changes required to comply with the large number of disparate and constantly evolving requirements can lead to compliance gaps if our internal resources cannot keep up with the pace of regulatory change and new requirements imposed on our platform, or if our platform does not work as intended or has errors or bugs, or if the manual processes we put in place to comply with certain requirements are not followed properly.
While we endeavor to monitor the changing legal landscape relating to short term rentals, it may be difficult or impossible for us to investigate or evaluate laws or regulations in all cities, countries, and regions in which we do business. The application of existing laws and regulations to our business and platform can be unclear, may be difficult for homeowners, guests, and us to understand and apply, and are subject to change, as governments or government agencies seek to apply legacy systems of laws or adopt new laws to new online business models in the travel and accommodations industries, including ours. Uncertain and unclear application of such laws and regulations to homeowner and guest activity and our platform could cause and has caused some homeowners and guests to leave or choose not to use our platform, reduce supply and demand for our platform and services, increase the costs of compliance with such laws and regulations, and increase the threat of litigation or enforcement actions related to our platform, all of which would materially adversely affect our business, results of operations, and financial condition. See also our risk factor titled “— We could face liability for information or content on or accessible through our platform.”
There are laws that apply to us, and there are laws that apply to our homeowners and/or guests. While we require our homeowners and guests to comply with their own independent legal obligations under our terms of service and contracts, we have limited means of enforcing or ensuring the compliance of our homeowners and guests with all applicable legal requirements. Certain governments have attempted, and may attempt in the future, to hold us responsible for laws that apply to our homeowners and/or guests. Whether applicable to us, our homeowners, and/or our guests, the related consequences arising out of such laws and regulations, including penalties for violations of and costs to maintain compliance with such laws and regulations, have had and could continue to have a material adverse effect on our reputation, business, results of operations, and financial condition.
We take certain measures to comply, and to help homeowners comply, with laws and regulations, such as requiring registration numbers to be displayed on a listing profile for listings in some jurisdictions where such registration is required. These measures, changes to them, and any future measures we adopt could increase friction on our platform, and reduce the number of listings available on our platform from homeowners and bookings by guests, and could reduce the activity of homeowners and guests on our platform. We may be subject to additional laws and regulations which could require significant changes to our platform that discourage homeowners and guests from using our platform.

In addition to laws and regulations directly applicable to the short-term rental business as discussed in our risk factor titled “— Laws, regulations, and rules that affect the short-term rental business have limited and may continue to limit the ability or willingness of homeowners to rent their homes with us through our platform and expose our homeowners or us to significant penalties, which could have a material adverse effect on our business, results of operations, and financial condition,” we are subject to laws and regulations governing our business practices, the Internet, e-commerce, and electronic devices, including those relating to taxation, privacy, data protection, pricing, content, advertising, discrimination, consumer protection, protection of minors, copyrights, distribution, messaging, mobile communications, electronic device certification, electronic waste, electronic contracts, communications, Internet access, competition, and unfair commercial practices. We are also subject to laws and regulations governing the provision of online payment services, the design and operation of our platform, and the operations, characteristics, and quality of our platform and services.
We are also subject to federal, state, local, and foreign laws regulating employment, employee working conditions, including wage and hour laws, employment dispute and employee bargaining processes, collective and representative actions, and other employment compliance requirements.
As a result of the COVID-19 pandemic, many jurisdictions have also adopted laws, rules, regulations, and/or decrees intended to address the COVID-19 pandemic, including implementing travel restrictions or restricting access to city centers or limiting accommodation offerings in surrounding areas. In addition, many jurisdictions have limited social mobility and gatherings. As the COVID-19 pandemic continues, governments, corporations, and other authorities may continue to implement restrictions or policies that could further restrict the ability of our homeowners and guests to participate on our platform.
There is increased governmental interest in regulating technology companies in a number of areas including privacy, tax, data localization and data access, algorithm-based discrimination, and competition. In addition, climate change and greater emphasis on sustainability could lead to regulatory efforts to address the carbon impact of housing and travel. As a result, governments may enact new laws and regulations and/or view matters or interpret laws and regulations differently than they have in the past, and in a manner that could materially adversely affect our business, results of operations, and financial condition.
Any new or existing laws and regulations applicable to existing or future business areas, including amendments to or repeal of existing laws and regulations, or new interpretations, applications, or enforcement of existing laws and regulations, could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and materially adversely impact bookings on our platform, thereby materially adversely affecting our business, results of operations, and financial condition. Our efforts to influence legislative and regulatory proposals have an uncertain chance of success, could be limited by laws regulating lobbying or advocacy activity in certain jurisdictions, and even if successful, could be expensive and time consuming, and could divert the attention of management from our core business operations.
We rely on a mix of independent contractors and employees to provide operational services to us, and any potential reclassification of independent contractors as deemed employees could adversely affect our business, results of operations and financial condition.
We rely on a mix of independent contractors and employees to provide operational services to our business. The state of the law regarding independent contractor status varies from jurisdiction to jurisdiction and is subject to change based on court decisions and regulation. Regulatory authorities and other parties have increasingly asserted within several industries that certain independent contractors should be classified as employees. As a result, there is significant uncertainty regarding the future of the worker classification regulatory landscape. It is possible that legislative, judicial and regulatory (including tax) authorities may introduce proposals or assert interpretations of existing rules and regulations that would change the classification of a significant number of independent contractors doing business with us from independent contractor to employee. In addition, we could also be involved in lawsuits and claims that assert that certain independent contractors should be classified as our employees. Adverse determinations regarding the status of any of our independent contractors, or the enactment of rules and regulations (or changes in the interpretations of existing rules and regulations) that lead the reclassification of such independent contractors as employees, would result in a significant increase in employment-related costs, such as wages benefits and taxes, and may subject us to potential penalties, any of which would adversely affect our business, results of operations and financial condition.
We are subject to regulatory inquiries, litigation, and other disputes from time to time which have in the past materially adversely affected, and may in the future materially adversely affect, our business, results of operations, and financial condition.
We have been, and expect to continue to be, a party to various legal and regulatory claims, litigation or pre-litigation disputes, and proceedings arising in the normal course of business. The number and significance of these claims, disputes, and proceedings have increased as our company has grown larger, the number of bookings has increased, awareness of our brand has grown, our presence on well-known platforms has increased, and the scope and complexity of our business have expanded, and we expect the number and significance of these claims, disputes and proceedings will continue to increase in the future.
We have been, and expect to continue to be, subject to various government inquiries, investigations, and proceedings related to legal and regulatory requirements such as compliance with laws related to short-term rentals, tax, consumer protection, pricing, advertising, discrimination, data protection, data sharing, payment processing, privacy, and competition. In many cases, these inquiries, investigations, and proceedings can be complex, time consuming, costly to investigate, and require significant company and also management attention. For certain matters, we are implementing recommended changes to our products, operations, and compliance practices and removal of noncompliant listings. We are unable to predict the outcomes and implications of such inquiries, investigations, and proceedings on our business, and such inquiries, investigations, and proceedings could result in large fines and penalties, require changes to our products and operations, and materially adversely affect our brand, reputation, business, results of operations, and financial condition. In some instances, applicable laws and regulations do not yet exist or are being adapted and implemented to address certain aspects of our business, and such adoption or change in their interpretation could further alter or impact our business and subject us to future government inquiries, investigations, and proceedings.
Legal claims have been asserted against us for alleged discriminatory conduct undertaken by homeowners against certain guests (such as those with service animals), and for our own platform policies or business practices. Changes to the interpretation of the applicability of fair housing, civil rights or other statutes to our business or the conduct of our users could materially adversely impact our business, results of operations, and financial condition. We may also become more vulnerable to third-party claims as U.S. laws such as the Digital Millennium Copyright Act (“DMCA”) and the Stored Communications Act, and non-U.S. laws such as the European E-Commerce Directive, are interpreted by the courts or otherwise modified or amended, as our platform and services to our homeowners and guests continue to expand, and as we expand geographically into jurisdictions where the underlying laws with respect to the potential liability of online intermediaries such as ourselves are either unclear or less favorable.
In addition, we face claims and litigation relating to fatalities, shootings, other violent acts, illness (including COVID-19), cancellations and refunds, personal injuries, property damage, carbon monoxide incidents, and privacy violations that occurred at listings or experiences during a booking made on our platform. We also have faced putative class action litigation and government inquiries, and could face additional litigation and government inquiries and fines relating to our business practices, cancellations and other consequences due to natural disasters or other unforeseen events beyond our control such as wars, regional hostilities, health concerns, including epidemics and pandemics such as COVID-19, or law enforcement demands and other regulatory actions.
In addition, in the ordinary course of business, disputes may arise because we are alleged to have infringed third parties’ intellectual property or in which we agree to provide indemnification to third parties with respect to certain matters, including losses arising from our breach of such agreements or from intellectual property infringement claims, or where we make other contractual commitments to third parties. We also have indemnification agreements with certain of our directors and executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. We may be subject to litigation stemming from these obligations.

Adverse results in any regulatory inquiry, litigation, legal proceedings, or claims may include awards of potentially significant monetary damages, including statutory damages for certain causes of action in certain jurisdictions, penalties, fines, injunctive relief, royalty or licensing agreements, or orders preventing us from offering certain services. Moreover, many regulatory inquiries, litigation, legal proceedings, or claims are resolved by settlements that can include both monetary and nonmonetary components. Adverse results or settlements may result in changes in our business practices in significant ways, increased operating and compliance costs, and a loss of revenue. In addition, any litigation or pre-litigation claims against us, whether or not meritorious, are time consuming, require substantial expense, and result in the diversion of significant operational resources. We use various software platforms that in some instances have limited functionality which may impede our ability to fully retrieve records in the context of a governmental inquiry or litigation. In addition, our insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed. As we continue to grow, regulatory inquiries, litigation, legal proceedings, and other claims will continue to consume significant company resources and adverse results in future matters could materially adversely affect our business, results of operations, and financial condition.
We could face liability for information or content that is on, or accessible through, our platform.
We could face claims relating to information or content that is published or made available on our platform. We generally manage the content that is posted on our site as part of our property management services. As such, we are exposed to potential claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, and other alleged damages that could be asserted against us, in addition to our homeowners and guests.
While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the DMCA and the fair-use doctrine in the United States, differences among statutes, limitations on immunity, requirements to maintain immunity, and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or may create uncertainty regarding liability for information or content on our platform. Moreover, regulators in the United States and in other countries may introduce new regulatory regimes that increase potential liability for information or content available on our platform.
Because liability often flows from information or content on our platform and/or services accessed through our platform, as we continue to expand our offerings, tiers, and scope of business, both in terms of the range of offerings and services and geographical operations, we may face or become subject to additional or different laws and regulations. Our potential liability for information or content created by third parties and posted to our platform could require us to implement additional measures to reduce our exposure to such liability, may require us to expend significant resources, may limit the desirability of our platform to homeowners and guests, may cause damage to our brand and reputation, and may cause us to incur time and costs defending such claims in litigation, thereby materially adversely affecting our business, results of operations, and financial condition.
In the European Union, the Consumer Rights Directive and the Unfair Commercial Practices Directive harmonized consumer rights across the EU member states. If consumer protection regulators find that we are in breach of consumer protection laws, we may be fined or required to change our terms and processes, which may result in increased operational costs. Consumers and certain consumer protection associations may also bring individual claims against us if they believe that our terms and/or business practices are not in compliance with local consumer protection laws. Currently, class actions may also be brought in certain countries in the European Union, and the Collective Redress Directive will extend the right to collective redress across the European Union.
We are subject to governmental economic and trade sanctions laws and regulations that limit the scope of our offering. Additionally, failure to comply with applicable economic and trade sanctions laws and regulations could subject us to liability and negatively affect our business, results of operations and financial condition.
We are required to comply with economic and trade sanctions administered by governments where we operate, including the U.S. government (including without limitation regulations administered and enforced by OFAC and the U.S. Department of State). These economic and trade sanctions prohibit or restrict transactions to or from or dealings with certain specified countries, regions, their governments and, in certain circumstances, their nationals, and with individuals and entities that are specially-designated, such as individuals and entities included on OFAC’s List of Specially Designated Nationals (“SDN List”) or other sanctions measures. Any future economic and trade sanctions imposed in jurisdictions where we have significant business could materially adversely impact our business, results of operations, and financial condition. Our ability to track and verify transactions and otherwise comply with these regulations require a high level of internal controls, and we cannot guarantee that we have not engaged in dealings with persons sanctioned under applicable sanctions laws. Any non-compliance with economic and trade sanctions laws and regulations or related investigations could result in claims or actions against us and materially adversely affect our business, results of operations, and financial condition. As our business continues to grow and regulations change, we may be required to make additional investments in our internal controls or modify our business.
We have operations in countries known to experience high levels of corruption and any violation of anti-corruption laws could subject us to penalties and other adverse consequences.
We are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws in the United States and elsewhere that prohibit improper payments or offers of payments to foreign governments and their officials, political parties, state-owned or controlled enterprises, and/or private entities and individuals for the purpose of obtaining or retaining business. We have operations in and deal with countries known to experience corruption. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, contractors, agents, or users that could be in violation of various laws, including the FCPA and anti-bribery laws in these countries. We have implemented policies, procedures, systems, and controls designed to ensure compliance with applicable laws and to discourage corrupt practices by our employees, consultants, and agents, and to identify and address potentially impermissible transactions under such laws and regulations; however, our existing and future safeguards, including training and compliance programs to discourage corrupt practices by such parties, may not prove effective, and we cannot ensure that all such parties, including those that may be based in or from countries where practices that violate U.S. or other laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible. Additional compliance requirements may require us to revise or expand our compliance programs, including the procedures we use to monitor international and domestic transactions. Failure to comply with any of these laws and regulations may result in extensive internal or external investigations as well as significant financial penalties and reputational harm, which could materially adversely affect our business, results of operations, and financial condition.
Uncertainty in the application of taxes to our homeowners, guests, or platform could increase our tax liabilities and may discourage homeowners and guests from conducting business on our platform.
We are subject to a variety of taxes and tax collection obligations in the United States (federal, state, and local) and several foreign jurisdictions. New or revised foreign, federal, state, or local tax regulations may subject us or our homeowners and guests to additional indirect taxes, such as lodging, hotel, sales and use, privilege, excise, VAT, goods and services, harmonized sales, business, and gross receipt (together, “indirect taxes”), income, and other taxes, and depending upon the jurisdiction could subject us or our homeowners and guests to significant monetary penalties and fines for non-payment of taxes. Any additional tax expenses and other liabilities to which we or our homeowners and/or guests are subject would likely increase the cost of doing business for our homeowners, increase the price paid by guests, and may discourage homeowners and guests from using our platform, which would lead to a decline in revenue. As a result, our business, results of operations, and financial condition could be materially adversely affected by additional taxes of this nature or additional taxes or penalties resulting from our failure to comply with any reporting, collection, and payment obligations. We accrue a reserve for such taxes, and upon examination or audit, such reserves may be insufficient. We are currently subject to tax audit in several states, local jurisdictions and in Spain.
The application of taxes, particularly indirect taxes, to activities such as ours and to our homeowners and guests is a complex and evolving issue. Laws and regulations relating to taxes as applied to our platform, and to our homeowners and guests, vary greatly among jurisdictions, and it is difficult or impossible to predict how such laws and regulations will be applied. We devote significant resources, including management time, to the application and interpretation of laws and working with various jurisdictions to clarify whether taxes are applicable and the amount of taxes that apply. The application of indirect taxes to our homeowners, guests, and our platform significantly increases our operational expenses as we build the infrastructure and tools to capture data and to report, collect, and remit taxes. The lack of uniformity in the laws and regulations relating to indirect taxes as applied further increases the operational and financial complexity of our systems and processes, and introduces potential for errors or incorrect tax calculations, all of which are costly to our business and results of operations. In addition, certain regulations may be so complex as to make it infeasible for us to be fully compliant. As our business operations expand or change, including as a result of introducing new or enhanced offerings, tiers or features, or due to acquisitions, the application of indirect taxes to our business and to our homeowners and guests will further change and evolve, and could further increase our liability for taxes, discourage homeowners and guests from using our platform, and materially adversely affect our business, results of operations, and financial condition.
We may have exposure to greater than anticipated tax liabilities.
The application of domestic and international income and non-income tax laws, rules and regulations to our business is subject to interpretation by the relevant taxing authorities. Given a focus on revenue generation, taxing authorities have become more aggressive in their enforcement of such laws, rules and regulations, resulting in increased audit activity and audit assessments, and legislation. The lack of uniformity in the laws and regulations relating to indirect taxes as applied to our business increases the operational and financial complexity of our systems and processes, and introduces potential for errors or incorrect tax calculations.
We are subject to regular review and audit by U.S. federal, state, local, and foreign tax authorities. As such, potential tax liabilities may exceed our current tax reserves or may require us to modify our business practices and incur additional cost to comply, any of which may have a material adverse effect on our business.
The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Our provision for income taxes is also determined by the manner in which we operate our business, and any changes to such operations or laws applicable to such operations may affect our effective tax rate.
Our tax positions or tax returns are subject to change, and therefore we cannot accurately predict whether we may incur material additional tax liabilities in the future, which would materially adversely affect our results of operations and financial condition.
Changes in tax laws or tax rulings could materially affect our business, results of operations, and financial condition.
The tax regimes we are subject to or operate under, including income and non-income (including indirect) taxes, are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially adversely affect our results of operations and financial condition. On December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) was enacted, which contains significant changes to U.S. tax law, including a reduction in the corporate tax rate and a transition to a more territorial system of taxation.
The impact of the Tax Act will likely be subject to ongoing technical guidance and accounting interpretation, the issuance of which could materially affect our tax obligations and effective tax rate in the period issued. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act contains certain tax provisions, including provisions that retroactively and/or temporarily suspend or relax in certain respects the application of certain provisions in the Tax Act, such as the limitations on the deduction of net operating losses and interest. While these changes did not have a material impact on our consolidated financial statements, we cannot guarantee that future changes in tax laws or rulings will not have such an effect.
In addition, we are subject to a variety of taxes and tax collection obligations in the United States (federal, state, and local) and numerous foreign jurisdictions. A number of jurisdictions have proposed or implemented new tax laws or interpreted existing laws to explicitly apply various taxes to businesses like ours.

Laws and regulations relating to taxes vary greatly among jurisdictions, and it is difficult or impossible to predict how such laws and regulations will be applied. The application of indirect taxes, such as lodging taxes, hotel, sales and use tax, privilege taxes, excise taxes, VAT, goods and services tax, business tax, and gross receipt taxes (together, “indirect taxes”) to activities such as ours is a complex and evolving issue.
We may recognize additional tax expenses and be subject to additional tax liabilities, and our business, results of operations, and financial condition could be materially adversely affected by additional taxes of this nature or additional taxes or penalties resulting from our failure to comply with any reporting, collection, and payment obligations. We accrue a reserve for such taxes when the likelihood is probable that such taxes apply to us, and upon examination or audit, such reserves may be insufficient. New or revised taxes and, in particular, the taxes described above and similar taxes would generally increase the price paid by guests and could discourage guests from using our properties, and lead to a decline in revenue, and materially adversely affect our business, results of operations, and financial condition.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
After the transactions to be undertaken in connection with the Closing, we expect Vacasa, Inc. to have material net operating loss carryforwards for U.S. federal and state income tax purposes. Pro forma based on information as of the conclusion of the second quarter of 2021, we expect that Vacasa, Inc.’s federal net operating loss carryforwards would be approximately $126.4 million and that its state net operating loss carryforwards would be approximately $157.5 million. Realization of tax savings from these net operating loss carryforwards will depend on our future taxable income, and there is a risk that our existing carryforwards could expire unused and be unavailable to offset future taxable income, which could materially adversely affect our results of operations and financial condition. In addition, under Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership by significant stockholders or groups of stockholders over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, to offset its post-change taxable income or tax liabilities may be limited. Similar rules may apply under state tax laws. We expect that our net operating losses will be subject to limitations under these rules (but are still evaluating the extent of such limitations), and we may experience ownership changes in the future because of shifts in our stock ownership, many of which are outside of our control. Our ability to use our pre-change net operating loss carryforwards and other tax attributes to offset future U.S. federal taxable income may be subject to limitations, which could result in increased future tax liability to us. In addition, tax benefits that we derive from certain tax attributes, including net operating losses, that are allocable to Vacasa, Inc. as a result of the transactions undertaken in connection with the Closing are subject to the terms of, and may give rise to payments that Vacasa, Inc. will be required to make under, the Tax Receivable Agreement, as discussed below.
General Risk Factors
We will incur significant expenses as a result of being a public company, which could materially adversely affect our business, results of operations, and financial condition.
As a public company, we will incur significant legal, accounting, and other expenses that we have not incurred as a private company. We will be subject to various laws, regulations and other standards relating to corporate governance and public disclosure, including the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act, the rules and regulations of the SEC, and the Nasdaq listing rules. These laws, regulations and standards are also subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq, may increase legal and financial compliance costs and make some activities more time-consuming. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected. Stockholder activism and the level of government intervention and regulatory reform may also lead to substantial new laws, regulations and disclosure obligations, which may lead to additional significant compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. The increased costs will increase our net loss or decrease our net income, and may require us to reduce costs in other areas of our business or increase our service fees which could result in a reduction in bookings. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees, or as executive officers.
Further, the majority of our management team, including our Chief Executive Officer and Chief Financial Officer, have limited experience in managing publicly-traded companies. Our management team may not successfully or efficiently manage our transition to being a public company and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and are likely to divert their attention away from revenue-generating activities and the day-to-day management of our business, which may prevent us from implementing our business strategy and growing our business. Furthermore, we may not be successful in establishing the corporate infrastructure required of a public company. For example, while we have made, and will continue to make, changes to our internal control over financial reporting and our procedures for financial reporting and accounting systems to meet our reporting obligations as a public company, the measures we take may not be sufficient to satisfy our obligations. Failure to satisfy our obligations as a public company may result in the delisting of Vacasa Class A Common Stock and may subject us to fines, sanctions, and other regulatory action and potentially civil litigation. If we do not effectively and efficiently manage our transition into a public company and continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, results of operations and financial condition.
Additionally, as a public company, we may from time to time be subject to proposals by stockholders urging us to take certain corporate actions. If activist stockholder activity ensues, we may be required to incur additional costs to retain the services of professional advisors, management time and attention will be diverted from our core business operations, and perceived uncertainties as to our future direction, strategy or leadership may cause us to lose potential business opportunities and impair our brand and reputation, any of which could materially and adversely affect our business, results of operations and financial condition.
Failure to establish and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
As a public reporting company, we will become subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel, including senior management.
In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Furthermore, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of our second annual report required to be filed with the SEC and our annual report for any fiscal year following such date that we are no longer an emerging growth company. In support of such certifications, we will be required to document and make significant changes and enhancements to our internal controls, including potentially hiring additional personnel. As a result, we anticipate investing significant resources to enhance and maintain our financial and managerial controls, reporting systems, and procedures.

If our senior management team is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, or if our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, or if material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in the price of Vacasa Class A Common Stock and adversely affect our results of operations and financial condition. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, Nasdaq, and other regulatory authorities, which would require additional financial and management resources.
The failure to successfully implement and maintain accounting systems could materially adversely impact our business, results of operations, and financial condition.
In 2019, we implemented a new third-party cloud-based ERP system in order to provide scalability in our accounting and reporting processes. We continue to enhance our use of this third-party ERP system, including integrations with other third-party applications as well as our own internally developed software. System implementations of this scale are complex and time-consuming projects that require transformations of business and financial processes. Such transformations involve risk inherent in the conversion to a new system, including loss of information and potential disruption to normal operations. Additionally, if our third-party systems do not operate as intended or do not scale with anticipated growth in our business, the effectiveness of our internal control over financial reporting could be adversely affected. Any failure to develop, implement, or maintain effective internal controls related to our accounting or reporting systems could materially adversely affect our business, results of operations, and financial condition or cause us to fail to meet our reporting obligations. In addition, if we experience interruptions in service or operational difficulties with our third-party systems, our business, results of operations, and financial condition could be materially adversely affected.
Our results of operations and financial condition could be materially adversely affected by changes in accounting principles.
Generally accepted accounting principles in the United States (“GAAP”), are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants (“AICPA”), the SEC and various other organizations formed to promulgate and interpret appropriate accounting principles. The accounting for our business is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in policies, rules, regulations, and interpretations, of accounting and financial reporting requirements of the SEC or other regulatory agencies. Adoption of a change in accounting principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the adoption of such change. It is difficult to predict the impact of future changes to accounting principles and accounting policies over financial reporting, any of which could adversely affect our results of operations and financial condition and could require significant investment in systems and personnel.
The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, or at all.
The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including as a result of any of the risks described in this proxy statement/prospectus.
In addition, the variables that go into the calculation of our market opportunity are subject to change over time. Our ability to expand in any of our target markets depends on a number of factors, including the cost, performance, and perceived value associated with our platform and services and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecasted in this proxy statement/prospectus, our business could fail to grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of our future growth.
If industry or financial analysts do not publish research or reports about our business, or if they issue inaccurate or unfavorable research regarding Vacasa Class A Common Stock, the market price and trading volume of Vacasa Class A Common Stock could decline.
The trading market for Vacasa Class A Common Stock is influenced by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. As a new public company, we may be slow to attract research coverage and the analysts who publish information about Vacasa Class A Common Stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain industry or financial analyst coverage, if any of the analysts who cover us issues an inaccurate or unfavorable opinion regarding our company, the market price of Vacasa Class A Common Stock would likely decline. In addition, the share prices of many companies in our industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance they have publicly announced or the expectations of analysts and investors. If our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or investors, analysts could downgrade Vacasa Class A Common Stock or publish unfavorable research about us. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause the market price or trading volume of Vacasa Class A Common Stock to decline.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
As a public company, we will be subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of Vacasa Class A Common Stock.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management's Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings” included elsewhere in this proxy statement/prospectus, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of Vacasa Class A Common Stock.
Risks Related to our Organizational Structure After the Business Combination
Our principal stockholders will continue to have significant influence over us following the consummation of the Business Combination, including over decisions that require the approval of stockholders, and their interests may conflict with yours.
Following the Closing, the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders and the EB Stockholder will control, as a group, approximately 61.7% of the combined voting power of the Vacasa Common Stock as a result of their ownership of Vacasa Class A Common Stock and Vacasa Class B Common Stock. In addition, as described elsewhere in this proxy statement/prospectus under “Business Combination Proposal — Related Agreements — Stockholders Agreement,” concurrently with the Closing, these parties, together with the Sponsor, will enter into the Stockholders Agreement, which will grant the parties thereto certain director nomination rights with respect to the members of the Vacasa Board, including removal rights with respect to any director elected pursuant to their respective nomination rights and the right to designate a director to fill any vacancy created by reason of death, removal or resignation of any such director. As a result, these stockholders and their affiliates will have significant influence over the management and affairs of our company and, acting together, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and the approval of significant corporate transactions, including any merger, consolidation or sale of all or substantially all of our assets and the issuance or redemption of equity interests in certain circumstances. The interests of these stockholders may not always coincide with, and in some cases may conflict with, our interests and the interests of our other stockholders. For instance, these stockholders could attempt to delay or prevent a change in control of our company, even if such change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock. This concentration of ownership may also affect the prevailing market price of our common stock due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in your best interests.
In addition, because these stockholders hold part of their economic interest in our business through OpCo, rather than through Vacasa, Inc., their interests may further conflict with the interests of holders of Vacasa Class A Common Stock. For example, such holders may have different tax positions from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, and whether and when we should undergo certain changes of control within the meaning of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. These holders’ significant ownership in us and resulting ability, acting together, to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of Vacasa Class A Common Stock might otherwise receive a premium for your shares over the then-current market price.
Following the Closing, we will be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Immediately following the Closing, the parties to the Stockholders Agreement will beneficially own, in the aggregate, more than 50% of the combined voting power for the election of the Vacasa Board. As a result, we will qualify as a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, but not limited to, requirements that:
•
a majority of its board of directors consist of directors who qualify as “independent” as defined under Nasdaq listing rules;

•
its board of directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
its board of directors have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
its board of directors conduct an annual performance evaluation of its compensation committee and the nominating and corporate governance committee.

We may elect to rely on these and any additional exemptions for so long as we remain a “controlled company.” Accordingly, you may not have the same protections as those afforded to stockholders of companies that are subject to all of these corporate governance requirements.
The Proposed Certificate of Incorporation will provide that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our subsidiaries.
The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers, directors and other fiduciaries from personally benefiting from opportunities that belong to the corporation. The Proposed Certificate of Incorporation will provide that the doctrine of “corporate opportunity” will not apply with respect to any stockholder or director (other than any director who is also an officer) of Vacasa, Inc. (each, an “Exempted Person”).
The Exempted Persons will therefore have no duty to communicate or present corporate opportunities to us, and will have the right to either hold any corporate opportunity for their own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, including to any other director or stockholder who is not employed by us or our subsidiaries.
As a result, the Exempted Persons will generally not be prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with any one or more of these parties, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. To the extent we find ourselves in competition with Exempted Persons, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business, results of operations, financial condition or prospects.
We are a holding company and our principal asset after completion of the Business Combination will be our indirect equity interests in OpCo and, accordingly, we are dependent upon distributions from OpCo to pay taxes and other expenses.
We are a holding company and, following completion of the reorganization transactions and the Business Combination, our principal asset will be our indirect ownership of OpCo. We have no independent means of generating material revenue. As the initial sole manager of OpCo, we generally intend to cause OpCo to make distributions to its equityholders in amounts sufficient to cover the taxes on their allocable share of the taxable income of OpCo, including for this purpose any payments we are obligated to make under the tax receivable agreement we intend to enter into as part of the Business Combination and other costs or expenses, but we may be limited in our ability to cause OpCo to make distributions to its equityholders (including for purposes of paying corporate and other overhead expenses and dividends) by our contractual arrangements, including the terms of our Revolving Credit Facility and any additional debt facilities that we may enter into in the future. In addition, certain laws and regulations may result in restrictions on OpCo’s ability to make distributions to Vacasa, Inc., or the ability of OpCo’s subsidiaries to make distributions to it.
To the extent that we need funds and OpCo or its subsidiaries are restricted from making such distributions, under applicable law or regulation or otherwise, we may not be able to obtain such funds on terms acceptable to us or at all and, as a result, could suffer an adverse effect on our liquidity and financial condition. In certain situations, including where OpCo does not have sufficient cash to make tax distributions to all of its members in the full amounts that may be payable in connection with the OpCo LLC Agreement (or where tax distributions to the members of OpCo would materially exceed a set percentage of our aggregate taxable income), tax distributions to the equityholders of OpCo may be reduced (such that each member of OpCo may not receive tax distributions sufficient to cover its tax liability). Tax distributions will generally be treated as advances of other distributions made under the OpCo LLC Agreement.
Although OpCo may not always make such distributions, under the OpCo LLC Agreement, we generally expect OpCo, from time to time, to make distributions in cash to its equityholders in amounts sufficient to cover the taxes on their allocable share of the taxable income of OpCo (in addition, Vacasa, Inc. may received certain non-pro rata distributions from OpCo to cover certain overhead and other expenses, as provided in the OpCo LLC Agreement). As a result of (i) potential differences in the amount of net taxable income indirectly allocable to us and to OpCo’s other equityholders, (ii) the lower tax rate applicable to corporations as opposed to the assumed tax rate for making such distributions in the OpCo LLC Agreement, (iii) the favorable tax benefits that we anticipate from (a) Vacasa, Inc’s acquisition of OpCo Units, in exchange for, at our election, either cash (based on the market price of a share of Vacasa Class A Common Stock) or shares of Vacasa Class A Common Stock and payments under the Tax Receivable Agreement and (iv) the fact that tax distributions made in respect of OpCo Units will generally be made pro rata in respect of such Units as described in the OpCo LLC Agreement, we expect that these tax distributions may be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. No adjustments to the exchange ratio for OpCo Units will be made as a result of any cash distribution by us or any retention of cash by us. To the extent we do not distribute such cash as dividends on our Vacasa Class A Common Stock and instead, for example, hold such cash balances, or lend them to OpCo, this may result in shares of our Vacasa Class A Common Stock increasing in value relative to the value of OpCo Units. The holders of OpCo Units may benefit from any value attributable to such cash balances if they acquire shares of Vacasa Class A Common Stock in exchange for their OpCo Units.
We may incur certain tax liabilities attributable to the Blockers as a result of the transactions contemplated to occur in connection with the Business Combination.
In connection with the transactions contemplated to occur in connection with the Business Combination Agreement, the Blockers will merge with and into Vacasa, Inc. As the successor to these merged entities, Vacasa, Inc. will generally succeed to and be responsible for any outstanding or historical tax liabilities of the merged entities, including any liabilities that might be incurred as a result of the mergers described in the previous sentence. The pre-Business Combination owners of the Blockers will not indemnify Vacasa, Inc. for any such liabilities, and such liabilities could have an adverse effect on our liquidity and financial condition.
We may bear certain tax liabilities that are attributable to audit adjustments for taxable periods (or portions thereof) ending prior to the Business Combination, or that are disproportionate to our ownership interest in OpCo in the taxable period for which the relevant adjustment is imposed.
Pursuant to certain provisions of the Code enacted as part of the Bipartisan Budget Act of 2015 (such provisions, the “Partnership Tax Audit Rules”), partnerships (and not the partners of the partnerships) can be liable for U.S. federal income taxes (and any related interest and penalties) resulting from adjustments made pursuant to an IRS audit or judicial proceedings to the items of income, gain, loss, deduction, or credit shown on the partnership’s tax return (or how such items are allocated among the partners), notwithstanding the fact that liability for taxes on partnership income is generally borne by the partners rather than the partnership.
Under the Partnership Tax Audit Rules, a partnership’s liability for taxes resulting from adjustments made pursuant to an IRS audit or judicial proceedings may be reduced or avoided in certain circumstances depending on the status or actions of its partners. For example, if partners agree to amend their tax returns and pay the resulting taxes, the partnership’s liability can be reduced. Partnerships also may be able to make elections to “push out” the tax liability resulting from the adjustment to the persons who were partners in the prior taxable year that is the subject of the adjustment, and, as a result, avoid having the relevant liability paid at the partnership-level and instead be borne by the persons who are partners at the time the relevant liability is paid.
Following the business combination, a representative of the Existing VH Holders will be entitled to direct whether or not OpCo or its subsidiaries will make the “push out” election described above for adjustments attributable to taxable periods (or portions thereof) ending on or prior to the date of the Business Combination, and whether any such entity will pay any applicable liability at the entity level. The provisions of the OpCo LLC Agreement will prohibit OpCo from seeking indemnification or other recoveries from the Existing VH Holders in respect of such liabilities. With respect to the representative’s exercise of this authority, its interests will generally differ from the interests of our other equity holders. Moreover, with respect to taxable periods beginning after the business combination, there is no requirement that OpCo or any of its subsidiaries make any “push-out” election. We accordingly may be required to bear a share of any taxes, interest, or penalties associated with any adjustments to applicable tax returns that exceeds our proportionate share of such liabilities based on our ownership interest in OpCo in the taxable period for which such adjustments are imposed (including periods prior to the effective date of the business combination during which we had no interest in OpCo), which could have an adverse effect on our operating results and financial condition.
Vacasa, Inc. will be required to pay the TRA Holders for certain tax benefits it may claim (or is deemed to realize) in the future, and the amounts it may pay could be significant.
In connection with the Business Combination, Vacasa, Inc. will acquire existing equity interests from certain Existing VH Holders in exchange for the issuance of shares of Vacasa Class A Common Stock and rights to receive payments under the Tax Receivable Agreement. As a result of these acquisitions, Vacasa, Inc. will succeed to certain tax attributes of the Blockers and will receive the benefit of tax basis in assets of OpCo and its subsidiaries. In addition, redemptions or exchanges of OpCo Units in exchange for shares of Vacasa Class A Common Stock or cash may produce favorable tax attributes that would not be available to Vacasa, Inc. in the absence of such redemptions or exchanges. Such transactions are also expected to result in increases in Vacasa, Inc’s allocable share of the tax basis in OpCo’s tangible and intangible assets. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that Vacasa, Inc. would otherwise be required to pay in the future had such sales and exchanges never occurred.
We intend to enter into the Tax Receivable Agreement with the TRA Holders that will provide for the payment by Vacasa, Inc. to such TRA Holders (or their transferees or assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that Vacasa, Inc. actually realizes (determined by using certain assumptions) in periods after the Business Combination as a result of (i) certain increases in tax basis that occur as a result of (A) any acquisition of OpCo Units from certain Existing VH Holders in the Business Combination, (B) future exercises of the redemption rights by certain holders of OpCo Units to exchange their OpCo Units for shares of Vacasa Class A Common Stock of or cash, and (C) payments made under the Tax Receivable Agreement; (ii) any net operating losses or certain other tax attributes that become available to Vacasa, Inc. to offset income or gain realized after the Blocker Mergers; (iii) any existing tax basis associated with assets of OpCo or its subsidiaries, the benefit of which is allocable to Vacasa, Inc. as a result of the exchanges of OpCo common units for Vacasa Class A Common Stock of Vacasa, Inc. or cash; and (iv) tax benefits related to imputed interest deemed to be paid by Vacasa, Inc. as a result of any payments that Vacasa, Inc. makes under the Tax Receivable Agreement. The Tax Receivable Agreement will make certain simplifying assumptions regarding the determination of the cash savings that Vacasa, Inc. realizes or is deemed to realize from the covered tax attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.
The actual tax benefit, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, as further set forth herein in the section titled “Business Combination — Related Agreements — Tax Receivable Agreement.” For the sake of illustration, if there were an exchange of all of the outstanding OpCo Units (other than those held by Vacasa, Inc.) immediately after the Business Combination in exchange for Vacasa Class A Common Stock, the estimated tax benefits to Vacasa, Inc. subject to the Tax Receivable Agreement would be approximately $766.0 million and the related undiscounted payment to the TRA Holders equal to 85% of the benefit would be approximately $651.1 million. The foregoing figures are based on certain assumptions, including but not limited to a $10.00 per share trading price of Vacasa Class A Common Stock, a 21% federal corporate income tax rate and certain estimated state and local income tax rates, no material changes in U.S. federal income tax law and that Vacasa, Inc. will have sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement.
In addition, the TRA Holders (or their transferees or assignees) will not reimburse Vacasa, Inc. for any payments previously made if any covered tax benefits are subsequently disallowed, except that any excess payments made to any TRA Holders (or their transferees or assignees) will be netted against future payments that would otherwise be made under the Tax Receivable Agreement, if any, after the determination of such excess. Vacasa, Inc. could make payments to the TRA Parties under the Tax Receivable Agreement that are greater than its actual cash tax savings and may not be able to recoup those payments, which could negatively impact its liquidity.
Finally, the Tax Receivable Agreement will provide that in the case of a change in control (as defined in the Tax Receivable Agreement), the Tax Receivable Agreement will automatically terminate, and in the case of a material breach of Vacasa, Inc.’s obligations under the Tax Receivable Agreement and certain other events, Vacasa, Inc. may be required to make a payment to the TRA Holders in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.50 % and LIBOR plus 150 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to Vacasa, Inc.’s future taxable income. In these situations, Vacasa, Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. These provisions of the Tax Receivable Agreement may result in situations where the TRA Holders have interests that differ from or are in addition to those of our other stockholders. In addition, Vacasa, Inc. could be required to make payments under the Tax Receivable Agreement that are due in advance of any actual realization of such further tax benefits, that are in excess of Vacasa, Inc.’s (or a potential acquirer’s) actual cash tax savings, and which could negatively impact our liquidity.
Risks Related to this Business Combination, Ownership of Vacasa Class A Common Stock, and Vacasa, Inc.’s Status as a Public Company
An active trading market for Vacasa Class A Common Stock may not develop and you may not be able to sell your shares of Vacasa Class A Common Stock.
Prior to the closing of the Business Combination, there has been no public market for Vacasa Class A Common Stock. Although we have applied to list the Vacasa Class A Common Stock on Nasdaq, an active trading market may never develop or be sustained. If an active market for the Vacasa Class A Common Stock does not develop or is not sustained, it may be difficult for you to sell shares at an attractive price or at all.
The trading price of the shares of Vacasa Class A Common Stock may be volatile, and holders of the Vacasa Class A Common Stock could incur substantial losses.
Our stock price may be volatile. The stock market has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Vacasa Class A Common Stock at or above the price paid for the shares in the TPG Pace IPO. The market price for the Vacasa Class A Common Stock may be influenced by many factors, including:
•
actual or anticipated variations in our operating results;

•
changes in financial estimates by us or by any securities analysts who might cover our stock;

•
conditions or trends in our industry;

•
changes as a result of the COVID-19 pandemic, or similar macroeconomic events;

•
stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the software and information technology industries;

•
announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships or divestitures;

•
announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•
capital commitments;

•
investors’ general perception of our company and our business;

•
recruitment or departure of key personnel; and

•
sales of Vacasa Class A Common Stock, including sales by our directors and officers or specific stockholders.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
Vacasa, Inc. will be an “emerging growth company” within the meaning of the Securities Act, and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Vacasa Class A Common Stock may be less attractive to investors.
Vacasa, Inc. will be an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while Vacasa, Inc. is an “emerging growth company,” it will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; it will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; it will be subject to reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and it will not be required to hold non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Vacasa, Inc. will elect not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Vacasa, Inc. will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. This may make comparison of Vacasa, Inc.’s financial statements with another public company that is not an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Vacasa, Inc. may be an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of TPG Pace’s initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including: (i) the last day of the fiscal year (a) in which Vacasa, Inc. has total annual gross revenue of at least $1.07 billion, or (b) in which Vacasa, Inc. is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Vacasa, Inc. has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure you that Vacasa, Inc. will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find the Vacasa Class A Common Stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find the Vacasa Class A Common Stock less attractive as a result, there may be a less active trading market for the Vacasa Class A Common Stock and our stock price may decline or become more volatile.
Because Vacasa, Inc. does not anticipate paying any cash dividends on the Vacasa Class A Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.
You should not rely on an investment in the Vacasa Class A Common Stock to provide dividend income. We have not declared or paid cash dividends on the TPG Pace Class A Shares to date. Vacasa, Inc. currently intends to retain its future earnings, if any, to fund the development and growth of our business. In addition, the terms of our Revolving Credit Facility restrict our ability to pay dividends, and the terms of any future debt agreements we may elect to utilize are likely to contain similar restrictions. As a result, capital appreciation, if any, of the Vacasa Class A Common Stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase Vacasa Class A Common Stock.
Vacasa, Inc. is subject to risks related to taxation.
The capital structure and business arrangements of Vacasa, Inc. OpCo, and their affiliates are complicated, and it is often unclear how the tax laws in various jurisdictions should apply to our structure and business activities. Significant judgments and interpretations of existing tax laws or regulations are required in determining the valuation of our assets, the amount of income we will report, the allocation of income among the equity holders of Vacasa Holdings, and our provision for income taxes. Our effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of our operations, changes in our future levels of research and development spending, mergers and acquisitions or the result of examinations by various tax authorities. Although we believe that the tax positions we have taken and expect to take in the future and our tax estimates are reasonable, if the United States Internal Revenue Service or other taxing authority disagrees with the positions taken on our tax returns, we could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.
The Proposed Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware (“Court of Chancery”) will be the exclusive forum for certain disputes between Vacasa, Inc. and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
The Proposed Certificate of Incorporation that will become effective upon the closing of the Business Combination specifies that, unless we consent in writing to the selection of an alternative forum, (x) the Court of Chancery (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Vacasa, Inc., (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Vacasa, Inc. to Vacasa, Inc. or Vacasa, Inc.’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Governing Documents or as to which the DGCL confers jurisdiction on the Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of Vacasa, Inc. will be deemed to have notice of and consented to the provisions of the Proposed Certificate of

Incorporation. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The choice of forum provision requiring that the Court of Chancery be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Exchange Act.
There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find these types of provisions to be inapplicable or unenforceable, and if a court were to find the exclusive forum provision in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could materially adversely affect our business.
Risks Related to the Business Combination and TPG Pace
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to TPG Pace prior to the Business Combination and to Vacasa, Inc. and its subsidiaries, including Vacasa Holdings, following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “TPG Pace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
TPG Pace has no operating history and its results of operations and those of Vacasa, Inc. following the Business Combination may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.
TPG Pace is a blank check company, and it has no operating history or results. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for Vacasa, Inc. following the Business Combination. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited balance sheet of TPG Pace as of June 30, 2021 and the unaudited consolidated balance sheet of Vacasa Holdings as of June 30, 2021 on a pro forma basis as if the Business Combination had been consummated on June 30, 2021. The unaudited statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 combines the unaudited statement of operations of TPG Pace for the period from January 4, 2021 (inception) through June 30, 2021 and the unaudited consolidated statement of operations of Vacasa Holdings for the six months ended June 30, 2021 and the audited consolidated statement of operations for the year ended December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information is based upon, and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, the unaudited financial statements of TPG Pace and related notes, Vacasa Holdings’ audited consolidated annual financial statements and related notes, Vacasa Holdings’ unaudited consolidated interim financial statements and related notes, the sections of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TPG Pace” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings,” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what Vacasa, Inc.’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Vacasa, Inc. following the consummation of the Business Combination. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc.”
The TPG Pace Insiders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the TPG Pace Insiders have agreed to vote all their TPG Pace ordinary shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the TPG Pace Insiders own approximately 26.5% of the issued and outstanding TPG Pace ordinary shares. Accordingly, it is more likely that the Business Combination Proposal and the other TPG Pace Proposals will be approved than would be the case if TPG Pace Insiders agreed to vote their TPG Pace ordinary shares in proportion to the votes cast by the other holders of the TPG Pace ordinary shares.
Neither the TPG Pace Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the TPG Pace Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the consideration to be paid to the Existing VH Holders in the Business Combination is fair to TPG Pace or the TPG Pace public shareholders from a financial point of view. Neither the TPG Pace Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the TPG Pace Board and management conducted due diligence on Vacasa Holdings and researched the industry in which Vacasa Holdings operates. The TPG Pace Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of Vacasa Holdings and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the TPG Pace Board and management in valuing Vacasa Holdings, and the TPG Pace Board and management may not have properly valued Vacasa Holdings’ business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
The TPG Pace Insiders have interests in the Business Combination that are different from or are in addition to other TPG Pace shareholders in recommending that TPG Pace shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
The TPG Pace Insiders have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination.
If TPG Pace is unable to complete a business combination by April 13, 2023, TPG Pace will cease all operations except for the purpose of winding up, and TPG Pace will redeem the public shares and liquidate. The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to TPG Pace shareholders rather than liquidate.
The personal and financial interests of the TPG Pace Insiders may have influenced their motivation in identifying and selecting Vacasa Holdings as a business combination target, completing an initial business combination with Vacasa Holdings and influencing the operation of the business following the initial business combination. In considering the recommendations of the TPG Pace Board to vote for the proposals, its shareholders should consider these interests. See section entitled “The Business Combination Proposal — Interests of TPG Pace Insiders in the Business Combination.”
The TPG Pace Insiders hold a significant number of TPG Pace ordinary shares.
As of the date of this proxy statement/prospectus, there are 29,270,000 TPG Pace Class A Shares issued and outstanding, which include 770,000 Private Placement Shares held by the TPG Pace Insiders, and an aggregate of 3,166,667 TPG Pace Class F Shares and 6,333,333 TPG Pace Class G Shares held by the TPG Pace insiders. The TPG Pace Founder Shares and the Private Placement Shares will be worthless if TPG Pace does not complete a business combination by April 13, 2023.
The TPG Pace Founder Shares are identical to the TPG Pace Class A Shares, except that (i) holders of the TPG Pace Founder Shares have the exclusive right to vote on the appointment of TPG Pace directors prior to an initial business combination, (ii) the TPG Pace Founder Shares are subject to certain transfer restrictions, and (iii) the TPG Pace Insiders have entered into a letter agreement with TPG Pace, pursuant to which they have agreed (A) to waive their redemption rights with respect to their TPG Pace ordinary shares in connection with the completion of the initial business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their TPG Pace Founder Shares if TPG Pace fails to complete the initial business combination by April 13, 2023, and (iv) the TPG Pace Founder Shares are automatically convertible into TPG Pace Class A Shares at the time of a business combination, as described herein.
The TPG Pace Class F Shares are automatically convertible into TPG Pace Class A Shares on the first business day following the completion of our initial business combination, subject to adjustment pursuant to certain anti-dilution rights, as described herein and TPG Pace Class G Shares will convert into TPG Pace Class A Shares following consummation of the Business Combination, but only to the extent certain triggering events occur prior to the 10th anniversary of our initial business combination, including three triggering events based on our shares trading at $12.50, $15.00 and $17.50 per share for a required period of time during an applicable measurement period following the consummation of the Business Combination and also upon specified strategic transactions.
Following the completion of the Business Combination, the conversion of TPG Pace Class G Shares into TPG Pace Class A Shares will dilute the equity interest of then-existing TPG Pace stockholders and may adversely affect prevailing market prices for TPG Pace Public Securities. The conversion of TPG Pace Class F Shares and TPG Pace Class G Shares will occur automatically subject to the satisfaction of the conditions described in the preceding paragraph, and holders of TPG Pace Class A Shares will not be entitled to any notice at the time of conversion.
The personal and financial interests of TPG Pace’s officers and directors may have influenced their motivation in identifying and selecting Vacasa Holdings and entering into the Business Combination Agreement. See also “— The TPG Pace Insiders have interests in the Business Combination that are different from or are in addition to other TPG Pace shareholders in recommending that TPG Pace shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.”
The exercise of TPG Pace’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in TPG Pace’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require TPG Pace to agree to amend the Business Combination Agreement, to consent to certain actions taken by Vacasa Holdings or to waive rights that TPG Pace is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Vacasa Holdings’ business, a request by Vacasa Holdings to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Vacasa Holdings’ business and would entitle TPG Pace to terminate the Business Combination Agreement. In any of such circumstances, it would be at

TPG Pace’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, TPG Pace does not believe there will be any changes or waivers that TPG Pace’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, TPG Pace will circulate a new or amended proxy statement/prospectus and re-solicit TPG Pace’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Because Vacasa, Inc. is not conducting an underwritten offering of its securities, no underwriter has conducted a due diligence review of Vacasa, Inc.’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.
Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such party, after reasonable investigation, believed that the statements in the registration statement were free from material misstatements and omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosures in the registration statement. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.
Because Vacasa, Inc. intends to become publicly traded through the Business Combination rather than through an underwritten offering of Vacasa Class A Common Stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Vacasa, Inc. or TPG Pace in order to establish a due diligence defense with respect to the disclosures presented in this proxy statement/prospectus. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by an underwriter in an underwritten public offering. If such review and analysis had occurred, it is possible that certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. Accordingly, there could be a heightened risk of an incorrect valuation of Vacasa, Inc.’s business or material misstatements or omissions in this proxy statement/prospectus.
Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Vacasa Holdings has identified all material issues or risks associated with Vacasa Holdings, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our recognizing losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Vacasa, Inc. Accordingly, any shareholders of TPG Pace who choose to remain Vacasa, Inc. stockholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The Business Combination is subject to the satisfaction of certain conditions, which may not be satisfied on a timely basis, if at all.
The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, including among other things: (i) the approval by our shareholders of the TPG Pace Proposals being obtained and the requisite approvals by holders of Vacasa membership interests; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) no order, statute, rule or regulation prohibiting the consummation of the transactions contemplated by the Business Combination Agreement being in force; (iv) TPG Pace having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (v) this Registration Statement having become effective; (vi) the Domestication merger having been completed; (vii) customary bring down conditions; (viii) satisfaction of the Minimum Available Cash Condition; and (ix) the approval by of Vacasa, Inc.’s initial listing application in connection with the Business Combination.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of Vacasa, Inc., almost all of whom we expect to be from Vacasa Holdings, and some of whom may join Vacasa, Inc. following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Vacasa, Inc.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. We expect Vacasa Holdings’ current management to remain in place. We cannot assure you that we will be successful in retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Vacasa, Inc.’s actual financial position or results of operations would have been.
The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Vacasa Holdings being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Vacasa Holdings at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc.”
The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of Vacasa, Inc.
At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights. The Existing Governing Documents do not provide a specified maximum redemption threshold, except that in no event will TPG Pace redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that TPG Pace is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. In addition, the Business Combination Agreement provides that Vacasa Holdings’ obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions, deferred underwriting commissions and transaction expenses (of both Vacasa Holdings and TPG Pace)) and the proceeds from the PIPE Financing and the Forward Purchase Agreements, equaling or exceeding $300,000,000 as of the closing of the Business Combination. If more than 13,405,652 TPG Pace ordinary shares are validly submitted for redemption, we would not satisfy the Minimum Available Cash Condition pursuant to the terms of the Business Combination Agreement. In such event, unless such condition is waived or additional financing is obtained, we may not complete the Business Combination or redeem any shares, all TPG Pace ordinary shares submitted for redemption will be returned to the holders thereof, and TPG Pace instead may search for an alternate business combination.
Sponsor, Vacasa Holdings, as well as our directors, executive officers, advisors and their affiliates may elect to purchase public shares of TPG Pace prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Vacasa Class A Common Stock.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, Vacasa Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the TPG Pace Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the TPG Pace Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, Vacasa Holdings and/or their directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of the approval of the proposals described in this proxy statement/prospectus by TPG Pace shareholders and the satisfaction of the conditions set forth in the Business Combination Agreement.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
In addition, if such purchases are made, the public “float” of TPG Pace Class A Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If third parties bring claims against TPG Pace, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share.
TPG Pace’s placing of funds in the Trust Account may not protect those funds from third party claims against TPG Pace. TPG Pace seeks to have all vendors, service providers (other than TPG Pace’s independent auditors), prospective target businesses or other entities with which TPG Pace does business execute agreements with TPG Pace waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of TPG Pace’s public shareholders. However, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account. Such claims include, but are not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain advantage with respect to a claim against TPG Pace’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, TPG Pace’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to TPG Pace than any alternative.
Examples of possible instances where TPG Pace may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with TPG Pace and will not seek recourse against the Trust Account for any reason. Upon redemption of TPG Pace’s public shares, if TPG Pace is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, TPG Pace will be required to provide for payment of claims of creditors that were not waived that may be brought against TPG Pace within the ten years following redemption. Accordingly, the per share redemption amount received by TPG Pace’s public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Our Sponsor has agreed that it will be liable to TPG Pace if and to the extent any claims by a vendor for services rendered or products sold to TPG Pace, or a prospective target business with which TPG Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TPG Pace’s indemnification of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. TPG Pace has not independently verified whether our Sponsor has sufficient funds to satisfy its indemnification obligations and believes that our Sponsor’s only assets are securities of TPG Pace. Our Sponsor may not have sufficient funds available to satisfy those obligations. TPG Pace has not asked Our Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.00 per public share. In such event, TPG Pace may not be able to complete the Business Combination, and TPG Pace shareholders would receive such lesser amount per share in connection with any redemption of public shares.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and TPG Pace Board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, TPG Pace Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and us to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Vacasa Holdings is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Vacasa, Inc. management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Vacasa, Inc. after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Vacasa Class A Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal controls over financial reporting.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Vacasa Class A Common Stock to drop significantly, even if Vacasa, Inc.’s business is doing well.
Sales of a substantial number of shares of Vacasa Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Vacasa Class A Common Stock.
The following table presents the share ownership of various holders of Vacasa, Inc. securities upon the closing of the Business Combination assuming the following redemption scenarios:
No redemptions:    This presentation assumes that no TPG Pace Class A Shares are redeemed by TPG Pace’s shareholders pursuant to their redemption rights upon consummation of the Business Combination.
Illustrative redemption:   This presentation assumes the redemption of approximately 23.5% or 6,702,826 TPG Pace Class A ordinary shares held by TPG Pace’s public shareholders for a total cash redemption of $67.0 million, pursuant to their redemption rights upon consummation of the Business Combination.
Maximum redemptions:   This presentation assumes the redemption of approximately 47.0% or 13,405,652 TPG Pace Class A Shares held by TPG Pace’s public shareholders for a total cash redemption of $134.1 million, which is the maximum number of shares that can be redeemed that would allow the Minimum Available Cash Condition of $300.0 million to be met after deducting estimated transaction costs of approximately $50.9 million and any amounts paid to TPG Pace shareholders that exercise their redemption right.

The foregoing redemption scenarios are for illustrative purposes only as Vacasa, Inc. does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions of TPG Pace Class A Shares by TPG Pace’s public shareholders that may occur. Each of the redemption scenarios assume none of the OpCo Units or Vacasa Class B Common Stock held by the Existing VH Holders immediately upon consummation of the Business Combination are redeemed for Class A Common Stock or cash in an amount equal to the fair value of Vacasa Class A Common Stock. Following the consummation of the Business Combination, holders of OpCo Units and Vacasa Class B Common Stock will own an economic interest in Vacasa Holdings shown as redeemable noncontrolling interest outside of permanent equity in the financial statements of Vacasa, Inc. The indirect economic interests are held by the Existing VH Holders in the form of OpCo Units and an equivalent number of Vacasa Class B Common Stock that can be redeemed at Vacasa, Inc.’s election for Vacasa Class A Common Stock or cash in an amount equal to the fair market value of Vacasa Class A Common Stock.
The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, excluding the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:
	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.4%	21,797,174	5.0%	15,094,348	3.5%
Existing VH Holders(1)	388,032,435	87.6%	388,031,963	89.0%	388,028,829	90.5%
Sponsor and Affiliates(2)	6,887,282	1.6%	6,831,569	1.6%	6,459,186	1.5%
PIPE Investors	8,157,896	1.8%	8,157,896	1.9%	8,157,896	1.9%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.5%	11,208,688	2.6%	11,208,688	2.6%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%
Class A Common Stock	229,030,510	51.7%	222,267,189	51.0%	215,160,131	50.2%
Class B Common Stock(4)	213,755,791	48.3%	213,760,101	49.0%	213,788,816	49.8%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements and (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Shares of voting, non-economic Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo units in Vacasa Holdings, LLC.

The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, including the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:

	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.1%	21,797,174	4.7%	15,094,348	3.3%
Existing VH Holders(1)	388,032,435	82.7%	388,031,963	83.9%	388,028,829	85.3%
Sponsor and Affiliates(2)	16,053,949	3.4%	15,886,812	3.4%	14,769,671	3.2%
PIPE Investors	8,157,896	1.7%	8,157,896	1.8%	8,157,896	1.8%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.4%	11,208,688	2.4%	11,208,688	2.5%
Other Dilutive Equity Instruments(4)	17,476,938	3.7%	17,479,643	3.8%	17,497,654	3.8%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%
Class A Common Stock	249,291,861	53.1%	242,417,746	52.4%	234,570,125	51.6%
Class B Common Stock(5)	220,138,045	46.9%	220,144,430	47.6%	220,186,961	48.4%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements, (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings, and (3) 9,166,667 TPG Pace Class G Shares in No Redemption Scenario, 9,055,243 TPG Pace Class G Shares in Illustrative Redemption Scenario, and 8,310,485 TPG Pace Class G Shares in Max Redemption Scenario.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Includes (1) vested and unvested options, (2) vested and unvested UARs, and (3) Employee Equity Units granted to certain executives that are subject to time-based vesting.

(5)
Shares of voting, non-economic Vacasa Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo Units in Vacasa Holdings, LLC.

If the actual facts are different from the assumptions or the scenarios presented above, the interests of TPG Pace shareholders and other estimates set forth in this proxy statement/prospectus will differ and such differences may be material.
Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc.” for further information.
Although the Sponsor and the Insiders, as well as the Existing VH Holders that receive shares of Vacasa Class A Common Stock or Vacasa Class B Common Stock as consideration in the Business Combination or as Equity Award Shares (as defined under “Description of Vacasa, Inc. Capital Stock —  Common Stock — Lock-up Restrictions”) will be subject to certain restrictions regarding the transfer of their shares of Vacasa Class A Common Stock, these shares may be sold after the expiration of or, if applicable, early release from, the applicable lock-up provision under the Amendment to the Insider Letter and the Proposed Bylaws respectively. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Vacasa Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Nasdaq may not list Vacasa, Inc.’s securities on its exchange, which could limit investors’ ability to make transactions in Vacasa, Inc.’s securities and subject Vacasa, Inc. to additional trading restrictions.
An active trading market for Vacasa, Inc.’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with the applicable listing requirements. We have applied to have Vacasa, Inc.’s securities listed on the upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if Vacasa, Inc.’s securities are listed on Nasdaq, Vacasa, Inc. may be unable to maintain the listing of its securities in the future.
If Vacasa, Inc. fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, neither Vacasa Holdings or TPG Pace would be required to consummate the Business Combination. In the event that either party elected to waive this condition, and the Business Combination was consummated without Vacasa, Inc.’s securities being listed on Nasdaq or on another national securities exchange, Vacasa, Inc. could face significant material adverse consequences, including:
•
a limited availability of market quotations for Vacasa, Inc.’s securities;

•
reduced liquidity for Vacasa, Inc.’s securities;

•
a determination that Vacasa Class A Common Stock is a “penny stock,” which will require brokers trading in Vacasa Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Vacasa, Inc.’s securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Vacasa, Inc.’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Vacasa, Inc. will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased TPG Pace’s, and will increase Vacasa, Inc.’s, costs and the risk of non-compliance.
Vacasa, Inc. will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and Vacasa, Inc.’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Vacasa, Inc.’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.
In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require TPG Pace, and Vacasa Holdings to incur significant costs and draw the attention of the management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect Vacasa’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the expected timeframe.
Delaware law and the Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Vacasa Board and therefore depress the trading price of Vacasa Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Vacasa Board or taking other corporate actions, including effecting changes in our management, and include the following:
•
the fact that Vacasa, Inc. will have a staggered board and, following such time that the Existing VH Holders (other than the Blockers) and the Blocker Holders, collectively, hold less than forty percent (40)% of the outstanding shares of Vacasa Class A Common Stock immediately following the Closing (assuming, for this purpose, that all outstanding OpCo Units are and were exchanged at the applicable times of measurement by the holders thereof for shares of Vacasa Class A Common Stock in accordance with the OpCo LLC Agreement) (the “Sunset Date”), a director can only be removed from the Vacasa Board for cause;

•
the inability of stockholders, after the Sunset Date, to take action by written consent in lieu of a meeting;

•
the limitations on the ability of stockholders to call special meetings, which provide that (i) until the Sunset Date, a special meeting of stockholders may be called only by the Secretary of Vacasa, Inc. upon written request of holders of record representing at least 25% of the voting power of the issued and outstanding Vacasa Common Stock, and (ii) after the Sunset Date, a special meeting of stockholders may only be called by the Vacasa Board, which, in each case, could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
advance notice procedures with which stockholders must comply to nominate candidates to the Vacasa Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Vacasa Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Vacasa, Inc.;

•
the requirement that, following the Sunset Date, the affirmative vote of holders representing 66 2/3% of the total voting power of the issued and outstanding Vacasa Common Stock eligible to vote in the election of directors, voting together as a single class, will be required to adopt, amend or repeal the Proposed Bylaws, or to amend, alter, change, or repeal certain provisions of the Proposed Certificate of Incorporation, including, among others, those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders, and amendment of Vacasa, Inc.’s certificate of incorporation and bylaws;

•
the ability of the Vacasa Board to amend the bylaws, which may allow the Vacasa Board to take additional actions to prevent an unsolicited takeover attempt;

•
the ability of the Vacasa Board to designate the terms of and issue new series of Vacasa Preferred Stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by the Vacasa Board;

•
including provisions in the Proposed Certificate of Incorporation that are similar to Section 203 of the DGCL, which may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board; and

•
controlling the procedures for the conduct and scheduling of meetings of the Vacasa Board and stockholder meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Vacasa Board or management, which could reduce the price that investors might be willing to pay for shares of Vacasa Class A Common Stock in the future, which could reduce the market price for the Vacasa Class A Common Stock. See “Description of Vacasa Capital Stock — Anti-Takeover Effects of the Proposed Governing Documents.”
Risks Related to the Redemption
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to TPG Pace prior to the Business Combination.
Shareholders of TPG Pace who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their TPG Pace Class A Shares for a pro rata portion of the funds held in the Trust Account.
TPG Pace public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, (i) submit a request in writing and (ii) tender their physical certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the extraordinary general meeting. To obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because TPG Pace does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Shareholders electing to redeem their shares will receive a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPG Pace to pay its taxes, divided by the number of then outstanding public shares. Please see the section entitled “Extraordinary General Meeting of TPG Pace — Redemption Rights” for additional information on how to exercise your redemption rights.
TPG Pace does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for TPG Pace to complete a business combination.
The Existing Governing Documents do not provide a specified maximum redemption threshold, except that in no event will TPG Pace redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that TPG Pace is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. In addition, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of transaction expenses (of both Vacasa Holdings and TPG Pace), deferred underwriting commissions and the amount of any TPG Pace public shareholder redemptions) and the proceeds from the Private Placement and the Forward Purchase Agreements, equaling or exceeding $300,000,000 as of the closing of the Business Combination. As a result, TPG Pace may be able to complete the Business Combination even though a substantial portion of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor or TPG Pace’s officers, directors, advisors or their affiliates.
If the aggregate cash consideration TPG Pace would be required to pay for all TPG Pace Class A Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to TPG Pace, TPG Pace will not complete the Business Combination or redeem any shares, all TPG Pace Class A Shares submitted for redemption will be returned to the holders thereof, and TPG Pace instead may search for an alternate business combination.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the TPG Pace Class A Shares issued in the TPG Pace IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the TPG Pace Class A Shares issued in the TPG Pace IPO.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the TPG Pace Class A Shares sold in the TPG Pace IPO without the prior consent of TPG Pace. Any beneficial holder of TPG Pace Class A Shares on whose behalf a redemption right is being exercised must identify itself to TPG Pace in connection with any redemption election in order to validly elect to redeem such TPG Pace Class A Shares. To determine whether a shareholder is acting in concert or as a group with another shareholder, TPG Pace will require each public shareholder seeking to exercise redemption rights to certify to TPG Pace whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to TPG Pace at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which TPG Pace makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over TPG Pace’s ability to consummate the Business Combination and you could suffer a material loss on your investment in TPG Pace if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if TPG Pace consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the TPG Pace IPO and, to dispose of such excess shares, you would be required to sell your TPG Pace Class A Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the TPG Pace Class A Shares will exceed the per share redemption price. Notwithstanding the foregoing, shareholders may challenge TPG Pace’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
TPG Pace’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
There is no assurance as to the price at which a TPG Pace shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of TPG Pace might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Whether a redemption of TPG Pace Class A Shares will be treated as a sale of corporate stock for U.S. federal income tax purposes will depend on a shareholder’s specific facts.
The U.S. federal income tax treatment of a redemption of TPG Pace Class A Shares will generally depend on whether the redemption qualifies as a sale of corporate stock under Section 302(a) of the Code, which will depend largely on the total number of shares of our stock treated as held by the stockholder electing to redeem TPG Pace Class A Shares relative to all of our shares outstanding both before and after the redemption. If such redemption is not treated as a sale of corporate stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash. For more information about the U.S. federal income tax treatment of the redemption of TPG Pace Class A Shares, including aspects of the tax characterization of the redemption that are subject to some uncertainty, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of TPG Pace Class A Shares.”
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the TPG Pace Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The TPG Pace Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the TPG Pace Proposals. If the Adjournment Proposal is not approved, the TPG Pace Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the TPG Pace Proposals. In such events, the Business Combination would not be completed.
Risks if the Business Combination is not Consummated
References in this section to “we,” “us” and “our” refer to TPG Pace.
Pursuant to Section 49.7 of the Existing Governing Documents, if TPG Pace is unable to complete a business combination by April 13, 2023, TPG Pace will cease all operations except for the purpose of winding up, and TPG Pace will redeem the public shares and liquidate.
Our Sponsor and TPG Pace’s executive officers and directors have agreed that TPG Pace must complete a business combination by April 13, 2023. If TPG Pace has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of TPG Pace’s remaining shareholders and the TPG Pace Board, dissolve and liquidate, subject in each case to TPG Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price in the TPG Pace IPO.
If TPG Pace is unable to consummate a business combination by April 13, 2023, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.
Pursuant to article 49.7 of the Existing Governing Documents, if TPG Pace is unable to consummate a business combination by April 13, 2023, TPG Pace will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses) pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up of TPG Pace’s affairs, as further described herein. Any redemption of public shareholders from the Trust Account will be effected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If TPG Pace is required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to the public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act of the Cayman Islands. In that case, TPG Pace shareholders may be forced to wait beyond April 13, 2023 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. TPG Pace has no obligation to return funds to shareholders prior to the date of the redemption or liquidation unless it consummates a business combination or amends certain provisions of our Existing Governing Documents prior thereto and only then in cases where shareholders have sought to redeem their TPG Pace Class A Shares. Only upon the redemption or any liquidation will public shareholders be entitled to distributions if TPG Pace is unable to complete a business combination.

EXTRAORDINARY GENERAL MEETING OF TPG PACE
General
This proxy statement/prospectus is being provided to TPG Pace shareholders as part of a solicitation of proxies by the TPG Pace Board for use at the extraordinary general meeting of TPG Pace shareholders to be held on November 30, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the extraordinary general meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus is being first mailed on or about November 10, 2021 to all shareholders of record of TPG Pace as of November 1, 2021, the record date for the extraordinary general meeting. Shareholders of record who owned TPG Pace ordinary shares at the close of business on the record date are entitled to receive notice of, attend and vote at the extraordinary general meeting. On the record date, there were 38,770,000 TPG Pace ordinary shares outstanding.
Date, Time and Place
The extraordinary general meeting will be held on November 30, 2021 at 4:30 p.m. Eastern time at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, and via live webcast pursuant to the procedures described in this proxy statement/prospectus, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/tpgpacesolutions/2021, where you will be able to listen to the meeting live and vote during the meeting. Rather than attending in person, we encourage you to attend via live webcast.
Purpose of the TPG Pace Extraordinary General Meeting
At the extraordinary general meeting, TPG Pace shareholders will vote on the following proposals:
•
Proposal No. 1 — The Business Combination Proposal:   To consider and vote upon a proposal to: approve and adopt the Business Combination Agreement, and approve the transactions contemplated thereby. A copy of the Business Combination Agreement is attached to the proxy statement/prospectus as Annex A.

•
Proposal No. 2 — The Domestication Merger Proposal:   To consider and vote upon a proposal to: approve the Plan of Merger, a copy of which is attached to the proxy statement/prospectus as Annex M, and to approve the Domestication Merger, with Vacasa, Inc. surviving the Domestication Merger and becoming the sole owner of the Blocker Merger Subs.

•
Proposal No. 3 — Governance Proposals:   To consider and vote upon a proposal to approve, on a non-binding advisory basis, certain material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation, a copy of which is attached to the proxy statement/prospectus as Annex B.

•
Proposal No. 4 — The Stock Issuance Proposal:   To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, (a) the issuance of more than 20% of Vacasa Class A Common Stock in the Business Combination to the owners of the Blockers pursuant to the Blocker Mergers, to the investors in the PIPE Financing and investors party to the forward purchases and (b) the issuance of shares of Vacasa Class A Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listing Company Manual) in connection with the forward purchases.

•
Proposal No. 5 — The Adjournment Proposal:   To consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (in person, virtually, or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of TPG Pace Class A Shares such that the Minimum Available Cash Condition would not be satisfied.
Each of the Business Combination Proposal, the Domestication Merger Proposal and the Stock Issuance Proposal is conditioned on the approval and adoption of each of the other TPG Pace Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governance Proposals are being submitted for approval on a non-binding advisory basis.
Recommendation of the TPG Pace Board
The TPG Pace Board, with one director recusing himself from the vote, believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TPG Pace and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Merger Proposal, “FOR” each of the Governance Proposals, “FOR” the Stock Issuance Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Voting Power; Record Date
As a shareholder of TPG Pace, you have a right to vote on certain matters affecting TPG Pace. The proposals that will be presented at the extraordinary general meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned TPG Pace ordinary shares at the close of business on November 1, 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each TPG Pace ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 38,770,000 TPG Pace ordinary shares outstanding, of which 28,500,000 are public shares, 770,000 Private Placement Shares, and 9,500,000 are TPG Pace Founder Shares held by the TPG Pace Insiders.
Vote of the TPG Pace Insiders
Prior to the TPG Pace IPO, TPG Pace entered into agreements with the TPG Pace Insiders, pursuant to which each agreed to vote any TPG Pace ordinary shares owned by them in favor of an initial business combination. These agreements apply to the TPG Pace Insiders and requires them to vote all TPG Pace ordinary shares in favor of the Business Combination. As of the record date, the TPG Pace Insiders own 10,270,000 TPG Pace ordinary shares entitled to vote at the extraordinary general meeting, including TPG Pace Founder Shares, Private Placement Shares, and public shares, representing 24.5%, 1.99%, and 0%, respectively, of the TPG Pace ordinary shares then outstanding and entitled to vote at the extraordinary general meeting.
The TPG Pace Insiders have waived any redemption rights, including with respect to the TPG Pace Founder Shares, the Private Placement Shares, and the TPG Pace Class A Shares purchased in the TPG Pace IPO or in the aftermarket, in connection with Business Combination. The TPG Pace Founder Shares and the Private Placement Shares held by the TPG Pace Insiders have no rights to liquidation distributions of TPG Pace, and will be worthless if no business combination is effected by TPG Pace by April 13, 2023. However, the TPG Pace Insiders are entitled to the liquidating distributions of TPG Pace with respect to any TPG Pace Class A Shares they may own if TPG Pace fails to complete a business combination by April 13, 2023.

Quorum
A quorum of TPG Pace shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority of the issued and outstanding TPG Pace ordinary shares entitled to vote as of the record date at the extraordinary general meeting are present, in person (including virtually) or represented by proxy. As of the record date for the extraordinary general meeting, 19,385,001 TPG Pace ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to TPG Pace but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, including the Business Combination Proposal, the Domestication Merger Proposal and the Stock Issuance Proposal.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Domestication Merger Proposal requires a special resolution, being the affirmative vote of two-thirds of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of each of the Governance Proposals, the Stock Issuance Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Merger Proposal and the Stock Issuance Proposal are approved at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governance Proposals are being submitted for approval on a non-binding advisory basis.
Voting Your Shares — Shareholders of Record
If you are a TPG Pace shareholder of record, you may vote by mail or in person (or virtually) at the extraordinary general meeting. Each TPG Pace ordinary share that you own in your name entitles you to one vote on each of the TPG Pace Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of TPG Pace ordinary shares that you own.
There are two ways to vote your TPG Pace ordinary shares at the extraordinary general meeting:
Voting by Mail.   You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend via the meeting website. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your TPG Pace ordinary shares will be voted as recommended by the TPG Pace Board. The TPG Pace Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Domestication Merger Proposal, “FOR” the Governance Proposals, “FOR” the Stock Issuance Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 11:59 p.m. Eastern Time on November 29, 2021.
Voting During at the Meeting.   If you attend the extraordinary general meeting and plan to vote in person, you will be provided with a ballot at the extraordinary general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person or virtually during the extraordinary general meeting via the meeting website. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, you will need to bring to the extraordinary general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way TPG Pace can be sure that the broker, bank or nominee has not already voted your TPG Pace ordinary shares.
Voting Your Shares — Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the extraordinary general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the extraordinary general meeting, you will need to attend the extraordinary general meeting with a legal proxy from your broker, bank or other nominee authorizing you to vote those shares.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at the extraordinary general meeting by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify TPG Pace’s Secretary in writing to TPG Pace Solutions Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, before the extraordinary general meeting that you have revoked your proxy; or

•
you may attend the extraordinary general meeting, revoke your proxy, and vote in person or via the meeting website, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your TPG Pace ordinary shares, you may call Morrow, TPG Pace’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.
Redemption Rights
Pursuant to the Existing Governing Documents, any holders of TPG Pace Class A Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds a portion of the proceeds of the TPG Pace IPO and the sale of the Private Placement Shares (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $285 million as of November 5, 2021, the estimated per share redemption price would have been approximately $10.00.
To exercise your redemption rights you must, prior to 5:00 pm Eastern Time on November 26, 2021 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that TPG Pace redeem your public shares for cash to Continental, at the following address:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-Mail: mzimkind@continentalstock.com
and;
•
deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the extraordinary general meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their physical certificates to the transfer agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the extraordinary general meeting, or to deliver their shares to the transfer agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the extraordinary general meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.
Each redemption of TPG Pace Class A Shares by TPG Pace’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $285 million as of November 5, 2021. The Business Combination Agreement provides that Vacasa Holdings’ obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions, deferred underwriting commissions and transaction expenses (of both Vacasa Holdigns and TPG Pace)) and the proceeds from the Private Placement and the forward purchases, equaling no less than $300 million. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of holders of public shares, this condition is not met or is not waived, then Vacasa Holdings may elect not to consummate the Business Combination. In addition, in no event will TPG Pace redeem its TPG Pace Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Existing Governing Documents and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.
Prior to exercising redemption rights, TPG Pace shareholders should verify the market price of the TPG Pace Class A Shares, as shareholders may receive higher proceeds from the sale of their TPG Pace Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your TPG Pace Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the TPG Pace Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your TPG Pace Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Vacasa Common Stock in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Vacasa, Inc., if any. You will be entitled to receive cash for your TPG Pace Class A Shares only if you properly and timely demand redemption.
Pursuant to article 49.7 of the Existing Governing Documents, if the Business Combination is not approved and TPG Pace does not consummate an initial business combination by April 13, 2023, TPG Pace will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.
Appraisal Rights
The Business Combination Agreement does not provide for appraisal rights in connection with the Business Combination, including the Domestication Merger, under the Cayman Islands Companies Act or the DGCL.
Dissenter’s Rights
The Cayman Islands Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless ofwhether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and theTPG Pace Board is of the view that the redemption proceeds payable to shareholders who exercise such redemption rights representsthe fair value of those shares, Extracts of relevant sections of the Cayman Islands Companies Act follow:
238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.
239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on arecognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of anelection to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan ofmerger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving orconsolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by morethan two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts describedin paragraphs (a), (b) and (c).
Proxy Solicitation Costs
TPG Pace is soliciting proxies on behalf of the TPG Pace Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. TPG Pace has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. TPG Pace and its directors, officers and employees may also solicit proxies in person. TPG Pace will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
TPG Pace will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. TPG Pace will pay Morrow a fee of $30,000, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as TPG Pace’s proxy solicitor. TPG Pace will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/

prospectus and the related proxy materials to TPG Pace shareholders. Directors, officers and employees of TPG Pace who solicit proxies will not be paid any additional compensation for soliciting.
TPG Pace Insiders’ Agreements
As of the date of this proxy statement/prospectus, there are 29,270,000 TPG Pace Class A Shares issued and outstanding, which include 770,000 Private Placement Shares held by the TPG Pace Insiders, and an aggregate of 3,166,667 TPG Pace Class F Shares and 6,333,333 TPG Pace Class G Shares held by the TPG Pace insiders.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the TPG Pace Insiders, Vacasa Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the TPG Pace Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the TPG Pace Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the TPG Pace Insiders, Vacasa Holdings and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of the approval of the proposals described in this proxy statement/prospectus by TPG Pace shareholders and the satisfaction of the conditions set forth in the Business Combination Agreement.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
Overview
We are asking our shareholders to adopt and approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). TPG Pace shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby.
Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
The Business Combination
Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will be accomplished by way of the following transaction steps:
•
a series of secured convertible notes of Vacasa Holdings will convert into a series of preferred units of Vacasa Holdings and outstanding warrants to purchase equity interests in Vacasa Holdings will be exercised in accordance with their terms;

•
a restructuring will be completed such that, after giving effect to that restructuring, the Blockers will directly hold equity interests in Vacasa Holdings;

•
Vacasa Holdings will recapitalize its outstanding equity interests into Vacasa Holdings common units (subject to substantially the same terms and conditions, including applicable vesting requirements) and certain other rights to acquire equity interests;

•
one (1) business day prior to the Closing, TPG Pace will merge with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger;

•
at the Domestication Merger Effective Time, (a) each then issued and outstanding TPG Pace Class A Share of will be automatically cancelled, extinguished, and converted, on a one-for-one basis, into a share of Vacasa Class A Common Stock; (b) each then issued and outstanding TPG Pace Class F Share will be automatically cancelled, extinguished, and converted, on a one-for-one basis, into a share of Vacasa Class F Common Stock, which thereafter will convert into shares of Vacasa Class A Common Stock in accordance with the Vacasa, Inc. Certificate of Incorporation; (c) each then issued and outstanding TPG Pace Class G Share will be automatically cancelled, extinguished, and converted, on a one-for-one basis, into a share of Vacasa Class G Common Stock; and (d) the common stock of Vacasa, Inc. held by Vacasa Holdings will be cancelled;

•
the investors party to Subscription Agreements will purchase, and Vacasa, Inc. will issue and sell to the investors, the number of shares of Vacasa Class A Common Stock pursuant to and set forth in the Subscription Agreements against payment of the amount set forth in the Subscription Agreements;

•
the investors party to the Forward Purchase Agreements will purchase, and Vacasa, Inc. will issue and sell to such investors, the number of shares of Vacasa Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amount set forth in the Forward Purchase Agreements;

•
through the Blocker Mergers, the Blockers will merge with Vacasa, Inc., with Vacasa, Inc. surviving the Blocker Mergers;

•
immediately following the Blocker Mergers and in connection with the Closing, Vacasa, Inc. will contribute all of its assets (other than the interests in OpCo it then holds and amounts necessary to fund any shareholder redemptions), which will consist of the Available Cash less the Vacasa Cash Consideration, if applicable, to OpCo in exchange for a number of OpCo Units such that Vacasa, Inc. thereafter will hold a number of OpCo Units equal to the total number of shares of Vacasa Class A Common Stock (after giving effect to the conversion of the Vacasa Class F Common Stock in accordance with the Vacasa Inc. Certificate of Incorporation) and Vacasa Class G Common Stock issued and outstanding immediately after giving effect to the Business Combination. The amount of cash to be contributed by Vacasa, Inc. to OpCo at the Closing of the Business Combination is estimated to be approximately $429 million, net of transaction costs and assuming no redemptions by TPG Pace shareholders; and
•
on the date of the Closing, in connection with the Vacasa Holdings Recapitalization and the Blocker Mergers, as applicable: (a) Vacasa, Inc. will sell a number of shares of Vacasa Class B Common Stock to each holder of OpCo Units for an amount per share equal to the par value thereof, (b) each Vacasa Holdings unit appreciation right award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a Vacasa SAR Award covering a number of shares of Vacasa Class A Common Stock determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa SAR Award), (c) each option to purchase TK Newco stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a Vacasa Option, determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa Option), (d) each Existing VH Holder entitled to receive a portion of the Vacasa Cash Consideration, if applicable, will sell OpCo Units to Vacasa, Inc. in exchange for its allocable portion of the Vacasa Cash Consideration (other than holders of the Blockers), if applicable, (at a price of $10 per OpCo Unit) and certain rights described in the Tax Receivable Agreement with respect to such OpCo Units sold, and (e) by virtue of each Blocker Merger, the outstanding equity interests in the applicable Blocker will be converted into the right to receive shares of Vacasa Class A Common Stock (and, if applicable, a portion of the Vacasa Cash Consideration) or other equity interests and certain rights as set forth in the Tax Receivable Agreement.

Upon the Closing, under the no redemption scenario, Existing VH Holders are expected to hold an aggregate of 388,932,962 shares of Vacasa Common Stock, comprised of (i) 175,177,171 shares of Vacasa Class A Common Stock and (ii) 213,755,791 shares of Vacasa Class B Common Stock (and a number of OpCo Units corresponding to this number of shares of Vacasa Class B Common Stock). In addition, under the no redemption scenario, the Existing VH Holders will be issued (i) Vacasa Options to purchase 5,939,952 shares of Vacasa Class A Common Stock, and (ii) Vacasa SAR Awards covering up to 5,154,732 shares of Vacasa Class A Common Stock.
Following the Closing and based on the assumption that no holder of TPG Pace ordinary shares will elect to redeem its shares, the Existing VH Holders are expected to (i) own approximately 87.8% of the Vacasa Common Stock, comprised of approximately 76.5% of the outstanding Vacasa Class A Common Stock and 100% of the outstanding Vacasa Class B Common Stock and (ii) to receive approximately $0.00 of Vacasa Cash Consideration. Vacasa Holdings is entitled to determine the amount of Vacasa Cash Consideration in its sole discretion and, as of the date of this proxy statement/prospectus, Vacasa Holdings expects to elect that the amount of Vacasa Cash Consideration will be $0.00.
Ownership of Vacasa, Inc. Following the Business Combination
The following table presents the share ownership of various holders of Vacasa, Inc. securities upon the closing of the Business Combination assuming the following redemption scenarios:
No redemptions:   This presentation assumes that no TPG Pace Class A Shares are redeemed by TPG Pace’s shareholders pursuant to their redemption rights upon consummation of the Business Combination.
Illustrative redemption:   This presentation assumes the redemption of approximately 23.5% or 6,702,826 TPG Pace Class A ordinary shares held by TPG Pace’s public shareholders for a total cash redemption of $67.0 million, pursuant to their redemption rights upon consummation of the Business Combination.
Maximum redemptions:   This presentation assumes the redemption of approximately 47.0% or 13,405,652 TPG Pace Class A Shares held by TPG Pace’s public shareholders for a total cash redemption of $134.1 million, which is the maximum number of shares that can be redeemed that would allow the Minimum Available Cash Condition of $300.0 million to be met after deducting estimated transaction costs of approximately $50.9 million and any amounts paid to TPG Pace shareholders that exercise their redemption right.
The foregoing redemption scenarios are for illustrative purposes only as Vacasa, Inc. does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions of TPG Pace Class A Shares by TPG Pace’s public shareholders that may occur. Each of the redemption scenarios assume none of the OpCo Units or Vacasa Class B Common Stock held by the Existing VH Holders immediately upon consummation of the Business Combination are redeemed for Class A Common Stock or cash in an amount equal to the fair value of Vacasa Class A Common Stock. Following the consummation of the Business Combination, holders of OpCo Units or Vacasa Class B Common Stock will own an economic interest in Vacasa Holdings shown as redeemable noncontrolling interest outside of permanent equity in the financial statements of Vacasa, Inc. The indirect economic interests are held by the Existing VH Holders in the form of OpCo Units and an equivalent number of Vacasa Class B Common Stock that can be redeemed at Vacasa, Inc.’s election for Vacasa Class A Common Stock or cash in an amount equal to the fair market value of Vacasa Class A Common Stock.
The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, excluding the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:
	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.4%	21,797,174	5.0%	15,094,348	3.5%
Existing VH Holders(1)	388,032,435	87.6%	388,031,963	89.0%	388,028,829	90.5%
Sponsor and Affiliates(2)	6,887,282	1.6%	6,831,569	1.6%	6,459,186	1.5%
PIPE Investors	8,157,896	1.8%	8,157,896	1.9%	8,157,896	1.9%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.5%	11,208,688	2.6%	11,208,688	2.6%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%
Class A Common Stock	229,030,510	51.7%	222,267,189	51.0%	215,160,131	50.2%
Class B Common Stock(4)	213,755,791	48.3%	213,760,101	49.0%	213,788,816	49.8%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements and (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Shares of voting, non-economic Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo units in Vacasa Holdings, LLC.

The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, including the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:
	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.1%	21,797,174	4.7%	15,094,348	3.3%
Existing VH Holders(1)	388,032,435	82.7%	388,031,963	83.9%	388,028,829	85.3%
Sponsor and Affiliates(2)	16,053,949	3.4%	15,886,812	3.4%	14,769,671	3.2%
PIPE Investors	8,157,896	1.7%	8,157,896	1.8%	8,157,896	1.8%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.4%	11,208,688	2.4%	11,208,688	2.5%
Other Dilutive Equity Instruments(4)	17,476,938	3.7%	17,479,643	3.8%	17,497,654	3.8%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%
Class A Common Stock	249,291,861	53.1%	242,417,746	52.4%	234,570,125	51.6%
Class B Common Stock(5)	220,138,045	46.9%	220,144,430	47.6%	220,186,961	48.4%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements, (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings, and (3) 9,166,667 TPG Pace Class G Shares in No Redemption Scenario, 9,055,243 TPG Pace Class G Shares in Illustrative Redemption Scenario, and 8,310,485 TPG Pace Class G Shares in Max Redemption Scenario.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Includes (1) vested and unvested options, (2) vested and unvested UARs, and (3) Employee Equity Units granted to certain executives that are subject to time-based vesting.

(5)
Shares of voting, non-economic Vacasa Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo Units in Vacasa Holdings, LLC.

If the actual facts are different from the assumptions or the scenarios presented above, the interests of TPG Pace shareholders and other estimates set forth in this proxy statement/prospectus will differ and such differences may be material.
Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc.” for further information.
Organizational Structure
The following diagrams illustrate in simplified terms the ownership structure of Vacasa Holdings prior to the Business Combination, and the expected ownership structure of Vacasa, Inc. immediately following the closing of the Business Combination.

(a) Prior to the Business Combination

(b) Immediately following the Business Combination, assuming no redemptions:

Existing VH Holders
TPG Pace Public Shareholders
Sponsor and Affiliates
PIPE Investors
Forward Purchasers (excluding Affiliates)
Vacasa Class A Common Stock(1)
• 39.6% voting interest
• 39.6% economic interest
Vacasa Class B Common Stock(2)
• 48.3% voting interest
• no economic interest
Vacasa Class A Common Stock
• 6.4% voting interest
• 6.4% economic interest
Vacasa Class A Common Stock
• 1.4% voting interest
• 1.4% economic interest
Vacasa Class G Common Stock
• no voting rights
• no economic interest
Vacasa Class A Common Stock
• 1.8% voting interest
• 1.8% economic interest
Vacasa Class A Common Stock(3)
• 2.5% voting interest
• 2.5% economic interest
Vacasa, Inc.
Manager of Vacasa Holdings OpCo Units
• 51.7% economic interest
OpCo Units(2)
• 48.3% economic interest
Vacasa Holdings LLC
V-Revolver Sub LLC
Vacasa LLC
Turnkey Vacation Rentals, LLC
Operating Subsidiaries

(2) Excludes 6,382,254 OpCo Units that will be subject to time-based vesting and an equivalent number of shares of Vacasa Class B Common Stock that will be issued to the holders thereof on a one-for-one basis upon the vesting of such OpCo Units.

THE BUSINESS COMBINATION AGREEMENT AND RELATED AGREEMENTS
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. TPG Pace and Vacasa Holdings do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TPG Pace, Vacasa Holdings, the Blockers, Vacasa, Inc. or any other matter.
Business Combination Agreement
On July 28, 2021, TPG Pace, an exempted company incorporated in the Cayman Island, Vacasa Holdings, a Delaware limited liability company, TK Newco, certain other equity holders of Vacasa Holdings, Vacasa, Inc., a Delaware corporation and wholly-owned subsidiary of Vacasa Holdings, and certain other parties named therein, entered into a Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions therein:
a)
prior to the Effective Time: (i) a series of secured convertible notes of Vacasa Holdings will convert into a series of preferred units of Vacasa Holdings, and outstanding warrants to purchase equity interests in Vacasa Holdings will be exercised in accordance with their terms; (ii) a restructuring will be completed such that, after giving effect to that restructuring, the Blockers will directly hold equity interests in Vacasa Holdings; and (iii) Vacasa Holdings will recapitalize its outstanding equity interests into OpCo Units (subject to substantially the same terms and conditions, including applicable vesting requirements) and certain other rights to acquire equity interests;

b)
one business day prior to the Closing, TPG Pace will merge with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger;

c)
at the Domestication Merger Effective Time and as a result of the Domestication Merger, (i) each then issued and outstanding TPG Pace Class A Share will convert automatically, on a one-for-one basis, into a share of Vacasa Class A Common Stock; (ii) each then issued and outstanding TPG Pace Class F Share will convert automatically, on a one-for-one basis, into a share of Vacasa Class F Common Stock, which will thereafter convert into shares of Vacasa Class A Common Stock in accordance with the Proposed Certificate of Incorporation; (iii) each then issued and outstanding TPG Pace Class G Share will convert automatically, on a one-for-one basis, into a share of Vacasa Class G Common Stock; and (iv) the common stock of Vacasa, Inc. held by Vacasa Holdings will be cancelled;

d)
on the Closing Date investors party to Subscription Agreements will purchase, and Vacasa, Inc. will issue and sell to the investors, the number of shares of Vacasa Class A Common Stock pursuant to and set forth in the Subscription Agreements against payment of the amount set forth in the Subscription Agreements;
e)
the investors party to the Forward Purchase Agreements will purchase, and Vacasa, Inc. will issue and sell to such investors, the number of shares of Vacasa Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amount set forth in the Forward Purchase Agreements;

f)
through the Blocker Mergers, the Blockers will merge with and into Vacasa, Inc., with Vacasa, Inc. ultimately surviving such merger transactions as the parent company of Vacasa Holdings;

g)
immediately following the Blocker Mergers, Vacasa, Inc. will contribute all of its assets (other than the interests in OpCo it then holds), which will consist of the amount of funds contained in TPG Pace’s trust account (net of any transaction expenses and amounts paid in respect of shareholder redemptions and including the net cash proceeds resulting from the Subscription Agreements and the Forward Purchase Agreements), less the Vacasa Cash Consideration, if applicable, to Vacasa Holdings in exchange for a number of OpCo Units such that Vacasa, Inc. thereafter will hold a number of OpCo Units equal to the total number of shares of Vacasa Class A Common Stock (after giving effect to the conversion of the Vacasa Class F Common Stock in accordance with the Proposed Certificate of Incorporation) and Vacasa Class G Common Stock issued and outstanding immediately after giving effect to the Business Combination. A portion of such OpCo Units will be subject to forfeiture in certain circumstances pursuant to the terms of the OpCo LLC Agreement;

h)
on the Closing Date, in connection with the Vacasa Holdings Recapitalization, the Merger and Blocker Mergers, as applicable: (i) Vacasa, Inc. will sell a number of shares of Vacasa Class B Common Stock to each holder of OpCo Units for an amount per share equal to the par value thereof, (ii) each Vacasa Holdings unit appreciation right award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a Vacasa SAR Award covering a number of shares of Vacasa Class A Common Stock determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa SAR Award), (iii) each option to purchase TK Newco stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a Vacasa Option, determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa Option), (iv) each Existing VH Holders entitled to receive a portion of the Vacasa Cash Consideration (other than the owners of the Blockers), if applicable, will sell OpCo Units to Vacasa, Inc. in exchange for its allocable portion of the Vacasa Cash Consideration, if applicable, (at a price of $10 per OpCo Unit) and certain rights described in the Tax Receivable Agreements (as defined below) with respect to such OpCo Units sold, and (v) by virtue of each Blocker Merger, the outstanding equity interests in the applicable Blocker will be converted into the right to receive shares of Vacasa Class A Common Stock (and, if applicable, a portion of the Vacasa Cash Consideration) or other equity interests and certain rights as set forth in the Tax Receivable Agreements;

This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the Existing VH Holders (other than the owners of the Blockers) to retain their equity ownership in Vacasa Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units, and provides potential future tax benefits for Vacasa, Inc. (a substantial portion of which the post-merger holders of OpCo Units will benefit from pursuant to the Tax Receivable Agreement) in connection with the Business Combination and when the post-merger holders of OpCo Units ultimately exchange their OpCo Units for shares of Vacasa Class A Common Stock.
The Existing VH Holders will be issued at Closing (i) 175,177,171 shares of Vacasa Class A Common Stock and (ii) 213,755,791 shares of voting, non-economic Vacasa Class B Common Stock (and a corresponding number of OpCo Units in respect of each such Vacasa Class B Common Stock), as applicable. Following the Closing, the equityholders of Vacasa Holdings will own 100% of the outstanding Vacasa Class B Common Stock and approximately 76.5% of the outstanding Vacasa Class A Common Stock. The foregoing and, unless indicated otherwise, other ownership percentages presented throughout this proxy statement/prospectus (a) assume no redemptions by TPG Pace shareholders, (b) assume there is no Vacasa Cash Consideration (as defined below) payable in connection with the Business Combination, and (c) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Incentive Award Plan which is expected to include awards exercisable for shares available for issuance for up to 5% of the fully diluted shares outstanding at Closing and (ii) the issuance of any shares upon completion of the Business Combination under the ESPP which is expected to include awards exercisable for shares available for issuance for up to 2% of the fully diluted shares outstanding at Closing. Vacasa Holdings is entitled to determine the amount of Vacasa Cash Consideration in its sole discretion and, as of the date of this proxy statement/prospectus, Vacasa Holdings expects to elect that the amount of Vacasa Cash Consideration will be $0.00.
Concurrently with the execution of the Business Combination Agreement, TPG Pace and Vacasa, Inc. entered into Subscription Agreements with certain investors, pursuant to which such investors agreed to purchase, and Vacasa, Inc. agreed to issue and sell to such investors, newly issued shares of Vacasa Class A Common Stock at a purchase price of $9.50 per share for gross proceeds of approximately $77,500,000, which purchase and sale will be consummated concurrently with the Business Combination. The shares of Vacasa Class A Common Stock to be issued pursuant to the Subscription Agreements in the PIPE Financing have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Vacasa, Inc. will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent Closing.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing, including the Subscription Agreements, the Amended and Restated Forward Purchase Agreements, the Transaction Support Agreement, the Waiver Agreement, the Stockholders’ Agreement, the Registration Rights Agreement, the OpCo LLC Agreement, the Bylaws and the Tax Receivable Agreement (each as defined in the accompanying proxy statement/prospectus). See “— Related Agreements” for more information.
Consideration Payable to Vacasa Holdings Equity Holders
The aggregate consideration to be paid to the Existing VH Holders will be based on an equity value for Vacasa Holdings of $3,963,000,000. This aggregate consideration will consist of (i) equity consideration valued at $10.00 per share/unit, and (ii) if elected by Vacasa Holdings cash consideration up to, in the aggregate, an amount equal to the excess of the amount of cash available to us following the contemplated equity financings referred to herein, the payment of transaction expenses (of both Vacasa Holdings and TPG Pace), deferred underwriting commissions, and any share redemptions over $373,000,000, in which case the amount of consideration in clause (i) will be reduced accordingly. As of the date of this proxy statement/prospectus, the amount of Vacasa Holdings Cash Consideration is expected to be $0.00 and Existing VH Holders are expected to retain the entirety of their equity interests.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Vacasa Holdings are qualified in whole or in part by materiality thresholds for purposes of determining whether a breach of such representations and warranties has occurred. In addition, certain representations and warranties of Vacasa Holdings are qualified in whole or in part by a material adverse effect standard (as described below) for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” (a “Vacasa Material Adverse Effect”) means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Vacasa

Holdings and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by Vacasa Holdings of its obligations under the Business Combination Agreement or the consummation of the Merger or Business Combination; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Vacasa Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Vacasa Holdings and its subsidiaries operate, including changes in the business of marketing, renting and/or managing vacation properties on behalf of third party owners for rent or lease to consumers; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including COVID-19 or any COVID-19 measures and, in each case, any effects thereof, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Vacasa Holdings or its subsidiaries as required by the Business Combination Agreement or certain other agreements referenced therein; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of Vacasa Holdings or its subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Transactions); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Vacasa Material Adverse Effect; (viii) any Effect attributable to any outage of Vacasa Holdings’ booking platform that is not sustained; (ix) any matter set forth on the underlying disclosure schedules, to the extent that such Effect is reasonably foreseeable based upon such disclosed matter; (x) any Effect attributable to the death or disability of any key employees; (xi) any Effect attributable to disruptions in sales and marketing channels and disruptions in service providers, in each case that is not sustained; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which TPG Pace has requested in writing or to which it has consented in writing.
Under the Business Combination Agreement, certain representations and warranties of TPG Pace and the Blocker Merger Subs are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Pace Material Adverse Effect” (a “TPG Pace Material Adverse Effect”) means any Effect that (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of TPG Pace, or (b) would prevent, materially delay or materially impede the performance by TPG Pace or Blocker Merger Subs of their respective obligations under the Business Combination Agreement or the consummation of the Merger or Business Combination; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a TPG Pace Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which TPG Pace operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by TPG Pace as required by the Business Combination Agreement or certain other agreements referenced therein; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from the Business Combination Agreement or the consummation of the Transactions); or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which Vacasa Holdings has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iv), to the extent that TPG Pace is materially disproportionately affected thereby as compared with other “SPACs” operating in the industry in which TPG Pace operates.
Closing and Effective Time of the Business Combination
The Closing is required to take place electronically by exchange of the closing deliverables and release of the signatures on the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as TPG Pace and Vacasa Holdings may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) as of 11:59 p.m. on the Domestication Closing Date (the “Effective Time”) of the following conditions:
•
The Written Consent (as defined in the Business Combination Agreement) shall have been delivered to TPG Pace.

•
The TPG Pace Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of TPG Pace in accordance with the Registration Statement / Proxy Statement, the DGCL, the Existing Governing Documents, the Companies Act (where applicable), and the rules and regulations of the Designated Exchange.

•
No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any judgment, decree, or executive order which is then in effect and has the effect of making the Business Combination, including the mergers contemplated therein, illegal or otherwise prohibiting consummation of the Business Combination, including such mergers.

•
All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated.

•
The shares of Vacasa Class A Common Stock shall have been accepted for listing on the designated national securities exchange mutually agreed to by the parties, as of the Closing Date.

•
The Domestication Merger shall have been consummated and a time-stamped copy of the certificate issued by the Secretary of State of Delaware shall have been delivered to TPG Pace and Vacasa Holdings.

•
The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

•
TPG Pace shall have at least $5,000,001 of net tangible assets following the exercise of the OpCo Redemption Rights (and following the Private Placements) in accordance with the Existing Governing Documents.

Other Conditions to TPG Pace and the Blocker Merger Subs’ Obligations
The obligations of TPG Pace and Blocker Merger Subs to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or as of the Effective Time of the following additional conditions:

•
The representations and warranties of Vacasa Holdings and the Blockers, in most instances disregarding qualification contained therein relating to materiality or a Vacasa Material Adverse Effect, must be true and correct in all respects as of the Closing Date, as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Vacasa Material Adverse Effect and with respect to the representation and warranties of the Blockers, prevent, materially delay or materially impede the performance by any Blocker of its obligations under the Business Combination or the consummation of the Mergers.

•
Each of Vacasa Holdings and each Blocker shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination to be performed or complied with by it on or prior to the Closing Date.

•
Each of Vacasa Holdings and each Blocker shall have delivered to TPG Pace a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions.

•
No Vacasa Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Effective Time.

•
Vacasa Holdings shall have delivered or cause to be delivered, (i) copies of the OpCo LLC Agreement, duly executed by Vacasa Holdings equity holders whose signatures are required to approve the OpCo LLC Agreement, and (ii) copies of the Tax Receivable Agreement, duly executed by Vacasa Holdings.

Other Conditions to Vacasa Holdings and the Blockers’ Obligations
The obligations of Vacasa Holdings and the Blockers to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or as of the Effective Time of the following additional conditions:
•
The representations and warranties of TPG Pace and the Blocker Merger Subs, in most instances disregarding qualifications contained therein relating to materiality or a Pace Material Adverse Effect, must be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), except where the failures of any such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Pace Material Adverse Effect; provided, that certain of the representations and warranties of TPG Pace contained in the section titled “Capitalization” must be true and correct except for de minimis inaccuracies.

•
TPG Pace and the Blocker Merger Subs shall have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date.

•
TPG Pace shall have delivered to Vacasa Holdings a customary officer’s certificate, dated as of the Closing Date, signed by the President of TPG Pace, certifying as to the satisfaction of certain conditions.

•
The amount of Available Cash shall not be less than $300,000,000.

•
Vacasa, Inc. shall have delivered, or cause to be delivered, to Vacasa Holdings (i) a copy of the OpCo LLC Agreement, duly executed by Vacasa, Inc., and (ii) a copy of the Tax Receivable Agreement, duly executed by Vacasa, Inc.

Representations and Warranties
Under the Business Combination Agreement, Vacasa Holdings made customary representations and warranties to TPG Pace and the Blocker Merger Subs relating to, among other things: organization and qualification of Vacasa Holdings and its subsidiaries; organizational documents; capitalization; authority relative to the Business Combination Agreement; no conflict, required filings and consents; permits and compliance; financial statements; absence of certain changes or events; absence of litigation; employee benefit plans; labor and employment matters; real property and title to assets; intellectual property; tax matters; environmental matters; material contracts; insurance; board approval and vote required; certain business practices; interested party transactions; the Exchange Act; brokers; sexual harassment; and exclusivity of representations and warranties.
Under the Business Combination Agreement, each Blocker made customary representations and warranties to TPG Pace relating to, among other things: corporate organization and absence of employees; capitalization; authority; no conflict; litigation; brokers; assets and liabilities; tax matters; and exclusivity of representations and warranties.
Under the Business Combination Agreement, and subject to limitations as set forth in certain TPG Pace reports filed with the SEC, TPG Pace and the Blocker Merger Subs made customary representations and warranties to Vacasa Holdings relating to, among other things: organization; organizational documents; capitalization; authority relative to the Business Combination Agreement; no conflict; filings and consents; compliance; SEC Filings, financial statements, and the Sarbanes-Oxley Act; absence of certain changes or events; absence of litigation; board approval and vote required; no prior operations of the Blocker Merger Subs; brokers; the trust account; absence of employees; tax matters; registration and listing; TPG Pace’s and the Blocker Merger Subs’ investigation and reliance; and exclusivity of representations.
Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
•
using reasonable best efforts to consummate the Business Combination;

•
using reasonable best efforts to obtain all permits, consents, approvals, authorizations and qualifications;

•
keeping the other party apprised of the status of matters relating to the Business Combination;

•
making relevant public announcements;

•
making prompt filings or applications under Antitrust laws;

•
cooperating in connection with any filing or submission and in connection with any investigation or other inquiry;

•
cooperating in connection with certain tax matters and filings;

•
keeping certain information confidential in accordance with the existing non-disclosure agreements.

In addition, TPG Pace, Vacasa, Inc. and Vacasa Holdings agreed that TPG Pace, Vacasa, Inc. and Vacasa Holdings will prepare and mutually agree upon and Vacasa, Inc. will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.
Covenants of TPG Pace
TPG Pace made certain covenants under the Business Combination Agreement, including, among others, the following:
•
Subject to certain exceptions or as consented to in writing by Vacasa Holdings (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Effective Time, TPG Pace and Blocker Merger Subs will conduct their business in the ordinary course of business and in a manner consistent with past practice.

•
Subject to certain exceptions contemplated by the Business Combination Agreement and certain other agreements referenced therein, neither TPG Pace nor Blocker Merger Subs may, between the date of the Business Combination Agreement and the Effective Time, or the earlier termination of the

Business Combination Agreement, directly or indirectly, do any of the following without the prior written consent of Vacasa Holdings, which consent is not to be unreasonably withheld, delayed or conditioned:
•
amend or otherwise change the existing organizational documents of TPG Pace or the Blocker Merger Subs or form any subsidiary of TPG Pace other than the Blocker Merger Subs;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust account that are required pursuant to the existing organizational documents of TPG Pace;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the public shares except for redemptions from the trust account and conversions of the TPG Pace Class A Shares as contemplated by the Business Combination Agreement and the Proposed Certificate of Incorporation;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of TPG Pace or the Blocker Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of TPG Pace or the Blocker Merger Subs;

•
acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•
incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of TPG Pace, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of TPG Pace’s officers and directors to finance TPG Pace’s transaction costs in connection with the Business Combination;

•
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•
amend any material tax return, change any material method of tax accounting, make, change or rescind any material election relating to taxes in a manner inconsistent with past practice, or settle or compromise any material U.S. federal, state, local or non-U.S.tax audit, assessment, tax claim or other controversy relating to taxes;

•
liquidate, dissolve, reorganize or otherwise wind up the business and operations of TPG Pace or any Blocker Merger Sub;

•
enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be titled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; or

•
enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Business Combination Agreement will require TPG Pace to obtain consent from Vacasa Holdings to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law, and none of the foregoing will give Vacasa Holdings, directly or indirectly, the right to control or direct the ordinary course of business operations of TPG Pace prior to the Closing Date. Prior to the Closing Date, each of TPG Pace and Vacasa Holdings will exercise, consistent with the terms and conditions of the Business Combination Agreement, complete control and supervision of its respective operations, as required by law.
Covenants of Vacasa Holdings
Vacasa Holdings made certain covenants under the Business Combination Agreement, including, among others, the following:

Subject to certain exceptions or as consented to in writing by TPG Pace (such consent not to be unreasonably conditioned, withheld, or delayed), prior to the Effective Time or the earlier termination of the Business Combination Agreement, Vacasa Holdings will, and will cause its subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Vacasa Holdings and its subsidiaries taken as a whole.
Subject to certain exceptions or as consented to in writing by TPG Pace (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Effective time or the early termination of the Business Combination Agreement, each Blocker will conduct its business in the ordinary course of business and in a manner consistent with past practice in all material respects.
Subject to certain exceptions, prior to the Effective Time or the early termination of the Business Combination Agreement, Vacasa Holdings will and will cause its subsidiaries to, not take any of the following actions without TPG Pace’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):
•
amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of Vacasa Holdings or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests (including, without limitation, any phantom interest) of Vacasa Holdings or any its subsidiaries; or sell any assets of Vacasa Holdings or any of its subsidiaries that would reasonably be expected to have a Vacasa Material Adverse Effect;

•
form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity in an amount in excess of $40,000,000 individually or $100,000,000 in the aggregate;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•
enter into any contract that would need to be disclosed as an interested party transaction pursuant to the Business Combination Agreement, other than (1) contracts entered into in the ordinary course of business consistent with past practice, (2) contracts entered into on arms-length terms, or (3) contracts requiring payments by Vacasa Holdings or any of its subsidiaries in an amount not to exceed $250,000;

•
(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof in amount in excess of $40,000,000 individually or $100,000,000 in the aggregate; (B) incur, create, assume, refinance, guarantee or forgive any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than (1) loans or advances to vacation rental owners in the ordinary course of business consistent with past practice, (2) indebtedness between Vacasa Holdings and any of its subsidiaries or between any of the subsidiaries of Vacasa Holdings, (3) indebtedness refinanced in the same or lesser amount as of the signing of the Business Combination Agreement or (4) indebtedness incurred following the date of the signing of the Business Combination Agreement that results in a total amount of indebtedness that is less than or equal to the sum of the aggregate amount of indebtedness as of the date of the Business Combination Agreement plus $60,000,000; provided, that Vacasa Holdings shall provide reasonable notice to TPG Pace prior to incurring any amount of indebtedness in excess of $20,000,000; or (C) merge, consolidate, combine or amalgamate with any person;

•
(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer, (B) enter into any new (except as permitted under clause E), or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers, or (E) hire any new executive officers whose base salary is in excess of $250,000; provided, however, that the actions described in subsections (A), (B) or (C) shall be permissible to the extent made in the ordinary course of business consistent with past practice;

•
adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

•
materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures of Vacasa Holdings and any of its subsidiaries, other than as required by GAAP;

•
amend any material tax return, change any material method of tax accounting, make, change or rescind any material election relating to taxes (including, for the avoidance of doubt, any election that results in Vacasa Holdings or any of its subsidiaries being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes) in a manner inconsistent with past practice, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•
amend certain material contracts of Vacasa Holdings and its subsidiaries in a manner that is material and adverse to Vacasa Holdings or any of its subsidiaries;

•
fail to maintain certain real property leased by Vacasa Holdings or its subsidiaries, including the improvements located thereon or used in connection therewith, insubstantially the same condition as of the date of the Business Combination Agreement, to the extent that the failure to maintain such leased real property would reasonably be expected to have a Vacasa Material Adverse Effect;

•
fail to maintain the existence of, or use reasonable efforts to protect, certain intellectual property owned by Vacasa Holdings or its subsidiaries to the extent that such action or inaction would reasonably be expected to have a Vacasa Material Adverse Effect;

•
permit any material item of intellectual property owned by Vacasa Holdings or its subsidiaries to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by Vacasa Holdings or its subsidiaries to the extent that such action or inaction would reasonably be expected to have a Vacasa Material Adverse Effect;

•
waive, release, assign, settle or compromise any material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed$ 1,000,000 individually or $2,000,000 in the aggregate; or

•
enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Business Combination Agreement will require Vacasa Holdings to obtain consent from TPG Pace to take any of the foregoing actions if obtaining such consent might reasonably be expected to violate applicable law, and none of the foregoing will give TPG Pace, directly or indirectly, the right to control or direct the ordinary course of business operations of Vacasa Holdings or any of its subsidiaries prior to the Closing Date.
In addition, any action taken, or omitted to be taken, by Vacasa Holdings or any of its subsidiaries to the extent that Vacasa Holdings or any of its subsidiaries reasonably determine to implement any COVID-19 measure or determine that such action or omission is necessary in response to new restrictions imposed by any governmental authority related to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of Vacasa Holdings and its subsidiaries, taken as a whole, shall not be deemed to constitute a breach of the above covenants. Prior to the Closing Date, each of TPG Pace and Vacasa Holdings will exercise, consistent with the terms and conditions of the Business Combination Agreement, complete control and supervision of its respective operations, as required by law.
Securities Law Filings and Listing Applications
TPG Pace, Vacasa, Inc. and Vacasa Holdings agreed to jointly prepare and mutually agree upon, and Vacasa, Inc. agreed to file with the SEC, this registration statement on Form S-4 relating to the transactions contemplated by the Business Combination Agreement. Each of TPG Pace, Vacasa, Inc. and Vacasa Holdings agreed to use their reasonable best efforts to: (i) cause this registration statement to comply in all material respects with the applicable rules and regulations set out by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to, and mutually agree upon any response and respond promptly to any comments of the SEC or its staff; (iii) cooperate and mutually agree upon any amendment or supplement to the registration statement; (iv) have this registration statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (v) keep this registration statement effective through the Closing in order to permit the consummation of the transactions contemplated by the Business Combination Agreement.
Antitrust Approvals
As promptly as practicable following the execution of the Business Combination Agreement, but no later than ten business days following the date of the Business Combination Agreement, Vacasa Holdings and TPG Pace are each required to make all pre-merger notification filings required under the HSR Act. The parties submitted filings required under the HSR Act in connection with the transactions contemplated by the Business Combination Agreement on April 11, 2021, and the applicable waiting period under the HSR Act expired on September 10, 2021.
Board of Directors
Following the Closing, it is expected that the board of directors of Vacasa, Inc. (the “Vacasa Board”) will be comprised of ten (10) directors, divided into three classes, comprised of two directors designated by the Silver Lake Stockholder, one director designated by the Riverwood Stockholder, one director designated by the Level Equity Stockholder, one director designated by the TPG Stockholder, one director designated by the EB Stockholder, one director who shall be Matthew Roberts, the current chief executive officer of Vacasa Holdings, and three independent directors, one of which shall be a diversity candidate. For more information, see “— Related Agreements — Stockholders’ Agreement”.
Survival of Representations and Warranties; Indemnification
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements which by their terms expressly apply in whole or in part after the Effective Time (and only with respect to breaches occurring after the Closing), covenants and agreements relevant to the conversion of securities and allocation of aggregate consideration and the representations and warranties of Vacasa Holdings and TPG Pace regarding exclusivity of representations and warranties.
Termination
The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any necessary approval by the requisite affirmative vote of the holders of Vacasa Holdings and Blockers equity securities, pursuant to the following:
•
by the mutual written consent of TPG Pace and Vacasa Holdings;

•
by either TPG Pace or Vacasa Holdings, if the Effective Time has not occurred prior to the date that is 180 days after the date of the Business Combination Agreement (as extended in accordance with the Business Combination Agreement, the “Outside Date”), provided, however, that (i) if the SEC has not declared this registration statement / proxy statement effective on or prior to the Outside Date, the Outside Date will be automatically extended by thirty (30) days, and (ii) the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation will have proximately caused the failure to consummate the Business Combination on or prior to the Outside Date; and provided, further, that in the event that any statute or formal published regulation is enacted after the date of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will automatically be extended by the length of any such extension; or

•
by either TPG Pace or Vacasa Holdings, if any governmental authority in the United States enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporarily, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Business Combination, illegal or otherwise preventing or prohibiting consummation of the Business Combination; or

•
by Vacasa Holdings if TPG Pace fails to receive the requisite approval necessary at the extraordinary general meeting; or

•
by TPG Pace, if any of the representations or warranties made by Vacasa Holdings or Blockers are not true and correct or if Vacasa Holdings or any Blocker has failed to perform any covenant or agreement on the part of Vacasa Holdings or any Blocker, as applicable, set forth in the Business Combination Agreement such that certain conditions to the obligations of TPG Pace and Blocker Merger Subs would not be satisfied (“Terminating Vacasa Breach”), provided neither TPG Pace nor any Blocker Merger Sub is then in breach of their respective representations, warranties, covenants or agreements in the Business Combination Agreement so as to prevent certain conditions to the obligations of Vacasa Holdings and Blockers from being satisfied; provided further that, if such Terminating Vacasa Breach is curable by Vacasa Holdings, TPG Pace may not terminate the Business Combination Agreement for as long as Vacasa Holdings continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by TPG Pace to Vacasa Holdings, and (ii) the Outside Date;

•
by Vacasa Holdings, if any of the representations or warranties made by TPG Pace or Merger Subs are not true and correct or if TPG Pace or any Blocker Merger Sub has failed to perform any covenant or agreement on the part of TPG Pace or any Blocker Merger Sub, as applicable, as set forth in the Business Combination Agreement such that certain conditions to the obligations of Vacasa Holdings and Blockers would not be satisfied (“Terminating TPG Pace Breach”), provided that neither Vacasa Holdings nor any Blocker is then in breach of their representations, warranties, covenants or agreements in the Business Combination Agreement so as to prevent certain conditions to the obligations of TPG Pace and Blocker Merger Subs from being satisfied; provided, however, that, if such Terminating TPG Pace Breach is curable by TPG Pace and Blocker Merger Subs, Vacasa Holdings may not terminate the Business Combination Agreement for as long as TPG Pace and Blocker Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by Vacasa Holdings to TPG Pace, and (ii) the Outside Date; or

•
by TPG Pace, if Vacasa Holdings does not deliver, or cause to be delivered to TPG Pace, the Written Consent (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement within five business days following the time at which this registration statement / proxy statement is declared effective under the Securities Act.

Expenses
The expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination or any other transaction contemplated in the Business Combination Agreement is consummated; provided that if the Closing occurs, Vacasa, Inc., as the surviving corporation, will pay, or cause to be paid, as soon as reasonably practicable upon consummation of the Business Combination and release of proceeds from the trust account, certain expenses of Vacasa Holdings and TPG Pace.
Governing Law
The Business Combination Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to the Business Combination Agreement will be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties submit to the exclusive jurisdiction of the aforesaid courts and agree not to commence any material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation arising out of or relating to the Business Combination Agreement except in the courts described above in Delaware, other than material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Notice as provided in the Business Combination Agreement will constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation arising out of or relating to the Business Combination Agreement or the Business Combination, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in the Business Combination Agreement for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation in any such court is brought in an inconvenient forum, (ii) the venue of such material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation is improper or (iii) the Business Combination Agreement, or the subject matter thereof, may not be enforced in or by such courts.
Amendments
The Business Combination Agreement may be amended in writing by TPG Pace, Vacasa, Inc. and Vacasa Holdings at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of TPG Pace, Vacasa, Inc. and Vacasa Holdings.
Related Agreements
This section describes the material provisions of certain additional agreements to be entered into pursuant to the Business Combination Agreement, which are referred to herein as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The form of Subscription Agreements is attached hereto as Annex D, the form of Forward Purchase Agreements are attached hereto as Annex E, the TPG Forward Purchase Agreement is attached hereto as Annex F, the form of Transaction Support Agreement is attached hereto as Annex G,the Stockholders Agreement is attached hereto as Annex H, the form of the Registration Rights Agreement is attached hereto as Annex I, the OpCo LLC Agreement is attached hereto as Annex J and the Tax Receivable Agreement is attached hereto as Annex K. TPG Pace shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals.
Subscription Agreement
In connection with the entry into the Business Combination Agreement, TPG Pace and Vacasa, Inc. entered into the Subscription Agreements with certain qualified institutional buyers and accredited investors, pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and

Vacasa, Inc. agreed to issue and sell to the Investors, an aggregate of 8,157,896 shares of Vacasa Class A Common Stock for gross proceeds of approximately $77,500,000 at $9.50 per share. The proceeds from the PIPE Financing will be paid to Vacasa, Inc. in connection with the Business Combination. The transactions contemplated by the Subscription Agreements, which are subject to customary closing conditions, are expected to close substantially concurrently with the closing of the Business Combination
Vacasa, Inc. has agreed, pursuant to the Subscription Agreements, to use commercially reasonable efforts to register the resale of such shares of Vacasa Class A Common Stock issued to the Investors pursuant to a registration statement filed within thirty (30) calendar days after the Closing Date.
The Vacasa Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The proceeds from the Private Placement will be paid to Vacasa, Inc. in connection with the Business Combination. The Private Placement is contingent upon, among other things, all conditions set forth in the Business Combination Agreement having been satisfied or waived and other customary closing conditions. Each Subscription Agreement will terminate upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of each of the parties to such Subscription Agreement, and (iii) the date that is nine months after the date of such Subscription Agreement if the Closing has not yet occurred.
The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Subscription Agreement, a copy of which is attached hereto as Annex D and is incorporated herein by reference.
Forward Purchase Agreements
TPG Pace and Vacasa, Inc. entered into Amended and Restated Forward Purchase Agreements, in connection with the Business Combination Agreement. Pursuant to the Amended and Restated Forward Purchase Agreements, Vacasa, Inc. has agreed to issue to (i) certain third parties an aggregate of 10,273,688 shares of Vacasa Class A Common Stock at a price of $9.50 per share, for gross proceeds of approximately $97,600,000, and (ii) TPG Holdings, an affiliate of TPG Global, an aggregate of 2,490,000 shares of Vacasa Class A Common Stock at a price of $10.00 per share, for an aggregate amount of approximately $24,900,000. The transactions contemplated by the Forward Purchase Agreements, which are subject to customary closing conditions, are expected to close substantially concurrently with the closing of the Business Combination.
Vacasa, Inc. has agreed, pursuant to the Amended and Restated Forward Purchase Agreements, to use commercially reasonable efforts to register the resale of the forward purchase shares issued to the forward purchasers pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. The Forward Purchase Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.
TPG Holdings has entered into assignment agreements with certain affiliates, members of management, directors and other investors to assign a portion of its obligation to purchase Vacasa Class A Common Stock pursuant to the Forward Purchase Agreements to such related parties, in accordance with the terms and conditions therein.
The Vacasa Class A Common Stock to be issued pursuant to the Forward Purchase Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
The foregoing descriptions of the Forward Purchase Agreements and the TPG Forward Purchase Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the form of such agreements, copies of which are attached hereto as Annex E and Annex F and are incorporated herein by reference.

Transaction Support Agreements
Concurrently with the execution of the Business Combination Agreement, TPG Pace, Vacasa Holdings, TK Newco and all holders required for requisite consent under the Third Amended and Restated Limited Liability Agreement of Vacasa Holdings (“Vacasa Holdings LLC Agreement”) and the Stockholders Agreement of TK Newco (including a majority of the Vacasa Holdings equity holders and of the TurnKey Vacation shareholders, respectively) (collectively, the “Holders”) entered into the Transaction Support Agreements, pursuant to which each Holder agreed to, among other things, (i) execute a written consent approving the Business Combination Agreement and vote in favor of the transactions contemplated thereby (including an agreement to exercise drag-along rights pursuant to the Vacasa Holdings LLC Agreement); (ii) be bound by certain other covenants and agreements related to the Business Combination; (iii) withhold consent with respect to any alternative transaction.
The foregoing description of the Transaction Support Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Transaction Support Agreement, a copy of which is attached hereto as Annex G and is incorporated herein by reference.
Waiver Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor, TPG Pace, Vacasa Holdings and Vacasa, Inc. entered into a waiver agreement pursuant to which the Sponsor agreed to (i) waive the receipt of the shares of Vacasa Class A Common Stock that it had the right to receive as a result of of the application of adjustment provisions contemplated by Article 17 of the Existing Governing Documents and Article 6.4 of the Proposed Certificate of Incorporation, which provide that in the event that additional shares of Surviving Corporation Class A Common Stock, or equity-linked securities are issued or deemed issued in excess of the amounts sold in TPG Pace's initial public offering and related to the closing of a Business Combination, the applicable conversion ratio of Vacasa Class F Common Stock and Vacasa Class G Common Stock into Vacasa Class A Common Stock shall be adjusted to account for such greater number of shares, (ii) forfeit, for no consideration, the number of shares of Vacasa Class F Common Stock that, but for the terms of the Waiver Agreement, would convert pursuant to the terms of the Existing Governing Documents and the Proposed Certificate of Incorporation, into a number of shares of Vacasa Class A Common Stock equal to the difference between (A) the number of shares of Vacasa Class A Common Stock issued at a price per share of less than $10.00 under the Forward Purchase Agreements or Subscription Agreements and (B) the number of shares of Vacasa Class A Common Stock that would have been issued under the Forward Purchase Agreements or Subscription Agreements at a price per share of $10.00, and (iii) forfeit, for no consideration, the number of shares of Vacasa Class A Common Stock issuable upon the conversion of Vacasa Class G Common Stock and Vacasa Class F Common Stock in the event that TPG Pace shareholders redeem in excess of 20% of the aggregate issued and outstanding stock of TPG Pace prior to Closing. As a result of the waivers and forfeitures contemplated under subparagraphs (i), (ii) and (iii), we estimate that the Sponsor will (x) waive approximately 2,543,860 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock, (y) forfeit 921,579 shares of Vacasa Class F Common Stock and (z) forfeit 167,137 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock under the Illustrative Redemption Scenario and 1,284,274 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock under the Maximum Redemption Scenario.
Stockholders Agreement
On the Closing Date, (i) Vacasa, Inc., (ii) certain funds affiliated with Silver Lake (“Silver Lake Stockholder”), (iii) certain funds affiliated with Riverwood Capital (“Riverwood Stockholder”), (iv) certain funds affiliated with Level Equity Management (“Level Equity Stockholder”), (v) TPG Stockholders (as defined in the Stockholders Agreement), and (vi) Mossytree Inc. (“EB Stockholder”) will enter into the Stockholders Agreement, which will govern certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the Vacasa Board.
Pursuant to the Stockholders Agreement, the Vacasa Board appointed at the Closing will be comprised of ten members, divided into three classes, comprised of two directors designated by the Silver Lake Stockholder, one director designated by the Riverwood Stockholder, one director designated by the Level Equity Stockholder, one director designated by the TPG Stockholder, one director designated by the EB

Stockholder, one director who shall be Matthew Roberts, the current chief executive officer of Vacasa Holdings, and three independent directors, one of which meets additional diversity standards. The Silver Lake Stockholder will continue to have the right to designate two directors as long as it and its affiliates beneficially own at least 40% of the economic shares of Vacasa, Inc., and certain limited liability company interests in Vacasa Holdings (collectively, the “Shares”) owned by the Silver Lake Stockholder immediately following the Closing, calculated in accordance with the terms of the Stockholders Agreement (the “Initial Silver Lake Ownership”). The Silver Lake Stockholder’s designation rights will be reduced to one director when the Silver Lake Stockholder and its affiliates beneficially own between 20% and 40% of the Initial Silver Lake Ownership. The Riverwood Stockholder will continue to have the right to designate one director as long as it, and its affiliates, beneficially own at least 20% of the Shares owned by the Riverwood Stockholder immediately following the Closing, calculated in accordance with the terms of the Stockholders Agreement. The Level Equity Stockholder will continue to have the right to designate one director as long as it, and its affiliates, beneficially own at least 20% of the Shares owned by the Level Equity Stockholder immediately following the Closing, calculated in accordance with the terms of the Stockholders Agreement. The TPG Stockholder shall only need its designation right until the first annual meeting of the stockholders at which directors are to be elected. The EB Stockholder will continue to have the right to designate one director as long as (i) it and its affiliates beneficially own at least 20% of the Shares owned by the EB Stockholder immediately following the Closing, calculated in accordance with the terms of the Stockholders Agreement, and (ii) none of such beneficially owned shares are foreclosed upon by any lender.
In addition, the Stockholders Agreement provides for certain coordination of sales and distributions for a period of 18 months following the Closing Date.
The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Stockholders Agreement, a copy of which is attached hereto as Annex H and is incorporated herein by reference.
Registration Rights Agreement
In connection with the execution of the Business Combination Agreement, Vacasa, Inc., Sponsor, TPG Pace and certain existing equity holders of Vacasa Holdings (the “Vacasa Holders” and, together with Vacasa, Inc., Sponsor, TPG Pace, the “RRA Parties”), have agreed to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) at the closing of the Business Combination. The Vacasa Holders and Sponsor and their respective Permitted Transferees (as defined in the Registration Rights Agreement) will also be subject to a contractual lock-up on the sale of Vacasa Class A Common Stock, as set forth therein. Under the Registration Rights Agreement, Vacasa, Inc. will use commercially reasonable efforts to submit to or file with the SEC within thirty (30) days after the Closing Date a registration statement permitting the offer and resale of the Vacasa Class A Common Stock held by each RRA Party immediately following the Closing as of the date of the Registration Rights Agreement and that they may acquire thereafter, including upon the exercise, conversion, exchange or redemption of any other security therefor which security is held by such RRA Party immediately following the closing of the Business Combination (the “Registrable Securities”) and will use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC upon, or as soon as reasonably practicable following the filing thereof. Shares of Vacasa Class G Common Stock that are convertible into shares of Vacasa Class A Common Stock upon certain triggering events will not constitute Registrable Securities unless and until such shares have converted into shares of Vacasa Class A Common Stock. Vacasa, Inc. will also provide certain RRA Parties with certain customary demand registration rights, subject to the lock-up restrictions set forth in the Registration Rights Agreement. Under the Registration Rights Agreement, the RRA Parties will also have “piggyback” registration rights that allow them to include their Registrable Securities in certain registrations initiated by Vacasa, Inc. Subject to customary exceptions, RRA Parties will also have the right to request one or more underwritten offerings of Registrable Securities if the total offering price of the shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $75,000,000. If the sale of registered securities under a registration statement would require disclosure of certain material information not otherwise required to be disclosed, Vacasa, Inc. may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Registration Rights Agreement, a copy of which is attached hereto as Annex I and is incorporated herein by reference.
OpCo LLC Agreement
Following the closing of the Business Combination, Vacasa, Inc. will operate its business through Vacasa Holdings. At the Closing, Vacasa Holdings, Vacasa, Inc. and the OpCo Unitholders will enter into the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa Holdings (the “OpCo LLC Agreement”). The operations of Vacasa Holdings, and the rights and obligations of the OpCo Unitholders, will be set forth in the OpCo LLC Agreement.
Management of Vacasa Holdings
Under the OpCo LLC Agreement, Vacasa Holdings will be managed by a sole manager, and Vacasa, Inc. will be the sole manager of Vacasa Holdings at Closing. As the sole manager, Vacasa, Inc. will be able to control all of the day-to-day business affairs and decision-making of Vacasa Holdings without the approval of any member, unless otherwise stated in the OpCo LLC Agreement. As the sole manager, Vacasa Inc., through its officers and directors, will be responsible for all operational and administrative decisions of Vacasa Holdings and the day-to-day management of the business of Vacasa Holdings and its subsidiaries. Pursuant to the terms of the OpCo LLC Agreement, after the Closing, the sole manager of Vacasa Holdings will be elected annually by vote or written consent of the holders of a majority of the outstanding common units of Vacasa Holdings (including the Class G units) and the sole manager may be removed as the sole manager only by vote or written consent of the holders of a majority of the outstanding common units of Vacasa Holdings. Because Vacasa, Inc. will own a majority of the outstanding common units of Vacasa Holdings, assuming either a no redemptions scenario or a maximum redemptions scenario, Vacasa, Inc. will be able to elect the sole manager without the vote or consent of any other member of Vacasa Holdings, and the other members of Vacasa Holdings will not be able to remove Vacasa, Inc. as the sole manager. Vacasa, Inc. intends to use its majority ownership of the outstanding common units of Vacasa Holdings to ensure that it will remain the sole manager for so long as it owns an interest in Vacasa Holdings. Subject to limited exceptions, Vacasa, Inc. generally may not transfer or assign its interests Vacasa Holdings. Additionally, during the lock-up on the sale of Vacasa Class A Common Stock, transfers of Vacasa Class A Common Stock shall require consent of the Vacasa Board, as well as the consent of the TPG Stockholder, subject to certain limited exceptions. Further, the holders of common units of Vacasa Holdings issued in connection with the Closing will be subject to the lock-up restrictions set forth in the OpCo LLC Agreement, subject to certain limited exceptions.
OpCo Redemption Rights
Following completion of the Business Combination, under the OpCo LLC Agreement, the OpCo Unitholders (other than Vacasa, Inc.) will, subject to certain limitations, have the right, to cause Vacasa Holdings to redeem all or a portion of their vested limited liability company interests in Vacasa Holdings, designated as “Common Units” (“OpCo Units”)(the “OpCo Redemption Right”), at a redemption ratio of one share of Vacasa Class A Common Stock for each OpCo Unit redeemed, subject to conversion rate adjustments for stock splits, reverse splits, stock dividends or similar events, or, at Vacasa, Inc.’s election, an equivalent amount of cash.
In addition, Vacasa, Inc. generally will have the right to require, upon a change of control of Vacasa, Inc., each Vacasa Unitholder to exercise its OpCo Redemption Right with respect to some or all of its OpCo Units, together with an equal number of Vacasa Class B Common Stock. As the OpCo Unitholders cause their OpCo Units to be redeemed, holding other assumptions constant, Vacasa, Inc.’s membership interest in Vacasa Holdings will correspondingly increase, the number of shares of Vacasa Class A Common Stock outstanding will increase, and the number of shares of Vacasa Class B Common Stock will decrease.
Distributions and Allocations
Under the OpCo LLC Agreement, subject to the obligations of Vacasa Holdings to make tax distributions and to reimburse Vacasa, Inc. for its corporate and other overhead expenses, Vacasa, Inc. will have the right to determine when distributions will be made to the OpCo Unitholders and the amount of any such distributions. Following completion of the Business Combination, if Vacasa, Inc. authorizes a distribution, such distribution will be made to the OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of vested OpCo Units.
The OpCo Unitholders, including Vacasa, Inc, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of Vacasa Holdings. Net income and losses of Vacasa Holdings generally will be allocated to the OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss, or deduction be allocated disproportionately in certain circumstances. To the extent the funds of Vacasa Holdings are legally available for distribution, and subject to any restrictions contained in any credit agreement to which Vacasa Holdings or its subsidiaries is bound and certain limitations set forth in the OpCo LLC Agreement, the OpCo LLC Agreement will require Vacasa Holdings to make prorata cash distributions to the OpCo Unitholders, including Vacasa, Inc., in an amount generally intended to allow the OpCo Unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of Vacasa Holdings. In addition, under the OpCo LLC Agreement, Vacasa Holdings may make distributions to reimburse Vacasa, Inc. for its corporate overhead and certain other expenses.
Issuance of Equity
The OpCo LLC Agreement will provide that, except in certain specified circumstances, at any time Vacasa, Inc. issues a share of its Vacasa Class A Common Stock or any other equity security entitled to economic rights, the net proceeds received by Vacasa, Inc. with respect to such issuance, if any, shall be concurrently contributed to Vacasa Holdings, and Vacasa Holdings shall issue to Vacasa, Inc. an equal number of OpCo Units or other economically equivalent equity interest. Conversely, if at any time, any shares of Vacasa Class A Common Stock are redeemed, repurchased or otherwise acquired, Vacasa Holdings shall redeem, repurchase or otherwise acquire an equal number of OpCo Units held by Vacasa, Inc., upon the same terms and for the same price, as the shares of Vacasa Class A Common Stock redeemed, repurchased or otherwise acquired.
Dissolution
Vacasa Holdings will be dissolved only upon the first to occur of (i) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of Vacasa Holdings, (ii) upon the approval of Vacasa, Inc., or (iii) entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of the OpCo LLC Agreement. Upon dissolution, Vacasa Holdings will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Vacasa Holdings, and (b) second, to the members in proportion to the number of vested OpCo Units owned by each of them.
The foregoing description of the Opco LLC Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of OpCo LLC Agreement, a copy of which is attached hereto as Annex J and is incorporated herein by reference.
Amendment to the Insider Letter
In connection with the Business Combination Agreement, on July 28, 2021, TPG Pace amended and restated (the “Amendment”) the Insider Letter entered into in connection with TPG Pace’s initial public offering (the “Insider Letter”), dated as of April 13, 2021, by and among TPG Pace, TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”) and each of the directors and officers of TPG Pace. Pursuant to the Amendment, among other things, (1) the Sponsor and each of the TPG Pace Insiders agreed (i) not to redeem or transfer any shares of Vacasa Class A Common Stock (other than shares acquired pursuant to the Forward Purchase Agreements or the Subscription Agreements) until the earlier of (a) one year after the completion of the Business Combination or (b) subsequent to the Business Combination, if (x) the last reported sale price of the Vacasa Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which Vacasa, Inc. consummates a change of control (other than as set forth in the Amendment); (ii) not to transfer any shares of Vacasa Class G Common Stock until the date following the completion of the Business Combination on which Vacasa, Inc. consummates a change of control; provided that any shares of Vacasa Class A Common Stock issued upon conversion of any shares of Vacasa Class G Common Stock will be subject to the restrictions set forth in subsection (1)(i) of this paragraph (other than as set forth in the Amendment); (2) TPG Pace agreed to make arrangements such that certain expenses of TPG Pace incurred in connection with the Business Combination not exceed $45,000,000 without prior written consent of Vacasa Holdings, not to be unreasonably withheld; and (3) TPG Pace, the Sponsor, and the TPG Pace Insiders agreed (i) that Vacasa Holdings and Vacasa, Inc. are third-party beneficiaries of the Insider Letter and the Amendment and (ii) to be bound to certain other obligations as described therein.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amendment, a copy of which is attached hereto as Annex L and is incorporated herein by reference.
Tax Receivable Agreement
In connection with the Business Combination, prior to the closing date contemplated by the Business Combination Agreement, TPG Pace will merge with and into Vacasa, Inc. with Vacasa, Inc. surviving the merger. Thereafter, through a series of separate merger transactions, the Blockers will merge with and into Vacasa, Inc., with Vacasa, Inc. ultimately surviving such merger transactions, and as a result, Vacasa, Inc. shall own the interests in OpCo previously owned by the Blockers and shall acquire tax attributes of the Blockers. The OpCo Unitholders (other than Vacasa, Inc.) may cause their OpCo Units to be redeemed for shares of Vacasa Class A Common Stock or cash, as applicable, pursuant to the OpCo Redemption Right following the Business Combination. In addition, Vacasa, Inc. may acquire OpCo Units for Class A Common Stock or cash from certain OpCo Unitholders in connection with the Business Combination. OpCo intends to make for itself (and for each of its direct or indirect subsidiaries it controls that is treated as a partnership for U.S. federal income tax purposes) an election under Section 754 of the Code that will be effective for the taxable year of the Business Combination and each taxable year in which a redemption of OpCo Units pursuant to the OpCo Redemption Right occurs. Pursuant to the Section 754 election, the acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units by Vacasa, Inc. in connection with the Business Combination or pursuant to the OpCo Redemption Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo and its subsidiaries, and these adjustments will be allocated solely to Vacasa, Inc. Such adjustments to the tax basis of the tangible and intangible assets of OpCo and its subsidiaries would not have been available to Vacasa, Inc. absent its acquisition or deemed acquisition of OpCo Units pursuant to the Business Combination or the exercise of the OpCo Redemption Right. The anticipated basis adjustments that are allocable to Vacasa, Inc. are expected to increase (for U.S. federal income tax purposes) Vacasa, Inc.’s depreciation and amortization deductions and may also decrease Vacasa, Inc.’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains and the tax attributes acquired from the Blockers may reduce the amount of tax that Vacasa, Inc. would otherwise be required to pay in the future.
Concurrently with the Closing of the Business Combination, Vacasa, Inc. will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the TRA Holders. The Tax Receivable Agreement generally will provide for the payment by Vacasa, Inc. to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Vacasa, Inc. actually realizes (or is considered to have realized applying certain assumptions set forth in the Tax Receivable Agreement) in periods after the Business Combination as a result of: (i) existing tax basis of the assets of Vacasa Holdings prior to the Business Combination; (ii) certain increases in tax basis that occur as a result of (A) the Business Combination or (B) exercises of the redemption right set forth in the OpCo LLC Agreement; (iii) additional basis arising from any payments under the Tax Receivable Agreement; (iv) certain tax attributes of the Blockers acquired in the Business Combination, and (v) tax benefits related to imputed interest deemed to be paid by Vacasa, Inc. as a result of any payments that it makes under the Tax Receivable Agreement. The rights of the TRA Holders (including the right to receive payments) under the Tax Receivable Agreement are generally transferable by the TRA Holders as long as the transferee of such rights has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to the Tax Receivable Agreement.
The payment obligations under the Tax Receivable Agreement are Vacasa, Inc.’s obligations and not obligations of OpCo, and Vacasa, Inc. expects that the payments it will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of Vacasa, Inc.’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, the amount and timing of Vacasa, Inc.’s ability to use any tax attributes covered by the Tax Receivable Agreement are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of Vacasa Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of tax basis associated with the OpCo Units of the redeeming holder at the time of the relevant redemption, the depreciation and amortization periods that apply to the tax basis covered by the Tax Receivable Agreement, the amount, character, and timing of taxable income Vacasa, Inc. generates in the future, the timing and amount of any earlier payments that Vacasa, Inc. may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable to Vacasa, Inc., and the portion of Vacasa, Inc.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing Vacasa, Inc.’s actual tax liability (determined using certain assumptions set forth in the Tax Receivable Agreement) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement.
A delay in the timing of redemptions of OpCo Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OpCo’s taxable income to the redeeming OpCo Unitholder prior to the redemption. Stock price increases or decreases at the time of each redemption of OpCo Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in the expected net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon Vacasa, Inc. having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If Vacasa, Inc.’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of Vacasa, Inc.’s future income tax liabilities.
There may be a negative impact on our liquidity if, as a result of timing discrepancies, acceleration upon a change of control (as defined in the Tax Receivable Agreement) or early termination, or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits Vacasa, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to Vacasa, Inc. by OpCo are not sufficient to permit Vacasa, Inc. to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. Please read “Risk Factors — Risks Related to the Business Combination and TPG Pace.” In these situations, Vacasa, Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A Common Stock or reducing the consideration paid in any such transaction to holders of Class A Common Stock. There can be no assurance that Vacasa, Inc. will be able to meet its obligations under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in either OpCo or Vacasa, Inc.
In addition, although Vacasa, Inc. is not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax

Receivable Agreement, the applicable TRA Holders will not reimburse Vacasa, Inc. for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed. As a result, in such circumstances, Vacasa, Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.
Payments generally will be made under the Tax Receivable Agreement as Vacasa, Inc. realizes tax savings in periods after consummation of the Business Combination from the tax benefits covered by the Tax Receivable Agreement (determined in accordance with the principles set forth in the Tax Receivable Agreement). However, if the Tax Receivable Agreement terminates early (at Vacasa, Inc.’s election or due to other circumstances, including Vacasa, Inc.’s breach of a material obligation thereunder or certain changes of control), Vacasa, Inc. would be required to make an immediate payment to each TRA Holder equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (based upon certain valuation assumptions and deemed events set forth in the Tax Receivable Agreement (described below)) and determined by (A) applying a discount rate equal to the lesser of (i) 6.5% and (ii) LIBOR (or a replacement rate, if applicable) plus 150 basis points, (B) increased by any future payments agreed to by Vacasa, Inc. and the Representative (as defined in the Tax Receivable Agreement) that is due and payable with respect to such TRA Holder, (C) increased by any future payments due and payable with respect to such TRA Holder for a taxable year ending prior to the early termination date, and (D) (without duplication) any interest accruing on the amounts in clause (A) through (C).
With respect to an early termination payment, the calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including that (i) Vacasa, Inc. has sufficient income to fully utilize the tax attributes covered by the Tax Receivable Agreement, (ii) the applicable tax rates will be those specified by law as in effect as of the termination date, (iii) non-amortizable assets that have not previously been disposed of will be disposed of in a fully taxable transaction on the fifth anniversary of the early termination (as set forth in the Tax Receivable Agreement), and (v) any OpCo Units (other than those held by Vacasa, Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.
The Tax Receivable Agreement provides that in the event that Vacasa, Inc. breaches any of its material obligations thereunder (whether as a result of failure to make any payment within three months of the date when due, as a result of the failure to honor any other material obligation required under the Tax Receivable Agreement or by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise and Vacasa, Inc. fails to cure such breach within twenty (20) Business Days of being notified of such breach) all of Vacasa, Inc.’s obligations under the Tax Receivable Agreement with respect to the TRA Holders shall be accelerated.
Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will generally begin to accrue from the due date (without extensions) of Vacasa, Inc.’s U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to LIBOR (or a replacement rate, if applicable) plus 100 basis points. Other than in connection with accelerated payments, in the event that Vacasa, Inc. fails to make a payment when due under the Tax Receivable Agreement, such failure is not considered to be a breach of a material obligation under the Tax Receivable Agreement if Vacasa, Inc. fails to make such payment when due to the extent that Vacasa, Inc. has insufficient funds to make such payment, provided that Vacasa, Inc. has used commercially reasonable efforts to obtain such funds. In such case, interest will accrue from the due date for such payment until the payment date at a rate of LIBOR (or a replacement rate, if applicable) plus 500 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of LIBOR (or a replacement rate, if applicable) plus 100 basis points if Vacasa, Inc. is unable to make such payment as a result of limitations imposed by certain senior obligations. Vacasa, Inc. has no present intention to defer payments under the Tax Receivable Agreement.
The Tax Receivable Agreement generally may be amended if approved in writing by Vacasa, Inc. and the TRA Holders who would be entitled to receive at least 50% of the total amount of the early termination payments payable to all TRA Holders under the Tax Receivable Agreement (assuming all equity interests in OpCo that have redemption rights are redeemed and exchanged for shares of Vacasa Class A Common Stock at the time and using the valuation assumptions described above). To the extent an amendment would disproportionately affect payments made to certain holders of rights under the Tax Receivable Agreement, such amendment would require the written consent such TRA Holders who would be entitled to receive at least 50% of the total amount of the early termination payments payable to all TRA Holders disproportionately affected (assuming all equity interests in OpCo that have redemption rights are redeemed and exchanged for shares of Vacasa Class A Common Stock at the time and using the valuation assumptions described above). Additionally, no provision under the Tax Receivable Agreement may be amended in such a manner that would disproportionately affect any TRA Holder without the consent of the Representative (as defined in the Tax Receivable Agreement), and no provision of the Tax Receivable Agreement may be amended in a manner that would disproportionately affect any Exchange TRA Party (as defined in the Tax Receivable Agreement) or Reorganization TRA Party (as defined in the Tax Receivable Agreement) as compared to other Exchange TRA Parties or Reorganization TRA Parties, respectively, without the consent of such affected party, as applicable.
Because Vacasa, Inc. is a holding company with no operations of its own, Vacasa, Inc.’s ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to Vacasa, Inc. in an amount sufficient to cover Vacasa, Inc.’s obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant credit agreements or debt instruments issued by OpCo or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that Vacasa, Inc. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will accrue interest until paid (as described above).
The foregoing description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Tax Receivable Agreement, a copy of which is attached hereto as Annex K and is incorporated herein by reference.
Background of the Business Combination
TPG Pace is a blank check company, incorporated as a Cayman Islands exempted company on January 4, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. TPG Pace leveraged its global network and the investing and operating experience of the TPG Pace management team, the TPG Pace Board and its affiliate, TPG, to conduct its search for a business combination. The terms of the Business Combination resulted from arm’s-length negotiations between the TPG Pace Board (including TPG Pace’s independent directors) and management team, the Sponsor and, at various times as further described below, Vacasa Holdings, Vacasa Holdings’ management team, and their respective advisors.
On April 13, 2021, TPG Pace completed the TPG Pace IPO of 28,500,000 TPG Pace Class A Shares at a price of $10.00 per share, including the issuance of 3,500,000 TPG Pace Class A Shares as a result of the underwriters’ partial exercise of their over-allotment option, raising gross proceeds of $285,000,000. TPG Pace did not offer any warrants in connection with the TPG Pace IPO. Also in connection with the TPG Pace IPO, TPG Pace entered into the Forward Purchase Agreements with the Sponsor and additional forward purchasers, pursuant to which the Sponsor (or its assignees thereunder) agreed to purchase an aggregate of 5,000,000 TPG Pace Class A Shares at a price of $10.00 per share for an aggregate purchase price of $50,000,000 and the additional forward purchasers agreed to purchase an aggregate of 10,000,000 TPG Pace Class A Shares at a price of $10.00 per share for an aggregate purchase price of $100,000,000.
Prior to the consummation of the TPG Pace IPO, neither TPG Pace, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with TPG Pace.

Promptly following the TPG Pace IPO, TPG Pace’s management and the TPG Pace Board commenced an active search for prospective opportunities to acquire businesses and assets in North America using TPG Pace’s and TPG’s network of affiliated private equity funds, investment bankers, private equity firms, consulting firms, legal and accounting firms, and numerous other business relationships. In evaluating potential businesses and assets to acquire, TPG Pace, together with the Sponsor and TPG, surveyed the landscape of potential acquisition opportunities based on their respective knowledge of, and familiarity with, the M&A marketplace. TPG Pace was focused on sponsoring the public listing of a company that combines attractive business fundamentals with, or with the potential for, a unique product or service that addresses a large consumer or business market with sustainable competitive difference through a business combination. In general, TPG Pace looked for acquisition targets that (i) are of a size relevant to the public marketplace, which Pace generally viewed as companies with an enterprise value of at least $700 million, (ii) were positioned, operationally and financially, to be successful as a publicly-held entity and (iii) it believed would benefit from being a publicly-held stock entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. TPG Pace also looked for those business combinations that it believed that, if entered into, would be received well by the public markets. In addition, TPG Pace anticipated two types of potential targets would be attractive for a business combination from its perspective: (i) mature, at scale companies that had already built a unique product or service that addressed a large consumer or business market that could benefit from growth capital or access to the public markets and (ii) companies in the technology, media or business services sectors where TPG Pace’s capital and shareholder leadership, extensive networks and strategic insights could help accelerate and significantly improve or enhance its strategic position and outcomes.
Representatives of TPG Pace, the Sponsor and TPG contacted, and were contacted by individuals and entities with respect to acquisition opportunities. As part of this process, TPG Pace management considered and conducted an analysis of five potential acquisition targets (other than Vacasa Holdings) in a wide variety of industry sectors (the “Other Potential Targets”).
The Other Potential Target businesses comprised: (i) a company in the technology and telecommunications industry (“Company A”), (ii) a company in the technology and product development space (“Company B”), (iii) a company in the social networking industry (“Company C”), (iv) a company in the digital manufacturing space (“Company D”), and (v) a company in the consumer subscriber space (“Company E”). As part of its acquisition strategy, TPG Pace generally did not pursue potential business combinations as part of widely competitive or wide auction processes, but instead focused on bilateral discussions with the key decision makers of each of the other potential targets regarding a potential business combination. Both TPG Pace management and the TPG Pace Board reviewed each of the Other Potential Targets and analyzed the benefits of proceeding with a transaction with each of the Other Potential Targets. TPG Pace did not enter into exclusivity discussions, nor did TPG Pace agree to terms, with any of the potential targets other than Vacasa Holdings, as described below.
Karl Peterson, Non-Executive Chairman and Director of TPG Pace, and Greg Mrva, an advisor of TPG Pace and former President of TPG Pace Tech Opportunities Corp., were familiar with Vacasa Holdings as a result of their personal investments in the equity in Turnkey, recently acquired by Vacasa Holdings, resulting in an ownership of Vacasa Holdings for Karl Peterson of 0.222% and Greg Mrva of 0.023%. Mr. Peterson is deeply familiar with the travel and accommodation industry given his experience at Hotwire, which he founded and successfully sold to Expedia, at Sabre Corp, where he is currently Chairman of the Board, and at Playa Hotels & Resorts, where he is currently member of the Board. Mr. Mrva was intimately familiar with Vacasa Holdings’ business given his 25 years of experience leading finance and operations teams for technology and marketplace businesses and leading investment banking teams advising global technology companies.
TPG Pace executed non-disclosure agreements and engaged in more detailed discussions directly with the senior executives and/or shareholders of Company C and Company E but decided not to proceed following the conclusion of its initial due diligence review of those companies. TPG Pace also entered into a non-disclosure agreement and attended a management meeting with Company A, and executed a non-disclosure agreement and received certain information from Company D, but decided not to proceed with those companies. TPG Pace examined Company B, but did not enter into any further discussions following initial review.

Beginning on April 9, 2021, following consummation of the TPG Pace IPO, Mr. Peterson and representatives of the Sponsor contacted potential acquisition targets, including the Other Potential Targets and Vacasa Holdings. At such time, Mr. Peterson approached Joe Osnoss, Managing Partner at Silver Lake (“Silver Lake”), regarding a potential business combination transaction between TPG Pace and Vacasa Holdings. On April 14, 2021, Vacasa Holdings entered into a non-disclosure agreement with TPG Pace to facilitate the sharing of information of Vacasa Holdings. On the same day, an introductory call was scheduled with senior members of Vacasa Holdings’ management team and representatives of TPG Pace to further discuss Vacasa Holdings, its business and the merits of a potential transaction.
On April 15, 2021, representatives of J.P. Morgan Securities LLC’s M&A Advisory Group (“J.P. Morgan”), financial advisor to Vacasa Holdings, sent TPG Pace a preliminary term sheet for a business combination transaction with Vacasa Holdings. The preliminary term sheet did not provide for a valuation of Vacasa Holdings, and outlined the proposed material terms of the Business Combination Agreement, including with respect to transaction structure, registration rights, the composition of an initial board of the combined company and entry into a stockholders agreement with respect to governance matters. The term sheet contemplated a mutual exclusivity period of 45 days.
On April 16, 2021, representatives of J.P. Morgan, representatives of TPG Pace (including Mr. Tamraz, President of TPG Pace, Mr. Mrva and representatives of the Sponsor) and members of Vacasa Holdings’ management team (including Matt Roberts, CEO of Vacasa Holdings, and Jamie Cohen, Chief Financial Officer of Vacasa Holdings) held an introductory meeting to discuss Vacasa Holdings’ business operations, growth initiatives and other financial topics. Mr. Mrva and members of the TPG Pace team subsequently had several conversations with Mr. Roberts and the Vacasa Holdings management team to learn more about the business and discuss the merits of a potential business combination between Vacasa Holdings and TPG Pace.
On April 17, 2021, Vacasa Holdings presented a detailed overview of its products and technology to representatives of TPG Pace, and TPG Pace also had a call with Ms. Cohen, in order to provide a comprehensive strategic and financial overview of Vacasa Holdings.
In April 2021, to facilitate its due diligence review, TPG Pace was granted access to an electronic data room established by Vacasa Holdings. The electronic data room was populated over the course of April 2021 and May 2021 with, among other things, documents relating to Vacasa Holdings’ organizational structure, governing documents of Vacasa Holdings and its subsidiaries, Vacasa Holdings’ historical financial statements and material contracts. The TPG Pace team conducted diligence on Vacasa Holdings’ business, including its financial outlook, product roadmap, technology platform, sales and marketing channels and growth initiatives. TPG Pace started working with the Vacasa Holdings management team to align on a business plan to share with public investors that accelerated the company’s market growth and investments in technology and marketing. During this time, the parties also discussed potential structures for the possible transaction.
In April 2021, TPG Pace engaged Weil Gotshal & Manges LLP (“Weil”) as its legal counsel in connection with a potential business combination with Vacasa Holdings, Maples Group (“Maples”) to serve as Cayman counsel with respect to a potential transaction and a financial accounting firm to assist with accounting and tax due diligence on Vacasa Holdings.
Representatives of Vacasa Holdings, TPG Pace, Weil and Vacasa Holdings’ legal counsel, Latham & Watkins LLP (“Latham”), discussed, in April 2021, transaction structuring considerations, including with respect to implementation of the Up-C structure, as well as the anticipated timing for execution of the relevant transaction documents and TPG Pace’s marketing of the potential PIPE Financing.
On April 20, 2021, TPG Pace held a call with Vacasa Holdings to discuss the impact of the COVID-19 pandemic on the business. TPG Pace also engaged in an evaluation of the forward bookings curves to assess the health and performance of the business as well as salesforce productivity and hiring plans during the projection period.
On April 23, 2021, TPG Pace sent a non-binding proposal to Vacasa Holdings. J.P. Morgan sent a preliminary term sheet to TPG Pace, which set out proposed terms with respect to the potential business combination.

On April 26, 2021, TPG Pace presented an overview of TPG Pace to the management team and representatives of major investors of Vacasa Holdings. TPG Pace also sent a revised term sheet to Vacasa Holdings. The revised term sheet contemplated a pre-money equity valuation of Vacasa Holdings of $5,633 million, for a fully-diluted post-money equity valuation of $6,117 million, subject to further diligence. The term sheet also contemplated that TPG Pace would seek to issue, in a private placement, $300 million of additional TPG Class A Shares
On April 27, 2021, TPG Pace held a call with Vacasa Holdings and J.P. Morgan to discuss the preparation of the financial model for the proposed business combination. During the week of April 30, 2021, TPG Pace and Vacasa Holdings continued their discussions and preparation of the financial model.
On April 28, 2021, J.P. Morgan sent a revised term sheet to TPG Pace which expanded upon the terms in the preliminary term sheet, including, among other changes, revising the valuation mechanics related to incentive equity and convertible loans, revising the closing conditions, providing that the forward purchase agreements that had been entered into between TPG Pace and certain third parties would be amended and restated in connection with the proposed business combination to reduce the conditionality of those agreements, adding a mechanism for addressing the possibility that certain PIPE investors might want to invest at a lower valuation and/or at less than $10.00 per share, expanding upon the terms of the lock-up, revising terms of the Tax Receivable Agreement and setting a cap on transaction expenses. The proposal reflected that the Existing VH Holders would be entitled to 85% of the tax benefits associated with the tax attributes covered by the Tax Receivable Agreement.
On April 29, 2021, TPG Pace held a call with Vacasa Holdings and J.P. Morgan to discuss the preparation of the financial model for the proposed business combination, including the impact of COVID-19 on Vacasa Holdings’ historical financial performance and business outlook.
On April 30, 2021 and May 3, 2021, TPG Pace engaged Dhiren Fonseca and Rob Greyber as operating consultants to assist in diligence of Vacasa Holdings business. Mr. Fonseca and Mr. Greyber did independent work on Vacasa’s technology, product and business development prospects.
Also on April 30, 2021, TPG Pace sent a revised term sheet to Vacasa Holdings which reflected certain open points related to the potential business combination, including, among other things, (i) that the Sponsor agreed it would not forfeit a portion of its equity interests, (ii) the manner in which the tax benefits that accrued to Vacasa Holdings equity holders would be calculated under the Tax Receivable Agreement, including that the parties to the Tax Receivable Agreement would receive payments in an amount equal to 85% of tax savings actually realized by the surviving corporation, (iii) that the board of directors of TPG Pace could change its recommendation to TPG Pace shareholders to vote in favor of the Business Combination between signing and Closing of the Business Combination, (iv) that and to what extent TPG Pace would not agree to a cap on its transaction expenses, (v) that the Business Combination would be conditioned on there being no material adverse change at Vacasa Holdings following signing, subject to customary exceptions, and (vi) that Company consent would be required for and to what extent equity holders would have their shares released early from the lock-up if certain share trading prices were met.
On May 3, 2021, TPG Pace received a revised term sheet reflecting Vacasa Holdings’ position on the open negotiation points, including, among other things, (i) that the Sponsor would agree to use reasonable best efforts to obtain redemption waivers and support agreements from the Forward Purchase Investors and PIPE Investors, (ii) the manner in which the tax benefits that accrued to Vacasa Holdings equity holders would be calculated under the Tax Receivable Agreement, including that the parties to the Tax Receivable Agreement would receive payments in an amount equal to 85% of tax savings deemed realized by the surviving corporation, (iii) that the board of directors of TPG Pace could not change its recommendation to TPG Pace shareholders to vote in favor of the Business Combination between signing and closing of the Business Combination, (iv) that TPG Pace would agree to a cap of $40 million on its transaction expenses, (v) that the Business Combination would not be conditioned on there being no material adverse change at Vacasa Holdings following signing, (vi) that the consent of Vacasa Holdings would not be required for equity holders to have their shares released early from the lock-up if certain share trading prices were met, and (vii) that the threshold of the share trading prices for the early release of the shares held by the Sponsor from the lock-up would be increased from $12.00 per share to $12.50 per share.

On May 4, 2021, TPG Pace sent a revised term sheet to Vacasa Holdings which accepted Vacasa Holdings' position on the open points, except for the following points. The revised term sheet reflected, among other things, TPG Pace’s position on the following open points related to the potential business combination, and which material terms were accepted by Vacasa Holdings on May 5, 2021: (i) that the board of directors of TPG Pace could change its recommendation to TPG Pace shareholders to vote in favor of the Business Combination between signing and closing of the Business Combination, (ii) the manner in which the tax benefits that accrued to Vacasa Holdings equity holders would be calculated under the Tax Receivable Agreement, including that the parties to the Tax Receivable Agreement would receive payments in an amount equal to 85% of tax savings actually realized by the surviving corporation, except in customary cases in which they were deemed realized, or as otherwise agreed by TPG Pace and Vacasa Holdings, (iii) that the cap on TPG Pace’s transaction expenses would be $45 million, and (iv) that the Business Combination would be conditioned on there being no material adverse change at Vacasa Holdings following signing, subject to customary exceptions.
Oral discussions between TPG Pace and Vacasa Holdings took place between April 30, 2021 and May 6, 2021, pursuant to which Vacasa Holdings proposed that the Sponsor should forfeit its shares of Newco Class A Common Stock issuable upon the conversion of Newco Class G Common Stock and Newco Class F Common Stock proportionally with redemptions by TPG Pace’s shareholders. TPG Pace rejected this proposal. This point was only revisited in mid-July 2021 in connection with the re-negotiation on valuation and decrease in share price for the PIPE Financing and the Forward Purchase Agreements from $10 per share to $9.50 as more fully discussed below, at which point Vacasa Holdings once again requested the forfeiture of the Sponsor promote proportionally with redemptions by TPG Pace’s shareholders. TPG Pace proposed instead the forfeiture of shares of Newco Class A Common Stock issuable upon the conversion of Newco Class G Common Stock and Newco Class F Common Stock only in the event that TPG Pace shareholders redeem in excess of 20% of the aggregate issued and outstanding ordinary shares of TPG Pace, which was accepted by Vacasa Holdings. Once this agreement was reached, the parties memorialized it in the form of Waiver Agreement described below.
On May 6, 2021, the TPG Pace Board held a meeting with representatives of TPG Pace in attendance to provide an update on the status of discussions with representatives of Vacasa Holdings regarding a potential business combination. During this meeting, TPG Pace management reviewed the current draft of the term sheet and preliminary diligence findings with the TPG Pace Board and expressed the belief that Vacasa Holdings was a more attractive acquisition opportunity than the Other Potential Targets. The TPG Pace Board, with Mr. Peterson recusing himself from the vote due to his equity interest in Vacasa Holdings of 0.222% and Kathleen Philips recusing herself from the vote due to a potential non-competition issue, approved the entering into of the term sheet and authorized TPG Pace management to continue legal and financial diligence on Vacasa Holdings and negotiate definitive transaction documents. Following advice from legal counsel, it was determined that Mr. Peterson, but not Ms. Philips, by reasons of his equity interest in Vacasa Holdings, had a conflict of interest in the Business Combination and should for this reason continue recusing himself from subsequent TPG Pace Board decisions in connection with the Business Combination.
Following the meeting of the TPG Pace Board, on May 6, 2021, TPG Pace and Vacasa Holdings executed and delivered the term sheet, which reflected the same terms as described above, including a mutual 45 day exclusivity period. Mr. Peterson’s and Mr. Mrva’s experience in travel and internet marketplace businesses, respectively, was the key reason for Vacasa’s Board to choose TPG Pace as preferred partner.
On May 17, 2021, TPG Pace and Weil held an initial legal due diligence call with Vacasa Holdings and its management and legal representatives and TPG Pace and the financial accounting firm held an initial financial due diligence call with J.P. Morgan, Silver Lake, Vacasa Holdings and its management and representatives.
On May 21, 2021 Latham provided initial drafts of the Business Combination Agreement to TPG Pace and Weil. On May 24 and on May 27, 2021, Weil delivered an initial draft of the form of Subscription Agreement and the Registration Rights Agreement to Vacasa Holdings and Latham.
From May 21, 2021 through July 24, 2021, representatives of TPG Pace, representatives of Vacasa Holdings, Weil, Latham and the financial accounting firm engaged in discussions and negotiations to complete due diligence and finalize the Business Combination Agreement and Related Agreements, including numerous discussions regarding Vacasa Holdings’ business and operations, tax matters and legal matters, among others. During the weeks leading up to the execution of the Business Combination Agreement, Latham and Weil exchanged several drafts of the Business Combination Agreement, as well as drafts of the Related Agreements, to resolve issues raised by TPG Pace or Vacasa Holdings, principally regarding representations and warranties of Vacasa Holdings, certain closing conditions and certain covenants among the parties regarding actions to be taken by the parties between execution of the Business Combination Agreement and Closing. The draft of the Business Combination Agreement changed as economic terms changed, but material terms did not vary. For more information about these agreements, see the section entitled “— The Business Combination Proposal — Related Agreements.” These discussions and negotiations included numerous telephone conversations between the parties’ executives and representatives.
During the course of the due diligence process TPG Pace became aware that Vacasa Holdings’ Q2 2021 results would be meaningfully above its financial forecasts and Q3 2021 booking pacings were strong. TPG Pace and Vacasa Holdings did not adjust the financial projections to reflect this better-than-expected performance, but included an update on the Q2 2021 expected results in the PIPE Marketing materials. TPG Pace’s update on Vacasa Holdings’ Q2 2021 expected results in the PIPE Marketing materials provided for $200 million in revenue, $106 million in gross profit and an adjusted EBITDA of negative $7 million, which expected results were outperformed by Vacasa Holdings’ actual results for Q2 2021 being $238 million in revenue, $119 million in gross profit and an adjusted EBITDA of positive $6 million.
On June 3, 2021, TPG Pace and Vacasa Holdings discussed extending exclusivity on a rolling basis of 5-day periods, which would be automatically renewed to the extent the parties were cooperating in good faith to consummate the transactions. Thereafter, on June 14, 2021, the parties entered into a letter agreement reflecting the aforementioned agreement to extend the exclusivity period.
Beginning in May 2021 and throughout July 2021, TPG Pace management and representatives of the Sponsor held intermittent conversations with potential investors in the PIPE Financing. In preparation for the PIPE Financing, TPG Pace management had discussions with a number of investment banks, including Deutsche Bank Securities Inc. (“Deutsche Bank”), J.P. Morgan Securities LLC’s Equity Capital Markets Group, Goldman Sachs & Co. LLC (“Goldman Sachs”) and TPG Capital BD, LLC (collectively, the “Capital Markets Advisors”), regarding serving as placement agents and capital markets advisors with respect to the PIPE Financing. Goldman Sachs, Deutsche Bank and J.P. Morgan Securities LLC’s Equity Capital Markets Group have received fees and expense reimbursements in connection therewith. In addition, Goldman Sachs, Deutsche Bank and J.P. Morgan Securities LLC were underwriters on the initial public offering of TPG Pace and will receive a fee upon consummation of the Business Combination in connection therewith.
In addition, Goldman Sachs, Deutsche Bank and J.P. Morgan Securities LLC (together with their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Goldman Sachs, Deutsche Bank and J.P. Morgan Securities LLC’s Equity Capital Markets Group and, in each case, their respective affiliates, have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE to TPG Pace and its affiliates, and have received customary compensation in connection therewith. In addition, Goldman Sachs, Deutsche Bank and J.P. Morgan Securities LLC’s Equity Capital Markets Group and, in each case, their respective affiliates, may provide investment banking and other commercial dealings to TPG Pace, Vacasa Holdings and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of their business activities, Goldman Sachs, Deutsche Bank and J.P. Morgan Securities LLC’s Equity Capital Markets Group and, in each case, their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of TPG Pace or Vacasa Holdings, or their respective affiliates. Goldman Sachs, Deutsche Bank and J.P. Morgan Securities LLC’s Equity Capital Markets Group and, in each case, their respective affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
On June 4, 2021, the TPG Pace Board held a meeting during which TPG Pace management updated the TPG Pace Board on the status of the PIPE Financing and conversations with potential investors. The TPG Pace Board (with Mr. Peterson recusing himself from the vote) appointed Kathleen Philips as lead independent director to be responsible for overseeing TPG Pace management, the negotiation of the terms of the Business Combination and finalization of long-form, definitive documentation for the Business Combination. In addition, the TPG Pace Board appointed Deutsche Bank as financial advisor to assist TPG Pace with the due diligence review of the business, operations and finances of Vacasa Holdings in connection with the Business Combination, and the Capital Markets Advisors as placement agents to assist TPG Pace with all aspects of the PIPE Financing. The Capital Markets Advisors executed a definitive engagement letter with TPG Pace on June 4, 2021.
On June 7, 2021, TPG Pace management and representatives of the Sponsor and the Capital Markets Advisors finalized the investor presentation for the potential PIPE Financing and, from such date, engaged in discussions with potential investors in the PIPE Financing.
During the PIPE marketing process in June, TPG Pace and Vacasa Holdings received feedback from potential investors that the proposed valuation of Vacasa Holdings was higher than the market would initially support and that PIPE investors required some compensation for investing in the illiquid PIPE security in addition to a bigger IPO discount. TPG Pace’s bankers and capital markets advisors indicated that the PIPE market had tightened and recommended revising price and terms to ensure the PIPE capital raise could be successfully completed. The feedback received from TPG Pace’s leading PIPE investors and Forward Purchase investors was that the investors believed a lower valuation was appropriate to improve the reception of the Vacasa Class A Common Stock on the public trading markets. Vacasa Holdings management and key stakeholders agreed to consider a lower initial valuation for Vacasa Holdings. As a result, on July 13, 2021, the parties held discussions regarding a change in valuation of Vacasa Holdings and agreed on an updated pre-money equity valuation of $3,963,000 (compared to the previous $5,633,000 pre-money equity valuation). As a result, on July 13, 2021, the parties held discussions regarding a change in valuation of Vacasa Holdings and agreed on an updated post-money enterprise valuation of $3,750 million, which in the view of the parties, appropriately reflected the market feedback received. In addition, to reflect concern related to the longer-than-expected illiquidity of PIPE investments in the market, the price at which shares of the Vacasa Class A Common Stock was to be offered in connection with the PIPE Financing and the Forward Purchase Agreements (other than the shares to be purchased by the Sponsor and Affiliates) was decreased from $10 per share to $9.50, to provide for a modest illiquidity discount for certain investors. To offset the price decrease, Sponsor agreed to forfeit certain shares of Vacasa Class F Common Stock as described elsewhere in this proxy statement/prospectus. Additionally, TPG Pace and Vacasa Holdings agreed to reduce the amount to be raised by the PIPE Financing to reflect a reduction in demand to sell units in Vacasa Holdings for cash from the Existing VH Holders at the revised valuation.
On July 16, 2021, Weil delivered drafts of the Amended and Restated Forward Purchase Agreements to Vacasa Holdings and Latham that reflected the revised purchase price for the shares of Vacasa Class A Common Stock.
Additionally, on July 17, 2021, Weil provided an initial draft of the Waiver Agreement to Vacasa Holdings and Latham. In negotiating the Waiver Agreement, the Sponsor sought to prevent any dilution to TPG Pace’s public shareholders, which would have resulted in TPG Pace’s public shareholders holding a smaller percentage interest in the voting power, liquidation value and aggregate book value of Vacasa, Inc. As a result, the Sponsor agreed to forfeit, for no consideration the number of shares of Class F common stock that would convert, pursuant to the terms of the proposed Certificate of Incorporation, into a number of shares of Surviving Corporation Class A Common Stock equal to the sum of (i) the number of shares of Surviving Corporation Class A Common Stock issued at a price per share of $9.50 minus (ii) the number of shares of Surviving Corporation Class A Common Stock that would have been issued under such Forward Purchase Agreements or Subscription Agreements at a price per share of $10.00. We estimate that the Sponsor will (x) waive approximately 2,543,860 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock, (y) forfeit 921,579 shares of Vacasa Class F Common Stock and (z) forfeit 167,137 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock under the Illustrative Redemption

Scenario and 1,284,274 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock under the Maximum Redemption Scenario.
On July 18, 2021 Latham provided an initial draft of the Stockholders’ Agreement to TPG Pace and Weil.
From May 21, 2021 through July 28, 2021, the parties and their representatives held calls and exchanged drafts of the transaction documents, including the form subscription agreement in connection with the PIPE Financing and the Amended and Restated Forward Purchase Agreement, in order to finalize the terms of the transaction documents.
On July 23, 2021, the TPG Pace Board held a meeting at which members of TPG Pace management and representatives of Deutsche Bank, Weil and Maples were in attendance. During this meeting, TPG Pace management updated the TPG Pace Board on the status of the Business Combination. Thereafter, legal counsel reviewed with the TPG Pace Board an overview of its fiduciary duties. Representatives of Deutsche Bank then provided the TPG Pace Board with an overview of Deutsche Bank’s financial analysis of Vacasa Holdings. During this meeting, the TPG Pace Board held discussions regarding the valuation of Vacasa Holdings. Representatives of Weil then reviewed with the TPG Pace Board the key terms of the Business Combination, including the Business Combination Agreement and the other draft definitive agreements. In addition, representatives of Weil provided the TPG Pace Board with an overview of the key findings of its legal due diligence review. Mr. Peterson was then excused from the meeting so that the TPG Pace Board could consider and deliberate in executive session. The TPG Pace Board (other than Mr. Peterson) authorized TPG Pace and its advisors to finalize the definitive transaction documents.
On July 27, 2021, the TPG Pace Board held a meeting at which members of the TPG Pace management and representatives of Weil were present. The TPG Pace Board concluded, after a thorough review of the materials provided and taking into account materials presented to the TPG Pace Board at prior meetings, the Other Potential Targets and certain other business combination opportunities reasonably available to TPG Pace, that the Business Combination represented the best potential business combination opportunity for TPG Pace based upon TPG Pace’s evaluation and assessment of other potential acquisition targets, including the Other Potential Targets, and the TPG Pace Board’s and TPG Pace management’s belief that such processes had not presented a better alternative. After thorough discussion and deliberation, the TPG Pace Board approved (with Mr. Peterson recusing himself from the vote) each of the transactions contemplated by the Business Combination Agreement, including the Domestication Merger, the PIPE Financing, each of the Related Agreements and any other ancillary documents necessary for the Business Combination. The TPG Pace Board approval was conditioned on, and was not effective until, Mr. Tamraz confirmed to the TPG Pace Board that TPG Pace had successfully obtained commitments for $200 million from the PIPE investors and forward purchasers.
On the evening of July 28, 2021, Vacasa Holdings and TPG Pace, and the other applicable parties, executed the Business Combination Agreement and certain other documentation related to the Business Combination, and TPG Pace, Vacasa, Inc. and the PIPE investors subscribing to purchase TPG Class A Common Stock in the PIPE Financing executed the Subscription Agreements and other documentation related to the PIPE Financing. Additionally, TPG Pace, Vacasa, Inc. and the forward purchasers executed the Amended and Restated Forward Purchase Agreements. Before the securities trading market opened on July 29, 2021, TPG Pace publicly announced the execution of the Business Combination Agreement and the Business Combination.
The TPG Pace Board’s Reasons for the Business Combination
The TPG Pace Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the TPG Pace Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision to approve the Business Combination Agreement and recommend its adoption by the TPG Pace shareholders. The TPG Pace Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the TPG Pace Board may have given different weight to different factors. The explanation of the reasons for the TPG Pace Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the TPG Pace Board reviewed the results of the due diligence conducted by TPG Pace’s management and advisors, which included:
•
meetings and calls with Vacasa Holdings’ management regarding Vacasa Holdings’ business model, operations and forecasts;

•
a legal due diligence review conducted by outside counsel, which included, among other things, a review of employment matters, material contracts, privacy and data management matters, intellectual property matters and other legal documents posted to a virtual data room, as well as conference calls with Vacasa Holdings and its attorneys and certain public record searches of Vacasa Holdings;

•
accounting and due diligence review conducted by our third party financial and tax advisors;

•
background checks on Vacasa Holdings’ executive management;

•
consultation with legal and financial advisors and industry experts; and

•
financial and valuation analysis of Vacasa Holdings in connection with the Business Combination.

In approving the Business Combination, the TPG Pace Board determined not to obtain a fairness opinion. The officers and directors of TPG Pace have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.
The factors considered by the TPG Pace Board included, but were not limited to, the following:
•
Market Opportunity and Vacasa Holdings’ Scale and Market Share.   The TPG Pace Board considered the opportunistic timing of entering into a transaction with Vacasa Holdings, which would allow TPG Pace to enter the vacation rental management market, in the North American, Mexico, Belize, and Costa Rica and in the future, European markets, on an accelerated timeline. The TPG Pace Board considered the shift from hotels to vacation rentals, and that Vacasa Holdings was poised to be a long-term beneficiary of this trend. The TPG Pace Board also considered that Vacasa Holdings is in the technology industry and can benefit from the extensive networks and insights TPG Pace and Sponsor have achieved.

•
Vacasa Holdings’ Asset-Light Business Model.   The TPG Pace Board considered Vacasa Holdings’ asset-light model, which is focused on providing a comprehensive vacation rental management service. The TPG Pace Board noted that Vacasa Holdings’ scaled end-to-end technology platform provides, among others, more than 30,000 exclusive listings in over 400 destinations throughout North America, Belize and Costa Rica, and 3 million nights sold a year.

•
Vacasa Holdings’ Financial Performance and Growth Rate.   The TPG Pace Board considered the recent successful business performance achieved by Vacasa Holdings and the company’s ability to execute during the pendency of the COVID-19 pandemic. The TPG Pace Board noted (a) the high growth driven by the large industry opportunity and strong demand for Vacasa Holdings’ products and services, (b) the potential for upfront investments in Vacasa Holdings’ platform to lead to additional operating leverage with scale and (c) that Vacasa Holdings’ market-level economics improve with density and tenure.

•
Vacasa Holdings’ Attractive Economics.   The TPG Pace Board considered the attractive economics of Vacasa Holdings including the fact that:

1.
Vacasa Holdings’ business provides ample value to homeowners.

a.
Vacasa Holdings enables a frictionless experience for homeowners.   Homeowners can hand their keys to Vacasa Holdings and Vacasa Holdings handles the rental operations process, including marketing, booking, pricing, customer service, and maintenance. Vacasa Holdings acts as the homeowner’s trusted partner during the entire rental process. Additionally, the homeowner mobile app and web portal provided by Vacasa Holdings facilitate a frictionless rental process; homeowners have access to booking, payment and performance details in a simple and intuitive interface, and personalized recommendations and revenue forecasts. Vacasa Holdings offers an omni-channel communication platform to maintain connectivity and ensure homeowners are fully supported.
b.
Homeowners make more money with Vacasa.   For homeowners using professional managers, making the shift to technology-driven Vacasa Holdings allows for superior income generation. After transitioning to Vacasa Holdings’ services, homeowners gain an average 20% in their rental income in the first year. Furthermore, the second year a home is listed with Vacasa Holdings, the home generates an additional increase of 10% in rental income due to Vacasa Holdings’ pricing optimization and machine learning algorithms. Vacasa Holdings offers a compelling value proposition to homeowners that self-manage their rental properties, as such homeowners earn more while spending less time managing their rental home than they would without Vacasa Holdings’ platform.

2.
Vacasa Holdings’ ability to invest in further growth at high returns on investment.   Vacasa Holdings has two well-developed scalable and flexible go-to-market capabilities to rapidly unlock and add supply in a disciplined manner.

a.
Individual approach.   Vacasa Holdings offers an individual approach by adding homes to its inventory on an owner-by-owner basis in existing markets. Vacasa Holdings evaluates all of individual unit additions through a Lifetime Value to Consumer Acquisition Cost (“LTV/CAC”) framework. Using this framework, Vacasa Holdings predicts the value of each unit, and determines the units it should pursue in order to manage the business towards an attractive LTV/CAC ratio. Vacasa Holdings targets an LTV/CAC ratio of 4 to 5 on an individual unit basis. Vacasa Holdings has already seen its LTV/CAC ratio increase from 3.9 in 2019 to an expected 4.3 in 2021 as it continues to scale its footprint in local markets. Vacasa Holdings has set as an objective an LTV/CAC ratio of over 5, as it continues to increase LTVs and margin through increasing revenue per unit, retention, market-level density and technology.

b.
Portfolio Approach.   Vacasa Holdings uses a portfolio approach to enter new markets and build density at a faster rate within existing markets. Vacasa Holdings can supply inventory on its platform in a highly economical way. The portfolio approach has a high internal rate of return of approximately 25% on the transaction of renting out the home, without accounting for the benefits of entering into new markets or adding immediate density, which improves contribution profit for all units in the market. Vacasa Holdings has employed the portfolio approach strategy nearly two hundred times since 2018, with around 9,000 units onboarded.

3.
Vacasa Holdings’ long-term margin visibility.   Vacasa Holdings has a proven track record of scaling market-level contribution with maturity. By increasing its supply and density, Vacasa Holdings will improve the efficiency of its local operations in three ways: (i) fixed cost leverage, (ii) increased hiring of employees rather than contractors, as employees cost approximately 20-30% less than contractors, and (iii) increased coverage and reduced idle time, as servicing a certain amount of homes in a smaller radius is more efficient than servicing the same amount of homes in a larger radius. Furthermore, additional supply and operational data will improve Vacasa Holdings’ automated local operations, including dispatching and routing. Investment in technology will also boost efficiencies while enabling value proposition and increased value capture. Vacasa Holdings’ data advantage will enable more efficient sales and marketing. Additionally, as it continues to grow, Vacasa Holdings has potential for significant margin expansion as a result of fixed general and administrative costs.

•
Vacasa Holdings Revenue Visibility.   The TPG Pace Board considered Vacasa Holdings’ high revenue visibility and management’s ability to provide reliable forecasting to Vacasa Holdings’ investors.

•
Vacasa Holdings Focus on Supply as a Core Differentiator.   The TPG Pace Board also considered Vacasa Holdings’ go-to-market strategy which is focused on creating supply by bringing homeowners on to their vertically integrated tech platform. Vacasa Holdings’ technology platform is focused on maximizing yield and income for homeowners, unlike its competitors in the vacation rental industry, which focus on generating demand rather than facilitating end-to-end property management. Vacasa Holdings’ focus on creating supply and optimizing revenue for homeowners makes it a vital player in the vacation rental industry.
•
TPG Pace’s Experience and Knowledge of Travel Industry.   The TPG Pace Board considered the fact that TPG Pace management has in depth knowledge of the travel industry, which assisted TPG Pace’s evaluation of Vacasa Holdings’ core business and facilitated TPG Pace in identifying opportunities and initiatives to accelerate Vacasa Holdings’ future growth and outlook for its business.

•
Vacasa Holdings Acquisition of TurnKey.   The TPG Pace Board also considered Vacasa Holdings’ strategic acquisition of TurnKey, the second largest vertically integrated end-to-end vacation rental manger in the United States, which increased the scale of Vacasa Holdings’ business, added complimentary technology, and expanded Vacasa Holdings’ highly talented management team.

•
Vacasa Holdings Sophisticated Revenue Management Abilities.   The TPG Pace Board noted Vacasa Holdings’ highly sophisticated and differentiated revenue management system, which uses algorithms and market signals to price nightly rates across multiple platforms. The revenue management system conducts iterative testing using machine learning and artificial intelligence and posts 12 million updates to listings across distribution partners in order to sell the greatest number of nights at the highest nightly rate.

•
Amount and type of consideration to be paid to Existing VH Holders.   The TPG Pace Board also considered the amount and type of consideration to be paid in the Business Combination, based on financial analyses prepared for the TPG Pace Board by Deutsche Bank and the desire by the TPG Pace Board to ensure that the combined company receives at least $300 million of Available Cash to invest in its growth objectives outlined in this proxy statement/prospectus after paying transaction expenses. Based on that the TPG Pace Board approved an equity value for Vacasa Holdings of $3,963,000,000, which was expected to be payable solely in shares of Vacasa Class A Common Stock valued at $10.00 per share. Pursuant to the Business Combination Agreement, the parties may elect for a portion of the consideration to be payable in cash, in an amount equal to the excess of the amount of cash available to us following the contemplated PIPE Financing and forward purchases, the payment of transaction expenses (including deferred underwriting commissions) and any share redemptions over $373,000,000, in which case the amount of equity consideration will be reduced accordingly. Vacasa Holdings is entitled to determine the amount of Vacasa Cash Consideration in its sole discretion and, as of the date of this proxy statement/prospectus, Vacasa Holdings expects to elect that the amount of Vacasa Cash Consideration will be $0.00.

•
Vacasa Holdings’ Proprietary Technology Platform.   The TPG Pace Board noted that Vacasa Holdings’ proprietary technology platform leverages AI interactions to identify and catalog potential vacation rentals, assess potential value to the Vacasa Holdings technology platform, and prioritize and pursue highest value properties using flexible strategy. The TPG Pace Board also noted that Vacasa Holdings’ proprietary technology platform is the only scaled end-to-end platform in vacation rentals and considered the competitive differentiation of Vacasa Holdings’ proprietary technology platform vs. other offline and online competitors.

•
Continued Ownership by Existing VH Holders.   The TPG Pace Board noted that the Vacasa Holdings management team in the view of the TPG Pace directors is ready to operate in the scrutiny of public markets, with strong management, corporate governance and a diverse and independent board prior to the Business Combination. The TPG Pace Board also considered that the Existing VH Holders would receive a significant amount of the outstanding and issued common stock of the combined company as its consideration and that the Existing VH Holders are “rolling over” their existing equity interests in connection with the Business Combination.

•
Public Reception.   The TPG Pace Board noted that Vacasa Holdings will likely be well received by public investors and is expected to have good access to the public capital markets.

•
Terms of the Business Combination Agreement.   The TPG Pace Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

•
Other Alternatives.   After a thorough review of other business combination opportunities reasonably available to TPG Pace, the TPG Pace Board believes that the proposed Business Combination represents the best potential business combination for TPG Pace and the most attractive opportunity for TPG Pace management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets. The TPG Pace Board also believes that such processes have not presented a better alternative.

•
Independent Director Role.   TPG Pace’s independent directors took an active role in guiding TPG Pace management as TPG Pace evaluated and negotiated the proposed terms of the Business Combination. Following an active and detailed evaluation, the TPG Pace Board’s independent directors unanimously approved, as members of the TPG Pace Board, the Business Combination Agreement and the Business Combination.

In addition, the TPG Pace Board determined that the Business Combination satisfies the investment criteria that the TPG Pace Board identified in connection with the TPG Pace IPO. For more information, see the subsection entitled “Business Combination Proposal — Background of the Business Combination.”
In the course of its deliberations, the TPG Pace Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:
•
Competitive & Geographic Expansion Risk.   The risk that Vacasa Holdings currently faces competition from a number of companies and expects to face significant competition in the future as it attempts to expand and replicate its success in North America, Mexico, Belize, Costa Rica, and European markets.

•
Benefits May Not Be Achieved Risk.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•
COVID-19 Risk.   The risks that Vacasa Holdings currently faces related to world health events, including the ongoing COVID-19 pandemic, which could have an adverse effect on its business and results of operations.

•
Public Company Risk.   The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•
Redemption Risk.   The risk that a significant number of TPG Pace’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to TPG Pace’s existing amended and restated memorandum and articles of association, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to the post-combination company to accelerate its business plan following the Closing.

•
Shareholder Vote Risk.   The risk that TPG Pace’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•
Risk of Concentrated Ownership.   The fact that the TPG Pace public shareholders will own less than 10% of the Vacasa, Inc. securities, and that limited number of Existing VH Holders will own in excess of 50% of the Vacasa, Inc. voting securities, following the Business Combination.

•
Litigation Risk.   The risk of the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Closing Conditions Risk.   The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TPG Pace’s control.

•
No Third-Party Valuation Risk.   The risk that TPG Pace did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•
Fees, Expenses and Time Risk.   The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

•
Diversion of Management.   The risk for the potential diversion of management and employee attention during the period prior to the Closing of the Business Combination, and the potential negative effects on Vacasa Holdings’ business.

•
Other Risks.   Various other risk factors associated with Vacasa Holdings’ business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the TPG Pace Board also considered that the officers and directors of TPG Pace may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of TPG Pace’s shareholders. TPG Pace’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the TPG Pace Board, the Business Combination Agreement and the Business Combination. As Karl Peterson, Non-Executive Chairman and Director of the TPG Pace Board, has potential personal interest in the Business Combination as a result of his personal investment of 0.222% of the equity of Vacasa Holdings, Mr. Peterson disclosed his interest and abstained from voting on the Business Combination Agreement and the Business Combination. As a result of the potential interest, on May 6, 2021, the TPG Pace Board delegated primary responsibility for the negotiation of definitive transaction documents and financial and legal diligence of Vacasa Holdings to Eduardo Tamraz, and on June 4, 2021, the TPG Pace Board appointed Kathleen Philips as lead independent director to be responsible for overseeing the negotiation of the terms of the Business Combination and finalization of long-form, definitive documentation to be entered into by TPG Pace in connection therewith. Additionally, to address the potential conflict, on June 4, 2021, TPG Pace also appointed Deutsche Bank Securities Inc. as financial advisor to assist it with the due diligence review of the business, operations and finances of Vacasa, Inc. and to advise on the negotiation of the terms of the Business Combination and the transaction documents. For more information, see the subsection entitled “— Interests of TPG Pace Insiders in the Business Combination.”
The TPG Pace Board concluded that the potential benefits that it expects TPG Pace and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the TPG Pace Board, based on its consideration of the specific factors listed above, with one director recusing himself from the vote, unanimously (a) determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement are in the best interest of TPG Pace’s shareholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the shareholders of TPG Pace approve each of the TPG Pace Proposals.
The above discussion of the material factors considered by the TPG Pace Board is not intended to be exhaustive but does set forth the principal factors considered by the TPG Pace Board.
Presentation by Deutsche Bank Securities Inc.
TPG Pace retained Deutsche Bank as TPG Pace’s financial advisor in connection with its consideration of the Business Combination with Vacasa Holdings. In this capacity, representatives of Deutsche Bank provided TPG Pace with financial advice and assistance, including performing financial analyses and assisting TPG Pace in evaluating the financial aspects of the transactions contemplated by the Business Combination Agreement. Although Deutsche Bank generally acted as financial advisor to TPG Pace, Deutsche Bank was not engaged or requested to provide, and it did not provide, to TPG Pace, Vacasa Holdings, the holders of any class of securities, creditors or other constituencies of TPG Pace or Vacasa Holdings, or any other person (i) any opinion as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Business Combination Agreement or the consideration payable thereunder, (ii) any other valuation of TPG Pace or Vacasa Holdings for the purpose of assessing the fairness of the consideration payable under the Business Combination to any such person or (iii) any advice as to the underlying decision by TPG Pace to engage in the transactions contemplated by the Business Combination Agreement, or as to any other matter. Because Deutsche Bank was not requested to, and did not, deliver a fairness opinion in connection with the transactions contemplated by the Business Combination Agreement, it did not convene a fairness committee for the purpose of rendering a fairness opinion, did not perform the financial analyses that it performed with a view towards those analyses supporting a fairness opinion and did not perform other financial analyses that it might have performed had it been requested by TPG Pace to render a fairness opinion. At various times during the course of Deutsche Bank’s engagement as financial advisor to TPG Pace, representatives of Deutsche Bank discussed with the management of TPG Pace various considerations with respect to the Business Combination with Vacasa Holdings, which discussions included, at the request of TPG Pace, a presentation by representatives of Deutsche Bank to TPG Pace’s management and the TPG Pace Board on July 23, 2021 (the “Deutsche Bank Presentation”). The analyses and information contained in the Deutsche Bank Presentation were included by Deutsche Bank based on requests from the management of TPG Pace, discussions between the management of TPG Pace and the representatives of Deutsche Bank regarding what analyses and information would be helpful to the management and the TPG Pace Board, and Deutsche Bank’s professional judgment and experience.
The Deutsche Bank Presentation was provided for the information and assistance of the management and the TPG Pace Board in connection with their consideration of the transactions contemplated by the Business Combination Agreement. The Deutsche Bank Presentation does not convey rights or remedies upon the holders of any class of securities, creditors or other constituencies of TPG Pace or Vacasa Holdings or any other person and should not be relied on as the basis for any other purpose or any investment decision.
The information in the Deutsche Bank Presentation is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such presentation. The Deutsche Bank Presentation does not constitute a recommendation to TPG Pace, Vacasa Holdings or any other entity with respect to the transactions contemplated by the Business Combination Agreement, or any other matter. The Deutsche Bank Presentation does not constitute, and is not intended to represent, any view or opinion as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Business Combination Agreement, or any aspect, term or implication of the consideration payable to TPG Pace, Vacasa Holdings stockholders or to any other person.
In connection with the Deutsche Bank Presentation, Deutsche Bank reviewed, among other things, certain publicly available business and financial information concerning TPG Pace and Vacasa Holdings, the Vacasa Holdings management projections (which are summarized in the section entitled “Certain Financial Projections Provided to the TPG Pace Board”) prepared by or at the direction of the management of TPG Pace, all as approved for Deutsche Bank’s use by TPG Pace.
Deutsche Bank also held discussions with certain members of the management of TPG Pace and Vacasa Holdings regarding their assessment of the strategic and financial rationale for, and the potential benefits of, the transactions contemplated by the Business Combination Agreement and the past and current business operations, financial condition, and future prospects of Vacasa Holdings and considered such other factors as Deutsche Bank deemed appropriate.
In preparing the Deutsche Bank Presentation and providing the analyses set forth in the Deutsche Bank Presentation, Deutsche Bank, with TPG Pace’s consent, relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy, completeness and reasonableness of all industry, financial, legal, regulatory, tax, accounting and other information that was publicly available or obtained from data suppliers and other third parties or was furnished to or discussed with Deutsche Bank by TPG Pace or otherwise reviewed by or for Deutsche Bank. No representation or warranty, express or implied, was made by Deutsche Bank in relation to the accuracy or completeness of the information presented in the Deutsche Bank Presentation or its suitability for any particular purpose. Deutsche Bank (i) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (ii) relied upon the assurances of the management of TPG Pace that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading. Deutsche Bank did not conduct and was not provided with any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of TPG Pace, Vacasa Holdings or any other company or business, nor did Deutsche Bank evaluate the potential effects of volatility in the credit, financial and stock markets on TPG Pace, Vacasa Holdings, or the Business Combination, the solvency of TPG Pace, Vacasa Holdings or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters or the ability of TPG Pace or Vacasa Holdings to pay their respective obligations when they come due. With respect to (i) the financial projections and any estimates or other forward-looking information provided by or discussed with TPG Pace or Vacasa Holdings, (a) Deutsche Bank was advised by the management of TPG Pace, and Deutsche Bank assumed, that such financial projections, estimates and other forward-looking information utilized in their analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of TPG Pace, or of Vacasa Holdings, as the case may be, as to the expected future performance of TPG Pace and Vacasa Holdings and (b) Deutsche Bank assumed that such financial projections, estimates and other forward-looking information had been reviewed by the management of TPG Pace, with the understanding that such information would be used and relied upon by Deutsche Bank in connection with the preparation of the Deutsche Bank Presentation and the performance of the analyses set forth therein, and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Deutsche Bank from public sources, data suppliers and other third parties, Deutsche Bank assumed that such information was reasonable and reliable. Deutsche Bank expressed no view as to any of the foregoing analyses, projections or forecasts or the assumptions on which they were based, and the management of TPG Pace confirmed that Deutsche Bank could rely upon such analyses, projections, assumptions and forecasts when preparing the Deutsche Bank Presentation and in rendering the analysis set forth therein. Deutsche Bank, with the consent of TPG Pace, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof; accordingly, Deutsche Bank relied on the assessments made by the management of TPG Pace and its advisors, with respect to such issues. The matters considered by Deutsche Bank in its financial analyses and reflected in the Deutsche Bank Presentation were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to Deutsche Bank as of the date of the Deutsche Bank Presentation. Many such conditions are beyond the control of TPG Pace, Vacasa Holdings and Deutsche Bank. Accordingly, the analyses included in the Deutsche Bank Presentation are inherently subject to uncertainty, and neither of Deutsche Bank nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the Deutsche Bank Presentation and that Deutsche Bank does not have any obligation to update, revise or reaffirm its financial analyses or the Deutsche Bank Presentation based on circumstances, developments or events occurring after the date of the Deutsche Bank Presentation. With respect to the financial analyses performed by Deutsche Bank as reflected in the Deutsche Bank Presentation: (a) such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses; (b) while none of the selected companies referred to below are directly comparable to Vacasa Holdings, the companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Vacasa Holdings; and (c) such financial analyses do not purport to be appraisals or to reflect the prices at which shares or other securities or financial instruments of or relating to Vacasa Common Stock may trade or otherwise be transferable at any time.
The Deutsche Bank Presentation should not be viewed as a recommendation with respect to any matter pertaining to the transactions contemplated by the Business Combination Agreement. The terms of the transactions contemplated by the Business Combination Agreement, including the consideration payable thereunder, were determined solely through negotiations between the parties to the Business Combination Agreement. The Deutsche Bank Presentation did not address the relative merits of the transactions contemplated by the Business Combination Agreement or any other transactions contemplated in connection with the transactions contemplated by the Business Combination Agreement compared to other business strategies or transactions that may have been considered by the management of TPG Pace.
The following is a summary of the material financial analyses contained in the Deutsche Bank Presentation. The following summary does not, however, purport to be a complete description of the financial analyses or data presented by Deutsche Bank, nor does the order of analyses represent relative importance or weight given to those analyses by Deutsche Bank.
The Deutsche Bank Presentation
The Deutsche Bank Presentation is a presentation that representatives of Deutsche Bank presented to the TPG Pace Board, at its request, that consisted of preliminary valuation analyses related to the acquisition of Vacasa Holdings, as described below.
Deutsche Bank reviewed and compared certain financial information for Vacasa Holdings to corresponding financial information, ratios and public market multiples for the following marketplaces and online travel companies (collectively referred to as the comparable companies):
Enterprise Value /
	Revenue		Gross Profit
	CY 2022E	CY 2023E	CY 2022E	CY 2023E
Marketplaces
Airbnb, Inc.	13.4x	10.9x	17.2x	13.7x
DoorDash, Inc.	12.2x	9.9x	22.5x	18.0x
Zillow Group, Inc.	3.7x	2.5x	11.2x	9.4x
Etsy, Inc.	10.1x	8.4x	13.6x	11.1x
Online Travel
Booking Holdings Inc.	6.1x	5.1x	6.3x	5.1x
Expedia Group, Inc.	2.8x	2.4x	3.4x	2.8x
Although none of the comparable companies is directly comparable to Vacasa Holdings, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Vacasa Holdings, based on Deutsche Bank’s familiarity with the marketplaces and online travel industries.
For each selected company, Deutsche Bank calculated the revenue and gross profit multiple of enterprise value for calendar year 2022E and 2023E based on financial data obtained from Wall Street Research and Factset estimates set forth in the table above.
Solely for reference purposes, Deutsche Bank also calculated and presented the revenue and gross profit multiple of enterprise value for calendar year 2022E at initial public offering for Airbnb and DoorDash based on financial data obtained from Wall Street Research. Airbnb revenue multiple of enterprise value was 6.9x and gross profit multiple of enterprise value was 8.8x. DoorDash revenue multiple of enterprise value was 7.7x and gross profit multiple of enterprise value was 14.1x.
Based on the results of the foregoing calculations and utilizing Deutsche Bank’s professional judgment and experience, Deutsche Bank applied a range of enterprise value to calendar year 2022E gross profit multiples of 13.0x to 17.0x to Vacasa Holdings’s estimated gross profit for calendar year 2022E as reflected in the Vacasa Holdings management projections, to derive a range of implied enterprise values for Vacasa Holdings ranging from approximately $6,786 million to $8,874 million.
Similarly, Deutsche Bank applied a range of enterprise value to calendar year 2023E gross profit multiples of 10.0x to 13.5x to Vacasa Holdings’s estimated gross profit for calendar year 2023E as reflected in the Vacasa Holdings management projections, to derive a range of implied enterprise values for Vacasa Holdings ranging from approximately $6,960 million to $9,396 million.
Based on the results of the foregoing calculations and utilizing Deutsche Bank’s professional judgment and experience, Deutsche Bank applied a range of enterprise value to calendar year 2022E revenue multiples of 8.0x to 9.0x to Vacasa Holdings’s estimated revenue for calendar year 2022E as reflected in the Vacasa Holdings management projections, to derive a range of implied enterprise values for Vacasa Holdings ranging from approximately $8,016 million to $9,018 million.

Similarly, Deutsche Bank applied a range of enterprise value to calendar year 2023E revenue multiples of 6.0x to 7.0x to Vacasa Holdings’s estimated revenue for calendar year 2023E as reflected in the Vacasa Holdings management projections, to derive a range of implied enterprise values for Vacasa Holdings ranging from approximately $7,800 million to $9,100 million.
Solely for reference purposes, Deutsche Bank also calculated and presented multiples of enterprise value to last twelve-month revenue, based on publicly disclosed transaction information, of selected precedent transactions set forth in the table below. None of the selected transactions is directly comparable to Vacasa Holdings, and the metrics were presented for reference purposes only.
Selected Transactions
Announcement Date	Target	Acquiror	Enterprise Value / Last Twelve-Month Revenue
7/21/2020	eBay Inc. (Classifieds Group)	Adevinta ASA	8.7x
7/6/2020	Postmates Inc.	Uber Technologies, Inc.	6.2x
5/23/2018	Fanduel, Inc.	Paddy Power Betfair Plc	10.2x
11/4/2015	Homeaway, Inc.	Expedia Group, Inc.	7.0x
7/24/2014	Viator, Inc.	TripAdvisor, Inc.	15.4x
6/13/2014	OpenTable, Inc.	The Priceline Group Inc.	12.5x
9/22/2003	Hotwire, Inc.	IAC/InteractiveCorp.	6.2x
Miscellaneous
TPG Pace selected Deutsche Bank as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Business Combination.
As described above, Deutsche Bank was not asked to, and did not, render any opinion as to the fairness of the transactions contemplated by the Business Combination Agreement. The Deutsche Bank Presentation was one of many factors taken into consideration by the management of TPG Pace and the TPG Pace Board in deciding to enter into the transactions contemplated by the Business Combination Agreement.
Deutsche Bank believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of these analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, any potential indications of valuation resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes. The order of analyses described does not represent the relative importance or weight given to those analyses by Deutsche Bank. In preparing the Deutsche Bank Presentation, Deutsche Bank did not attribute any particular weight to any analyses or factors considered and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the analysis set forth in the Deutsche Bank Presentation. Rather, Deutsche Bank considered the totality of the factors and analyses performed in preparing the Deutsche Bank Presentation.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Deutsche Bank are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Deutsche Bank’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. No company used in the aforementioned analyses as a comparison is directly comparable to Vacasa Holdings. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Vacasa Holdings.
Deutsche Bank did not recommend any specific consideration to the management of TPG Pace or that any specific amount constituted the only appropriate consideration for the transactions contemplated by the Business Combination Agreement.

In the two years prior to the date of this proxy statement/prospectus, TPG Pace entered into engagement letters with Deutsche Bank, pursuant to which Deutsche Bank agreed to provide TPG Pace with certain private placement, underwriting, financial and capital markets advisory, and investment banking services, in connection with the TPG Pace IPO, forward purchases, PIPE Financing, and the Business Combination, and TPG Pace agreed to pay Deutsche Bank a cash fee of up to approximately $12.6 million for its services, contingent upon the closing of the Business Combination, except for the fees paid in connection with the TPG Pace IPO in the aggregate amount of approximately $1.9 million. Deutsche Bank has also provided services over the past two years to other special purpose investment vehicles of TPG's investment funds for aggregate fees of up to approximately $28.7 million. Under the engagement letters, TPG Pace agreed to reimburse Deutsche Bank for its reasonable fees and expenses and agreed to indemnify Deutsche Bank and its affiliates, their respective control persons, directors, officers, employees and agents against certain liabilities and expenses.
Certain Financial Projections Provided to the TPG Pace Board
In April 2021, Vacasa Holdings’ management provided TPG Pace with financial data for the years ended December 31, 2019 and December 31, 2020 and internally prepared projections for the fiscal years ending December 31, 2021, 2022 and 2023, which assumed limited investments in growth initiatives, resulting in projected Adjusted EBITDA of break-even in 2022. These projections also did not take into account the strong forward bookings experienced by Vacasa Holdings in the second and third quarters of 2021, assumed no additional capital injected into its business, and therefore made no assumptions for additional investments in particular portfolio acquisitions that could be funded with proceeds from the Business Combination.
After consulting with TPG Pace, the management of both companies agreed to present an updated financial plan to reflect the positive performance realized by Vacasa Holdings in the first quarter of 2021. In addition, Vacasa Holdings identified a number of initiatives that could be accelerated given the access to additional capital, and TPG Pace’s management agreed to the acceleration of many of those initiatives after numerous discussions with Vacasa Holdings’ management. In order to further the strategic goals of the business combination and the long-term value of Vacasa Holdings, the combined company would increase investments in home acquisition through direct salesforce and portfolio acquisitions, expansion and continued innovation of its service portfolio and scaling operations by making additional hires. While this would delay the expected timing of achievement of break-even EBITDA, the management teams agreed that the strategy would be in the best interest of the combined company to maximize long-term growth, and is expected to provide a favorable return on capital with respect to the approximately $485 million in cash proceeds that is expected to be provided to the combined company upon the consummation of the proposed Business Combination, assuming no redemptions by TPG Pace shareholders.
Any outperformance to the financial projections would accelerate Vacasa Holdings’ time to break-even EBITDA, allow for even greater investment for growth, or both. TPG Pace updated the TPG Board regarding the significant outperformance expected for Q2 2021 and above projected pacings for Q3 2021.
Based on the foregoing, Vacasa Holdings and TPG Pace prepared the projections for the fiscal years ending December 31, 2021, 2022 and 2023 described below (the “projections”) and TPG Pace management presented these projections to the TPG Pace Board in connection with its evaluation of the Business Combination. TPG Pace and Vacasa Holdings do not as a matter of course make public projections as to future sales, earnings, or other results. The projections presented to the TPG Pace Board present the projected gross booking value, total revenue, Adjusted Gross Profit, Adjusted Operations and Support, Adjusted Technology and Development, Adjusted Sales and Marketing, Adjusted General and Administrative, Adjusted EBITDA (loss) and Adjusted EBITDA Margin of Vacasa for 2021 through 2023. The projections were not prepared with a view towards public disclosure, a public offering, or complying with the guidelines established by the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board with respect to prospective financial information.
These projections were prepared solely for use by the TPG Pace Board in evaluating the Business Combination and internal use, and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, or other equityholders. The projections are not fact and should not be relied upon as necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on prospective financial information.
The projections reflect numerous assumptions, including assumptions with respect to general business, economic, and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Vacasa Holdings’ control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Specifically, the projections assume, upon Closing of the Business Combination, an implementation of an investment strategy to grow the combined company through increased spending in several areas. Sales and marketing expense is projected to increase in each of the next three years, and 258% overall between 2020 and 2023. This was assumed as management intends to accelerate the acquisition of vacation rental units through new salesforce additions, increased performance marketing as well as brand building opportunities, as well as due to the expected impact of the acquisition of Turnkey, which was completed in April 2021. Technology and product costs are projected to increase by 256% from 2020 to the end of 2023, as Vacasa Holdings focuses on improving its Vacation Rental Management System to improve homeowners and guests experience and make home care staff more efficient. Furthermore, Vacasa Holdings is expected to spend at least $100 million per year in 2021, 2022, and 2023 on acquiring portfolios of vacation rental units through portfolio acquisitions. These expenditures were all expected to drive unit growth and revenue growth over the same period, each projected to increase 176% and 164% from 2020 to the end of 2023. General and administrative expenses are also expected to increase as the combined company comes to scale and increases its headcount and operations and adds additional expenses related to public company costs. The projections should be read in conjunction with the accounting policies included in the historical audited consolidated financial statements of Vacasa Holdings included in this proxy statement/prospectus.
The financial projections are forward-looking statements that are based on growth and other assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Vacasa’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Vacasa Holdings, TPG Pace or any of their representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.
Vacasa Holdings has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to TPG Pace. Neither Vacasa nor TPG Pace’s management nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Vacasa Holdings compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Vacasa Holdings will not refer back to these projections in its future periodic reports filed under the Exchange Act.
The projections have been prepared by, and are the responsibility of, Vacasa Holdings’ management and TPG Pace. KPMG LLP, Vacasa Holdings’ auditor, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report included in proxy statement/prospectus relates to Vacasa Holdings’ previously issued financial statements. It does not extend to the projections and should not be read to do so.

The key elements of the projections internally prepared by Vacasa Holdings and TPG Pace management are summarized below ($ in millions):
	2021	2022	2023
Gross Booking Value (GBV)	$1,588	$2,028	$2,645
Revenue	$757	$1,002	$1,300
Year-over-Year Revenue Growth	54%	32%	30%
Adjusted Cost of Revenue	$383	$480	$604
Adjusted Gross Profit	$374	$522	$696
Adjusted Operations and Support	$165	$209	$250
Adjusted Technology and Development	$39	$55	$89
Adjusted Sales and Marketing	$158	$232	$279
Adjusted General and Administrative	$62	$68	$78
Adjusted EBITDA	$(49)	$(42)	$0
Adjusted EBITDA Margin	(7)%	(4)%	0%
Vacasa Holdings defines Adjusted Cost of Revenue as cost of revenue excluding restructuring costs. Vacasa Holdings defines Adjusted Gross Profit as revenue less cost of revenue excluding restructuring costs. Vacasa Holdings defines Adjusted Operations and Support, Adjusted Technology and Development, Adjusted Sales and Marketing and Adjusted General and Administrative as the relevant U.S. GAAP cost measure excluding, in each case, the following costs allocated to such GAAP cost measures: (1) equity-based compensation costs; (2) one-time costs related to strategic business combinations; and (3) restructuring costs. Vacasa Holdings defines Adjusted EBITDA as net loss excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity-based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period.
Vacasa Holdings believes these non-GAAP measures are useful for analysts and investors as these measures allow a more meaningful comparison between its performance and that of its competitors. The above items are excluded Vacasa Holdings’ GAAP measures because these items are non-cash in nature or the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of its core business operations and renders comparisons with prior periods and competitors less meaningful. TPG Pace believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. Other companies may calculate non-GAAP measures differently, and therefore the non-GAAP measures included in the projections above may not be directly comparable to similarly titled measures of other companies.
Due to the forward-looking nature of these projections, reconciling such projections to U.S. GAAP measures is not practicable. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled measures used by other companies.
Satisfaction of 80% Test
It is a requirement under the Existing Governing Documents that any business acquired by TPG Pace have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Vacasa Holdings generally used to approve the transaction, the TPG Pace Board determined that this requirement was met. The TPG Pace Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of TPG Pace and its shareholders and appropriately reflected Vacasa Holdings’ value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Vacasa Holdings’ historical growth rate and its potential for future growth in revenue and profits. The TPG Pace Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Vacasa Holdings met this requirement.
Interests of TPG Pace Insiders in the Business Combination
In considering the recommendation of the TPG Pace Board to vote in favor of the Business Combination, TPG Pace shareholders should be aware that aside from their interests as shareholders, the TPG Pace Insiders have interests in the Business Combination that are different from, or in addition to, those of other TPG Pace shareholders generally. With one director recusing himself, the TPG Pace Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to TPG Pace shareholders that they approve the Business Combination. TPG Pace shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•
the fact that the TPG Pace Insiders have agreed not to redeem any TPG Pace ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination , which, if unrestricted and freely tradable, would be valued at approximately $96,045,000, resulting in a theoretical gain of $96,020,000, not taking into account any TPG Pace Founder Shares that were or will be forfeited, but given the restrictions on such shares, TPG Pace believes such shares have less value. If the Business Combination is not consummated, TPG Pace Sponsor will lose the theoretical gain of $96,020,000, not taking into account any TPG Pace Founder Shares that were or will be forfeited, based upon the closing price of $10.11 per public share on the NYSE on November 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•
the fact that the TPG Pace Insiders1 have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any TPG Pace Founder Shares and Private Placement Shares held by them if TPG Pace fails to complete an initial business combination by April 13, 2023, resulting in a loss of approximately $7,700,000;

•
the fact that as of November 5, 2021, the TPG Pace Independent Directors own 160,000 TPG Pace Ordinary Shares in the aggregate. Such shares would have had an aggregate market value of $1,617,600 based upon the closing price of $10.11 per public share on the NYSE on November 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•
the fact that, as of November 5, 2021, TPG Pace’s officers and directors, other than TPG Pace Independent Directors, collectively own, directly or indirectly, approximately one-third (1/3) of the interests in the Sponsor with respect to the TPG Pace Founder Shares;

•
the continued indemnification of TPG Pace existing directors and officers under the Proposed Governing Documents and the continuation of TPG Pace’s directors’ and officers’ liability insurance after the Business Combination;

•
the appointment of TPG Capital BD, an affiliate of our Sponsor and TPG Pace (and for which Julie Hong Clayton, one of TPG Pace’s existing directors, acts as a FINRA-registered representative), as a “Capital Markets Advisor” to TPG Pace in connection with the Business Combination, for which TPG Capital BD expects to receive up to $4.8 million in fees upon the consummation of the Business Combination;

•
the fact that Karl Peterson, Non-Executive Chairman and Director of TPG Pace, and Greg Mrva, an advisor of TPG Pace and former President of TPG Pace Tech Opportunities Corp., were familiar with Vacasa Holdings as a result of their personal investments in the equity in Turnkey, recently acquired by Vacasa Holdings, resulting in an ownership of Vacasa Holdings for Mr. Peterson of 0.222% and Mr. Mrva of 0.023%. Upon consummation of the Business Combination Mr. Peterson and Mr. Mrva will own 900,527 and 94,309 shares of Vacasa Common Stock, respectively, due to their existing ownership interest in Vacasa Holdings, representing $9,005,270 and $943,090, respectively, based upon the value ascribed by the parties to the Vacasa Common Stock for purposes of the transaction, of $10.00 per share;
•
the fact that Karl Peterson, Non-Executive Chairman and Director of the TPG Pace Board, has potential personal interest in the Business Combination as a result of his personal investment of 0.222% of the equity of Vacasa Holdings, and as a result, Mr. Peterson abstained from voting on the Business Combination Agreement and the Business Combination;

•
the fact that our Sponsor will lose its investment of approximately $7.7 million in TPG Pace and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by April 13, 2023. Prior to the TPG Pace IPO, the Sponsor purchased 20,000,000 TPG Pace Founder Shares, for an aggregate purchase price of $25,000, or approximately $0.001 per share (which were subsequently recapitalized into 2,777,778 TPG Pace Class F Shares and 5,555,556 TPG Pace Class G Shares). On April 6, 2021, the Sponsor transferred 40,000 TPG Pace Class F Shares to each of the TPG Pace Independent Directors at a purchase price of approximately $0.009 per share. Upon the consummation of the TPG Pace IPO, in connection with the underwriters’ partial exercise of its over-allotment option, TPG Pace effected a stock dividend of approximately 0.14 TPG Pace Class F Shares for each TPG Pace Class F Share, and 0.14 TPG Pace Class G Share for each TPG Pace Class G Share, such that after the underwriters’ partial exercise of its over-allotment option, the ratio of TPG Pace Founder Shares to the sum of TPG Pace Founder Shares and Public Shares remained at approximately 25%. In connection with the TPG Pace IPO, the Sponsor purchased an additional 770,000 Private Placement Shares, and a portion of the proceeds were placed in the Trust Account. As of June 30, 2021, the Sponsor held 3,166,667 Class F ordinary shares and 6,333,333 Class G ordinary shares. The 770,000 TPG Pace Class A Shares expected to be owned by our Sponsor and its affiliates would have had an aggregate market value of $7,784,700 based upon the closing price of $10.11 per public share on the NYSE on November 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Upon the completion of the Business Combination, our Sponsor and its affiliates are expected to own 16,053,949 shares of Vacasa Class A Common Stock, or 3.42% of the outstanding Vacasa Class A Common Stock, assuming no redemptions of TPG Pace Class A Shares by TPG Pace’s public shareholders and including the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock, representing $160,539,490 based upon the subscription price of $10.00 per share;

•
the fact that in the event that the Business Combination, or another business combination, is not completed by April 13, 2023, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund redemptions of TPG Pace Class A Shares by TPG Pace shareholders (subject to the requirements of applicable law) and the TPG Pace Founder Shares and the Private Placement Shares will be worthless;

•
the fact that if the Trust Account is liquidated, including in the event TPG Pace is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify TPG Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which TPG Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TPG Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to TPG Pace shareholders rather than liquidate; and

•
the terms and provisions of the Related Agreements as set forth in detail under “The Business Combination Agreement and Related Agreements.”

These interests may influence the TPG Pace Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vacasa, Inc. has been treated as the “acquired” company for financial reporting purposes, with Vacasa Holdings considered to be the accounting acquirer. This determination was primarily based on the Existing VH Holders comprising a relative majority of the voting power of the combined company, Vacasa Holdings’ operations prior to the acquisition comprising the only ongoing operations of Vacasa, Inc., and Vacasa Holdings’ senior management comprising a majority of the senior management of Vacasa, Inc. Accordingly, although Vacasa, Inc. will be the legal parent company, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Vacasa Holdings, with the Business Combination being treated as the equivalent of Vacasa Holdings issuing stock for the net assets of Vacasa, Inc. accompanied by a recapitalization. The net assets of Vacasa Holdings will be stated at historical costs, with no goodwill or other intangible assets recorded.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Business Combination Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that TPG Pace’s entry into the Business Combination Agreement, dated July 28, 2021, and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.
Recommendation of the TPG Pace Board
THE TPG PACE BOARD RECOMMENDS THAT THE TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION MERGER PROPOSAL
Overview
The Domestication Merger — to consider and vote upon a proposal to approve by special resolution, the Plan of Merger and Domestication Merger, with Vacasa, Inc. surviving the Domestication Merger.
Vote Required for Approval
The approval of the Domestication Merger Proposal requires a special resolution, being the affirmative vote of two-thirds of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Domestication Merger Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Plan of Merger (attached to this proxy statement/prospectus as Annex M) be authorized, approved and confirmed in all respects and that, the merger of TPG Pace with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger, one (1) business day prior to the Closing be authorized, approved and confirmed in all respects.”
Recommendation of the TPG PACE Board
THE BOARD OF DIRECTORS RECOMMENDS THAT TPG PACE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION MERGER PROPOSAL.

GOVERNANCE PROPOSALS
TPG Pace’s shareholders are also being asked to vote on separate proposals with respect to certain governance provisions in the Proposed Certificate of Incorporation, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. In the judgment of the TPG Pace Board, these provisions are necessary to adequately address the needs of Vacasa, Inc. following the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, TPG Pace, Vacasa, Inc. and Vacasa Holdings intend that the Proposed Certificate of Incorporation, in the form set forth on Annex B, will take effect at the consummation of the Merger.
Proposal No. 3A: Change the Authorized Capital Stock
Description of Provision
The provision is intended to authorize the change, following the consummation of the Domestication Merger, in the authorized capital stock of TPG Pace from (i) 500,000,000 TPG Pace Class A Shares, (i) 30,000,000 TPG Pace Class F Shares, (iii) 30,000,000 TPG Pace Class G Shares and (iv) 5,000,000 TPG Pace preferred shares to 1,590,000,000 shares, consisting of: (a) 1,000,000,000 shares of Vacasa Class A Common Stock, (b) 500,000,000 shares of Vacasa Class B Common Stock, (c) 30,000,000 shares of Vacasa Class F Common Stock, (d) 30,000,000 shares of Vacasa Class G Common Stock, and (e) 30,000,000 preferred shares of Vacasa, Inc. (“Vacasa Preferred Stock”).
Reasons for Change
The principal purpose of this proposal is to provide for an authorized capital structure of Vacasa, Inc. that will enable it to continue as a company governed by the DGCL. The TPG Pace Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Proposal No. 3B: Election Not to Be Governed by Section 203 of the DGCL
Description of Provision
This provision would cause Vacasa, Inc. to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, but excludes certain parties, including any person that holds equity interests in Vacasa Holdings immediately prior to the Closing and its direct or indirect transferees or any of their affiliates or successors, from the definition of “interested stockholder,” and to make certain related changes.
Reasons for Change
Vacasa, Inc. will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board and at least 66 2∕3 % of the disinterested outstanding voting stock of the corporation approves the transaction.
The DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. The TPG Pace Board has elected to opt out of Section 203, but the TPG Pace Board believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with Vacasa, Inc.’s board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Vacasa, Inc. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board. The TPG Pace Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders, but will help to prevent a third party from acquiring “creeping control” of Vacasa, Inc. without paying a fair premium to all stockholders. Thus, the TPG Pace Board has determined that the provisions included in Article 9 (DCGL Section 203 and Business Combinations), as amended, are in the best interests of Vacasa, Inc. and its stockholders.
The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that certain excluded parties will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The TPG Pace Board has determined to exclude Existing VH Holders and their affiliates and transferees from the definition of “interested stockholder” because such holders will hold voting power in excess of the applicable 15% threshold immediately following the consummation of the Business Combination.
Proposal 3C: Selection of the Court of Chancery of the State of Delaware as Exclusive Forum
Description of Provision
The Proposed Certificate of Incorporation provides that unless Vacasa, Inc. consents in writing to the selection of an alternative forum, (x) the Court of Chancery (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Vacasa, Inc., (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Vacasa, Inc. to Vacasa, Inc. or Vacasa, Inc.’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Governing Documents or as to which the DGCL confers jurisdiction on the Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine, where the Court of Chancery has personal jurisdiction over the indispensable parties named as defendants; and (y) the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This proposal provides that any person who acquires an interest in the capital stock of Vacasa, Inc. will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court. Article XV of the Proposed Certificate of Incorporation would not apply to claims brought against Vacasa, Inc. except for those enumerated in such Article and, potentially, certain other related claims.
Reasons for Change
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Vacasa, Inc. in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. For these reasons, the TPG Pace Board believes that providing for the Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of Vacasa, Inc. and its stockholders.
Proposal 3D: Corporate Opportunities
Description of Provision
The Proposed Certificate of Incorporation provides that each stockholder or director of Vacasa, Inc. or any of its subsidiaries (other than a director that is also an officer of Vacasa, Inc. or any of its subsidiaries

(each, an “Exempted Person”) (i) have no duty not to, directly or indirectly, engage in the same or similar business activities or lines of business as Vacasa, Inc. or any of its subsidiaries and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction that may be a corporate opportunity for Vacasa, Inc., Vacasa, Inc. renounces any interest therein and such Exempted Person will not have any duty to communicate or present such corporate opportunity to Vacasa, Inc. or any of its subsidiaries, and will not be liable to Vacasa, Inc. or its affiliates or stockholders for breach of any duty by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires the opportunity for itself or does not present such opportunity to Vacasa, Inc.
Reasons for Change
The change is intended to provide that certain transactions are not “corporate opportunities” and that each Exempted Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as company or any of its subsidiaries. Section 50 of TPG Pace’s Existing Governing Documents provided that the doctrine of corporate opportunity would not apply to TPG Pace or any of its officers or directors. The TPG Pace Board believes that this change is appropriate because Vacasa, Inc. stockholders should not be restricted from investing in or operating similar businesses because such stockholders would be unwilling or unable to enter into the Business Combination without such assurances due to their activities as investors in a wide range of companies.
Proposal No. 3E: Removal of Directors for Cause; Filling Vacancies
Description of Provision
The Proposed Certificate of Incorporation provides that (except with respect to directors that are elected by holders of any series of Vacasa Preferred Stock), (i) until the Sunset Date, any director or the entire Vacasa Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class and (ii) from and after the Sunset Date, any director or the entire Vacasa Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class.
The Proposed Certificate of Incorporation further provides that, subject to the rights of holders of Preferred Stock and the terms of the Stockholders’ Agreement, newly created directorships or vacancies on the Vacasa Board (i) from and after the Sunset Date, by the affirmative vote of the remaining directors then in office, even if less than a quorum of the Vacasa Board and (ii) until the Sunset Date, only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class.
Reasons for the Change
Allowing (i) directors to only be removed for cause and (ii) filling vacancies by the vote of the remaining directors, in each case, following the Sunset Date, is, in the opinion of the TPG Pace Board, desirable to enhance continuity and stability of the Vacasa Board. The requirement is also appropriate to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the TPG Pace Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Vacasa Common Stock following the Business Combination.
Proposal No. 3F: Removal of Ability to Act by Written Consent
Description of Provision
As a blank check company formed under Cayman Islands law in order to effect a business combination with one or more entities, the Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution. Under Delaware law, stockholder action may be taken by written consent in lieu of a meeting unless the existing charter expressly prohibits action by consent. The Proposed Certificate of Incorporation provides that, subject to the Stockholders’ Agreement, until the Sunset Date, Vacasa, Inc. stockholders may act by written consent. Following the Sunset Date, Vacasa, Inc. stockholders may not take action by written consent.
Reasons for the Change
The provision is intended to provide for greater transparency once the Existing VH Holders (other than the Blockers) and the Blocker Holders no longer beneficially own at least 40% of the voting power of Vacasa, Inc. Where stockholders are not permitted to act by written consent, any matter that a company or our stockholders wish to present for a stockholder vote must be noticed in advance and presented at a meeting of stockholders. This transparency and fairness allows all stockholders to consider, discuss and vote on pending stockholder actions.
Proposal No. 3G: Vote Required to Amend Certain Provisions of Proposed Certificate of Incorporation
Description of Provision
This provision provides that following the Sunset Date, the sections of the Proposed Certificate of Incorporation with respect to the Vacasa Board of Directors (Article 7), Meetings of Stockholders (Article 8) DGCL 203 and Business Combinations (Article 9), Corporate Opportunities (Article 10), Indemnification (Article 12), Adoption, Amendment or Repeal of Proposed Bylaws (Article 13), Adoption, Amendment or Repeal of Proposed Certificate of Incorporation (Article 14) and Forum for Adjudication of Disputes (Article 15), can only be amended if such proposed amendment is approved by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class at a meeting of the stockholders called for that purpose. Prior to the Sunset Date, such provisions may be amended by the affirmative vote of the holders of fifty percent (50%) or more of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose, or by consent in writing.
Reasons for the Change
This provision is intended to protect key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Vote Required
The approval of the Governance Proposals requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Governance Proposals.
As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on TPG Pace, Vacasa, Inc. or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, TPG Pace and Vacasa, Inc. intend that the Proposed Certificate of Incorporation, in the form set forth on Annex B, and containing the provisions noted above, will take effect at consummation of the Merger.
Resolution
The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution and a non-binding advisory vote that the governance provisions referred to in the Governance Proposals set forth in the proxy statement/prospectus be included in the Proposed Certificate of Incorporation (a copy of which is attached to the proxy/prospectus as Annex B).”
Recommendation of the TPG Pace Board
THE TPG PACE BOARD RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSALS.

STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, (a) the issuance of more than 20% of Vacasa Class A Common Stock in the Business Combination to the owners of the Blockers pursuant to the Blocker Mergers, to the investors in the PIPE Financing and investors party to the forward purchases and (b) the issuance of shares of Vacasa Class A Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listing Company Manual) in connection with the forward purchases.
Reasons for the Approval of the Stock Issuance Proposal
Under Section 312.03 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock or securities convertible into or exercisable for common stock. Vacasa, Inc. will issue shares representing 20% or more of the number of outstanding shares of Vacasa Class A Common Stock prior to such issuance, or 20% or more of its voting power prior to the issuance, in the Business Combination to the owners of the Blockers pursuant to the Blocker Mergers, to the investors in the PIPE Financing and to the investors party to the forward purchases.
Additionally, under Section 312.03 of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of shares if such issuance is to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) and the number of shares of common stock to be issued exceeds one percent of the number of shares of common stock outstanding before the issuance. In connection with the forward purchases, Vacasa, Inc. will issue 2,490,000 shares of Vacasa Class A Common Stock to TPG Holdings, which may be deemed to be an affiliate of TPG Pace. Accordingly, in connection with the consummation of the Business Combination, we may issue to a Related Party a number of shares of common stock that will exceed one percent of the shares of Vacasa Class A Common Stock outstanding before such issuance.
For the reasons described above, we are seeking the approval of our stockholders for the issuance of shares of Vacasa Common Stock pursuant to the Transactions.
Shareholder approval of the Stock Issuance Proposal is also a condition to the Closing under the Business Combination Agreement.
Effect of the Proposal on Current Shareholders
If the Stock Issuance Proposal is adopted, up to 53,853,339 shares of Vacasa Class A Common Stock will be issued. The issuance of such shares would ultimately result in significant dilution to TPG Pace’s shareholders, and ultimately would afford TPG Pace’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Vacasa, Inc.
In the event that this proposal is not approved by TPG Pace’s shareholders, the Business Combination may not be consummated. In the event that this proposal is approved by TPG Pace’s shareholders, but the Business Combination Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of Vacasa Common Stock to the owners of the Blockers pursuant to the Blocker Mergers or pursuant to the PIPE Financing and forward purchases, Vacasa, Inc. will not issue such shares of Vacasa Class A Common Stock.

Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Stock Issuance Proposal.
The Stock Issuance Proposal is conditioned on the approval and adoption of each of the other TPG Pace Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, to approve, for purposes of complying with the applicable provisions of Section 312.03 of The New York Stock Exchange’s Listed Company Manual, (a) the issuance of more than 20% of Vacasa Class A Common Stock in the Business Combinaton to the owners of the Blocker Mergers, to the investors in the PIPE Financing and investors party to the forward purchases and (b) the issuance of shares of Vacasa Class A Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listing Company Manual) in connection with the forward purchases.
Recommendation of the TPG PACE Board
THE BOARD OF DIRECTORS RECOMMENDS THAT TPG PACE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the TPG Pace Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (C) if TPG Pace shareholders have elected to redeem an amount of TPG Pace Class A Shares such that the Minimum Available Cash Condition would not be satisfied. See “Business Combination Proposal — Interests of TPG Pace’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the TPG Pace Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the TPG Pace Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. The Adjournment Proposal is not conditioned on any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders elected to redeem an amount of the public shares such that the condition to the consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the trust account established at the consummation of TPG Pace’s initial public offering, together with aggregate gross proceeds from the PIPE Financing and the forward purchases equal no less than $300,000,000 (after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination, deferred underwriting commission and transaction expenses (of both Vacasa Holdings and TPG Pace)) would not be satisfied, at the extraordinary general meeting be approved.”
Recommendation of the TPG Pace Board
THE TPG PACE BOARD RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations
The following is a summary of the material U.S. federal income tax considerations for Holders (as defined below) of TPG Pace Class A Shares immediately prior to the Business Combination with respect to the (i) Domestication Merger, (ii) electing to have their TPG Pace Class A Shares redeemed for cash if the Business Combination is completed, and (iii) the ownership and disposition of Vacasa Class A Common Stock following the Business Combination. For purposes of this discussion, a “Holder” is a beneficial owner of TPG Pace Class A Shares immediately prior to the Business Combination or, as a result of owning such TPG Pace Class A Shares, a holder of Vacasa Class A Common Stock immediately following the Business Combination.
This discussion applies only to TPG Pace Class A Shares (or shares of Vacasa Class A Common Stock) that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury Regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. TPG Pace has not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.
The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address the tax treatment of any other transactions occurring in connection with the Business Combination. Furthermore, it does not address all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local, or non-U.S. tax laws, any tax treaties or tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:
•
banks, insurance companies, or other financial institutions;

•
tax-exempt or governmental organizations;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
dealers in securities or foreign currencies;

•
persons whose functional currency is not the U.S. dollar;

•
traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
persons deemed to sell TPG Pace Public Securities under the constructive sale provisions of the Code;

•
persons that acquired TPG Pace Public Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
persons that hold TPG Pace Public Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•
certain former citizens or long-term residents of the United States;

•
except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of shares of TPG Pace or Vacasa, Inc.;

•
the TPG Pace Initial Shareholders and TPG Pace’s or Vacasa, Inc.’s officers or directors; or

•
partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds TPG Pace Class A Shares (or shares of Vacasa Class A Common Stock), the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding TPG Pace Class A Shares (or shares of Vacasa Class A Common Stock) to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
INVESTORS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Federal Income Taxation of U.S. Holders
This section applies to you if you are a “U.S. Holder.”
For purposes of this discussion, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
The Domestication Merger
The discussion under this heading “— U.S. Federal Income Taxation of U.S. Holders — The Domestication Merger” constitutes the opinion of Weil, Gotshal & Manges LLP, U.S. tax counsel, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of TPG Pace Class A Shares as a result of the Domestication Merger, based on, and subject to, customary assumptions, qualifications, and limitations, and the assumptions, qualifications, and limitations herein. The U.S. federal income tax consequences of the Domestication Merger will depend primarily upon whether the Domestication Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (such a reorganization, an “F Reorganization”). Pursuant to the Domestication Merger (TPG Pace’s merger with and into Vacasa, Inc., a corporation newly incorporated under the laws of the State of Delaware, with Vacasa, Inc. surviving the merger), TPG Pace will change its jurisdiction of incorporation and its name (to Vacasa, Inc.). The Domestication Merger should qualify as an F Reorganization.

Under generally applicable tax rules, if the Domestication Merger qualifies as an F Reorganization, for U.S. federal income tax purposes:
•
TPG Pace should be treated (i) as having transferred all of its assets and liabilities to Vacasa, Inc. in exchange for all of the outstanding common stock of Vacasa, Inc., and then (ii) as having distributed the common stock to the shareholders TPG Pace in liquidation of TPG Pace, and the taxable year of TPG Pace should end on the date of the Domestication Merger;

•
subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, a U.S. Holder that exchanges it TPG Pace Class A Shares for Vacasa Class A Common Stock in the Domestication Merger should not recognize any gain or loss on such exchange;

•
subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, the tax basis of a share of Vacasa Class A Common Stock received by a U.S. Holder in the Domestication Merger should be equal to the U.S. Holder’s adjusted tax basis in the TPG Pace Class A Shares surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder pursuant to Section 367(b) of the Code; and

•
the holding period for a share of Vacasa Class A Common Stock as received by a U.S. Holder should include such U.S. Holder’s holding period for the TPG Pace Class A Share surrendered in exchange therefor.

If the Domestication Merger fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to each of its TPG Pace Class A Shares in an amount equal to the difference, if any, between the fair market value of the corresponding share of Vacasa Class A Common Stock received in the Domestication Merger and the U.S. Holder’s adjusted tax basis in the TPG Pace Class A Share surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the share of Vacasa Class A Common Stock received in the Domestication Merger would be equal to the fair market value of that share of Vacasa Class A Common Stock on the date of the Domestication Merger, and such U.S. Holder’s holding period for the share of Vacasa Class A Common Stock or received in the Domestication Merger would begin on the day following the date of the Domestication Merger.
While we believe that the redemption of U.S. Holders that exercise redemption rights with respect to TPG Pace Class A Shares should be treated as occurring prior to the Domestication Merger for U.S. federal income tax purposes, there is uncertainty in this regard and it is possible that the IRS could assert that the Domestication Merger should be considered to occur for U.S. federal income tax purposes prior to the redemption of U.S. Holders that exercise redemption rights with respect to TPG Pace Class A Shares, in which case U.S. Holders exercising redemption rights would be subject to the potential tax consequences of Section 367 of the Code and of the PFIC rules as a result of the Domestication Merger.
THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION MERGER ARE COMPLEX. U.S. HOLDERS OF TPG PACE PUBLIC SECURITIES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION MERGER, INCLUDING IF IT WERE TO FAIL TO QUALIFY AS AN F REORGANIZATION.
Effects of Section 367(b)
Section 367(b) of the Code applies to certain non-recognition transactions involving foreign corporations, including the domestication of a foreign corporation in an F Reorganization. When it applies, Section 367(b) imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax deferred. Section 367(b) may apply with respect to U.S. Holders on the date of the Domestication Merger.

A.   U.S. Holders that Own Less than 10 Percent (by Vote and Value) of TPG Pace
A U.S. Holder who, on the date of the Domestication Merger, beneficially owns (actually or constructively) TPG Pace Class A Shares with a fair market value of $50,000 or more but with less than 10% of the total combined voting power of all classes of TPG Pace stock entitled to vote and less than 10% of the total value of all classes of TPG Pace stock, will recognize gain (but not loss) with respect to the Domestication Merger or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder, as described below.
Unless a U.S. Holder makes the “all earnings and profits” election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to its Vacasa Class A Common Stock received in the Domestication Merger in an amount equal to the excess of the fair market value of such Vacasa Class A Common Stock over the U.S. Holder’s adjusted tax basis in the TPG Pace Class A Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder held the TPG Pace Class A Shares for longer than one year (subject to the suspension of the applicable holding period for the reasons described in “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vacasa Class A Common Stock” below).
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its TPG Pace Class A Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. The election must comply with applicable U.S. Treasury Regulations and generally must include, among other things, (i) a statement that the Domestication Merger is a Section 367(b) exchange (within the meaning of the applicable U.S. Treasury Regulations), (ii) a complete description of the Domestication Merger, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication Merger, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Vacasa, Inc. establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s TPG Pace Class A Shares and (B) a representation that the U.S. Holder has notified Vacasa, Inc. that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the Code or the U.S. Treasury Regulations.
The election must be attached by the electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication Merger, and the U.S. Holder must send notice that it is making the election to Vacasa, Inc. no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding TPG Pace’s earnings and profits upon written request. There is no assurance, however, that such information will be able to be timely provided.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
B.   U.S. Holders that Own TPG Pace Class A Shares with a Fair Market Value of Less than $50,000
A U.S. Holder who, on the date of the Domestication Merger, beneficially owns (actually or constructively) TPG Pace Class A Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication Merger or to include any part of the “all earnings and profits amount” in income.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
Passive Foreign Investment Company Rules
In addition to the discussion under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b),” the Domestication Merger may also be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code to the extent TPG Pace is treated as a PFIC.

A.   PFIC Status of TPG Pace
In general, a foreign (i.e., non-U.S.) corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets) or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.
Additionally, while TPG Pace believes that it is not a PFIC, because TPG Pace is a blank-check company with no current active business, it is possible that the IRS could assert that TPG Pace is a PFIC for the 2021 taxable year, its current taxable year (which is expected to end on the date of the Domestication Merger).
B.
Default PFIC Rules

To the extent TPG Pace treated as a PFIC with respect to U.S Holder, a U.S. Holder who does not make either a QEF Election (as discussed in “— QEF Election with Respect to TPG Pace Class A Shares”) or Mark-to-Market Election (as discussed in “— Mark-to-Market Election with Respect to TPG Pace Class A Shares”) with respect to its TPG Pace Class A Shares is referred to in this summary as a “Non-Electing U.S. Holder.” A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code.
Distributions from a PFIC are generally divided into two categories, “excess distributions” and others. An excess distribution is the amount of distributions received in a taxable year that exceeds 125% of the average annual distributions paid on TPG Pace Class A Shares in the three preceding taxable years or such holder’s holding period for the TPG Pace Class A Shares before the taxable year, whichever is shorter.
Any gain realized on the sale, exchange or other disposition of TPG Pace Class A Shares is also considered an excess distribution. Under these rules:
•
the excess distribution is allocated ratably over the holding period (on a daily basis) for the TPG Pace Class A Shares;

•
the amount allocated to prior taxable years is subject to tax at the highest rate of tax applicable to ordinary income in each such year;

•
an interest charge for the deemed tax deferral is imposed with respect to the resulting tax attributable to each such prior taxable year. A taxpayer that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible; and

•
the amount allocated to the current taxable year is taxed as ordinary income and would not be “qualified dividend income” or long-term capital gain.

To the extent a distribution on TPG Pace Class A Shares does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of TPG Pace’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions, and will not be eligible for the reduced rates applicable to “qualified dividend income” with respect to such distribution.
C.   Effects of PFIC Rules on the Domestication Merger
Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury Regulations, a U.S. Holder that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury Regulations under Section 1291(f) of the Code have been promulgated, with a retroactive effective date once they become final. If finalized in their proposed form, those proposed U.S. Treasury Regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of TPG Pace Class A Shares for Vacasa Class A Common Stock in the Domestication Merger if TPG Pace were classified as a PFIC at any time during such U.S. Holder’s holding period for such TPG Pace Class A Shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules. However, as discussed in more detail below, if TPG Pace is considered a PFIC, a U.S. Holder may be able to avoid the PFIC gain and other tax consequences described below with respect to its TPG Pace Class A Shares if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below) in the first taxable year in which such U.S. Holder held (or was deemed to hold) TPG Pace Class A Shares and in which TPG Pace was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below) with respect to its TPG Pace Class A Shares.
If they apply, under the PFIC rules:
•
the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s aggregate holding period for such U.S. Holder’s TPG Pace Class A Shares;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of TPG Pace’s taxable year in which TPG Pace was a PFIC, would be taxed as ordinary income; and

•
the amount of gain allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

The proposed U.S. Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed U.S. Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b),” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is not possible to predict whether, in what form and with what effective date the proposed U.S. Treasury Regulations under Section 1291(f) of the Code will become final. Therefore, U.S. Holders of TPG Pace Class A Shares that have not made a timely QEF Election or a Mark-to-Market Election (both as defined and described below) may, pursuant to the proposed U.S. Treasury Regulations, be subject to taxation on the Domestication Merger under the PFIC rules (if TPG Pace is treated as a PFIC) to the extent their TPG Pace Class A Shares have a fair market value in excess of their tax basis.
D.   QEF Election with Respect to TPG Pace Class A Shares
If TPG Pace is treated as a PFIC, the impact of the PFIC rules on a U.S. Holder with respect to its TPG Pace Class A Shares will depend on whether such U.S. Holder is eligible to and makes a timely and valid election to treat TPG Pace as a “qualified electing fund” under Section 1295 of the Code (which we refer to as a “QEF Election”) for the first taxable year in which such U.S. Holder held (or was deemed to hold) TPG Pace Class A Shares and TPG Pace is classified as a PFIC. Generally, a QEF Election should be made on or before the due date for filing such U.S. Holder’s U.S. federal income tax return for such taxable year. A QEF Election is generally made by an individual U.S. Holder (and, once made, can be revoked only with the consent of the IRS) and generally requires such U.S. Holder to include annually in gross income its pro rata share of the ordinary earnings (as ordinary income) and net capital gains (as long-term capital gain), if any, of TPG Pace, regardless of whether TPG Pace makes distributions to such U.S. Holder. However, in order to comply with the QEF Election requirements, a U.S. Holder must receive a PFIC annual information statement from TPG Pace. Upon written request, if TPG Pace determines that it is likely that it will be treated as a PFIC, TPG Pace will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that TPG Pace will timely provide such required information.
If a U.S. Holder timely makes a valid QEF Election with respect to its TPG Pace Class A Shares, such U.S. Holder generally (i) may receive a tax-free distribution from TPG Pace to the extent that such distribution represents earnings and profits of TPG Pace that were previously included in income by the U.S. Holder because of such QEF Election and (ii) will adjust the U.S. Holder’s tax basis in the TPG Pace Class A Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of TPG Pace Class A Shares.
E.   Mark-to-Market Election with Respect to TPG Pace Class A Shares
If TPG Pace is treated as a PFIC, the impact of the PFIC rules on a U.S. Holder with respect to its TPG Pace Class A Shares may also depend on whether such U.S. Holder is eligible to and makes a timely and valid “Mark-to-Market Election” under Section 1296 of the Code with respect to its TPG Pace Class A Shares. No assurance can be given that the TPG Pace Class A Shares are considered to be “marketable stock” (which generally would include stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the New York Stock Exchange (on which TPG Pace Class A Shares have been listed)) for purposes of the Mark-to-Market Election. If such an election is available and has been made by a U.S. Holder, such U.S. Holder generally will not be subject to the PFIC rules described above. However, if the Mark-to-Market Election is made by a U.S. Holder after the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) TPG Pace Class A Shares and in which TPG Pace was classified as a PFIC, then the PFIC rules will continue to apply to certain dispositions of, distributions on and other amounts taxable with respect to TPG Pace Class A Shares.
If a timely and valid Mark-to-Market Election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the TPG Pace Class A Shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the TPG Pace Class A Shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the TPG Pace Class A Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Mark Election. A U.S. Holder’s tax basis in the TPG Pace Class A Shares would be adjusted to reflect the amount included in gross income or allowed as a deduction because of the Mark-to-Market Election. Gain realized on the sale, exchange, or other disposition of the TPG Pace Class A Shares would be treated as ordinary income, and any loss realized on the sale, exchange, or other disposition of the TPG Pace Class A Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations. Amounts treated as ordinary income are not eligible for the preferential tax rates applicable to “qualified dividend income” or long-term capital gains.
THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MARK-TO-MARKET ELECTION) ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.
Redemption of TPG Pace Class A Shares
In the event that a U.S. Holder’s TPG Pace Class A Shares are redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Extraordinary General Meeting of TPG Pace — Redemption Rights” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the TPG Pace Class A Shares under Section 302 of the Code. If the redemption qualifies as a sale of TPG Pace Class A Shares, and subject to the PFIC rules described under “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” above, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its TPG Pace Class A Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the TPG Pace Class A Shares so disposed of exceeds one year. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the TPG Pace

Class A Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates and the deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights that apply with respect to the TPG Pace Class A Shares may suspend the holding period of a U.S. Holder when determining whether it has satisfied the applicable holding period requirements with respect to the TPG Pace Class A Shares. Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its TPG Pace Class A Shares so disposed of. If the redemption does not qualify as a sale of TPG Pace Class A Shares, we expect that the U.S. Holder will be treated as receiving a distribution from TPG Pace with the tax consequences described below.
Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder relative to all of our shares outstanding both before and after the redemption. The redemption of TPG Pace Class A Shares generally will be treated as a sale of TPG Pace Class A Shares (rather than as a distribution from TPG Pace) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in TPG Pace or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests is satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option.
In order to meet the substantially disproportionate test, the percentage of TPG Pace’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of our TPG Pace A Shares must, among other requirements, be less than 80% of the percentage of TPG Pace outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the Business Combination, the TPG Pace Class A Shares may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive (and effectively waives in accordance with specific rules) the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock. The redemption of TPG Pace Class A Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in TPG Pace. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in TPG Pace. will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, the redemption will be treated as a distribution from TPG Pace. Subject to the PFIC rules described under “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” above, if TPG Pace is treated as making distributions of cash or other property to U.S. Holders of shares of TPG Pace Class A Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from TPG Pace’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its TPG Pace Class A Shares, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its TPG Pace Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of TPG Pace Class A Shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed TPG Pace Class A Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the adjusted tax basis in other shares of our stock constructively owned by the U.S. Holder.

U.S. Holders who actually or constructively own five percent (or, if our TPG Pace Class A Shares are not then publicly traded, one percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of our TPG Pace Class A Shares, and such holders should consult with, and rely solely upon, their own tax advisors with respect to their reporting requirements.
While we believe that the redemption of U.S. Holders that exercise redemption rights with respect to TPG Pace Class A Shares should be treated as occurring prior to the Domestication Merger, there is uncertainty in this regard and it is possible that the IRS could assert that the Domestication Merger should be considered to occur for U.S. federal income tax purposes prior to the redemption of U.S. Holders that exercise redemption rights with respect to TPG Pace Class A Shares, in which case the consequences of the redemption of TPG Class A Shares would be treated in a manner similar to as described under “U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vacasa Class A Common Stock” if the redemption qualifies as a sale of TPG Pace Class A Share or “U.S. Federal Income Taxation of U.S. Holders — Taxation of Distributions with Respect to Vacasa Class A Common Stock” if the redemption does not qualify as a sale of TPG Pace Class A Shares.
All U.S. Holders considering exercising redemption rights with respect to their TPG Pace Class A Shares are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Exercise of redemption rights.
Taxation of Distributions with Respect to Vacasa Class A Common Stock
If Vacasa, Inc. pays distributions of cash or other property to U.S. Holders of shares of Vacasa Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Vacasa, Inc.’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Vacasa Class A Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Vacasa Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Vacasa Class A Common Stock and will be treated as described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vacasa Class A Common Stock” below.
Distributions treated as dividends that Vacasa, Inc. pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends Vacasa, Inc. pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. It is unclear whether the redemption rights that applied with respect to the TPG Pace Class A Shares prior to the Domestication Merger may prevent a U.S. Holder of Vacasa Class A Common Stock from taking the holding period of its TPG Pace Class A Shares into account when determining whether it has satisfied the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be, with respect to such U.S. Holder’s Vacasa Class A Common Stock held after the Domestication Merger. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the dividends received deduction or the lower preferential rate for qualified dividend income, as the case may be, for any dividends paid with respect to Vacasa Class A Common Stock.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vacasa Class A Common Stock
Upon a sale or other taxable disposition of Vacasa Class A Common Stock (which, in general, would include a redemption of Vacasa Class A Common Stock), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Vacasa Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Vacasa Class A Common Stock so disposed of exceeds one year. It is unclear whether the redemption rights that applied with respect to the TPG Pace Class A Shares prior to the Domestication Merger may prevent a U.S. Holder of TPG Pace Class A Shares from taking the holding period of its TPG Pace Class A Shares into account when determining whether it has satisfied the applicable holding period with respect to its Vacasa Class A Common Stock held after the Domestication Merger for this purpose. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Vacasa Class A Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Vacasa Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Vacasa Class A Common Stock generally will equal the U.S. Holder’s acquisition cost of the TPG Pace Class A Shares exchanged therefore (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Domestication Merger”).
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Vacasa Class A Common Stock, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.
U.S. Federal Income Taxation of Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder.”
A “Non-U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. Holder.
The Domestication Merger
TPG Pace does not expect the Domestication Merger to result in any material U.S. federal income tax consequences to Non-U.S. Holders of TPG Pace Class A Shares.
NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DOMESTICATOIN MERGER.
Redemption of TPG Pace Class A Shares
Assuming that the redemption is treated as a sale or exchange of TPG Pace Class A Shares occurring prior to the Domestication, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain or income realized upon the exercise of redemption rights with respect to TPG Pace Class A Shares unless the Non-U.S. Holder either (i) is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or (ii) the income or gain on the disposition of TPG Class A Shares is effectively connected with a trade or business conducted by the Non-U.S. Holder in the

United States. If a Non-U.S. Holder is subject to U.S. federal income or withholding tax by reason of being described in (i) or (ii) above, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s TPG Pace Class A Shares pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Extraordinary General Meeting of TPG Pace — Redemption Rights”, generally will correspond to the U.S. federal income tax characterization (except with respect to the application of the PFIC rules) of such a redemption of a U.S. Holder’s TPG Pace Class A Shares, as described under “— U.S. Federal Income Taxation of U.S. Holders — Redemption of TPG Pace Class A Shares” above.
While we believe that the redemption of Non-U.S. Holders that exercise redemption rights with respect to TPG Pace Class A Shares should be treated as occurring prior to the Domestication Merger, there is uncertainty in this regard and it is possible that the IRS could assert that the Domestication Merger should be considered to occur prior to the redemption of Non-U.S. Holders that exercise redemption rights with respect to TPG Pace Class A Shares and, in that case, the consequences of the redemption would be similar to those described under “U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vacasa Class A Common Stock” if the redemption qualifies as a sale or exchange or “U.S. Federal Income Taxation of Non-U.S. Holders — Taxation of Distributions with Respect to Vacasa Class A Common Stock” if the redemption does not qualify as a sale or exchange. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s TPG Pace Class A Shares, the withholding agent might treat the redemption as a distribution subject to U.S. withholding tax.
Taxation of Distributions with Respect to Vacasa Class A Common Stock
Distributions of cash or property on Vacasa Class A Common Stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of Vacasa, Inc.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed Vacasa, Inc.’s current and accumulated earnings and profits, the distributions will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Vacasa Class A Common Stock and thereafter as capital gain from the sale or exchange of such Vacasa Class A Common Stock. See “— U.S. Federal Income Taxation of U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Vacasa Class A Common Stock” below. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a Non-U.S. Holder on its Vacasa Class A Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or other property subsequently paid or credited to such Holder.
Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Vacasa Class A Common Stock
Subject to the discussion below under “— U.S. Federal Income Taxation of U.S. Holders — Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Vacasa Class A Common Stock unless:

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•
Vacasa Class A Common Stock constitutes United States real property interests by reason of Vacasa, Inc.’s status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Vacasa, Inc. does not believe that it will be a USRPHC for U.S. federal income tax purposes. However, in the event that Vacasa, Inc. were to become a USRPHC, as long as the Vacasa Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury Regulations, referred to herein as “regularly traded”), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the applicable security, more than 5% of the Vacasa Class A Common Stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of Vacasa, Inc.’s status as a USRPHC. Vacasa, Inc. can provide no assurance as to its future status as a USRPHC or as to whether the Vacasa Class A Common Stock will be treated as regularly traded. If Vacasa, Inc. were to become a USRPHC and its Vacasa Class A Common Stock were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of Vacasa, Inc. ordinary shares owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of Vacasa Class A Common Stock, and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. Holders are encouraged to consult with, and rely solely upon, their tax advisors regarding the tax consequences related to ownership in a USRPHC.
Information Reporting and Backup Withholding
Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of Vacasa Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Vacasa Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Vacasa Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.
NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THEIR OWNERSHIP OF VACASA, INC. SECURITIES FOLLOWING THE BUSINESS COMBINATION.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends (including constructive dividends) paid on Vacasa Class A Common Stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA on their ownership of Vacasa Class A Common Stock.
THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND, TO THE EXTENT APPLICABLE, OF OWNING VACASA, INC. SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION OF VACASA, INC.
Introduction
Vacasa, Inc., a Delaware corporation, is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the “Transaction” as described in the Business Combination Agreement entered by and among TPG Pace, Vacasa Holdings, TK Newco, the Blockers, Vacasa, Inc. and certain other parties. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of TPG Pace and Vacasa Holdings, adjusted to give effect to the following:
•
the merger of Vacasa Holdings and the operations of TurnKey Vacation Rentals, Inc. consummated on April 1, 2021 (“TurnKey Acquisition”);

•
the Business Combination, as described in the Business Combination Agreement and elsewhere in this proxy statement/prospectus;

•
the PIPE Financing involving the issuance and sale of up to 8,157,896 shares of Vacasa Class A Common Stock for a purchase price of $9.50 per share for gross proceeds of approximately $77.5 million, pursuant to Subscription Agreements between TPG Pace, Vacasa, Inc. and certain investors which were executed concurrently with the execution of the Business Combination Agreement ; and

•
the Forward Purchase Agreements, as amended in contemplation of the Business Combination Agreement, with (i) certain investors pursuant to which such investors agreed to purchase 10,273,688 shares of Vacasa Class A Common Stock for gross proceeds of approximately $97.6 million at $9.50 per share, and (ii) TPG Holdings III, L.P. (“TPG Holdings”) and TPG Pace Solutions Sponsor, Series LLC, pursuant to which TPG Holdings agreed to purchase 2,490,000 shares of Vacasa Class A Common Stock, for gross proceeds of $24.9 million at $10.00 per share.

TPG Pace is a blank check company incorporated as a Cayman Islands exempted company on January 4, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On April 13, 2021, TPG Pace completed the TPG Pace IPO of 28,500,000 TPG Pace Class A Shares at a price of $10.00 per share, generating gross proceeds of $285.0 million. Substantially concurrently with the consummation of the TPG Pace IPO, TPG Pace completed the private sale of 770,000 Private Placement Shares, to the Sponsor generating gross proceeds of approximately $7.7 million. A total of $285.0 million, comprised of $279.3 million of the proceeds of the TPG Pace IPO, including approximately $10.0 million of the underwriters’ deferred discount, and $5.7 million of the proceeds from the Private Placement Shares, were placed in the Trust Account. In addition, at the time of TPG Pace IPO, TPG Pace entered into Forward Purchase Agreements, which were subsequently amended in contemplation of the Business Combination.
Vacasa Holdings, a Delaware limited liability company, is the operator of the leading vacation rental management platform in North America. Vacasa Holdings’ integrated technology and operations platform optimizes vacation rental income and home care for homeowners, offers guests a seamless, reliable and high-quality experience with exceptional service and provides distribution partners with valuable and high-performing inventory. Vacasa Holdings platform connects guests from around the world to Vacasa listed properties in 400 destinations throughout North America, Belize, and Costa Rica.
The Vacasa, Inc. unaudited pro forma condensed combined balance sheet as of June 30, 2021, gives pro forma effect to the Business Combination, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes (together with the TurnKey Acquisition, the “Pro Forma Transactions”) as if they had been consummated as of that date. The TurnKey Acquisition was consummated on April 1, 2021 and TurnKey financial information is therefore included in Vacasa Holdings’

balance sheet as of June 30, 2021. The Vacasa, Inc. unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, give pro forma effect to the Pro Forma Transactions as if they had occurred on January 1, 2020. TPG Pace and Vacasa Holdings, are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Pro Forma Transactions, are referred to herein as Vacasa, Inc. See the accompanying notes to the unaudited pro forma condensed combined financial information for a discussion of assumptions made.
The historical financial information of TPG Pace and Vacasa Holdings was derived from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the historical unaudited financial statements of TPG Pace as of June 30, 2021 and for the period from January 4, 2021 (inception) to June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•
the historical unaudited financial statements of Vacasa Holdings as of and for the six months ended ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of Vacasa Holdings as of and for the year ended December 31, 2020, the related notes, included elsewhere in this proxy statement/prospectus;

•
the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings” included elsewhere in this proxy statement/prospectus;

•
the sections titled “TPG Pace Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus;

•
the Vacasa Holdings Adjusted pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa Holdings” included elsewhere in this proxy statement/prospectus; and

•
other information related to TPG Pace, Vacasa Holdings and Vacasa, Inc. contained in the proxy statement/prospectus including the Business Combination Agreement and the description of certain terms thereof set for in the section entitled “Business Combination Proposal”.

The Vacasa Holdings Adjusted pro forma financial information (“Vacasa Holdings Adjusted”) for the periods described above combines the historical financial information of Vacasa Holdings and TurnKey Vacation Rentals, Inc. to give effect to the merger of Vacasa Holdings and the operations of TurnKey Vacation Rentals, Inc. consummated on April 1, 2021 and the related adjustments. See the “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa Holdings” included elsewhere in this proxy statement/prospectus for additional information.
Description of the Business Combination
On July 28, 2021, TPG Pace entered into a Business Combination Agreement with Vacasa Holdings. As further described in other sections of this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the Business Combination will be accomplished by way of the following transaction steps:
•
a series of secured convertible notes of Vacasa Holdings will convert into a series of preferred units of Vacasa Holdings and outstanding warrants to purchase equity interests in Vacasa Holdings will be exercised in accordance with their terms;

•
a restructuring will be completed such that, after giving effect to that restructuring, the Blockers will directly hold equity interests in Vacasa Holdings;

•
Vacasa Holdings will recapitalize its outstanding equity interests into Vacasa Holdings common units (subject to substantially the same terms and conditions, including applicable vesting requirements) and certain other rights to acquire equity interests;

•
one (1) business day prior to the closing, TPG Pace will merge with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger;

•
at the Domestication Merger Effective Time: (a) each then issued and outstanding TPG Pace Class A ordinary share will convert automatically, on a one-for-one basis into a share of Vacasa Class A Common Stock; (b) each then issued and outstanding TPG Pace Class F ordinary share will convert automatically, on a one-for-one basis, into a share of Vacasa Class F Common Stock, which will thereafter convert into shares of Vacasa Class A Common Stock in accordance with the Proposed Certificate of Incorporation; (c) each then issued and outstanding TPG Pace Class G ordinary share will convert automatically, on a one-for-one basis, into a share of Vacasa Class G Common Stock; and (d) the common stock of Vacasa, Inc. held by Vacasa Holdings will be cancelled;

•
investors included in PIPE Financing will purchase, and Vacasa, Inc. will issue and sell to the investors, the number of shares of Vacasa Class A Common Stock pursuant to and set forth in the Subscription Agreements against payment of the amount set forth in the Subscription Agreements;

•
the investors party to the Forward Purchase Agreements will purchase, and Vacasa, Inc. will issue and sell to such investors, the number of shares of Vacasa Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amount set forth in the Forward Purchase Agreements;

•
through a series of separate merger transactions, the Blockers will merge with and into Vacasa, Inc., with Vacasa, Inc. ultimately surviving such merger transactions and owning the assets of Vacasa Holdings previously owned by the Blockers (the “Blocker Mergers”);

•
immediately following the Blocker Mergers and in connection with the Closing, Vacasa, Inc. will contribute all of its assets (other than the interests in OpCo it then holds and amounts necessary to fund any shareholder redemptions), which will consist of the amount of funds contained in TPG Pace’s Trust Account (net of deferred underwriting commissions and transaction expenses (of both Vacasa Holdings and TPG Pace) and amounts paid in respect of shareholder redemptions and including the net cash proceeds resulting from the share issuances contemplated by the Subscription Agreements and the Forward Purchase Agreements (collectively, “Available Cash”), less the Vacasa Cash Consideration, to OpCo in exchange for a number of OpCo Units such that Vacasa, Inc. thereafter will hold a number of OpCo Units equal to the total number of shares of Vacasa Class A Common Stock and Vacasa Class G Common Stock issued and outstanding immediately after giving effect to the Business Combination. The amount of cash to be contributed by Vacasa, Inc. to OpCo at the Closing is estimated to be approximately $429 million, net of transaction costs and assuming no redemptions by TPG Pace shareholders; and

•
on the date of the Closing, in connection with the Vacasa Holdings Recapitalization and Blocker Mergers, as applicable: (a) Vacasa, Inc. will sell a number of shares of Vacasa, Inc.Class B Common Stock to each holder of OpCo Units for an amount per share equal to the par value thereof, (b) each Vacasa Holdings unit appreciation right award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a Vacasa SAR Award covering a number of shares of Vacasa Class A Common Stock determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa SAR Award), (c) each option to purchase TK Newco stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a Vacasa Option, determined by application of an exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio shall also be applied to adjust the per share exercise price of the Vacasa Option), (d) each Existing VH Holder entitled to receive a portion of the Vacasa Cash Consideration (other than the owners of the Blockers) will sell OpCo Units to Vacasa, Inc. in exchange for its allocable portion of Holdings Vacasa Cash Consideration (at a price of $10 per OpCo Unit), if applicable, and certain rights described in the Tax Receivable Agreements with respect to such OpCo Units sold, and (e) by virtue of each Blocker Merger, the outstanding equity interests in the applicable Blocker will be converted into the right to receive shares of Vacasa Class A Common Stock (and, if applicable, a portion of the Vacasa Cash Consideration) or other equity interests, and certain rights as set forth in the Tax Receivable Agreements.

The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to below, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination excluding the potential dilutive effect of the exercise or vesting of equity-based compensation awards and Vacasa Class G Common Stock:
	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.4%	21,797,174	5.0%	15,094,348	3.5%
Existing VH Holders(1)	388,032,435	87.6%	388,031,963	89.0%	388,028,829	90.5%
Sponsor and Affiliates(2)	6,887,282	1.6%	6,831,569	1.6%	6,459,186	1.5%
PIPE Investors	8,157,896	1.8%	8,157,896	1.9%	8,157,896	1.9%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.5%	11,208,688	2.6%	11,208,688	2.6%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%
Class A Common Stock	229,030,510	51.7%	222,267,189	51.0%	215,160,131	50.2%
Class B Common Stock(4)	213,755,791	48.3%	213,760,101	49.0%	213,788,816	49.8%
Closing Shares	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements and (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Shares of voting, non-economic Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo units in Vacasa Holdings, LLC.

The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination under the redemption scenarios referred to above, based on the estimated exercise price of all vested existing equity of Vacasa Holdings at the consummation of the Business Combination, including the potential dilutive effect of the exercise or vesting of equity based compensation awards and Vacasa Class G Common Stock:

	No Redemption Secenario		Illustrative Redemption Secenario		Max Redemption Secenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Shareholders	28,500,000	6.1%	21,797,174	4.7%	15,094,348	3.3%
Existing VH Holders(1)	388,032,435	82.7%	388,031,963	83.9%	388,028,829	85.3%
Sponsor and Affiliates(2)	16,053,949	3.4%	15,886,812	3.4%	14,769,671	3.2%
PIPE Investors	8,157,896	1.7%	8,157,896	1.8%	8,157,896	1.8%
Forward Purchasers (excluding Affiliates)(3)	11,208,688	2.4%	11,208,688	2.4%	11,208,688	2.5%
Other Dilutive Equity Instruments(4)	17,476,938	3.7%	17,479,643	3.8%	17,497,654	3.8%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%
Class A Common Stock	249,291,861	53.1%	242,417,746	52.4%	234,570,125	51.6%
Class B Common Stock(5)	220,138,045	46.9%	220,144,430	47.6%	220,186,961	48.4%
Closing Shares	469,429,906	100.0%	462,562,176	100.0%	454,757,086	100.0%

(1)
Excludes 900,527 shares to be owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)
Vacasa Class A Common Stock to be owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by our Sponsor, taking into account the Sponsor’s agreement regarding the forfeiture of shares described elsewhere in this proxy statement/prospectus. Amounts also include (1) 1,555,000 shares of Vacasa Class A Common Stock to be issued to the TPG Pace Insiders party to the Forward Purchase Agreements, (2) 900,527 shares to be owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings, and (3) 9,166,667 TPG Pace Class G Shares in No Redemption Scenario, 9,055,243 TPG Pace Class G Shares in Illustrative Redemption Scenario, and 8,310,485 TPG Pace Class G Shares in Max Redemption Scenario.

(3)
Excludes 1,555,000 shares of Vacasa Class A Common Stock to be issued to TPG Pace Insiders party to the Forward Purchase Agreements.

(4)
Includes (1) vested and unvested options, (2) vested and unvested UARs, and (3) Employee Equity Units granted to certain executives that are subject to time-based vesting.

(5)
Shares of voting, non-economic Vacasa Class B Common Stock are to be issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that will continue to hold their direct economic interests through OpCo Units in Vacasa Holdings, LLC.

The organizational structure following the completion of the Business Combination, as described above, is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow certain of the existing holders of Vacasa Holdings OpCo units (the “Flow-Through Sellers”) to retain equity ownership in Vacasa Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of common units. The Flow-Through Sellers may exchange their OpCo units (together with the cancellation of an equal number of shares of voting, non-economic Class B Common Stock of Vacasa Inc.) for Class A Common Stock of Vacasa, Inc. or cash, at the election of Vacasa, Inc. In addition, upon the completion of the Business Combination, Vacasa, Inc., the owners of the Blockers, and the Flow-Through Sellers will be parties to a Tax Receivable Agreement. The Tax Receivable Agreement generally provides for the payment by Vacasa, Inc. to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that Vacasa, Inc. actually realizes (determined by using certain assumptions) in periods after the Business Combination as a result of (i) certain increases in tax basis that occur as a result of (A) any acquisition of Vacasa Holdings OpCo units from certain Flow-Through Sellers in the Business Combination, (B) future exercises of the redemption rights by the Flow-Through Sellers to exchange their Vacasa Holdings OpCo for shares of Class A Common Stock of Vacasa, Inc. or cash, and (C) payments made under the Tax Receivable Agreement; (ii) any net operating losses or certain other tax attributes that become available to Vacasa, Inc.to offset income or gain realized after the Blocker Mergers; (iii) any existing tax basis associated with Vacasa Holdings, the benefit of which is allocable to Vacasa, Inc. as a result of the exchanges of Vacasa Holdings OpCo units for Class A Common Stock of Vacasa, Inc. or cash; and (iv) tax benefits related to imputed interest deemed to be paid by Vacasa, Inc. as a result of any payments that Vacasa, Inc. makes under the Tax Receivable Agreement. Vacasa, Inc. will retain the benefit of the remaining 15% of these cash savings, if any. If Vacasa, Inc. elects to terminate the Tax Receivable Agreement early, or if a change of control occurs (as defined in the Limited Liability Company Agreement of Vacasa Holdings, which includes certain mergers, asset sales and other forms of business combinations), Vacasa, Inc. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it to the TRA Holders under the Tax Receivable Agreement (determined by using certain assumptions). Similar accelerated payments may be due in connection with a breach by Vacasa, Inc. of its obligations under the Tax Receivable Agreement or upon the occurrence of certain credit-related events, as set forth in the Tax Receivable Agreement. If there was a redemption of all of the outstanding OpCo Units (other than those held by Vacasa, Inc.) immediately after the Business Combination, the estimated tax benefits to Vacasa, Inc., subject to the Tax Receivable Agreement, would be approximately $766.0 million offset by related undiscounted payment to the TRA Holders equal to 85% of the benefit received or $651.1 million, based on certain assumptions including but not limited to a $10.00 per share trading price of Vacasa Class A Common Stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law and that Vacasa, Inc. will have sufficient taxable income to utilize such estimated tax benefits. See the section entitled “Risk Factors — Risks Related to the Business Combination and TPG Pace” for additional information on our organizational structure, including the Tax Receivable Agreement.
Anticipated Accounting Treatment
Under each redemption scenario described below, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vacasa, Inc. has been treated as the “acquired” company for financial reporting purposes, with Vacasa Holdings considered to be the accounting acquirer. This determination was primarily based on the Existing VH Holders comprising a relative majority of the voting power of the combined company, Vacasa Holdings’ operations prior to the acquisition comprising the only ongoing operations of Vacasa, Inc., and Vacasa Holdings’ senior management comprising a majority of the senior management of Vacasa, Inc. Accordingly, although Vacasa, Inc. will be the legal parent company, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Vacasa Holdings, with the Business Combination being treated as the equivalent of Vacasa Holdings issuing stock for the net assets of Vacasa, Inc. accompanied by a recapitalization. The net assets of Vacasa Holdings will be stated at historical costs, with no goodwill or other intangible assets recorded
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what Vacasa, Inc.’s financial condition or results of operations would have been had the Pro Forma Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Vacasa, Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Pro Forma Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Pro Forma Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined information contained herein assumes that the TPG Pace’s shareholders approve the Business Combination. TPG Pace’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. TPG Pace cannot predict how many of its public shareholders will exercise their right to have their TPG Pace Class A Shares redeemed for cash. As a result, Vacasa, Inc. has elected to provide the unaudited pro forma condensed combined financial information under three different redemption scenarios, as follows:
•
Assuming no redemptions:   This presentation assumes that no TPG Pace Class A ordinary shares are redeemed by TPG Pace’s shareholders pursuant to their redemption rights upon consummation of the Business Combination.

•
Illustrative redemption:   This presentation assumes the redemption of approximately 23.5% or 6,702,826 TPG Pace Class A ordinary shares held by TPG Pace’s public shareholders for a total cash redemption of $67.0 million, pursuant to their redemption rights upon consummation of the Business Combination.

•
Maximum redemptions:   This presentation assumes the redemption of approximately 47.0% or 13,405,652 TPG Pace Class A ordinary shares by TPG Pace’s public shareholders for a total cash redemption of $134.1 million, which is the maximum number of shares that can be redeemed that would allow the Minimum Available Cash Condition of $300.0 million to be met after deducting estimated transaction costs of both parties of approximately $50.9 million and any amounts paid to TPG Pace shareholders that exercise their redemption right.

The foregoing redemption scenarios are for illustrative purposes as Vacasa, Inc. does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions of TPG Pace Class A ordinary shares by TPG Pace’s public shareholders that may occur. Each of the redemption scenarios assume none of the Vacasa Holdings OpCo Units or Vacasa Class B Common Stock held by the Existing VH Holders immediately upon consummation of the Business Combination are redeemed for Class A Common Stock or cash in an amount equal to the fair value of Vacasa Class A Common Stock. Following the consummation of the Business Combination, holders of Vacasa Holdings OpCo Units or Vacasa Class B Common Stock will own an economic interest in Vacasa Holdings shown as redeemable noncontrolling interest outside of permanent equity in the financial statements of Vacasa, Inc. The indirect economic interests are held by the Existing VH Holders in the form of Vacasa Holdings OpCo Units and an equivalent number of Vacasa Class B Common Stock that can be redeemed at Vacasa, Inc.’s election for Vacasa Class A Common Stock or cash in an amount equal to the fair market value of Vacasa Class A Common Stock.
The following unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information currently available and methodologies, as described in the accompanying notes below to the unaudited pro forma condensed combined financial information referred to below. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent Vacasa, Inc.’s consolidated results of operations or consolidated financial position that would actually have occurred had the acquisition been consummated on the dates assumed or to the consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet of Vacasa, Inc.
JUNE 30, 2021
(amounts in thousands)
	TPG Pace Solutions Corp. (Historical)	Vacasa Holdings Adjusted (Pro Forma Combined)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming no redemptions)	Notes	Pro Forma Combined (Assuming no redemptions)	Additional Transaction Accounting Adjustments (Assuming illustrative redemptions)	Notes	Pro Forma Combined (Assuming illustrative redemptions)	Additional Transaction Accounting Adjustments (Assuming maximum redemptions)	Notes	Pro Forma Combined (Assuming maximum redemptions)
Assets
Current assets
Cash and cash equivalents	$1,005	$330,700		$285,000	(A)	$761,069	$2,346	(E)	$696,387	$2,346	(E)	$631,704
				77,500	(B)		(67,028)	(N)		(67,029)	(N)
				122,500	(C)
				(9,975)	(E)
				(45,661)	(F)
Restricted cash		245,900				245,900			245,900			245,900
Accounts receivable, net		38,822				38,822			38,822			38,822
Prepaid expenses and other current assets	543	19,336		2,190	(F)	22,069			22,069			22,069
Total current assets	1,548	634,758	—	431,554		1,067,860	(64,682)		1,003,178	(64,683)		938,495
Property and equipment, net		62,618				62,618			62,618			62,618
Intangible assets, net		230,848				230,848			230,848			230,848
Goodwill		642,139				642,139			642,139			642,139
Other long-term assets		16,862				16,862			16,862			16,862
Deferred tax assets		—		—	(H)	—			—			—
Investments held in Trust Account	285,000			(285,000)	(A)	—		(N)	—		(N)	—
Total assets	286,548	1,587,225	—	146,554		2,020,327	(64,682)		1,955,645	(64,683)		1,890,962
Liabilities redeemable preferred units, and members/ Equity
Current liabilities
Accounts payable		$43,419				$43,419			$43,419			$43,419
Funds payable to owners		331,346				331,346			331,346			331,346
Hospitality and sales tax payable		67,385				67,385			67,385			67,385
Deferred revenue		172,207				172,207			172,207			172,207
Future stay credits		31,589				31,589			31,589			31,589
Accrued expenses and other current liabilities		84,502	1,040	(16,779)	(U)	65,953			65,953			65,953
				(2,810)	(F)
Accrued formation and offering costs	1,040		(1,040)			—			—			—
Total current liabilities	1,040	730,448	—	(19,589)		711,899	—		711,899	—		711,899
Long-term debt, net of issuance costs		115,578		(115,064)	(G)	514			514			514
Other long-term liabilities		37,671				37,671			37,671			37,671
Tax receivable agreement liability				—	(I)	—			—			—
Deferred underwriting compensation	9,975	—		(9,975)	(E)	—	—	(E)	—	—	(E)	—
Earnout liability				79,898	(J)	79,898	(971)	(J)	78,927	(6,491)	(J)	72,436
Total liabilities	11,015	883,697	—	(64,730)		829,982	(971)		829,011	(6,491)		822,520
Commitments and Contingencies

Unaudited Pro Forma Condensed Combined Balance Sheet of Vacasa, Inc. (continued)
JUNE 30, 2021
(amounts in thousands)
	TPG Pace Solutions Corp. (Historical)	Vacasa Holdings Adjusted (Pro Forma Combined)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming no redemptions)	Notes	Pro Forma Combined (Assuming no redemptions)	Additional Transaction Accounting Adjustments (Assuming illustrative redemptions)	Notes	Pro Forma Combined (Assuming illustrative redemptions)	Additional Transaction Accounting Adjustments (Assuming maximum redemptions)	Notes	Pro Forma Combined (Assuming maximum redemptions)
Redeemable shares
TPG Pace Class A ordinary shares subject to possible redemption; 285,000,000 shares at a redemption value of $10.00 per share	285,000			(285,000)	(K)	—			—			—
Redeemable preferred units:
Vacasa Redeemable convertible preferred units; units authorized of 744,886,638; units issued and outstanding of 267,688,054; aggregate liquidation preference of $579,162		1,198,080		(1,198,080)	(D)	—			—			—
Redeemable noncontrolling interest
Redeemable noncontrolling interest				574,641	(L)	574,641	(22,315)	(L)	552,326	(19,814)	(L)	532,512
Shareholders’ equity
TPG Pace Class F ordinary shares, $0.0001 par value; 30,000,000 shares authorized, 3,166,667 shares issued and outstanding	—			—	(M)	—			—			—
TPG Pace Class G ordinary shares, $0.0001 par value; 30,000,000 shares authorized, 6,333,333 shares issued and outstanding	1			(1)	(J)	—			—			—
Class A Common Stock	—			1	(B)	20	—	(D)	19	—	(D)	19
				1	(C)		(1)	(N)		—	(N)
				18	(D)
				—	(M)
Class B Common Stock				21	(D)	21	—	(D)	21	—	(D)	21
Additional paid-in capital	—	575,966		77,499	(B)	1,175,611	2,346	(E)	1,126,104	2,346	(E)	1,078,895
				122,499	(C)		971	(J)		6,491	(J)
				1,198,080	(D)		14,203	(L)		10,984	(L)
				(39)	(D)		(67,027)	(N)		(67,030)	(N)
				(39,441)	(F)
				115,064	(G)
				(79,897)	(J)
				285,000	(K)
				(1,097,244)	(L)
				(9,468)	(M)
				10,813	(R)
				16,779	(U)
Accumulated deficit	(9,468)	(1,070,518)		(1,220)	(F)	(559,948)	8,112	(L)	(551,836)	8,831	(L)	(543,005)
				522,603	(L)
				9,468	(M)
				(10,813)	(R)
Total stockholders’ equity/ members’ deficit	(9,467)	(494,552)	—	1,119,723		615,704	(41,396)		574,308	(38,378)		535,930
Total liabilities, redeemable noncontrolling interest and stockholders’ equity/ members’ deficit	$286,548	$1,587,225	$—	$146,554		$2,020,327	$(64,682)		$1,955,645	$(64,683)		$1,890,962

Unaudited Pro Forma Condensed Combined Statement of Operations of Vacasa, Inc.
for the SIX Months Ended JUNE 30, 2021
(amounts in thousands, except share and per share amounts)
	TPG Pace Solutions Corp. (Historical)	Vacasa Holdings Adjusted (Pro Forma Combined)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming no redemptions)	Notes	Pro Forma Combined (Assuming no redemptions)	Additional Transaction Accounting Adjustments (Assuming illustrative redemptions)	Notes	Pro Forma Combined (Assuming illustrative redemptions)	Additional Transaction Accounting Adjustments (Assuming maximum redemptions)	Notes	Pro Forma Combined (Assuming maximum redemptions)
Revenue	$—	$398,589				$398,589			$398,589			$398,589
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below		205,400		7	(T)	205,407			205,407			205,407
Operations and support		84,542		101	(T)	84,643			84,643			84,643
Technology and development		20,549		204	(T)	20,753			20,753			20,753
Sales and marketing		72,298		226	(T)	72,524			72,524			72,524
General and administrative		35,503	749	299	(T)	36,271			36,271			36,271
				(280)	(W)
Depreciation		8,446				8,446			8,446			8,446
Amortization of intangible assets		21,914				21,914			21,914			21,914
Professional expenses and formation costs	749		(749)			—			—			—
Total operating costs and expenses	749	448,652	—	557		449,958	—		449,958	—		449,958
Loss from operations	(749)	(50,063)	—	(557)		(51,369)	—		(51,369)	—		(51,369)
Interest income	—	30				30			30			30
Interest expense		(5,906)		5,906	(O)	—			—			—
Other income (expense), net		(10,349)				(10,349)			(10,349)			(10,349)
Loss before income taxes	(749)	(66,288)	—	5,349		(61,688)	—		(61,688)	—		(61,688)
Income tax expense (benefit)		(62)		164	(P)	102			102			102
Net loss	(749)	(66,226)	—	5,185		(61,790)	—		(61,790)	—		(61,790)
Net loss attributable to noncontrolling interest	—	—	—	(29,829)	(Q)	(29,829)	(463)	(Q)	(30,292)	(504)	(Q)	(30,796)
Net loss attributable to Vacasa, Inc.	$(749)	$(66,226)	$—	$35,014		$(31,961)	$463		$(31,498)	$504		$(30,994)
Net loss per ordinary share
Class A ordinary shares – basic and diluted	$(0.03)				(S)	$(0.14)		(S)	$(0.14)		(S)	$(0.14)
Weighted average shares outstanding
Class A ordinary shares – basic and diluted	26,176,948					229,030,510			222,267,189			215,160,131

Unaudited Pro Forma Condensed Combined Statement of Operations of Vacasa, Inc.
for the Year Ended December 31, 2020
(amounts in thousands, except share and per share amounts)
	TPG Pace Solutions Corp. (Historical)	Vacasa Holdings Adjusted (Pro Forma Combined)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming no redemptions)	Notes	Pro Forma Combined (Assuming no redemptions)	Additional Transaction Accounting Adjustments (Assuming illustrative redemptions)	Notes	Pro Forma Combined (Assuming illustrative redemptions)	Additional Transaction Accounting Adjustments (Assuming maximum redemptions)	Notes	Pro Forma Combined (Assuming maximum redemptions)
Revenue	$—	$585,848				$585,848			$585,848			$585,848
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below		292,673		247	(T)	292,920			292,920			292,920
Operations and support		140,544		5,396	(T)	145,940			145,940			145,940
Technology and development		33,503		3,754	(T)	37,257			37,257			37,257
Sales and marketing		104,532		9,478	(T)	114,010			114,010			114,010
General and administrative		77,445	—	9,589	(T)	93,534			93,534			93,534
				6,220	(V)
				280	(W)
Depreciation		16,033				16,033			16,033			16,033
Amortization of intangible assets		44,577				44,577			44,577			44,577
Total operating costs and expenses	—	709,307	—	34,964		744,271	—		744,271	—		744,271
Loss from operations	—	(123,459)	—	(34,964)		(158,423)	—		(158,423)	—		(158,423)
Interest income	—	467				467			467			467
Interest expense		(7,907)		7,907	(O)	—			—			—
Other income (expense), net		(5,578)				(5,578)			(5,578)			(5,578)
Loss before income taxes	—	(136,477)	—	(27,057)		(163,534)	—		(163,534)	—		(163,534)
Income tax expense (benefit)		(187)		252	(P)	65			65			65
Net loss	—	(136,290)	—	(27,309)		(163,599)	—		(163,599)	—		(163,599)
Net loss attributable to noncontrolling interest	—	—	—	(78,978)	(Q)	(78,978)	(1,226)	(Q)	(80,204)	(1,334)	(Q)	(81,538)
Net loss attributable to Vacasa, Inc.	$—	$(136,290)	$—	$51,669		$(84,621)	$1,226		$(83,395)	$1,334		$(82,061)
Net loss per ordinary share
Class A ordinary shares – basic and diluted	$—				(S)	$(0.37)		(S)	$(0.38)		(S)	$(0.38)
Weighted average shares outstanding
Class A ordinary shares – basic and diluted	—					229,030,510			222,267,189			215,160,131

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information has been adjusted to include transaction accounting adjustments which reflect the application of the accounting required by GAAP. The pro forma adjustments are prepared to illustrate the estimated effect of the Pro Forma Transactions, including: the TurnKey Acquisition, the Business Combination, the PIPE Financing, the Forward Purchase Agreements, and certain other adjustments.
Under each redemption scenario presented, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vacasa, Inc. has been treated as the “acquired” company for financial reporting purposes, with Vacasa Holdings considered to be the accounting acquirer. This determination was primarily based on the Existing VH Holders comprising a relative majority of the voting power of the combined company, Vacasa Holdings’ operations prior to the acquisition comprising the only ongoing operations of Vacasa, Inc., and Vacasa Holdings’ senior management comprising a majority of the senior management of Vacasa, Inc. Accordingly, although Vacasa, Inc. will be the legal parent company, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Vacasa Holdings, with the Business Combination being treated as the equivalent of Vacasa Holdings issuing stock for the net assets of Vacasa, Inc. accompanied by a recapitalization. The net assets of Vacasa Holdings will be stated at historical costs, with no goodwill or other intangible assets recorded.
Note 2 — Reclassifications
Certain reclassification adjustments have been made to conform TPG Pace’s historical financial statement presentation to that of Vacasa, Inc.’s as noted below:
a)
TPG Pace’s Accrued formation and offering costs were reclassified to Accrued expenses and other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet. The reclassification has no impact on Total current liabilities.

b)
TPG Pace’s Professional expenses and formation costs were reclassified to General and administrative expenses on the Unaudited Pro Forma Condensed Combined Statement of Operations. The reclassification had no impact on Loss from operations.

Note 3 — Business Combination Accounting Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, unaudited pro forma condensed statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows:
(A)
Represents the release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination at closing under the no redemption scenario. Accordingly, cash and cash equivalents increased $285.0 million with a corresponding decrease to Investments held in Trust Account.

(B)
Represents the gross proceeds of $77.5 million from the sale and issuance, in the PIPE Financing, of 8,157,896 shares of Vacasa Class A Common Stock with a par value of $0.0001 for a purchase price of $9.50 per share pursuant to subscription agreements between TPG Pace, Vacasa, Inc. and certain investors which were executed concurrently with the execution of the Business Combination Agreement. Accordingly, Cash and cash equivalents increased by $77.5 million, with a corresponding increase in Vacasa Class A Common Stock of $0.0 million and $77.5 million to Additional paid-in capital. Business Combination costs incurred related to the PIPE Financing are discussed in adjustment (F) below.

(C)
Represents the gross proceeds of $122.5 million from the sale and issuance, to certain accredited investors, including TPG Global LLC, a TPG Pace affiliate, of 12,763,688 Vacasa Class A Common Stock with a par value of $0.0001 for a purchase price of $9.50 per share for the shares purchased by certain accredited investors and $10.00 per share for the shares purchased by TPG Global LLC, pursuant to the Forward Purchase Agreements, as amended in contemplation of the Business Combination Agreement. Accordingly, Cash and cash equivalents increased by $122.5 million, with a corresponding increase in Class A Common Stock of $0.0 million and $122.5 million to Additional paid-in capital. Business Combination costs incurred related to the Forward Purchase Agreements are discussed in adjustment (F), below.
(D)
Represents an exchange of equity interests in Vacasa Holdings pursuant to their original conversion terms, including all issued and outstanding Series A Redeemable Convertible Preferred Units, Series B Redeemable Convertible Preferred Units, Series B-2 Redeemable Convertible Preferred Units, Series C Redeemable Convertible Preferred Units, Series C-1 Redeemable Convertible Preferred Units, Series C-2 Redeemable Convertible Preferred Units, and Series D-1 Redeemable Convertible Preferred Units, subsequent to the conversation of Vacasa Holdings Senior Secured Convertible Notes to Vacasa Holdings Series D-1 Redeemable Convertible Preferred Units as described in adjustment (G).

Under the no redemption scenario, in exchange for their equity interests in Vacasa Holdings, Existing VH Holders will receive 175,177,171 shares of Vacasa Class A Common Stock with a par value of $0.0001 per share and 213,755,791 shares of Vacasa Class B Common Stock with a par value of $0.0001 per share, including shares issued to settle the Companies’ vested PIUs.
Under the illustrative redemption scenario, in exchange for their equity interests in Vacasa Holdings, Existing VH Holders will receive 175,172,389 shares of Vacasa Class A Common Stock with a par value of $0.0001 per share and 213,760,101 shares of Class B Common Stock with a par value of $0.0001 per share, including shares issued to settle the Companies’ vested PIUs.
Under the maximum redemptions scenario, in exchange for their equity interests in Vacasa Holdings, Existing VH Holders will receive 175,140,536 shares of Vacasa Class A Common Stock with a par value of $0.0001 per share and 213,788,816 shares of Class B Common Stock with a par value of $0.0001 per share, including shares issued to settle the Companies’ vested PIUs.
(E)
Underwriting fees from the TPG Pace IPO are due based on the number of shares of Vacasa Class A Common Stock issued to current public shareholders of TPG Pace Class A ordinary shares that choose to waive their redemption rights and continue as shareholders of the combined entity. Under a no redemption scenario, $10.0 million of deferred underwriting compensation will be paid to the underwriters at the closing of the Business Combination. Accordingly, the payment results in a decrease to Cash and cash equivalents of $10.0 million with a corresponding decrease to Deferred underwriting compensation.

Under the illustrative redemption scenario, only 21,797,174 shares, respectively, of Vacasa Class A Common Stock will be issued to the current public shareholders of TPG Pace Class A ordinary shares. Accordingly, 76.5% of the Deferred underwriting compensation will be paid and Deferred underwriting compensation will decrease by $10.0 million with a corresponding decrease in Cash and cash equivalents of $7.6 million and an increase of $2.3 million of Additional paid-in capital.
Under the maximum redemption scenario, only 15,094,348 shares of Vacasa Class A Common Stock will be issued to the current public shareholders of TPG Pace Class A ordinary shares. Accordingly, only 53.0% of the Deferred underwriting compensation will be paid and Deferred underwriting compensation will decrease by $10.0 million with a corresponding decrease in Cash and cash equivalents of $5.3 million and an increase of $4.7 million of Additional paid-in capital.
(F)
Reflects the payment of $45.7 million of estimated transaction costs at close in connection with the Business Combination, of which $2.8 million was previously recorded in Accrued expenses and other current liabilities and Prepaid expenses and other current assets. Of the total, $36.0 million relates to advisory, legal, and other fees to be incurred, $4.3 million relates to PIPE financing fees and $5.4 million relates to Forward Purchase Agreement fees. Of these expenses, $39.4 million are expected to be recorded in Additional paid-in capital, $2.2 million are expected to be recorded to Prepaid expenses and other current assets, and the remaining $1.2 million is expected to be recorded to Accumulated deficit.
(G)
Represents the conversion of Vacasa Holdings Senior Secured Convertible Notes (“D-1 Convertible Notes”) pursuant to the underlying agreement, including paid-in-kind interest capitalized, to Vacasa Holdings Series D-1 Redeemable Convertible Preferred Units at a conversion rate of $1 per unit, which are subsequently exchanged for 67,793,216 shares of Vacasa Class A and Vacasa Class B Common Stock with a par value of $0.0001 per share, as described in adjustment (D) above. Accordingly, Additional paid in capital increased by $115.1 million with a corresponding decrease of $115.1 million in Long-term debt.

(H)
Deferred taxes are primarily related to the difference between the financial statement and tax basis in the Vacasa Holdings partnership interests, including legacy step-up basis adjustments, as well as tax attributes (e.g, net operating losses) recorded at Vacasa, Inc. The adjustment related to the deferred tax asset is assuming: (1) the GAAP balance sheet as of June 30, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of June 30, 2021 adjusted for the pro forma entries described herein, (3) a full valuation allowance to offset the deferred tax assets, (4) a constant federal income tax rate of 21.0% and a state tax rate of 5.2% (4.1% net of federal benefit), and (5) no material changes in tax law. A valuation allowance is recorded related to TPG Pace’s deferred tax assets as TPG Pace believes it is not more likely than not able to realize a tax benefit in the future.

Vacasa, Inc. accrues liabilities or adjusts deferred taxes for unrecognized tax benefits. Vacasa, Inc. has not recorded any unrecognized tax benefits in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, that, if recognized, would affect its annual effective tax rate. However, as Vacasa, Inc. continues to evaluate various accounting considerations, the accounting for uncertain tax positions may change.
(I)
As discussed under “Business Combination Proposal — Related Agreements — Tax Receivable Agreement”, Vacasa, Inc. will be a party to a tax receivable agreement. At this time, all deferred taxes are fully offset by a valuation allowance and therefore there is not an expectation that there will be any cash tax savings. Therefore, no liability related to future TRA payments has been recorded.

Vacasa, Inc. anticipates that it will account for the income tax effects resulting from future taxable exercises of the redemption or call rights set forth in the Limited Liability Company agreement of Vacasa Holdings by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Vacasa, Inc. will evaluate the likelihood of whether Vacasa, Inc. will realize the benefit represented by the deferred tax asset, and, to the extent that Vacasa, Inc. estimates that it is more likely than not that Vacasa, Inc. will realize the benefit, Vacasa, Inc. will record a TRA liability in the future.
(J)
Reflects the recording of the liability for contingent earnout share consideration (e.g., Vacasa Class G Common Stock) due to certain TPG Pace equity holders. These shares are outstanding and participate in any dividends, however, earnout shares do not contractually obligate the holders of such shares to participate in losses. These shares are contingently issued to certain Vacasa, Inc. equity holders and will be forfeited if set market share price milestones are not met within a period of 120 months following the Business Combination. The contingent earnout share consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 120 months post Business Combination. Due to conditions surrounding the change in control of the earnout agreement, the contingent earnout consideration is recorded as a noncurrent liability at the fair market value of the Vacasa Class G Common Stock of $79.9 million, $78.9 million and $72.4 million under the no redemption, illustrative redemption and maximum redemption scenarios, respectively, each with a corresponding decrease to Additional paid-in capital.

(K)
Reflects the reclassification of the Vacasa Class A Common Stock subject to possible redemption to Vacasa Class A Common Stock immediately prior to the Closing. Accordingly, this adjustment reflects a decrease in TPG Pace Class A Shares subject to possible redemption of $285 million historically classified outside of shareholders equity, with a corresponding increase to Additional paid-in capital.
(L)
Represents an adjustment to reflect redeemable noncontrolling interest holders’ economic share of combined equity, pursuant to the post-combination structure of the combined Companies. The respective controlling interests and redeemable noncontrolling interests in Vacasa Holdings as reflected in Vacasa, Inc.’s financial statements depends on the level of redemptions. For purposes of the unaudited pro forma condensed combined financial information, 51.7% controlling interest and 48.3% redeemable noncontrolling interests has been applied for purposes of the no redemption scenario. For the illustrative redemption scenario, 51.0% controlling interest and 49.0% of redeemable noncontrolling interests has been applied. For the maximum redemption scenario, 50.2% controlling interest and 49.8% redeemable noncontrolling interest has been applied. Following the consummation of the Business Combination, holders of Vacasa Class A Common Stock will own direct controlling interests in the results of the combined entity, while the holders of Vacasa Class B Common Stock or Vacasa Holdings OpCo unitholders will own an economic interest in Vacasa Holdings shown as redeemable noncontrolling interest outside of permanent equity in the financial statements of Vacasa, Inc. The indirect economic interests are held by the Existing VH Holders in the form of Vacasa Holdings OpCo Units that can be redeemed at Vacasa, Inc.’s election for Vacasa Class A Common Stock or cash in an amount equal to the fair market value of Vacasa Class A Common Stock.

The following table represents the share of economic interest of the combined entity between the holders of Vacasa Class A Common Stock and indirect economic interests held by the Vacasa Holdings OpCo unitholders in the form of Vacasa Holdings OpCo units and Vacasa Class B Common Stock under each of the redemptions scenarios:
	No Redemption Scenario		Illustrative Redemptions Scenario		Maximum Redemptions Scenario
	Economic Interests	% of Economic Interests	Economic Interests	% of Economic Interests	Economic Interests	% of Economic Interests
Vacasa Inc. Class A Common Stock	229,030,510	51.7%	222,267,189	51.0%	215,160,131	50.2%
Vacasa Holdings OpCo Units	213,755,791	48.3%	213,760,101	49.0%	213,788,816	49.8%
	442,786,301	100.0%	436,027,290	100.0%	428,948,947	100.0%
The redeemable noncontrolling interest may decrease according to the number of shares of Vacasa Class B Common Stock and Vacasa Holdings OpCo units that are exchanged for shares of Vacasa Class A Common Stock. The calculation of redeemable noncontrolling interest is based on the net assets of Vacasa Holdings following the completion of the Business Combination. The contingent earnout shares described in adjustment (J) will be excluded from the calculation of the Companies’ redeemable noncontrolling interest until such time they become vested. Accordingly, in the no redemption scenario, redeemable noncontrolling interest increased to $575 million with a corresponding decrease in Additional paid-in capital. In the illustrative redemption scenario, redeemable noncontrolling interest increased to $552 million with a corresponding decrease in Additional paid-in capital. In the maximum redemption scenario, redeemable noncontrolling interest decreased to $533 million with a corresponding increase to Additional paid-in capital.
(M)
Represents the conversion of TPG Pace Class F shares with a par value of $0.0001 per share to Vacasa Class A Common Stock with a par value of $0.0001 per share and the elimination of TPG Pace’s historical Accumulated deficit.

(N)
Represents the amount paid to TPG Pace public shareholders who are assumed to exercise redemption rights under the illustrative and maximum redemption scenarios. Under the illustrative and maximum redemption scenarios, 6,702,826 and 13,405,652 TPG Pace Class A ordinary shares would be redeemed for aggregate redemption payments of $67.0 million and $134.1 million, respectively, allocated to Additional paid-in capital with a par value of $0.01 per share and redemption price of $10.00 per share with a corresponding decrease to Cash and cash equivalents. The remaining $218.0 million and $150.9 million, respectively, of cash held in the trust account is released upon consummation of the transaction at closing under each scenario.
(O)
Represents the estimated changes in Vacasa Holdings historical interest expense following the conversion of Vacasa Holdings Senior Secured Convertible Notes (“D-1 Convertible Notes”), including paid-in-kind interest capitalized, to Vacasa Holdings Series D-1 Redeemable Convertible Preferred Units. Accordingly, Interest expense decreased by $5.9 million and $7.9 million for the six months ended June 30, 2021 and year ended December 31, 2020, respectively.

(P)
Represents the adjustment to record the tax provision for the six months ended June 30, 2021 and year ended December 31, 2020 of $0.2 million and $0.3 million, respectively, for the combined entities on a pro forma basis. The pro forma effective tax rates for the same periods of (0.17%) and (0.04%), respectively, differs from the statutory rates due primarily to the full valuation allowance at Vacasa, Inc. plus additional entity level state and foreign taxes at the Vacasa Holdings partnership level.

(Q)
The net loss of Vacasa, Inc. was reduced by the redeemable noncontrolling interest ownership indicated in the no redemption, illustrative and maximum redemptions scenarios of 48.3%, 49.0% and 49.8%, respectively.

	Six months ended June 30, 2021			Year ended December 31, 2020
(amounts in thousands)	Assuming No Redemptions	Assuming Illustrative Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Illustrative Redemptions	Assuming Maximum Redemptions
Pro forma net loss	(61,790)	(61,790)	(61,790)	(163,599)	(163,599)	(163,599)
Noncontrolling interest percentage	48.3%	49.0%	49.8%	48.3%	49.0%	49.8%
Noncontrolling interest pro forma adjustment	(29,829)	(30,292)	(30,796)	(78,978)	(80,204)	(81,538)
Net loss attributable to Vacasa, Inc	(31,961)	(31,498)	(30,994)	(84,621)	(83,395)	(82,061)

(R)
Represents equity-based compensation expense related to UARs held by Vacasa Holdings employees which will convert into SARs of Vacasa, Inc. in conjunction with the Business Combination. In connection with the execution of the Business Combination Agreement, Vacasa Holdings modified these awards such that the existing performance condition is deemed satisfied upon the consummation of the Business Combination and continued service by the holder for a period of 180 days after the Business Combination. All existing service vesting requirements under the UAR awards were otherwise not modified. The modification results in compensation cost being measured based on the modification date fair value. Vacasa, Inc. will begin recognizing compensation cost upon consummation of the Business Combination with a cumulative catch-up adjustment for service rendered from the modification date to closing of the Business Combination. The $10.8 million adjustment as of June 30, 2021, the assumed date of the Business Combination for purposes of the pro forma balance sheet, is calculated as the amount of compensation expense expected to be recognized as a cumulative catch-up adjustment for the portion of the service condition achieved from the modification date through the Business Combination closing date. Accordingly, Additional paid-in capital increases by $10.8 million with a corresponding increase in Accumulated Deficit.

(S)
Represents the net loss per share calculated using the weighted average shares outstanding and the issuance of additional shares of Vacasa Class A Common Stock in connection with the Pro Forma Transactions, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented.

The combined financial information has been prepared assuming a no redemption, illustrative redemption and maximum redemptions scenario. As Vacasa, Inc. was in a net loss under each scenario presented, no effect was given to the unvested equity-based compensation awards outstanding, as the inclusion would have been anti-dilutive.
In addition, Vacasa Holdings OpCo units and corresponding Vacasa Class B Common Stock may be exchanged for Vacasa, Class A Common Stock on a one-for-one basis, subject to Vacasa, Inc’s right to acquire each OpCo unit from the OpCo unitholder at Vacasa, Inc.’s election, (i) one share of Vacasa Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (ii) an equivalent amount of cash. If all Vacasa Holdings OpCo units were to be exchanged immediately following the Business Combination, fully diluted Class A Common Stock outstanding would increase by 213,755,791, 213,760,101 and 213,788,816 shares for the no redemption, illustrative redemption and maximum redemption scenarios, respectively. In computing the dilutive effect, if any, the net income available to holders of Vacasa Class A Common Stock would increase due to elimination of the redeemable noncontrolling interest associated with the Vacasa Holdings OpCo common units (including any tax impact). For the periods presented, such exchange is not reflected in diluted earnings per share as the assumed exchange is not dilutive.
	Six months ended June 30, 2021			Year ended December 31, 2020
	Assuming No Redemptions	Assuming Illustrative Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Illustrative Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to Vacasa Inc	(31,961)	(31,498)	(30,994)	(84,621)	(83,395)	(82,061)
Weighted average Class A Common Stock outstanding, basic and diluted	229,030,510	222,267,189	215,160,131	229,030,510	222,267,189	215,160,131
Net loss per share of Class A Common Stock, basic and diluted	(0.14)	(0.14)	(0.14)	(0.37)	(0.38)	(0.38)
TPG Pace Public Stockholders	28,500,000	21,797,174	15,094,348	28,500,000	21,797,174	15,094,348
Existing VH Class A Stockholders (excluding affiliates)	174,276,644	174,271,862	174,240,013	174,276,644	174,271,862	174,240,013
Sponsor and Affiliates	6,887,282	6,831,569	6,459,186	6,887,282	6,831,569	6,459,186
PIPE Investors	8,157,896	8,157,896	8,157,896	8,157,896	8,157,896	8,157,896
Forward Purchasers (excluding Affiliates)	11,208,688	11,208,688	11,208,688	11,208,688	11,208,688	11,208,688
Pro forma shares outstanding, basic and diluted	229,030,510	222,267,189	215,160,131	229,030,510	222,267,189	215,160,131

(T)
Represents equity-based compensation expense associated with the modification of the historical UAR plan of Vacasa Holdings in the amount of $0.8 million and $28.5 million for the six months ended June 30, 2021, and the year ended December 31, 2020, respectively. Concurrent with the execution of the Business Combination Agreement, the historical Vacasa Holdings UAR awards were modified to allow for replacement by an equivalent number of Vacasa, Inc. SAR Awards, adjusted for any conversion factor, and the existing performance condition will be deemed satisfied upon the consummation of the Business Combination and continued service by the holder for a period of 180 days after the Business Combination. All existing service vesting requirements under the original UAR awards were otherwise not modified. As a result of the modification and the performance condition becoming probable of achievement as of the Business

Combination, Vacasa, Inc will record a $10.8 million cumulative catch up adjustment for equity based compensation expense for the portion of the service period rendered from the modification date to the Business Combination date based on the modification date fair value of the award. Further, Vacasa, Inc, will recognize equity-based compensation expense for the portion of the requisite service rendered after Business Combination date in the periods subsequent to the Business Combination. The pro forma adjustments for expected expense after the Business combination is $0.8 and $17.7 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively. The actual compensation expense that will be recorded at the time of the completion of the Business Combination will be based on the portion of the requisite service period under the awards rendered at that date.
(U)
Represents the reclassification of certain warrant liabilities to permanent equity of $16.8 million recorded in Accrued expenses and other liabilities as the warrants were exercised by the existing Vacasa Holdings investors concurrent with the consummation of the Business Combination.

(V)
Represents an adjustment for $6.2 million of estimated transaction costs in connection with the Business Combination expected to be incurred during the first annual period post-close. Of the total amount expensed, $1.2 million of such costs are non-recurring and were reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations, while the remaining $5.0 million would be amortized ratably during the year ended December 31, 2020. See Adjustment (F).

(W)
Represents $0.3 million of estimated transaction costs by Vacasa in connection with the Business Combination incurred during the six months ended June 30, 2020 as if incurred on January 1, 2020, the date the acquisition occurred for purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION OF VACASA HOLDINGS
Introduction
The following unaudited pro forma condensed combined financial information is presented to aid you in your analysis of the financial aspects of the completed acquisition of the operations of TurnKey by Vacasa Holdings. On April, 1, 2021, Vacasa Holdings acquired the operations of TurnKey, a provider of property management and marketing services for residential real estate owners in the United States. Pursuant to the acquisition agreement, the Company acquired the operations of TurnKey for cash consideration of $45 million and Vacasa Holdings common units with a fair value of approximately $573,800 thousand. The acquisition of TurnKey expands Vacasa Holdings’ footprint of vacation properties under management in current and adjacent markets. The following unaudited pro forma condensed combined financial information does not give effect to the Business Combination, as described in the Business Combination Agreement, and the transactions related thereto. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc.”
The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of Vacasa Holdings and TurnKey adjusted to give effect to the acquisition of TurnKey by Vacasa Holdings. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The TurnKey acquisition was consummated on April 1, 2021 and TurnKey financial information is therefore included in Vacasa Holdings’ balance sheet as of June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, combine the historical statements of operations of Vacasa Holdings for such periods and the historical statements of operations of TurnKey for the three months ended March 31, 2021 and the year ended December 31, 2020 on a pro forma basis as if the acquisition, summarized in Note 1 below, had been consummated on January 1, 2020, the beginning of the earliest period presented.
The historical financial information of Vacasa Holdings was derived from the unaudited and audited consolidated financial statements of Vacasa Holdings as of and for the six months ended June 30, 2021, and for the year ended December 31, 2020, respectively, in each case, included elsewhere in this proxy statement/prospectus. The historical financial information of TurnKey was derived from the unaudited and audited financial statements of TurnKey for the three months ended March 31, 2021, and for the year ended December 31, 2020, respectively, in each case, included elsewhere in this proxy statement/prospectus. This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements included herein and Vacasa Holdings’ and TurnKey’s unaudited and audited historical financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings” and other financial information, in each case included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information currently available and methodologies, as described in the accompanying notes below to the unaudited pro forma condensed combined financial information referred to below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent Vacasa Holdings’ consolidated results of operations or consolidated financial position that would actually have occurred had the acquisition been consummated on the dates assumed or to the consolidated results of operations or consolidated financial position for any future date or period.
The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF VACASA HOLDINGS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands)
	Vacasa Holdings Historical	TurnKey Historical, As Adjusted	Transaction Accounting Adjustments	Notes	Vacasa Holdings, as adjusted Pro Forma Combined
Revenue	$367,027	$31,562	$—		$398,589
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	193,994	11,406	—		205,400
Operations and support	77,401	7,141	—		84,542
Technology and development	18,603	1,946	—		20,549
Sales and marketing	64,714	7,584	—		72,298
General and administrative	40,346	5,886	(10,728)	(a)	35,503
Depreciation	8,307	241	(102)	(b)	8,446
Amortization of intangible assets	16,799	—	5,115	(c)	21,914
Total operating costs and expenses	420,164	34,203	(5,715)		448,652
Loss from operations	(53,137)	(2,642)	5,715		(50,063)
Interest income	26	4	—		30
Interest expense	(5,906)	(60)	60	(d)	(5,906)
Other income (expense), net	(10,349)	—	—		(10,349)
Loss before income taxes	(69,366)	(2,698)	5,776		(66,288)
Income tax expense (benefit)	(152)	90	—		(62)
Net loss	$(69,214)	$(2,788)	$5,776		$(66,226)
See accompanying notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF VACASA HOLDINGS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except per unit amounts)
	Vacasa Holdings Historical	TurnKey Historical, As Adjusted	Transaction Accounting Adjustments	Notes	Vacasa Holdings, as adjusted Pro Forma Combined
Revenue	$491,760	$94,088	$—		$585,848
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	256,086	36,587	—		292,673
Operations and support	116,192	24,352	—		140,544
Technology and development	27,030	6,473	—		33,503
Sales and marketing	79,971	24,561	—		104,532
General and administrative	57,587	8,427	11,432	(a)	77,445
Depreciation	15,483	958	(408)	(b)	16,033
Amortization of intangible assets	18,817	—	25,760	(c)	44,577
Total operating costs and expenses	571,166	101,357	36,784		709,307
Loss from operations	(79,406)	(7,269)	(36,784)		(123,459)
Interest income	385	82	—		467
Interest expense	(7,907)	(274)	274	(d)	(7,907)
Other income (expense), net	(5,725)	147	—		(5,578)
Loss before income taxes	(92,653)	(7,314)	(36,509)		(136,477)
Income tax expense (benefit)	(315)	128	—		(187)
Net loss	$(92,338)	$(7,442)	$(36,509)		$(136,290)
See accompanying notes to unaudited pro forma condensed combined financial information

Notes to Unaudited Pro Forma Condensed Combined Financial Information:
1.
Description of Transaction

Acquisition of TurnKey
On April 1, 2021, Vacasa Holdings acquired the operations of TurnKey, a provider of property management and marketing services for residential real estate owners in the United States. Pursuant to the acquisition agreement, the Company acquired the operations of TurnKey for cash consideration of $45.0 million and Vacasa Holdings common units with a fair value of approximately $573.8 million. The acquisition of TurnKey expands the Vacasa Holdings’ footprint of vacation properties under management in current and adjacent markets.
2.
Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” using the acquisition method of accounting and are based on the historical consolidated financial statements of Vacasa Holdings and TurnKey.
The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.
ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the acquisitions are completed at the then-current market price. Definitive allocations of the purchase price may be performed after the transactions close. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein and our future results of operations and financial position.
ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Vacasa Holdings may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Vacasa Holdings’ intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the acquisition, primarily at their respective fair values and added to those of Vacasa Holdings. Financial statements and reported results of operations of Vacasa Holdings issued after completion of the acquisition will reflect these values but will not be retroactively restated to reflect the historical financial position or results of operations of TurnKey.
Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs incurred for the acquisition of TurnKey are estimated to be approximately $11.4 million, of which $10.7 million was incurred during the six months ended June 30, 2021.
The unaudited pro forma condensed combined financial information is required to include adjustments which give effect to events that are directly attributable to the acquisition regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. As a result, acquisition-related transaction costs described above are presented in the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 as if transaction costs were incurred on January 1, 2020.
The unaudited pro forma condensed combined consolidated statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 have been prepared and should be read in conjunction with, the following:
•
the historical unaudited financial statements of Vacasa Holdings as of and for the six months ended June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•
the historical unaudited financial statements of TurnKey as of March 31, 2021 and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•
the section titled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings’’, included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of Vacasa Holdings as of and for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•
the historical audited financial statements of TurnKey as of and for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. Further, the unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, or cost savings that may be associated with the acquisition.
The pro forma adjustments reflecting the consummation of the acquisition are based on certain currently available information and certain assumptions and methodologies that Vacasa Holdings believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is possible that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Vacasa Holdings believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the acquisition based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the acquisition taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of Vacasa Holdings.
3.
Accounting Policies and Reclassifications

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Vacasa Holdings’ historical audited financial statements as of and for the year ended December 31, 2020. Upon consummation of the acquisition, Vacasa Holdings began a comprehensive review of TurnKey’s accounting policies. As a result of the completion of this review, Vacasa Holdings may identify additional differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined financial statements.
Certain reclassification and classification adjustments have been made to the unaudited pro forma condensed combined financial information to conform TurnKey’s historical financial statements to Vacasa Holdings’ financial statement presentation, as shown in the table below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Vacasa Holdings.

TurnKey
Historical Statement of Operations
Three Months Ended March 31, 2021
(in thousands)
	TurnKey Historical, Before Reclassifications	Reclassifications	TurnKey Historical, As Adjusted
Revenues	$30,618	$944	$31,562
Cost of revenues	14,266	(14,266)	—
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below		11,406	11,406
Operations and support		7,141	7,141
Technology and development		1,946	1,946
Employee compensation and benefits	9,936	(9,936)	—
Transaction costs	3,495	(3,495)	—
General and administrative	3,006	2,880	5,886
Sales and marketing	2,025	5,559	7,584
Travel	292	(292)	—
Depreciation and amortization	241	(241)	—
Depreciation		241	241
Amortization of intangible assets			—
Total operating expenses	18,994	15,210	34,203
Loss from operations	(2,642)	—	(2,642)
Other income (expense):
Interest income	4		4
Interest expense	(60)		(60)
Other expense, net		—	—
Total other income, net	(56)	—	(56)
Loss before income taxes	(2,698)	—	(2,698)
Income tax expense	90		90
Net loss	$(2,788)	$—	$(2,788)

TurnKey
Historical Statement of Operations
Year Ended December 31, 2020
(in thousands)
	TurnKey Historical, Before Reclassifications	Reclassifications	TurnKey Historical, As Adjusted
Revenues	$93,214	$873	$94,088
Cost of revenues	47,439	(47,439)	—
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below		36,587	36,587
Operations and support		24,352	24,352
Technology and development		6,473	6,473
Employee compensation and benefits	34,306	(34,306)	—
General and administrative	10,352	(1,925)	8,427
Sales and marketing	5,975	18,586	24,561
Travel	1,307	(1,307)	—
Depreciation and amortization	958	(958)	—
Depreciation		958	958
Amortization of intangible assets			—
Total operating expenses	52,898	48,459	101,357
Loss from operations	(7,122)	(147)	(7,269)
Other income (expense):
Interest income	82		82
Interest expense	(274)		(274)
Other income (expense), net	—	147	147
Total other income, net	(192)	147	(45)
Loss before income taxes	(7,314)	—	(7,314)
Income tax expense	128		128
Net loss	$(7,442)	$—	$(7,442)

4.
Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of TurnKey based on fair value measurement. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the assets acquired and liabilities assumed. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.
The following table shows the allocation of the purchase price for TurnKey’s assets acquired and liabilities assumed (in thousands):
(In thousands)
Cash Consideration	$45,000
Fair Value of issued Common units of Vacasa Holdings	573,800
Total purchase consideration paid	$618,800

(In thousands)
Recognized Amounts Of Identifiable Assets Acquired And Liabilities Assumed
Cash and cash equivalents	40,461
Restricted cash	14,444
Accounts receivable, net	3,548
Prepaid expenses and other current assets	7,614
Property and equipment	914
Intangible assets	107,600
Accounts payable	(8,446)
Funds payable to owners	(20,393)
Hospitality and sales taxes payable	(5,575)
Deferred revenue	(5,953)
Future Stay Credits	(10,601)
Accrued expenses and other liabilities	(8,474)
Other long-term liabilities	(5,850)
Total identifiable net assets	109,289
Goodwill	509,511
Net Assets Acquired	$618,800

Preliminary identified intangible assets consist of the following, including the estimated amortization expense included in the respective unaudited pro forma condensed combined statements of operation:
Identifiable Intangible Assets	Estimated Fair Value (in thousands)	Estimated Useful Life (in years)	Amortization Expense For The Year Ended December 31, 2020	Amortization Expense For The Three Months Ended March 31, 2021
Homeowner contracts	$102,300	5	$20,460	$5,115
Database and listings	3,400	1	3,400	—
Trademark, trade name, brand name	1,900	1	1,900	—
	$107,600		$25,760	$5,115
This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined financial information. The final purchase price allocation will be determined when Vacasa Holdings has evaluated the detailed information, valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.
5.
Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 to illustrate the effect of the acquisition and has been prepared for informational purposes only. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Vacasa Holdings has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows:
(a)
Reflects pro forma adjustment to present acquisition-related transaction costs incurred by TurnKey and Vacasa Holdings during the six months ended June 30, 2021 as if incurred on January 1, 2020, the date the acquisition occurred for the purposes of the unaudited pro forma condensed combined statements of operations. Adjustment includes $10.7 million which was incurred during the six months ended June 30, 2021. Additionally, $0.7 million paid at closing currently sits in prepaid assets as of June 30, 2021 and is expected to be incurred during the twelve months post-closing. This is a non-recurring item.

(b)
Reflects pro forma adjustment for estimated depreciation of acquired TurnKey tangible assets following the acquisition.

(c)
Reflects pro forma adjustment for estimated amortization of acquired TurnKey’s intangible assets. See Note 4 for further information on acquired intangible assets, including preliminary estimated useful lives.

(d)
Reflects elimination of historical interest expense incurred by TurnKey related to i) its Paycheck Protection Program loan which liability was retained by the prior owners of TurnKey and for which Vacasa Holdings was indemnified, and ii) TurnKey’s line-of-credit which was extinguished as a condition of the Business Combination.

6.
Forward-Looking Statements

The unaudited pro forma condensed combined financial information is forward-looking and involves a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: the possibility that the expected synergies from the acquisition of TurnKey will not be realized, or will not be realized within the expected time period; the risk that the business will not be integrated successfully; the possibility that disruption from the acquisition may make it more difficult to maintain business and operational relationships; difficulty in integrating personnel, operations and financial and other controls and systems, and retaining key employees and customers; Vacasa Holdings’ and TurnKey’s ability to accurately predict future market conditions; and the risk of new and changing regulation and public policy in the U.S. These forward-looking statements speak only as of the date of this proxy statement/prospectus and Vacasa Holdings does not assume any obligation to update or revise any forward-looking statements, whether as a result of new information, future events and developments or otherwise, except as required by law.

INFORMATION ABOUT TPG PACE
Introduction
We are a newly incorporated blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
Founder Share Structure
We have structured our founder shares to provide better aligned incentives than a typical blank check company. The TPG Pace Founder Shares will only provide our Sponsor, officers and directors with significant value if our public shares, following our initial business combination, experiences price appreciation, which we believe aligns our interests with the interests of both our public shareholders and continuing shareholders of any targets we may seek to acquire. Importantly, unlike other SPACs, our Sponsor will receive a financial benefit that is directly coupled to the value that is created for our investors.
The number of TPG Pace Founder Shares issued was determined based on the expectation that the TPG Pace Founder Shares would represent, on an as-converted basis, 10% of our TPG Pace Class A Shares immediately following the completion of the TPG Pace IPO (without giving effect to any redemptions of public shares in connection with the initial business combination and excluding (x) any TPG Pace Class A Shares or equity-linked securities exercisable for or convertible into TPG Pace Class A Shares issued, deemed issued, or to be issued, to any seller in the initial business combination, (y) any TPG Pace Class A Shares issuable upon conversion of the TPG Pace Class G Shares and (z) any private placement shares), with the potential to represent in the aggregate up to 25% of the outstanding TPG Pace Class A Shares upon closing of the TPG Pace IPO (without giving effect to any redemptions of public shares in connection with the initial business combination and excluding (x) any TPG Pace Class A Shares or equity-linked securities exercisable for or convertible into TPG Pace Class A Shares issued, deemed issued, or to be issued, to any seller in the initial business combination and (y) any private placement shares) based on certain triggering events. The TPG Pace Class G Shares will convert into TPG Pace Class A Shares after our initial business combination only to the extent certain triggering events occur prior to the 10th anniversary of our initial business combination, including triggering events based on our shares trading at $12.50, $15.00 and $17.50 per share following the closing of our initial business combination and also upon specified strategic transactions. We believe this better aligns the incentives of our Sponsor with that of our investors.
Indemnity
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act.
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy their indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such eventuality. We believe the likelihood of our Sponsor having to indemnify the Trust Account is limited because we will endeavor to have all third parties and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Facilities
We currently maintain our executive offices at 301 Commerce St., Suite 3300 Fort Worth, Texas 76102. The cost for this space is included in the $50,000 per month fee that we pay an affiliate of our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.
Employees
We currently have three officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that members of our management will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this prospectus.
Directors, Executive Officers and Corporate Governance.
The current directors and executive officers of TPG Pace are as follows:
Name	Age	Title
Karl Peterson	50	Non-Executive Chairman and Director
David Bonderman	78	Director
Julie Hong Clayton	40	Director
Mark Fields	60	Director
Kathleen Philips	54	Director
Wendi Sturgis	54	Director
Kneeland Youngblood	65	Director
Eduardo Tamraz	37	President
Martin Davidson	44	Chief Financial Officer
Carlton Ellis	35	Executive Vice President of Corporate Development, Secretary
Karl Peterson has been TPG Pace’s Non-Executive Chairman and Director since March 2021. Mr. Peterson is a Senior Partner of TPG and the founder and Managing Partner of TPG Pace Group, the firm’s effort to sponsor special purpose acquisition companies and other permanent capital solutions for companies. Mr. Peterson currently serves as the Non-Executive Chairman and Director of TPG Pace Beneficial Finance Corp. since July 2020 and TPG Pace Beneficial II Corp. and TPG Pace Tech Opportunities II Corp. since March 2021. Mr. Peterson has served as a director, President and Chief Executive Officer of TPG Pace Holdings Corp. from its inception in February 2017 through its business combination with Accel in November 2019, and is currently the Chairman of the board of directors of Accel. Mr. Peterson also served as a director, President and Chief Executive Officer of Pace Holdings Corp. from its inception in June 2015 through its business combination with Playa in March 2017, and is currently a member of the board of directors of Playa. He also served as the founding president and CEO of TPG Pace Energy in 2017 and the Non-Executive Chairman and director of TPG Pace Tech Opportunities Corp. from 2020 to 2021.
From 2010 through 2016, Mr. Peterson was Managing Partner of TPG Europe LLP. Since rejoining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder of Hotwire.com and served as the company’s President and Chief Executive Officer. He led the business from its inception through its sale to InterActiveCorp in 2003. Before

Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995, he was a financial analyst at Goldman Sachs & Co. LLC. Mr. Peterson is currently the chairman of the board of directors of Sabre Corporation. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor’s of Business Administration Degree with High Honors.
David Bonderman has served as a member of TPG Pace Board since March 2021. He is a Founding Partner of TPG, a global alternative asset firm, established in 1992. Mr. Bonderman currently serves or has served on the board of directors of the following public companies, among others: Allogene Therapeutics, Inc. from May 2018 to present, RyanAir Holdings, plc, of which he was Chairman from August 1996 until May 2020, China International Capital Corporation Limited from November 2010 to February 2020, Pace-II from April 2017 to November 2019, Pace Energy from April 2017 to July 2018, Energy Future Holdings Corp. from October 2007 to March 2018, Cushman & Wakefield from August 2015 to February 2018, Kite Pharma, Inc. from February 2011 to October 2017, Caesars Entertainment Corporation from January 2008 to October 2017, Pace-I, of which he was Chairman from September 2015 to March 2017, and CoStar Group, Inc. from May 1995 to June 2015. Mr. Bonderman also serves or has served on a number of boards of private companies including Univision Communications, Inc., XOJET, Inc., and Evolution Media Growth Partners. Mr. Bonderman also serves on the board of directors of TPG Pace Beneficial Finance Corp. since July 2020; and TPG Pace Tech Opportunities II Corp. since March 2021. Mr. Bonderman also served on the board of directors of TPG Pace Tech Opportunities Corp. from 2020 to 2021.
Prior to forming TPG, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (“RMBG”), now doing business as Keystone Group, L.P., in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was a Special Assistant to the U.S. Attorney General in the Civil Rights division. From 1967 to 1968, Mr. Bonderman was an Assistant Professor at Tulane University School of Law in New Orleans, Louisiana.
Mr. Bonderman holds a bachelor’s degree from the University of Washington and a J.D. from Harvard Law School. Mr. Bonderman graduated magna cum laude from Harvard Law School, where he was a member of the Harvard Law Review and a Sheldon Fellow.
Julie Hong Clayton has served as a member of TPG Pace Board since April 2021. Ms. Clayton is Partner of TPG and has led TPG Capital’s equity capital markets across its private equity platforms since 2013. Since its inception in June 2015, Ms. Clayton has served as a capital markets advisor for TPG Pace Group, TPG’s dedicated initiative to provide permanent capital solutions for companies. Ms. Clayton also served on the board of directors of TPG Pace Tech Opportunities Corp. from 2020 to 2021. Ms. Clayton served on the board of directors of Univision Communications Inc. from December 2015 to December 2020. Prior to joining TPG in 2013, Ms. Clayton was a Director in the Equity Capital Markets group at Bank of America Merrill Lynch. Ms. Clayton is a director nominee of TPG Pace Tech Opportunities II Corp. Ms. Clayton holds an A.B. in Economics from Harvard College.
Mark Fields has agreed to serve as a member of TPG Pace Board. Mr. Fields served as President and Chief Executive Officer of Ford Motor Company from 2014 to 2017, and prior to this held the Chief Operating Officer role from 2012 to 2014. Mr. Fields joined Ford in 1989 and progressed through a number of leadership positions in the U.S., South America, Asia and Europe. He was Executive Vice President & President of the Americas from 2005 to 2012, Executive Vice President and Chief Executive Officer of Premier Automotive Group and Ford Europe from 2004 to 2005, Chairman and Chief Executive Officer of the Premier Automotive Group from 2002 to 2004, and was President and Chief Executive Officer of Mazda Motor Corporation from 2000 to 2002. Mr. Fields has served on the Boards of Ford (2014 to 2017), IBM (2016 to April 2018) and Mazda (1999 to 2002), as well as serving on boards of four private companies on behalf of TPG. Mr. Fields is also a Senior Advisor of TPG and a director nominee of TPG Pace Beneficial II Corp. Mr. Fields holds a B.A. in Economics from Rutgers University and an M.B.A. from The Harvard Business School.

Kathleen Philips has served as a member of TPG Pace Board since April 2021. Ms. Philips has served as a member of the board of directors of Pace-II from June 2017 through its business combination with Accel in November 2018, and is currently a member of the board of directors of Accel. Ms. Philips served as an advisor at Zillow Group, Inc., from January 2019 until August 2020. Prior to that, Ms. Philips held many leadership positions at Zillow Group, including chief legal officer from September 2014 until December 2018, chief financial officer and treasurer from August 2015 until May 2018, chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Ms. Philips also serves as a member of the board of directors of TPG Pace Beneficial Finance Corp. since October 2020 and is a director nominee of TPG Pace Tech Opportunities II Corp. Prior to joining Zillow Group, Ms. Philips served as general counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as general counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as general counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as general counsel at Hotwire, Inc. from 2001 to 2004 and as its corporate counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998.
Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from The University of Chicago. Ms. Philips is well-qualified to serve as a director because of her senior management experience at a growth-oriented, publicly traded company.
Wendi Sturgis has served as a member of TPG Pace Board since April 2021. Ms. Sturgis currently serves as the CEO of Yext Europe since February 2019. She has over twenty years of experience as a technology and marketing leader at some of the world’s largest tech companies. Ms. Sturgis has been a leader at Yext since joining the company in 2011, and has held a variety of executive roles, including leading Sales, Partnerships, Customer Success, Consulting and Global Operations. Ms. Sturgis is a director nominee of TPG Pace Tech Opportunities II Corp. and served on the board of directors of TPG Pace Tech Opportunities Corp. from 2020 to 2021.
She has previously held executive positions at Oracle, Gartner, Right Media, and Yahoo!, where she was Vice President of Account Management for North America in charge of the North American Search business. She is currently an independent director for the Container Store Group, Inc. since August 2019 and Kustomer, a private company based in New York City since April 2019. She has served on multiple boards including Dailyworth.com, Student Transportation of America, Nasdaq: STI, Step Up Women’s Network, Chair of Georgia Tech Advisory Board, and the Georgia Tech Foundation.
Ms. Sturgis is a graduate of the Georgia Institute of Technology and has served as an adjunct professor of business at Columbia Business School. She was named to the 40 Women to Watch Over 40 list in 2013.
Kneeland Youngblood has served as a member of TPG Pace Board since April 2021. Mr. Youngblood has served as a founding partner of Pharos Capital Group, LLC since 1998, a private equity firm that focuses on providing growth and expansion capital/buyouts in the health care service sector. Mr. Youngblood is a director of Mallinckrodt Pharmaceuticals, a director of Scientific Games Corporation and Chairman of the Finance Committee of the President’s Advisory Board of the UT Southwestern Medical Center. Previously, Mr. Youngblood served as a member of the board of directors of Pace-I from September 2015 through its business combination with Playa in March 2017. Mr. Youngblood has also served as a member of the board of directors of Pace-II from June 2017 through its business combination with Accel. Mr. Youngblood is also a former director of Burger King Corporation, Starwood Hotels and Lodging, Gap Inc. and Energy Future Holdings (formerly TXXU). He also serves on several private company and not-for-profit boards. Mr. Youngblood also serves as a member of the board of directors of TPG Pace Beneficial Finance Corp. since October 2020; is a director nominee of TPG Pace Beneficial II Corp.; and served on the board of directors of TPG Pace Tech Opportunities Corp. from 2020 to 2021.
Mr. Youngblood graduated from Princeton University in 1978 with an A.B in Politics/Science in Human Affairs and earned an M.D. degree from the University of Texas, Southwestern Medical School. He is a member of the Council on Foreign Relations.
Executive Officers
Eduardo Tamraz has been our President since March 2021. Mr. Tamraz is a senior executive on the investment team for TPG Pace Group, TPG’s dedicated initiative to provide permanent capital solutions for companies. Previously, he was a Vice President of TPG Capital in Europe from 2014 to early 2017. Currently, Mr. Tamraz serves as the Secretary and Executive Vice President of Corporate Development for TPG Pace Beneficial Finance Corp. since July 2020; and TPG Pace Tech Opportunities II Corp. since March 2021. He also currently serves as the Secretary of TPG Pace Beneficial II Corp. since March 2021. Mr. Tamraz has served as Secretary and Executive Vice President of Corporate Development of Pace-II from its inception in February 2017 until its business combination with Accel in November 2019. Mr. Tamraz has also served as Secretary and Executive Vice President of Corporate Development of Pace Energy from its inception in February 2017 until its business combination with Magnolia in July 2018 and as Secretary and Executive Vice President of Corporate Development of TPG Pace Tech Opportunities Corp. from its inception in July 2019 until its business combination with Nerdy Inc. in September 2021. Mr. Tamraz is responsible for leading the evaluation of opportunities for TPG Pace Group.
From 2008 until 2014, Mr. Tamraz was a senior member of the private equity team at Eton Park, a global alternative investment firm. He previously worked at BC Partners and Merrill Lynch. Mr. Tamraz received an MA in economics from the University of Cambridge. He is a Co-Chair of Lincoln Center YP Education and Co-Chair of Young Glimmerglass Opera.
Martin Davidson has been TPG Pace’s Chief Financial Officer since March 2021. Mr. Davidson is a Partner and Chief Accounting Officer of TPG. Mr. Davidson is responsible for all financial operations and reporting related to TPG Holdings, TPG’s parent company, and accounting and operations for TPG’s private equity and real estate funds, as well as TPG’s firm-wide accounting policies. Currently, Mr. Davidson serves as the Chief Financial Officer of TPG Pace Beneficial Finance Corp. since July 2020; and as Chief Financial Officer of TPG Pace Beneficial II Corp. and TPG Pace Tech Opportunities II Corp. since March 2021. Previously, Mr. Davidson has served as the Chief Financial Officer of Pace-II from its inception in February 2017 until its business combination with Accel in November 2019. Mr. Davidson has also served as the Chief Financial Officer of Pace Energy from its inception in February 2017 until its business combination with Magnolia in July 2018 and of TPG Pace Tech Opportunities Corp. from its inception in July 2019 until its business combination with Nerdy Inc. in September 2021. In addition, he has held the position of Chief Financial Officer and Financial Operations Principal of TPG’s broker/dealers and served on the board of multiple special purpose investment vehicles of TPG’s investment funds. Prior to joining TPG in 2005, Mr. Davidson was an audit manager at KPMG LLP, where he primarily served clients in the financial services industry, including private equity funds and hedge funds. Mr. Davidson received a BBA in accounting from Texas Christian University and a Masters of Professional Accounting from The University of Texas at Austin. Mr. Davidson is a Certified Public Accountant.
Carlton Ellis has been our Executive Vice President of Corporate Development and Secretary since March 2021. Mr. Ellis joined TPG Capital in 2013 and is currently a Principal on the investment team for TPG Pace Group, TPG’s dedicated initiative to provide permanent capital solutions for companies. He also currently serves as the Executive Vice President of Corporate Development for TPG Pace Beneficial II Corp. since March 2021. Mr. Ellis has lead the evaluation and execution of several opportunities for TPG Pace Group.
Mr. Ellis began his career in investment banking at Citigroup and holds a B.B.A in Accounting and Finance from Texas Christian University and a Masters of Professional Accounting from The University of Texas at Austin.
Number, Terms of Office and Election of Officers and Directors
The TPG Pace Board consists of seven members. Holders of TPG Pace Founder Shares have the right to appoint all of our directors prior to consummation of our initial business combination and holders of our public shares do not have the right to vote on the appointment of directors during such time. These provisions of the Existing Governing Documents may only be amended by a special resolution passed by a majority of at least 90% of our shares voting in a general meeting. TPG Pace Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Karl Peterson and David Bonderman, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Julie Hong Clayton and Mark Fields will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Kathleen Philips, Wendi Sturgis and Kneeland Youngblood will expire at our third annual general meeting. We may not hold an annual general meeting until after we complete our initial business combination. Subject to any other special rights applicable to the shareholders, any vacancies on the TPG Pace Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the TPG Pace Board or by a majority of the holders of TPG Pace Founder Shares.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The TPG Pace Board is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of a Non-Executive Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.
The service of certain of our directors and officers depends in part on their continued engagement with us. See “Risk Factors  —  We are dependent upon our officers and directors and their departure could adversely affect our ability to operate.”
Director Independence
The NYSE listing standards require that a majority of our board of directors be independent, unless we qualify as a “controlled company” or avail ourselves of applicable phase in rules. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). TPG Pace Board has determined that each of Kathleen Philips, Wendi Sturgis and Kneeland Youngblood are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of our officers or directors have received any cash compensation for services rendered to us. We pay an affiliate of our Sponsor a total of $50,000 per month for office space, administrative and support services. In addition, we may pay our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination. These individuals and entities also are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from Vacasa, Inc. following the Business Combination. Any compensation to be paid to our officers will be determined by a compensation committee constituted solely by independent directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
TPG Pace Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by TPG Pace Board. The charter of each committee is available on our website.
Audit Committee
The members of our audit committee are Kathleen Philips, Wendi Sturgis and Kneeland Youngblood. Kathleen Philips serves as the chair of the audit committee.
Each member of the audit committee meets the financial literacy requirements of the NYSE, and the TPG Pace Board has determined that Kathleen Philips qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The primary purposes of our audit committee are to assist the board’s oversight of:
•
audits of our financial statements;

•
the integrity of our financial statements;

•
our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•
the qualifications, engagement, compensation, independence and performance of our independent auditor; and

•
the performance of our internal audit function.

The audit committee is governed by a charter that complies with the rules of the NYSE.
Compensation Committee
The members of our compensation committee are Mark Fields, Wendi Sturgis and Kneeland Youngblood. Wendi Sturgis serves as the chair of the compensation committee.
The primary purposes of our compensation committee are to assist the board in overseeing our management compensation policies and practices, including:
•
determining and approving the compensation of our executive officers; and

•
reviewing and approving incentive compensation and equity compensation policies and programs. The compensation committee will be governed by a charter that complies with the rules of the NYSE.

Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mark Fields, Kneeland Youngblood and Kathleen Philips. Kneeland Youngblood will serve as chair of the nominating and corporate governance committee.
The primary purposes of our nominating and corporate governance committee are to assist the board in:
•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•
developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•
coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•
reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.
Director Nominations
Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual general meeting. Prior to our initial business combination, the board of directors will also consider director candidates recommended for nomination by holders of TPG Pace Class F Shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to the TPG Pace Board.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the TPG Pace Board.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of the Code of Business Conduct and Ethics is available on our website. Any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver.
Corporate Governance Guidelines
The TPG Pace Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the TPG Pace Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we complete an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

TPG PACE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to consummate the Business Combination using cash proceeds of the TPG Pace IPO that occurred at April 13, 2021 (the “TPG Pace IPO Close Date”) and the private placement of TPG Pace Class A Shares, and from additional issuances of, if any, our capital stock and our debt, or a combination of cash, stock and debt.
At June 30, 2021, we held cash of $1,005,449 and current liabilities of $1,039,701. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.
Results of Operations
For the three months ended June 30, 2021 and period from January 4, 2021 (“Inception”) to June 30, 2021, we incurred net losses of $697,434 and $748,863, respectively. Our business activities from Inception to June 30, 2021 consisted primarily of costs associated with our formation. Our business activities since our IPO have consisted solely of identifying and evaluating prospective acquisition targets for a business combination.
Liquidity and Capital Resources
Prior to the closing of the TPG Pace IPO, our only sources of liquidity were an initial sale of TPG Pace Founder Shares to our Sponsor and the proceeds of a promissory note from the Sponsor, in the amount of $750,000.
The registration statement for the TPG Pace IPO was declared effective by the SEC on April 8, 2021. In the TPG Pace IPO, we sold 28,500,000 TPG Pace Class A Shares at a price of $10.00 per share, generating proceeds of $285,000,000, including the issuance of 3,500,000 TPG Pace Class A Shares as a result of the underwriters’ partial exercise of their over-allotment option. Simultaneously with the effectiveness of the TPG Pace IPO, we closed the private placement of an aggregate of 770,000 Private Placement Shares, at a price of $10.00 per share, to the Sponsor, generating proceeds of $7,700,000. On the TPG Pace IPO Close Date, we placed $285,000,000 of proceeds (including $9,975,000 of deferred underwriting discount) from the TPG Pace IPO and the Private Placement Shares into the Trust Account and held the remaining portion (net of offering expenses, other than underwriting discounts, paid upon the consummation of the TPG Pace IPO) of such proceeds outside the Trust Account.
At June 30, 2021, we had cash of $1,005,449 and negative working capital of $34,252.
Starting January 2022, the funds in the Trust Account may be invested only in specified U.S. government treasury bills with a maturity of 180 days or less and in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business prior to the Business Combination. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating the Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of TPG Pace Class A Shares at the completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination (including from our affiliates or affiliates of the Sponsor).

Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.
We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.
Contractual Obligations
At June 30, 2021, we did not have any long-term debt, capital lease obligations, operating lease obligations or longterm liabilities. On the TPG Pace IPO Close Date, we entered into an administrative support agreement pursuant to which we have agreed to pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. Upon the earlier of the completion of the Business Combination and our liquidation, we will cease paying these monthly fees.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Offering Costs
We comply with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” We incurred offering costs of $768,377 in connection with our Public Offering primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $15,675,000, were charged to additional paid-in capital at the TPG Pace IPO Close Date.
Net Loss Per Ordinary Share
We comply with accounting and disclosure requirements of Financial Accounting Standards Board ASC Topic 260, “Earnings Per Share”. Net loss per ordinary share is computed by dividing net loss applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period, plus to the extent dilutive the incremental number of shares of ordinary shares to settle warrants, as calculated using the treasury stock method. At June 30, 2021, TPG Pace had outstanding forward purchase contracts to purchase up to 15,000,000 TPG Pace Class A Shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary shaer since the exercise of the forward purchase contracts is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

INFORMATION ABOUT VACASA
Unless the context otherwise requires, all reference in this section to the “Company,” “we,” “us” or “our” refer to the business of Vacasa Holdings and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Vacasa, Inc. and its subsidiaries following the consummation of the Business Combination.
Our mission is to reimagine the vacation rental experience for homeowners and guests through our end-to-end technology platform.
We are the leading vacation rental management platform in North America with over 4 million Nights Sold in the twelve months ended June 30, 2021. Our integrated technology and operations platform optimizes vacation rental income and home care for homeowners, offers guests a seamless, reliable and high-quality experience with exceptional service, and provides distribution partners with valuable and high-performing inventory. Our global marketplace aggregates over 30,000 exclusive listings and enables guests to search, discover and book properties on Vacasa.com, our Guest app and on the booking sites of over 100 distribution partners including Airbnb, Booking.com, and Vrbo. In the twelve months ended June 30, 2021, we connected over 1 million guests from around the world to Vacasa-listed properties in over 400 destinations throughout North America, Belize and Costa Rica. During the same period we generated approximately $1.3 billion in Gross Booking Value from 4 million Nights Sold.
Vacation rentals have been growing rapidly in appeal as they address an ever expanding set of use cases and offer an array of options in a wide variety of locations, enabling guests to experience unique properties at a compelling value. Guest demand for vacation rentals is estimated to surpass $200 billion by 2022 according to Technavio, and now represents over 15% of the global lodging market according to Skift. From family vacations and weekend getaways to remote work and extended stays, guests increasingly value the benefits of vacation rentals over hotels. We believe we are still in the early innings of market formation and expect growth to continue as more homeowners rent their vacation and second homes and more guests experience the ever expanding set of use cases they address.
Since our inception, we have focused primarily on the supply side of the market and on homeowners, who hold the keys to the next wave of expansion as demand for vacation rentals continues to grow. Booking channels such as Airbnb, Booking.com, Google and Vrbo have historically had more focus on the demand side of the market and collectively drive hundreds of millions of site visits each month. As a result, we believe demand often exceeds available vacation rental inventory in the right location on the right day with the right features.
Through our integrated technology and operations platform we unlock new supply and increase the availability of vacation rental inventory for guests to discover and book, enabling the vacation rental ecosystem to grow and thrive. Our comprehensive set of capabilities is designed to remove barriers to renting vacation and second homes by solving critical challenges for homeowners such as listing creation and merchandising, pricing optimization, multi-channel distribution and demand generation, seamless home care, insights and analytics, smart home enablement and customer support. For homeowners already renting, we drive significant incremental income and transform their vacation homes into high performing vacation rentals. Homeowners who switched to Vacasa from local property managers gain, on average, a 20% uplift in rental income per home for the twelve months after joining Vacasa, and an additional 10% uplift in rental income during the second twelve months. For homeowners new to renting, we believe the ease of use and income generation capabilities we offer are becoming a meaningful economic factor in their home purchase decision as more second home buyers focus on financial returns. Approximately 20% of the homeowners that joined our platform through our individual approach are renting their vacation homes for the first time.
Our global marketplace connects guests from around the world with the homes we bring onto our platform. All of our listings are aggregated on Vacasa.com and on the sites of over 100 major demand channels, allowing for efficient distribution and discovery that is vital for a thriving marketplace. As a result, we are able to capture demand wherever it exists and connect it with our leading inventory. Our marketplace avoids the capital intensity and asset-based limitations of owning the underlying real estate, and we are able to bring new supply online in a matter of days. As a result, our marketplace is dynamic, as availability, pricing and selection are diverse, robust and continuously growing. Our direct channel, which includes our booking site and Guest app, has become our leading source of guest demand, driving approximately 30% of gross booking value for the twelve months ended June 30, 2021.
Our business model is simple and is based on shared success. We collect nightly rent on behalf of homeowners and earn the majority of our revenue from homeowner commissions and service fees paid by guests when a vacation rental is booked directly on Vacasa.com, our Guest app or on the sites of one of our distribution partners. Because we are vertically-integrated, our listings are predominately exclusive to us, and we are able to capture not only all of the bookings for properties on our platform but also a greater portion of each transaction. We have experienced strong growth and margin expansion in recent years, and we believe our technology, operational expertise, scale advantage and strategic position in the large and growing vacation rentals ecosystem will allow us to continue to grow and achieve profitability over time. In fiscal years 2019 and 2020, we generated revenue of $299.3 million and $491.8 million, respectively. For the six months ended June 30, 2020 and 2021, we generated revenue of $196.7 million and $367.0 million, respectively. In fiscal years 2019 and 2020, we generated net losses of $(84.9) million and $(92.3) million, respectively, representing a net margin of (28)% and (19)%, respectively. For the six months ended June 30, 2020 and 2021, we generated net losses of $(56.5) million and $(69.2) million, respectively, representing a net margin of (29)% and (19)%, respectively. In fiscal years 2019 and 2020, we generated Adjusted EBITDA of $(66.4) million and $(35.0) million, respectively, representing (22)% and (7)% of revenue, respectively. For the six months ended June 30, 2020 and 2021, we generated Adjusted EBITDA of $(31.2) million and $(17.3) million, respectively, representing (16)% and (5)% of revenue, respectively. For a discussion of Adjusted EBITDA, a non-GAAP metric, and a reconciliation to the most comparable GAAP metric, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vacasa Holdings — Key Business Metrics and Non-GAAP Financial Measures — Adjusted EBITDA.”
Trends in our Favor
The global accommodations market reached over $650 billion in 2019 and is expected to reach $890 billion by 2026, growing at an average annual rate of 5%, according to Allied Market Research. Vacation rentals are expected to drive an increasing portion of the market. Allied Market Research projects that growth in the vacation rentals category will be approximately twice that of hotels from 2021 to 2026. We believe this is being driven in part through the following trends.
•
Vacation rentals have become a mainstream form of accommodation.   Adoption of vacation rentals is accelerating as guests increasingly use them in a multitude of ways. According to Phocuswright, the proportion of guests staying in vacation rentals more than tripled in recent years, growing from less than 10% in 2010 to approximately 30% in 2019. Vacation rentals have grown in appeal as they offer more authentic and memorable stays with many of the same benefits and conveniences as traditional accommodations. At the same time, guests are seeking short-term rentals for an increasing diversity of use cases. In addition to the traditional week-long stays with family, guests now seek out vacation rentals for weekend getaways, extended stays, corporate gatherings, meeting together in a safe and trusted environment, working remotely and hosting special events.

•
A significant portion of vacation rental supply remains fragmented and offline.   While leisure travel bookings have been shifting to online channels, a significant portion of the vacation rental supply still remains offline or unavailable on major demand channels. In addition, the vast majority of supply is controlled by individual homeowners using a combination of do-it-yourself tools and local property managers that lack sophisticated technology and operations, which contributes to fragmentation. Of the over 5 million vacation homes in the United States according to the U.S. Census Bureau, an estimated 1.3 million are available for online booking on Airbnb and Vrbo as of December 31, 2020 based on data from AirDNA. While this number has grown rapidly in recent years, from an estimated 600,000 as of December 31, 2017, we believe a significant portion of potential supply lacks the efficient distribution and discovery that is vital for a thriving marketplace.

•
Large distribution channels have made it easy to reach guests online.   The proliferation of scaled online traffic channels has made it easy to generate demand efficiently. For example, major online travel sites drive over 750 million monthly site visits through a combination of paid and organic traffic, according to April 2021 data from Similarweb. The scale of these channels has made it easy for suppliers to generate demand in a cost effective way by pursuing multi-channel distribution, capitalizing on the user activity that is already occurring on those channels.
•
Homeowners are increasingly intending to rent out their second homes.   Homeowners are increasingly seeking ways to generate income and vacation rental properties have become a more common means of accomplishing this goal. The proportion of homeowners intending to rent their properties is increasing. In 2019, over 60% of homeowners purchased second homes with the intent to rent at the time of purchase, up from approximately 35% in 2010 and 10% in 1970 according to Savills World Research. We believe the intent and ability to rent is an important aspect of the homebuyer’s perception of the affordability of a second home and their decision to purchase the property, which further supports our opportunity.

•
Managed marketplaces are increasing in popularity due to quality and consistency of experience.   As transaction activity shifts online, marketplaces connecting buyers and sellers have arisen across verticals. Managed marketplaces, which exert a greater level of control over marketplace activity and buyer and seller experience, have grown in popularity due to the quality, consistency and value they provide over competing, unmanaged marketplaces. For example, in eCommerce, buyers and sellers have gravitated towards the managed marketplace experience of Amazon due to a higher quality and more consistent experience. We believe DoorDash in food delivery and Farfetch in luxury retail present additional examples where controlling more of the end-to-end marketplace experience has led to strong growth over time. Given the breadth of variables impacting vacation rental experiences, we believe the industry is primed for the value proposition of a managed marketplace.

Our Market Opportunity
Guest demand for vacation rentals is estimated to surpass $200 billion by 2022 according to Technavio, and now represents over 15% of the global lodging market according to Skift. As demand for vacation rentals has grown rapidly, we believe the market has become supply constrained, and new vacation rental homes that are made available for online discovery and booking by guests will be met with demand that already exists. As a result, we view our market opportunity from a supply perspective.

(1)
Technavio; Estimated based on U.S. unit count and proportion of global spending

(2)
U.S. Census Bureau, Current Population Survey / Housing Vacancy Survey, March 2021

(3)
AirDNA; Represents unique entire home listings on Airbnb as of June 2020 and Vrbo as of March 2021

We believe significant headroom remains in our opportunity in the United States alone. According to the U.S. Census Bureau, there are over 5 million vacation homes in the United States. An estimated 1.3 million unique whole home listings were available for online booking on Airbnb and Vrbo as of December 31, 2020 based on data from AirDNA. The over 30,000 vacation homes on our platform today represent less than 1% of the vacation homes in the United States and less than 3% of the 1.3 million unique whole home listings on Airbnb and Vrbo. While the number of unique whole home listings on Airbnb and Vrbo has grown rapidly in recent years, from an estimated 600,000 as of December 31, 2017, we believe a significant portion of supply is undiscoverable by guests across major demand channels, leaving significant headroom for the market to continue its expansion.
While the majority of our business today is in the United States, we have a footprint in Canada, Mexico, Belize and Costa Rica and plan to strategically expand in Europe and other international markets over the medium- to long-term. The international opportunity also remains fragmented, with limited technology tools available from other property managers to bring the supply online. We believe we can extend our platform internationally to both penetrate and unlock local markets globally using a similar playbook to what we have done in North America. We estimate that there are approximately 20 million vacation homes globally. This estimate is based on data from the U.S. Census Bureau showing 5.4 million seasonal and occasional use homes in the United States in 2019 and data from Technavio estimating that North America represented 28% of the global spend on vacation rentals. Our estimate assumes the proportion of homes is in line with the proportion of global spend.
Existing Solutions are Inadequate
As more consumers gravitate towards vacation rentals, we believe existing solutions relied upon by the vast majority of market participants have limited the market opportunity. Homeowners seeking to participate in the vacation rentals category have historically been presented with two primary alternatives that suffer from inherent limitations on income generation and experience.
•
For Rent By Owner (FRBO) is inefficient and burdensome.   Homeowners may choose to handle every aspect of renting out the property themselves, from setting up the property to marketing to distribution to pricing to booking to facilitating access to the property to maintenance and everything in between, all while being accessible 24/7 for any needs that arise. Renting the property may become similar to a full time job. Homeowners often rely on a patchwork of point solutions or spreadsheets and pen and paper with limited technology enablement. The process is generally inefficient, burdensome and time-consuming with suboptimal income generation.

•
Local Property Management lacks technology and creates fragmentation.   Homeowners can also pay a local property manager, often a small business or sole proprietor, to manage the property in exchange for a proportion of rental income, generally around 30% according to data compiled by Rented.com. Typical local property managers lack scale and technology tools to maximize yield and enhance service delivery, so homeowners are often left with subpar income generation and experience.

Distribution partners and guests also face limitations that diminish their growth and experience, which has further limited market opportunity.
•
Demand on distribution channels typically exceeds supply.   Online demand channels such as Airbnb, Booking.com, Tripadvisor, and Vrbo have reached immense scale with substantial user traffic with demand for vacation rentals. The demand for vacation rentals, however, is often not met with available supply meeting criteria for date, price, and home characteristics, leading to missed bookings. We believe the market is supply constrained which hinders the growth of distribution channels’ vacation rental offering.

•
Guests cannot expect a consistent experience during their stay.   Guests staying at vacation rentals encounter a wide range of cleanliness, service, and support standards. The care and service of homes is not standardized as many are rented by owners or local property managers who lack the technology tools and scale to deliver a consistent and predictable high-quality experience.

The Vacasa Solution — Building the Leading Integrated Vacation Rentals Management Platform
We have created an integrated technology and operations platform that is purpose-built for vacation rentals and designed to allow the market to realize its potential. Our proprietary technology solves critical challenges such as optimal listing creation and merchandising, pricing optimization, multi-channel distribution and demand generation, seamless home care, insights and analytics, smart home enablement and customer support. We help homeowners drive significant incremental income on one of their most valuable assets and turn their vacation homes into high performing vacation rentals. Our marketplace aggregates our exclusive listings and enables guests to search, discover and book properties on Vacasa.com, our Guest app and on the booking sites of over 100 distribution partners. Our platform is vertically integrated, meaning that we address the full vacation rental value chain for homeowners and guests while capturing a greater proportion of the economics of every booking. We believe we offer a compelling value proposition to both sides of the marketplace compared to alternative approaches that lack the standardization and coordinated care and optimization we are able to provide. We strive to reimagine the vacation rental experience through our unique combination of:
•
Technology and services

•
Optimal listing creation and merchandising.   We work with homeowners on every step of property setup and listing creation, from offering design resources and feature guidance to professionally written descriptions and photography designed to maximize guest appeal. Once a listing is live, we handle all aspects of marketing, calendar management and guest interaction.

•
Pricing optimization.   Our pricing optimization is designed to maximize yield and revenue per home by producing the optimal combination of nights sold and price over the course of a calendar year. Our AI-driven pricing algorithms continuously update daily pricing for every listing based on localized supply and demand dynamics.

•
Multi-channel distribution and demand generation.   Our proprietary software automatically syndicates listings across our own scaled direct booking site and on the booking sites of over 100 third party distribution partners to capture the highest value demand wherever it exists. Our distribution partner routing system includes direct integration with major distribution channels allowing for real-time synchronization of pricing and availability.

•
Seamless home care.   We deliver comprehensive home care to prepare for guest arrivals including home optimization consulting, housekeeping, maintenance, inspection and other service-related needs to deliver peace of mind to homeowners and provide a consistent, high-quality experience to guests.

•
Insights and analytics.   We provide homeowners continuously updated information about their home, including bookings trends, rental income projections, reviews and feedback and tax reporting. Homeowners can easily access all-encompassing information about their homes via our intuitive Homeowner dashboard.

•
Smart home enablement.   We deploy and maintain smart home features, such as smart locks and in-home tablets, that are designed to enhance the guest check-in and stay, promote safety and security for homeowners and improve the efficiency of our local operations.

•
Deep support.   We offer elevated levels of support through a combination of our technology tools such as our Homeowner dashboard, our dedicated customer support team and our local operations personnel.

•
Global marketplace.   We operate a global marketplace that connects the homes on our platform with guests from around the world.

•
Dynamic supply creation and aggregation.   All of the listings on our platform are aggregated online, allowing for efficient distribution and discovery that is vital for a thriving marketplace. Our platform avoids the capital intensity and asset-based limitations of owning the underlying real estate, and we are able to bring new supply onto our marketplace in a matter of days. As a result of these factors, our marketplace is dynamic, as the availability, pricing and selection of vacation rental inventory is diverse, robust and continuously growing.

•
Search, discovery and booking.   We offer an extensive selection of homes in over 400 destinations which guests can access via Vacasa.com, our mobile app or the booking sites of our distribution partners. Guests can search, discover and securely book a listing on our platform. We generate demand on Vacasa.com and through our mobile app and aggregate demand across over 100 major demand channels. We have created a world class booking site and become the leading distributor of our own listings. Approximately 30% of gross booking value was generated through our direct channel, which includes our booking site and Guest app, for the twelve months ended June 30, 2021. We are able to capture demand wherever it exists and connect it with our leading supply portfolio.
•
Local operations

•
Local operations teams.   Our focused teams who perform home care, home optimization, field operations and sales help us establish deep relationships with homeowners and guests by directly providing service to the home and homeowners and guests in over 400 destinations and are key to delivering an enhanced level of service at the local level. They leverage our technology to deliver efficiency and consistency. This means that homes are cleaned on time, maintenance needs are addressed promptly, and property cleanliness and safety standards are predictably high. We utilize advanced data science and artificial intelligence to automate our local operations playbook. Our seamless technology enables efficient and cost effective management of our teams through automated task routing, home care route optimization, and real-time guidance that ensures each of our team members is deployed productively. We believe that having a physical presence in our markets is critical to ensuring that experiences are consistent and high quality.

Why Homeowners Win with Vacasa
Since our inception, we have focused primarily on the supply side of the market and on homeowners, who hold the keys to the next wave of expansion as demand for vacation rentals continues to grow. Homeowners are our asset owners, and provide the supply to our platform that allows us to enable a differentiated experience and hospitality for guests. Our homeowners are diverse, ranging from individuals with second homes for personal use or supplemental income generation to professionals operating small vacation rental businesses. Our homes span the value spectrum from high-end to affordable. Some of our homeowners are financially focused and care about generating a return on their investment property while others are focused on the care of the home as they may use it frequently themselves or plan to retire in it. We make it easy for homeowners to participate in the vacation rentals market by offering a unified solution with highly compelling value propositions such as:
•
Trust and peace-of-mind.   We solve the complicated, time-consuming and unpredictable process of renting by handling each step of the process. Homeowners can relax knowing they have a trusted partner by their side to help them care for one of their most valuable assets. Our local operations teams and centralized customer service and support ensure homeowners are fully supported around the clock.

•
Quality care.   We manage end-to-end tasks from home optimization consulting, housekeeping, maintenance, inspection and other service-related needs. We reliably deliver high quality service to address homeowner requirements through the expertise of our local operations teams.

•
Better income generation.    For homeowners who were using local professional property managers, switching to the technology-driven Vacasa experience can be better in terms of income generation. After switching to Vacasa, homeowners gained an average 20% lift in their rental income in the first year compared to the prior year, for homes onboarded via our portfolio approach between August 1, 2017 and January 1, 2019. Furthermore, during the second twelve months a home is on our platform, these homeowners generate an additional 10% increase, which we believe is attributable to our machine learning-driven yield management.

•
Visibility and transparency.   We provide homeowners real-time access to comprehensive information regarding their vacation rental. Our offering includes revenue forecasts and detailed booking information so homeowners can plan their vacation rental activity and monitor the performance of their property.

•
Ease of use.   Our platform is frictionless for homeowners to access and engage with. Through our elegantly designed and intuitive homeowner dashboard and mobile app, homeowners can stay informed and engaged with every detail of their home performance at the touch of a button. In addition, our local teams provide a point of contact that is just a phone call away.

OUR HOMEOWNERS

"It's super easy to come to the house whenever we want. I just login to the Vacasa owner portal, then I block off the dates I want to come and it automatically schedules housekeeping for me. The portal lets me see all the bookings we have on the calendar and the revenue we've generated. We can even coordinate maintenance work for our home in the portal. We just don't have any worries.

Danielle M.
Vacasa Homeowner - Rockaway Beach, OR

"Vacasa's revenue optimization system is second to none. The income I've generated has been above and beyond my expectations. The local team that looks after my properties is also fantastic. They treat my homes as if they were their own, and their attention to detail when trying to make sure every guest has the most enjoyable stay is unmatched. I am in touch with them often – and even try to offer assistance in any way I can – but they're always on top of any issue that may arise.

Patrick B.
Vacasa Homeowner - Ocean City, MD

"My main concern with buying a vacation home was the distance. From where I live in Kansas to our vacation home in Florida is a long way and leaves a lot of space for things to go wrong. We are so happy that Vacasa has taken care of those nitty-gritty details and made it a worry-free experience for us.

Max W.
Vacasa Homeowner - Miramar Beach, FL

Why Guests Win with Vacasa
Guests from around the world come to our marketplace to search, discover and book a broad selection of vacation homes for a variety of use cases including week-long stays with family, weekend stays, extended stays, corporate gatherings, meeting together in a safe and trusted environment, working remotely and hosting special events. We engage with guests through multiple channels, including our Guest app that unlocks a robust suite of features including smart home access, and ultimately drives greater engagement, satisfaction, and loyalty. The value propositions we deliver to guests include:
•
Superior experience.   We offer an elevated guest experience with high levels of quality, service, and support. Our powerful Guest app offers a robust suite of during stay features that delight guests, including smart home enablement, remote check-in/check-out and instant WiFi connectivity.

•
Access and flexibility.   Guests can access our high-quality inventory in all major vacation rental destinations in the United States and select destinations internationally. We present our exclusive vacation rental supply across numerous distribution channels to make it easy for guests to discover and access high-quality vacation homes through the channels they most frequently visit.

•
Ease of use.   We provide a frictionless customer journey for guests. Guests are able to quickly and easily search, book, pay and coordinate all details of their stay via our user-friendly website and mobile app.

•
Consistency and predictability.   We deliver a consistent experience that guests expect. Vacasa homes are well-maintained and meet high standards of cleanliness, service, and support. We bring professionalism to the vacation rental experience.

•
Security and support.   Guests can trust they will be cared for with Vacasa. We maintain high standards for homes on our platform and continue to roll out smart home technology to enhance the safety and security of our inventory. Our 24/7 customer service staff and local teams provide full support for guests whenever they need it.

OUR GUESTS

"We were extremely happy with our entire experience. The home was really easy to book, and when we arrived it was super clean and looked just as it did in the listing. All the information we needed for our stay was in the Vacasa app, including the code for the home's smart lock and how to access the high-speed Wi-Fi, which was a huge plus. I can't wait to book again!

Tara B.
Vacasa Guest - Palm Springs, CA

"What stands out about booking and staying with Vacasa is that it's easy. I've downloaded the app and used Vacasa for the past three years. The properties are very nice and I've had good experiences. When you've had really good experiences, you tend to stick with that because you know what you're getting. Keep up what you're doing!

Patty B.
Vacasa Guest - Destin, FL

"I've worked in customer service, so I know how hard that can be. Vacasa's team was super helpful, professional, and really cared. It wasn't just a job to them. They personally wanted us to enjoy our stay ... They absolutely went above and beyond for us.

Lisa S.
Vacasa Guest - Galveston, Texas

Our Strategic Role in the Ecosystem as the Leading Supply-Focused Platform
We occupy a strategic position in the ecosystem as the leading supply-first platform with a focus on the homeowner and on growing the supply of new vacation rentals. Our comprehensive set of capabilities unlocks supply by removing barriers to renting vacation and second homes. For homeowners already renting, we drive significant incremental income and transform their vacation homes into high performing vacation rentals. Homeowners who switched to Vacasa from local property managers gain, on average, a 20% uplift in rental income per home for the twelve months after joining Vacasa, and an additional 10% uplift in rental income during the second twelve months. For homeowners new to renting, we believe the ease of use and income generation capabilities we offer are becoming a meaningful economic factor in their home purchase decision as more second home buyers focus on financial returns. Approximately 20% of the homeowners that joined our platform through our individual approach are renting their vacation homes for the first time. As a result, we believe we are helping to increase the availability of vacation rental inventory for guests to discover and book and enabling the ecosystem to grow and thrive.
We have a scalable strategy for aggregating existing supply and unlocking new supply
We believe we have laid the foundation for the future growth of our business by creating a highly efficient and scalable homeowner acquisition strategy consisting of what we refer to as our individual and portfolio approaches. Through these approaches, we are able to aggregate existing supply and bring new supply into our marketplace economically. Our sales force and corporate development teams leverage our proprietary data, portfolio landscaping, multi-channel lead generation and local relationships to sign new homeowners and grow our market position.
To guide our supply growth engine we created an advanced data science toolkit that allows us to evaluate the value of a vacation rental at the individual unit level. Our technology analyzes our trove of proprietary supply, demand and operational data merged with third-party data to identify and catalog potential vacation rentals. Using this information, we are able to predict the potential value of a home to our platform, formulating a score for each potential home in a given market that our sales team and corporate development teams use to prioritize our efforts across both strategies.
We use our individual approach to target single homes, primarily within our existing geographic coverage area. Our AI-powered database also feeds our prospect list that is continuously updating and growing. We strategically deploy marketing spend and outbound sales efforts based on the prioritization scores generated by our platform. Our dedicated sales teams qualify local leads and then sign up new homeowners. An important element of our approach is that we have both central and local sales representatives, which we believe serves as a competitive advantage in our industry. We believe the local aspect is important, as homeowners are likely to find it easier to turn the keys to their homes over to a local sales representative. The output of our individual approach is largely a function of our leads database and the productivity of our sales teams, which gives us a high degree of forward visibility into adding new supply through this approach.
We complement our individual approach with our unique portfolio approach. Our portfolio approach capitalizes on the footprint of highly fragmented, professionally managed local properties and allows us to integrate dozens of existing vacation rentals onto our platform simultaneously to build our local market presence at a faster rate. Since 2018, we have employed this strategy over one hundred times and added approximately 9,000 homes. Similar to our individual approach, our pipeline of portfolio prospects is continually growing. As of June 30, 2021, we have identified a pipeline of over 350,000 homes currently under professional management that we believe would be highly attractive additions to our platform. We have a group of corporate development reps actively working this pipeline, leveraging our market insights and scoring system to prioritize portfolios. This approach generally offers a high return on investment as it drives step-change increases in the supply of homes on our platform in local markets and adds high-quality, seasoned units to our platform that enhance its value and our market position in new and existing geographies. We efficiently add these homes to our platform and drive an immediate revenue lift to these portfolios through our advanced technology capabilities. Homeowners who switched to Vacasa from local property managers gained, on average, a 20% uplift in rental income per home for the twelve months after joining Vacasa compared to twelve months prior to joining Vacasa, for homes onboarded via our portfolio approach between August 1, 2017 and January 1, 2019.
Using a combination of our individual and portfolio approaches, we have demonstrated an ability to enter new markets, scale our presence and aggregate and unlock supply at a faster rate over time. The case studies below on select markets demonstrate our ability to reduce the time it takes to achieve the scale and local market density required to drive operational efficiencies and contribution profit to our business.
Our platform benefits from local market network effects
Our platform benefits from local market network effects, which allow us to improve our operational efficiency and supply acquisition engine and deliver better experiences to homeowners and guests. As we add more homes and sell more nights, we generate and collect more data in a given market. This improves our technology and operations, resulting in better pricing, demand prediction, yield management and local operations team logistics. The improved efficiency helps us to deliver higher-quality service to homeowners and guests while improving our margins. We believe the local market network effects will strengthen as we grow and allow us to generate margin leverage over time from increased homeowner retention, lower supply acquisition costs, more repeat guests, and greater operational efficiencies.

Local market network effects are a powerful driver of our business model. We have demonstrated an ability to improve market-level contribution by growing the number of homes on our platform within each market over time. Our 2020 market-level contribution as a percentage of net revenue was approximately 41% in markets with more than 250 homes compared to 29% in markets with less than 150 homes. The percentage of our markets with more than 250 homes has also increased, with 41% of markets above 250 homes in 2020 compared with 12% in 2018. We believe we can continue to replicate these outcomes across markets as we achieve local market network effects. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting our Performance — Ability to improve market-level economics” for additional information regarding how we define and use market-level contribution.

(1)
Top tenured markets reflects Best 25 markets with 7+ years of tenure; Best 25 markets based on home count as of December 31, 2020, excludes markets with no Vacasa presence in 2018 or significant Wyndham integration impact in 2020

We deliver tremendous value to our ecosystem partners
We believe our scalable growth engine for unlocking supply and our local market network effects also benefit our distribution partners such as Airbnb, Booking.com, and Vrbo. By focusing primarily on supply aggregation, we are able to serve as an important partner to booking sites by enabling them to present a robust selection of vacation rental inventory on their sites. Our integrated technology and operations and unique go-to-market strategy that leverages a local sales effort is able to tactically create new supply in high value locations and make existing supply better performing and more suitable for their sites. Approximately 20% of the homeowners that joined our platform through our individual approach are renting their vacation homes for the first time. As a result, we are bringing inventory onto our distribution partners channels that is entirely new to vacation rentals. As we have scaled, we believe that Vacasa-listed homes have become a key contributor to our distribution partners’ vacation rental offering, and that our high-performing inventory drives incremental bookings.
In particular, we believe we offer distribution partners the following benefits:
•
Increased quantity of valuable supply.   We believe our exclusive, high-quality properties are critical to growing supply on our distribution partners’ platforms. Our professionally-managed and verified inventory improves the volume and quality of selection.

•
High performing supply.   Our ability to offer greater selection and control of the calendar, combined with our leading proprietary yield management technology, leads to higher rent and nights sold per unit on their platform compared to other inventory. Our high-quality supply delivers better average review scores across many of our top markets based on data from AirDNA.

•
High-quality service delivery creates a halo effect.   Guests associate their experience with the distribution platform even if the distribution platform has no control over the stay. We believe our high-quality homes and the top-notch vacation rental experience they offer creates a halo effect for our distribution partners.

Over time, we have grown to represent a sizable portion of our distribution partners’ listings in our top destinations today. As of June 30, 2021, in our top ten markets, we represented approximately 16% of listings on Vrbo and approximately 21% of listings on Airbnb based on data from AirDNA.(1)

(1)
As of June 30, 2021, our top ten markets by unit count include Gulf Shores, Coachella Valley, Rocky Mountains, Steamboat, Miramar Beach, Panama City Beach, Ocean City, Hilton Head, Myrtle Beach, and Corpus Christi; whole-home listings only.

(2)
Airbnb and Vrbo listings, respectively, as of June 2021.

Capitalizing on the Shifting Preferences in Accommodations
While trends driving our opportunity have been underway for decades, we believe they have accelerated in the last 18 months and further enhanced our opportunity as second home purchases have continued to increase and guests have continued to shift their stay preferences towards vacation rentals.
In 2020, there was a 16% increase in second home sales and an 11% increase in housing prices according to the National Association of Realtors and the Federal Housing Finance Agency, respectively. Second home buyers also were highly focused on rental income. According to a survey we conducted for our 2021 Vacation Rental Buyer Report, 46% of second home buyers surveyed reported that they are looking to generate income today. As more second home buyers focus on financial returns, we believe the income generation capabilities we offer are becoming a meaningful economic factor in their home purchase decision, and that we are helping to unlock additional vacation rental supply.
Many new guests have been introduced to vacation rentals during this period and have now experienced the variety of options and unique benefits that vacation rentals can offer over other forms of accommodation.

19% of guests stayed in a vacation rental for the first time between March 2020 and March 2021 according to the Skift Study we commissioned. There is evidence that this accelerated shift in preference will endure beyond the pandemic, as 86% of travelers plan to continue booking vacation rentals post-pandemic according to VRM Intel and 52% of travelers prefer to stay in a vacation rental over hotels post-pandemic according to the Skift Study.
Our Competitive Strengths
We have identified a number of key elements that we believe are necessary to succeed in vacation rentals. We believe our ability to execute these aspects in a seamless offering represents a competitive moat. These elements include:
•
Purpose-built technology.   Our technology is proprietary, purpose-built for the vacation rentals category and designed to scale with us as we grow. Our centralized tech stack and custom applications for homeowners, guests and our operations teams guide all aspects of the experience for our customers and the operations of our business. Our proprietary vacation rental management software is tailored to meet the needs of these constituents and is powered by AI algorithms that are continuously improving, with more than 12 million AI decisions per day. Our technology enables our comprehensive service offering while improving efficiency, homeowner retention and repeat usage by guests.

•
Local operations network.   Our focused teams who perform home care, home optimization, field operations and sales help us establish deep relationships with homeowners and guests by directly providing service to the home and homeowners and guests in over 400 destinations and are key to delivering an enhanced level of service at the local level. We have a complex, highly-localized network of both centralized staff and local operations teams, and our flexible staffing model adapts to local markets and seasonal needs and is highly scalable. Orchestrated in combination with our technology tools, we believe we are able to deliver a superior experience to homeowners and guests.

•
Exclusive supply.   Our portfolio of over 30,000 high-performing homes is only available to us. Our exclusive access to the home and control of the calendar across booking channels allows us to optimize the key element of vacation rentals, the home itself. Because we are vertically-integrated and our listings are predominately exclusive to us, we are able to capture not only all of the bookings for properties on our platform but also a greater portion of each transaction. We are relentlessly focused on supply, and we believe our deep, high-quality portfolio is a key driver of our growth and a foundation of our critical position in the ecosystem.

•
Scalable growth engine.   We have a highly scalable growth engine for bringing new properties onto our platform, which enables us to unlock new supply and grow our offering in an efficient way. Our sophisticated approach to acquiring new homeowners on an individual or portfolio basis supports rapid entry of new vacation rental markets and scaling of our existing markets to achieve local market network effects. We believe this core competency in supply acquisition will enable us to further penetrate the 5 million available vacation homes in the United States alone, and continue to build scale and density in local markets which will accelerate our margin expansion.

•
Trusted, differentiated experience.   Homeowners trust Vacasa to care for and optimize one of their most valuable assets, while guests benefit from the high standards of quality, comfort and support we provide. The enhanced experience and hospitality that we deliver for hosts and guests drives homeowner and guest satisfaction and repeat usage, as well as brand loyalty.

•
Strategic position in the ecosystem.   As the leading supply-first platform we serve an important role in bringing the next wave of vacation rentals online through our scalable growth engine and supplying high-performing inventory to our distribution partners through our comprehensive set of capabilities. Our local reach and unique engagement model gives us an advantage in unlocking new vacation rental supply, and our primary focus on supply means we serve a critical role for distribution partners who rely on our listings to present a robust selection of vacation rental options on their sites. Over time, we have grown to represent a sizable portion of their listings in our top destinations today. We believe that our business model and scale makes us a critical partner to some of the largest travel brands with a vacation rental offering.

Our Growth Strategy
We are in the early phases of capturing our market opportunity. Key elements of our growth strategy include:
•
Optimize existing supply.   We will continue to innovate on our platform to expand our technology advantage, improve our operational efficiency, grow nights sold, and reduce homeowner churn. Utilizing our AI-driven technology we have demonstrated improvements in reducing owner holds, increasing revenue per unit through yield management, and improving churn over time, and plan to continue to do so. Homeowners who switched to Vacasa from local property managers gain, on average, a 20% uplift in rental income per home for the twelve months after joining Vacasa compared to twelve months prior to joining Vacasa, and an additional 10% uplift in rental income during the second twelve months, which we believe is indicative of our ability to optimize existing supply.

•
Grow supply in existing markets.   We intend to grow our footprint and increase density in existing markets to achieve further economies of scale, primarily using our individual approach. We plan to continue to leverage our proprietary data and AI engine to drive intelligent supply acquisition by identifying, predicting, and targeting the highest value properties in a given area. We aim to make the entire supply acquisition process frictionless, and plan to continue to invest in our sales team and in homeowner marketing to enable us to drive growth. For example, in some of our top markets we represent over 30% of entire home listings on major distribution channels Airbnb and Vrbo, and we believe we can continue growing our presence in each market towards similar levels.

•
Expand into new domestic markets.   We aim to establish footholds in new domestic markets, primarily using our portfolio approach, which is our primary strategy for entering new markets. Our portfolio approach capitalizes on the footprint of highly fragmented professionally managed local property portfolios and allows us to port dozens of existing vacation rentals units to our platform simultaneously to build our local market presence at a faster rate. Since 2018, we have employed this strategy over one hundred times and added approximately 9,000 homes. Similar to our individual approach, our pipeline of portfolio transactions is continually growing. As of June 30, 2021, we have identified a pipeline of over 350,000 homes currently under professional management that we believe would be highly attractive additions to our platform. Many of these portfolios exist in markets in which we do not currently operate.

•
Expand our range of homeowner services.   We intend to leverage our deep homeowner relationships and trusted position in the home for monetization of adjacent services such as maintenance service plans. Furthermore, we plan to expand our suite of product offerings to include multiple service levels for homeowners who may want or need assistance with select aspects of our end-to-end offering. We believe these offerings also have the potential to funnel more homeowners into our core product over time.

•
Elevate the guest experience.   We plan to elevate the guest experience with enhanced technology and services. We intend to continue to invest in our existing technology including our Guest app and smart home capabilities, to further serve and delight guests. We plan to seamlessly integrate expanded in-destination services for guests, including concierge services, customized local guides, and in-destination experiences. We aim to further invest in our brand to increase awareness among new guests regarding the benefits of Vacasa and the value of our offering to build brand affinity, engagement and repeat usage.

•
Expand into international markets.   We have an international footprint in Canada, Mexico, Belize and Costa Rica today. Over time, we intend our new market expansion to also include selective entry into attractive international markets primarily in Europe and the Americas. According to Technavio, over 70% of vacation rental spend occurs outside the United States. We believe we can extend our platform internationally to both penetrate and unlock local markets globally using a similar playbook to what we have done in North America, as the market opportunity also remains fragmented, with limited technology tools available from other property managers.

Our Platform and Product Offerings
Our platform delivers a comprehensive offering to homeowners looking to rent their vacation homes, guests looking to experience the potential that vacation rentals can offer, and guides all aspects of our local operations.

Offerings for Homeowners
We have designed our platform with a homeowner-first approach. Our homeowner offering includes products and services designed to enable homeowners to maximize rental income from their properties while having the peace of mind that their property is cared for. Our homeowner offering includes:
•
Property setup and listing optimization.   We swiftly handle the comprehensive steps needed to allow a homeowners’ home to be listed for rent. We offer design resources, professionally written descriptions, HD photography and 3D Tours in order to maximize guest appeal. We also offer feature and amenity recommendations based on our trove of proprietary data. Once a listing is live, we handle all aspects of marketing, calendar management and guest interaction.

vacasa
Bob
Setup
2
Calendar
Performance
Statements
Maintenance
Home Info
Taxes
Settings
Services
124 Conch Street
SLEEP
BATH
KITCHEN
AMENITIES
PARKING
SLEEPING ARRANGEMENTS
Let your guests know the number and size of beds in each room. We've started filling this in based on what we know so far.
2 Bedrooms
2 Beds • 1 King, 1 Queen
Bedroom 1
King
Regular
Add Bed
Remove Room
Bedroom 2
Queen
Regular
Add Bed
Remove Room
Add Room
Save
Next

•
Demand generation.   Our proprietary software automatically syndicates listings across our own scaled direct booking site and on the booking sites of over 100 third party distribution partners, including Airbnb, Booking.com, and Vrbo to capture demand wherever it exists. We seamlessly integrate and syndicate our listings across our site and those of our distribution partners. We have also built tools to allow for granular modifications on listings or prices by channel. We have built a proprietary universal channel management system that takes the details associated with a given home and shares the listing instantly with the appropriate partner sites. We overlay our partner optimization dashboard that allows us to run A/B tests across our partner network, understand pricing elasticity by partner and work to optimize contributions regardless of channel.

vacasa
Home
Airbnb
Units Mappings
Channel Accounts
Reservations
Messages
Configuration
Unit Segments
Permissions
Units
Export Units
Upload Mappings
Search and press enter.
Mapped Only
Unit Id
Code
Unit Name
Vacasa State
Channel Unit Id
Edit
Unit
Actions
Listing Info
Twin Rocks Historic Beach House
Dolphin Street Vacation Rental
Wildwood Cabin
public
Pacific View Paradise - 1 BR Option
terminated
Oceanfront Paradise Vacation Rental
The Lodge at Welches - 5BR option
Marine Street Vacation Rental
Oceanview Retreat Vacation Rental
Gearhart Ocean Views
Camas Lane 10
terminated
The Lodge at Welches
Nestucca Shores Vacation Rental
Blue Sea Oceanfront Cottage
public
Shoreline Cottage Oceanfront Vacation Rental
public
Aliyah
public
Vacasa States / Channel States
Unsynced Unit States
91
public
1731
terminated
31
maintenance
61
hidden
5
inactive

•
Dynamic pricing.   Homeowners can earn more when they switch to Vacasa. We do this by maximizing the total rental revenue. We use artificial intelligence to predict how and when we can deliver the maximum yield for homeowners, and price the home accordingly. To achieve this optimization we continually adjust rental rates up to 12 million times a day across all our channels based on proprietary data and real-time booking dynamics. Our data scientists and machine learning engineers continually A/B test, iterate and release new algorithms in an effort to improve revenue per available night.

•
Tax & compliance support.   We simplify compliance and tax-related tasks for homeowners. We collect and remit transient occupancy taxes (TOT) through our platform and assist with filing necessary permits for vacation rental properties in certain jurisdictions.

•
Real estate analytics.   We offer homeowners advanced analytics based on the wealth of proprietary and industry data we have around vacation rental activity. We provide rental projections to help buyers make informed decisions about potential purchases.

•
Homeowner dashboard.   Homeowners can easily access all their booking, payment, and performance details in a simple, intuitive interface on our homeowner portal or via our mobile app. Information is personalized and 24/7 support is readily accessible.

vacasa
Cory
Calendar
Performance
Statements
Maintenance
Home Info
Taxes
Settings
Services
Performance
Gross Rent
$34,794.94
January 1, 2020 - December 31, 2020
7k
6k
5k
4k
3k
2k
1k
0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

Offerings for Guests
For guests, our offerings provide a frictionless way to search, discover, transact and experience Vacasa listings. Our guest offerings include:
•
Direct booking site.   Our booking site is elegant and intuitive, and serves as our own scaled demand channel. Approximately 30% of gross booking value was generated through our direct channel, which includes our booking site and Guest app, in the twelve months ended June 30, 2021.

NorthStar Bliss
West Shore Lakeview Beauty
Crystal Charm
Eagle Rock Roost
Flicker Retreat
NEW!
Park Avenue Tahoe Lodge
Pier Street Old Brockway Classic
Fawn Lodge
MacBook Pro

•
Payment capabilities.   Guests can book instantly on our website or mobile app, all in a secured environment. We offer multiple payment options, including payment plans offered through our partnership with Affirm.

•
24/7 support.   Guests can access our support staff around the clock. Our dedicated customer support team is available 24/7 and is easily accessible via phone, Vacasa.com, or our Guest app.

•
Smart home integration.   Our smart home integration comprises a host of devices including smart locks, thermostats, in-home tablets, Wi-Fi, pool heaters and noise monitoring. The integration of these devices and features deliver compelling value for guests. For example, with smart locks guests no longer run the risk of not finding their key in the lockbox upon arrival or needing to wait for a property manager to drop it off. At the same time homeowners also receive an additional level of security not available with static keys.

Smart thermostat
Noise detection
Home WiFi
In-home tablet
Smart lock

•
Guest app.   Our powerful Guest app enables a frictionless experience with a comprehensive suite of features for before, during and after their stay. Guests are able to search, book and pay for their stay through the app. Leading up to the trip we prepare them by sending important details about the home and their stay. Upon arrival at the home, the Guest app facilitates access to the property, WiFi connection and our 24/7 support. Our Guest app is designed to drive strong engagement, satisfaction, extended stays and return stays.

Technology Utilized by our Local Operations Teams
Underpinning our local operations teams is our proprietary technology that guides all aspects of home care. These capabilities include:
•
HomeCare Hub.   Our HomeCare Hub is a proprietary software tool purpose-built for vacation rentals and powered by AI. Our HomeCare Hub allows us to optimize staffing, assignments, dispatching and workflows across all of our local markets. Operations managers are able to monitor all the homes in their portfolio 24/7 with bi-directional flow of information from the property. Furthermore, we have built API integrations to vendors to maximize efficiency in the process. Our AI-driven software solution continuously improves, enhancing our operational effectiveness over time.

•
Field application.   Our field application is leveraged by all of our home care staff, maintenance personnel and local managers. It is directly tied into our HomeCare Hub software tool, which enables seamless coordination between managers, contractors and field personnel. Our proprietary application provides visibility to employees on assigned tasks or open tickets. The field application is used in a myriad of ways, such as a guest check-out status to facilitate accelerated cleans and post-cleaning photo submissions for real-time inspection approval. Over time, we have been able to automate more of the operational playbook and leverage AI and machine learning to drive significant efficiency gains at the market level.

•
Ticketing system and time tracking.   We provide comprehensive management of all employee activity on our platform. This includes a ticketing system with detailed real-time tracking for every homeowner or guest-related task. Our local operations teams can clearly see and manage their workflow. Additionally, employees can utilize our system to easily track their time and productivity.

•
Unit-based instructions and direction.   Our field application provides our local home care teams with directions to units, estimated clean times and security codes for entry.

•
Smart home technology.   Smart home technology, such as smart locks, can greatly improve our operational efficiency. For example, local staff do not need to visit homes to change lock box codes or replace lost keys, and certain locks can be programmed to trigger notifications so we know when a guest has checked in and, more importantly, when they have checked out. We can then utilize this information to inform our scheduling algorithms which improves the efficiency of our local teams running home care.

Our Development and Technology Infrastructure
We have a research and development culture that rapidly and consistently delivers high-quality enhancements to the functionality, usability, and performance of our platform. As of June 30, 2021 we have assembled a team of 168 highly skilled engineers, designers, product managers, and data scientists whose expertise spans a broad range of technical areas. We embrace a DevOps culture whereby engineering teams both build systems and manage them in production. We organize our tech organization into cross-functional agile delivery teams, integrating product management, engineering, data science, design, and system operations. We utilize a microservices architecture which allows these teams to release updates rapidly and independently. We focus on creating rich customer experiences while also architecting for massive scale. Our web-based offerings are responsive, mobile-enabled, and operating system-agnostic. We build native iOS and Android applications for our guests and homeowners for a more polished experience.
In November 2021, we launched a new Vacasa Homeowner app through which homeowners are able to monitor reservations and track home maintenance as well as review the financial performance of their Vacasa vacation rental home. The Vacasa Homeowner app allows homeowners to receive push notifications when their home receives a booking and to view booking rates for their home at any given time. The Vacasa Homeowner app adds to our growing technology ecosystem and was designed to help homeowners stay more connected to their vacation rental home and increase transparency for homeowners into our services.
Sales and Marketing
Our marketing strategy includes brand marketing, performance marketing and nurture marketing. Brand marketing increases awareness among potential homeowners and guests, helping them understand the benefits of renting their home through Vacasa and of booking and experiencing a Vacasa property. We deploy performance marketing strategies through digital and offline channels to drive additional traffic from high-intent prospective guests. We complement our brand and performance marketing with nurture initiatives through email and outbound communications to ensure that we retain high-value homeowners and guests.
In addition to brand, performance and nurture marketing, we engage in public relations and communications activities to strengthen our brand and enable us to be less reliant on performance marketing. Our communications team works across press and policy channels to share timely and important news about Vacasa. They also oversee the execution of a consumer, product, corporate, and policy communications plan that supports our brand strategy.
We deploy focused outbound sales efforts targeted at homeowners of properties we predict will be high-value listings on our platform. Once prospects are identified, our sales development reps and sales executives work to convert homeowners to our platform. We have both local and central sales executives. Our local sales executives have crucial area relationships and deep referral networks that bolster our efforts.
Our Distribution Partners
As part of our multi-channel distribution strategy, we have established relationships with over 100 online booking sites, including Airbnb, Booking.com and Vrbo, pursuant to which we make Vacasa-listed properties available for booking by guests through these partners’ online platforms. Bookings through our distribution partners accounted for approximately 75% and 65% of our Gross Booking Value during the years ended December 31, 2019 and 2020, and approximately 70% and 70% of our Gross Booking Value during the six months ended June 30, 2020 and 2021.
Our agreements with our distribution partners typically provide either that (1) the partner will receive a commission on bookings made through the channel transactions (with the rate varying by partner) or (2) we will pay the partner a fixed subscription fee, typically on an annual, per-listing basis. Certain partners may charge guests additional fees directly.
Our People
As of June 30, 2021, we employed a total of 7,626 team members globally. Our dedicated local operations teams, which consisted of 5,388 employees as of June 30, 2021, work directly with our homeowners to provide comprehensive vacation rental management services and exceptional care for our guests. Our local operations teams deliver dedicated around-the-clock care that delights our guests and puts our homeowners’ minds at ease. Our field teams are firmly backed by our central team employees who work in our offices or remotely. This group, which consisted of 2,238 employees as of June 30, 2021, is composed of engineers, product managers, marketers, operations leads, finance professionals, human resources and legal personnel.

We are committed to hiring a diverse workforce. We seek to foster an inclusive environment where everyone feels welcome to be their authentic selves and all voices are heard — an environment that is aligned with our values and that reflects our global community.
Our Culture
Our people are the heart of our business, our most valuable asset, and the foundation of our culture. When you put a group of passionate professionals together — who set out each day to enhance the lives of our homeowners, guests, partners, and most importantly each other — the result is a culture of service and respect, always focused on solutions and improvement.
Vacasa’s culture has grown and evolved along with its people. We started in 2009 with one home and a small, scrappy team. Today we manage over 30,000 homes with a team of experts across the travel and hospitality industry. Even with all of this scale, we still maintain the entrepreneurial spirit that drove Vacasa in its early days. We hold ourselves accountable to the values we’ve grown into as a company, which guide our decision making as we work towards our shared mission of reimagining the vacation rental experience for homeowners and guests through our end-to-end technology platform:
•
Accountability:   We are committed, purposeful and intentional. We take aim and follow through with decisive action.

•
Empathy:   We listen closely, engage thoughtfully and cultivate lasting relationships built on mutual benefit and trust.

•
Growth:   We set the bar high and push ourselves and our teammates to continually expand, improve and progress.

•
Innovation:   We look to the future, anticipate what’s next, iterate and learn from our mistakes.

Diversity, Equity & Inclusion
Our culture is also one of inclusion. We actively work to dismantle inequities within our policies, systems, programs and services to ensure that Vacasa is a space where no one feels the need to edit their identity. We continuously aspire to be a more equitable, safe, and welcoming work environment for all of our team members, and a better advocate to the communities we serve.
Competition
We operate in a highly competitive environment. As we seek to expand our geographic footprint and grow our business globally, we face competition in attracting and retaining homeowners and guests.
Homeowners.   Homeowners have two primary options for online listing, demand generation and distribution and care of their units, self-management or using local property management businesses. Homeowners who self-manage are able to list on sites such as Airbnb and Vrbo, and may choose to leverage additional software tools to handle aspects of the process such as pricing or scheduling, or fully self-manage. We compete for homeowners based on many factors, including the volume of bookings generated by guests on our platform and those of our distribution partners; ease of onboarding onto our platform; the service fees and commissions we charge; the owner protections we offer, such as our insurance programs; and the strength of our brand. Throughout the COVID-19 pandemic, we have also competed based on our cancellation and shut down policies in response to regulatory actions.
Guests.   We also compete to attract guests to our platform. Guests have a wide range of options for finding and booking accommodations, and as such, we compete with other forms of accommodations including hotels, other vacation rental companies, and serviced apartment providers, both online and offline. We also compete for traffic and demand generation through our direct booking channel with Airbnb, Google, Booking Holdings (including the brands Booking.com, KAYAK, Priceline.com and Agoda.com), Expedia Group (including the brands Expedia, Vrbo, Hotels.com, Orbitz and Travelocity), Tripadvisor, Trivago, AllTheRooms.com and regional booking sites and OTAs, and to a lesser degree, urban rental sites such as Sonder, and niche programs such as Inspirato. We compete for guests based on many factors, including the uniqueness and quality of our inventory and the availability of homes; the value and all-in cost of our offerings relative to other options, our brand; and the ease of use of our platform. Throughout the COVID-19 pandemic, we have also competed based on the availability of inventory close to where guests live, as well as the perceived safety and cleanliness of the listings on our platform.
We believe we compete favorably on the basis of the key competitive factors noted above. However, many of our competitors and potential competitors are larger and have greater financial, technical and other resources, including greater brand name recognition, longer operating histories, larger marketing budgets and established marketing relationships, access to larger customer bases and significantly greater resources for the development of their offerings. See “Risk Factors — Risks Related to Vacasa’s Business and Industry — The business and industry in which we participate are highly competitive, and we may be unable to compete successfully with our current or future competitors.”
Facilities
We are headquartered in Portland, Oregon, where we have lease commitments for approximately 99,100 square feet across two buildings. We reduced our Portland, Oregon space by 11,976 square feet in early September 2021. We also have sizable central operations in Boise, Idaho where we lease approximately 34,308 square feet of space in the downtown area, and in Austin, Texas where we lease approximately 15,592 square feet of space brought over with the TurnKey acquisition. In Fort Walton Beach, Florida, we lease 49,382 square feet of office space for our customer service call center. We also maintain regional office leases in various locations in the United States and internationally as necessary or desirable for us to operate our property management or real estate services, for storage purposes, and to facilitate our operations at the local levels.
We continue to seek ways to reduce our global footprint in response to the COVID-19 pandemic. The COVID-19 pandemic has highlighted that we are able to maintain most of our central business operations outside of traditional office space. We believe our facilities are adequate and suitable for our current needs and expect to continue to reduce our reliance on office space in the future.
We have taken measures to improve the efficiency standards of our corporate offices, including reducing waste, water, and power, and our Portland headquarters office building is LEED certified.
Intellectual Property
Our intellectual property is an important component of our business. We rely on a combination of patents, trademarks, copyright, know-how and trade secrets, as well as contractual provisions and restrictions, to protect our intellectual property. As of June 30, 2021, we had filed for two (2) U.S. patent applications which were published in April 2021. These patent applications seek to protect proprietary inventions relevant to our business. While we believe our patent applications are important to our competitive position, we do not believe any single patent application is material to our business as a whole. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost effective. On April 1, 2021, through the TurnKey Acquisition, we acquired 1 additional patent registration.
As of June 30, 2021, we owned fifty-three (53) U.S. and sixty-four (64) international (across fifty-four (54) countries) registered or pending trademarks, including “Vacasa,” “Vacation Rentals Made Easy,” “Vacation Differently” and related logos and designs. We also own several domain names including “Vacasa.com” and other country code top level domain name equivalents.
We rely on trade secrets and confidential information to develop and maintain our competitive advantage. We seek to protect our trade secrets and confidential information through a variety of methods, including confidentiality agreements with employees, third parties, and others who may have access to our proprietary information. We also require employees to sign invention assignment agreements with respect to inventions arising from their employment, and restrict unauthorized access to our proprietary technology. In addition, we have developed proprietary, AI-driven software that is protected through a combination of copyright and trade secrets.
Notwithstanding our efforts to protect our intellectual property, there can be no assurance that the measures we take will be effective or that our intellectual property will provide any competitive advantage. We cannot provide any assurance that any patents will be issued from our pending or any future applications or that any issued patents will adequately protect our proprietary technology. Our intellectual property rights may be invalidated, circumvented or challenged. Furthermore, the laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, as a result, we may be unable to protect our intellectual property and other proprietary rights in certain jurisdictions. In addition, while we have confidence in the measures we take to protect and preserve our trade secrets, we cannot guarantee these measures will not be circumvented, or that all applicable parties have executed confidentiality or invention assignment agreements. In addition, such agreements can be breached, and we may not have adequate remedies should any such breach occur. Accordingly, our trade secrets may otherwise become known or be independently discovered by competitors. For more information regarding the risks related to intellectual property, see “Risk Factors — Risks Related to Information Technology, Intellectual Property and Data Security and Privacy.”
Data Privacy & Security
The protection of identifiable information about individuals, or personal data, that we collect is important for ensuring trust with our stakeholders. In the course of operations, we collect and process a variety of personal data from interactions with customers and visitors, individuals’ use of our websites and/or applications, social media, and advertisements, or individuals’ communications with us relating to any services we offer. We also collect personal data from job applicants, employees and independent contractors, and employees of certain companies with which we work.
We store, protect, use and transmit personal data in accordance with our online privacy policy and internal data security and data handling policies and procedures, in addition to a variety of industry-standard technical, administrative, and physical measures. We also employ a variety of measures designed to comply with our legal obligations in relation to the collection and processing of personal data and promote the use of fair information practice principles to protect personal data.
Such measures include, but are not limited to: specifying collection and processing purposes; restricting the use of personal data to specified purposes; minimizing the collection and retention of personal data beyond what is required for our operations; anonymizing, pseudonymizing, or otherwise obfuscating certain personal data; encrypting personal data; administering privacy awareness training; inventorying personal data processing activities; managing service providers processing personal data on our behalf; and embedding privacy into the design of our products and services.
We are subject to a variety of data privacy and security laws and regulations across multiple jurisdictions. Such laws and regulations include, but are not limited to:
•
United States:

•
Telephone Consumer Protection Act (TCPA)

•
Fair Credit Reporting Act (FCRA)

•
Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM)

•
California Consumer Privacy Act (CCPA) as amended by the California Privacy Rights Act (CPRA)

•
Section 5(a) of the FTC Act and state-level Unfair and Deceptive Acts and Practices (UDAP) laws

•
State-level data security and breach notification laws

•
State-level employee email and Internet monitoring laws

•
European Union:

•
General Data Protection Regulation (EU GDPR)

•
ePrivacy Directive

•
United Kingdom:

•
General Data Protection Regulation (UK GDPR)

•
Data Protection Act

•
Canada:

•
Canadian Anti-Spam Legislation (CASL)

•
Personal Information Protection and Electronic Documents Act (PIPEDA)

•
Mexico

•
Regulations to the Federal Law on Protection of Personal Data Held by Private Parties

•
Chile

•
Law No. 19.628 On the Protection of Private Life, as amended in 2018

•
New Zealand

•
The Privacy Act 2020

The laws and regulations included above set forth a variety of compliance requirements related to the collection and processing of personal data. In order to ensure compliance with such requirements, we maintain and continuously develop a cross-functional and interdisciplinary privacy program that covers the following areas: data subject (consumer) rights; training and awareness; vendor management; personal data inventorying and mapping; retention and destruction; privacy impact assessments; privacy policy management; and incident management.
Regulatory Landscape
We are subject to a wide variety of laws, rules, and regulations enforced by both governments and private organizations. Many of these rules and regulations are constantly evolving. If we are unable to comply with them, we could be subject to civil and criminal liabilities, revocation, or suspension of our licenses or other adverse actions. We may also be required to modify or discontinue some or all of our offerings, and our ability to grow our business and our reputation may be harmed. See “Risk Factors” for a discussion of our regulatory risks.
Short-Term Regulatory Considerations in the Markets in which we Operate
We operate in hundreds of locations across the United States, with varying sets of rules and regulations associated with each state, county, city, town, township, or village. We typically focus our operations in markets whose jurisdictions allow for un-hosted, non-owner occupied short-term rentals, and avoid cities, such as San Francisco and Denver, that only allow “homeshares,” which are rentals of the owner’s primary residence. Occasionally, however, acquisitions of other management companies bring with them a relatively small number of rentals that are subject to these primary residence rules.
The owners of the properties we manage are ultimately responsible for obtaining and maintaining applicable permits, licenses, and tax registrations, and for complying with local zoning restrictions as well as restrictive covenants and homeowner association bylaws. We often assist with permitting, licensing, and taxation to the extent we are legally able, and work hard to verify and ensure compliance with state and local laws for all of our units. When violations occur, we strive to move quickly to correct them and abide by the decisions of government officials.
Some states require short-term rentals to be offered through a licensed real estate broker. Where applicable, we offer and operate rentals through a licensed subsidiary.
Below is a list of certain of our key markets and a basic description of the regulatory environment of each market. Regulations in these markets have not had, and are not currently expected to have a material adverse impact on our operations or revenue. We continually monitor regulations in all of our markets, and adjust our operations to comply as new rules become effective.
Florida
Two of our top markets are located in Florida. All unhosted units in Florida that rent short-term (under the lesser of 30 days or one month) more than three times in a year are required to obtain one of two types of Vacation Rental licenses from the state Department of Business and Professional Regulation: Vacation Rental — Dwelling, or Vacation Rental — Condo. Units can be licensed separately, or as part of a group or collective.
Current Florida law prevents local governments from prohibiting or regulating the duration or frequency of vacation rentals, unless the local ordinance was adopted on or before June 1, 2011. Bills introduced in the legislature over the last several years, including again in 2021, have sought to strengthen that state preemption to include prohibitions on other rules, such as zoning restrictions and permitting or registration requirements, but have thus far been unsuccessful. Many cities and counties have expressed their opposition to the loss of local control that such a law would bring. For now, local governments can still regulate certain activities related to short-term rentals. Regulations in our top Florida markets are described below.
•
Panama City Beach, FL

•
Within Panama City Beach, short-term rentals must be located in permitted zoning districts, and different minimum stay requirements apply in different districts. Rental units must obtain a business tax receipt prior to operating. In Panama City, short-term rentals are prohibited in residential zoning districts, and in zoning districts where allowed must obtain applicable business and tax registrations.

•
Outside of Panama City Beach and Panama City, rentals in unincorporated Bay, Gulf, or Franklin Counties must register to collect and remit applicable taxes.

•
Rentals in Port St. Joe are only permitted in one zoning district, and require a business license and applicable tax registrations.

•
Destin, FL

•
Short-term rentals are permitted in a number of zoning districts in Destin. Only single-family homes require registration, and an annual decal signifying the registration must be posted on signage required to be placed on the property. Condos and apartments only require tax registration.

Other Markets
•
Maryland

•
The majority of our Maryland operations occur in Ocean City, where rental registration is required. A relatively small number of homes are located in the R-1 zoning district, which carries with it a separate occupancy restriction. Other rentals in this area are located in unincorporated Worcester County, which requires a rental license.

•
A smaller number of units are located in Garrett County, which requires a license and health department approval.

•
Gulf Shores, AL

•
We operate in four major jurisdictions in the Gulf Shores area: Gulf Shores, Orange Beach, Dauphin Island, and Baldwin County. In Gulf Shores, short-term rentals are prohibited in certain residential zoning districts, and allowed in certain zoning districts within the Tourist Rental Overlay District with a vacation rental business license. Orange Beach allows rentals of 14 days or less in the Beach Overlay District with a vacation rental license, while rentals of 15 days or longer are allowed in all zoning districts with a short-term rental license. Dauphin allows short-term rental with a business license, and Baldwin County does not specifically regulate short-term rentals. A lodging tax applies to all of these jurisdictions.

•
Southern California

•
The southern California market comprises several different jurisdictions, described below. In addition to the listed requirements, a transient occupancy tax is required in each area.

•
San Diego adopted a new short-term rental ordinance in 2021 that will create a licensing system starting in July 2022. The number of licenses available will be capped at 1% of the city’s total housing units, except for inside the Mission Beach Community Planning Area, which will have a 30% cap. Later in 2021, the city is expected to develop a lottery process to issue licenses, with an anticipated preference for existing “good actors.”
•
Newport Beach prohibits short-term rentals in the R-1 zoning district, and otherwise requires a permit where they are allowed. The city adopted an ordinance in 2020 that would cap permits at 1,550 and require a three-night minimum stay, but these requirements have not yet been approved by the California Coastal Commission as required by state law.

•
Short-term rentals within Oceanside require a permit, but are otherwise not currently limited in number, while Carlsbad allows short-term rentals in the Coastal Zone with a permit.

•
San Clemente allows short-term rentals within a few Short-Term Lodging Unit Overlays (zones) with permits.

•
A number of units we manage are located in coastal areas of unincorporated San Luis Obispo County, which requires a business license.

•
We also manage a relatively small number of units in the area of Oxnard and Ventura. Oxnard recently adopted a new short-term rental ordinance in 2020 that requires a vacation rental permit and limits the number of rental days to no more than 100 each year. Ventura requires short-term rentals to have a permit and guests are required to stay a minimum of seven nights between the middle of June and the end of August.

•
Charleston, SC

•
The Charleston market encompasses a number of jurisdictions with some wide variance in regulations. Kiawah Island requires a rental business license for short-term rentals, but caps those licenses in residential zoning districts, while Folly Beach, Isle of Palms, and Seabrook Island all allow short-term rentals anywhere in the city with the appropriate business license.

•
Within the city limits of Charleston, where we have more limited offerings, short-term rentals are much more strictly regulated. Outside of commercial zoning districts within the Short-Term Rental Overlay, units must be the owner’s primary residence, and all short-term rentals within the city require a permit.

•
Hilton Head Island, SC

•
Hilton Head Island does not specifically regulate short-term rentals, but does require collection and payment of state and local taxes.

•
Tennessee

•
In the market that includes Pigeon Forge, Gatlinburg, Sevierville, and Townsend, each of the cities require a type of permit and restrict new short-term rentals in at least some residential zoning districts. Rules are more relaxed in the unincorporated areas of Sevier and Blount Counties.

•
Nashville has recently prohibited new permits for non-owner occupied short-term rentals in certain residential zoning districts, but many zoning districts still allow it.

•
Myrtle Beach, SC

•
In Myrtle Beach, short-term rentals are prohibited in residential zoning districts, with the exception of those units that have been grandfathered in because they operated prior to the adoption of zoning restrictions. Where permitted, short-term rentals must have a business license and collect applicable state and local taxes.

•
North Myrtle Beach only lightly regulates short-term rentals with a parking standard that has a limited effect on the number of units available for short-term rental use.

•
Hatteras, NC

•
Our operations in Hatteras and the nearby communities of Buxton, Frisco, Avon, and Rodanthe fall under the jurisdiction of Dare County, which requires the collection and payment of taxes but does not otherwise specifically regulate short-term rentals.

Real Estate Regulatory Considerations for our Business Operations
As discussed above, our vacation rental property management operations are considered real estate services in certain states. In addition, our buy/sell real estate brokerage services, offered separately in select states, are considered real estate services. Real estate service providers must be licensed at a brokerage or broker level, and are commonly referred to as a real estate brokerage. Real estate brokerages are licensed at the state level and are primarily regulated by state level agencies dedicated to real estate or licensing services.
State Regulation
Real estate brokerage licensing laws vary widely from state to state. All entities and individuals providing brokerage services must be licensed separately in each state where they operate. Generally, a corporate entity must obtain a firm level license, although in some states the licenses are personal to individual brokers and an entity is associated with the individual broker’s license. Where a firm license is obtained, an individual broker is appointed as the principal broker. The term of art for the principal broker varies from state to state. Licensed agents or salespersons must also obtain a license and affiliate their license under a firm or a principal broker to engage in licensed real estate brokerage activities.
The principal broker in each state is responsible for compliance with licensing laws and for actively supervising the licensed brokerage activities of all its licensees within the state. All licensed market participants, whether individuals or entities, must also comply with a state’s real estate licensing laws and regulations. The licensing laws and regulations vary in each state, but generally detail minimum duties, obligations, and standards of conduct for licensees include requirements related to contracts, disclosures, record-keeping, local offices, handling of trust funds, agency representation, advertising regulations, and fair housing regulations. In each of the states where our operations require, we have designated a properly licensed principal broker and, as required, we also hold a corporate real estate broker’s license.
Federal Regulation
Several federal laws and regulations govern the real estate brokerage business, including federal fair housing laws such as the Real Estate Settlement Procedures Act of 1974, or RESPA, and the Fair Housing Act of 1968, or FHA. RESPA restricts kickbacks or referral fees that real estate settlement service providers such as real estate brokers, title and closing service providers and mortgage lenders may pay or receive in connection with the referral of settlement services. RESPA also requires certain disclosures regarding certain relationships or financial interests among providers of real estate settlement services.
RESPA provides a number of important exceptions that allow for payments or referral commissions to be made and received between licensed real estate brokers and for market-rate compensation payments between service providers for services actually provided. RESPA is administered by the Consumer Financial Protection Bureau, or CFPB. The CFPB has applied a strict interpretation of RESPA and related regulations, and often enforces these regulations in administrative proceedings. Consequently, industry participants have modified or terminated a variety of historical business practices to avoid the risk of protracted and costly litigation or regulatory enforcement.
The FHA prohibits discrimination or any preference in housing because of race, color, national origin, religion, sex, familial status and disability. The FHA applies to real estate brokers and licensees involved in the purchase or sale of homes and to the non-transient rental of homes. The FHA also applies broadly to many forms of advertising and communications, including MLS listings, websites and social media postings.
Local Regulation
In addition to state and federal regulations, residential transactions may also be subject to local regulations. These local regulations generally require additional disclosures by parties or licensees in a residential real estate transaction, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction. Local regulations also may expand those protected from housing discrimination laws by protecting additional classes of people and providing additional fair housing laws.

MLS Rules
Our real estate buy/sell brokerages are also subject to rules, policies, data licenses, and terms of service established by over 50 MLSs of which we are a participant. These rules, policies, data licenses and terms of service specify, among other things, how our licensees may access and use MLS data and how MLS data must be displayed on websites we control or that our licenses maintain. The rules of each MLS to which we belong can vary widely and are complex.
National Association of REALTORS (NAR)
NAR, as well as state and local associations of REALTORS, have codes of ethics and rules governing members’ actions in dealings with other members, clients, and the public. Our licensees and licensed entities must comply with these codes of ethics and rules as a result of membership in these organizations.
Legal Proceedings
We are currently involved in, and may in the future be involved in, legal proceedings, claims, and government investigations in the ordinary course of business. These include proceedings, claims, and investigations relating to, among other things, regulatory matters, commercial matters, intellectual property, competition, tax, employment, pricing, discrimination, consumer rights, personal injury, and property rights. See Note 14 to our consolidated financial statements included elsewhere in this proxy statement / prospectus.
Depending on the nature of the proceeding, claim, or investigation, we may be subject to monetary damage awards, fines, penalties, or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect our business, results of operations, and financial condition. The outcomes of legal proceedings, claims, and government investigations are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters. While it is not possible to determine the outcomes, we believe based on our current knowledge that the resolution of all such pending matters will not, either individually or in the aggregate, have a material adverse effect on our business, results of operations, cash flows, or financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF VACASA HOLDINGS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Vacasa Holdings prior to the consummation of the Business Combination. The following discussion and analysis of Vacasa Holdings’ financial condition and results of operations should be read in conjunction with Vacasa Holdings’ consolidated financial statements and notes to those statements included in this proxy statement/prospectus/consent solicitation statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus/consent solicitation statement.
Overview
Today we are the leading vacation rental management platform in North America with over 4 million Nights Sold in the twelve months ended June 30, 2021. Our integrated technology and operations platform optimizes vacation rental income and home care for homeowners, offers guests a seamless, reliable and high-quality experience with exceptional service, and provides distribution partners with valuable and high‑performing inventory.
Since our inception, we have focused primarily on the supply side of the marketplace and on homeowners, who we believe hold the keys to unlocking the next wave of expansion as demand for vacation rentals continues to grow. Our technology and operations allow homeowners to solve critical challenges such as listing creation and merchandising, pricing optimization, multi-channel distribution and demand generation, seamless home care, insights and analytics, smart home enablement and customer support. We help homeowners drive significant incremental income on one of their most valuable assets and turn their vacation homes into high performing vacation rentals. Our marketplace aggregates our homeowners’ listings and enables guests to search, discover and book properties on Vacasa.com, our Guest app and on the booking sites of over 100 distribution partners including Airbnb, Booking.com and Vrbo. Guests staying in Vacasa-listed properties benefit from the peace of mind that their experience will meet high standards of safety, cleanliness, comfort and support.
Our business has experienced strong growth and margin expansion. In fiscal years 2019 and 2020, we generated revenue of $299.3 million and $491.8 million, respectively. For the six months ended June 30, 2020 and 2021, we generated revenue of $196.7 million and $367.0 million, respectively. In fiscal years 2019 and 2020, we generated net losses of $(84.9) million and $(92.3) million, respectively, representing a net margin of (28)% and (19)%, respectively. For the six months ended June 30, 2020 and 2021, we generated net losses of $(56.5) million and $(69.2) million, respectively, representing a net margin of (29)% and (19)%, respectively. In fiscal years 2019 and 2020, we generated Adjusted EBITDA of $(66.4) million and $(35.0) million, respectively, representing (22)% and (7)% of revenue, respectively. For the six months ended June 30, 2020 and 2021, we generated Adjusted EBITDA of $(31.2) million and $(17.3) million, respectively, representing (16)% and (5)% of revenue, respectively.
Our Business Model
We operate a vertically-integrated vacation rental management platform. We are primarily focused on the supply side of the vacation rentals sector and cultivating an expansive collection of homes in leading vacation rental destinations, allowing homeowners to earn income from their vacation homes and guests to book and experience the high quality supply we bring online. We manage all aspects of the vacation rental experience for homeowners, from listing creation and multi-channel distribution to pricing, marketing optimization and end-to-end property care. We collect nightly rent on behalf of homeowners and earn the majority of our revenue from commissions on rent and from additional reservation-related fees paid by guests when a vacation rental is booked directly through our website or app or through our distribution partners. We also earn revenue from home care solutions offered directly to our homeowners such as home improvement and repair services for a separately agreed upon fee and from providing real estate brokerage services and residential management services to community and homeowner associations.

Our platform is designed for vacation homes of all types, and we primarily focus on homeowners with second homes. We believe the market has become supply constrained, and new vacation homes that are made available for online discovery and booking by guests will be met with demand that already exists. Our comprehensive set of capabilities on the supply side unlock the market by removing barriers to renting vacation and second homes, enabling more homeowners to transform their vacation homes into vacation rentals. As more second home buyers focus on financial returns, we believe the income generation capabilities we offer are becoming a meaningful economic factor in their home purchase decision. We are not only bringing incremental supply online but we are optimizing it for this market through our proprietary technology. We have a multi-pronged supply acquisition strategy, which includes expanding the number of vacation rental properties listed on our platform through individual additions, portfolio transactions and strategic acquisitions. Our individual approach onboards individual vacation rental properties through our direct sales force. We utilize our wealth of proprietary and industry data, along with omni-channel marketing and advertising strategies, to maintain a continuously-updated homeowner lead database and strategically deploy our outbound sales reps to target these new homeowner leads. After our outbound reps qualify the leads, our local and central sales executives sign up new homeowners. We employ our individual approach primarily in existing destinations and target homeowners regardless of whether they are currently renting their vacation home. During the year ended December 31, 2020, approximately 20% of the homes we onboarded through our individual approach were not previously rented out. We engage in portfolio transactions and strategic acquisitions to onboard multiple units in a single transaction. Our portfolio approach identifies, targets and onboards portfolios of homes already being professionally managed by local property managers. We have also completed strategic acquisitions consisting of our acquisitions of Wyndham Vacation Rentals and TurnKey, both of which contributed to our supply growth. Portfolio transactions and strategic acquisitions are accounted for as business combinations.
Homeowners on our platform typically enter into standardized, evergreen contractual arrangements with Vacasa and pay us a commission rate on rent to support the services we provide for them. The homes on our platform are generally exclusive to Vacasa, meaning that every booking for these homes must be coordinated through the Vacasa platform.
We generate bookings by distributing our inventory of homes to guests through our direct channel, which includes Vacasa.com and our mobile app, and across over 100 online distribution channels, including Airbnb, Booking.com and Vrbo. For the year ended December 31, 2020 and the six months ended June 30, 2021, we generated approximately 35% and 30%, respectively, of our Gross Booking Value through our direct channels (including our Vacasa.com website and mobile app) and 65% and 70%, respectively, of our Gross Booking Value through our distribution partners. Our guest acquisition strategy for our direct channel is focused on attracting high intent visitors to our platform through search engine optimization, direct traffic, email, and performance marketing channels. As we continue to create supply density across the destinations in which we operate, we expect to see increased bookings from repeat guests, increasing the overall efficiency of our marketplace. When bookings occur through our distribution partners, we pay listing fees for demand generated through these channels. As a marketplace, we do not own the homes that are listed on our platform. As a result, our business model is asset-light and highly capital efficient, as we have lower working capital and cash needs compared to non-marketplace providers and, due to our exclusive relationships, we are able to control the calendar and optimize monetization as if we did own the home.
We deploy local operations teams across the over 100 operating markets in which we operate. In some cases, an operating market encompasses more than one destination. These operations teams are critical to our vertically-integrated business model and our ability to attract and onboard new homeowners, deliver a differentiated experience to homeowners and guests, including managing home care, maintenance and support through a single team. We believe our high standards of service and support improve homeowner retention and guest repeat rates, contributing to greater revenue growth over time. We have demonstrated an ability to improved efficiency and operating costs of our local operations teams over time as we build scale and density in markets. We leverage data and insights from the increased supply and activity on our platform to further improve the technology powering our local operations network with more automated dispatching and efficient task routing, among other aspects. As our local operations become more efficient, we are able to improve the profitability of our business over time.
We believe we are still early in the global shift in consumer preferences towards unique stays and experiences that vacation rentals offer over traditional accommodations. As a result, we have consistently invested in funding our growth and expanding our operations. We have made substantial investments in sales and marketing and technology and development to identify and onboard the highest value vacation rental supply, as well as in our local operations teams in order to deliver an exceptional service to our customers. In the near-term, we expect to continue to make substantial investments to grow our platform and extend our leadership position.
Transaction Economics
We collect nightly rent on behalf of homeowners and earn the majority of our revenue from commissions on rent and from additional reservation-related fees paid by guests when a vacation rental is booked directly through our website or app or through our distribution partners.
•
Guests:   For each booking on our platform guests are charged a nightly rent that is set by Vacasa. Additionally, guests are charged other service fees, which may include booking, home care, damage waiver, hot tub, pet, and late departure fees. Guests are also charged for applicable lodging taxes and fees that are required to be remitted to local authorities.

•
Homeowners:   We earn a commission based on a percentage of the nightly rent amount. This commission rate is contractually-defined. On average, Vacasa charges homeowners approximately 25-30% of nightly rent in exchange for utilizing our technology platform and services. Although not included in the illustrative guest stay example below, homeowners may also pay for value added home care solutions such as interior design, non-standard maintenance, home supplies, and insurance. These transactions are generally unrelated to guest stays.

•
Vacasa:   Vacasa retains a portion of the Gross Booking Value charged to guests after paying out homeowners and applicable taxes and fees remitted to local authorities.

The table below shows an illustrative guest stay at a vacation rental home managed by Vacasa where we collect and remit lodging taxes. The commission rate we earn varies based on the specific homeowner contract and is influenced by the market and characteristics of the vacation rental home. The fees we collect from guests vary based on factors specific to each booking, such as duration, amenities, options selected by the guest, jurisdiction, and booking channel.
Illustrative Guest Stay
Rent:
Nightly rent	$175
Nights sold	4
Total rent	$700
Guest and services fees(1)	$240
Lodging taxes	$60
Total collected from guest (Gross Booking Value)	$1,000
Less: Lodging taxes	(60)
Less: Homeowner payout(2)	$(490)
Total Vacasa revenue	$450

(1)
Includes booking fee, home care fee, and other service fees.

(2)
Represents total rent, less a contractually-defined commission rate earned by Vacasa.

For the majority of our bookings, when we are the merchant of record, we collect the full amount of GBV at the time of booking. For the remainder of bookings, guests may choose to pay in two installments. In either case, we collect our service fees at the time of booking, which contributes to operating cash flow before we recognize revenue over the length of the stay. The portion of rental fees held on behalf of our homeowners are held in either restricted cash or unrestricted cash on the balance sheet depending on local regulations.

Recent Developments
COVID-19 pandemic
In December 2019, a novel strain of coronavirus disease (“COVID-19”) was reported and in March 2020, the World Health Organization characterized COVID-19 as a global pandemic. The COVID-19 pandemic has forced international, federal, state, and local governments to enforce prohibitions of non-essential activities. Beginning at the end of our first quarter of 2020, we experienced a significant decline in revenue resulting from a decrease in bookings and an increase in cancellations, which in turn impacted Nights Sold. Due to the impact that the reduction in bookings initially had on our financial condition, we issued $108.1 million of senior secured convertible notes (the “D-1 Convertible Notes”) to provide for liquidity and fund other general corporate initiatives. See “Liquidity and Capital Resources.” We also took steps to mitigate the adverse impacts from the COVID-19 pandemic through cost reduction measures, including lower discretionary and overhead spending, as well as temporary employee furloughs, which primarily occurred in the second quarter of 2020. In May 2020, we initiated an internal reorganization and reduction of our workforce, primarily in North America, resulting in the elimination of approximately 850 positions. The charges recorded as a result of these reductions were $5.0 million, of which $1.5 million was recorded to operations and support, $1.2 million to sales & marketing, $1.1 million to general and administrative expenses, $1.0 million to technology and development, and $0.2 million to cost of revenue in the consolidated statement of operations.
During the second half of 2020, we experienced a significant increase in bookings and reduction in cancellations, as well as a significant increase in Nights Sold, compared to the second quarter of 2020 and the comparable quarters in 2019. These trends have continued into the first quarter of 2021. However, there is no guarantee that the trends we have seen in our business in the second half of 2020 and the first quarter of 2021 will continue in the future. In particular, our additions of new units were significantly muted in 2020 due to the reduction in sales staff and portfolio spend associated with COVID-19 furloughs, layoffs and cash preservation strategies. As a result, we did not grow our total unit inventory in 2020 as we have historically, which is significantly impacting our revenue growth in 2021. In addition, we experienced significant strength in the fourth quarter of 2020 due to pent up demand from COVID-19 limiting travel in the second and third quarters of 2020, which drove Nights Sold per unit and revenue per unit up above typical seasonal levels. We do not anticipate that this atypical seasonality will reoccur and anticipate that revenue growth in the fourth quarter of 2021 will appear muted.
The full extent to which the COVID-19 pandemic will directly or indirectly impact us over the longer term remains uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of COVID-19, the extent and effectiveness of containment actions taken, including mobility restrictions, the timing, availability, and effectiveness of vaccines, and the impact of these and other factors on travel behavior in general and on our business.
The Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020. We analyzed the various income tax and non-income tax provisions of the CARES Act based on currently available technical guidance and determined that aside from an impact to the timing of cash flows, there is no material impact to our consolidated financial statements. Specifically, as it relates to us, the CARES Act allows for deferred payment of the employer-paid portion of social security taxes through the end of 2020, with 50% due on December 31, 2021 and the remainder due on December 31, 2022. For the year ended December 31, 2020, we deferred approximately $7.6 million of the employer-paid portion of social security taxes. As of December 31, 2020 and June 30, 2021, the current portion of $3.8 million is included in accrued expenses and other current liabilities and the non-current portion of $3.8 million is included in other long-term liabilities on the consolidated balance sheets. We will continue to assess the effect of the CARES Act and ongoing other government legislation related to the COVID-19 pandemic that may be issued.
Exit from European and Most Latin American Operations
In the second half of the year ended December 31, 2020, management made the decision to realign its business and strategic priorities based on our core operating strengths, as well as the impact COVID-19 had on our international businesses, which resulted in the wind-down of a significant portion of our operations in Europe and most of Latin America by December 31, 2020. These international markets accounted for 2% and 1% of revenue for the year ended December 31, 2019 and 2020, respectively. In connection with the wind-down, we recorded restructuring costs of $1.8 million, which primarily consisted of severance costs of $1.3 million and contract termination costs of $0.5 million. Of the total, $1.4 million was recorded to general and administrative expenses, $0.3 million to cost of revenue, and $0.2 million to operations and support in the consolidated statements of operations. While some of these activities are ongoing and are expected to be completed during 2021, the majority of these actions were completed by December 31, 2020.
For the actions taken related to COVID-19 and for our exit from European and most Latin American operations, as of December 31, 2020, we had accrued restructuring charges related to the internal reorganization and restructuring actions of $2.2 million, primarily consisting of accrued severance included in Accrued expenses and other current liabilities on the consolidated balance sheets.
TK Newco acquisition
On April 1, 2021, we acquired the operations of TK Newco, a provider of property management and marketing services for residential real estate owners in the United States. The acquisition of TK Newco advances our strategy to create a premium standard for vacation rentals. The acquisition also increases our market density in regions where we have existing operations and expands our footprint into several other top vacation rental destinations. We acquired TK Newco for purchase consideration consisting of $45 million in cash and 161,518,057 common units. The accounting and fair value measurements of the purchase consideration transferred, assets acquired, and liabilities assumed necessary to develop the purchase price allocation is still preliminary and subject to adjustments. See “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc.” and Note 3 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.
Factors Affecting Our Performance
We believe that the growth and future success of our business depends on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth, improve our results of operations, and maintain or increase profitability.
Ability to grow our supply of vacation homes and retain homeowners
We must grow and maintain a broad selection of supply provided by our homeowners to deliver a compelling value and experience for guests. We grow the supply of homes listed on our platform through a scalable and flexible go-to-market strategy that primarily involves individual additions and portfolio transactions. Our individual approach onboards individual vacation rental properties through our direct sales force. Our portfolio approach identifies, targets and onboards portfolios of homes already being professionally managed by local property managers. For the year ended December 31, 2020, 84% of new homes were onboarded via our individual approach and 16% of new homes were onboarded via our portfolio approach. Our homeowner acquisition generally relies on our ability to identify potential vacation homes and generate leads through our omni-channel marketing efforts, the strength and experience of our central and local sales representatives and the ability of our business operations teams to identify and track portfolios of vacation homes.
Ability to execute our individual strategy
We continue to invest in sales and marketing, including our direct sales force, to ramp up our capacity to boost individual additions and increase the number of homes on our platform. We have been able to maintain consistent productivity of our tenured sales representatives over time which is critical for our ability to execute on our individual strategy. Our ability to continue executing our individual additions approach profitably relies on our ability to manage our sales and marketing costs and to enable and maintain strong sales force productivity. We manage our customer acquisition costs to ensure an attractive lifetime value (“LTV”) to customer acquisition cost (“CAC”) ratio. LTV is measured by the cumulative contribution to our platform over a 4.6 year period, the time period consistent with the historical lifetime of homes on our platform. Contribution represents the average annual revenue per property less cost of revenue, allocated adjusted operations and support, and allocated adjusted sales and marketing costs. LTV/CAC excludes real estate and HOA revenue and costs. Allocated operations and support costs include customer experience and variable costs associated with local operations. Allocated sales and marketing costs include variable expenses such as guest advertising and listing fees. CAC reflects costs associated with adding an incremental individual unit including homeowner advertising and onboarding labor expenses. We target approximately 4-5x LTV/CAC for our individual additions approach.
Ability to execute our portfolio strategy
Execution of our portfolio approach is critical to our ability to enter new destinations and build local market density at a faster rate than our individual approach. As a result, our portfolio approach contributes to our ability to grow revenue and increase profitability over time. Homes onboarded via our portfolio approach also tend to be mature vacation rentals that have been managed by professional managers in their respective markets, which makes them attractive potential supply for our platform and for our guests. We have added approximately 9,000 homes to our platform through our portfolio approach from January 1, 2018 through June 30, 2021.
In order to execute our portfolio strategy we need to identify and maintain a robust pipeline of local professionally managed vacation home businesses in new and existing markets, optimize their performance upon onboarding, and enter into transaction arrangements that are on favorable terms. As of June 30, 2021, we have identified over 350,000 homes managed by over 4,500 professional managers that we consider attractive to bring on to our platform. We have demonstrated an ability to improve performance of vacation homes onboarded through this approach. For example, we drove, on average across the portfolios onboarded, a 20% uplift in homeowner rental income per home for the twelve months after joining Vacasa compared to the twelve months prior to joining Vacasa for homes onboarded via the portfolio approach between August 1, 2017 and January 1, 2019. Portfolio transactions are generally accounted for as business combinations. These transactions are generally executed with an initial cash payment with the remaining amount due subject to either a contingent consideration arrangement or through deferred payments to the professional manager. We have historically been able to find professionally managed vacation home businesses willing to transact on favorable terms that generate appropriate returns for our business, and our ability to continue to execute our portfolio strategy relies, in part, on this continued willingness.
Ability to drive homeowner retention
Our ability to retain homeowners depends on our ability to provide peace of mind and income generation to homeowners on our platform, among other benefits. We believe that our end-to-end vertically integrated platform allows for greater control of the homeowner experience and ability to optimize outcomes that deliver greater income over time.
To assess our ability to grow and retain our supply of vacation homes, we track the associated rent and fees that we generate for homes on our platform over time. We track homeowner cohorts, defined as all homes that became active on the Vacasa platform in a specific calendar year. We calculate the rent and fees associated with those homes based on rent and fees generated during each subsequent one-year period. The chart below displays the contribution of each calendar year cohort and demonstrates our strong homeowner retention.

Ability to attract and retain guests and generate Nights Sold
In order to grow our business, we must attract and retain guests and drive their usage of our platform. We grow Gross Booking Value by driving Nights Sold from new guests and past guests through our own website or mobile app or through distribution partners. Our multi-channel distribution capabilities allow us to distribute our supply across over 100 channels, including our own. With exclusive inventory and control of the calendar we are able to benefit from the demand wherever it occurs. For the year ended December 31, 2020 and the six months ended June 30, 2021, we generated approximately 35% and 30%, respectively, of our Gross Booking Value through our direct channels (including our Vacasa.com website and Guest app).
Our continued ability to drive Nights Sold and grow Gross Booking Value depends in part on our ability to offer an attractive supply of homes in markets where guests would like to book, and deliver high-quality experiences that increase guest repeat. We attract most guests directly or through unpaid channels. We have also used paid performance marketing to attract guests. Our compelling value proposition to guests increases loyalty and repeat bookings over time. We anticipate we can continue to grow Nights Sold and Gross Booking Value as we increase the supply of homes in existing and new markets, and further improve our optimization of homes on our platform.
Efficiency and cost-effectiveness of our local operations network
We must continue to improve the efficiency of our local operations network in order to maintain or increase profitability at the market-level and achieve overall profitability. A substantial portion of our costs are related to home care and delivering local support to homeowners and guests through our local operations network. Our ability to maintain or improve efficiency relies on the technology that powers our local operations network and the local teams we deploy. Our technology attempts to improve the efficiency of local teams through better task assignment, driving route optimization, real-time home care guidance and other features that we aim to automate and enable through technology. We continue to make significant investments in our technology to enhance our operational capabilities and efficiency over time.
Our ability to provide a cost-effective local operations network is also dependent on the labor costs of our local operations teams. Our local teams comprise a variety of roles and include both full-time employees and contractors. Our ability to operate efficiently across our teams and scale our presence in markets over time depends on our ability to hire for a diversity of roles at reasonable costs given local market dynamics.
Ability to improve market-level economics
We are actively focused on improving our market-level contribution, which we believe reflects the efficiency of our local operations network and the effectiveness of our homeowner acquisition strategies within local markets. We define market-level contribution as the net revenue identifiable to individual homes within a particular market during a given period, less the home care expenses, merchant service fees, direct and allocated local operations and central customer service support costs and listing fees associated with such homes during that period. Market-level contribution as a percentage of net revenue represents the market-level contribution of a particular market divided by the net revenue identifiable to the individual homes within that market during the applicable period. Market-level contribution only includes revenue and costs that can be directly tied to individual homes within a market and excludes non-vacation rental service revenue streams and associated costs. We present market-level contribution because we believe it provides useful information to investors regarding the efficiency of our operations within local markets as we achieve greater density. In addition, our market-level operational teams use market-level contribution in conjunction with other operational metrics to assist with evaluating local market performance, including the effectiveness of staffing levels. Market-level contribution is a supplemental measure of our operating performance, is not a measure of financial profitability, and should not be viewed independently of, or as a substitute for, the operating results of our business as determined in accordance with GAAP. Our calculation of market-level contribution may differ from similarly titled metrics presented by other companies.
We have demonstrated an ability to improve market-level contribution over time by growing the number of homes on our platform within each market over time. Our 2020 market-level contribution as a percentage of net revenue was approximately 1,200 basis points higher in markets with more than 250 homes compared to markets with less than 150 homes. The percentage of our markets with more than 250 homes has also increased, with 41% of markets above 250 homes in 2020 compared with 12% in 2018. Our ability to continue to generate improvements in market-level economics relies on our ability to continue to build scale and density and drive margin expansion through operational efficiencies.

(1)
Top tenured markets reflects Best 25 markets with 7+ years of tenure; Best 25 markets based on home count as of December 31, 2020, excludes markets with no Vacasa presence in 2018 or significant Wyndham integration impact in 2020.

Relationship with distribution partners
Bookings made via our distribution partners account for a majority of our Gross Booking Value. The economic terms of our agreements with our distribution partners can impact our cost structure and ability to generate revenue. We have long-standing positive relationships with many of our top distribution partners, including Airbnb, Booking.com and Vrbo who rely on our exclusive supply to provide a better product on their channels. We anticipate we will be able to maintain our collaborative relationships on reasonable economic terms.
Regulations permitting or limiting our offering
Regulations that permit or limit our homeowners’ ability to offer their homes on our platform impact our growth and penetration in certain geographies. In particular, among other regulations governing short-term rentals, many large cities have placed night caps on short-term rentals of certain types of properties, limited short-term rentals to primary residences, or limited the length of a stay. An increase in short-term rental regulations could harm our business and negatively impact our financial performance.
Investments in people and technology
We have made, and expect to continue to make, significant investments to attract and retain employees, particularly engineers, product managers, data scientists, sales personnel, and local operations personnel to expand the capabilities and scope of our platform and enhance the experience for homeowners and guests. The continued improvement of our technology through investment in engineering resources is paramount to enhancing our unique product capabilities. We also plan to invest in sales and marketing activities and personnel to drive homeowner and guest acquisition and increase our brand awareness. We expect to incur additional general and administrative expenses to support our growth and our transition to being a publicly traded company.
Seasonality
Our overall business is seasonal, reflecting typical travel behavior patterns over the course of the calendar year. In addition, each market where we operate has unique seasonality, events, and weather that can increase or decrease demand for our offerings. Certain holidays can have an impact on our revenue by increasing Nights Sold on the holiday itself or during the preceding and subsequent weekends. Typically, our second and third quarters have higher revenue due to increased Nights Sold. Our GBV typically follows the seasonality patterns of Nights Sold. Our operations and support costs also increase in the second and third quarters as we increase our hourly staffing to handle increased activity on our platform in those periods.
In 2020, we saw COVID-19 overwhelm the historical seasonality pattern in our revenue as well as in our key business metrics and non-GAAP measures of Nights Sold, Gross Booking Value and Adjusted EBITDA. These changes were primarily the result of shelter-in-place orders and changing travel preferences relating to the COVID-19 pandemic. We expect this impact on typical seasonality to continue as long as COVID-19 continues to impact travel restrictions and customer preferences globally.
Components of Results of Operations
Sources of Revenue
Our revenue is primarily generated from our vacation rental platform in which we act as the exclusive agent on the homeowners’ behalf to facilitate the reservation transaction between guests and owners. We collect nightly rent on behalf of homeowners and earn the majority of our revenue from commissions on rent and from additional reservation-related fees paid by guests when a vacation rental is booked directly through our website or Guest app or through our distribution partners. In the event a booked reservation made through our website or app is cancelled, we may offer a refund or a future stay credit up to the value of the booked reservation. Future stay credits are recognized as a liability on our consolidated balance sheet. In certain instances, we may also offer a refund related to a completed stay. We account for refunds as a reduction of revenue.
We also earn revenue from home care solutions provided directly to our homeowners such as home maintenance and improvement services, linen and towel supply programs, supplemental housekeeping services, and other related services, for a separately agreed-upon fee.
In addition to our vacation rental platform, we provide other offerings such as real estate brokerage services and residential management services to community and homeowner associations. The purpose of these services is to attract and retain homeowners as customers of our vacation rental platform.
Operating Costs and Expenses
Cost of revenue, exclusive of depreciation and amortization
Cost of revenue, exclusive of depreciation and amortization, consists primarily of employee compensation costs, which includes wages, benefits, and payroll taxes, and outside service costs for housekeeping, home maintenance, payment processing fees for merchant fees and chargebacks, laundry expenses, housekeeping supplies, as well as fixed rent payments on certain owner contracts.
We expect that the cost of revenue will increase on an absolute dollar basis for the foreseeable future to the extent our business continues to grow. We expect that cost of revenue as a percentage of revenue will vary from period to period over the short term and decrease over the long term as we continue to invest in order management and our platform to achieve greater scale and operational efficiency.
Operations and support
Operations and support costs consist primarily of compensation costs, which includes wages, benefits, payroll taxes, and equity-based compensation, for employees that support our local operations teams in the field. Also included is the cost of call center customer support, both employees and vendors, and the allocation of facilities and certain corporate costs.
We expect that operations and support costs will continue to increase on an absolute dollar basis for the foreseeable future to the extent our business continues to grow and we continue to invest in our local operations teams to service homeowners and guests. We are investing in near-term initiatives to reduce customer contact rates and improve the operational efficiency of our operations and support organization, which we expect will decrease operations and support costs as a percentage of revenue over the longer term.

Technology and development
Technology and development expenses consist primarily of compensation costs, which includes wages, benefits, payroll taxes, and equity-based compensation, for salaried employees and payments to contractors, net of capitalized expenses, engaged in the design, development, maintenance and testing of our platform, including our websites, mobile applications, and other products. Costs qualifying for capitalization are recorded as a reduction of our technology and development expenses and are capitalized as internal-use software within property and equipment on the consolidated balance sheets. These assets are depreciated over their estimated useful lives and are reported in depreciation on our consolidated statements of operations. Also included within technology and development are information technology costs to support infrastructure, applications and overall monitoring and security of networks, and other costs including for cloud, licensing and maintenance.
We expect technology and development expenses to continue to increase in absolute dollars as we hire more software developers and expand the capabilities and scope of our platform. We anticipate technology and development expenses as a percentage of revenue to stay constant or increase over time as we continue to invest in product features, automation, and efficiency.
Sales and marketing
Sales and marketing expenses consist primarily of compensation costs, which includes wages, sales commissions, benefits, payroll taxes, and equity-based compensation, for our sales force and marketing personnel, payments to distribution partners for guest reservations, digital and mail-based advertising costs for homeowners, advertising costs for search engine marketing and other digital guest advertising, and brand marketing.
We expect that sales and marketing expenses will increase on an absolute dollar basis as we invest to grow our customer base and enhance our brand awareness. However, we expect sales and marketing expenses to decrease as a percentage of bookings as our business grows, although the percentage may fluctuate from period to period depending on fluctuations in the timing and extent of our sales and marketing expenses and business seasonality.
General and administrative
General and administrative expenses primarily consist of personnel related compensation costs, including equity-based compensation, for executive management and administrative employees, including finance and accounting, human resources, communications, and legal, as well as general corporate and director and officer insurance. General and administrative costs also include professional services fees, including accounting, legal and consulting expenses, rent expense for corporate facilities and storage, office supplies, and travel and entertainment expenses.
We expect general and administrative expenses to increase in absolute dollars due to the anticipated growth of our business and to meet the increased compliance and reporting requirements associated with our transition to, and operation as, a public company following the transaction, including in compliance, legal, investor relations, insurance, and professional services. We anticipate general and administrative expenses as a percentage of revenue to decrease over time.
Depreciation
Depreciation expense consists of depreciation on capitalized internally developed software costs, furniture and fixtures, buildings and improvements, leasehold improvements, technology software and computer equipment.
Amortization of Intangible Assets
Amortization of intangible asset expense consists of non-cash amortization expense of the acquired intangible assets, primarily homeowner contracts, which are amortized on a straight-line basis over their estimated useful lives.

We expect that depreciation and amortization expenses will increase on an absolute dollar basis as we invest in property and equipment and continue to complete individual additions, portfolio transactions and strategic acquisitions to support the growth in our business. We expect depreciation and amortization expenses as a percentage of revenue over the short term will vary from period to period and decrease over the long term.
Interest Income
Interest income consists primarily of interest earned on our cash and cash equivalents.
Interest Expense
Interest expense consists primarily of interest payable and the amortization of deferred financing costs related to our outstanding debt arrangements. In May 2020, we issued the D-1 Convertible Notes. We accrue cash interest and paid in-kind interest (“PIK interest”) at 3% and 7% per annum, respectively. The cash interest is payable annually in arrears on the anniversary date of the initial closing.
Other income (expense), net
Other income (expense), net consists primarily of the change in fair value of our warrant derivative liabilities, a loss on debt extinguishment in November 2019, and foreign currency exchange gains and losses.
Results of Operations
The following tables set forth our results of operations for the periods presented and as a percentage of our revenue for these periods. The period to period comparisons of our historical results are not necessarily indicative of our results that may be expected in the future.
	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Revenue	$299,281	$491,760	$196,725	$367,027
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below(1)	164,466	256,086	104,383	193,994
Operations and support(1)	78,782	116,192	52,474	77,401
Technology and development(1)	16,929	27,030	12,669	18,603
Sales and marketing(1)	70,584	79,971	40,287	64,714
General and administrative(1)	36,289	57,587	23,742	40,346
Depreciation	5,705	15,483	7,445	8,307
Amortization of intangible assets	7,984	18,817	9,675	16,799
Total costs and expenses	380,739	571,166	250,675	420,164
Loss from operations	(81,458)	(79,406)	(53,950)	(53,137)
Interest income	1,050	385	364	26
Interest expense	(1,186)	(7,907)	(1,629)	(5,906)
Other income (expense), net	(3,354)	(5,725)	(1,398)	(10,349)
Net loss before income tax	(84,948)	(92,653)	(56,613)	(69,366)
Income tax benefit	76	315	157	152
Net loss	$(84,872)	$(92,338)	$(56,456)	$(69,214)

(1)
Includes equity-based compensation as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Cost of revenue	$—	$—	$—	$—
Operations and support	—	252	—	62
Technology and development	—	641	—	322
Sales and marketing	—	372	—	654
General and administrative	69	2,084	690	1,963
Total equity-based compensation expense	$69	$3,349	$690	$3,001
	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Revenue	100%	100%	100%	100%
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	55%	52%	53%	53%
Operations and support	26%	24%	27%	21%
Technology and development	6%	5%	6%	5%
Sales and marketing	24%	16%	20%	18%
General and administrative	12%	12%	12%	11%
Depreciation	2%	3%	4%	2%
Amortization of intangible assets	3%	4%	5%	5%
Total costs and expenses	127%	116%	127%	114%
Loss from operations	(27)%	(16)%	(27)%	(14)%
Interest income	—%	—%	—%	—%
Interest expense	—%	(2)%	(1)%	(2)%
Other income (expense), net	(1)%	(1)%	(1)%	(3)%
Net loss before income tax	(28)%	(19)%	(29)%	(19)%
Income tax (benefit) expense	—%	—%	—%	—%
Net loss	(28)%	(19)%	(29)%	(19)%
Comparison of the Six Months Ended June 30, 2020 and 2021
Revenue
	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands, except percentages)
Revenue	$196,725	$367,027	$170,302	87%
Revenue increased by $170.3 million, or 87%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily driven by an increase of $411 million, or 118%, in GBV for Nights Sold on our platform. Nights Sold increased 88% primarily due to our strategic acquisition of TurnKey Vacation Rentals Inc. This was partially offset by a $1.9 million reduction in international revenue for the six months ended June 30, 2021 compared to the same period in 2020 due to the closure of certain international operations in the fourth quarter of 2020.

Cost of revenue
	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands, except percentages)
Cost of revenue, exclusive of depreciation and amortization	$104,383	$193,994	$89,611	86%
Percentage of revenue	53.1%	52.9%
Cost of revenue increased by $89.6 million, or 86%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to a $52.2 million increase in personnel-related costs and cleaning supplies and a $8.3 million increase in payment processing costs, including chargebacks.
Cost of revenue as a percentage of revenue decreased 20 basis points for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to a 510 basis point decrease in costs for our home care solutions and other costs driven by improved operating leverage, as well as increased density and scale of our business, and a 120 basis point decrease in payment processing costs, including chargebacks. These decreases in costs as a percentage of revenue were partially offset by a 570 basis point increase in personnel costs as a result of the COVID-19 pandemic and competition in the industry for labor.
Operations and support
	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands, except percentages)
Operations and support	$52,474	$77,401	$24,927	48%
Percentage of revenue	26.7%	21.1%
Operations and support costs increased by $24.9 million, or 48%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due to a $24.9 million increase in personnel-related expenses in our field and central operations support teams and our customer experience teams to support the increase in Nights Sold.
Operations and support costs as a percentage of revenue decreased 560 basis points for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to a 300 basis point decrease in personnel-related expenses and 240 basis point decrease in facility-related expenses, both as a percentage of revenue, driven by operational improvements which improved the efficiency of our local operations and support teams, as well as increased density and scale of our business resulting in improved operating leverage.
Technology and development
	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands, except percentages)
Technology and development	$12,669	$18,603	$5,934	47%
Percentage of revenue	6.4%	5.1%
Technology and development expenses increased by $5.9 million, or 47%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to a $2.7 million increase in personnel-related expenses driven by lower headcount in 2020 as part of our response to the pandemic’s impact on our industry and business and a $3.0 million increase in software license and maintenance costs.
Technology and development expenses as a percentage of revenue decreased by 130 basis points, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to increased operating leverage as a result of increasing scale of our business.

Sales and marketing
	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands, except percentages)
Sales and marketing	$40,287	$64,714	$24,427	61%
Percentage of revenue	20.5%	17.6%
Sales and marketing expenses increased by $24.4 million, or 61%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to a $8.8 million increase in personnel related costs driven by increased headcount and increased bonuses in 2021, resulting from lower bonuses and headcount in 2020 as part of our response to the pandemic’s impact on our industry and business, an $11.4 million increase in listing fees for our distribution partners driven by a 118% increase in GBV, and $4.2 million increase in our homeowner and brand advertising.
Sales and marketing expenses as a percentage of revenue decreased 290 basis points for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to increased operating leverage of our marketing teams.
General and administrative
	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands, except percentages)
General and administrative	$23,742	$40,346	$16,604	70%
Percentage of revenue	12.1%	11.0%
General and administrative expenses increased by $16.6 million, or 70%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due to costs of $7.2 million related to the acquisition of TurnKey Vacation Rentals Inc., an increase of $3.0 million in professional services fees driven by the growth of the business, and $2.6 million in third-party related expenses incurred to prepare for the requirements of being a public company.
General and administrative expenses as a percentage of revenue decreased 110 basis points for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to a 350 basis points decrease in personnel related costs as a percent of revenue due to increased operating leverage of our general and administratives teams, partially offset by a 270 basis point increase in costs related to the acquisition of TurnKey Vacation Rentals Inc. and third-party related expenses incurred to prepare for the requirements of being a public company.
Depreciation and Amortization of intangible assets
	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands, except percentages)
Depreciation	$7,445	$8,307	$862	12%
Percentage of revenue	3.8%	2.3%
Amortization of intangible assets	$9,675	$16,799	$7,124	74%
Percentage of revenue	4.9%	4.6%
Depreciation expense increased by $0.9 million, or 12%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to continued investment in our platform, including capitalized software to support our products and services.
Amortization of intangible assets increased by $7.1 million, or 74%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020 due to increased portfolio additions and the strategic acquisition of TurnKey Vacation Rentals Inc during the six months ended June 30, 2021.

Interest income, Interest expense and Other income (expense), net
	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands, except percentages)
Interest income	$364	$26	$(338)	(93)%
Percentage of revenue	0.2%	—%
Interest expense	$(1,629)	$(5,906)	$(4,277)	263%
Percentage of revenue	(0.8)%	(1.6)%
Other income (expense), net	$(1,398)	$(10,349)	$(8,951)	640%
Percentage of revenue	(0.7)%	(2.8)%
Interest income decreased by $(0.3) million, or (93)%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to the decrease in cash and cash equivalents held in income generating accounts.
Interest expense increased by $(4.3) million, or 263%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to the increase in total borrowings outstanding during the periods. In May 2020, we issued the D-1 Convertible Notes, which contributed to the overall increase year over year.
Other income (expense), net increased by $(9.0) million, or 640%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, due primarily to the increase in the fair value of our warrant derivative liabilities.
Comparison of the Years Ended December 31, 2019 and 2020
Revenue
	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Revenue	$299,281	$491,760	$192,479	64%
Revenue increased by $192.5 million, or 64%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily driven by an increase of $144.2 million in revenue arising from an increase of $346.9 million, or 59%, in GBV for Nights Sold on our platform. Nights Sold increased 46% primarily due to our acquisition of the Wyndham Vacation Rental business. Additionally, revenue increased by $27.7 million from the expansion of our real estate and community association management services as part of our acquisition of the Wyndham Vacation Rentals business.
Cost of revenue
	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of revenue, exclusive of depreciation and amortization	$164,466	$256,086	$91,620	56%
Percentage of revenue	55.0%	52.1%
Cost of revenue increased by $91.6 million, or 56%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to a $38.9 million increase in our housekeeping and supplies expenses, a $24.0 million increase in costs related to our real estate brokerage services and community association management services, a $15.3 million increase in expenses for services performed for our homeowners, such as repair and maintenance activities, and a $14.5 million increase in payment processing costs, including chargebacks.
Cost of revenue as a percentage of revenue decreased 290 basis points for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily due a 440 basis point decrease in costs for our vacation rental platform and a 240 basis point decrease in costs for our home care solutions provided to our homeowners and community associations under management, both driven by product and operational improvements which improved the efficiency of our local operations teams, as well as increased density and scale of our business. The decrease in costs as a percentage of revenue were partially offset by a 390 basis point increase in other costs, including costs to support our real estate services and community association management services, as the result of expansion of these product offerings from the purchase of the Wyndham Vacation Rentals business.
Operations and support
	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Operations and support	$78,782	$116,192	$37,410	47%
Percentage of revenue	26.3%	23.6%
Operations and support costs increased by $37.4 million, or 47%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to $28.8 million increase in personnel-related expenses in our field and central operations support teams and our customer experience teams, and a $7.8 million increase in facility related expenses.
Operations and support costs as a percentage of revenue decreased 270 basis points for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to a 240 basis point decrease in personnel-related expenses for our operations and support teams driven by improved operating leverage as our business scales.
Technology and development
	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Technology and development	$16,929	$27,030	$10,101	60%
Percentage of revenue	5.7%	5.5%
Technology and development expenses increased by $10.1 million, or 60%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to a $6.3 million increase in personnel-related expenses driven by lower capitalization of internally developed software and a $4.0 million increase in software license and maintenance costs as the result of investments in our IT infrastructure.
Sales and marketing
	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Sales and marketing	$70,584	$79,971	$9,387	13%
Percentage of revenue	23.6%	16.3%
Sales and marketing expenses increased by $9.4 million, or 13%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to a $12.4 million increase in listing fees from our distribution partners, partially offset by a $2.8 million decrease in homeowner and brand advertising costs and other sales and marketing related expenses.
Sales and marketing expenses as a percentage of revenue decreased 730 basis points for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to increased operating leverage of our marketing teams as well as increased efficiency in our homeowner and guest acquisition efforts.
General and administrative
	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
General and administrative	$36,289	$57,587	$21,298	59%
Percentage of revenue	12.1%	11.7%
General and administrative expenses increased by $21.3 million, or 59%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to a $7.9 million increase in personnel-related expenses and a $3.0 million increase in facilities-related expenses, both driven by the acquisition of the Wyndham Vacation Rentals business in the fourth quarter of 2019, a $5.1 million increase in bad debt expense, a $3.0 million increase in tax reserves, and a $1.2 million increase in third-party related expenses incurred to prepare for the requirements of being a public company.
Depreciation and Amortization of intangible assets
	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Depreciation	$5,705	$15,483	$9,778	171%
Percentage of revenue	1.9%	3.1%
Amortization of intangible assets	$7,984	$18,817	$10,833	136%
Percentage of revenue	2.7%	3.8%
Depreciation expense increased by $9.8 million, or 171%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to continued growth through portfolio transactions and strategic acquisitions, including Wyndham Vacation Rentals, and the development of capitalized software to support our products and services.
Amortization of intangible assets increased by $10.8 million, or 136%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to the amortization of intangible assets acquired through the strategic acquisition of the Wyndham Vacation Rentals business.
Interest income, Interest expense and Other income (expense), net
	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Interest income	$1,050	$385	$(665)	(63)%
Percentage of revenue	0.4%	0.1%
Interest expense	$(1,186)	$(7,907)	$(6,721)	567%
Percentage of revenue	(0.4)%	(1.6)%
Other income (expense), net	$(3,354)	$(5,725)	$(2,371)	71%
Percentage of revenue	(1.1)%	(1.2)%

Interest income decreased by $(0.7) million, or (63)%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to a significant decrease in yield after interest rates fell in the first quarter of 2020.
Interest expense increased by $(6.7) million, or 567%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to the increase in total borrowings outstanding during the period. In May 2020, we issued the D-1 Convertible Notes, which contributed to the overall increase year over year.
Other income (expense), net increased by $(2.4) million, or 71%, for the year ended December 31, 2020, compared to the year ended December 31, 2019, due primarily to the increase in the fair value of our warrant derivative liabilities.
Quarterly Results of Operations
The following table sets forth our unaudited quarterly consolidated results of operations data for each of the quarterly periods indicated, as well as the percentage that each line item represents of our revenue for each quarter presented. The information for each quarter has been prepared on a basis consistent with our audited consolidated financial statements included in this proxy statement/prospectus, and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the financial information contained in those financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any quarter are not necessarily indicative of the results that may be expected for a full year or any other period. The following quarterly financial data should be read in conjunction with our consolidated financial statements included elsewhere in this proxy statement/prospectus.
Quarterly Unaudited Consolidated Statements of Operations
	Three Months Ended
	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021
	(in millions)
Revenue	$66.8	$97.7	$81.7	$113.4	$83.3	$186.1	$108.9	$129.4	$237.6
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below(1)	35.6	46.5	52.5	62.8	41.6	82.7	69.0	75.6	118.4
Operations and support(1)	16.9	18.4	28.7	31.4	21.1	34.7	29.0	30.3	47.1
Technology and development(1)	3.4	3.6	6.4	8.5	4.1	6.8	7.6	7.5	11.1
Sales and marketing(1)	16.2	17.6	23.6	26.7	13.6	22.5	17.2	25.5	39.2
General and administrative(1)	6.5	8.8	14.2	12.3	11.4	15.3	18.6	21.4	18.9
Depreciation	1.1	1.6	2.0	3.7	3.8	3.9	4.1	4.1	4.2
Amortization of intangible assets	1.7	1.3	3.1	4.8	4.9	4.8	4.3	4.7	12.1
Total operating costs and expenses	81.4	97.8	130.5	150.2	100.5	170.7	149.8	169.2	251.0
Income (loss) from operations	(14.6)	(0.1)	(48.8)	(36.8)	(17.2)	15.4	(40.9)	(39.8)	(13.3)
Interest income	0.2	0.2	0.4	0.3	0.1	—	—	—	—
Interest expense	(0.3)	(0.4)	(0.3)	(0.2)	(1.5)	(3.1)	(3.1)	(2.8)	(3.1)
Other income (expense), net	(0.1)	(0.2)	(3.1)	(0.3)	(1.0)	(3.0)	(1.4)	(6.7)	(3.6)
Net income (loss) before income tax	(14.7)	(0.6)	(51.7)	(37.0)	(19.6)	9.3	(45.4)	(49.3)	(20.0)
Income tax benefit (expense)	—	(0.1)	0.3	0.1	0.1	0.1	0.1	—	0.1
Net income (loss)	$(14.7)	$(0.7)	$(51.5)	$(36.9)	$(19.5)	$9.4	$(45.3)	$(49.3)	$(19.9)

(1)
Includes equity-based compensation expense as follows:

	Three Months Ended
	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021
	(in millions)
Cost of revenue	$—	$—	$—	$—	$—	$—	$—	$—	$—
Operations and support	—	—	—	—	—	0.2	0.1	—	0.1
Technology and development	—	—	—	—	—	0.4	0.2	0.2	0.1
Sales and marketing	—	—	—	—	—	0.1	0.3	0.2	0.4
General and administrative	—	—	0.1	—	0.7	0.5	0.9	0.4	1.6
Total equity-based compensation expense	$—	$—	$0.1	$—	$0.7	$1.2	$1.5	$0.8	$2.2
Quarterly Consolidated Statements of Operations, as a percentage of revenue
	Three Months Ended
	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	53%	48%	64%	55%	50%	44%	63%	58%	50%
Operations and support	25%	19%	35%	28%	25%	19%	27%	23%	20%
Technology and development	5%	4%	8%	8%	5%	4%	7%	6%	5%
Sales and marketing	24%	18%	29%	24%	16%	12%	16%	20%	16%
General and administrative	10%	9%	17%	11%	14%	8%	17%	17%	8%
Depreciation	2%	2%	2%	3%	5%	2%	4%	3%	2%
Amortization of intangible assets	3%	1%	4%	4%	6%	3%	4%	4%	5%
Total operating costs and expenses	122%	100%	160%	132%	121%	92%	138%	131%	106%
Income (loss) from operations	(22)%	—%	(60)%	(32)%	(21)%	8%	(38)%	(31)%	(6)%
Interest income	—%	—%	—%	—%	—%	—%	—%	—%	—%
Interest expense	—%	—%	—%	—%	(2)%	(2)%	(3)%	(2)%	(1)%
Other income (expense), net	—%	—%	(4)%	—%	(1)%	(2)%	(1)%	(5)%	(2)%
Net income (loss) before income tax	(22)%	(1)%	(63)%	(33)%	(24)%	5%	(42)%	(38)%	(8)%
Income tax benefit (expense)	—%	—%	—%	—%	—%	—%	—%	—%	—%
Net income (loss)	(22)%	(1)%	(63)%	(33)%	(23)%	5%	(42)%	(38)%	(8)%
Quarterly Trends
Revenue
Our revenue has increased every quarter compared to the same quarter in the prior year for all periods presented primarily due to increases in both GBV and Nights Sold. We generally experience seasonality in alignment with the travel season as revenue is recognized based on completed stays. Revenue is generally lowest in the first quarter as guests plan vacations for later in the year and generally highest in the third quarter as it is peak travel season for North America. However, seasonality in recent periods may be overshadowed due to the growth of our business, both organically through individual additions, as well as through portfolio transactions and strategic acquisitions, in addition to the impacts of the COVID-19 pandemic. Revenue in the second quarter of 2020 significantly decreased as the COVID-19 pandemic disrupted travel across the world and resulted in fewer Nights Sold for the period.
Operating costs and expenses
Our operating costs and expenses have decreased as a percentage of revenue every quarter compared to the same quarter in the prior year for all periods presented primarily due to increased operating leverage from improvements in our platform and operating efficiencies driven by the increasing scale and density of our business. Our quarterly operating results may fluctuate due to various factors affecting our performance, including seasonality. We generally experience seasonality in alignment with the North America travel cycle, in which we generally incur higher costs in the first and second quarters as guests plan vacations for later in the year and we incur period based costs related to these bookings; whereas, in the third quarter we generally incur lower costs as guests complete their stays during peak season for North America. Changes in our booking activity are generally reflected in costs ahead of revenue in our financial results as most booking costs are recorded in the period the booking occurs.
Key Business Metrics and Non-GAAP Financial Measures
We track the following key business metrics and non-GAAP financial measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Accordingly, we believe that these key business metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team. These key business metrics and non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled metrics or measures presented by other companies.
	Twelve Months Ended		Three Months Ended
(in thousands, except GBV per Night Sold)	Dec. 31, 2019	Dec. 31, 2020	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021
Gross Booking Value (“GBV”)	$588,566	$935,447	$136,978	$199,956	$138,526	$200,636	$148,153	$393,571	$193,087	$245,877	$514,201
Nights Sold	2,052	3,005	487	644	514	739	449	1,113	704	824	1,407
GBV per Night Sold	$287	$311	$281	$310	$270	$271	$330	$354	$274	$298	$365
Gross Booking Value
Gross Booking Value (“GBV”) represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes a guest pays when we are responsible for collecting tax.
Growth in GBV reflects our ability to attract homeowners, either through means of individual additions, portfolio transactions or strategic acquisitions, retain homeowners and guests, optimize the availability and sale throughput of nights inventory, and reflects growth in Nights Sold and the pricing of rents, fees, and estimated taxes a guest pays.
Through the six months ended June 30, 2021, GBV has increased to $760 million, a 118% increase compared to the same period in 2020. The increases were primarily driven by growth of new homes and Nights Sold.

In the year ended December 31, 2020, GBV increased to $935 million, a 59% increase compared to the year ended December 31, 2019. This increase was primarily driven by our acquisition of Wyndham Vacation Rentals in October 2019.
We experience seasonality in our GBV that is consistent with the seasonality of Nights Sold as described below.
As we continue to add new homes to our platform, optimize their pricing and distribution, retain homeowners and guests, and grow Nights Sold, we expect Gross Booking Value to continue to grow.
Nights Sold
We define Nights Sold as the total number of nights stayed by guests on our platform in a given period. Nights Sold is a key measure of the scale and quality of supply on our platform and our ability to generate demand and manage yield on behalf of our homeowners. We experience seasonality in the number of Nights Sold. Typically, the second and third quarters of the year each have higher Nights Sold than the first and fourth quarters, as guests tend to travel during the peak travel season.
Through the six months ended June 30, 2021, Nights Sold increased to 2,231,000, or 88% growth compared to the same period in 2020. The increase in Nights Sold was driven by growth of new homes, continued improvements to our yield management tools, and increased guest demand for travel due to relaxation of COVID-19 restrictions in some of our markets. However, the increase in guest demand in those markets was partially offset by key markets where COVID-19 restrictions remained in place. We believe the circumstances that partially offset the increase in Nights Sold due to the COVID-19 pandemic are likely to diminish in the future.
In the year ended December 31, 2020, Nights Sold increased to 3 million, a 46% increase compared to the year ended December 31, 2019. The increase in Nights Sold was driven primarily by the acquisition of Wyndham Vacation Rentals in October 2019 and continued improvements to our yield management tools, and was partially offset by a reduction in guest demand for travel due to the impacts of the COVID-19 pandemic, which decreased demand in the second quarter of 2020 compared to the second quarter of 2019 before demand outpaced expected growth in the third quarter of 2020 as restrictions relaxed.
As we continue to add new homes to our platform in existing and new markets and optimize their availability, pricing occupancy, and distribution, we expect Nights Sold to continue to grow.
Gross Booking Value per Night Sold
Gross Booking Value per Night Sold (“GBV per Night Sold”) represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes a guest pays.
Growth in GBV per Night Sold reflects our ability to optimize pricing and throughput of the homes on our platform, which helps to create higher performing inventory.

Through the six months ended June 30, 2021, GBV per Night Sold increased to $341, a 16% increase compared to the same period in 2020. The increase in GBV per Night Sold was primarily driven by yield management optimization.
In the year ended December 31, 2020, GBV per Night Sold increased to $311 per Night Sold, an 8% increase compared to the year ended December 31, 2019. The increase in GBV per Night Sold was primarily driven by yield management optimization.
We continue to optimize existing supply, drive platform innovation, and add new features to expand our technological advantage to help improve our yield management.
Adjusted EBITDA
Adjusted EBITDA is defined as net loss excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity-based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature or the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of our core business operations and renders comparisons with prior periods and competitors less meaningful. Adjusted EBITDA as a percentage of Revenue is calculated by dividing Adjusted EBITDA for a period by Revenue for the same period.

Adjusted EBITDA is not defined by or presented in accordance with GAAP, has significant limitations as an analytical tool, should be considered as supplemental in nature, and is not meant as a substitute for net loss or any other financial information prepared in accordance with GAAP. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, is frequently used by these parties in evaluating companies in our industry, and provides a useful measure for period-to-period comparisons of our business performance. Moreover, we present Adjusted EBITDA in this proxy statement/prospectus because it is a key measurement used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting.
In the six months ended June 30, 2021, Adjusted EBITDA increased to $(17.3) million, compared to $(31.2) million in the same period in 2020. The increases in Adjusted EBITDA are primarily driven by our continued investment in the growth of our platform and offering for both homeowners and guests. In the six months ended June 30, 2021, Adjusted EBITDA as a percentage of Revenue increased to (5)%, compared to (16)% in the same period in 2020.
In the year ended December 31, 2020, Adjusted EBITDA increased to $(35.0) million, compared to $(66.4) million in the year ended December 31, 2019. The increase was primarily due to improvements in cost of revenue as a percentage of Revenue, driven by operational efficiencies and increased density in markets, as well as controlled operating expense growth as a percentage of Revenue. In the year ended December 31, 2020, Adjusted EBITDA as a percentage of Revenue increased to (7)%, compared to (22)% in the year ended December 31, 2019.
Seasonal trends in our Nights Sold impact Adjusted EBITDA for any given quarter. Typically, the second and third quarters of the year have higher Adjusted EBITDA and Adjusted EBITDA as a percentage of Revenue, as fixed costs are allocated across a larger number of guest reservations. We expect Adjusted EBITDA and Adjusted EBITDA as a percentage of Revenue to fluctuate in the near term due to this seasonality and as we continue to invest in our supply growth engine and technology platform, and improve over the medium to long term as we achieve operating leverage from scale and density.
	Three Months Ended
	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021
	(in millions)
Adjusted EBITDA	$(11.7)	$2.8	$(42.4)	$(24.8)	$(6.4)	$25.4	$(29.2)	$(23.7)	$6.5
Adjusted EBITDA % of Revenue	(18)%	3%	(52)%	(22)%	(8)%	14%	(27)%	(18)%	3%
TTM Adjusted EBITDA	$(53.1)	$(49.8)	$(66.4)	$(76.1)	$(70.8)	$(48.1)	$(35.0)	$(33.9)	$(21.0)
TTM Adjusted EBITDA % of Revenue	(24)%	(19)%	(22)%	(21)%	(19)%	(10)%	(7)%	(7)%	(3)%
Although we use Adjusted EBITDA as described above, Adjusted EBITDA has significant limitations as an analytical tool, including that it:
•
does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•
does not reflect changes in, or cash requirements for, our working capital needs;

•
does not reflect the interest expense, or the cash required to service interest or principal payments, on our debt;

•
does not reflect our tax expense or the cash required to pay our taxes; and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measure does not reflect any cash requirements for such replacements.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. In addition, other companies in our industry may calculate this measure differently than we do, thereby further limiting its usefulness as a comparative measure. We compensate forthese limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following tables reconcile net income (loss) to Adjusted EBITDA.
	Three Months Ended
	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021
	(in millions)
Net Income (Loss)	$(14.7)	$(0.7)	$(51.5)	$(36.9)	$(19.5)	$9.4	$(45.3)	$(49.3)	$(19.9)
Add back:
Depreciation and amortization of intangible assets	2.8	2.9	5.1	8.4	8.7	8.8	8.4	8.8	16.3
Interest income	(0.2)	(0.2)	(0.4)	(0.3)	(0.1)	—	—	—	—
Interest expense	0.3	0.4	0.3	0.2	1.5	3.1	3.1	2.8	3.1
Other income (expense), net	0.1	0.2	3.1	0.3	1.0	3.0	1.4	6.7	3.6
Income tax benefit (expense)	—	0.1	(0.3)	(0.1)	(0.1)	(0.1)	(0.1)	—	(0.1)
Equity-based compensation	—	—	0.1	—	0.7	1.2	1.5	0.8	2.2
Business combination costs(1)	—	—	1.3	—	—	—	—	6.2	1.3
Restructuring costs(2)	—	—	—	3.6	1.3	—	1.8	0.2	—
Adjusted EBITDA	$(11.7)	$2.8	$(42.4)	$(24.8)	$(6.4)	$25.4	$(29.2)	$(23.7)	$6.5

(1)
Represents third party costs associated with the strategic acquisitions of Wyndham Vacation Rentals and TurnKey Vacation Rentals Inc., and third party costs associated with our merger with TPG Pace Solutions Corp.

(2)
Represents in the first and second quarters of 2020 costs associated with an internal reorganization and workforce reductions in response to the COVID-19 pandemic. In the fourth quarter of 2020 and the first quarter of 2021, these amounts represent the costs associated with the wind-down of a significant portion of our international operations.

	Year ended
	Dec. 31, 2019	Dec. 31, 2020
	(in millions)
Net Income (Loss)	$(84.9)	$(92.3)
Add back:
Depreciation and amortization of intangible assets	13.7	34.3
Interest income	(1.1)	(0.4)
Interest expense	1.2	7.9
Other income (expense), net	3.4	5.7
Income tax benefit (expense)	(0.1)	(0.3)
Equity-based compensation	0.1	3.3
Business combination costs(1)	1.3	—
Restructuring costs(2)	—	6.8
Adjusted EBITDA	$(66.4)	$(35.0)

(1)
Represents third party costs associated with the strategic acquisitions of Wyndham Vacation Rentals.

(2)
Represents costs associated with an internal reorganization and workforce reductions in response to the COVID-19 pandemic and costs associated with the wind-down of a significant portion of our international operations.

Liquidity and Capital Resources
Since our founding, our principal sources of liquidity have been from proceeds we have received through the issuance of preferred equity and debt financing. We have sold redeemable convertible preferred units for total gross proceeds of $523.4 million. We have incurred significant operating losses and generated negative cash flows from operations as we have invested to support the growth of our business. To execute on our strategic initiatives to continue to grow our business, we may incur operating losses and generate negative cash flows from operations in the future, and as a result, we may require additional capital resources.
As of June 30, 2021, we had cash and cash equivalents of $330.7 million on hand. In October 2021, we entered into the Revolving Credit Facility (as defined below), which provides for borrowings in an aggregate principal amount of up to $55.0 million, which amount may be borrowed and repaid from time to time. As of October 21, 2021, we did not have any borrowings outstanding under the Revolving Credit Facility. Our primary requirements for liquidity and capital are to finance working capital requirements, capital expenditures and other general corporate purposes. In addition, following the business combination, we will need cash to make payments under the Tax Receivable Agreement. We expect our operations will continue to be financed primarily by equity offerings, debt financing, and cash and cash equivalents. We believe our existing sources of liquidity will be sufficient to fund operations, working capital requirements, capital expenditures, and debt service obligations for at least the next twelve months.
Our future capital requirements will depend on many factors, including, but not limited to our growth both organic and inorganic, our ability to attract and retain new homeowners and guests that utilize our services, the continuing market acceptance of our offerings, the timing and extent of spending to enhance our technology, and the expansion of sales and marketing activities. Further, we may in the future enter into arrangements to acquire or invest in businesses, products, services, and technologies. We may be required to seek additional equity, which will dilute our existing unitholders, or debt financing, which may contain covenants that restrict the operations of our business. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.
Revolving Credit Facility
In October 2021, Vacasa Holdings and its wholly owned subsidiary V-Revolver Sub LLC (the “Borrower”) entered into a credit agreement with JPMorgan Chase Bank, N.A. and the other lenders party thereto from time to time (the “Credit Agreement”), which provides for a senior secured revolving credit facility in an aggregate principal amount of $55.0 million (the “Revolving Credit Facility”). The Revolving Credit Facility includes a sub-facility for letters of credit in an aggregate face amount of $16.0 million which reduces borrowing availability under the Revolving Credit Facility.
Borrowings under the Revolving Credit Facility are subject to interest, determined as follows: (a) Alternate Base Rate (“ABR”) borrowings accrue interest at a rate per annum equal to the ABR plus a margin of 1.50% (ABR is equal to the greatest of (i) the Prime Rate, (ii) the NYFRB Rate plus 0.5%, and (iii) the Adjusted LIBO Rate for a one-month interest period plus 1.0%, subject to a 1.0% floor), and (b) Eurocurrency borrowings accrue interest at a rate per annum equal to the Adjusted LIBO Rate plus a margin of 2.50% (the Adjusted LIBO Rate is calculated based on the applicable LIBOR for U.S. dollar deposits, subject to a 0.00% floor, multiplied by a fraction (expressed as a decimal), the numerator of which is one and the denominator of which is one minus the maximum effective reserve percentage for Eurocurrency funding, provided that if the applicable LIBOR is no longer available, to provide for a new benchmark interest rate to replace LIBOR, the calculation of the Adjusted LIBO Rate will be subject to certain adjustments as described in the Credit Agreement). In addition to paying interest on the principal amounts outstanding under the Revolving Credit Facility, we are required to pay a commitment fee on unused amounts at a rate of 0.25% per annum. We are also required to pay customary letter of credit and agency fees.
Borrowings under the Revolving Credit Facility do not amortize and are due and payable on October 7, 2026. Accrued interest on such borrowings is payable in arrears (a) in the case of ABR borrowings, on the last business day of each March, June, September and December, and (b) in the case of Eurocurrency borrowings, on the last business day of the applicable interest period (or, in the case of an interest period of longer than three months, each business day prior to the last day of such interest period that occurs at intervals of three months after the first day of such interest period).
Amounts outstanding under the Revolving Credit Facility may be voluntarily prepaid at any time and from time to time, in whole or in part, without premium or penalty. All repayments or voluntary prepayments (other than prepayments of ABR borrowings) must be accompanied by accrued and unpaid interest on the principal amount being repaid or prepaid, as the case may be. Customary “breakage” costs, if any, in respect of Eurocurrency borrowings are payable within 15 business days after receiving a demand therefor from any affected lender.
Obligations under the Revolving Credit Facility are currently guaranteed by Vacasa Holdings and certain wholly owned subsidiaries of the Borrower (currently Vacasa LLC, TurnKey Vacation Rentals, LLC, Vacasa Alabama LLC, Vacasa Florida LLC, Vacasa North Carolina LLC, Vacasa South Carolina LLC, Vacasa Tennessee LLC and Vacasa Vacation Rentals of Hawaii LLC), and are required to be guaranteed by any restricted subsidiaries of the Borrower that may be formed or acquired in the future (other than certain excluded subsidiaries). From and after the Collateral Trigger Event Date (defined as the first to occur of (i) the termination of the transactions contemplated by the Business Combination Agreement, (ii) the Closing, and (iii) December 31, 2021 (or such later date, not to exceed 30 days, as may be reasonably agreed by the Administrative Agent), or such earlier date as the Borrower may designate) obligations of the Borrower and the guarantors will be required to be, secured by a first priority lien on substantially all of our respective assets (other than certain excluded assets) pari lien with the obligations securing the Senior Secured Convertible Notes if they are outstanding at such time.
The Credit Agreement contains a number of covenants that, among other things and subject to certain exceptions, restrict the ability of the Borrower and its restricted subsidiaries to:
•
create, incur, assume or permit to exist any debt or liens;

•
merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve;

•
make or hold certain investments;

•
sell, transfer, lease, license or otherwise dispose of its assets, including equity interests (and, in the case of restricted subsidiaries, the issuance of additional equity interests);

•
pay dividends or make certain other restricted payments;

•
substantively alter the character of the business of the Borrower and its restricted subsidiaries, taken as a whole; and

•
sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates.

In addition, beginning on the last day of the second full fiscal quarter ending after the effective date of the Revolving Credit Facility, the Borrower and its restricted subsidiaries will be required to maintain a minimum amount of consolidated revenue, measured on a trailing four-quarter basis, as of the last date of each fiscal quarter, provided that such covenant will only apply if, on such date, the aggregate principal amount of outstanding borrowings under the Revolving Credit Facility and letters of credit (excluding undrawn amounts under any letters of credit in an aggregate face amount of up to $8.0 million and letters of credit that have been cash collateralized) exceeds 35% of the then-outstanding revolving commitments.

The Credit Agreement also contains certain customary representations and warranties and affirmative covenants, and certain reporting obligations. In addition, the lenders under the Revolving Credit Facility will be permitted to accelerate all outstanding borrowings and other obligations, terminate outstanding commitments and exercise other specified remedies upon the occurrence of certain events of default (subject to certain grace periods and exceptions), which include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, certain cross-defaults and cross-accelerations to other indebtedness, certain events of bankruptcy and insolvency, certain judgments and Change in Control events. “Change in Control” is defined as (a) the failure of Vacasa Holdings, directly or indirectly through wholly owned subsidiaries that are guarantors, to own all of the equity interests in the Borrower, or (b) (x) prior to the Closing, the failure by the Permitted Holders to own beneficially and of record, at least a majority of the outstanding voting interests of Vacasa Holdings, and (y) after the Closing, the acquisition of beneficial ownership by any person or group, other than the Permitted Holders, of equity interests representing 40% or more of the aggregate votes entitled to vote for the election of directors of Vacasa Holdings having a majority of the aggregate votes on the board of directors of Vacasa Holdings and the aggregate number of votes for the election of such directors of the equity interests beneficially owned by such person or group is greater than the aggregate number of votes for the election of such directors represented by the equity interests beneficially owned by the Permitted Holders, unless the Permitted Holders otherwise have (and have exercised) the right, directly or indirectly, to designate, nominate or appoint directors of Vacasa Holdings having a majority of the aggregate votes on the board of directors of Vacasa Holdings.
The foregoing summary describes the material provisions of the Credit Agreement, but may not contain all information that is important to you. We urge you to read the full text of the Credit Agreement and the other agreements governing the Revolving Credit Facility, which have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Capitalized terms used in the foregoing summary and not otherwise defined in this proxy statement/prospectus have the meaning assigned to them in the Credit Agreement.
Senior Secured Convertible Notes
In May 2020, in order to provide for liquidity and fund general corporate initiatives in light of the initial impact of the COVID-19 pandemic on our business, we entered into a note purchase agreement (as amended, the “Purchase Agreement”) with certain of our existing investors pursuant to which we issued $108.1 million in aggregate principal amount of senior secured convertible notes, which we refer to as the “D-1 Convertible Notes.” The D-1 Convertible Notes are guaranteed by certain of our existing and future subsidiaries and are secured by a first priority lien on substantially all of our and such guarantors’ assets.
The D-1 Convertible Notes mature on June 20, 2023, unless earlier repurchased, redeemed or converted. The D-1 Convertible Notes accrue cash interest daily at 3% per annum, payable annually in arrears on the anniversary date of the initial closing date. Upon the occurrence and during the continuance of an event of default, as defined in the Purchase Agreement, the cash interest rate will be increased by an amount equal to two (2) percent per annum. Additionally, the D-1 Convertible Notes accrue PIK interest equal to 7% per annum, which shall be capitalized by adding the full amount of PIK interest to the principal balance on each anniversary date of the initial closing. As of June 30, 2021, principal in the amount of $115.6 million was outstanding under the D-1 Convertible Notes. There was $0.9 million of uncapitalized PIK interest accrued for the D-1 Convertible Notes as of June 30, 2021.
At any time following the initial issuance, any holder of the D-1 Convertible Notes has the right, but not the obligation to, convert all or any portion of the principal of the D-1 Convertible Notes (including PIK interest capitalized), all accrued but unpaid cash interest and, in connection with a change in control, IPO or pre-payment, the discounted present value of all required remaining scheduled interest payments due on such notes from such date through the maturity date, using a discount rate as defined by the Purchase Agreement, into Series D-1 preferred units at a conversion rate of $1 per unit (the “Conversion Amount”). In July 2021, we notified the administrative agent under the Purchase Agreement of our election to pre-pay the D-1 Convertible Notes in full contingent upon the consummation of the Business Combination and, in response, each holder of the D-1 Convertible Notes issued a conversion notice to us under the Purchase Agreement electing to convert its Conversion Amount in lieu of any such pre-payment. Accordingly, the D-1 Convertible Notes will convert into Series D-1 preferred units upon, and will no longer be outstanding following, the consummation of the Business Combination.

Cash Flows
The following table summarizes our cash flows for the periods indicated:
	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Net cash (used in) provided by operating activities	(35,456)	$(2,427)	111,775	304,378
Net cash used in investing activities	(134,409)	(12,671)	(8,424)	(11,676)
Net cash provided by (used in) financing activities	298,782	96,462	99,498	(7,176)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	12	159	(333)	62
Net increase (decrease) in cash, cash equivalents and restricted cash	$128,929	$81,523	$202,516	$285,588
Operating Activities
Net cash provided by operating activities was $304.4 million for the six months ended June 30, 2021, primarily attributable to a net loss of $69.2 million, offset by $44.5 million of non-cash items related to depreciation, amortization of intangible assets, fair value adjustment on warrant derivative liabilities, equity-based compensation expense and PIK interest related to our D-1 Convertible Notes. Additional sources of cash flows resulted from changes in working capital, including an $191.4 million increase in funds payable to owners, $38.1 million increase in hospitality and sales taxes payable and $85.9 million increase in deferred revenue and future stay credits as a result of increased bookings on our platform.
Net cash provided by operating activities was $111.8 million for the six months ended June 30, 2020, primarily attributable to a net loss of $56.5 million, offset by $20.2 million of non-cash items related to depreciation, amortization of intangible assets, fair value adjustment on warrant derivative liabilities and equity-based compensation expense. Additional sources of cash flows resulted from changes in working capital, including an $54.0 million increase in funds payable to owners, $12.3 million increase in hospitality and sales taxes payable and $61.4 million increase in deferred revenue and future stay credits as a result of increased bookings on our platform.
Net cash used in operating activities was $2.4 million for the year ended December 31, 2020 primarily attributable to a net loss of $92.3 million, offset by $55.2 million of non-cash items related to depreciation, amortization of intangible assets, fair value adjustment on warrant derivative liabilities, PIK interest related to our D-1 Convertible Notes and equity-based compensation. Additional sources of cash flows resulted from changes in working capital, including an $25.0 million increase in deferred revenue and future stay credits, $4.0 million increase in hospitality and sales taxes payable offset by a decrease of $17.3 million in funds payable to owners as a result of booking activity on our platform and timing of stays completed by our guests.
Net cash used in operating activities was $35.5 million for the year ended December 31, 2019 primarily attributable to a net loss of $84.9 million, offset by $18.9 million of non-cash items related to depreciation, amortization of intangible assets, and loss on debt extinguishment. Additional sources of cash resulted from changes in working capital including an increase of $31.7 million in funds payable to owners, $19.4 million increase in deferred revenue and future stay credits and $12.4 million increase in accrued expenses and other liabilities offset by a decrease of $10.8 million in prepaid expenses and other assets, $16.7 million decrease in accounts payable and $7.2 million decrease in accounts receivable.
Investing Activities
Our primary investing activities include cash paid for business combinations, purchases of property and equipment and capitalized internally developed software.

Net cash used in investing activities was $11.7 million for the six months ended June 30, 2021 primarily due to net cash payments for business acquired of $6.9 million and $2.7 million of cash paid for capitalized internally developed software costs.
Net cash used in investing activities was $8.4 million for the six months ended June 30, 2020 consisting of payments of $5.4 million for capitalized internally developed software costs and $2.0 million of net cash paid for businesses acquired.
Net cash used in investing activities was $12.7 million for the year ended December 31, 2020, primarily attributable to $7.9 million of cash paid for capitalized internally developed software and $3.5 million of net cash paid for businesses acquired.
Net cash used in investing activities was $134.4 million for the year ended December 31, 2019, primarily attributable to $115.0 million of net cash paid to purchase Wyndham Vacation Rentals, Inc. and other business combinations and $16.9 million of cash paid for capitalized internally developed software costs.
Financing Activities
Our primary financing activities have come from the issuance of redeemable convertible preferred units and senior secured convertible notes offset by cash payments for contingent consideration and deferred payments to sellers in connection with business combinations to grow the number of units under management in new and adjacent markets served.
Net cash used in financing activities was $7.2 million for the six months ended June 30, 2021, primarily attributable to $7.0 million of cash payments for business combinations.
Net cash provided by financing activities was $99.5 million for the six months ended June 30, 2020, primarily attributable to proceeds of $115.9 million from the issuance of the long-term debt, partially offset by $10.2 million of payments of long-term debt and $6.2 million of payments for business combinations.
Net cash provided by financing activities was $96.5 million for the year ended December 31, 2020, reflecting proceeds of $115.9 million from the issuance of the long-term debt, partially offset by $10.2 million of payments of long-term debt and $9.5 million of payments for business combinations.
Net cash provided by financing activities as $298.8 million for the year ended December 31, 2019, primarily reflecting proceeds of $313.0 million from the issuance of redeemable convertible preferred units, net of issuance costs, partially offset by cash paid for business combinations of $9.1 million and payments of long-term debt of $5.1 million.
Off-Balance Sheet Arrangements
As of June 30, 2021 we did not have any off-balance sheet arrangements, as defined in Regulation S-K under the Securities Act, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations and commitments as of December 31, 2020:
	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Long-term debt(1)	$108.8	$0.1	$108.3	$0.3	$0.1
Estimated interest on long-term debt(2)	10.4	3.2	7.2	—	—
Operating leases(3)	54.6	13.0	16.4	9.8	15.4
Total Contractual Obligations	$173.8	$16.3	$131.9	$10.1	$15.5

(1)
Long-term debt amounts exclude any deferred financing costs and accrued PIK interest fees on the D-1 Convertible Notes. See Note 9 to Vacasa Holdings’ consolidated financial statements, included elsewhere in this proxy statement/prospectus, for additional information. Payment of the principal amount of our D-1 Convertible Notes and any accrued and unpaid interest may be accelerated as a result of an “event of default” or “fundamental change,” each as defined in the Purchase Agreement.

(2)
Amounts include cash interest of 3% on the D-1 Convertible Notes and contractual interest payments related to the other outstanding instruments. No estimated amount for PIK interest under the D-1 Convertible Notes is included. See Note 9 to Vacasa Holdings’ consolidated financial statements, included elsewhere in this proxy statement/prospectus, for additional information.

(3)
Represents future minimum lease payments under non-cancelable operating leases with an initial or remaining term greater than a year. Excludes common area maintenance, insurance or tax payments, for which Vacasa may be obligated under the terms of the individual lease arrangements.

Upon the consummation of the Business Combination, the D-1 Convertible Notes will convert into Series D-1 preferred units and, as a result, will not be outstanding following the consummation of the Business Combination.
In October 2021, we entered into the Revolving Credit Facility, which provides for borrowings in an aggregate principal amount of up to $55.0 million, which amount may be borrowed and repaid from time to time. See “— Liquidity and Capital Resources — Revolving Credit Facility.”
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.
We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.
Business Combinations
A component of our growth strategy has been to acquire and integrate businesses that complement our existing operations. In accordance with ASC 805, Business Combinations, we estimate the fair value of acquired assets, assumed liabilities, and purchase consideration transferred as of the acquisition date of each business combination. We assign the value of the consideration transferred to acquire a business to the tangible assets and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill.
The fair value of assets acquired and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant by management or external valuation specialists under management’s supervision, where appropriate. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from homeowner contracts and trade names, and discount rates.
At the acquisition date, we will also record acquisition related liabilities, if applicable, for any contingent consideration or deferred payments to the seller. Contingent consideration is recorded at fair value on the acquisition date based on our expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the contingent consideration liabilities are remeasured each reporting period after the acquisition date and are recorded in General and administrative expense in the consolidated statement of operations. The deferred payments to sellers are recognized on the acquisition date at fair value by calculating the risk adjusted present value of the deferred cash payments to be made to the seller.

Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.
Goodwill and Impairment of Long-Lived Assets
As of December 31, 2020, our goodwill totaled $121.5 million. We have one reporting unit that we test for impairment on the first day of the fourth quarter, and also upon the occurrence of triggering events. We review goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying value, including goodwill, as a basis of determining if it is necessary to perform a quantitative analysis. A quantitative analysis is performed if it is determined that it is more likely than not that the carrying value exceeds the fair value of the reporting unit. We may elect to bypass the qualitative analysis and proceed directly to performing a quantitative analysis. As of December 31, 2019 and 2020, we concluded it was more likely than not that the fair value of the reporting unit exceeded its carrying value. Nevertheless, significant changes in economic and market conditions could negatively impact the estimated future cash flows and valuation assumptions used to determine the fair value of our reporting unit and could result in a material impairment of goodwill.
Long-lived assets that are held and used by us are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Determination of recoverability of long-lived assets is based on an estimate of the undiscounted cash flows resulting from the use of the asset group and its eventual disposition. If the carrying value of the long-lived asset group is not recoverable on an undiscounted cash flow basis, we recognize impairment to the extent that the carrying value exceeds its fair value. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved and based on assumptions representative of market participants. No material long-lived asset impairment losses were recognized during the years ended December 31, 2019 and 2020, respectively.
Significant judgment and estimates are required in assessing the recoverability of goodwill and impairment of long-lived assets, including identifying whether events or changes in circumstances require an impairment assessment, estimating future cash flows, and determining appropriate discount rates. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.
Valuation of Equity Units
Given the absence of a public trading market for our equity units, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held Company Equity Securities Issued as Compensation, our management and board of directors considered numerous objective and subjective factors to determine the best estimate of fair value of our common units and redeemable convertible preferred units, including:
•
independent third-party valuations of our equity units;

•
the prices at which others have purchased our redeemable convertible preferred units in arms’ length transactions;

•
the rights, preferences and privileges of our redeemable convertible preferred units relative to those of our common units;

•
our operating and financial performance;

•
our estimates of future financial performance;

•
lack of marketability of our equity units;

•
the valuation of comparable companies;

•
the industry outlook;

•
the likelihood and timing of achieving a liquidity event, such as an initial public offering or sale of our Company given prevailing market conditions;

•
the U.S. and global economic and capital market conditions and outlook; and

•
additional objective and subjective factors relating to our business.

To determine the fair value of our equity units, we first determined our business enterprise value (“BEV”) and then allocated that equity fair value to our redeemable convertible preferred units, common units and common unit equivalents. We estimated our BEV primarily using a market approach, which is a generally accepted valuation approach.
The market approach measures the value of a business through an analysis of recent sales or offerings of comparable investments or assets, and in our case, focused on comparing our business to a group of its peer companies. In applying this method, valuation multiples are derived from historical and forecasted operating data of the peer company group. We then apply the multiples to our operating data (i.e. revenue and EBITDA) to arrive at a range of indicated values of our Company.
For each valuation, we prepared a financial forecast to be used in the computation of our BEV. The financial forecast considered our past results and expected future financial performance. There is inherent uncertainty in these estimates as the assumptions used are highly subjective and subject to changes as a result of new operating data and economic and other conditions that impact our business.
As an additional indicator of fair value, we considered arm’s-length transactions involving issuances of redeemable convertible preferred units and common units near the respective valuation dates, if available.
At each valuation date, once the BEV for the business was determined, the equity value was allocated to each of our redeemable convertible preferred units, common units and common unit equivalents, using one of the following methods: (1) the option pricing method (“OPM”); and (2) a probability weighted expected return method (“PWERM”); or the hybrid method, which is a hybrid between the OPM and PWERM methods.
The OPM treats common units and redeemable convertible preferred units as call options on a business, with exercise prices based on the liquidation preference of the redeemable convertible preferred units. Therefore, the common unit only has value if the funds available for distribution to the holders of common units exceed the value of the liquidation preference of the redeemable convertible preferred units at the time of a liquidity event, such as a merger, sale, or initial public offering, assuming the business has funds available to make a liquidation preference meaningful and collectible by unit holders. The common unit is modeled as a call option with a claim on the business at an exercise price equal to the remaining value immediately after the redeemable convertible preferred units are liquidated.
The PWERM utilizes discrete future exit scenarios to determine the value of our equity units. For each of the various scenarios, an equity value is estimated and the rights and preferences for each unit holder class are considered to allocate the equity value to common units. The equity unit values are then multiplied by a discount factor reflecting the calculated discount rate and the timing of the event. Lastly, the equity unit value is multiplied by an estimated probability for each scenario. Our board of directors and management team evaluate the probability and timing of the discrete future exit scenarios at each valuation date.
Following the Business Combination, the fair value of the common units will be based on the closing prices of Vacasa, Inc.’s publicly traded equity.
JOBS Act Accounting Election
We meet the definition of an emerging growth company under the JOBS Act, which permits us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.

Qualitative and Quantitative Disclosures about Market Risk
We are exposed to market risks in connection with our business, which primarily relate to fluctuations in interest rates.
Interest Rate Fluctuation Risk
We are exposed to interest rate risk related primarily to our investment portfolio. Changes in interest rates affect the interest earned on our total cash, cash equivalents, and marketable securities and the fair value of those securities.
Our cash and cash equivalents primarily consist of cash deposits and marketable securities. We do not enter into investments for trading or speculative purposes. Because our cash equivalents and marketable securities generally have short maturities, the fair value of our portfolio is relatively insensitive to interest rate fluctuations. Due to the short term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 100 basis points increase or decrease in interest rates would not have had a material impact on our consolidated financial statements as of June 30, 2021.
Inflation Risk
We do not believe that inflation has had a material effect on our business, results of operations, or financial condition.

EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, the “company,” “we,” “us,” “our” and similar terms refer to Vacasa Holdings before the Business Combination, and to Vacasa, Inc. after the Business Combination.
This section discusses the material components of the executive compensation program for our 2020 named executive officers. Our named executive officers for fiscal year 2020 are:
•
Matthew Roberts, our Chief Executive Officer;

•
Eric Breon, our former Chief Executive Officer; and

•
Jim Grube, our former Chief Financial Officer.

Mr. Breon, our former Chief Executive Officer, resigned his employment with us on February 21, 2020 but remains a member of our board of directors, and Mr. Grube, our former Chief Financial Officer, ended his employment with us on November 20, 2020.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.
Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Matthew Roberts(4) Chief Executive Officer	2020	448,077	482,218	2,840,782	—	—	3,771,077
Eric Breon(5) Former Chief Executive Officer	2020	80,769	—	—	—	287,404	368,173
Jim Grube(6) Former Chief Financial Officer	2020	400,480	4,086	554,546	—	235,405	1,194,517

(1)
For Mr. Roberts, amount represents (i) a $472,603 discretionary bonus paid pursuant to our 2020 annual executive bonus program, and (ii) a $9,615 Salary Deferral Bonus (as defined below). For Mr. Grube, amount represents a Salary Deferral Bonus. In 2020, in response to the COVID-19 pandemic, Mr. Roberts and Mr. Grube each voluntarily deferred a portion of their 2020 salary, which was then paid to them in a lump sum later in 2020. In exchange for the salary deferral, each of Mr. Roberts and Mr. Grube received a bonus equal to 10% of the respective deferred amount (each, a “Salary Deferral Bonus”), which was paid to them at the same time their deferred salary was paid.

(2)
Amounts represent the aggregate grant date fair value of employee equity units of Vacasa Employee Holdings LLC (as described in more detail below and which are intended to constitute “profits interests” for U.S. tax purposes) granted to our named executive officers in 2020, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements included in this proxy statement/prospectus. For Mr. Roberts, the amount reflects (i) an employee equity units award with a grant date fair value of $2,759,910, which was granted to Mr. Roberts for his services as an executive officer, and (ii) an employee equity units award with a grant date fair value of $80,872, which was granted to Mr. Roberts for his service as a member of our board of directors relating to the period before the commencement of his employment during which he served as a non-employee director.

(3)
For Mr. Breon, amount represents (i) $282,692 of cash severance payments and (ii) $4,712 of 401(k) plan matching contributions made by the company. For Mr. Grube, amount represents (i) $212,500 of cash severance payments, (ii) $9,626 of post-termination healthcare continuation coverage, (iii) $12,914 of 401(k) plan matching contributions made by the company, and (iv) a $365 work from home stipend.

(4)
Mr. Roberts commenced employment with us on February 11, 2020.

(5)
Mr. Breon ceased serving as our Chief Executive Officer on February 11, 2020, and resigned his employment with us on February 21, 2020.

(6)
Mr. Grube’s employment with us terminated on November 20, 2020.

Narrative to the Summary Compensation Table
2020 Salaries
We pay our named executive officers a base salary to compensate them for services rendered to us. The base salary payable to our named executive officers is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In fiscal year 2020, Mr. Roberts’s annual base salary was $500,000, Mr. Breon’s annual base salary was $350,000, and Mr. Grube’s annual base salary was $425,000.
2020 Bonuses
We maintained an annual performance-based executive cash bonus program for 2020 in which each of the named executive officers were eligible to participate. Mr. Roberts’s target bonus under the 2020 bonus program was equal to 100% of his base salary. In recognition of our executive team’s commitment and performance during 2020 throughout the COVID-19 pandemic, in December 2020 our compensation committee in its discretion deemed achievement under the 2020 bonus program to be 100% for each of our executives who was employed at the time of payout, including Mr. Roberts.
Equity Compensation
Employee Equity Units
We have historically granted our executives “employee equity units” of Vacasa Employee Holdings LLC, which are intended to constitute “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43. Employee equity units have no intrinsic value on the date of grant, and have actual value to the executive only to the extent the equity value of Vacasa Holdings appreciates following the grant date. Before the consummation of the Business Combination, Vacasa Holdings will effectuate the Vacasa Holdings Recapitalization, pursuant to which all outstanding employee equity units will be recapitalized into OpCo Units in accordance with the OpCo LLC Agreement, and shall continue to be subject to the same vesting conditions as applied to such employee equity units before the recapitalization. The vesting schedule for these units is included in the applicable footnote to the Outstanding Equity Awards at Fiscal Year-End table, below.
2016 UAR Plan
We maintain the Vacasa Holdings 2016 Equity Compensation Incentive Plan (the “UAR Plan”), pursuant to which we have granted unit appreciation rights (“UARs”) to employees, consultants, and board members. Following the effectiveness of the 2021 Plan (as defined below), we will not grant any further awards under the UAR Plan.
The UAR Plan is administered by the compensation committee of our board of directors. Subject to the provisions of the UAR Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the UAR Plan. UARs entitle their holder, upon exercise, to receive a number of units, cash or other property equal to the appreciation in value between the grant date and exercise date of Vacasa Holdings common units subject to such award. The exercise price of a UAR may not be less than 100% of the fair market value of the underlying common unit on the grant date. The term of a UAR may not exceed ten years. In connection with the Business Combination, UARs will be converted into Vacasa SAR Awards which will entitle the holder to receive a number of shares of Vacasa Class A Common Stock equal to the appreciation in value between the grant date and the exercise date. In the event of certain changes in our capitalization such as a stock split, reverse stock split or spin-off, the plan administrator will make equitable adjustments to the UAR Plan and outstanding awards.
The UARs are generally subject to both service-based and liquidity-based vesting conditions. The service-based vesting condition is satisfied based on continued service over a period of time that is set forth in the applicable award agreement. The liquidity-based vesting condition is satisfied upon (i) a change in control (as defined in the UAR Plan) or (ii) the occurrence of the date that is six months and one day following an initial public offering of our securities. The Business Combination Agreement provides that the liquidity-based vesting condition will be deemed satisfied if the holder of a Vacasa SAR Award (into which UARs are converted) remains a service provider of the company through the 180th day following the Closing.
2020 Equity Grants
In 2020 we granted employee equity units to certain of our executives, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of our equityholders.
In June 2020, we granted 18,399,400 employee equity units to Mr. Roberts in connection with his commencement of employment as our Chief Executive Officer. The employee equity units vest, in 24 equal installments on each monthly anniversary of January 21, 2020, subject to his continued employment through each applicable vesting date. Additionally, in September 2020, we granted 200,745 fully vested employee equity units to Mr. Roberts for his service on our board of directors relating to the period during which he served as a non-employee director.
In September 2020, we granted 1,376,533 employee equity units to Mr. Grube, all of which fully vested on his employment termination date in November 2020, as described below under “Executive Compensation Arrangements”.
New Equity Plans
In connection with the Business Combination, and subject to the approval of Vacasa, Inc.’s sole stockholder, we will adopt the Vacasa, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan (the “ESPP”). If approved by Vacasa, Inc.’s sole stockholder, the 2021 Plan and the ESPP will be effective as of the date immediately preceding the Closing.
The 2021 Plan
The principal purpose of the 2021 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success.
Summary of the 2021 Plan
This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan, a copy of which has been filed as Exhibit 10.10 to the registration statement of which this proxy statement/prospectus forms a part.
Eligibility and Administration
Options, restricted stock units and other stock-based and cash-based awards under the 2021 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options (“ISOs”).

The compensation committee of our board of directors is expected to administer the 2021 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of members of our board of directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The 2021 Plan provides that the board or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors. Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2021 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2021 Plan. The full board of directors will administer the 2021 Plan with respect to awards to non-employee directors.
Shares Available for Awards
Under the 2021 Plan, a number of shares of Vacasa Class A Common Stock equal to 5% of the fully diluted shares of Vacasa Class A Common Stock outstanding immediately after the Closing, on an as-converted or as-exchanged basis, will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents, or other stock or cash based awards. The number of shares of Vacasa Class A Common Stock initially reserved for issuance or transfer pursuant to awards under the 2021 Plan will be increased by (i) the number of shares of Vacasa Class A Common Stock represented by awards outstanding under the TurnKey Vacations, Inc. 2014 Equity Incentive Plan and the Vacasa Holdings LLC 2016 Equity Compensation Incentive Plan, each as amended, that become available for issuance under the counting provisions described below following the effective date of the 2021 Plan and (ii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the least of (A) 3% of the shares of Vacasa Class A Common Stock outstanding (determined on an as converted basis, taking into account all securities convertible into, exercisable, exchangeable or redeemable for shares of Vacasa Class A Common Stock) on the last day of the immediately preceding fiscal year, (B) an amount of additional shares such that the total number of shares available for issuance under the 2021 Plan on such first day of the year, after giving effect to the additional shares, equals 5% of the shares of Vacasa Class A Common Stock outstanding on the last day of the immediately preceding fiscal year (determined on the same basis as in clause (A)) and (C) such smaller number of shares of Vacasa Class A Common Stock as determined by our board of directors; provided, however, that no more than 25,000,000 shares of Vacasa Class A Common Stock may be issued upon the exercise of ISOs.
The following counting provisions will be in effect for the share reserve under the 2021 Plan:
•
to the extent that an award terminates, expires or lapses or is converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2021 Plan;

•
to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2021 Plan, such tendered or withheld shares will be available for future grants under the 2021 Plan;

•
to the extent shares subject to SARs are not issued in connection with the stock settlement of SARs on exercise thereof, such shares will be available for future grants under the 2021 Plan;

•
the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2021 Plan; and

•
to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2021 Plan.

The 2021 Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to a cash-based award to any individual for services as a non-employee director during any calendar year may not exceed $1,500,000.
Types of Awards
The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance bonus awards, performance stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
•
Non-Qualified Stock Options (“NSOs”) provide for the right to purchase shares of Vacasa Class A Common Stock at a specified price that may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•
Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Vacasa Class A Common Stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price must be at least 110% of the fair market value of a share of Vacasa Class A Common Stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•
Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, dividends will not be released until restrictions are removed or expire.

•
Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•
Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Vacasa Class A Common Stock over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a share of Vacasa Class A Common Stock on the date of grant. SARs under the 2021 Plan will be settled in cash or shares of Vacasa Class A Common Stock, or in a combination of both, at the election of the administrator.

•
Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

•
Other Stock or Cash Based Awards are awards of cash, fully vested shares of Vacasa Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on,

shares of Vacasa Class A Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
•
Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of Vacasa Class A Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an awards subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.
Certain Transactions
In the event of any stock dividend or other distribution, stock split, reverse stock or unit split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of Vacasa Class A Common Stock or OpCo Units or the share price of Vacasa Class A Common Stock or OpCo Units that would require adjustments to the 2021 Plan or any awards under the 2021 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2021 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2021 Plan.
Amendment and Termination
Our board of directors may terminate, amend or suspend the 2021 Plan at any time and from time to time. However, we must generally obtain shareholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). No amendments to outstanding awards that materially and adversely affect a participant’s rights under the award may be made without participant consent, except in connection with certain transactions (such as equity restructurings, corporate transactions, or a change in control) or to preserve the intended tax treatment of the participant’s award. Notwithstanding the foregoing, the administrator has the authority to amend any outstanding option or SAR to reduce its exercise price per share or cancel any option or SAR in exchange for cash or another award, in each case, without shareholder approval.
No ISOs may be granted pursuant to the 2021 Plan after the tenth anniversary of the date our board of directors approved the 2021 Plan, and no additional annual share increases to the 2021 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2021 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2021 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of Vacasa Class A Common Stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.
The ESPP
The ESPP is designed to allow eligible employees of Vacasa, Inc. and its subsidiaries to purchase shares of Vacasa, Inc. Vacasa Class A Common Stock with their accumulated payroll deductions. The ESPP is not intended to qualify under Section 423 of the Code. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist such employees in acquiring a stock ownership interest in Vacasa, Inc., to help such employees provide for their future security and to encourage such employees to remain in the employment of Vacasa, Inc. or its subsidiaries.
Summary of the ESPP
This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which has been filed as Exhibit 10.11 to the registration statement of which this proxy statement/prospectus forms a part.
Administration
Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administration.
Shares Available for Awards
The maximum number of shares of Vacasa Class A Common Stock which will be authorized for sale under the ESPP is equal to the sum of (a) 2% of the fully diluted shares of Vacasa Class A Common Stock outstanding immediately after the Closing, on an as-converted or as-exchanged basis) and (b) an annual increase on the first day of each year beginning in 2022 and ending in 2031, equal to the least of (i) 1% of the shares of Vacasa Class A Common Stock outstanding (determined on an as converted basis, taking into account all securities convertible into, exercisable, exchangeable or redeemable for shares of Vacasa Class A Common Stock) on the last day of the immediately preceding fiscal year, (ii) an amount of additional shares such that the total number of shares available for issuance under the ESPP on such first day of the year, after giving effect to the additional shares, equals 2% of the shares of Vacasa Class A Common Stock outstanding on the last day of the immediately preceding fiscal year (determined on the same basis as in clause (i)) and (iii) such number of shares of Vacasa Class A Common Stock as determined by our board of directors. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our designated subsidiaries on the first day of the offering period, or the enrollment date. Our employees (and employees of certain of our subsidiaries) who customarily work less than six months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Consultants and non-employee directors are not eligible to participate in the ESPP.
Participation
Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation.

Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date.
Offering
Under the ESPP, participants are offered the option to purchase shares of Vacasa Class A Common Stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator.
The option purchase price will be the lower of 85% of the closing trading price per share of Vacasa Class A Common Stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of Vacasa Class A Common Stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of Vacasa Class A Common Stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.
Adjustments
In the event of any increase or decrease in the number of issued shares of Vacasa Class A Common Stock OpCo Units resulting from a stock or unit split, reverse stock split, stock dividend or unit distribution, combination or reclassification of the Vacasa Class A Common Stock or OpCo Units, or any other increase or decrease in the number of shares of Vacasa Class A Common Stock or OpCo Units effected without receipt of consideration by us or OpCo (as applicable), we will proportionately adjust the aggregate number of shares of Vacasa Class A Common Stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing before the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing before the new exercise date.
Amendment and Termination
Our board of directors may amend, suspend or terminate the ESPP at any time. However, the board of directors may not amend the ESPP without obtaining shareholder approval within 12 months before or after such amendment to the extent required by applicable laws.

Other Elements of Compensation
Retirement Savings and Health and Welfare Benefits
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We currently match contributions made by participants in our 401(k) plan in an amount equal to up to 6% of a participant’s annual eligible compensation. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
All of our full-time employees, including our named executive officers, are generally eligible to participate in health and welfare plans sponsored by us. These health and welfare plans generally include medical, dental and vision benefits; short-term and long-term disability insurance; and life and AD&D insurance, but may be modified by the company at any time.
Perquisites and Other Personal Benefits
We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. We did not provide any perquisites or personal benefits to our named executive officers not otherwise made available to our other employees in 2020.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of outstanding UARs and unvested employee equity units held by our named executive officers as of December 31, 2020.
Name	Vesting start date	Unit Appreciation Rights (“UARs”)				Employee Equity Units
		Number of securities underlying unexercised UARs (#) exercisable	Number of securities underlying unexercised UARs (#) unexercisable	UAR exercise price ($)	UAR expiration date	Number of units that have not vested (#)	Market value of units that have not vested ($)(1)
Matthew Roberts	1/21/2020(2)	—	—	—	—	9,966,341	10,564,323
Eric Breon	—	—	1,357,500(3)	1.00	9/7/2026	—	—
Jim Grube	—	—	—	—	—	—	—

(1)
There is no public market for the employee equity units. The amount reported reflects the value of the unvested employee equity units as of December 31, 2020 based on a third party valuation report.

(2)
The employee equity units vest, and the risk of forfeiture thereon lapses, in 24 equal monthly installments on each monthly anniversary of the vesting start date subject to continued employment on the applicable monthly anniversary.

(3)
The UARs are fully vested, but will not be exercisable until the earlier of a change in control or the date that is six months and one day following our completion of an initial public offering. However, we expect that our compensation committee will provide that the Vacasa SAR Award (into which the UARs will be converted) will become exercisable on the 180th day following the Closing.

Executive Compensation Arrangements
Roberts Offer Letter and Severance Agreement
We entered into an amended and restated offer letter with Mr. Roberts in July 2021 (the “2021 Offer Letter”), pursuant to which he serves as our Chief Executive Officer Mr. Roberts’s, which superseded and replaced Mr. Roberts’s prior offer letter in its entirety. The 2021 Offer Letter sets forth the terms and conditions of Mr. Roberts’s employment, including a base salary, target annual bonus opportunity, and eligibility to participate in our employee benefit plans.
Concurrent with entering into 2021 Offer Letter, we entered into a Change in Control and Retention Agreement with Mr. Roberts (the “CIC Agreement”). Under the CIC Agreement, if Mr. Roberts’s employment with us is terminated by us without cause (as defined in the CIC Agreement) or he resigns for good reason (as defined below), he will be eligible to receive the following: (i) a lump sum payment equal to 12 months’ salary; (ii) reimbursement for the cost of up to 12 months of healthcare continuation coverage; and (iii) an additional 12 months’ vesting for his then-outstanding equity awards that are not subject to performance-based vesting conditions (and any vesting acceleration for awards with performance-based vesting conditions will be subject to the discretion of our board of directors). Additionally, if the termination without cause or resignation for good reason occurs within the period beginning three months before and ending 12 months after a change in control of Vacasa Holdings LLC (as defined in the CIC Agreement), Mr. Roberts will be eligible to receive the following: (i) a lump sum payment equal to 12 months’ salary; (ii) reimbursement for the cost of up to 12 months of healthcare continuation coverage; and (iii) full vesting acceleration for all outstanding equity awards that are not subject to performance-based vesting conditions (and any vesting acceleration for awards with performance-based vesting conditions will be subject to the discretion of our board of directors). The foregoing payments and benefits are subject to Mr. Roberts’s execution and non-revocation of a general release of claims in favor of the company and its affiliates.
Under the CIC Agreement, “good reason” means any of the following that occurs without Mr. Roberts’s written consent: (a) a material reduction in his annual base salary; (b) a material reduction in his authority, duties or responsibilities (provided that such material reduction will not be deemed to occur if he is provided with a comparable position (i.e., a position of equal or greater organizational level, authority, duties and responsibilities), and provided further, that a reduction in authority, duties or responsibilities solely by virtue of the company being acquired and made part of a larger entity will not constitute a material reduction); or (c) a change by more than 60 miles in the geographic location of his principal place of work. A resignation will not be for good reason unless Mr. Roberts first provides the company (or its successor or affiliate, as applicable) with written notice within 90 days following the initial existence of the acts or omissions constituting the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice, during which such grounds have not been cured, and Mr. Roberts resigns his employment within 90 days following the end of the cure period.
Breon Separation Agreement
In connection with Mr. Breon’s termination of employment with us on February 21, 2020, we entered into a Separation Agreement and Release with him in March 2020 (the “Separation Agreement”). Under the Separation Agreement, in exchange for a release of claims in favor of us, Mr. Breon received (i) continued payment of his base salary (at the rate of $350,000 per year) as further described below, and (ii) 100% vesting acceleration of Mr. Breon’s then-outstanding UARs (provided that the UARs will not be exercisable until the earlier of a change in control or the date that is six months and one day following our completion of an initial public offering (such earlier date, the “liquidity date”)). The Separation Agreement also provides that Mr. Breon’s UARs will remain outstanding and exercisable until 90 days after the liquidity date, and that Mr. Breon will continue receiving payment of his base salary until the earlier of December 31, 2021 or the occurrence of a qualifying liquidity transaction (such period, the “severance payment period”). The Business Combination is expected to be a qualifying liquidity transaction for this purpose. The foregoing payments and benefits are subject to Mr. Breon providing advisory services to us during the severance payment period, as reasonably requested by our Chief Executive Officer.
Grube Transition and Separation Agreement
In connection with Mr. Grube’s termination of employment with us on November 20, 2020, we entered into a Transition Agreement and Release with him in September 2020 (the “Transition Agreement”). Under the Transition Agreement, in exchange for a release of claims in favor of us, Mr. Grube received (i) a lump sum severance payment in the amount of $212,500, (ii) reimbursement of up to six months of healthcare continuation coverage premiums, and (iii) a grant of 1,376,533 employee equity units, all of which became vested on his employment termination date. The foregoing award of employee equity units replaced all prior employee equity units that Mr. Grube held in Vacasa LLC, all of which terminated as of the date that Mr. Grube entered into the transition agreement.
Director Compensation
In May 2020, we adopted an Outside Manager Compensation Policy, pursuant to which we compensate our non-employee directors who are unaffiliated with our investors. Under the policy, each non-employee director is paid an annual cash retainer of $35,000, and an additional annual cash retainer based on their service on the following board committees:
Committee	Member	Chair
Audit Committee	$15,000	$25,000
Compensation Committee	$10,000	$20,000
All cash retainers are paid quarterly in arrears and prorated for partial service during the quarter. Additionally, our non-employee directors are eligible to receive equity awards for their service, which are granted in the discretion of our board of directors which has delegated certain authority to the compensation committee. If we undergo a change in control, our policy provides that the vesting of all equity awards then-held by our non-employee directors will fully accelerate. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and its committees.
In October 2020, in connection with their commencement of service on our board of directors, we granted each of Chris Terrill and Chad Cohen awards of 600,000 employee equity units, which vest in equal monthly installments over four years, subject to their continued service. In September 2020, we also granted Mr. Roberts an award of employee equity units for his service as a director relating to the period during which he served as a non-employee director, which is described in the Summary Compensation Table above. Brian Gill also served as a non-employee director on our board and member of our board committees until June 2020. Mr. Gill, Mr. Terrill and Mr. Cohen are the only non-employee directors who received cash retainers for their services in 2020. Mr. Breon did not receive any additional compensation for his service as a director in 2020, and his compensation for service as an employee is described in the Summary Compensation Table above.
2020 Director Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our non-employee directors during 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Chris Terrill	8,750	241,714	—	250,464
Chad Cohen	17,500	241,714	—	259,214
Joerg Adams	—	—	—	—
Ryan Bone	—	—	—	—
Benjamin Levin	—	—	—	—
Jeffrey Parks	—	—	—	—
Brian Gill	60,000	—	—	60,000

(1)
Amounts represent the aggregate grant date fair value of employee equity units granted to our non-employee directors in 2020, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements included in this proxy statement/prospectus. As of December 31, 2020, our non-employee directors held the following outstanding and unvested employee equity units and outstanding UARs:
Name	Unvested Employee Equity Units Outstanding at Year End	UARs Outstanding at Year End (unexercisable)
Chris Terrill	575,000	—
Chad Cohen	575,000	—
Joerg Adams	—	—
Ryan Bone	—	—
Benjamin Levin	—	—
Jeffrey Parks	—	—
Brian Gill	—	200,000(1)

(1)
The UARs are fully vested but will not be exercisable until the earlier of a change in control or the date that is six months and one day following our completion of an initial public offering. However, we expect that our compensation committee will provide that the Vacasa SAR Award (into which the UARs will be converted) will become exercisable on the 180th day following the Closing.

We intend to approve and implement a new compensation program for our non-employee directors, to be effective in connection with the consummation of the Business Combination. The terms of the new compensation program have not yet been determined.

MANAGEMENT OF VACASA, INC. FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of Vacasa, Inc. following the consummation of the Business Combination.
Name	Age	Position
Non-Employee Directors
Joerg Adams	42	Director Nominee
Ryan Bone	33	Director Nominee
Eric Breon	43	Director Nominee
Chad Cohen	46	Director Nominee
Benjamin Levin	49	Director Nominee
Barbara Messing	50	Director Nominee
Jeffrey Parks	40	Director Nominee
Chris Terrill	53	Director Nominee
Karl Peterson	50	Director Nominee
Executive Officers
Matthew Roberts	53	Chief Executive Officer and Director
Jamie Cohen	35	Chief Financial Officer
Craig Smith	46	Chief Operating Officer
In the biographies below, references to Vacasa Holdings should be deemed to refer to its predecessor Vacasa LLC for periods prior to May 2020.
Non-Employee Directors
Joerg Adams has served as a member of the Vacasa Holdings board of managers since October 2019. Mr. Adams currently serves as a Managing Director at Silver Lake, a technology-focused private equity firm, which he joined in August 2006. In addition to his service on the Vacasa Holdings board, Mr. Adams has also served on the board of directors of ServiceMax, Inc., a privately held software company, since 2019. Mr. Adams holds a BS in Finance from Indiana University and a degree in Business Administration from the European School of Business in Reutlingen, Germany. We believe Mr. Adams is well qualified to serve as a member of the Vacasa Board because of his extensive experience in the private equity industry and his experience advising the boards of technology companies as a director.
Ryan Bone has served as a member of the Vacasa Holdings board of managers since May 2020. Mr. Bone is a Director of Silver Lake, a technology-focused private equity firm, which he joined in 2013. Prior to joining Silver Lake, Mr. Bone worked in the Technology, Media and Telecommunications Investment Banking Group at Goldman Sachs. Mr. Bone holds a BA in Economics from Amherst College. We believe Mr. Bone is well qualified to serve as a member of the Vacasa Board because of his extensive experience in the private equity industry and his experience advising technology companies.
Eric Breon has served as a member of the Vacasa Holdings board of managers since 2009. Mr. Breon previously served as the Chief Executive Officer of Vacasa Holdings from December 2009 to February 2020. Mr. Breon holds a BS from Rensselaer Polytechnic Institute. We believe Mr. Breon is well qualified to serve as a member of the Vacasa Board because of his deep industry knowledge and extensive experience as Vacasa Holdings’ Chief Executive Officer.
Chad Cohen has served as a member of the Vacasa Holdings board of managers since October 2020. Mr. Cohen currently serves as the Chief Financial Officer of Adaptive Biotechnologies Corp., an immune-driven medicine company, a role he has held since August 2015, and previously as Chief Financial Officer of Zillow Group, a publicly traded real estate marketplace company, from March 2011 to August 2015. Chad is also an Operating Partner of Cota Capital, a role he has held since October 2020. Mr. Cohen previously served on the board of directors of Trupanion, Inc., a publicly traded pet insurance company, from

December 2015 to July 2019. Mr. Cohen holds a BSBA in Management with a concentration in Accounting from Boston University. We believe Mr. Cohen is well qualified to serve as a member of the Vacasa Board because of his experience with public companies, both as an executive officer and as a director and because of his financial expertise.
Benjamin Levin has served as a member of the Vacasa Holdings board of directors since 2016. Mr. Levin founded and currently serves as co-CEO of Level Equity Management, LLC. Prior to founding Level Equity, Mr. Levin served as Managing Director at Insight Venture Partners. Since 2003, Mr. Levin has served, and continues to serve, on the board of directors of various privately held companies. Mr. Levin holds an AB in Government from Harvard University. We believe Mr. Levin is well qualified to serve as a member of the Vacasa Board because of his extensive experience in the private equity and venture capital industry and his financial, business and leadership experience.
Barbara Messing has served as Chief Marketing & People Experience Officer of Roblox Corporation, an online gaming platform, since August 2020. From August 2018 to August 2019, Ms. Messing served as Senior Vice President, Chief Marketing Officer of Walmart US, a company engaged in retail and wholesale operations. Between February 2011 and April 2018, Ms. Messing served as Vice President and Chief Marketing Officer, and later Senior Vice President and Chief Marketing Officer, for TripAdvisor, Inc., an online travel company. Between April 2002 and February 2011, she served in a number of management positions at Hotwire.com, an Internet-based travel agency, including Vice President of Customer Experience and Vice President and General Manager, Travel Ticker. Ms. Messing has served on the board of directors of Overstock.com, Inc., a publicly traded internet retailer, since August 2020, and she previously served on the board of directors of Diamond Resorts International, a hospitality and vacation ownership company, from February 2020 to July 2021, and the board of directors of XO Group, Inc., which merged with WeddingWire in December 2018. Ms. Messing received her BA from Northwestern University and her JD from Stanford Law School. We believe Ms. Messing is well qualified to serve as a member of the Vacasa Board for her extensive experience in both management and director positions of public companies and in the travel and hospitality sector.
Jeffrey Parks has served as a member of the Vacasa Holdings board of managers since October 2017 and currently serves as the Chairman. Mr. Parks is a co-founding partner and managing partner of Riverwood Capital, a private equity firm. Prior to co-founding Riverwood Capital in 2008, Mr. Parks served as an investment executive with KKR & Co. LLP, a private equity firm, as an investment professional at Oaktree Capital Management, and as an investment banker at UBS. Mr. Parks has served on the boards of directors of many public and privately-held companies. Mr. Parks holds dual BA degrees in Economics and Mathematics from Pomona College, where he currently serves on the Board of Trustees. We believe Mr. Parks is well qualified to serve as a member of the Vacasa Board because of his extensive corporate governance and business leadership experience technology companies, including as a director and private equity investor.
Chris Terrill has served as a member of the Vacasa Holdings board of managers since October 2020. Mr. Terrill has served as Co-Chairman of Z-Work Acquisition Corp., a technology company, since February 2021. Prior to joining Z-Work, Mr. Terrill served as Chief Executive Officer of Angi Inc., an online services provider, from October 2017 to November 2018, and as Chief Executive Officer of HomeAdvisor from May 2011 to November 2018. Mr. Terrill has also served on the boards of directors of Realogy Holdings Corp., a publicly traded residential real estate company, since July 2016; Data Axle Inc., a privately held consumer data company, since August 2019; and Porch Group, Inc., a publicly traded consumer data company, since January 2021. He has also served as an advisor to Range Ventures, a Denver area early-stage venture capital firm, since July 2020. Mr. Terrill holds a BS in Advertising from the University of Texas at Austin and a MBA from the University of Houston. We believe Mr. Terrill is well qualified to serve as a member of our board of directors because of his extensive experience leading and advising technology-driven public companies.
Karl Peterson has served as TPG Pace’s Non-Executive Chairman and as a member of its board of managers since March 2021. Mr. Peterson is a Senior Partner of TPG and the founder and Managing Partner of TPG Pace Group, the firm’s effort to sponsor special purpose acquisition companies and other permanent capital solutions for companies. Mr. Peterson currently serves as the Non-Executive Chairman and Director of TPG Pace Beneficial Finance Corp. since July 2020 and TPG Pace Beneficial II Corp. and TPG Pace Tech Opportunities II Corp. since March 2021. Mr. Peterson has served as a director, President and Chief Executive Officer of TPG Pace Holdings Corp. from its inception in February 2017 through its business combination with Accel in November 2019, and is currently the Chairman of the board of directors of Accel. Mr. Peterson also served as a director, President and Chief Executive Officer of Pace Holdings Corp. from its inception in June 2015 through its business combination with Playa in March 2017, and is currently a member of the board of directors of Playa. He also served as the founding president and CEO of TPG Pace Energy in 2017 and the Non-Executive Chairman and director of TPG Pace Tech Opportunities Corp. from 2020 to 2021. We believe Mr. Peterson is well qualified to serve on our board of directors because of his significant leadership, investment and financial expertise.
Executive Officers
Matthew Roberts has served as our Chief Executive Officer since August 2021 and as a member of the Vacasa Board since our formation in July 2021, and has served as Chief Executive Officer of Vacasa Holdings since February 2020 and as a member of the Vacasa Holdings board of managers since November 2018. Prior to his time at Vacasa, Mr. Roberts served as Chairman of OpenTable, Inc., part of The Priceline Group, from September 2015 to March 2016, as its Chief Executive Officer from June 2011 to August 2015, and Chief Financial Officer from 2005 to 2011. Previously, Mr. Roberts was a guiding force in the transition from the private to the public markets of online consumer lending group E-Loan acting as its Chief Financial Officer from December 2000 to May 2005 and at digital money transfer provider Xoom as a member of the company’s board from January 2012 to November 2015. Mr. Roberts has served on the board of directors of Quantcast Corporation, a privately held advertising technology company, since January 2013, and previously served on the board of directors of Snag, a privately held online staffing platform, from August 2016 to March 2020. Mr. Roberts holds a BS in Accounting from Santa Clara University. We believe Mr. Roberts is well qualified to serve as a member of the Vacasa Board because of his extensive organizational management and leadership experience, including in the public company context, and his experience and perspective as our Chief Executive Officer.
Jamie Cohen has served as our Chief Financial Officer since August 2021, and as Chief Financial Officer of Vacasa Holdings since March 2021. Prior to her time at Vacasa, Ms. Cohen served as Chief Financial Officer of Angi Inc., an online services provider, from March 2019 to March 2021, and as an Executive Vice President from September 2017 to March 2019. She held various leadership roles in finance and accounting roles at HomeAdvisor, Inc., an online home repair services provider, from July 2011 to September 2017. Ms. Cohen holds a BS in Mathematical Business, Economics and Marketing from Wake Forest University.
Craig Smith has served as our Chief Operating Officer since August 2021, and as the Chief Operating Officer of Vacasa Holdings since April 2021. Prior to his time at Vacasa, Mr. Smith served as a director of Angi Inc. from November 2018 through December 2020 and as President and Chief Operating Officer from September 2017 through December 2020. Prior to joining Angi Inc. (US), Mr. Smith worked as an investment analyst for the El Pomar Foundation from June 1997 to July 2000. Mr. Smith holds a BS in Finance from University of Colorado at Colorado Springs.
Corporate Governance
Composition of the Vacasa Board
The business and affairs of Vacasa, Inc. will be managed under the direction of the Vacasa Board. Subject to the Proposed Certificate of Incorporation and the right of holders of any series of Vacasa Preferred Stock to elect additional directors, the total authorized number of directors constituting the Vacasa Board will be not less than five and will be not more than ten, with the then-authorized number of directors being fixed from time to time exclusively by the Vacasa Board within such range. Following the Closing, the Vacasa Board will consist of ten directors, which will be divided into three classes (Class I, Class II and Class III), as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by the stockholders. The Vacasa Board will initially be divided among the three classes as follows:
•
The Class I directors will be Barbara Messing, Karl Peterson and Matthew Roberts, and their terms will expire at the first annual meeting of stockholders following the Closing.

•
The Class II directors will be Joerg Adams, Eric Breon, Jeffrey Parks and Chris Terrill, and their terms will expire at the second annual meeting of stockholders following the Closing.

•
The Class III directors will be Ryan Bone, Chad Cohen, and Benjamin Levin, and their terms will expire at the third annual meeting of stockholders following the Closing.

The division of the Vacasa Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See the section of this prospectus captioned “Description of Vacasa, Inc. Capital Stock — Anti-takeover Effects of the Proposed Governing Documents” for a discussion of these and other anti-takeover provisions found in our Proposed Certificate of Incorporation and Proposed Bylaws, which will be in effect upon the Closing.
Concurrently with the Closing, Vacasa, Inc., the Sponsor and the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders and the EB Stockholder will enter into the Stockholders Agreement, which will grant these stockholders certain director nomination rights with respect to the members of the Vacasa Board. Pursuant to the Stockholders Agreement, the Vacasa Board appointed at the Closing will consist of two directors to be designated by the Silver Lake Stockholders (who will initially be Joerg Adams and Ryan Bone), one director to be designated by the Riverwood Stockholders (who will initially be Jeffrey Parks), one director to be designated by the Level Equity Stockholders (who will initially be Benjamin Levin), one director to be designated by the Sponsor (who will initially be Karl Peterson), one director to be designated by the EB Stockholder (who will initially be Eric Breon), Matthew Roberts, and three directors who satisfy certain independence standards (who will initially be Chad Cohen, Barbara Messing and Chris Terrill). The Stockholders Agreement will also grant the stockholders party thereto certain ongoing designation rights for so long as they maintain certain beneficial ownership thresholds or, in the case of the Sponsor, until the first annual meeting of Vacasa, Inc. stockholders at which directors are to be elected. The Stockholders Agreement also grants the parties thereto with certain removal rights with respect to any director elected pursuant to their respective nomination rights and the right to designate a director to fill any vacancy created by reason of the death, removal or resignation of any such director. For further details, see “Business Combination Proposal — Related Agreements — Stockholders Agreement.”
Controlled Company Exemption
Immediately following the Closing, the parties to the Stockholders Agreement will beneficially own, in the aggregate, more than 50% of the combined voting power for the election of the Vacasa Board. As a result, Vacasa, Inc. will be a “controlled company” within the meaning of the Nasdaq listing rules and may elect not to comply with certain corporate governance standards, including, but not limited to, requirements that:
•
a majority of the Vacasa Board consist of directors who qualify as “independent” as defined under Nasdaq listing rules;

•
the Vacasa Board have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
the Vacasa Board have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
the Vacasa Board conduct an annual performance evaluation of the compensation committee and the nominating and corporate governance committee.

Vacasa, Inc. may elect to rely on these and any additional exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections as those afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that Vacasa, Inc. ceases to be a “controlled company” and the shares of Vacasa Class A Common Stock continue to be listed on Nasdaq, Vacasa, Inc. will be required to comply with these requirements within the applicable transition periods. See “Risk Factors — Risks Related to Our Organizational Structure After the Business Combination — Following the Closing, we will be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Director Independence
Under the Nasdaq listing rules, an “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). It is anticipated that each individual expected to serve on the Vacasa Board upon the consummation of the Business Combination, other than Matthew Roberts and Eric Breon, will qualify as an independent director under the Nasdaq listing rules.
Committees of the Board of Directors
Following the consummation of the Business Combination, the Vacasa Board will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, special committees may be established from time to time under the direction of the Vacasa Board when necessary to address specific issues.
Each of the audit committee, the compensation committee and the nominating and corporate governance committee will operate under a written charter that will be approved by the Vacasa Board. A copy of each of the audit committee, the compensation committee and the nominating and corporate governance committee charters will be available on Vacasa Inc.’s corporate website at www.vacasa.com following the Closing. The information contained on or that can be accessed through this website is not incorporated by reference into this proxy statement/prospectus, and you should not consider such information to be part of this proxy statement/prospectus.
Audit Committee
The audit committee will oversee Vacasa, Inc.’s corporate accounting and financial reporting process and will assist the Vacasa Board in its oversight of (i) the integrity of financial statements, (ii) compliance with legal and regulatory requirements, (iii) Vacasa, Inc.’s risk management program, (iv) the performance of Vacasa, Inc.’s independent auditor and (v) the design and implementation of Vacasa, Inc.’s internal audit function and internal controls. The audit committee will be responsible for, among other things:
•
appointing, compensating, retaining and overseeing the work of Vacasa, Inc.’s independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;

•
discussing with Vacasa, Inc.’s independent auditor any audit problems or difficulties and management’s response;

•
pre-approving all audit and non-audit services provided by Vacasa, Inc.’s independent auditor (other than those provided pursuant to appropriate preapproval policies established by the committee or exempt from such requirement under SEC rules);

•
reviewing and discussing Vacasa, Inc.’s annual and quarterly financial statements with management and Vacasa, Inc.’s independent registered public accounting firm;

•
discussing and overseeing Vacasa, Inc.’s policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures; and

•
establishing, and annually reviewing, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by Vacasa, Inc.’s employees of concerns regarding questionable accounting or auditing matters.

Upon the consummation of the Business Combination, the audit committee will consist of Chad Cohen, Ryan Bone and Chris Terrill, with Chad Cohen serving as the chairperson of the audit committee. Each of the foregoing individuals is expected to qualify as independent under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act for purposes of serving on the audit committee. Each expected member of the audit committee meets the financial literacy requirements of the Nasdaq listing rules and it is expected that Chad Cohen will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee
The compensation committee will oversee Vacasa, Inc.’s compensation policies, plans and benefits programs. The compensation committee will be responsible for, among other things:
•
reviewing and approving corporate goals and objectives with respect to the compensation of Vacasa, Inc.’s chief executive officer, evaluating the chief executive officer’s performance in light of these goals and objectives and setting the chief executive officer’s compensation;

•
reviewing and setting or making recommendations to the Vacasa Board regarding the compensation of Vacasa, Inc.’s other executive officers;

•
reviewing and making recommendations to the Vacasa Board regarding director compensation;

•
reviewing and approving or making recommendations to the Vacasa Board regarding incentive compensation and equity-based plans and arrangements; and

•
appointing and overseeing any compensation consultants.

Upon the consummation of the Business Combination, the compensation committee will consist of Benjamin Levin, Joerg Adams, Barbara Messing and Chad Cohen, with Benjamin Levin serving as the chairperson of the compensation committee. Each of the foregoing individuals is expected to qualify as independent under the Nasdaq listing rules for purposes of serving on the compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee will oversee and assist the Vacasa Board in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee will be responsible for, among other things:
•
identifying individuals qualified to become members of the Vacasa Board, consistent with criteria approved by the Vacasa Board;

•
recommending to the Vacasa Board the nominees for election to the Vacasa Board at annual meetings of Vacasa, Inc. stockholders; and

•
developing and recommending to the Vacasa Board a set of corporate governance guidelines.

Upon the consummation of the Business Combination, the nominating and corporate governance committee will consist of Joerg Adams, Benjamin Levin, Jeffrey Parks and Karl Peterson, with Joerg Adams serving as the chairperson of the nominating and corporate governance committee.
Role of the Board in Risk Oversight
Following the Closing, the Vacasa Board is expected to have an active role, as a whole and also at the committee level, in overseeing the management of Vacasa, Inc.’s risks. The Vacasa Board will be responsible for general oversight of risks and regular review of information regarding such risks, including credit risks, liquidity risks and operational risks. The audit committee will be responsible for overseeing the management of risks relating to accounting matters and financial reporting. The compensation committee will be responsible for overseeing the management of risks relating to Vacasa, Inc.’s executive compensation plans and arrangements. The nominating and corporate governance committee will be responsible for overseeing the management of risks associated with the independence of the Vacasa Board and potential conflicts of interest. Although each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire Vacasa Board is expected to be regularly informed through discussions with committee members and regular reports from management about such risks, as well as the actions taken by management to adequately address those risks. This administration of the Vacasa Board’s risk oversight function is not expected to negatively affect the Vacasa Board’s leadership structure.
Code of Ethics
Vacasa, Inc. will adopt a Code of Business Conduct and Ethics applicable to its directors, officers and employees. A copy of the Code of Business Conduct and Ethics will be available on Vacasa Inc.’s website following the Closing. Vacasa, Inc. intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its Code of Business Conduct and Ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of Vacasa, Inc.’s executive officers has, during the last year, participated in deliberations of the Vacasa Board concerning executive officer compensation. None of Vacasa, Inc.’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Vacasa Board.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of TPG Pace ordinary shares as of the record date and of Vacasa Class A Common Stock and Vacasa Class B Common Stock immediately following consummation of the Business Combination by:
•
each person known by TPG Pace to be the beneficial owner of more than 5% of TPG Pace’s outstanding ordinary shares on the record date and each person who is expected to be following the consummation of the Business Combination the beneficial owner of more than 5% of Vacasa, Inc.’s voting shares;

•
each of TPG Pace’s current executive officers and directors;

•
each person who will be a named executive officer or director of Vacasa, Inc. following the consummation of the Business Combination; and

•
all of TPG Pace’s current executive officers and directors as a group, and all executive officers and directors of Vacasa, Inc. after the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of November 1, 2021. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of November 1, 2021 or subject to restricted stock units that vest within 60 days of November 1, 2021 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Information regarding the shares of Vacasa Class A Common Stock and Vacasa Class B Common Stock beneficially owned after the Business Combination is based on:
•
in the “no redemptions” scenario, 229,030,510 shares of Vacasa Class A Common Stock and 213,755,791 shares of Vacasa Class B Common Stock outstanding; and

•
in the “maximum redemptions scenario,” 215,160,131 shares of Vacasa Class A Common Stock and 213,788,816 shares of Vacasa Class B Common Stock outstanding.

See “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa, Inc. — Description of the Business Combination” for additional information. To the extent actual facts are different from the assumptions or scenario represented by these figures, actual beneficial ownership after the Business Combination will also differ from the information presented below.
Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to TPG Pace and Vacasa, Inc., TPG Pace and Vacasa, Inc. believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Class A						Class B				Combined Voting Power (%)
Name and Address of Beneficial Owner(2)	TPG Pace Class A Shares Owned Before Business Combination		Vacasa Class A Common Stock Owned After Business Combination (no redemption scenario)(1)		Vacasa Class A Common Stock Owned After Business Combination (maximum redemption scenario)(1)		Vacasa Class B Common Stock Owned After Business Combination (no redemption scenario)		Vacasa Class B Common Stock Owned After Business Combination (maximum redemption scenario)		Before Business Combination(3)	After Business Combination (no redemption scenario)(1)(4)	After Business Combination (maximum redemption scenario)(1)(4)
	Number	%	Number	%	Number	%	Number	%	Number	%
Directors and Executive Officers Before the Business Combination:
Karl Peterson(5)(19)	3,776,667	11.6%	5,372,282	2.3%	4,944,186	2.3%	—	—%	—	—%	11.6%	1.2%	1.2%
David Bonderman(5)	3,776,667	11.6%	4,271,755	1.9%	3,843,663	1.8%	—	—%	—	—%	11.6%	1.0%	*%
Julie Hong Clayton	—	—%					—	—%	—	—%	—%	*%	*%
Mark Fields	40,000	*%	65,000		65,000		—	—%	—	—%	*%	*%	*%
Kathleen Philips	40,000	*%	65,000		65,000		—	—%	—	—%	*%	*%	*%
Wendi Sturgis	40,000	*%	40,000		40,000		—	—%	—	—%	*%	*%	*%
Kneeland Youngblood	40,000	*%	46,000		46,000		—	—%	—	—%	*%	*%	*%
Eduardo Tamraz	—	—%	75,000		75,000		—	—%	—	—%	—%	*%	*%
Martin Davidson	—	—%	5,000		5,000		—	—%	—	—%	—%	*%	*%
Carlton Ellis	—	—%	20,000		20,000		—	—%	—	—%	—%	*%	*%
All directors and executive officers before the Business Combination as a group (10 individuals)	3,936,667	12.1%	5,688,282	2.5%	5,260,186	2.4%	—	—%	—	—%	12.1%	1.3%	1.2%
Five Percent Holders Before the Business Combination:
TPG Pace Solutions Sponsor, Series LLC(5)(18)	3,776,667	11.6%	4,271,755	1.9%	3,843,663	1.8%	—	—%	—	—%	11.6%	1.0%	*%
Directors and Named Executive Officers After the Business Combination:
Joerg Adams	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%	—%
Ryan Bone	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%	—%
Eric Breon(6)	—	—%	—	—%	—	—%	65,804,039	30.8%	65,804,039	30.8%	—%	14.9%	15.3%
Chad Cohen(7)	—	—%	—	—%	—	—%	6,786	*%	6,786	*%	—%	*%	*%
Barbara Messing	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%	—%
Benjamin Levin(8)	—	—%	5,726,990	2.5%	5,726,990	2.7%	32,489,778	15.2%	32,489,778	15.2%	—%	8.6%	8.9%
Jeffrey Parks	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%	—%
Chris Terrill(9)	—	—%	—	—%	—	—%	386,098	*%	386,098	*%	—%	*%	*%
Karl Peterson(5)(19)	3,776,667	11.6%	5,372,282	2.3%	4,944,186	2.3%	—	—%	—	—%	11.6%	1.2%	1.2%
Matthew Roberts(10)	—	—%					5,694,660	2.7%	5,694,660	2.7%	—%	1.3%	1.3%
Jim Grube	—	—%	—	—%	—	—%	373,038	*%	373,038	*%	—%	*%	*%
All directors and executive officers of Vacasa, Inc. as a group (12 individuals)(11)	3,776,667	11.6%	11,099,272	4.8%	10,671,176	5.0%	104,754,399	48.9%	104,754,399	48.9%	11.6%	26.1%	26.9%
Five Percent Holders After the Business Combination:
Silver Lake(12)(18)	—	—%	62,366,423	27.2%	62,366,423	29.0%	49,146,049	23.0%	49,146,049	23.0%	—%	25.2%	26.0%
Riverwood(13)(18)	—	—%	22,865,979	10.0%	22,865,979	10.6%	32,865,829	15.4%	32,865,829	15.4%	—%	12.6%	13.0%
Level Equity Management(14)(18)	—	—%	5,726,990	2.5%	5,726,990	2.7%	32,489,778	15.2%	32,489,778	15.2%	—%	8.6%	8.9%
Adams Street(15)	—	—%	16,711,042	7.3%	16,711,042	7.8%	—	—%	—	—%	—%	3.8%	3.9%
Altos Ventures(16)	—	—%	19,069,604	8.3%	19,069,604	8.9%	—	—%	—	—%	—%	4.3%	4.4%
Mossytree Inc.(17)(18)	—	—%	—	—%	—	—%	65,804,039	30.8%	65,804,039	30.8%	—%	14.9%	15.3%

*
Less than one percent

(1)
From and after the date that is the earlier of (i) 180 days after the Closing Date (unless such time restriction is waived by Vacasa, Inc. in its sole discretion in connection with a particular redemption) and (ii) with respect to that portion of an OpCo Unitholder’s OpCo Units that are subject to the conditional early release from the lock-up restrictions set forth in the Proposed Bylaws, the date as of which the applicable trading price condition is satisfied, OpCo Unitholders (other than Vacasa, Inc.) will have the right, pursuant to the OpCo LLC Agreement, to cause OpCo to acquire all or a portion of their vested OpCo Units and corresponding shares of Vacasa Class B Common Stock, which may be settled for, at Vacasa, Inc.’s election, for shares of Vacasa Class A Common Stock at a redemption ratio of one share of Vacasa Class A Common Stock for each OpCo Unit redeemed (subject to conversion rate adjustments for stock splits, stock dividends and reclassification) or for an equivalent amount of cash. Shares of Vacasa Class A Common Stock set forth in the table above do not include any shares that may be issuable upon the exercise of such redemption right following the expiration of the 180-day period described above (or, if applicable, the conditional early release).
(2)
Unless otherwise noted, the business address of each of those listed in the table above before the Business Combination is c/o TPG Pace Solutions Corp., 301 Commerce St., Suite 3300 Fort Worth, Texas 76102, and after the Business Combination is c/o Vacasa, Inc., 850 NW 13th Avenue, Portland, Oregon 97209.

(3)
The percentage of beneficial ownership of TPG Pace on the record date is calculated based on (i) 28,500,000 TPG Pace Class A Shares, (ii) 3,166,667 TPG Pace Class F Shares, and (iii) 770,000 Private Placement Shares. Combined voting power is based on Private Placement Shares and TPG Pace Class F Shares. The TPG Pace Class F Shares will automatically convert into TPG Pace Class A Shares on the first business day following the Closing, as further described herein. The voting power percentage presented in this column for each of Karl Peterson, David Bonderman and TPG Pace Solutions Sponsor, Series LLC do not reflect the TPG Pace Class G Shares each beneficially owns before the Business Combination. The inclusion of the TPG Pace Class G Shares in the calculation of voting power before the Business Combination would result in a voting power percentage of 26.1% for each of Karl Peterson, David Bonderman and TPG Pace Solutions Sponsor, Series LLC.

(4)
Represents the percentage of voting power of Vacasa Class A Common Stock and Vacasa Class B Common Stock voting as a single class. Each share of Vacasa Class A Common Stock and each share of Vacasa Class B Common Stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Vacasa Class A Common Stock and Vacasa Class B Common Stock will vote as a single class on all matters except as required by law or by the Proposed Certificate of Incorporation. See “Description of Vacasa, Inc. Capital Stock.”

(5)
Represents the interest directly held by TPG Pace Solutions Sponsor, Series LLC. The managing member of TPG Pace Solutions Sponsor, Series LLC is TPG Pace Governance, LLC, a Cayman Islands limited liability company, which is controlled by David Bonderman, James G. Coulter and Karl Peterson. Messrs. Bonderman, Coulter and Peterson may therefore be deemed to beneficially own the shares held by TPG Pace Solutions Sponsor, Series LLC. Messrs. Bonderman, Coulter and Peterson disclaim beneficial ownership of the shares held by TPG Pace Solutions Sponsor, Series LLC except to the extent of their pecuniary interest therein. The address of each of the entities and individuals in this footnote is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.

(6)
Consists of shares of Vacasa Class B Common Stock held by Mossytree Inc., which Mr. Breon may be deemed to beneficially own. See footnote (17) below.

(7)
Consists of 6,786 shares of Vacasa Class B Common Stock issuable upon the vesting of an equivalent number of unvested OpCo Units that will vest by December 31, 2021.

(8)
Consists of shares of Vacasa Class A Common Stock and Vacasa Class B Common Stock that Mr. Levin may be deemed to beneficially own. See footnote (14) below.

(9)
Includes 6,786 shares of Vacasa Class B Common Stock issuable upon the vesting of an equivalent number of unvested OpCo Units that will vest by December 31, 2021.

(10)
Includes 536,889 shares of Vacasa Class B Common Stock issuable upon the vesting of an equivalent number of unvested OpCo Units that will vest by December 31, 2021.

(11)
Includes 550,461 shares of Vacasa Class B Common Stock issuable upon the vesting of an equivalent number of unvested OpCo Units that will vest by December 31, 2021.

(12)
The securities beneficially owned by Silver Lake are comprised of 37,806,169 shares of Vacasa Class A Common Stock and 29,792,045 shares of Vacasa Class B Common Stock held by “Series 1” of SLP Venice Aggregator, L.P., a series partnership, and 24,560,254 shares of Vacasa Class A Common Stock and 19,354,004 shares of Vacasa Class B Common Stock held by “Series 2” of SLP Venice Aggregator, L.P. The general partner of “Series 1” and “Series 2” of SLP Venice Aggregator, L.P. is SLP V Aggregator GP, L.L.C. and the sole member of SLP V Aggregator GP, L.L.C. is Silver Lake Technology Associates V, L.P. The general partner of Silver Lake Technology Associates V, L.P. is SLTA V (GP), L.L.C. The managing member of SLTA V (GP), L.L.C. is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss. The address for each of the entities referenced above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(13)
16,583,208 shares of Vacasa Class A Common Stock and 14,800,607 shares of Vacasa Class B Common Stock are held by RW Vacasa AIV L.P. (“RW Vacasa AIV”), 8,212,003 shares of Vacasa Class B Common Stock are held by Riverwood Capital Partners II (Parallel-B) L.P. (“RCP II Parallel-B” and, together with RW Vacasa AIV, “Riverwood Capital II”), 5,583,702 shares of Vacasa Class A Common Stock and 4,796,856 shares of Vacasa Class B Common Stock are held by RCP III Vacasa AIV L.P. (“RCP III Vacasa AIV”), 699,069 shares of Vacasa Class A Common Stock and 1,459,218 shares of Vacasa Class B Common Stock are held by RCP III (A) Vacasa AIV L.P. (“RCP III (A) Vacasa AIV”) and 3,597,145 shares of Vacasa Class B Common Stock are held by Riverwood Capital Partners III (Parallel-B) L.P. (“RCP III Parallel-B” and, together with RCP III Vacasa AIV and RCP III (A) Vacasa AIV, “Riverwood Capital III”). The general partner of RW Vacasa AIV and RCP II Parallel-B is Riverwood Capital II L.P. The general partner of Riverwood Capital II L.P. is Riverwood Capital GP II Ltd. Riverwood Capital II L.P. and Riverwood Capital GP II Ltd. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by Riverwood Capital II. All investment decisions with respect to the shares held by Riverwood Capital II are made by a majority vote of a four-member investment committee, comprised of Francisco Alvarez-Demalde, Jeffrey Parks, Thomas Smach, and Christopher Varelas. All voting decisions over the shares held by Riverwood Capital II are made by a majority vote of Riverwood Capital GP II Ltd.’s eleven shareholders. No single natural person controls investment or voting decisions with respect to the shares held by Riverwood Capital II. The general partner of RCP III Vacasa AIV, RCP III (A) Vacasa AIV and RCP III Parallel-B is Riverwood Capital III L.P. The general partner of Riverwood Capital III L.P. is Riverwood Capital GP III Ltd. Riverwood Capital III L.P. and Riverwood Capital GP III Ltd. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by Riverwood Capital III. All investment decisions with respect to the shares held by Riverwood Capital III are made by a majority vote of a five-member investment committee, comprised of Francisco Alvarez-Demalde, Jeffrey Parks, Thomas Smach, Christopher Varelas and Scott Ransenberg. All voting decisions over the shares held by Riverwood Capital III are made by a majority vote of Riverwood Capital GP III Ltd.’s eleven shareholders. No single natural person controls investment or voting decisions with respect to the shares held by Riverwood Capital III. The address for each of the entities referenced above is c/o Riverwood Capital, 70 Willow Road, Suite 100, Menlo Park, CA 94025.

(14)
Consists of (i) 845,466 shares of Class A Common Stock and 6,616,341 shares of Class B Common Stock held by Level Equity Opportunities Fund 2015, L.P., (ii) 822,478 shares of Class A Common Stock and 5,509,057 shares of Class B Common Stock held by Level Equity Opportunities Fund 2018, L.P., (iii) 4,059,066 shares of Class A Common Stock held by LEGP II AIV(B), L.P., (iv) 4,608,755 shares of Class B Common Stock held by LEGP I VCS, LLC, (v) 11,017,685 shares of Class B Common Stock held by LEGP II VCS, LLC, and (vi) 4,737,940 shares of Class B Common Stock held by Level Equity  — VCS Investors, LLC. The general partner of each of Level Equity Opportunities Fund 2015, L.P. and LEGP II AIV(B), L.P. is Level Equity Partners II (GP), L.P. The general partner of Level Equity Partners II (GP), L.P. is Level Equity Associates II, LLC. The general partner of Level Equity Opportunities Fund 2018, L.P. is Level Equity Partners IV (GP), L.P. The general partner of Level Equity Partners IV (GP), L.P. is Level Equity Associates IV, LLC. The sole member of LEGP I VCS, LLC is Level Equity Growth Partners I, L.P. The general partner of Level Equity Growth Partners I, L.P. is Level Equity Partners (GP), LLC. The managing member of Level Equity Partners (GP), LLC is Level Equity Professionals, L.P. The general partner of Level Equity Professionals, L.P. is Level Equity Associates, LLC. The sole member of LEGP II VCS, LLC is LEGP II AIV(NB), L.P. The general partner of LEGP II AIV(NB), L.P. is Level Equity Partners II (GP), L.P. The general partner of Level Equity Partners II (GP), L.P. is Level Equity Associates II, LLC. The sole manager of Level Equity  — VCS Investors, LLC is Level Equity Management, LLC. The managing members of each of Level Equity Associates, LLC, Level Equity Associates II, LLC, Level Equity Associates IV, LLC and Level Equity Management, LLC are Ben Levin and George McCulloch. The address for each of the entities referenced above is c/o 140 East 45th Street, 42nd Floor, New York, NY 10017.

(15)
Consists of 1,863,983 shares of Vacasa Class A Common Stock held by Adams Street 2013 Direct Fund LP (“AS 2013”), 2,535,349 shares of Vacasa Class A Common Stock held by Adams Street 2014 Direct Fund LP (“AS 2014”), 1,946,167 shares of Vacasa Class A Common Stock held by Adams Street 2015 Direct Venture/Growth Fund LP (“AS 2015”), 1,887,812 shares of Vacasa Class A Common Stock held by Adams Street 2016 Direct Venture/Growth Fund LP (“AS 2016”), 1,695,552 shares of Vacasa Class A Common Stock held by Adams Street 2017 Direct Venture/Growth Fund LP (“AS 2017”), and 6,782,179 shares of Vacasa Class A Common Stock held by Adams Street Venture/Growth Fund VI LP (“ASVG VI”). Adams Street Partners, LLC is the managing member of the general partner of the general partner of each of AS 2013, AS 2014, AS 2015, AS 2016, AS 2017 and ASVG VI (collectively, the “Funds”) and, as a result, may be deemed to beneficially own the shares held by the Funds. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Fred Wang, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by the Funds. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Fred Wang disclaim beneficial ownership of the shares held by the Funds except to the extent of their pecuniary interest therein. The address for each entity referenced above is 1 North Wacker Drive, Suite 2700, Chicago, IL 60606.

(16)
Venture capital funds affiliated with Altos Ventures Management, Inc. hold a total of 19,069,604 shares of Vacasa Class A Common Stock as follows: Altos Hybrid, L.P. holds 4,238,657 shares; Altos Hybrid BF, LLC holds 614,006 shares; Altos Hybrid BL, LLC holds 614,006 shares; Altos Hybrid D, LLC holds 4,178,146 shares; Altos Hybrid G, LLC hold 591,698 shares; and Altos Hybrid I, LLC holds 2,340,471 shares. The General Partner of each of the preceding funds is Altos Hybrid GP, LLC. Altos Hybrid 2, L.P. holds 1,202,444 shares; Altos Hybrid 2 BF, LLC holds 60,122 shares; Altos Hybrid 2 BL, LLC holds 60,122 shares; Altos Hybrid 2 N, LLC holds 120,132 shares; Altos Hybrid 2 P-FIO, LLC holds 414,343 shares; Altos Hybrid 2 P-M, LLC holds 118,869 shares; Altos Hybrid 2 P-MSF, LLC holds 118,869 shares; and Altos Hybrid 2 V, LLC holds 558,595 shares. The General Partner of each of the immediately preceding funds is Altos Hybrid 2 GP, LLC. In addition, Altos Hybrid 3, L.P. holds 3,033,225 shares; Altos Hybrid 3 B, LLC holds 134,317 shares; Altos Hybrid 3 GS, LLC holds 268,631 shares; Altos Hybrid 3 I, LLC holds 134,317 shares; Altos Hybrid 3 M, LLC holds 134,317 shares; and Altos Hybrid 3 T, LLC holds 134,317 shares. The General Partner of each of the immediately preceding funds is Altos Hybrid 3 GP, LLC. The Managing Members of each of the General Partners are Han J. Kim, Hodong Nam and Anthony P. Lee. The address for each of the entities referenced above is c/o Altos Ventures Management, Inc., 2882 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(17)
Eric Breon is the President of Mossytree Inc. The address for Mossytree Inc. is 264 NW Macleay Blvd., Portland, OR 97210.

(18)
Following the Business Combination, as a result of the Stockholders Agreement, TPG Pace Solutions Sponsor, Series LLC, Silver Lake, Riverwood, Level Equity Management and Mossytree Inc. may be deemed to be a group for purposes of Section 13(d) of the Exchange Act. Each of TPG Pace Solutions Sponsor, Series LLC, Silver Lake, Riverwood, Level Equity Management and Mossytree Inc. disclaims beneficial ownership of any shares which may be deemed beneficially owned solely by reason of the Stockholders Agreement.

(19)
In addition to the interest described in footnote 5, consists of shares of Vacasa Class A Common Stock that are held by Mr. Peterson and that will be issued pursuant to the Forward Purchase Agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — TPG Pace
Founder Shares
On January 8, 2021, our sponsor purchased 20,000,000 TPG Pace Founder Shares for an aggregate purchase price of $25,000, or approximately $0.001 per share. The purchase price of the TPG Pace Founder Shares was determined by dividing the amount of cash contributed to TPG Pace by the number of TPG Pace Founder Shares issued.
On March 18, 2021, in the Existing Governing Documents, TPG Pace authorized the issuance of up to 30,000,000 TPG Pace Class G Shares. On March 18, 2021, the TPG Pace Board approved a recapitalization whereby our Sponsor forfeited 17,222,222 TPG Pace Class F Shares for no consideration and received 5,555,556 TPG Pace Class G Shares at par value $0.0001 per share. On April 6, 2021, the Sponsor transferred 40,000 TPG Pace Class F Shares to each of TPG Pace’s independent directors at a purchase price of approximately $0.009 per share. Upon the consummation of the IPO, in connection with the underwriters’ partial exercise of its over-allotment option, TPG Pace effected a stock dividend of approximately 0.14 TPG Pace Class F Shares for each TPG Pace Class F Share, and 0.14 TPG Pace Class G Shares for each TPG Pace Class G Share, such that after the underwriters’ partial exercise of its over-allotment option, the ratio of TPG Pace Founder Shares to the sum of TPG Pace Founder Shares and TPG Pace Public Shares remained at approximately 25%. As of June 30, 2021, the Sponsor held 3,166,667 TPG Pace Class F Shares and 6,333,333 TPG Pace Class G Shares.
The TPG Pace Founder Shares are identical to the public shares sold in the TPG Pace IPO except that:
•
only holders of TPG Pace Class F Shares have the right to vote on the appointment of directors prior to the Business Combination or continuing TPG Pace in a jurisdiction outside the Cayman Islands during such time;

•
the TPG Pace Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•
the TPG Pace Insiders entered into a letter agreement with TPG Pace, pursuant to which they have agreed (i) to waive their redemption rights with respect to their TPG Pace Founder Shares and public shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their TPG Pace Founder Shares if TPG Pace fails to complete the Business Combination within 24 months from the TPG Pace IPO. If TPG Pace submits the Business Combination to the public shareholders for a vote, the TPG Pace Insiders have agreed, pursuant to such letter agreement, to vote their TPG Pace ordinary shares in favor of the Business Combination;

•
the TPG Pace Class F Shares are automatically convertible into TPG Pace Class A Shares on the first business day following the completion of the Business Combination into a number of our TPG Pace Class A Shares equal to 10% of the sum of (i) the total number of all TPG Pace Class A Shares issued and outstanding upon completion of the TPG Pace IPO, plus (ii) the total number of TPG Pace Class A Shares issued or deemed issued or issuable upon conversion of the TPG Pace Class F Shares plus (iii) unless waived by our sponsor, the total number of TPG Pace Class A Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by TPG Pace in connection with or in relation to the consummation of the Business Combination, including any forward purchase shares, without giving effect to (w) any TPG Pace Class A Shares or equity-linked securities exercisable for or convertible into TPG Pace Class A Shares issued, deemed issued, or to be issued, to any seller in the Business Combination, (x) any TPG Pace Class A Shares issuable upon conversion of the TPG Pace Class G Shares, (y) any redemptions of public shares in connection with the Business Combination or (z) the Private Placement Shares;

•
the Sponsor agreed to forfeit, for no consideration the number of shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock that would convert, pursuant to the terms of the

Proposed Certificate of Incorporation, into a number of shares of Surviving Corporation Class A Common Stock equal to the sum of (i) the number of shares of Surviving Corporation Class A Common Stock issued at a price per share of $9.50 minus (ii) the number of shares of Surviving Corporation Class A Common Stock that would have been issued under such Forward Purchase Agreements or Subscription Agreements at a price per share of $10.00, for which we estimate that the Sponsor will (x) waive approximately 2,543,860 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock, (y) forfeit 921,579 shares of Vacasa Class F Common Stock and (z) forfeit 167,137 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock under the Illustrative Redemption Scenario and 1,284,274 shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock under the Maximum Redemption Scenario; and
•
the TPG Pace Class G Shares will convert into TPG Pace Class A Shares after the Business Combination only to the extent certain triggering events occur prior to the 10th anniversary of the Business Combination, including three triggering events based on the TPG Pace Class A Shares trading at $12.50, $15.00 and $17.50 per share following the closing of the Business Combination and also upon specified strategic transactions.

Additionally, TPG Pace Insiders have agreed not to transfer, assign or sell (i) any of their TPG Pace Founder Shares until the earlier of (a) one year after the completion of the Business Combination or (b) subsequent to the Business Combination, if the last sale price of the TPG Pace Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (c) the date following the completion of the Business Combination on which TPG Pace completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of TPG Pace’s public shareholders having the right to exchange their TPG Pace Class A Shares for cash, securities or other property (the “Lock Up Period”) and (ii) any of their TPG Pace Class G Shares for any reasons, other than to specified permitted transferees or subsequent to the Business Combination in connection with a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all TPG Pace’s shareholders having the right to exchange their TPG Pace Class A Shares for cash, securities or other property; provided, that any TPG Pace Class A Shares issued upon conversion of any TPG Pace Class G Shares will not be subject to such restrictions on transfer.
Private Placement Shares
Our Sponsor’s purchase of the Private Placement Shares occurred simultaneously with the completion of the TPG Pace IPO. The Private Placement Shares are not redeemable, and will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.
If TPG Pace does not complete the Business Combination within 24 months from the closing of the TPG Pace IPO, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Shares will become worthless.
Forward Purchase Agreements
TPG Pace and Vacasa, Inc. entered into Amended and Restated Forward Purchase Agreements, in connection with the Business Combination Agreement. Pursuant to the Amended and Restated Forward Purchase Agreements, Vacasa, Inc. has agreed to issue to (i) certain third parties an aggregate of 10,273,688 shares of Vacasa Class A Common Stock at a price of $9.50 per share, for gross proceeds of approximately $97,600,000, and (ii) TPG Holdings, an affiliate of TPG Global, an aggregate of 2,490,000 shares of Vacasa Class A Common Stock at a price of $10.00 per share, for an aggregate amount of approximately $24,900,000. The transactions contemplated by the Forward Purchase Agreements are expected to close substantially concurrently with the closing of the Business Combination.
TPG Holdings has entered into assignment agreements with certain affiliates, members of management, directors and other investors to assign a portion of its obligation to purchase Vacasa Class A Common Stock pursuant to the Forward Purchase Agreements to such related parties, in accordance with the terms and conditions therein. For additional information, see “Business Combination Proposal — Forward Purchase Agreements.”

Registration Rights
In connection with the execution of the Business Combination Agreement, Vacasa, Inc., the Sponsor, and certain existing equity holders of Vacasa Holdings have agreed to enter into the Registration Rights Agreement at the Closing. Pursuant to the Registration Rights Agreement, the parties will be entitled to certain customary registration rights, including demand, shelf and piggy-back rights. The Registration Rights Agreement also provides that Vacasa, Inc. pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. For additional information, see “Business Combination Proposal — Registration Rights Agreement.”
Related Party Note Payable
On March 22, 2021 our Sponsor loaned TPG Pace $750,000 under an unsecured non-interest bearing promissory note to pay up front costs associated with the TPG Pace IPO.
Indemnity
Our Sponsor has agreed that it will be liable to TPG Pace if and to the extent any claims by a vendor (other than TPG Pace’s independent auditors) for services rendered or products sold to TPG Pace, or a prospective target business with which TPG Pace discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TPG Pace’s indemnity of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. TPG Pace has not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believes that our Sponsor’s only assets are securities of TPG Pace and, therefore, our Sponsor may not be able to satisfy those obligations. TPG Pace has not asked our Sponsor to reserve for such eventuality as TPG Pace believes the likelihood of our Sponsor having to indemnify the Trust Account is limited because TPG Pace will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with TPG Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Administrative Services Agreement
On April 8, 2021, TPG Pace entered into an agreement to pay $50,000 a month for office space, administrative and support services to TPG. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of TPG Pace.
Certain Relationships and Related Person Transactions — Vacasa Holdings
Preferred Unit Financings
Series B-2 Preferred Units and Redemption of Common Units
In September and October of 2018, Vacasa LLC (predecessor to Vacasa Holdings) issued and sold to certain investors, including certain entities affiliated with Riverwood Capital and Level Equity Management, an aggregate of 32,000,000 Series B-2 Preferred Units at a price per unit of $2.00, resulting in an aggregate purchase price of $64.0 million.
The following table summarizes the aggregate number and purchase price of the Series B-2 Preferred Units purchased by entities affiliated with Riverwood Capital and Level Equity Management.
	Series B-2 Preferred Units	Aggregate Purchase Price
Entities affiliated with Riverwood Capital(1)	12,500,000	$25.0 million
Entities affiliated with Level Equity Management(2)	7,500,000	$15.0 million

(1)
Jeffrey Parks, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, is affiliated with Riverwood Capital.

(2)
Benjamin Levin, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, is affiliated with Level Equity Management.

In September 2018, Vacasa LLC used a portion of the proceeds from its sale of Series B-2 Preferred Units to repurchase 250,000 of its common units from Vacation Rental Directory, Inc., an entity affiliated with Eric Breon, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, at a price per unit of $2.00, resulting in an aggregate consideration of $0.5 million.
Series C, Series C-1 and Series C-2 Preferred Units
In October 2019, Vacasa LLC (predecessor to Vacasa Holdings) issued to certain investors, including certain entities affiliated with Silver Lake, Riverwood Capital, Level Equity Management and Eric Breon:
•
an aggregate of 95,686,490 Series C Preferred Units at a price per unit of $2.6417, resulting in an aggregate purchase price of approximately $252.8 million;

•
an aggregate of 27,985,068 Series C-1 Preferred Units upon the conversion of 25,875,000 Series B-3 Preferred Units previously issued and cancellation of 2,587,499 Series B-3 warrants previously issued to such investors, at a price per unit of $1.8492; and

•
an aggregate of 8,706,402 Series C-2 Preferred Units in exchange for the cancellation of an aggregate of 862,500 warrants previously issued to such investors and cash consideration at a price per unit of $1.9813, resulting in an aggregate purchase price of approximately $17.3 million.

The following table summarizes the aggregate number and purchase price of the Series C, Series C-1 and Series C-2 Preferred Units purchased by entities affiliated with Silver Lake, Riverwood Capital, Level Equity Management and Eric Breon.
	Series C Preferred Units	Aggregate Purchase Price	Series C-1 Preferred Units	Aggregate Purchase Price(1)	Series C-2 Preferred Units	Aggregate Purchase Price(2)
Entities affiliated with Silver Lake(3)	94,636,030	$250.0 million	—	—	—	—
Entities affiliated with Riverwood Capital(4)	—	—	16,223,229	—	—	—
Entities affiliated with Level Equity Management(5)	1,050,460	$2.8 million	4,731,774	—	4,416,291	$8.7 million
Vacation Rental Directory, Inc.(6)	—	—	—	—	1,514,157	$3.0 million

(1)
The Series C-1 Preferred Units were issued upon the conversion, for no additional consideration, of 15,000,000 Series B-3 Preferred Units previously issued to the entities affiliated with Riverwood Capital and 4,375,000 Series B-3 Preferred Units previously issued to the entities affiliated with Level Equity Management, in each case, at a price per unit of $1.8492 and cancellation of 1,499,999 warrants issued to entities affiliatd with Riverwood Capital, and 437,500 warrants issued to entities affiliated with Level Equity Management.

(2)
A portion of the consideration for the Series C-2 Preferred Units consisted of the cancellation of 437,500 warrants previously issued to the entities affiliated with Level Equity Management and 150,000 warrants previously issued to Vacation Rental Directory, Inc. (precedessor entity of Mossytree, Inc.)

(3)
Joerg Adams and Ryan Bone, members of the board of managers of Vacasa Holdings and expected members of the Vacasa Board, are affiliated with Silver Lake.

(4)
Jeffrey Parks, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, is affiliated with Riverwood Capital.

(5)
Benjamin Levin, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, is affiliated with Level Equity Management.

(6)
Eric Breon, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, is affiliated with Mossytree, Inc. (formerly known as Vacation Rental Directory, Inc.).

In December 2020, Vacasa Holdings issued and sold to Chris Terrill a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, 270,387 Series C-1 Preferred Units at a price per unit of $1.8492, resulting in an aggregate purchase price of approximately $0.5 million.
Senior Secured Convertible Notes
In May 2020, Vacasa Holdings entered into a note purchase agreement with certain existing investors, including certain entities affiliated with Silver Lake, Riverwood Capital and Level Equity Management, pursuant to which we issued $108.1 million in aggregate principal amount of senior secured convertible notes, sometimes referred to in this proxy statement/prospectus as the “D-1 Convertible Notes.” The D-1 Convertible Notes mature on June 30, 2023 (unless earlier repurchased, redeemed or converted) and accrue (i) cash interest at 3% per annum, payable annually in arrears on the anniversary of the initial closing date, and (ii) PIK interest at 7% per annum, which is capitalized annually on each anniversary of the initial closing date. As described elsewhere in this proxy statement/prospectus, the D-1 Convertible Notes will convert into Series D-1 preferred units of Vacasa Holdings upon the consummation of the Business Combination.
The following table summarizes the D-1 Convertible Notes held by entities affiliated with Silver Lake, Riverwood Capital and Level Equity Management, including the initial principal amount thereof; the largest principal amount outstanding thereunder after the issuance date (which excludes any PIK interest); the aggregate principal amount outstanding thereunder as of June 30, 2021; and cash interest payments made by Vacasa Holdings during the year ended December 31, 2020 and the six months ended June 30, 2021.
	Initial Principal Amount	Principal Amount Outstanding as of June 30, 2021(1)	Interest Payments
Entities affiliated with Silver Lake(2)	$70,000,000	$70,000,000	(3)
Entities affiliated with Riverwood Capital(4)	$15,000,000	$15,000,000	(3)
Entities affiliated with Level Equity Management(5)	$13,263,436	$13,263,436	(3)

(1)
Also represents the largest principal amount of indebtedness outstanding after the issue date.

(2)
Joerg Adams and Ryan Bone, members of the board of managers of Vacasa Holdings and expected members of the Vacasa Board, are affiliated with Silver Lake.

(3)
No cash interest payments were made on the D-1 Convertible Notes during the year ended December 31, 2020 or the six months ended June 30, 2021.

(4)
Jeffrey Parks, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, is affiliated with Riverwood Capital.

(5)
Benjamin Levin, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, is affiliated with Level Equity Management.

Common Unit Warrants
In December 2015, Vacasa LLC (predecessor to Vacasa Holdings) issued warrants to purchase an aggregate of up to 58,236 common units to certain entities affiliated with Level Equity Management, which warrants are currently exercisable for an aggregate of up to 5,430,000 Class B common units of Vacasa Holdings. The warrants have a current exercise price of $0.0001 per unit and are exercisable at any time, in whole or in part, prior to 5:00 p.m. Pacific time on December 31, 2025; provided that if such warrants are not exercised prior to such time, or prior to the closing of a deemed liquidation event or initial public offering, such warrants will be deemed to have been automatically net exercised immediately prior to such time in accordance with their terms. The entities holding the warrants have delivered conditional exercise notices to Vacasa Holdings electing that such warrants be net exercised immediately prior to the Closing.

Other Transactions
Vacasa Holdings has entered into homeowner agreements with Eric Breon, a member of the board of managers of Vacasa Holdings and an expected member of the Vacasa Board, to manage certain vacation rental properties owned by Mr. Breon. The aggregate rental income earned by Mr. Breon pursuant to these agreements was $1.1 million and $1.5 million for the years ended December 31, 2019 and 2020 and $0.7 million for the six months ended June 30, 2021.
Vacasa Holdings has certain vacation home lease agreements with Mr. Breon. Rent expense recognized for these arrangements was $0.2 million and $0.0 million for the years ended December 31, 2019, and 2020, respectively. In 2019, Vacasa Holdings incurred costs to remodel certain of the vacation homes owned by Mr. Breon and leased by Vacasa Holdings in accordance with the vacation home lease agreements. Vacasa Holdings incurred and billed Mr. Breon $0.7 million for the goods and services provided, which amount was repaid in full in fiscal 2020.
Investor Rights Agreement
Vacasa Holdings is party to an Amended and Restated Investor Rights Agreement, dated as of April 1, 2021, which, among other things, grants the investors party thereto, including (i) entities affiliated with Silver Lake, Riverwood Capital, Level Equity Management and Eric Breon and (ii) Chris Terrill, customary demand and piggyback registration rights with respect to the registrable securities held by such investors, as well as certain pre-emptive rights with respect to new equity interests Vacasa Holdings may propose to issue from time to time. Joerg Adams and Ryan Bone, Jeffrey Park and Ben Levin, members of the board of managers of Vacasa Holdings and expected members of the Vacasa Board, are affiliated with Silver Lake, Riverwood Capital and Level Equity Management, respectively. This agreement will terminate upon the Closing.
Right of First Refusal and Co-Sale Agreement
Vacasa Holdings is party to an Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 1, 2021, with certain existing investors, including (i) entities affiliated with Silver Lake, Riverwood Capital, Level Equity Management and Eric Breon and (ii) Chris Terrill, which, among other things, grants Vacasa Holdings a right of first refusal in respect of certain sales of securities by the investors party thereto. Joerg Adams and Ryan Bone, Jeffrey Park and Ben Levin, members of the board of managers of Vacasa Holdings and expected members of the Vacasa Board, are affiliated with Silver Lake, Riverwood Capital and Level Equity Management, respectively. This agreement will terminate upon the Closing.
Additional Agreements to be in Effect Following the Closing
In connection with the Closing, Vacasa, Inc. will enter into the Registration Rights Agreement and the Stockholders Agreement with certain entities affiliated with Silver Lake, Riverwood Capital, Level Equity Management and Eric Breon. Vacasa, Inc. and Vacasa Holdings will also enter into the Tax Receivable Agreement with certain holders of OpCo Units and certain owners of the Blockers, which parties will include certain entities affiliated with Silver Lake, Riverwood Capital, Level Equity Management and Eric Breon. See “Business Combination Proposal — Related Agreements” for more information regarding the terms of these agreements.
Indemnification of Directors and Officers
In connection with the Closing, Vacasa, Inc. intends to enter into agreements to indemnify its directors and executive officers. These agreements will, among other things, require Vacasa, Inc. to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Vacasa, Inc.’s right, on account of any services undertaken by such person on behalf of Vacasa, Inc. or that person’s status as a member of the Vacasa Board to the maximum extent allowed under Delaware law.
The Proposed Certificate of Incorporation also provides that Vacasa, Inc. will indemnify its directors and officers to the fullest extent permitted by applicable law.

Statement of Policy Regarding Transactions with Related Persons
Vacasa, Inc. will adopt a formal written policy that will be effective upon the completion of the Business Combination. This policy will provide that the audit committee of the Vacasa Board will approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) or, if applicable Item 404(d) of Regulation S-K. Item 404 of Regulation S-K requires disclosure, subject to certain exceptions, of transactions in which Vacasa, Inc. was or is to be a participant and the amount involved exceeds $120,000 (or such other amount as may be applicable under Item 404(d) of Regulation S-K) and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest and that no director may participate in the approval of a related person transaction for which he or she is a “related person.”

COMPARISON OF SHAREHOLDER RIGHTS
This section describes the material differences between the rights of TPG Pace shareholders before the consummation of the Business Combination, and the rights of Vacasa, Inc. stockholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands and Delaware law and between the Existing Governing Documents and the Proposed Governing Documents.
This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. TPG Pace shareholders are urged to carefully read the relevant provisions of the Cayman Islands Companies Act, the DGCL, the Existing Governing Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws that will be in effect as of consummation of the Business Combination (included as Annex B and Annex C to this proxy statement/prospectus). References in this section to the Proposed Certificate of Incorporation and the Proposed Bylaws are references thereto as they will be in effect upon consummation of the Business Combination. However, the Proposed Certificate of Incorporation and the Proposed Bylaws may be amended at any time prior to consummation of the Business Combination by mutual agreement of TPG Pace and Vacasa Holdings or after the consummation of the Business Combination by amendment in accordance with their terms. If the Proposed Certificate of Incorporation or the Proposed Bylaws are amended, the below summary may cease to accurately reflect the Proposed Certificate of Incorporation and the Proposed Bylaws as so amended.
Rights Before the Business Combination	Rights After the Business Combination
Authorized Capital
TPG Pace is authorized to issue up to 550,000,000 shares, each with a par value of $0.0001 per share, consisting of (a) 500,000,000 TPG Pace ordinary shares, including (i) 500,000,000 TPG Pace Class A Shares, (ii) 30,000,000 TPG Pace Class F Shares, and (iii) 30,000,000 TPG Pace Class G Shares; and (b) 5,000,000 TPG Pace preferred shares. As of the record date, November 1, there were 29,270,000 TPG Pace Class A Shares, 3,166,667 TPG Pace Class F Shares, and 6,333,333 TPG Pace Class G Shares, and no TPG Pace preferred shares issued and outstanding. The Existing Governing Documents do not provide that shareholders have a preemptive right or other subscription rights to acquire authorized and unissued shares of TPG Pace.	The Proposed Certificate of Incorporation provides that Vacasa, Inc. will be authorized to issue up to 1,590,000,000 shares, each with a par value of $0.00001, consisting of (a) 1,560,000,000 shares of Vacasa Common Stock, including (i) 1,000,000,000 shares of Vacasa Class A Common Stock, (ii) 500,000,000 shares of Vacasa Class B Common Stock, (iii) 30,000,000 shares of Vacasa Class F Common Stock, and (iv) 30,000,000 shares of Vacasa Class G Common Stock; and (b) 30,000,000 shares of Vacasa Preferred Stock.
Voting Rights
The Existing Governing Documents of TPG Pace provide that the holders of shares of TPG Pace will have one vote for every share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.	The Proposed Certificate of Incorporation provides that holders of Vacasa Class A Common Stock and Vacasa Class B Common Stock generally will have one vote on all matters on which stockholders generally are entitled to vote; and holders of Vacasa Class F Common Stock and Vacasa Class G Common Stock generally will not have any voting powers. Notwithstanding the foregoing, except as otherwise required by law, holders of shares of any class of Vacasa Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any amendment to any certificate of designations relating to any series of Vacasa Preferred Stock)

Rights Before the Business Combination	Rights After the Business Combination
that relates solely to the terms of any outstanding Vacasa Preferred Stock if the holders of Vacasa Preferred Stock are entitled to vote thereon under the Proposed Certificate of Incorporation or under the DGCL.
Appraisal/Dissenters Rights
There are no appraisal rights under Cayman Islands law.
Also under the Cayman Islands Companies Act, no dissenter rights are available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent in accordance with the Cayman Islands Companies Act, unless holders of such shares are required by the terms of a plan of merger or consolidation to accept for such shares anything except (a) share of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts; or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts.	Under the DGCL, a stockholder of a corporation who has not voted in favor of certain types of mergers or consolidations involving the corporation nor consented in writing to such transactions and has complied with the procedures set forth in Section 262 may be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. After determination by the Court of Chancery that the dissenting stockholders to a merger or consolidation are entitled to an appraisal, such dissenters are entitled to receive the fair value of their shares (excluding any element of value arising from the accomplishment or expectation of the merger or consolidation), together with interest, if any. However, appraisal rights are not always available to dissenting stockholders, including if the stock received in such transaction is listed on a national securities exchange or held of record by more than 2,000 holders.
Dividends
The directors of TPG Pace may resolve to declare and pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.
The Proposed Certificate of Incorporation provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Vacasa Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Vacasa Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Vacasa Class A Common Stock out of the assets of Vacasa, Inc. that are by law available therefor, at the times and in the amounts as the Vacasa Board in its discretion may determine.
The Proposed Bylaws provide that, in order that Vacasa, Inc. may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Vacasa Board may fix a record date,

Rights Before the Business Combination	Rights After the Business Combination
which record date will not precede the date upon which the resolution fixing the record date is adopted, and which record date will be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Vacasa Board adopts the resolution relating thereto.
Purchase and Repurchase of Shares
Subject to the Cayman Islands Companies Act or applicable stock exchange or other regulatory rules, TPG Pace may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant member.	Subject to the DGCL or applicable stock exchange or other regulatory rules, TPG Pace may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant member.
Redemption Rights

Upon consummation of the initial business combination, the holders of the public shares will have the opportunity to redeem their public shares at a per-share price, equal to their pro rata share of the Trust Account. If TPG Pace seeks to amend any provision of the Existing Governing Documents relating to shareholders’ rights or pre-business combination activity, TPG Pace must provide public shareholders with the opportunity to redeem their public shares in connection with such vote. TPG Pace will redeem the public shareholders’ public shares and liquidate if it does not complete an initial business combination by April 13, 2023.
After consummation of the initial business combination, holders of public shares are not entitled to redemption rights with respect to their public shares.

Upon consummation of the initial business combination, Vacasa Class A Common Stock will not be subject to redemption.
Redemption of OpCo Units. Vacasa, Inc. will at all times reserve and keep available out of its authorized and unissued shares of Vacasa Class A Common Stock, for the purposes of (1) effecting any exchanges pursuant to the applicable provisions of the OpCo LLC Agreement, as applicable, the number of shares of Vacasa Class A Common Stock that are issuable in connection with the exchange of all outstanding OpCo Units as a result of any redemption pursuant to the applicable provisions of the OpCo LLC Agreement (without regard to any timing, vesting or other restrictions on redemption contained therein and assuming no redemptions for cash), (2) the conversion of shares of Vacasa Class Class F Common Stock pursuant to the Proposed Certificate of Incorporation and (3) the conversion of shares of Vacasa Class G Common Stock pursuant to the Proposed Certificate of Incorporation.
In the event that (a) a share of Vacasa Class A Common Stock is issued as a result of any redemption of an OpCo Unit pursuant to the applicable provisions of the OpCo LLC Agreement or (b) a redemption by cash settlement is effected with respect to any OpCo Unit pursuant to the applicable provisions of the OpCo LLC Agreement, a share of Vacasa Class B Common Stock then held by such person chosen by Vacasa, Inc. in its sole discretion will automatically and without further action on the part of Vacasa, Inc. or the holder thereof be transferred to Vacasa, Inc. for no consideration and thereupon Vacasa, Inc. will

Rights Before the Business Combination	Rights After the Business Combination
promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by Vacasa, Inc.
Amendments to Governing Documents

Amendment of any provision of the Existing Governing Documents requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the issued and outstanding TPG Pace ordinary shares attending and voting in a general meeting. Sponsor and TPG Pace’s executive officers and directors have agreed that they will not propose any amendment to the Existing Governing Documents that would affect the substance or timing of TPG Pace’s obligation to redeem 100% of its public shares if TPG Pace does not complete an initial business combination by April 13, 2023 (24 months after the closing of the TPG Pace IPO), unless TPG Pace provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of the Existing Governing Documents relating to the election of directors prior to the business combination may only be amended by a special resolution passed by at least 90% of the TPG Pace ordinary shares voted in a general meeting. TPG Pace may, by an ordinary resolution, being a vote of a majority of the TPG Pace ordinary shares attending and voting in a general meeting:
•
Increase its share capital by such sum as the ordinary resolution of TPG Pace will prescribe and with such rights, priorities and privileges annexed thereto, as TPG Pace in general meeting may determine;

•
Consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

•
Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

•
By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of TPG Pace or into shares without par value; and

•
Cancel any shares that at the date of the passing of the ordinary resolution of TPG Pace have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

The Proposed Certificate of Incorporation provides that Vacasa, Inc. reserves the right to amend, alter, change or repeal any provision contained in the Proposed Certificate of Incorporation, in the manner now or in the future prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Proposed Certificate, are granted and held subject to this reservation.
Certain provisions of the Proposed Certificate of Incorporation may not be altered, amended or repealed in any respect, nor may any provision or the Proposed Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by the Proposed Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, (i) until the Sunset Date, the affirmative vote of the holders of fifty percent (50%) of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose, or by consent in writing in accordance with the Proposed Certificate of Incorporation, and (ii) from and after the Sunset Date, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Further, certain provisions of the Proposed Certificate of Incorporation, including any definitions referencing “Class F” or “Class G” will not be amended without the prior written consent of the holders a majority of the outstanding shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock.
The Proposed Bylaws provide that, subject to the Proposed Certificate of Incorporation, the Stockholders’ Agreement and the laws of the State of Delaware, until the Sunset Date, the Board is expressly empowered to adopt, amend or repeal the Proposed Bylaws without the assent or vote of the stockholders of Vacasa, Inc. entitled to vote with respect thereto, provided that, so long as a TPG

Rights Before the Business Combination	Rights After the Business Combination
In all other instances, the Existing Governing Documents may be amended by a special resolution of holders of two-thirds of the TPG Pace ordinary shares attending and voting in a general meeting or by unanimous written consent of all holders entitled to vote.
Designee (as defined in the Stockholders’ Agreement) remains a member of the Vacasa Board, nothing in the Proposed Bylaws will allow the Vacasa Board to waive, amend or repeal the lock-up provision of the Proposed Bylaws without the approval of the TPG Designee.
Notwithstanding anything to the contrary contained in the Proposed Certificate of Incorporation, the Stockholders’ Agreement or any provision of law that might otherwise permit a lesser vote of the stockholders, from and after the Sunset Date, in addition to any vote of the holders of any class or series of stock of Vacasa, Inc. required by law or by the Proposed Certificate of Incorporation, such action by stockholders will require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of voting stock of Vacasa, Inc. with the power to vote at an election of directors, voting together as a single class.

Number of Directors
The Existing Governing Documents provide that the number of directors of TPG Pace will consist of not less than one person provided that TPG Pace may increase or reduce the limits in the number of directors by an ordinary resolution, being a vote of a majority of the TPG Pace ordinary shares attending and voting in a general meeting. The directors are divided into three classes: Class I, Class II, and Class III.
Subject to the Proposed Certificate of Incorporation and the right of holders of any series of Vacasa Preferred Stock to election additional directors, the total authorized number of directors constituting the Vacasa Board will not be less than five and will not be more than ten, with the then-authorized number of directors being fixed from time to time exclusively by the Vacasa Board within such range, which number initially will be ten. The directors are divided into three classes: Class I, Class II, and Class III.
During any period when the holders of any series of Vacasa Preferred Stock have the right to elect additional directors (“Vacasa Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of directors will automatically be increased by such specified number of Vacasa Preferred Stock Directors, and the holders of the related Vacasa Preferred Stock will be entitled to elect the Vacasa Preferred Stock directors pursuant to the provisions of the certificate of designation for the series of Vacasa Preferred Stock, and (ii) each such Vacasa Preferred Stock Director will serve until such director’s successor will have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.

Rights Before the Business Combination	Rights After the Business Combination
Nominations of Directors
None.
The Proposed Bylaws provide that, subject in all respects to the provisions of the Stockholders’ Agreement and the Proposed Certificate of Incorporation, nominations of any person for election to the Vacasa Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Vacasa Board, including by any committee or persons authorized to do so by the Vacasa Board or these bylaws, or (b) by a stockholder present in person who (1) was a beneficial owner of shares of Vacasa, Inc. both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with the Proposed Bylaws as to such notice and nomination.
The Proposed Bylaws provide that for a stockholder to make any nomination of a person or persons for election to the Vacasa Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of Vacasa, Inc., (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by the Proposed Bylaws, and (c) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws. The adjournment or postponement of an annual meeting or special meeting will not commence a new time period or extend any time period for the giving of a timely notice as described in the Proposed Bylaws.

Election of Directors
The Existing Governing Documents provide that prior to the initial business combination, an ordinary resolution of the holders of the TPG Pace Class F Shares issued and outstanding will be required to appoint any person as director of TPG Pace. After the closing of a business combination, an ordinary resolution of the holders of the TPG Pace ordinary shares outstanding will be required to appoint any person as director of TPG Pace. The directors of TPG Pace may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.	The Proposed Bylaws provide that, except as otherwise provided by the Proposed Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast will be sufficient to elect a director.
Removal of Directors
The Existing Governing Documents provide that a director may be removed if the director absents himself from three consecutive meetings of the TPG	The Proposed Certificate of Incorporation provides that, subject to certain rights of the holders of Vacasa Preferred Stock, and subject to obtaining

Rights Before the Business Combination	Rights After the Business Combination
Pace Board and the directors pass a resolution that he has vacated office, if the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally or is found to be of unsound mind; or if all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the TPG Pace Board duly convened or by a resolution in writing signed by all of the other directors. The Existing Governing Documents provide that prior to the initial business combination, an ordinary resolution of the holders of the TPG Pace Class F Shares will be required to remove a director. After the business combination, an ordinary resolution of the holders of the TPG Pace ordinary shares outstanding will be required to remove any person as director of TPG Pace.	any additional required stockholder votes or consents under the Stockholders’ Agreement, (i) until the Sunset Date, any director or the entire Vacasa Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class and (ii) from and after the Sunset Date, any director or the entire Vacasa Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class.
Filling of Board Vacancies
The Existing Governing Documents provide that the directors may appoint any person as director of TPG Pace to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Existing Governing Documents as the maximum number of directors.
The Proposed Certificate of Incorporation provides that, subject to the rights of the holders of any one or more series of Vacasa Preferred Stock then-outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement), newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Vacasa Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled (i) from and after the Sunset Date, by the affirmative vote of the remaining directors then in office, even if less than a quorum of the Vacasa Board and (ii) until the Sunset Date, only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of Vacasa, Inc. entitled to vote generally in the election of directors, voting together as a single class.
Any director so chosen will hold office until the next election of the class of directors in which such director is included and until his or her successor will be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal. No decrease in the number of directors will shorten the term of any director then in office.

Compensation of Directors
The Existing Governing Documents provide the remuneration to be paid to the directors, if any, will be such remuneration as the directors will determine, provided that no cash remuneration will be paid to any director prior to the consummation of an initial business combination.	The Proposed Bylaws provide that the Vacasa Board will have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to Vacasa, Inc. in any capacity.

Rights Before the Business Combination	Rights After the Business Combination
Manner of Acting by Board
The Existing Governing Documents provide that questions arising at any meeting of the directors will be decided by a majority of votes. In the case of an equality of votes, the chairman will have a second or casting vote.	The Proposed Bylaws provided that, subject to the Proposed Certificate of Incorporation and the Stockholders’ Agreement, at all meetings of the Vacasa Board, a majority of the total number of authorized directors will constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present will be the act of the Vacasa Board except as may be otherwise specifically provided by statute, the Proposed Certificate of Incorporation, the Stockholders’ Agreement or the Proposed Bylaws. If a quorum is not present at any meeting of the Vacasa Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Special Meetings of the Board
The Existing Governing Documents provide that a director may, and an officer of TPG Pace on the direction of a director will, call a meeting of the directors by at least two days’ notice in writing to every director which notice will set forth the general nature of the business to be considered unless notice is waived by all the directors either at, before or after the meeting is held.	The Proposed Bylaws provide that special meetings of the Vacasa Board for any purpose or purposes may be called at any time by the chairperson of the Vacasa Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Vacasa Board. Notice of the time and place of special meetings will be: (i) delivered personally by hand, by courier or by telephone; (ii) sent by United States first-class mail, postage prepaid; (iii) sent by facsimile or electronic mail; or (iv) sent by other means of electronic transmission, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on Vacasa, Inc.’s records.
Director Action by Written Consent
The Existing Governing Documents provide that a resolution in writing (in one or more counterparts) signed by all the directors or all the members of a committee of the directors or, in the case of a resolution in writing relating to the removal of any director or the vacation of office by any director, all of the directors other than the director who is the subject of such resolution will be as valid and effectual as if it had been passed at a meeting of the directors, or committee of directors as the case may be, duly convened and held.	The Proposed Bylaws provide that, unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the Vacasa Board or of any committee of the Vacasa Board or subcommittee of the Vacasa Board, may be taken without a meeting if all members of the Vacasa Board or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission.

Rights Before the Business Combination	Rights After the Business Combination
Annual Shareholder Meetings
The Existing Governing Documents do not impose an obligation for TPG Pace to hold an annual general meeting of TPG Pace.
The Proposed Bylaws provide that meetings of stockholders will be held at such place, if any, within or outside the State of Delaware, designated by the Vacasa Board. The Vacasa Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. In the absence of any such designation or determination, stockholders’ meetings will be held at the Vacasa, Inc.’s principal executive office.
The Vacasa Board will designate the date and time of the annual meeting. At the annual meeting, directors will be elected and other proper business properly brought before the meeting in accordance with the Proposed Bylaws may be transacted. Vacasa, Inc. may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Vacasa Board.

Special Shareholder Meetings
The Existing Governing Documents provide that members holding not less than 10% in par value of the issued shares of TPG Pace may provide a requisition to hold an extraordinary general meeting. Such members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of TPG Pace.
The Proposed Bylaws provide that meetings of stockholders will be held at such place, if any, within or outside the State of Delaware, designated by the Vacasa Board. The Vacasa Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. In the absence of any such designation or determination, stockholders’ meetings will be held at the Vacasa, Inc.’s principal executive office.
Subject to any special rights of the holders of Vacasa Preferred Stock and to the requirements of applicable law, special meetings of the stockholders may be called only by or at the direction of Vacasa Board. Vacasa, Inc. may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Vacasa Board. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Notwithstanding the foregoing, until the Sunset Date, special meetings of the stockholders of Vacasa, Inc. may be called for any purpose or purposes by the Secretary of Vacasa, Inc. upon request, in writing, of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of Vacasa, Inc.

Rights Before the Business Combination	Rights After the Business Combination
Advance Notice Requirements for Shareholder Nominations and Other Proposals
None.
The Proposed Bylaws provide that at an annual meeting of the stockholders, only such business will be conducted as will have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Vacasa Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Vacasa Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of Vacasa, Inc. both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with the Proposed Bylaws or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for the annual meeting.
Without qualification, for business to be properly brought before an annual meeting by a stockholder, (a) the stockholder must provide Timely Notice thereof in writing and in proper form to the Secretary of Vacasa, Inc., (b) the stockholder must provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws and (c) the proposed business must constitute a proper matter for stockholder action.
To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Vacasa, Inc. not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the closing of Vacasa, Inc.’s initial business combination involving the issuance of common stock, the preceding year’s annual meeting date will be deemed to be June 1, 2021); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Rights Before the Business Combination	Rights After the Business Combination
Notice and Record Date of Shareholder Meetings
The Existing Governing Documents require that notice of a general meeting be given not less than five clear days before the date of the meeting. The notice must specify the place, day and hour of the meeting and the general nature of the business to be conducted at the meeting called.
Notice.   The Proposed Bylaws provide that, unless otherwise provided by law, the Proposed Certificate of Incorporation, or the Proposed Bylaws, the notice of any meeting of stockholders will be sent or otherwise given in accordance with either the Proposed Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice will specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
Record Date.   The Proposed Bylaws also provide that, in order that Vacasa, Inc. may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Vacasa Board may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Vacasa Board, and which record date will not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Vacasa Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Quorum and Actions
The Existing Governing Documents of TPG Pace provide that business may only be transacted at a general meeting if a quorum is present, such quorum being holders of a majority of the TPG Pace ordinary shares.
The Proposed Bylaws provide that, unless otherwise provided by law, the Proposed Certificate of Incorporation or the Proposed Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, will have power to adjourn the meeting from time to time in the manner provided in the Proposed Bylaws until a quorum is present or represented.

Rights Before the Business Combination	Rights After the Business Combination
Shareholder Action Without Meeting
The Existing Governing Documents provide that a resolution (including a special resolution) in writing (in one or more counterparts) signed by or on behalf of all of the members of TPG Pace for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) will be as valid and effective as if the resolution had been passed at a general meeting of TPG Pace duly convened and held.	The Proposed Certificate of Incorporation provides that, prior to the Sunset Date, except as otherwise required by applicable law or the Proposed Certificate of Incorporation, action by stockholders may be taken without a meeting without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and will be delivered to Vacasa, Inc. in accordance with the applicable provisions of the DGCL. Subject to the Stockholders’ Agreement, from and after the Sunset Date, any action required or permitted to be taken by the stockholders of Vacasa, Inc. may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent by such stockholders.
Indemnification of Directors and Officers
The Existing Governing Documents provide that each current and former director and officer of TPG Pace (which does not include auditors of TPG Pace) will be indemnified out of the assets of TPG Pace against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.	The Proposed Certificate of Incorporation provides that Vacasa, Inc. will indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, and such right to indemnification will continue as to a person who has ceased to be a director or officer of Vacasa, Inc. and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, Vacasa, Inc. will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Vacasa Board. The right to indemnification will include the right to be paid by Vacasa, Inc. the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by Vacasa, Inc. of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it will ultimately be determined that such person is not entitled to be indemnified by Vacasa, Inc. Vacasa, Inc. may, to the extent authorized from time to time by the Vacasa Board, provide similar rights to indemnification and to the advancement of expenses to employees and agents of Vacasa, Inc.

Rights Before the Business Combination	Rights After the Business Combination
Limitation on Liability of Directors
The Existing Governing Documents provide that each current and former director and officer of TPG Pace (which does not include auditors of TPG Pace) will not be liable to TPG Pace for any loss or damage incurred by TPG Pace as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.	The Proposed Certificate of Incorporation provides that to the fullest extent permitted under the DGCL, no director will be personally liable to Vacasa, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of TPG Pace will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph by the stockholders of TPG Pace or by law will not adversely affect any right or protection of a director of TPG Pace existing at the time of such repeal or modification.
Dissolution/Liquidation
The Existing Governing Documents provide that in the event that TPG Pace does not consummate a business combination within twenty-four months from the consummation of the TPG Pace IPO, TPG Pace will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares issued in the TPG Pace IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to TPG Pace (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then public shares in issue, which redemption will completely extinguish public members’ rights as members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of TPG Pace’s remaining members and the TPG Pace Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Proposed Certificate of Incorporation provides that in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Vacasa, Inc., after payment or provision for payment of the debts and other liabilities of Vacasa, Inc. and of the preferential and other amounts, if any, to which holders of Vacasa Preferred Stock are entitled, if any, the holders of all outstanding shares of Vacasa Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Vacasa Class A Common Stock will be entitled to receive the remaining assets of Vacasa, Inc. available for distribution ratably in proportion to the number of shares of Vacasa Class A Common Stock held by such holders. The holders of shares of Vacasa Class B Common Stock, Vacasa Class F Common Stock and Vacasa Class G Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of Vacasa, Inc. in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Vacasa, Inc.
Whenever a compromise or arrangement is proposed between Vacasa, Inc. and its creditors or any class of them and/or between Vacasa, Inc. and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of Vacasa, Inc. or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for Vacasa, Inc. under Section 291 the DGCL or on the application of trustees in dissolution or of any receiver or receivers

Rights Before the Business Combination	Rights After the Business Combination
appointed for Vacasa, Inc. under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of Vacasa, Inc., as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of Vacasa, Inc., as the case may be, agree to any compromise or arrangement and to any reorganization of Vacasa, Inc. as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization will, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of Vacasa, Inc., as the case may be, and also on Vacasa, Inc.
Rights of Inspection
The Existing Governing Documents provide that the directors will determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of TPG Pace or any of them will be open to the inspection of members not being directors and no member (not being a director) will have any right of inspecting any account or book or document of TPG Pace except as conferred by the Cayman Islands Companies Act or authorized by the director or by TPG Pace in general meeting.
Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his or her purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Chancery Court for an order to compel such inspection.
The Proposed Bylaws provide that any records administered by or on behalf of Vacasa, Inc. in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Delaware Uniform Commercial Code.

Rights Before the Business Combination	Rights After the Business Combination
Derivative Shareholder Suits

TPG Pace’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) TPG Pace’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•
a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•
those who control the company are perpetrating a “fraud on the minority.”

Under the DGCL, a stockholder may bring a derivative suit subject to procedural requirements, including a corporation’s adoption of Delaware as the exclusive forum for such suits. Subject to certain limitations, the Proposed Certificate of Incorporation adopts the Court of Chancery as the exclusive forum for any derivative action or proceeding brought on behalf of Vacasa, Inc., unless Vacasa, Inc. consents in writing to the selection of an alternative forum.
A shareholder may have a direct right of action against TPG Pace where the individual rights of that shareholder have been infringed or are about to be infringed.
Conflict of Interest Transactions
The Existing Governing Documents provide that no person will be disqualified from the office of director or prevented by such office from contracting with TPG Pace, either as vendor, purchaser or otherwise, nor will any such contract or any contract or transaction entered into by or on behalf of TPG Pace in which any director will be in any way interested be or be liable to be avoided, nor will any director so contracting or being so interested be liable to account to TPG Pace for any profit realized by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. A director will be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction will be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as
Under Section 144 of the DGCL, no contract or transaction between Vacasa, Inc. and one or more of its directors or officers, or between Vacasa, Inc. and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Vacasa Board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:
•
The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Vacasa Board or the committee, and the Vacasa Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the

Rights Before the Business Combination	Rights After the Business Combination
interested in any transaction with such firm or company will be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it will not be necessary to give special notice relating to any particular transaction.
disinterested directors be less than a quorum; or
•
The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of Vacasa, Inc. entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders; or

•
The contract or transaction is fair as to Vacasa, Inc. as of the time it is authorized, approved or ratified, by the Vacasa Board, a committee or the stockholders of Vacasa, Inc.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Vacasa Board or of a committee which authorizes the contract or transaction.

Anti-Takeover Provisions

The Existing Governing Documents provide that, commencing at the company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the second succeeding annual general meeting after their election.
In addition, the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the Existing Governing Documents) vary such rights, save that the directors will not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of TPG Pace to carry out a conversion of (i) TPG Pace Class F Shares in connection with the closing of an initial business combination, and (ii) TPG Pace Class G Shares upon satisfaction of certain price triggers or consummation of a strategic transaction.

Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. Vacasa, Inc. has opted out of the protections of Section 203 of the DGCL.
In addition, certain of the other above-described provisions of the Proposed Certificate of Incorporation or the Proposed Bylaws, including the ability of the Vacasa Board to determine the designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to Preferred Stock, advance notice and other provisions regulating the manner in which stockholders can meet or take action, required supermajority vote of stockholders to amend

Rights Before the Business Combination	Rights After the Business Combination
certain provisions of the Proposed Bylaws of Vacasa, Inc., limitations on expanding the size of the Vacasa Board, and the availability for issuance of additional shares of common stock, could be viewed by some stockholders to be disadvantageous because they could potentially limit or preclude meaningful stockholder participation in certain transactions or discourage takeover attempts, proxy contests or other attempts to influence or replace the current Vacasa Board.

DESCRIPTION OF VACASA, INC. CAPITAL STOCK
As a result of the Business Combination, TPG Pace shareholders who receive shares of Vacasa Class A Common Stock in the Domestication Merger will become stockholders of Vacasa, Inc. Your rights as a stockholder of Vacasa, Inc. will be governed by Delaware law and the Proposed Governing Documents. The following description of the material terms of Vacasa, Inc.’s capital stock reflects the anticipated state of affairs immediately following the Closing.
The following summary of the material terms of Vacasa, Inc.’s capital stock following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of Vacasa, Inc.’s securities following the Business Combination.
Capital Stock
The Proposed Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of Vacasa Class A Common Stock, par value $0.00001 per share, 500,000,000 shares of Vacasa Class B Common Stock, par value $0.00001 per share 300,000,000 shares of Vacasa Class F Common Stock, par value $0.00001 per share, 30,000,000 shares of Vacasa Class G Common Stock, par value $0.00001 per share, and 30,000,000 shares of Vacasa Preferred Stock, par value $0.00001 per share.
As of November 1, 2021, the record date, TPG Pace had approximately 29,270,000 TPG Pace Class A Shares, par value $0.0001 per share,3,166,667 TPG Pace Class F Shares, par value $0.0001 per share,6,333,333 TPG Pace Class G Shares, par value $0.0001 per share, and no TPG Pace preferred shares, par value $0.0001 per share, issued and outstanding. As of such date, there were two holders of record of TPG Pace Class A Shares,five holders of record of TPG Pace Class F Shares,one holder of record of TPG Pace Class G Shares and no holders of record of TPG Pace preferred shares.
Following the Closing, based on the number of TPG ordinary shares issued and outstanding as of the record date, and after giving effect to the automatic conversion of all outstanding shares of Vacasa Class F Common Stock into shares of Vacasa Class A Common Stock and the retirement and cancellation of the Vacasa Class F Common Stock, in each case, in accordance with the Proposed Certificate of Incorporation, Vacasa, Inc. is expected to have 229,030,510 shares of Vacasa Class A Common Stock outstanding (assuming no redemptions), 213,755,791 shares of Vacasa Class B Common Stock outstanding, no shares of Vacasa Class F Common Stock authorized or outstanding, 9,166,667 shares of Vacasa Class G Common Stock outstanding, and no shares of Vacasa Preferred Stock outstanding.
Common Stock
Voting
Pursuant to the Proposed Certificate of Incorporation, the holders of Vacasa Class A Common Stock and Vacasa Class B Common Stock will vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law.
Holders of Vacasa Class A Common Stock and Vacasa Class B Common Stock will be entitled to one vote per share on all matters submitted to stockholders for their vote or approval. The holders of Vacasa Class G Common Stock will not be entitled to vote (except as required by applicable law).
Following the Closing, the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders, and the EB Stockholder will control, as a group, approximately 63.3% of the combined voting power of the Vacasa Common Stock as a result of their ownership of Vacasa Class A Common Stock and Vacasa Class B Common Stock and the Stockholders Agreement. Accordingly, the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders, and the EB Stockholder will have significant influence over the management and affairs of our company and, acting together, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and the approval of significant corporate transactions, including any merger, consolidation or sale of all or substantially all of our assets and the issuance or redemption of equity interests in certain circumstances. This concentration of ownership and voting power could delay, defer or even prevent an acquisition by a third party or other change of control of Vacasa, Inc. and may make some transactions more difficult or impossible without the support of the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders, and the EB Stockholder, even if such events are in the best interests of minority stockholders.
The Vacasa Class G Common Stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of Vacasa, Inc.’s stockholders, except as required by Delaware law. Delaware law would permit holders of Vacasa Class G Common Stock to vote, with one vote per share, on a matter if Vacasa, Inc. were to:
•
change the par value of the Vacasa Class G Common Stock; or

•
amend its certificate of incorporation to alter the powers, preferences, or special rights of the Vacasa Class G Common Stock as a whole in a way that would adversely affect the holders of the Vacasa Class G Common Stock.

As a result, in these limited instances, the holders of a majority of the Vacasa Class G Common Stock could defeat any amendment to the Proposed Certificate of Incorporation. For example, if a proposed amendment to the Proposed Certificate of Incorporation provided for the Vacasa Class G Common Stock to rank junior to the Vacasa Class A Common Stock or Vacasa Class B Common Stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were Vacasa, Inc. to be acquired, or (iii) any other right, Delaware law would require the separate vote of the holders of Vacasa Class G Common Stock, with each share of Vacasa Class G Common Stock entitled to one vote per share. In this instance, the holders of a majority of Vacasa Class G Common Stock could defeat that amendment to the Proposed Certificate of Incorporation.
Dividends
The holders of Vacasa Class A Common Stock are entitled to receive dividends when, as and if declared by the Vacasa Board out of legally available funds.
The holders of Vacasa Class B Common Stock and Vacasa Class G Common Stock will not have any right to receive dividends other than stock dividends consisting of shares of Vacasa Class B Common Stock and Vacasa Class G Common Stock, respectively, paid proportionally with respect to each outstanding share of the applicable class of Vacasa Common Stock, in connection with a stock dividend declared and paid on the Vacasa Class A Common Stock. Stock dividends with respect to each class of Vacasa Common Stock may only be paid with shares of Vacasa Common Stock of the same class.
Merger, Consolidation or Tender or Exchange Offer
The holders of Vacasa Class A Common Stock, Vacasa Class B Common Stock and Vacasa Class G Common Stock will not be entitled to receive economic consideration for their shares in a form that is different from, or in an amount that is in excess of the per share amount payable to, the other holders of the applicable class of Vacasa Common Stock in the event of a merger, consolidation or other business combination requiring the approval of Vacasa, Inc.’s stockholders or a tender or exchange offer to acquire any shares of Vacasa Common Stock; provided that holders of Vacasa Class B Common Stock will not be entitled to receive consideration in the form of cash or property (other than stock consideration) in connection with any such merger, consolidation or other business combination.
Liquidation or Dissolution
Upon Vacasa, Inc.’s liquidation or dissolution, the holders of all classes of Vacasa Common Stock are entitled to their respective par value, and the holders of Vacasa Class A Common Stock will then be entitled to share ratably in those of its assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Vacasa Preferred Stock then outstanding.

Other than their par value, the holders of Vacasa Class B Common Stock and Vacasa Class G Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of Vacasa, Inc.
Conversion and Exchange
Subject to the terms of the OpCo LLC Agreement, the members of OpCo (other than Vacasa, Inc.) may from time to time cause Vacasa Holdings to redeem any or all of their vested OpCo Units in exchange for, at Vacasa, Inc.’s election (subject to certain exceptions), either cash (based on the market price for a share of the Vacasa Class A Common Stock) or shares of Vacasa Class A Common Stock. At Vacasa, Inc.’s election, such transactions may be effectuated via a direct exchange of Vacasa Class A Common Stock by Vacasa, Inc. for the redeemed OpCo Unit.
Pursuant to the Proposed Certificate of Incorporation, the shares of Vacasa Class G Common Stock issued as of the Closing Date will convert into shares of Vacasa Class A Common Stock, in increments of one-third each, when the closing price of the Vacasa Class A Common Stock on the securities exchange on which they are then listed equals or exceeds certain price thresholds for any 20 days within a 30 trading-day period. The first price threshold is $12.50 per share, the second price threshold is $15.00 per share, and the third price threshold is $17.50 per share (in each case, as adjusted for share subdividions, share capitalizations, reorganizations, recapitalizations and the like). The number of shares of Vacasa Class A Common Stock that will be issued upon the conversion of the applicable shares of Vacasa Class G Common Stock following the satisfaction of each trading price condition described above will equal the Class G First Conversion Amount upon the occurrence of the first price threshold, the Class G Second Conversion Amount upon the occurrence of the second price threshold, and the Class G Third Conversion Amount upon the occurrence of the third price threshold.
The “Class G First Conversion Amount” is determined by adding the Class G First FPA Conversion Amount plus the Class G First IPO Conversion Amount. The “Class G First FPA Conversion Amount” is defined as (A) the quotient of (i) the total number of shares of Vacasa Class A Common Stock to be issued pursuant to the Forward Purchase Agreements (including a designated number of shares of Vacasa
Class A Common Stock to be issued to a certain PIPE Investor and excluding a number of shares of Vacasa Class A Common Stock equal to the sum of (x) the number of shares of Vacasa Class A Common Stock issued at a price per share of less than $10.00 under the Forward Purchase Agreements or Subscription Agreements minus (y) the number of shares of Vacasa Class A Common Stock that would have been issued under the Forward Purchase Agreements or Subscription Agreements at a price per share of $10.00) (the “FPA Shares”) divided by (ii) 85%, minus (B) the sum of (i) the FPA Shares and (ii) the quotient of the FPA Shares divided by 90%, minus the FPA Shares (the “Class F FPA Conversion Amount”). The “Class G First IPO Conversion Amount” is defined as the product of (1) (A) the quotient of (i) the total number of all TPG Pace Class A Shares issued and outstanding upon completion of the TPG Pace IPO (the “SPAC IPO Shares”) divided by (ii) 85%, minus (B) the sum of (i) the SPAC IPO Shares and (ii) the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) 90%, minus (B) the SPAC IPO Shares, multiplied by (2) one minus the Forfeiture Rate (the “Class F IPO Conversion Amount), multiplied by (2) one minus the Forfeiture Rate. The “Forfeiture Rate” means a number which shall not be less than zero, equal to (x) the product of (A) the quotient of (i) the number of shares of TPG Pace Class A Shares redeemed prior to the Closing divided by (ii) the SPAC IPO Shares, minus (B) 20%, multiplied by (y) 50%.
The “Class G Second Conversion Amount” is determined by adding the Class G Second FPA Conversion Amount plus the Class G Second IPO Conversion Amount. The “Class G Second FPA Conversion Amount” is defined as (A) the quotient of (i) the FPA Shares divided by (ii) 80%, minus (B) the sum of (i) the FPA Shares, (ii) the Class F FPA Conversion Amount and (iii) the Class G First FPA Conversion Amount. The “Class G Second IPO Conversion Amount” is defined as the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) 80% minus (B) the sum of (i) the SPAC IPO Shares, (ii) the Class F IPO Conversion Amount and (iii) the Class G First IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.
The “Class G Third Conversion Amount” is determined by adding the Class G Third FPA Conversion Amount plus the Class G Third IPO Conversion Amount. The “Class G Third FPA Conversion Amount” is defined as (A) the quotient of (i) the FPA Shares divided by (ii) one minus 25%, minus (B) the sum of (i) the FPA Shares, (ii) the Class F FPA Conversion Amount, (iii) the Class G First FPA Conversion Amount

and (iv) the Class G Second FPA Conversion Amount. “Class G Third IPO Conversion Amount” is defined as the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 25%, minus (B) the sum of (i) the SPAC IPO Shares, (ii) the Class F IPO Conversion Amount, (iii) the Class G First IPO Conversion Amount and (iv) the Class G Second IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.
In addition, immediately prior to the closing of any Strategic Transaction (as defined in the Proposed Certificate of Incorporation, but primarily including certain change-in-control transactions) that results in all of the holders of Vacasa Class A Common Stock having the right to exchange their shares of Vacasa Class A Common Stock for cash, securities or other property of another person, the Vacasa Class G Common Stock then outstanding will automatically convert into shares of Vacasa Class A Common Stock at the Class G Strategic Transaction Ratio and, as a result, will be entitled to share in the cash, securities or other property received by the holders of Vacasa Class A Common Stock in connection with such Strategic Transaction. The “Class G Strategic Transaction Ratio” is defined as a ratio such that the aggregate number of shares of Vacasa Class A Common Stock issuable upon the conversion of all shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock in the aggregate, on an as-converted basis, would represent no more than 25% of the sum of (i) the total number of all TPG Pace Class A Shares issued and outstanding upon completion of the TPG Pace IPO (without giving effect to any redemptions in connection with the Closing), plus (ii) the total number of shares of Vacasa Class A Common Stock issued or deemed issued or issuable upon the conversion of the shares of Vacasa Class F Common Stock and Vacasa Class G Common Stock, plus (iii) unless waived by the holders of a majority of the shares of Vacasa Class G Common Stock then in issue, the FPA Shares, equal to: (A) the number of shares of Vacasa Class G Common Stock then outstanding, multiplied by (B) a fraction, the numerator of which is the Black Scholes per share value of the Vacasa Class G Common Stock (as determined by a third-party selected by the Vacasa Board) and the denominator of which is the per share value of the Vacasa Class A Common Stock in the strategic transaction as of immediately prior to the closing of such transaction; provided the fraction shall not exceed 1.
Any shares of Vacasa Class G Common Stock that remain outstanding on the tenth anniversary of the Closing Date will be automatically transferred to Vacasa, Inc. for no consideration and will be retired and cancelled in accordance with the Proposed Certificate of Incorporation.
The Vacasa Class A Common Stock and Vacasa Class B Common Stock are not subject to any conversion rights.
Lock-up Restrictions
Pursuant to the Proposed Bylaws, the holders of Vacasa Class A Common Stock and Vacasa Class B Common Stock issued (a) as consideration pursuant to the transactions contemplated by the Business Combination Agreement (excluding any shares issued to the pre-Closing shareholders of TPG Pace pursuant to such transactions), or (b) upon the issuance, vesting, settlement or exercise of restricted stock, restricted stock units, stock options or other compensatory equity awards outstanding as of immediately following the Closing in respect of awards of TurnKey or Vacasa Holdings outstanding immediately prior to such Closing (the “Equity Award Shares”), will be subject to certain transfer restrictions beginning on the date of the Closing and ending on the date that is 180 days after the Closing (subject to the partial early release provisions described below), provided that if such date occurs during a regularly scheduled blackout period under Vacasa, Inc.’s insider trading policy or within five trading days prior to the commencement of such blackout period, such date will instead occur 10 trading days prior to the commencement of such blackout period (the “Lock-up Period”). Such restrictions provide that during the Lock-up Period, such holders (the “Lock-up Holders”) may not (a) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to, or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (whether any such transaction is to be settled by delivery of securities, in cash or otherwise) of, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) with respect to, any Lock-up Shares. “Lock-up Shares” means (i) the shares of Vacasa Class A Common Stock and Vacasa

Class B Common Stock held by the Lock-up Holders following the Closing (excluding any shares of Vacasa Class A Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Vacasa Class A Common Stock occurs on or after the Closing, but including any shares of Vacasa Class A Common Stock issued upon the exchange of OpCo Units following the Closing), (ii) the Equity Award Shares, and (iii) any equity securities of Vacasa, Inc. that may be issued or distributed or be issuable with respect to the securities referred to in the foregoing clauses (i) or (ii) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, that shares of Vacasa Class A Common Stock issued in connection with the Forward Purchase Agreements and the Private Placements will not constitute Lock-up Shares; and provided further, that, unless otherwise determined by Vacasa, Inc. in its sole discretion, 1,000,000 shares that would otherwise constitute Lock-up Shares will be excluded from such restrictions, the allocation of which will be determined by Vacasa, Inc. in its sole discretion.
Notwithstanding the foregoing,
•
if the last reported sale price of the Vacasa Class A Common Stock equals or exceeds $12.50 per share (as adjusted for any stock dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction) for any 20 trading days within any 30 trading-day period commencing at least 30 days after the Closing, then 33.3% of each Lock-up Holder’s Lock-up Shares will be released from such restrictions; and

•
if the last reported sale price of the Vacasa Class A Common Stock equals or exceeds $15.00 per share (as adjusted for any stock dividend, stock split or other distribution, merger, consolidation, exchange,recapitalization or reclassification or similar transaction) for any 20 trading days within any 30 trading-day period commencing at least 30 days after the Closing, then an additional 50% of each Lock-up Holder’s Lock-up Shares will be released from such restrictions;

provided that, if such release occurs during a regularly scheduled blackout period under Vacasa, Inc.’s insider trading policy, then the actual date of such early release will be delayed until immediately prior to the opening of trading on the second trading date followingthe first date that such blackout period is no longer in effect.
The restrictions described above do not apply to transfers:
•
to (i) Vacasa, Inc.’s officers or directors, (ii) any affiliates or family members thereof, or (iii) the other Lock-up Holders or, if such Lock-up Holder or its permitted transferee is a corporation, partnership, limited liability company or other business entity, any direct or indirect partner, member or equity holder of such Lock-up Holder or permitted transferee;

•
to any affiliates of such Lock-up Holder or permitted transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates;

•
in the case of an individual, (i) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (ii) by virtue of laws of descent and distribution upon the death of the individual, or (iii) pursuant to a qualified domestic relations order;

•
in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

•
to Vacasa, Inc.; or

•
in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Vacasa Board or a duly authorized committee thereof or other similar transaction which results in all of Vacasa, Inc.’s stockholders having the right to exchange their shares of Vacasa Common Stock for cash, securities or other property subsequent to the Closing Date;

provided that such restrictions will continue to apply to the Lock-up Shares after any such transfer, and the transferee will continue to be bound by such restrictions for the remainder of the Lock-up Period. In addition, the restrictions described above do not apply to transfers of Vacasa Class A Common Stock or any security convertible into or exercisable or exchangeable for Vacasa Class A Common Stock pursuant to a broker-assisted sale in order to satisfy applicable exercise price and/or tax withholding obligations that arise with respect to the Equity Award Shares, provided that such transfer is made in accordance with applicable law and is permitted pursuant to the terms and conditions of the applicable equity incentive plan, any applicable award agreement and Vacasa, Inc.’s insider trading policy.
The Vacasa Board may, in its sole discretion, determine to waive, amend or repeal the lock-up restrictions described above, provided that if a TPG Designee (as defined in the Stockholders Agreement) is then a member of the Vacasa Board, any such actionwill require the approval of such TPG Designee. In addition, if a definitive agreement that contemplates a change of control is enteredinto after the Closing, the Lock-up Period will automatically terminate immediately prior to the consummation of such change of control.
Other Provisions
None of the Vacasa Class A Common Stock, Vacasa Class B Common Stock or Vacasa Class G Common Stock has any pre-emptive or other subscription rights.
Preferred Stock
The Proposed Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of Vacasa Preferred Stock. The Vacasa Board will be authorized, subject to limitations prescribed by Delaware law and the Proposed Certificate of Incorporation, to determine the terms and conditions of the Vacasa Preferred Stock, including whether the shares of Vacasa Preferred Stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences, and rights of the shares. The Vacasa Board will also be authorized to designate any qualifications, limitations, or restrictions on the shares without any further vote or action by the stockholders. The issuance of Vacasa Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of Vacasa, Inc. and may adversely affect the voting and other rights of the holders of Vacasa Class A Common Stock, Vacasa Class B Common Stock and Vacasa Class G Common Stock, which could have a negative impact on the market price of Vacasa Class A Common Stock. Vacasa, Inc. has no current plan to issue any shares of Vacasa Preferred Stock.
Corporate Opportunity
The Proposed Certificate of Incorporation will provide that, to the fullest extent permitted by law, Vacasa, Inc. renounces any interest or expectancy in any transaction or matter that may be a corporate opportunity for Vacasa, Inc., and no stockholder or director (other than any director who is also an officer) of Vacasa, Inc. (each, an “Exempted Person”) will have any duty to present such corporate opportunity to Vacasa, Inc., nor will any Exempted Person be liable to Vacasa, Inc. or its affiliates or stockholders for breach of any duty by reason of such Exempted Person pursuing such opportunity, directing such opportunity to another person, or otherwise failing to present such opportunity to Vacasa, Inc. The Proposed Certificate further provides that no Exempted Person will have any duty not to engage in the same or similar business activities or lines of business as Vacasa, Inc. or any of its subsidiaries, including those deemed to be in competition with Vacasa, Inc.
Anti-Takeover Effects of the Proposed Governing Documents
The provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Vacasa Class A Common Stock.
The Proposed Governing Documents will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Vacasa Board and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of Vacasa, Inc. unless such takeover or change in control is approved by the Vacasa Board.

These provisions include:
Classified Board.   The Proposed Certificate of Incorporation will provide that the Vacasa Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of the Vacasa Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Vacasa Board. The Proposed Certificate of Incorporation will also provide that, subject to any rights of holders of any series of Vacasa Preferred Stock then outstanding to elect additional directors under specified circumstances and to the Stockholders Agreement (if then in effect), the number of directors will be fixed exclusively pursuant to a resolution adopted by its board. The Vacasa Board will initially have ten members.
In addition, the Proposed Certificate of Incorporation will provide that, other than directors elected by holders of any series of Vacasa Preferred Stock then outstanding pursuant to the terms of such Vacasa Preferred Stock and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement, (i) until the Sunset Date, directors may be removed with or without cause by the affirmative vote of holders representing a majority of the total voting power of the issued and outstanding Vacasa Common Stock, voting together as a single class, and (ii) from and after the Sunset Date directors may only be removed for cause and by the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding Vacasa Common Stock, voting together as a single class.
Action by Written Consent; Special Meetings of Stockholders.   The Proposed Certificate of Incorporation will provide that, subject to the Stockholders Agreement, (i) until the Sunset Date, stockholder action may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action to be taken is signed by stockholders having not less than the minimum nmber of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) after the Sunset Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Proposed Governing Documents will also provide that, subject to any special rights of the holders of any series of Vacasa Preferred Stock and except as otherwise required by law, (i) until the Sunset Date, special meetings of the stockholders can be called by the Secretary at the request of holders representing 25% of the total voting power of the Vacasa Common Stock, and (ii) after the Sunset Date, special meetings of the stockholders can only be called by the Vacasa Board. Except as described above, stockholders are not permitted to call a special meeting or to require the Vacasa Board to call a special meeting.
Advance Notice Procedures.   The Proposed Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Vacasa, Inc.’s stockholders, and for stockholder nominations of persons for election to the Vacasa Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Vacasa Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Vacasa, Inc.’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting; provided that, subject to Vacasa, Inc.’s certificate of incorporation and the Stockholders Agreement, until the Sunset Date, any holder of record of at least 25% in voting power of the outstanding capital stock of Vacasa, Inc. entitlted to vote in an election of directors may nominate any person for election at an annual meeting or at a special meeting in person at the annual meeting or special meeting, without prior notice. Although the Proposed Bylaws will not give the Vacasa Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Vacasa, Inc.
Super-Majority Approval Requirements.   The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The Proposed Certificate of Incorporation will provide that, following the Sunset Date, the affirmative vote of holders representing 66 2/3% of the total voting power of the issued and outstanding Vacasa Common Stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change, or repeal specified provisions of the Proposed Certificate of Incorporation, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders, and amendment of Vacasa, Inc.’s certificate of incorporation and bylaws, among others. The Proposed Certificate of Incorporation will provide that, following the Sunset Date, the affirmative vote of the holders of 662/3% of the total voting power of the outstanding Vacasa Common Stock entitled to vote in the election of directors will be required for the stockholders to amend Vacasa, Inc.’s bylaws. This requirement of a super-majority vote to approve amendments to the Proposed Governing Documents could enable a minority of Vacasa, Inc.’s stockholders to exercise veto power over any such amendments.
Authorized but Unissued Shares.   Authorized but unissued shares of Vacasa Common Stock and Vacasa Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of Vacasa Common Stock and Vacasa Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of Vacasa Common Stock by means of a proxy contest, tender offer, merger, or otherwise.
Business Combinations with Interested Stockholders.   The Proposed Certificate of Incorporation will provide that Vacasa, Inc. is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Vacasa, Inc. will not be subject to any anti-takeover effects of Section 203. Nevertheless, the Proposed Certificate of Incorporation will contain provisions that will have a similar effect to Section 203, except that they will provide that the Existing VH Holders, their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of Vacasa, Inc.’s voting stock owned by them and, accordingly, will not be subject to such restrictions.
Choice of Forum
The Proposed Certificate of Incorporation will provide that, unless Vacasa, Inc. consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Vacasa, Inc., (2) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, agent, or other employee or stockholder of Vacasa, Inc. to Vacasa, Inc. or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Proposed Governing Documents or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. The Proposed Certificate of Incorporation will also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of its capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived Vacasa, Inc.’s compliance with the federal securities laws and the rules and regulations thereunder.
Directors’ Liability; Indemnification of Directors and Officers
The Proposed Certificate of Incorporation will limit the liability of Vacasa, Inc.’s directors to the fullest extent permitted by the DGCL and provides that Vacasa, Inc. will provide them with customary indemnification and advancement of expenses. Vacasa, Inc. expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Vacasa, Inc. or on its behalf.
Transfer Agent and Registrar
The transfer agent and registrar for the Vacasa Class A Common Stock will be Continental Stock Transfer & Trust Company.
Securities Exchange
Vacasa, Inc. intends to apply to list the Vacasa Class A Common Stock on Nasdaq under the symbol “VCSA.”

SECURITIES ACT RESTRICTIONS ON RESALE OF CLASS A COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Vacasa Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Vacasa, Inc. at the time of, or at any time during the three months preceding, a sale and (ii) Vacasa, Inc. is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Vacasa, Inc. was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Vacasa Class A Common Stock for at least six months but who are affiliates of Vacasa, Inc. at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such persons would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Vacasa Class A Common Stock then outstanding; or

•
the average weekly reported trading volume of Vacasa Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Vacasa, Inc. under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Vacasa, Inc.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the TPG Pace Insiders will be able to sell their Vacasa Class A Common Stock issuable upon conversion of their TPG Pace Founder Shares, as applicable, pursuant to Rule 144 without registration one year after the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
Vacasa, Inc.’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Vacasa, Inc.’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in Vacasa, Inc.’s notice of such meeting (or any supplement or amendment thereto), (ii) by or at the direction of the Vacasa Board or any committee thereof, subject to the obligations of Vacasa, Inc. set forth in any nomination agreements between the Vacasa, Inc. and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms) or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in Vacasa, Inc.’s Proposed Bylaws. To be timely for Vacasa, Inc.’s annual meeting of stockholders, Vacasa, Inc.’s secretary must receive the written notice at Vacasa, Inc.’s principal executive offices:
•
not later than the 90th day; and

•
not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for Vacasa, Inc.’s 2021 annual meeting) or Vacasa, Inc. holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Vacasa, Inc. begins to print and send out its proxy materials for such 2022 annual meeting (and Vacasa, Inc. will publicly disclose such date when it is known).
Stockholder Director Nominees
Vacasa, Inc.’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by Vacasa, Inc.’s Proposed Bylaws. In addition, the stockholder must give timely notice to Vacasa, Inc.’s secretary in accordance with Vacasa, Inc.’s Proposed Bylaws, which, in general, require that the notice be received by Vacasa, Inc.’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the TPG Pace Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of TPG Pace Solutions Corp., 301 Commerce St., Suite 3300 Fort Worth, TX 76102. Following the Business Combination, such communications should be sent in care of Vacasa, Inc., 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Latham & Watkins LLP will pass upon the validity of the securities of Vacasa, Inc. offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of TPG Pace Solutions Corp. as of January 8, 2021 and for the period from January 4, 2021 (inception) through January 8, 2021 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The balance sheet of Vacasa, Inc. as of July 1, 2021, and the consolidated financial statements of Vacasa Holdings LLC as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of TurnKey Vacation Rentals, Inc. as and for the year ended December 31, 2020 included in this proxy statement/prospectus, have been audited by Maxwell Locke & Ritter LLP, independent auditors, as set forth in their report appearing elsewhere herein. The consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, TPG Pace and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of TPG Pace’s annual report to shareholders and TPG Pace’s proxy statement. Upon written or oral request, TPG Pace will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that TPG Pace delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that TPG Pace delivers single copies of such documents in the future. Shareholders may notify TPG Pace of their requests by calling or writing TPG Pace at its principal executive offices at 301 Commerce St., Suite 3300 Fort Worth, TX 76102 or (212) 405-8458.
ENFORCEABILITY OF CIVIL LIABILITY
TPG Pace is a Cayman Islands exempted company. If TPG Pace does not change its jurisdiction of registration from the Cayman Islands to Delaware by effecting the Domestication Merger, you may have difficulty serving legal process within the United States upon TPG Pace. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against TPG Pace in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, TPG Pace may be served with process in the United States with respect to actions against TPG Pace arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of TPG Pace’s securities by serving TPG Pace’s U.S. agent irrevocably appointed for that purpose.
TRANSFER AGENT AND REGISTRAR
The transfer agent for TPG Pace’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION
TPG Pace has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
TPG Pace files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TPG Pace at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, TPG Pace’s corporate website at https://www.tpg.com/. TPG Pace’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to TPG Pace has been supplied by TPG Pace, and all such information relating to Vacasa, Inc. has been supplied by Vacasa, Inc. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: TPGS.info@investor.morrowsodali.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than November 22, 2021.
All information contained in this document relating to TPG Pace has been supplied by TPG Pace and all such information relating to Vacasa, Inc. has been supplied by the Vacasa, Inc. Shareholders. Information provided by TPG Pace or Vacasa, Inc. does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL INFORMATION
Page
TPG Pace Solutions Corp.
Audited Financial Statements as of January 8, 2021 and for the Period from January 4, 2021 to January 8, 2021
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet as of January 8, 2021	F-4
Statement of Operations for the Period from January 4, 2021 to January 8, 2021	F-5
Statement of Changes in Shareholder’s Equity for the Period from January 4, 2021 to January 8, 2021	F-6
Statement of Cash Flows for the Period from January 4, 2021 to January 8, 2021	F-7
Notes to the Financial Statements	F-8
Unaudited Financial Statements as of June 30, 2021 and for the Period from January 4, 2021 to June 30, 2021
Condensed Balance Sheet as of June 30, 2021	F-17
Condensed Statement of Operations for the Three Months Ended June 30, 2021 and for the Period from January 4, 2021 (inception) to June 30, 2021	F-18
Condensed Statement of Changes in Shareholder’s Deficit for the Period from January 4, 2021 to June 30, 2021	F-19
Condensed Statement of Cash Flows for the Period from January 4, 2021 to June 30, 2021	F-20
Notes to Condensed Financial Statements	F-21
Vacasa, Inc.
Audited Balance Sheet as of July 1, 2021
Report of Independent Registered Public Accounting Firm	F-34
Balance Sheet as of July 1, 2021	F-35
Notes to the Balance Sheet	F-36
Vacasa Holdings LLC
Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2019 and 2020 and Unaudited Consolidated Financial Statements as of and for the Six Months Ended June 30, 2020 and 2021

Report of Independent Registered Public Accounting Firm	F-38
Consolidated Balance Sheets as of December 31, 2019 and 2020 and the Six Months Ended June 30, 2021 (unaudited)	F-39
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2019 and 2020 and the Six Months Ended June 30, 2020 and 2021 (unaudited)	F-40
Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2020 and the Six Months Ended June 30, 2020 and 2021 (unaudited)	F-41
Consolidated Statements of Changes in Redeemable Convertible Preferred Units and Members’ Deficit for the Years Ended December 31, 2019 and 2020 and the Six Months Ended June 30, 2020 and 2021 (unaudited)
F-42
Index to Notes to Consolidated Financial Statements	F-44
Notes to Consolidated Financial Statements	F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and Board of Directors
TPG Pace Solutions Corp.:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of TPG Pace Solutions Corp. (the Company) as of January 8, 2021, the related statements of operations, changes in shareholder’s equity, and cash flows for period from January 4, 2021 (inception) through January 8, 2021, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 8, 2021, and the results of its operations and its cash flows for the period then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Fort Worth, Texas
January 15, 2021, except for the paragraphs discussing the organization and proposed offering in Note 1, the paragraph discussing the proposed offering in Note 3, and the paragraphs discussing the private placement shares and the forward purchase agreements in Note 4, as to which the date is March 8, 2021 and the paragraphs discussing the recapitalization, the promissory note, and the original and additional forward purchase agreements in Note 6, as to which the date is March 25, 2021.

TPG Pace Solutions Corp.
Balance Sheet
January 8, 2021
Assets
Current assets:
Cash	$25,000
Deferred offering costs	1,936
Total assets	$26,936
Liabilities and shareholder’s equity
Current liabilities:
Accrued formation and offering costs	$10,706
Total liabilities	10,706
Commitments and contingencies
Shareholder’s equity:
Preferred shares, $0.0001 par value; 5,000,000 shares authorized, none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding	—
Class F ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 20,000,000 shares issued and outstanding	2,000
Additional paid-in capital	23,000
Accumulated deficit	(8,770)
Total shareholder’s equity	16,230
Total liabilities and shareholder’s equity	$26,936
The accompanying notes are an integral part of these financial statements.

TPG Pace Solutions Corp.
Statement of Operations
For the Period from January 4, 2021 (inception) to January 8, 2021
Revenue	$—
Formation costs	8,770
Net loss attributable to ordinary shares	$(8,770)
Net loss per ordinary share:
Basic and diluted	$(0.00)
Weighted average ordinary shares outstanding:
Basic and diluted	4,000,000
The accompanying notes are an integral part of these financial statements.

TPG Pace Solutions Corp.
Statement of Changes in Shareholder’s Equity
	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 4, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Sale of Class F ordinary shares to Sponsor on January 8, 2021 at $0.001 per share	—	—	—	—	20,000,000	2,000	23,000	—	25,000
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(8,770)	(8,770)
Balance at January 8, 2021	—	$—	—	$—	20,000,000	$2,000	$23,000	$(8,770)	$16,230
The accompanying notes are an integral part of these financial statements.

TPG Pace Solutions Corp.
Statement of Cash Flows
For the Period from January 4, 2021 (inception) to January 8, 2021
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(8,770)
Changes in operating assets and liabilities:
Deferred offering costs	(1,936)
Accrued formation and offering costs	10,706
Net cash provided by operating activities	—
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	25,000
Net cash provided by financing activities	25,000
Net change in cash	25,000
Cash at beginning of period	—
Cash at end of period	$25,000
The accompanying notes are an integral part of these financial statements.

TPG Pace Solutions Corp.
Notes to the Financial Statements
1.   Description of Organization and Business Operations
Organization and General
TPG Pace VIII Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on January 4, 2021. On January 13, 2021, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association to change the name of the Company to TPG Pace Solutions Corp. On January 14, 2021, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association to rename Class B ordinary shares as Class F ordinary shares. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not identified nor initiated any substantive discussions, directly or indirectly with any target business. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
The Company was formed on January 4, 2021 and as of that date had not commenced operations. On January 8, 2021, the Company was funded with $25,000 for which it issued Founder Shares (as defined below). All activity for the period from January 4, 2021 (inception) through January 8, 2021 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”) described below. The Company will not generate operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Proposed Offering. The Company has selected December 31st as its fiscal year end.
Sponsor
The Company’s sponsor is TPG Pace Solutions Sponsor, Series LLC, a Delaware Series limited liability company (the “Sponsor”). On January 8, 2021, the Sponsor purchased an aggregate of 20,000,000 Class F ordinary shares (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.001 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued by the Company.
Proposed Offering
The Company intends to finance a Business Combination with proceeds from the Proposed Offering of Class A ordinary shares, $0.0001 par value, of the Company (the “Public Shares”) at $10.00 per share and from the sale of Class A ordinary shares (“Private Placement Shares”) at $10.00 per share. The underwriters will be granted an over-allotment option for up to a specified number of Class A ordinary shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
The Trust Account
Of the proceeds from the Proposed Offering and the sale of the Private Placement Shares, the proceeds from the Proposed Offering will be deposited into a non-interest bearing U.S. based trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). The funds in the Trust Account will be invested only in specified U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a 7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively “Permitted Investments”).
Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to pay taxes. The proceeds from the Proposed Offering and the sale of the

Private Placement Shares will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within 24 months from the close of the Proposed Offering and (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within 24 months from the close of the Proposed Offering.
The remaining proceeds outside the Trust Account may be used to pay business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.
Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.
After signing a definitive agreement for a Business Combination, the Company will provide the public shareholders with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public shareholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per Public Share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters or transaction expenses (of both Vacasa Holdings and TPG Pace). The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under the law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.
The Company has 24 months from the closing date of the Proposed Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The initial shareholders and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Placement Shares if the Company fails to complete the Business Combination within 24 months from the closing of the Proposed Offering. However, if the initial shareholders acquire Public Shares after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the allotted 24-month time period.
The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.
If the Company fails to complete the Business Combination, the redemption of the Company’s Public Shares will reduce the book value of the shares held by the initial shareholders, who will be the only remaining shareholders after such redemptions.
If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such ordinary shares will be recorded at their redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with ASC 480, “Distinguishing Liabilities from Equity.”
2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at January 8, 2021 and the results of operations and cash flows for the period presented. The financial statements have been prepared on a going concern basis, based on the assumption the Company will receive proceeds from the Proposed Offering as described above in Note 1- Description of Organization and Business Operations.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Cash
Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have any cash equivalents as of January 8, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.
Fair Value Measurement
ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).
Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.
The three levels of the fair value hierarchy under ASC 820 are as follows:
Level I — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.
Level II — Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.
In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.
Net Loss per Ordinary Share
Net loss per ordinary share is computed by dividing net gain applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period, plus to the extent dilutive the incremental number of shares of ordinary shares to settle warrants, as calculated using the treasury stock method. At January 8, 2021, the Company did not have any dilutive securities or other contracts that could potentially be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company will incur offering costs in connection with the Proposed Offering. These costs, together with the underwriter discount, will be charged to additional paid-in capital upon completion of the Proposed Offering or to operations if the Proposed Offering is not completed.
Income Taxes
Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 8, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
3.   Proposed Offering
Pursuant to the Proposed Offering, the Company intends to offer for sale Public Shares at a price of $10.00 per share. The Company will grant the underwriters a 45-day option to purchase up to a specified number of additional Public Shares to cover over-allotments, if any.
4.   Related Party Transactions
Founder Shares
On January 8, 2021, the Sponsor purchased 20,000,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.001 per share. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was based on the expectation that the Founder Shares represent 20% of the sum of the Company’s issued and outstanding Founder Shares and Public Shares upon completion of the Proposed Offering. Should the Company increase or decrease the size of the Proposed Offering, the Company will effect a capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, immediately prior to the consummation of the Proposed Offering in such amount as to maintain the ownership of Founder Shares at 20% of the sum of the Founder Shares and Public Shares upon the consummation of the Proposed Offering. Prior to the Proposed Offering, the Sponsor expects to surrender Founder Shares for no consideration and has agreed to surrender additional Founder Shares depending on the extent to which the underwriters’ over-allotment option is exercised.
The Founder Shares are identical to the Public Shares being sold in the Proposed Offering except that:
•
only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination;

•
the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•
the initial shareholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Proposed Offering. If the Company submits the Business Combination to the public shareholders for a vote, the initial shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any Public Shares purchased during or after the Proposed Offering in favor of the Business Combination; and

•
the Founder Shares are automatically convertible into Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the Sponsor and initial shareholders will agree not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”).
Private Placement Shares
The Sponsor will purchase from the Company Private Placement Shares at a price of $10.00 per share in a private placement that will occur simultaneously with the completion of the Proposed Offering. The Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.
If the Company does not complete the Business Combination within 24 months from the closing of the Proposed Offering, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will become worthless.
Forward Purchase Agreements
Prior to the Proposed Offering, an affiliate of the Company (the “TPG Forward Purchaser”) intends to enter into a forward purchase agreement (the “Original Forward Purchase Agreement”). The TPG Forward Purchaser has agreed to purchase Class A ordinary shares at a price of $10.00 per Class A ordinary share (the “Forward Purchase Shares”). The purchase of the Forward Purchase Shares will take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the Business Combination. The TPG Forward Purchaser’s obligation to purchase the Forward Purchase Shares may be transferred, in whole or in part, to the forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the TPG Forward

Purchaser to purchase the Forward Purchase Shares under the Original Forward Purchase Agreement. As an inducement to a transferee that is not an affiliate of the TPG Forward Purchaser to assume the TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities, the Company may agree to issue on a case-by-case basis to such transferee at the time of the forward purchase, in addition to the Forward Purchase Shares, an additional number of Class A ordinary shares equal to 10% of the Forward Purchase Shares purchased by such transferee for no additional cash consideration, potentially lowering the effective purchase price of the forward purchase shares to approximately $9.09 per Class A ordinary share. In addition, the Sponsor shall forfeit a number of Founder Shares equal to such additional amount of Class A ordinary shares issued to such transferee at the time of the additional forward purchase.
The Company also intends to enter into forward purchase agreements (the “Additional Forward Purchase Agreements”) with other third parties (the “Additional Forward Purchasers”) which provide that the Additional Forward Purchasers will purchase Class A ordinary shares at a price of approximately $10.00 per Class A ordinary share (the “Additional Forward Purchase Shares”). Any purchases of the Additional Forward Purchase Shares will also take place in one or more private placements, but no later than simultaneously with the closing of the Business Combination. The sale of the Additional Forward Purchase Securities will be subject to the approval of the board of directors and the Sponsor.
The proceeds of all purchases made pursuant to the Original Forward Purchase Agreement and Additional Forward Purchase Agreements will be deposited into the Company’s operating account.
The terms of the Forward Purchase Shares and Additional Forward Purchase Shares, respectively, will generally be identical to the terms of the Class A ordinary shares being issued in the Proposed Offering, except that the Forward Purchase Shares and Additional Forward Purchase Shares will have no redemption rights and will have no right to liquidating distributions from the Trust Account. In addition, as long as the Forward Purchase Shares and the Additional Forward Purchase Shares are held by the TPG Forward Purchaser and Additional Forward Purchasers, they will have certain registration rights. In connection with the sale of the Forward Purchase Shares and the Additional Forward Purchase Shares, except to the extent of any forfeitures of Founder Shares by the Sponsor in connection with the forward purchases, the Company expects that the Sponsor will receive an aggregate number of additional Class A ordinary shares so that the initial shareholders, in the aggregate, on an as-converted basis, will hold 20% of the sum of the Public Shares and Founder Shares at the time of the closing of the Business Combination.
Registration Rights
Holders of the Founder Shares and Private Placement Shares will be entitled to registration rights pursuant to a registration rights agreement to be signed on or prior to the closing of the Proposed Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Indemnity
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the

Sponsor will not be responsible to the extent of any liability for such third party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Administrative Service Agreement
The Company will enter into an agreement to pay for office space, administrative and support services to an affiliate of the Sponsor upon completion of the Proposed Offering, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company.
5.   Shareholder’s Equity
Ordinary Shares
The Company is currently authorized to issue 50,000,000 Founder Shares and 500,000,000 Class A ordinary shares. At January 8, 2021, there were 20,000,000 Founder Shares issued and outstanding and no Class A ordinary shares issued or outstanding.
Preferred Shares
The Company is authorized to issue 5,000,000 preferred shares. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At January 8, 2021, there were no preferred shares issued and outstanding.
Dividend Policy
The Company has not paid and does not intend to pay any cash dividends on its ordinary shares prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any share dividends in the foreseeable future.
6.   Subsequent Events
On March 18, 2021, in its Second Amended and Restated Memorandum and Articles of Association, the Company authorized the issuance of up to 30,000,000 Class G ordinary shares, par value of $0.0001 per share. On March 18, 2021, the Company’s board of directors approved a recapitalization whereby the Sponsor forfeited 17,222,222 Class F ordinary shares for no consideration and received 5,555,556 Class G ordinary shares at par value $0.0001 per share. As of March 18, 2021, the Sponsor held 2,777,778 Class F ordinary shares and 5,555,556 Class G ordinary shares.
On March 18, 2021, the Company entered into the Forward Purchase Agreement for a total of 5,000,000 shares, or approximately $50,000,000.
On March 18, 2021, the Company entered into the Additional Forward Purchase Agreements for a total of 10,000,000 shares, or approximately $100,000,000.
On March 22, 2021 the Company’s Sponsor loaned the Company $750,000 under an unsecured non-interest bearing promissory note to pay up front costs associated with the Proposed Offering.
There are no other subsequent events through March 25, 2021, the date the financial statements were issued, which require adjustment or disclosure.

TPG PACE SOLUTIONS CORP.

TPG Pace Solutions Corp.
Condensed Balance Sheet
(unaudited)
June 30, 2021
Assets
Current assets:
Cash	$1,005,449
Prepaid expenses	542,012
Total current assets	1,547,461
Investments held in Trust Account	285,000,000
Total assets	$286,547,461
Liabilities and shareholders’ deficit
Current liabilities:
Accrued formation and offering costs	$1,039,701
Total current liabilities	1,039,701
Deferred underwriting compensation	9,975,000
Total liabilities	11,014,701
Commitments and contingencies
Class A ordinary shares subject to possible redemption: 28,500,000 shares at a redemption value of $10.00 per share	285,000,000
Shareholders’ deficit:
Preferred shares, $0.0001 par value; 5,000,000 shares authorized, none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 770,000 shares issued and outstanding (excluding 28,500,000 shares subject to possible redemption	77
Class F ordinary shares, $0.0001 par value; 30,000,000 shares authorized, 3,166,667 shares issued and outstanding	317
Class G ordinary shares, $0.0001 par value; 30,000,000 shares authorized, 6,333,333 shares issued and outstanding	633
Additional paid-in capital	—
Accumulated deficit	(9,468,267)
Total shareholders’ deficit	(9,467,240)
Total liabilities and shareholders’ deficit	$286,547,461
The accompanying notes are an integral part of these condensed financial statements.

TPG Pace Solutions Corp.
Condensed Statement of Operations
(unaudited)
	For the Three Months Ended June 30, 2021	For the Period from January 4, 2021 (inception) to June 30, 2021
Revenue	$—	$—
Professional expenses and formation costs	697,434	748,863
Loss from operations	(697,434)	(748,863)
Net loss attributable to ordinary shares	$(697,434)	$(748,863)
Net loss per ordinary share:
Basic and diluted	$(0.02)	$(0.03)
Weighted average ordinary shares outstanding:
Basic and diluted	34,756,374	26,176,948
The accompanying notes are an integral part of these condensed financial statements.

TPG Pace Solutions Corp.
Condensed Statement of Changes in Shareholder’s Deficit
(unaudited)
	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Class G Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 4, 2021 (inception)	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Sale of Class F ordinary shares to Sponsor on January 8, 2021 at $0.001 per share	—	—	—	—	20,000,000	2,000	—	—	23,000	—	25,000
Forfeiture of Class F shares on March 18, 2021	—	—	—	—	(17,222,222)	(1,722)	—	—	1,722	—	—
Issuance of Class G shares on March 18, 2021	—	—	—	—	—	—	5,555,556	556	(556)	—	—
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	—	—	(51,429)	(51,429)
Balance at March 31, 2021	—	$—	—	$—	2,777,778	$278	5,555,556	$556	$24,166	$(51,429)	$(26,429)
Sale of Private Placement Shares to Sponsor on April 13, 2021 at $10.00 per share	—	—	770,000	77	—	—	—	—	7,699,923	—	7,700,000
Founder Share share dividend of 0.14 issued to Sponsor on April 13, 2021	—	—	—	—	388,889	39	777,777	77	(116)	—	—
Underwriters discounts	—	—	—	—	—	—	—	—	(5,700,000)	—	(5,700,000)
Offering costs charged to additional paid-in capital	—	—	—	—	—	—	—	—	(9,975,000)	—	(9,975,000)
Deferred underwriting compensation	—	—	—	—	—	—	—	—	(768,377)	—	(768,377)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value as of June 30, 2021	—	—	—	—	—	—	—	—	8,719,404	(8,719,404)	—
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	—	—	(697,434)	(697,434)
Balance at June 30, 2021	—	$—	770,000	$77	3,166,667	$317	6,333,333	$633	$—	$(9,468,267)	$(9,467,240)
The accompanying notes are an integral part of these condensed financial statements.

TPG Pace Solutions Corp.
Condensed Statement of Cash Flows
(unaudited)
For the Period from January 4, 2021 (inception) to June 30, 2021
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(748,863)
Changes in operating assets and liabilities:
Prepaid expenses	(542,012)
Accrued expenses, formation and offering costs	572,021
Net cash used in operating activities	(718,854)
Cash flows from investing activities:
Proceeds deposited into Trust Account	(285,000,000)
Net cash used in investing activities	(285,000,000)
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	25,000
Proceeds from sale of Units in initial public offering	285,000,000
Proceeds from sale of Private Placement Shares to Sponsor	7,700,000
Proceeds of notes payable from Sponsor	750,000
Payment of underwriters discounts	(5,700,000)
Payment of accrued offering costs	(300,697)
Repayment of notes payable to Sponsor	(750,000)
Net cash provided by financing activities	286,724,303
Net change in cash	1,005,449
Cash at beginning of period	—
Cash at end of period	$1,005,449
Supplemental disclosure of non-cash financing activities:
Accrued offering costs	$467,679
The accompanying notes are an integral part of these condensed financial statements.

TPG Pace Solutions Corp.
Notes to Condensed Financial Statements
(unaudited)
1.   Organization and Business Operations
Organization and General
TPG Pace VIII Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on January 4, 2021. On January 13, 2021, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association to change the name of the Company to TPG Pace Solutions Corp. On January 14, 2021, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association to rename Class B ordinary shares as Class F ordinary shares. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
The Company was formed on January 4, 2021 and as of that date had not commenced operations. On January 8, 2021, the Company was funded with $25,000 for which it issued Founder Shares (as defined below). All activity for the period from January 4, 2021 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (“Public Offering”), which closed on April 13, 2021 (the “Close Date”). The Company will not generate operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.
Sponsor
The Company’s sponsor is TPG Pace Solutions Sponsor, Series LLC, a Delaware Series limited liability company (the “Sponsor”). On January 8, 2021, the Sponsor purchased an aggregate of 20,000,000 Class F ordinary shares (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.001 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued by the Company. On March 18, 2021, the Company’s board of directors approved a recapitalization whereby the Sponsor forfeited 17,222,222 Class F ordinary shares for no consideration and received 5,555,556 Class G ordinary shares at par value $0.0001 per share.
Proposed Business Combination
On July 28, 2021, the Company, Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa”), Turnkey Vacations, Inc., an equity holder of Vacasa (“TK Newco”), certain other equity holders of Vacasa (together with TK Newco, the “Blockers”), Vacasa, Inc., a Delaware corporation and wholly-owned subsidiary of Vacasa (“Newco”) and certain other parties named therein, entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Proposed Business Combination”), pursuant to which, among other things and subject to the terms and conditions therein:
a)
one business day prior to the consummation of the Proposed Business Combination (the “Closing”), the Company will merge with and into Newco (the “Merger”), with Newco surviving the Merger;

b)
at the effective time of the Merger (the “Effective Time”) and as a result of the Merger, (i) each then issued and outstanding Class A ordinary share of the Company will convert automatically, on a one-for-one basis, into a share of class A common stock of Newco (the “Newco Class A Common Stock”); (ii) each then issued and outstanding Class F ordinary share of the Company will convert automatically, on a one-for-one basis, into a share of class F common stock of Newco (“Newco Class F Common Stock”), which will thereafter convert into shares of Newco Class A Common Stock in accordance with the Newco Certificate of Incorporation; (iii) each then issued and outstanding Class G ordinary share of the Company will convert automatically, on a one-for-one basis, into a share of class G common stock of Newco (“Newco Class G Common Stock”); and (iv) the common stock of Newco held by Vacasa will be cancelled;
c)
prior to the Effective Time: (i) a series of secured convertible notes of Vacasa will convert into a series of preferred units of Vacasa and outstanding warrants to purchase equity interests in Vacasa will be exercised in accordance with their terms; (ii) a restructuring will be completed such that, after giving effect to that restructuring, the Blockers will directly hold equity interests in Vacasa; and (iii) Vacasa will recapitalize its outstanding equity interests into Vacasa common units (subject to substantially the same terms and conditions, including applicable vesting requirements) (the “Vacasa Recapitalization”);

d)
on the date of the Closing (the “Closing Date”) the investors party to Subscription Agreements (as defined below) will purchase, and Newco will issue and sell to the investors, the number of shares of Newco Class A Common Stock pursuant to and set forth in the Subscription Agreements against payment of the amount set forth in the Subscription Agreements;

e)
the investors party to the Forward Purchase Agreements (as defined below) will purchase, and Newco will issue and sell to such investors, the number of shares of Newco Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amount set forth in the Forward Purchase Agreements;

f)
through a series of separate merger transactions, the Blockers will merge with and into Newco, with Newco ultimately surviving such merger transactions as the parent company of Vacasa (the “Blocker Mergers”);

g)
immediately following the Blocker Mergers, Newco will contribute all of its assets (other than the OpCo Units (as defined below) it then holds), which will consist of the amount of funds contained in the Company’s trust account (net of any transaction expenses and amounts paid in respect of shareholder redemptions and including the net cash proceeds resulting from the Subscription Agreements and the Forward Purchase Agreements), less the Vacasa Cash Consideration (as defined below), if applicable, to Vacasa in exchange for a number of OpCo Units such that Newco thereafter will hold a number of OpCo Units equal to the total number of shares of Newco Class A Common Stock (after giving effect to the conversion of the Newco Class F Common Stock in accordance with the Newco Certificate of Incorporation) and Newco Class G Common Stock issued and outstanding immediately after giving effect to the Proposed Business Combination. A portion of such OpCo Units will be subject to forfeiture in certain circumstances pursuant to the terms of the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa; and

h)
on the Closing Date, in connection with the Vacasa Recapitalization, the Merger and Blocker Mergers, as applicable: (a) Newco will sell a number of shares of Newco Class B Common Stock to each holder of OpCo Units for an amount per share equal to the par value thereof, (b) each Vacasa unit appreciation right award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an award of stock appreciation rights (each, a “Newco SAR Award”) covering a number of shares of Newco Class A Common Stock, (c) each option to purchase TK Newco stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase shares of Newco Class A Common Stock (each, a “Newco Option”), (d) each Vacasa equity holder (including the owners of the Blockers with respect to their indirect interest in Vacasa equity and the holders of Vacasa unit appreciation rights and options to purchase shares of TK Newco common stock (collectively, the “Existing Vacasa Holders”)) entitled to receive a portion of the Vacasa Cash Consideration, if applicable, (other than the owners of the Blockers) will sell OpCo Units to Newco in exchange for its allocable portion of the Vacasa Cash Consideration, if applicable, (at a price of $10 per OpCo Unit) and certain rights described in the Tax Receivable Agreements, to be entered into at Closing by and between Newco and certain holders of OpCo Units (as defined below) and Blocker Holders (as defined in the Business Combination Agreement), with respect to such OpCo Units sold, and (e) by virtue of each Blocker Merger, the outstanding equity interests in the applicable Blocker will be converted into the right to receive shares of Newco Class A Common Stock or other equity interests and certain rights as set forth in the Tax Receivable Agreements;
The aggregate consideration to be paid to the Existing Vacasa Holders will be based on an equity value for Vacasa of $3,963,000,000. This aggregate consideration will consist of (i) equity consideration valued at $10.00 per share/unit (the “Equity Consideration”), and (ii) if elected by Vacasa, cash consideration up to, in the aggregate, an amount equal to the excess of the amount of cash available to us following the contemplated equity financings referred to herein, the payment of transaction expenses (of both Vacasa and the Company), deferred underwriting commissions, and any share redemptions over $373,000,000 in which case the amount of consideration in clause (i) will be reduced accordingly. As of the date of this proxy statement/prospectus, the amount of Vacasa Cash Consideration is expected to be $0.00 and Existing Vacasa Holders are expected to retain the entirety of their equity interests.
The Proposed Business Combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies (such as Vacasa) undertaking an initial public offering. The Up-C structure allows certain of the Existing Vacasa Holders (other than the owners of the Blockers) to retain their direct equity ownership in Vacasa, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of units of common equity of Vacasa following the Business Combination (“OpCo Units”).
Concurrently with the execution of the Business Combination Agreement, the Company entered into the following agreements:
Transaction Support Agreements, pursuant to which all Vacasa equity holders required for requisite consent under the Third Amended and Restated Limited Liability Agreement of Vacasa (“Vacasa Holdings LLC Agreement”) and the Stockholders Agreement of TK Newco (including a majority of the Vacasa equity holders and of the TK Newco shareholders, respectively) agreed to, among other things, vote in favor of the Proposed Business Combination Agreement and the Proposed Business Combination (including an agreement to exercise drag-along rights), to be bound by certain other covenants and agreements related to the Proposed Business Combination and to withhold consent with respect to any alternative transaction.
Subscription Agreements (“Subscription Agreements”) with Newco and certain qualified institutional buyers and accredited investors (collectively, the “Investors”), pursuant to which, among other things, the Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Investors, an aggregate of 8,157,896 shares of Newco Class A Common Stock at $9.50 per share for aggregate gross proceeds of approximately $77,500,000 (the “PIPE Financing”).
Amended and Restated Forward Purchase Agreements (“Forward Purchase Agreements”), amending and restating the Original Forward Purchase Agreement (as defined below) and Additional Forward Purchase Agreements (as defined below) with (i) Newco and certain investors pursuant to which, among other things, such investors agreed to purchase 10,273,688 shares of Newco Class A Common Stock, par value $0.0001 per share, at $9.50 per share, for gross proceeds of approximately $97,600,000 and (ii) Newco and TPG Holdings III, L.P (“TPG Holdings III”) pursuant to which, among other things, TPG Holdings III agreed to purchase 2,490,000 million shares of Newco Class A Common Stock, for gross proceeds of $24,900,000.
A Waiver Agreement with the Sponsor, Vacasa and Newco, pursuant to which the Sponsor agreed to certain obligations with respect to the shares of Newco Class A Common Stock held by Sponsor, including (i) the waiver of any rights to receive additional shares of Newco Class A Common Stock in connection with the Newco Certificate of Incorporation waive their right to receive certain additional shares of Newco Class A Common Stock in connection with the Newco Certificate of Incorporation, (ii) the forfeiture of shares of Newco Class A Common Stock issuable upon conversion of Newco Class F Common Stock in connection with the issuance of Newco Class A Common Stock at a price per share of less than $10.00 under such Forward Purchase Agreements or Subscription Agreements; and (iii) the forfeiture of shares of Newco Class A Common Stock issuable upon the conversion of Newco Class G Common Stock and Newco

Class F Common Stock in the event that Company shareholders redeem in excess of 20% of the aggregate issued and outstanding ordinary shares of the Company prior to Closing.
An amended and restated Insider Letter pursuant to which, among other things, the Company, the Sponsor and certain directors and officers of the Company agreed to (i) certain restrictions on redemption of shares of Newco Class A Common Stock (other than shares acquired pursuant to the Forward Purchase Agreements or the Subscription Agreements); (ii) not to transfer any shares of Newco Class A Common Stock (other than shares acquired pursuant to the Forward Purchase Agreements or the Subscription Agreements) until (A) the earlier of one year following completion of the Proposed Business Combination, with the exception of certain shares that are subject to early release upon the sale price of Newco Class A Common Stock achieving certain thresholds and (B) the date following the completion of the Proposed Business Combination on which Newco consummates a change of control; and (iii) not to transfer any shares of Newco Class G Common Stock until the date following the completion of the Proposed Business Combination on which Newco consummates a change of control. In addition, the Company agreed to make arrangements such that certain expenses of the Company incurred in connection with the Proposed Business Combination not exceed $45,000,000 without prior written consent of Vacasa, not to be unreasonably withheld.
Other than as specifically discussed herein, this quarterly report on Form 10-Q does not give effect to the Proposed Business Combination or the transactions contemplated thereby.
Public Offering
The Company intends to finance a Business Combination with proceeds from the Public Offering of Class A ordinary shares, $0.0001 par value, of the Company (the “Public Shares”) at $10.00 per share and from the sale of Class A ordinary shares (“Private Placement Shares”) at $10.00 per share.
The Trust Account
Of the $292,700,000 proceeds from the Public Offering and Private Placement, $285,000,000 were deposited into a non-interest-bearing U.S. based trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) on the Close Date. Starting January 1, 2022, the funds in the Trust Account will be invested only in specified U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a 7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively “Permitted Investments”).
Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to pay taxes. The proceeds from the Public Offering and the sale of the Private Placement Shares will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within 24 months from the close of the Public Offering and (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within 24 months from the close of the Public Offering.
The remaining proceeds outside the Trust Account may be used to pay business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.
Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.
After signing a definitive agreement for a Business Combination, the Company will provide the public shareholders with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public shareholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per Public Share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters or transaction expenses (of both Vacasa Holdings and TPG Pace). The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under the law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.
The Company has 24 months from the closing date of the Public Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The initial shareholders and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Placement Shares if the Company fails to complete the Business Combination within 24 months from the closing of the Public Offering. However, if the initial shareholders acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the allotted 24-month time period.
The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.
If the Company fails to complete the Business Combination, the redemption of the Company’s Public Shares will reduce the book value of the shares held by the initial shareholders, who will be the only remaining shareholders after such redemptions.
If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such ordinary shares are recorded at their redemption amount and classified as temporary equity in accordance with ASC 480, “Distinguishing Liabilities from Equity.”
2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at June 30, 2021 and the results of operations and cash flows for the periods presented.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Cash
Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have any cash equivalents as of June 30, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.
Fair Value Measurement
ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.
The three levels of the fair value hierarchy under ASC 820 are as follows:
Level I — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.
Level II — Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.
In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs in connection with the Public Offering primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. Offering costs of $768,377, together with the underwriter discount and Deferred Discount (as defined below) totaling $15,675,000, were charged to additional paid-in capital on the Close Date.
Stock Compensation Expense
The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using Monte Carlo and Binomial simulations. Forfeitures are recognized as incurred.
The Company’s Class F ordinary shares and Class G ordinary shares were granted subject to a performance condition, namely the occurrence of a Business Combination. This market condition is considered in determining the grant date fair value of these instruments using Monte Carlo simulation. Compensation expense related to the Class F ordinary shares and Class G ordinary shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no stock-based compensation expense has been recognized as of June 30, 2021.
Net Loss per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. At June 30, 2021, the Company had outstanding forward purchase contracts to purchase up to 15,000,000 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary share since the exercise of the forward purchase contracts is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share.
Income Taxes
Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
3.   Public Offering
The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective by the United States Securities and Exchange Commission on April 8, 2021. The Public Offering closed on April 13, 2021 (the “Close Date”). The Sponsor purchased an aggregate of 770,000 Private Placement Shares at a purchase price of $10.00 per share, or $7,700,000 in the aggregate, in a private placement on April 13, 2021.
At the Close Date, proceeds of $285,000,000, net of underwriting discounts of $5,700,000 and funds designated for operational use of $2,000,000, were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as described below.

In its Public Offering, the Company sold 28,500,000 Class A ordinary shares at a price of $10.00 per share, including the issuance of 3,500,000 Class A ordinary shares as a result of the underwriters’ partial exercise of their over-allotment option. The remainder of the over-allotment option expired, unexercised, on May 28, 2021.
The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $5,700,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $9,975,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount.
4.   Related Party Transactions
Founder Shares
On January 8, 2021, the Sponsor purchased 20,000,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.001 per share. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was based on the expectation that the Founder Shares represent 20% of the sum of the Company’s issued and outstanding Founder Shares and Public Shares upon completion of the Public Offering. Should the Company increase or decrease the size of the Public Offering, the Company will effect a capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of Founder Shares at 20% of the sum of the Founder Shares and Public Shares upon the consummation of the Public Offering. Prior to the Public Offering, the Sponsor expects to surrender Founder Shares for no consideration and has agreed to surrender additional Founder Shares depending on the extent to which the underwriters’ over-allotment option is exercised.
On March 18, 2021, in its Second Amended and Restated Memorandum and Articles of Association, the Company authorized the issuance of up to 30,000,000 Class G ordinary shares, par value of $0.0001 per share. On March 18, 2021, the Company’s board of directors approved a recapitalization whereby the Sponsor forfeited 17,222,222 Class F ordinary shares for no consideration and received 5,555,556 Class G ordinary shares at par value $0.0001 per share. On April 6, 2021, the Sponsor transferred 40,000 Class F ordinary shares (Founder Shares) to each of the Company’s independent directors (together, with the Sponsor, the “Initial Shareholders”) at a purchase price of approximately $0.009 per share. On the Close Date, in connection with the underwriters’ partial exercise of its over-allotment option (see Note 3), the Company effected a stock dividend of approximately 0.14 Class F ordinary shares for each Class F ordinary share, and 0.14 Class G ordinary shares for each Class G ordinary share, such that after the underwriters’ partial exercise of its over-allotment option, the ratio of Founder Shares to the sum of Founder Shares and Public Shares remained at approximately 25%.
As of June 30, 2021, the Sponsor held 3,166,667 Class F ordinary shares and 6,333,333 Class G ordinary shares
The Founder Shares are identical to the Public Shares except that:
•
only holders of the Class F ordinary shares have the right to vote on the appointment of directors prior to the Business Combination or continuing the Company in a jurisdiction outside the Cayman Islands during such time;

•
the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•
the initial shareholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within

24 months from the Public Offering. If the Company submits the Business Combination to the public shareholders for a vote, the initial shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination;
•
the Class F ordinary shares are automatically convertible into Class A ordinary shares on the first business day following the completion of the Business Combination into a number of our Class A ordinary shares equal to 10% of the sum of (i) the total number of all Class A ordinary shares issued and outstanding upon completion of the Public Offering (including any over-allotment shares if the underwriters exercise their over-allotment option), plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion of the Class F ordinary shares plus (iii) unless waived by the Sponsor, the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, including any forward purchase shares, without giving effect to (w) any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the Business Combination, (x) any Class A ordinary shares issuable upon conversion of the Class G ordinary shares, (y) any redemptions of Public Shares in connection with the Business Combination or (z) the Private Placement Shares; and

•
the Class G ordinary shares will convert into Class A ordinary shares after the Business Combination only to the extent certain triggering events occur prior to the 10th anniversary of the Business Combination, including three triggering events based on the Class A ordinary shares trading at $12.50, $15.00 and $17.50 per share following the closing of the Business Combination and also upon specified strategic transactions.

Additionally, the Sponsor and initial shareholders will agree not to transfer, assign or sell (i) any of their Founder Shares until the earlier of (a) one year after the completion of the Business Combination or (b) subsequent to the Business Combination, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (c) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”) and (ii) any of their Class G ordinary shares for any reasons, other than to specified permitted transferees or subsequent to the Business Combination in connection with a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; provided, that any Class A ordinary shares issued upon conversion of any Class G ordinary shares will not be subject to such restrictions on transfer.
Private Placement Shares
The Sponsor purchased from the Company Class A ordinary shares at a price of $10.00 per share in a private placement (“Private Placement Shares”) simultaneously with the completion of the Public Offering. The Private Placement Shares are not redeemable, and will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.
If the Company does not complete the Business Combination within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will become worthless.
Forward Purchase Agreements
On March 18, 2021, an affiliate of the Company (the “TPG Forward Purchaser”) entered into a forward purchase agreement (the “Original Forward Purchase Agreement”). The TPG Forward Purchaser has agreed to purchase 5,000,000 Class A ordinary shares at a price of $10.00 per Class A ordinary share (the

“Forward Purchase Shares”), or $50,000,000. The purchase of the Forward Purchase Shares will take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the Business Combination. The TPG Forward Purchaser’s obligation to purchase the Forward Purchase Shares may be transferred, in whole or in part, to the forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the TPG Forward Purchaser to purchase the Forward Purchase Shares under the Original Forward Purchase Agreement. As an inducement to a transferee that is not an affiliate of the TPG Forward Purchaser to assume the TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities, the Company may agree to issue on a case-by-case basis to such transferee at the time of the forward purchase, in addition to the Forward Purchase Shares, an additional number of Class A ordinary shares equal to 10% of the Forward Purchase Shares purchased by such transferee for no additional cash consideration, potentially lowering the effective purchase price per Class A ordinary share. In addition, the Sponsor shall forfeit a number of Founder Shares equal to such additional amount of Class A ordinary shares issued to such transferee at the time of the additional forward purchase.
On March 18, 2021, the Company also entered into forward purchase agreements (the “Additional Forward Purchase Agreements”) with other third parties (the “Additional Forward Purchasers”) which provide that the Additional Forward Purchasers will purchase 10,000,000 Class A ordinary shares at a price of approximately $10.00 per Class A ordinary share (the “Additional Forward Purchase Shares”), or $100,000,000. Any purchases of the Additional Forward Purchase Shares will also take place in one or more private placements, but no later than simultaneously with the closing of the Business Combination. The sale of the Additional Forward Purchase Securities will be subject to the approval of the board of directors and the Sponsor.
The proceeds of all purchases made pursuant to the Original Forward Purchase Agreement and Additional Forward Purchase Agreements will be deposited into the Company’s operating account.
The terms of the Forward Purchase Shares and Additional Forward Purchase Shares, respectively, will generally be identical to the terms of the Class A ordinary shares issued in the Public Offering, except that the Forward Purchase Shares and Additional Forward Purchase Shares will have no redemption rights and will have no right to liquidating distributions from the Trust Account. In addition, as long as the Forward Purchase Shares and the Additional Forward Purchase Shares are held by the TPG Forward Purchaser and Additional Forward Purchasers, they will have certain registration rights. In connection with the sale of the Forward Purchase Shares and the Additional Forward Purchase Shares, except to the extent of any forfeitures of Founder Shares by the Sponsor in connection with the forward purchases, the Company expects that the Sponsor will receive an aggregate number of additional Class A ordinary shares so that the initial shareholders, in the aggregate, on an as-converted basis, will hold 20% of the sum of the Public Shares and Founder Shares at the time of the closing of the Business Combination.
Registration Rights
Holders of the Founder Shares and Private Placement Shares will be entitled to registration rights pursuant to a registration rights agreement to be signed on or prior to the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Indemnity
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Independent Financial Advisory Services
In connection with the Public Offering, TPG Capital BD, LLC, an affiliate of the Company, acted as the Company’s independent financial advisor as defined under FINRA Rule 5110(j)(9), to provide independent financial consulting services, consisting of a review of deal structure and terms and related structuring advice in connection with the Public Offering, for which it received a fee of $527,250, which was paid on the Close Date. TPG Capital BD, LLC was engaged to represent the Company’s interests only and is independent of the underwriters. TPG Capital BD, LLC did not act as an underwriter in the Public Offering and did not sell or offer to sell any securities in the Public Offering, nor did it identify or solicit potential investors in the Public Offering.
Related Party Note Payable
On March 22, 2021 the Company’s Sponsor loaned the Company $750,000 under an unsecured non-interest-bearing promissory note to pay up front costs associated with the Public Offering. The Company repaid the promissory note to the Sponsor on the Close Date.
Administrative Service Agreement
On the Close Date, the Company entered into an agreement to pay $50,000 a month for office space, administrative and support services to an affiliate of the Sponsor, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company.
Commitment Letter
Effective May 24, 2021, the Sponsor entered into a commitment letter in which it committed to lending funds, if needed, to the Company to timely satisfy any of the Company’s financial obligations or debt service requirements through August 31, 2022, and further to defer any required repayment of existing loans, or any loans made during the period from the Close Date to August 31, 2022, until after August 31, 2022.
5.   Shareholder’s Equity
Class A Ordinary Shares
The Company is currently authorized to issue 500,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that only holders of Class F ordinary shares have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At June 30, 2021, there were 29,270,000 Class A ordinary shares issued and outstanding, of which 28,500,000 shares were subject to possible redemption and were classified at their redemption value outside of shareholders’ equity at the balance sheet.
Founder Shares
The Company is currently authorized to issue 30,000,000 each of Class F ordinary shares and Class G ordinary shares. At June 30, 2021, there were 3,166,667 Class F ordinary shares and 6,333,333 Class G ordinary shares (collectively, the “Founder Shares”) issued and outstanding.
Preferred Shares
The Company is authorized to issue 5,000,000 preferred shares. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At June 30, 2021 there were no preferred shares issued or outstanding.
Dividend Policy
The Company has not paid and does not intend to pay any cash dividends on its ordinary shares prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.
6.   Subsequent Events
Management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no other subsequent events which require adjustment or disclosure.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Vacasa, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Vacasa, Inc. (the Company) as of July 1, 2021 and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 1, 2021 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Boise, Idaho
August 11, 2021

Vacasa, Inc.
(a wholly owned subsidiary of Vacasa Holdings LLC)
Balance Sheet
July 1, 2021
ASSETS
Total assets	$—
LIABILITIES
Total liabilities	$—
STOCKHOLDER’S EQUITY
Common Stock, par value $0.00001 per share, 1000 shares authorized, issued and outstanding	—
Total stockholder’s equity	$—
Total liabilities and stockholder’s equity	$—
The accompanying notes are an integral part of this balance sheet.

Vacasa, Inc.
Notes to the Balance Sheet
Note 1 — Organization
Vacasa, Inc. (the “Company”) was formed as a Delaware corporation on July 1, 2021. The Company is a wholly owned subsidiary of Vacasa Holdings LLC (“Parent”). The Company was formed for purpose of completing the transactions contemplated by the definitive business combination agreement, dated July 28, 2021 (the “Transaction Agreement”), by and among TPG Pace Solutions Corporation, Vacasa Holdings LLC, the Company and the other parties thereto. Following the consummation of the transactions contemplated by the Transaction Agreement, the Company will be the sole managing member of Vacasa Holdings LLC and will operate and control all of the business and affairs of Vacasa Holdings LLC and, through Vacasa Holdings LLC and its subsidiaries, continue to conduct the business now conducted by these subsidiaries. However, the consummation of the transactions contemplated by the Transaction Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.
The Company has not commenced operations, nor has the Company entered into any contracts.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation — The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, changes in stockholder’s equity and cash flows have not been presented in the financial statements because there have been no activities since incorporation.
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.
Note 3 — Stockholders’ Equity
The Company is authorized to issue 1,000 shares of common stock, par value $0.00001 per share (“Common Stock”). Under the Company’s certificate of incorporation all shares of common stock are identical. All the outstanding shares of the Company’s common stock are currently owned by Vacasa Holdings LLC.
Note 4 — Subsequent Events
The Company has evaluated all subsequent events through August 11, 2021, which represents the date of issuance of this balance sheet. The Company did not note any subsequent events requiring disclosure or adjustments to the balance sheet.

Vacasa Holdings LLC

Report of Independent Registered Public Accounting Firm
To the Members and Board of Managers
Vacasa Holdings LLC:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Vacasa Holdings LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, cash flows, and changes in redeemable convertible preferred units and members’ deficit for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2016.
Boise, Idaho
May 12, 2021

Vacasa Holdings LLC
Consolidated Balance Sheets
(in thousands, except unit data)
	As of December 31,		As of June 30, 2021
	2019	2020
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$144,205	$218,484	$330,700
Restricted cash	65,284	72,528	245,900
Accounts receivable, net	19,486	10,161	38,822
Prepaid expenses and other current assets	13,409	10,191	19,336
Total current assets	242,384	311,364	634,758
Property and equipment, net	71,327	65,087	62,618
Intangibles, net	92,794	77,426	230,848
Goodwill	115,914	121,487	642,139
Other long-term assets	21,883	11,888	16,862
Total assets	$544,302	$587,252	$1,587,225
Liabilities, Redeemable Convertible Preferred Units, and Members’ Deficit
Current liabilities:
Accounts payable	$19,125	$15,648	$43,419
Funds payable to owners	107,657	92,707	331,346
Hospitality and sales taxes payable	16,339	20,721	67,385
Deferred revenue	58,862	49,992	172,207
Future stay credits	—	35,140	31,589
Accrued expenses and other current liabilities	39,319	44,022	84,502
Total current liabilities	241,302	258,230	730,448
Long-term debt, net of current portion	782	111,689	115,578
Other long-term liabilities	22,328	22,204	37,671
Total liabilities	$264,412	$392,123	$883,697
Commitments and contingencies (Note 14)
Redeemable convertible preferred units; units authorized of 294,616,251 as of December 31, 2019 and 744,886,638 as of December 31, 2020 and June 30, 2021 (unaudited), respectively; units issued and outstanding of 264,310,388 as of December 31, 2019 and 267,688,054 as of December 31, 2020 and June 30, 2021 (unaudited), respectively; aggregate liquidation preference of $544,773, $572,011, and $586,314 as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited), respectively	565,005	771,979	1,198,080
Members’ deficit:
Common units; no par value, 500,890,000 and 3,250,000,000 authorized as of
December 31, 2019 and December 31, 2020, respectively, 176,824,152 common units issued and outstanding as of December 31, 2019 and 2020, respectively. Class A common units – 161,518,057 units authorized, no units issued and outstanding as of December 31, 2020 and 2019, respectively, 161,518,057 issued and outstanding as of June 30, 2021 (unaudited), respectively. Class B common units – 3,250,000,000 units authorized, no units issued and outstanding as of December 31, 2020 and 2019, respectively, 176,894,360 issued and outstanding as of June 30, 2021 (unaudited), respectively.
	—	—	—
Additional paid-in capital	—	—	575,966
Accumulated deficit	(285,669)	(577,091)	(1,071,498)
Accumulated other comprehensive income (loss)	554	241	980
Total members’ deficit	(285,115)	(576,850)	(494,552)
Total liabilities, redeemable convertible preferred units and members’ deficit	$544,302	$587,252	$1,587,225
The accompanying notes are an integral part of these Consolidated Financial Statements.

Vacasa Holdings LLC
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)
	Year ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Revenue	$299,281	$491,760	$196,725	$367,027
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	164,466	256,086	104,383	193,994
Operations and support	78,782	116,192	52,474	77,401
Technology and development	16,929	27,030	12,669	18,603
Sales and marketing	70,584	79,971	40,287	64,714
General and administrative	36,289	57,587	23,742	40,346
Depreciation	5,705	15,483	7,445	8,307
Amortization of intangible assets	7,984	18,817	9,675	16,799
Total operating costs and expenses	380,739	571,166	250,675	420,164
Loss from operations	(81,458)	(79,406)	(53,950)	(53,137)
Interest income	1,050	385	364	26
Interest expense	(1,186)	(7,907)	(1,629)	(5,906)
Other income (expense), net	(3,354)	(5,725)	(1,398)	(10,349)
Loss before income taxes	(84,948)	(92,653)	(56,613)	(69,366)
Income tax benefit	76	315	157	152
Net loss	$(84,872)	$(92,338)	$(56,456)	$(69,214)
Remeasurement of redeemable convertible preferred units	42,186	202,433	(6,629)	426,101
Net loss attributable to common units	$(127,058)	$(294,771)	$(49,827)	$(495,315)
Net loss per unit attributable to common units – basic and diluted	$(0.73)	$(1.67)	$(0.28)	$(1.92)
Weighted average units used to compute net loss per unit attributable to common units – basic and diluted	173,408	176,824	176,824	258,090
Net loss attributable to common units	$(127,058)	$(294,771)	$(49,827)	$(495,315)
Other comprehensive income (loss):
Foreign currency translation adjustments	$939	$(313)	$2,571	$739
Comprehensive loss	$(126,119)	$(295,084)	$(47,256)	$(494,576)
The accompanying notes are an integral part of these Consolidated Financial Statements.

Vacasa Holdings LLC
Consolidated Statements of Cash Flows
(in thousands)
	Year ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Cash from operating activities:
Net loss	$(84,872)	$(92,338)	$(56,456)	$(69,214)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Bad debt expense	1,272	6,403	1,205	1,350
Depreciation	5,705	15,483	7,445	8,307
Amortization of intangible assets	7,984	18,817	9,675	16,799
Deferred income taxes	(77)	(556)	(278)	(159)
Other gains and losses	727	(36)	172	901
Fair value adjustment on warrant derivative liabilities	931	6,636	963	10,263
Loss on debt extinguishment	2,136	—	—	—
Non-cash interest expense	135	5,145	364	4,014
Equity-based compensation expense	69	3,349	690	3,001
Change in operating assets and liabilities:
Accounts receivable	(7,246)	2,295	4,645	(4,871)
Prepaid expenses and other assets	(10,836)	13,384	7,976	(12,872)
Accounts payable	(16,748)	(3,491)	6,111	18,079
Funds payable to owners	31,652	(17,250)	54,018	191,355
Hospitality and sales taxes payable	1,961	3,952	12,286	38,129
Deferred revenue and future stay credits	19,386	24,980	61,379	85,903
Accrued expenses and other liabilities	12,365	10,800	1,580	13,393
Net cash provided by (used in) operating activities	(35,456)	(2,427)	111,775	304,378
Cash from investing activities:
Purchases of property and equipment	(4,528)	(1,619)	(1,074)	(2,152)
Proceeds from sale of property and equipment	2,321	—	—	—
Cash paid for internally developed software	(16,940)	(7,856)	(5,391)	(2,654)
Cash paid for business combinations, net of cash acquired	(115,037)	(3,519)	(1,959)	(6,870)
Other investing activities	(225)	323	—	—
Net cash used in investing activities	(134,409)	(12,671)	(8,424)	(11,676)
Cash from financing activities:
Cash paid for business combinations	(9,131)	(9,461)	(6,163)	(6,947)
Proceeds from issuance of long-term debt	—	115,931	115,931	—
Payments on long term debt	(5,125)	(10,169)	(10,127)	(125)
Proceeds from issuance of preferred units, net of issuance costs	313,038	500	—	—
Other financing activities	—	(339)	(143)	(104)
Net cash provided by (used in) financing activities	298,782	96,462	99,498	(7,176)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	12	159	(333)	62
Net increase in cash, cash equivalents and restricted cash	128,929	81,523	202,516	285,588
Cash, cash equivalents and restricted cash, beginning of period	80,560	209,489	209,489	291,012
Cash, cash equivalents and restricted cash, end of period	$209,489	$291,012	$412,005	$576,600
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	37	188	53	57
Cash paid for interest	1,141	1,280	97	3,460
Issuance of common units for consideration in a business combination	1,172	—	—	573,800
The accompanying notes are an integral part of these Consolidated Financial Statements.

Vacasa Holdings LLC
Consolidated Statements of Changes in Redeemable Convertible Preferred Units and Members’ Deficit
(in thousands, except unit data)
	Redeemable Convertible Preferred Units		Common Units		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Amount	Amount	Amount	Amount
Balance as of December 31, 2018	131,932,428	$209,781	172,597,788	$—	$—	$(385)	$(164,908)	$(165,293)
Cumulative effect from adoption of ASU 2014-09							5,056	5,056
Issuance of Series C redeemable convertible preferred units, net of issuance costs	95,686,490	245,912						—
Issuance of Series C-1 redeemable convertible preferred units, net of issuance costs	27,985,068	50,344						—
Issuance of Series C-2 redeemable convertible preferred units, net of issuance costs	8,706,402	16,782						—
Issuance of common units for consideration in a business combination			4,226,364		1,172			1,172
Equity-based compensation					69			69
Remeasurement of redeemable convertible preferred units	42,186				(1,241)		(40,945)	(42,186)
Foreign currency translation adjustments						939		939
Net Loss							(84,872)	(84,872)
Balance as of December 31, 2019	264,310,388	$565,005	176,824,152	$—	$—	$554	$(285,669)	$(285,115)
Issuance of Series C-1 redeemable convertible preferred units, net of issuance costs	270,387	500						—
Exercise of Series A preferred unit warrant	3,107,279	4,041						—
Equity-based compensation					3,349			3,349
Remeasurement of redeemable convertible preferred units	202,433				(3,349)		(199,084)	(202,433)
Foreign currency translation adjustments						(313)		(313)
Net Loss							(92,338)	(92,338)
Balance as of December 31, 2020	267,688,054	$771,979	176,824,152	$—	$—	$241	$(577,091)	$(576,850)
The accompanying notes are an integral part of these Consolidated Financial Statements.

Vacasa Holdings LLC
Consolidated Statements of Changes in Redeemable Convertible Preferred Units and Members’ Deficit
(in thousands, except unit data)
	Redeemable Convertible Preferred Units		Class A and Class B Common Units		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Amount	Amount	Amount	Amount
Balance as of December 31, 2019	264,310,388	$565,005	176,824,152	$—	$—	$554	$(285,669)	$(285,115)
Equity-based compensation					690			690
Remeasurement of redeemable convertible preferred units (unaudited)		(6,629)			(690)		7,319	6,629
Foreign currency translation adjustments (unaudited)						2,571		2,571
Net Loss (unaudited)							(56,456)	(56,456)
Balance as of June 30, 2020 (unaudited)	264,310,388	$558,376	176,824,152	$—	$—	$3,125	$(334,806)	$(331,681)
Balance as of December 31, 2020	267,688,054	$771,979	176,824,152	$—	$—	$241	$(577,091)	$(576,850)
Remeasurement of redeemable convertible preferred units (unaudited)		426,101			(908)		(425,193)	(426,101)
Issuance of common units for consideration in a business combination (unaudited)			161,518,057	—	573,800			573,800
Equity-based compensation (unaudited)					3,001			3,001
Exercise of equity-based option (unaudited)			70,208	—	73			73
Foreign currency translation adjustments (unaudited)						739		739
Net Loss (unaudited)							(69,214)	(69,214)
Balance as of June 30, 2021 (unaudited)	267,688,054	$1,198,080	338,412,417	$—	$575,966	$980	$(1,071,498)	$(494,552)
The accompanying notes are an integral part of these Consolidated Financial Statements.

Note 1 — Description of Business
Vacasa Holdings LLC and its Subsidiaries (the “Company”) operate a vertically-integrated vacation rental platform. Homeowners utilize the Company’s technology and services to realize income from their rental assets. Guests from around the world utilize the Company’s technology and services to search and book Vacasa-listed properties in destinations throughout North and Central America. The Company collects nightly rent on behalf of homeowners and earns the majority of its revenue from commissions on rent and from additional reservation-related fees paid by guests when a vacation rental is booked directly through the Company’s website or app or through its distribution partners. The Company is headquartered in Portland, Oregon.
Members’ liability is limited pursuant to the Delaware Limited Liability Company Act.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Vacasa Holdings LLC and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Intercompany transactions and balances have been eliminated in consolidation for all periods presented.
Reorganization Transaction
The Company began operations in 2009 through its wholly owned subsidiary Vacasa LLC, an Oregon limited liability company. In August 2017, Vacasa LLC was converted to a Delaware limited liability company. On May 20, 2020, Vacasa Holdings LLC, a Delaware limited liability company, was formed. On May 21, 2020, Vacasa LLC, as initial sole member of the Company, pursuant to a Plan of Merger agreement, completed a reorganization of its legal entity structure whereby the existing equity holders of Vacasa LLC, exchanged their ownership interests in Vacasa LLC for proportionate ownership interests in Vacasa Holdings LLC. As a result, Vacasa Holdings LLC became the parent company of Vacasa LLC and its subsidiaries (the “Reorganization”). Prior to the Reorganization, all of the assets and operations of Vacasa Holdings LLC were those of its subsidiary, Vacasa LLC. The Reorganization was accounted for as a transaction between entities under common control, and accordingly, there was no change in the basis of the underlying assets and liabilities. The consolidated financial statements are reflective of the changes that occurred as a result of the Reorganization. Prior to May 21, 2020, the consolidated financial statements of the Company reflect the net assets and operations of Vacasa LLC.
Unaudited Interim Financial Information
The accompanying interim consolidated balance sheet as of June 30, 2021 and the consolidated statements of operations and comprehensive loss, cash flows and changes in redeemable convertible preferred units and members’ deficit for the six months ended June 30, 2021 and 2020, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements, and reflect all adjustments, which include only normal recurring adjustments necessary to state fairly the Company’s financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of sales and expenses during the reporting period. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, the useful lives of property and equipment and intangibles assets, allowance for doubtful accounts, valuation of assets acquired and liabilities assumed in business acquisitions and related contingent consideration, valuation of warrants, valuation of redeemable convertible preferred units, equity-based compensation, and evaluation of recoverability of long-lived assets. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.
COVID-19 Impacts
In December 2019, a novel strain of coronavirus disease (“COVID-19”) was reported and in March 2020, the World Health Organization characterized COVID-19 as a global pandemic. The COVID-19 pandemic has forced international, federal, state, and local governments to enforce prohibitions of non-essential activities. Beginning at the end of the Company’s first quarter of 2020, the Company experienced a significant decline in revenue resulting from a decrease in bookings and an increase in cancellations, which in turn impacted nights sold. Due to the impact that the reduction in bookings initially had on its financial condition, $108.1 million of Senior Secured Convertible Notes were issued to provide for liquidity and fund other general corporate initiatives. See additional information as described in Note 9 — Debt. The Company also took steps to mitigate the adverse impacts from the COVID-19 pandemic through cost reduction measures including lower discretionary and overhead spending, as well as temporary employee furloughs, which primarily occurred in the second quarter of fiscal 2020. In May 2020, the Company initiated an internal reorganization and reduction of the its workforce, primarily in North America, resulting in the elimination of approximately 850 positions. The charges recorded as a result of these reductions were $5.0 million, of which $1.5 million was recorded to operations and support, $1.2 million to sales & marketing, $1.1 million to general and administrative expenses, $1.0 million to technology and development, and $0.2 million to cost of revenue in the consolidated statement of operations.
The Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020. The Company analyzed the various income tax and non-income tax provisions of the CARES Act based on currently available technical guidance and determined that aside from an impact to the timing of cash flows, there is no material impact to the Company’s consolidated financial statements. Specifically, as it relates to the Company, the CARES Act allows for deferred payment of the employer-paid portion of social security taxes through the end of 2020, with 50% due on December 31, 2021 and the remainder due on December 31, 2022. For the year ended December 31, 2020, the Company deferred approximately $7.6 million of the employer-paid portion of social security taxes. As of December 31, 2020 and June 30, 2021 (unaudited), the current portion of $3.8 million is included in accrued expenses and other current liabilities and the non-current portion of $3.8 million is included in other long-term liabilities on the consolidated balance sheets. The Company will continue to assess the effect of the CARES Act and ongoing other government legislation related to the COVID-19 pandemic that may be issued.
The Canada Emergency Wage Subsidy (CEWS) was announced on March 27, 2020. Under this program, qualifying businesses can receive a subsidy for up to 75% of their employees’ wages, subject to certain limitations. For the year ended December 31, 2020 and the six months ended June 30, 2021 (unaudited), the Company received $1.7 million and $1.2 million, respectively, of wage subsidy from the Canadian government as part of the CEWS, which is included in operating costs and expenses in the consolidated statement of operations.
Exit from European and Latin America Operations
In addition to the specific responses to COVID-19 above, in the second half of the year ended December 31, 2020, the Company’s management made the decision to realign the Company’s business and strategic priorities which resulted in the wind-down of a significant portion of the Company’s international operations by December 31, 2020. In connection with the wind-down, the Company recorded restructuring costs of $1.8 million, which primarily consisted of severance costs of $1.3 million and contract termination costs of $0.5 million. Of the total, $1.4 million was recorded to general and administrative expenses, $0.3 million to cost of revenue, and $0.2 million to operations and support in the consolidated statements of operations. While some of these activities are ongoing and are expected to be completed during 2021, the majority of these actions were completed by December 31, 2020. As of December 31, 2020, the Company had accrued restructuring charges related to the internal reorganization and restructuring actions of $2.2 million, primarily consisting of accrued severance included in accrued expenses and other current liabilities on the consolidated balance sheets. As of June 30, 2021 (unaudited), the accrued restructuring charges related to the internal reorganization and restructuring actions were not material.
Segments
Operating segments are defined as components of an entity for which discrete financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that is operates one reportable segment.
The majority of the Company’s revenue is earned in the United States. The Company’s revenues earned outside of the United States did not exceed 10% of total revenues for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited), respectively. Long-lived assets by geographical location is based on the location of the legal entity that owns the asset. As of December 31, 2020 and June 30, 2021 (unaudited) the majority of the Company’s long-lived assets were located in the United States.
Cash, Cash Equivalents and Restricted Cash
Cash includes demand deposits with banks and financial institutions, as well as cash in transit from payment processors. Cash equivalents includes short-term, highly liquid securities, including money market funds and term deposit investments with maturities of 90 days or less when purchased and their carrying values approximate fair value due to their short-term nature. The Company generally places its cash and cash equivalents and investments with major financial institutions deemed to be of high-credit-quality in order to limit its credit exposure. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. Restricted cash primarily represents payments made by guests in advance of reservations that are required to be held in escrow accounts until the rescission period expires in accordance with U.S. state regulations. The following table reconciles cash, cash equivalents and restricted cash reported on the Company’s consolidated balance sheets to the total amount of cash, cash equivalents and restricted cash presented on the consolidated statement of cash flows (in thousands):
	As of December 31,		As of June 30, 2021
	2019	2020
			(unaudited)
Cash and Cash Equivalents	$144,205	$218,484	$330,700
Restricted Cash	65,284	72,528	245,900
Total	$209,489	$291,012	$576,600
Accounts Receivable, net
Accounts receivable, net primarily represents amounts owed by homeowners for reimbursable expenses incurred by the Company in accordance with the homeowner contract, amounts owed the Company from third-party distribution partners, acting as a merchant of record, for guest stays that have commenced, and amounts owed from the community and homeowner associations for services provided. The allowance for doubtful accounts is estimated based on historical experience, aging of the receivable, the counterparty’s ability to pay, condition of general economy and industry, and other factors. The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified.

As of December 31, 2019, and 2020, and June 30, 2021 (unaudited), the Company’s allowance for doubtful accounts was $3.7 million, $8.9 million, and, $9.7 million, respectively. The Company recognized bad debt expense for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited) of $1.3 million, $6.4 million, $1.2 million, and $1.4 million, respectively which was recorded as a component of general and administrative expense in the consolidated statements of operations.
Property and Equipment, net
Property and equipment are stated at cost or at fair value for assets acquired as part of a business combination. Costs of maintenance and repairs that do not improve or extend the useful lives of assets are expensed as incurred.
Property and equipment includes capitalized costs related to the development of the Company’s technology platform, mobile apps, and marketplace. Software development costs related to software developed or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development, are capitalized during the application development stage of the project. Costs incurred during the preliminary planning and evaluation stage of the project and during the post implementation operational stage are expensed as incurred. Additionally, the Company capitalizes qualifying costs incurred for upgrades and enhancements that result in additional functionality to existing software. Depreciation of such costs begins when the project milestones are substantially complete and software is ready for its intended use.
Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Upon retirement or sale, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is recorded as a component of General and administrative expense in the consolidated statements of operations. Gains and losses recorded for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and June 30, 2021 (unaudited) were not material.
Intangible Assets, net
The Company’s intangible assets consist primarily of acquired homeowner contracts, databases, photos and property listings, tradenames, noncompete agreements, and other. Intangible assets are recorded at fair value as of the date of acquisition and are amortized on a straight-line basis over an estimated economic life ranging from 1 to 10 years. The Company reviews definite-lived intangible assets for impairment in accordance with its policy for long-lived assets.
Impairment of Long-lived Assets
The Company evaluates its long-lived assets or asset groups for indicators of possible impairment by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group and its eventual disposal when events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved and based on assumptions representative of market participants. Long-lived asset impairments are recorded as a component of General and administrative expenses in the consolidated statement of operations. Long-lived asset impairment losses were not material for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited), respectively.
Business Combinations
In accordance with applicable accounting standards, the Company estimates the fair value of assets acquired and liabilities assumed as of the acquisition date of each business combination. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. Management makes certain estimates and assumptions when determining the fair values of assets acquired and liabilities assumed, including intangible assets. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from homeowner contracts, databases, photos and property listings, and trade names, as well as discount rates. At the acquisition date, the Company will also record acquisition related liabilities, if applicable, for any contingent consideration or deferred payments to the seller. Contingent consideration is recorded at fair value on the acquisition date based on Company’s expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the contingent consideration liabilities, recorded as a component of accrued expenses and other current liabilities and other long-term liabilities on the consolidated balance sheets, are remeasured each reporting period after the acquisition date and any changes in the estimated fair value are reflected as gains or losses in general and administrative expense in the consolidated statement of operations. The deferred payments to sellers are recognized on the acquisition date at fair value by calculating the risk adjusted present value of the deferred cash payments to be made to the seller. The deferred payment to seller balances were $14.1 million, $8.9 million, and $18.8 million as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), respectively, which are recorded as a component of accrued expenses and other current liabilities and other long-term liabilities in the consolidated balance sheets based on the expected timing of settlement.
Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Any changes to provisional amounts identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined. Transaction costs associated with business combinations are expensed as incurred.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. The Company has one reporting unit which the Company tests for impairment on the first day of the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. The Company reviews goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, it is unnecessary to perform a quantitative analysis. The Company may elect to bypass the qualitative assessment and proceed directly to performing a quantitative analysis. There were no impairment charges in any of the periods presented in the consolidated financial statements. Refer to Note 6 — Intangible Assets, Net and Goodwill, for additional information.
Loss Contingencies
The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company accrues for losses associated with legal claims when such losses are both probable and can reasonably be estimated. These accruals are adjusted as additional information becomes available or circumstances change.
Leases
The Company accounts for leases under the provisions of Accounting Standards Codification (“ASC)” Topic 840, Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. The terms used for the evaluation include renewal option periods in instances in which the exercise of the renewal option can be reasonably assured and failure to exercise such option would result in an economic penalty. Leases are classified as capital leases whenever the terms of the lease substantially transfer all of the risks and rewards of ownership to the lessee. The Company’s operating leases pertain to the Company’s corporate office locations, field operation locations and vacation properties whereby the Company takes control of a third-party’s property during the lease period for purpose of renting the property on a short-term basis.
The Company recognizes rent expense on operating leases on a straight-line basis over the non-cancellable lease term. Operating leases with landlord-funded leasehold improvements are considered tenant allowances and are amortized as a reduction of rent expense over the non-cancellable lease term. Deferred rent liabilities, which are calculated as the difference between contractual lease payments and the straight-line rent expense, are recorded in other long-term liabilities in the consolidated balance sheets.
Fair Value
The Company measures certain assets and liabilities at fair value on a recurring basis based on an expected exit price, which represents the amount that would be received on the sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance for fair value measurements defines a three-level valuation hierarchy for disclosures as follows:
Level 1 —Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 —Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.
The carrying amounts of certain of the Company’s financial instruments, which include cash equivalents, accounts receivable, net, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities approximate their fair values due to their short maturities.
Related Party Transactions
The Company has certain homeowner contracts with the Company’s founder and former Chief Executive Officer (“the Founder”). Revenue recognized related to these agreements was $1.0 million and $1.1 million for the years ended December 31, 2019 and 2020. The Company has certain vacation home lease agreements with the Founder. Rent expense recognized for these arrangements was $0.2 million and $0.0 million for the years ended December 31, 2019 and 2020, respectively.
In fiscal 2019, the Company incurred costs to remodel certain of the vacation homes owned by the Founder and leased by the Company in accordance with the vacation home lease agreements. The Company incurred and billed its Founder $0.7 million for the goods and services provided, which was recorded as a component of Accounts receivable, net in the consolidated balance sheets and repaid in full in fiscal 2020.
On May 21, 2020, the Company issued Senior Secured Convertible Notes with an aggregate principal amount of $108.1 million. The purchasers are existing holders of the Company’s issued and outstanding redeemable convertible preferred units. Refer to Note 9 — Debt for additional information.
On December 3, 2020, the Company sold and issued an aggregate of 270,387 units of Series C-1 preferred units to a certain director of the Company in exchange for gross proceeds of $0.5 million. Refer to Note 11 — Redeemable Convertible Preferred Units and Equity for additional information.
Revenue from Contracts with Customers
The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with its Customers. The Company operates a vertically-integrated vacation rental platform. The Company collects nightly rent on behalf of homeowners and earns the majority of its revenue from commissions on rent and from additional reservation-related fees paid by guests when a vacation rental is booked directly through the Company’s website or app or through its distribution partners. The majority of the Company’s vacation homes under management are located in the United States. The Company considers both the homeowners and guests to be its customers.

The Company fulfills its obligations to its customers in various ways, depending on the nature of the contract. For all performance obligations, sales taxes are excluded from the transaction price.
Vacation Rental Platform
Under the Company’s homeowner contracts, the Company acts as the sole and exclusive agent on the homeowners’ behalf to perform an integrated agency service that consists of a) acting as the vacation home letting agent and direct intermediary between the homeowner and the guest, b) performing routine care of the vacation property during the stay and upon guest departure, c) 24/7 contact center support for guests and homeowners as well as local operations support, and d) performing inspections, routine maintenance, minor repairs, and inventory management of required supplies of the property. The integrated agency service provided to homeowners represents a single distinct performance obligation.
The Company markets homes on its platform directly on vacasa.com and its guest app, and via its third-party distribution partners. Upon confirmation of a vacation home booking by a guest, the Company, on behalf of a homeowner, agrees to provide use of the vacation home for a specified period of time. At the time of booking, the guest agrees to pay the total booking value which is comprised of the nightly reservation rate, other reservation-related fees, and applicable sales taxes. The transaction price under the homeowner contracts represents variable consideration as the amount to which the Company is entitled depends on the total amount collected for each reservation. The uncertainty associated with the transaction price is generally resolved upon the booking, subject to estimates for cancellations and refunds. In accordance with the Company’s homeowner contracts, the Company earns commission revenue for a portion of the nightly rate and the other reservation-related fees for the integrated agency and guest services rendered.
The total booking value is generally due prior to the commencement of the reservation. The total booking value collected in advance of the reservation is recorded on the balance sheets as funds payable to owners, hospitality and sales taxes payable and deferred revenue in the amount obligated to the homeowner, the taxing authority, and the Company, respectively.
While the guest primarily interacts with the Company as part of the booking process, the homeowner is primarily responsible for fulfilling the promise to the guest, and as a result, the Company recognizes commission revenue net of the amount due to the homeowner under the contract. The performance obligation to provide the integrated agency services and guest services meets the criteria for recognition over time as the homeowner and guest simultaneously receive and consume the benefits from the services. The Company recognizes revenue for these services over the duration of each guest stay. The Company primarily remits payments to the homeowners for the portion of the total booking value obligated to the homeowner for completed guest stays on a monthly basis, except in certain regulated markets in which a portion of the amount obligated to the homeowner is paid in advance.
In the event a booked reservation is cancelled, we may offer a refund or a future stay credit up to the value of the booked reservation. Future stay credits are recognized as a liability on our consolidated balance sheets. In certain instances, the Company may also offer a refund related to a completed stay. The Company accounts for these refunds as variable consideration, which results in a reduction to revenue. The estimate for variable consideration was not material for any of the periods presented.
In addition to providing the integrated agency services under the homeowner contract, the Company may also provide home care solutions directly to the homeowner, such as home maintenance and improvement services, linen and towel supply programs, supplemental housekeeping services, and other related services, for a separately agreed upon fee. These services may be provided by Company personnel or by third party contractors acting on the Company’s behalf. The Company recognizes these revenues on a gross basis as the Company is primarily responsible for providing these goods and services to the customer. These services represent distinct performance obligations provided to the homeowner as our customer. Fees for home care solutions are generally charged on a monthly basis in accordance with the homeowner contract and may be recognized at that point in time or over the duration of the service provided.
Other Services
In addition to providing vacation rental platform services, the Company provides other services including real estate brokerage and management services to community associations. The purpose of these services is to attract and retain homeowners as customers of the Company’s vacation rental platform.

Under the real estate brokerage services, the Company assists home buyers and sellers in listing, marketing, selling and finding homes. Real estate commissions earned by the Company’s real estate brokerage business are recorded as revenue at a point in time which is upon the closing of a real estate transaction (i.e., purchase or sale of a home). The commissions the Company pays to real estate agents are recognized concurrently with associated revenues and presented as cost of revenue in the consolidated statements of operations.
Under the community association management services, the Company provides common area property management, community governance, and association accounting services to community and homeowner associations in exchange for a management fee and other incrementally billed services. The services represent an individual performance obligation in which the Company has determined its primarily responsible. Revenue is recognized over time as services are rendered for the management fee and incrementally billed services are recognized at a point in time.
Disaggregation of Revenue
A disaggregation of the Company’s revenues by nature of the Company’s performance obligations are as follows (in thousands):
	Years ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Vacation rental platform	$289,720	$454,476	$179,575	$344,242
Other services	9,561	37,284	17,150	22,785
Total	$299,281	$491,760	$196,725	$367,027
Contract Liability Balances
Contract liability balances on the Company’s consolidated balance sheets consist of deferred revenue for amounts collected in advance of a guest-stay, limited to the amount of the booking to which the Company expects to be entitled as revenue. The Company’s deferred revenue balances exclude funds payable to owners and hospitality and sales taxes payable, as those amounts will not result in revenue recognition. Deferred revenue is reduced over the period in which a guest completes a stay and are recognized in revenue. Substantially all of the deferred revenue balances at the end of each fiscal year are expected to be recognized as revenue in the subsequent year.
Costs to Obtain a Contract
The Company capitalizes certain costs it incurs to obtain new homeowner contracts when those costs are expected to be recovered through revenues generated from the contract. Capitalized amounts are amortized on a straight-line basis over the estimated life of the customer through Sales and marketing in the consolidated statement of operations. Costs to obtain a contract capitalized as of December 31, 2019 and December 31, 2020 and June 30, 2021 (unaudited) were $7.0 million, $7.7 million, and $8.7 million, respectively, and were recorded as a component of Prepaid expenses and other current assets and Other long-term assets in the consolidated balance sheets. The amount of amortization recorded for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021 (unaudited) was $2.4 million, $3.1 million, $1.5 million, and $1.8 million, respectively.
Cost of Revenue, Exclusive of Depreciation and Amortization
Cost of revenue, exclusive of depreciation and amortization, consists primarily of employee compensation costs, which includes wages, benefits, and payroll taxes, and outside service costs for housekeeping, home maintenance, payment processing fees for merchant fees and chargebacks, laundry expenses, housekeeping supplies, as well as fixed rent payments on certain owner contracts.
Operations and Support
Operations and support costs consist primarily of compensation costs, which includes wages, benefits, payroll taxes, and equity-based compensation, for employees that support the Company’s local operations teams in the field. Also included is the cost of contact center customer support, both employees and vendors, and the allocation of facilities and certain corporate costs.
Technology and Development
Technology and development expenses consist primarily of compensation costs, which includes wages, benefits, payroll taxes, and equity-based compensation, for salaried employees and payments to contractors, net of capitalized expenses, engaged in the design, development, maintenance and testing of the Company’s platform, including websites, mobile applications, and other products. Costs qualifying for capitalization are recorded as a reduction of our technology and development expenses and are capitalized as internal-use software within property and equipment on the consolidated balance sheets. These assets are depreciated over their estimated useful lives and are reported in depreciation on our consolidated statements of operations. Also included within technology and development are information technology costs to support infrastructure, applications and overall monitoring and security of networks, and other costs including for cloud, licensing and maintenance. Research and development expenses were not material for the years ended December 31, 2019, and 2020, and for the six months ended June 30, 2020 and 2021 (unaudited), respectively.
Sales and Marketing
Sales and marketing expenses consist primarily of compensation costs, which includes wages, sales commissions, benefits, payroll taxes, and equity-based compensation for the Company’s sales force and marketing personnel, payments to channel partners for guest reservations, digital and mail-based advertising costs for homeowners, advertising costs for search engine marketing and other digital guest advertising, and brand marketing. The Company expenses advertising and other promotional expenditures as incurred. Advertising expenses were $8.7 million, $7.3 million, $3.8 million, and $7.1 million, for the years ended December 31, 2019 and 2020, and June 30, 2020 and 2021 (unaudited), respectively.
General and Administrative
General and administrative expenses primarily consist of personnel related compensation costs, including equity-based compensation, for executive management and administrative employees, including finance and accounting, human resources, communications, and legal, as well as general corporate and director and officer insurance. General and administrative costs also include professional services fees, including accounting, legal and consulting expense, rent expense for corporate facilities and storage, office supplies, and travel and entertainment expenses.
Depreciation
Depreciation expense consists of depreciation on capitalized internally developed software costs, furniture and fixtures, buildings and improvements, leasehold improvements, technology software, and computer equipment.
Amortization of Intangible Assets
Amortization of intangible asset expense consists of non-cash amortization expense of the acquired intangible assets, primarily homeowner contracts, which are recognized on a straight-line basis over their estimated useful lives.
Income Taxes
The Company and many of its subsidiaries are limited liability companies taxed as partnerships for which the taxable income or loss is allocated to the members, thus the Company is not subject to income tax. Accordingly, the consolidated financial statements do not include a provision for federal income taxes on the flow-through taxable income or loss from Vacasa Holdings LLC.
Certain of the Company’s operating subsidiaries are considered taxable Corporations for U.S. or foreign income tax purposes. Where taxable, the Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax amounts for the expected future tax consequences of events that have been included in the financial statements and tax carryforwards. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to the year in which the differences are expected to reverse. The deferred tax effect of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefit for which the future realization is not more-likely-than-not based on an evaluation of all available positive and negative evidence.
The tax benefit of a uncertain tax position is recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. For those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authorities. The Company recognizes future accrued interest and penalties related to unrecognized tax benefits in income tax expense and in tax related liabilities on the balance sheet.
Foreign Currencies
The Company’s reporting currency is the U.S. dollar. Operations in the Company’s subsidiaries outside the United States (U.S.) are recorded in the functional currency of each subsidiary which is determined by a review of the environment where each subsidiary primarily generates and expends cash. The results of operations for the Company’s foreign subsidiaries outside the United States are translated from functional currencies into U.S. dollars using the weighted average currency rate for the period. Assets and liabilities are translated using the period end exchange rates. The U.S. dollar effects that arise from translating the net assets of these subsidiaries are recorded in other comprehensive income (loss).
Recently Adopted Accounting Pronouncements
As an “emerging growth company,” the Jumpstart Our Business Startups Act (the “JOBS Act”), allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the Jumpstart Our Business Startups Act of 2012. The adoption dates discussed below reflect this election.
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 replaces most existing revenue recognition guidance in GAAP. In addition, the update requires significant additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. The Company adopted the new guidance effective January 1, 2019 using the modified retrospective transition approach applied only to contracts not completed as of the date of adoption. Under the modified retrospective transition approach, periods prior to the adoption date were not adjusted and continue to be reported in accordance with revenue accounting literature in effect during those periods. On adoption, the Company recorded a cumulative effect adjustment, net of income tax effects, that decreased accumulated deficit by $5.1 million for the effects of the amended revenue recognition guidance related to costs to obtain a contract, which are capitalized under the new guidance. The Company is amortizing these costs over a period of 4 years.
In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement.” This new guidance removes certain disclosure requirements related to the fair value hierarchy, modifies existing disclosure requirements related to measurement uncertainty and adds new disclosure requirements. The new disclosure requirements include disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements. This new guidance was effective for the Company beginning on January 1, 2020 and did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which has subsequently been amended by ASUs 2018-01, 2018-10, 2018-11, 2018-20, 2019-01, and 2019-10. The guidance requires an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. The Company expects to adopt the standard using the method of adoption that allow the Company to record the cumulative effect of initially applying the guidance at the beginning of the period of adoption. The guidance also includes a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commenced before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The updated guidance will be effective for the Company for fiscal years beginning after December 15, 2021, to the extent the Company remains an emerging growth company, as defined in the JOBS Act. While the Company expects adoption of this new standard to materially increase reported assets and liabilities, the Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities from an incurred loss methodology to an expected loss methodology. For assets held at amortized cost basis, the guidance eliminates the probable initial recognition threshold and instead requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses are recorded through an allowance for credit losses, rather than a write-down, limited to the amount by which fair value is below amortized cost. Additional disclosures about significant estimates and credit quality are also required. This ASU has subsequently been amended by ASUs 2018-19, 2019-04, 2019-05, 2019-10, and 2019-11. The amendments are effective for the Company fiscal years beginning after December 15, 2022, to the extent the Company remains an emerging growth company, as defined in the JOBS Act. The Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software. The updated guidance will be effective for the Company for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, to the extent the Company remains an emerging growth company, as defined in the JOBS Act. This ASU will be effective for the Company for the annual reporting period beginning January 1, 2021. The Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements, however, it does not expect the adoption of this standard to have a material impact on the consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. Key changes outlined within the new standard include hybrid tax regimes, intra-period tax allocation exception and interim-period accounting for enacted changes in tax law. Early adoption is permitted, including adoption in any interim period or annual reports for which financial statements have not yet been made available for issuance. The updated guidance will be effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, to the extent the Company remains an emerging growth company, as defined in the Jumpstart Our

Business Startups Act of 2012. This ASU will be effective for the Company for the annual reporting period beginning January 1, 2022. The Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The updated guidance will be effective for the Company for fiscal years and interim periods within fiscal years beginning after December 15, 2023, to the extent the Company remains an emerging growth company, as defined in the JOBS Act. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements.
Note 3 — Acquisitions
The Company’s growth strategy includes expanding the number of vacation rental properties on its platform through individual additions, portfolio transactions, and strategic acquisitions. While the Company onboards individual vacation rental properties through its direct sales team, the Company engages in portfolio transactions and strategic acquisitions to onboard multiple units in a single transaction. Portfolio and strategic acquisitions are generally accounted for as business combinations. The goodwill resulting from portfolio transactions and strategic acquisitions arises largely from synergies expected from combining the operations of the businesses acquired with the Company’s existing operations, as well as from benefits derived from gaining the related assembled workforce.
Fiscal 2021 (Unaudited)
On April 1, 2021, the Company completed its strategic acquisition of the operations of TurnKey Vacation Rentals, Inc. (“TurnKey”), a provider of property management and marketing services for residential real estate owners in the United States. The acquisition of the operations of TurnKey expands the Company’s footprint of vacation properties under management in current and adjacent markets. In accordance with the contribution agreement, the Company acquired all of the issued and outstanding equity interests of Turnkey Vacation Rentals LLC, which comprised of all the historical operations of Turnkey. The equity interests were acquired for total purchase consideration of $618.8 million which was comprised of the following (in thousands):
Fair Value
Cash consideration paid to TurnKey Vacation Rentals, Inc.	$45,000
Fair value of Vacasa’s Class A common units issued to TurnKey Vacation Rentals, Inc.	573,800
Total purchase consideration	$618,800
The acquisition was accounted for under the acquisition method of accounting. The following table summarizes the preliminary allocation of fair value of assets acquired and liabilities assumed in the transaction (in thousands):
Amount
Cash and cash equivalents	$40,461
Restricted cash	14,444
Accounts receivable, net	3,548
Prepaid expenses and other current assets	7,614
Property and equipment	914
Intangible assets	107,600
Total assets acquired	174,581

Amount
Accounts payable	(8,446)
Funds payable to owners	(20,393)
Hospitality and sales taxes payable	(5,575)
Deferred revenue	(5,953)
Future stay credits	(10,601)
Accrued expenses and other liabilities	(8,474)
Other long-term liabilities	(5,850)
Total liabilities assumed	(65,292)
Net assets purchased	109,289
Goodwill	509,511
Total purchase consideration	$618,800

The Company’s preliminary identifiable intangible assets acquired consisted of the following as of the acquisition date (in thousands):
	Estimated Useful Life	Fair Value
Homeowner contracts	5 years	$102,300
Database and listings	1 year	$3,400
Trademark, trade name, brand name	1 year	$1,900
Total identifiable intangible assets		$107,600
Goodwill is primarily attributable to the assembled workforce and anticipated synergies and economies of scale expected from the integration of the acquired business. Third party acquisition costs of $7.2 million were expensed as incurred as a component of General and administrative expense in the consolidated statement of operations during the six months ended June 30, 2021. The Company’s consolidated financial statements include the accounts of TurnKey starting as of the acquisition date. The purchase price allocation for TurnKey is preliminary, and the Company has not obtained and evaluated all of the detailed information necessary to finalize the opening balance sheet amounts in all respects.
Unaudited Supplemental Pro Forma Information
The pro forma financial information as presented below is for informational purposes only and is not indicative of operations that would have been achieved from the TurnKey acquisition had it occurred at the beginning of fiscal 2020. Supplemental information on an unaudited pro forma basis is as follows (in thousands):
	Year Ended December 31, 2020	Six Months Ended June 30, 2021
Revenue	$585,848	$398,589
Net loss	(136,290)	(66,226)
The unaudited pro forma supplemental amounts have been calculated to reflect additional depreciation and amortization expense that would have been charged assuming the fair value adjustments to the acquired assets and assumed liabilities had been applied from the beginning of fiscal 2020, with the related tax effects.
Other Transactions
In addition to the Turnkey acquisition, during the six months ended June 30, 2021, the Company completed 17 separate portfolio transactions, accounted for as business combinations, for total consideration of $47.2 million, comprised of $11.6 million cash paid, net of cash acquired, $18.7 million of contingent consideration, and $16.9 million of deferred payments to sellers. The fair value of the contingent consideration was estimated utilizing an income approach and was based on the Company’s expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the deferred payments to seller recognized on the transaction date was estimated by calculating the risk adjusted present value of the deferred cash payments. The fair values of the assets acquired and liabilities assumed were based on the Company’s estimates and assumptions using various market, income, and cost valuation approaches. Of the total consideration for these transactions, $10.9 million was attributable to goodwill, $62.4 million was attributable to intangible assets and the remaining amount was attributable to other acquired assets and assumed liabilities which were not material. The intangible assets primarily consist of homeowner contract intangible assets amortized over 4 years. Pro forma and historical post-closing results of operations for these transactions were not material to the Company’s consolidated statements of operations. Transaction costs associated with these other business combinations completed during the six month period ended June 30, 2021 were not material and were expensed as incurred.
The purchase price allocations for the portfolio transactions completed during the six months ended June 30, 2021 are preliminary, and the Company has not obtained and evaluated all of the detailed information necessary to finalize the opening balance sheet amounts in all respects. The Company recorded the purchase price allocations based upon information that is currently available. As of June 30, 2021, the total unallocated items were $57.1 million, which are recorded as a component of intangible assets, net in the consolidated balance sheet.
Fiscal 2020
During the year ended December 31, 2020, the Company completed 18 separate portfolio transactions, accounted for as business combinations, for total consideration of $7.5 million, comprised of $2.7 million cash paid, net of cash acquired, $3.6 million of contingent consideration, and $1.2 million of deferred payments to sellers. The fair value of the contingent consideration was estimated utilizing an income approach and was based on the Company’s expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the deferred payments to seller recognized on the acquisition date was estimated by calculating the risk adjusted present value of the deferred cash payments. The fair values of the assets acquired and liabilities assumed were based on the Company’s estimates and assumptions using various market, income, and cost valuation approaches. Of the total consideration for these transactions, $5.5 million was attributable to goodwill, $5.3 million was attributable to intangible assets, and the remaining amount was attributable to other acquired assets and assumed liabilities which were not material. The intangible assets primarily consist of homeowner contract intangible assets amortized over 4 years. Pro forma and historical post-closing results of operations for these transactions completed during the year ended December 31, 2020 were not material to the Company’s consolidated statements of operations. Transaction costs associated with business combinations completed during the year were not material and were expensed as incurred.
Fiscal 2019
On October 22, 2019, the Company completed its strategic acquisition of Wyndham Vacation Rentals North America, LLC (“Wyndham Vacation Rentals”), a vacation rental property management company with properties located throughout North America. The Company purchased 100% of the membership interests in Wyndham Vacation Rentals from Wyndham Destinations, Inc. The total purchase consideration of $157.6 million was comprised of the following (in thousands):
Fair Value
Cash consideration paid to Wyndham Destinations, Inc.	$156,404
Fair value of Vacasa’s common units issued to Wyndham Destinations, Inc.	1,172
Total purchase consideration	$157,576

The acquisition was accounted for under the acquisition method of accounting. The following table summarizes the final allocation of fair value of assets acquired and liabilities assumed in the transaction (in thousands):
Amount
Cash	$42,429
Other current assets	9,838
Property, plant, and equipment	35,539
Identifiable intangible assets	79,247
Other assets	1,201
Total assets acquired	168,254
Current liabilities	(62,553)
Other liabilities	(2,677)
Total liabilities assumed	(65,230)
Net assets purchased	103,024
Goodwill	54,552
Total purchase consideration	$157,576
The Company’s identifiable intangible assets acquired consisted of the following as of the acquisition date (in thousands):
	Estimated Useful Life	Fair Value
Trademarks and tradenames	2 years	$5,500
Database and listings	5 years	14,540
Favorable leasehold interests	2 years	127
Homeowner contracts	10 years	59,080
Total identifiable intangible assets		$79,247
Goodwill is primarily attributable to the assembled workforce and anticipated synergies and economies of scale expected from the integration of the acquired business. The goodwill balance is not expected to be deductible for U.S. income tax purposes. Third party acquisition costs of $1.3 million were expensed as incurred as a component of General and administrative expense in the consolidated statement of operations for the year ended December 31, 2019. The Company’s consolidated financial statements include the accounts of Wyndham Vacation Rentals starting as of the acquisition date.
Unaudited Supplemental Pro Forma Information
The pro forma financial information as presented below is for informational purposes only and is not indicative of operations that would have been achieved from the Wyndham Vacation Rentals acquisition had it occurred at the beginning of fiscal 2019. Supplemental information on an unaudited pro forma basis is as follows (in thousands):
Year ended December 31, 2019
Revenue	$505,957
Net loss	(85,261)
The unaudited pro forma supplemental amounts have been calculated to reflect additional depreciation and amortization expense that would have been charged assuming the fair value adjustments to the acquired assets and assumed liabilities had been applied from the beginning of fiscal 2019 with the related tax effects.

Other Transactions
In addition to the Wyndham Vacation Rentals acquisition, the Company completed 30 separate portfolio transactions, accounted for as business combinations, for total consideration of $13.5 million, comprised of $1.1 million of cash paid net of cash acquired, $5.4 million of contingent consideration, and $7.0 million of deferred payments to sellers. The fair value of the contingent consideration was estimated utilizing an income approach and was based on the Company’s expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the deferred payments to seller recognized on the acquisition date was estimated by calculating the risk adjusted present value of the deferred cash payments. The fair value of the remaining assets and liabilities assumed were based on the Company’s estimates and assumptions using various market, income, and cost valuation approaches. Of the total consideration for these transactions, $13.5 million was attributable to goodwill, $9.5 million was attributable to intangible assets, and the remaining amount was attributable to other acquired assets and assumed liabilities, which were not material. The intangible assets primarily consist of homeowner contract intangible assets amortized over 4 years. Pro forma and historical post-closing results of operations for transactions completed during the year ended December 31, 2019 were not material to the Company’s consolidated statements of operations. Transaction costs associated with business combinations completed during the year were not material and were expensed as incurred.
Note 4 — Fair Value Measurements
The following tables set forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis (in thousands):
	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Liabilities
Contingent consideration	$—	$—	$10,422	$10,422
Warrant derivative liabilities (Note 11)	—	—	$3,950	$3,950
	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Contingent consideration	$—	$—	$7,681	$7,681
Warrant derivative liabilities (Note 11)	—	—	6,516	6,516
	As of June 30, 2021
	Level 1	Level 2	Level 3	Total
	(unaudited)
Liabilities
Contingent consideration	$—	$—	$22,138	$22,138
Warrant derivative liabilities (Note 11)	—	—	$16,779	$16,779
The carrying amounts of certain financial instruments, including cash equivalents, restricted cash, accounts receivable, and accounts payable, approximate fair value due to their short-term maturities and are excluded from the fair value tables above.
Level 3 instruments consist of contingent consideration obligations related to companies acquired businesses and the Company’s common unit and Series A preferred unit warrant derivative liabilities.
The contingent consideration obligations are record in accrued expenses and other current liabilities and other long-term liabilities on the consolidated balance sheets. The fair value of the contingent consideration is estimated utilizing an income approach and based on the Company’s expectation of achieving the contractually defined homeowner contract conversion and retention targets at the acquisition date. The Company assesses the fair value of these obligations at each reporting date thereafter with any changes reflected as gains and losses in General and administrative expenses in the consolidated statements of operations. The charges for changes in fair value of the contingent consideration were not material for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020, and 2021 (unaudited), respectively.
Certain of the Company’s common unit and Series A preferred unit warrants are classified outside of permanent equity as warrant derivative liabilities recorded in Accrued expenses and other current liabilities on the consolidated balance sheets. The warrant derivative liabilities are measured at fair value upon issuance and each reporting period thereafter. See further considerations of the warrants classified outside of permanent equity at Note 11 — Redeemable Convertible Preferred Units and Equity. Inputs used to determine the estimated fair value of the warrant derivative liabilities at each reporting period included remaining contractual term of the warrants, the risk-free interest rate, the volatility of comparable companies over the remaining term, and the fair value of the underlying units. The significant unobservable input used in the fair value measurement was the fair values of the underlying equity units.
During the third quarter of 2020, the Company’s Series A preferred unit warrants were cashless exercised and the Company reclassified the warrant derivative liability of $4.1 million to Redeemable convertible preferred units in the consolidated balance sheets. The amount reclassified to redeemable convertible preferred units represented the fair value of the exercised Series A preferred unit warrants at the exercise date. See more information at Note 11 — Redeemable Convertible Preferred Units and Equity.
A reconciliation of the common unit and Series A preferred unit warrant derivative liabilities measured and recorded at fair value on a recurring basis using significant unobservable inputs is as follows (in thousands):
	Year ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)

Balance, beginning of period	$883	$3,950	$3,950	$6,516
Warrant derivative liabilities recorded upon extinguishment of debt	2,136	—	—
Change in fair value of warrant derivative liabilities included in earnings	931	6,637	963	10,263
Fair value of the warrants exercised during the period	—	(4,071)	—
Balance, end of period	$3,950	$6,516	$4,913	$16,779
Redeemable Convertible Preferred Units
The Company’s redeemable convertible preferred units are probable of becoming redeemable in the future and are recorded at their maximum redemption amount, which is the greater of the original preferred unit issue price plus an amount equal to the preferred unpaid return or the then-current fair value, at each balance sheet date. The fair value of the redeemable convertible preferred units as of December 31, 2019 and 2020 and through March 31, 2021 were estimated based on valuation methodologies which utilize certain assumptions, including probability weighting of events, recent sales of units to external investors, volatility, time to liquidity, a risk-free interest rate, and an assumption for a discount for lack of marketability, where applicable. Concurrent with the TurnKey acquisition, on April 1, 2021, the Company amended its LLC agreement such that the Company’s redeemable convertible preferred units are no longer redeemable at the option of the holder and are therefore no longer measured at fair value at each reporting date. For more information, see Note 11 — Redeemable Convertible Preferred Units and Equity.

Note 5 — Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):
		As of December 31,		As of June 30, 2021
	Useful lives (years)	2019	2020
				(unaudited)
Land	Indefinite	$11,612	$11,612	$11,612
Buildings and building improvements	12 – 35	9,063	9,084	9,288
Leasehold improvements	Shorter of estimated useful life or lease term	6,013	6,108	6,674
Computer equipment	3	6,518	7,376	9,971
Furniture, fixtures, and other	2 – 12	12,736	12,769	13,467
Vehicles	2 – 8	4,204	4,427	4,726
Internal-use software	4	30,271	38,150	40,746
Total		80,417	89,526	96,484
Less: Accumulated depreciation		(9,090)	(24,439)	(33,866)
Property and equipment, net		$71,327	$65,087	$62,618
Note 6 — Intangible Assets, Net and Goodwill
Intangible assets, net consisted of the following (in thousands):
	Weighted Average Useful Life Remaining (Years)	As of December 31, 2019
		Gross carrying amount	Accumulated amortization	Net carrying amount
Homeowner contracts	9	$79,600	$(8,419)	$71,181
Databases, photos, and property listings	4	17,712	(3,020)	14,692
Trade names	2	7,088	(1,370)	5,718
Other(1)	2	2,451	(1,248)	1,203
Total intangible assets		$106,851	$(14,057)	$92,794
	Weighted Average Useful Life Remaining (Years)	As of December 31, 2020
		Gross carrying amount	Accumulated amortization	Net carrying amount
Homeowner contracts	7	$80,835	$(17,097)	$63,738
Databases, photos, and property listings	3	18,159	(7,765)	10,394
Trade names	1	7,215	(4,454)	2,761
Other(1)	2	2,665	(2,132)	533
Total intangible assets		$108,874	$(31,448)	$77,426

	Weighted Average Useful Life Remaining (Years)	As of June 30, 2021
		Gross carrying amount	Accumulated amortization	Net carrying amount
		(unaudited)
Homeowner contracts	6	$187,900	$(27,505)	$160,395
Databases, photos, and property listings	2	21,979	(10,646)	11,332
Trade names	1	9,247	(6,488)	2,759
Other(1)	2	59,673	(3,312)	56,361
Total intangible assets		$278,799	$(47,951)	$230,848

(1)
Other intangible includes HOA contracts, noncompete agreements, phone listings, website and domain names, beneficial lease rights and unallocated items related to recently completed acquisitions (see Note 3 — Acquisitions for more information).

The Company’s estimated future amortization of intangible assets as of December 31, 2020 is expected to be as follows:
Year ending December 31:	Amount
2021	$17,984
2022	14,852
2023	13,558
2024	7,728
2025	6,004
Thereafter	17,300
Total	$77,426
The Company’s estimated future amortization of intangible assets as of June 30, 2021 (unaudited) is expected to be as follows:
Year ending December 31:	Amount
Remainder of 2021	$21,668
2022	36,915
2023	34,243
2024	28,715
2025	26,635
Thereafter	82,672
Total	$230,848
The following table summarizes the changes in the Company’s goodwill balance (in thousands):
	Year Ended December 31,		Six Months Ended June 30, 2021
	2019	2020
			(unaudited)
Balance at beginning of period	$47,399	$115,914	$121,487
Acquisitions	68,027	5,486	520,397
Foreign exchange translation and other	488	87	255
Balance at end of period	$115,914	$121,487	$642,139
A substantial portion of the Company’s goodwill pertains to the Wyndham Vacation Rentals and Turnkey strategic acquisitions. The Company performed its annual goodwill impairment test on the first day of the fourth quarter for each year ended December 31, 2019 and 2020, respectively. The Company performed a qualitative impairment analysis at each annual impairment test date and concluded that it was more likely than not that the fair value of the reporting unit was greater than its carrying amount. As a result, no quantitative goodwill impairment test was required. In addition, goodwill is tested for impairment if events occur or circumstances indicate that its carrying value may not be recoverable. There were no impairment charges in any of the periods presented in the consolidated financial statements. There have been no accumulated impairments to goodwill.
Note 7 — Leases
The Company leases certain field and corporate office facilities, vacation properties it controls and equipment from third parties with remaining lease terms ranging from 1 to 11 years. Many of the Company’s leases include options to extend the lease term with varying terms. Certain leases include payment of executory costs such as property taxes, utilities, insurance and maintenance.
Rent expense recognized was as follows (in thousands):
	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Costs of revenue	$12,961	$9,630	$5,128	$2,945
Operations and support	7,975	15,158	7,054	6,953
General and administrative	2,678	5,089	2,178	2,936
Total rent expense	$23,614	$29,877	$14,360	$12,834
Future minimum lease payments to be made by the Company for non-cancelable operating leases with an initial or remaining term greater than a year as of December 31, 2020 consisted of the following (in thousands):
Operating Leases
2021	$12,979
2022	10,617
2023	5,810
2024	5,006
2025	4,747
Thereafter	15,392
Total future minimum obligations	$54,551
Note 8 — Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):
	As of December 31,		As of June 30, 2021
	2019	2020
			(unaudited)
Employee-related accruals	$14,559	$13,409	$29,228
Homeowner reserves	4,738	4,962	6,067
Warrant derivative liabilities	3,950	6,516	16,779
Current portion of acquisition liabilities	9,920	10,460	25,549
Other current liabilities	6,152	8,675	6,879
Total accrued expenses and other current liabilities	$39,319	$44,022	$84,502

Note 9 — Debt
The Company’s long-term debt obligations consisted of the following (in thousands):
	As of December 31,		As of June 30, 2021
	2019	2020
			(unaudited)
Senior Secured Convertible Notes	$—	$112,793	$116,502
Other	1,016	764	639
Total debt	1,016	113,557	117,141
Less deferred financing costs	26	1,743	1,438
Less current maturities(1)	208	125	125
Long-term portion	$782	$111,689	$115,578

(1)
Current maturities of debt are recorded within other current liabilities on the consolidated balance sheets.

As of December 31, 2020, the future maturities of long-term debt, excluding deferred financing costs, consisted of the following (in thousands):
2021	$125
2022	125
2023	112,932
2024	125
2025	125
Thereafter	125
Total	$113,557
Facility B Convertible Term Loan
In September 2015, the Company entered into a Facility B Convertible Term Loan Agreement (“Term Loan”) with Partners for Growth IV, LP (PFG) providing for a term loan of $5 million. The initial term loan contained a provision, upon exercise within 30 days of a triggering event as defined in the agreement, PFG could modify the original term loan agreement to include a convertible feature allowing for conversion of the initial Term Loan into Series A preferred units at an issuance price of $1 per unit. On January 6, 2016, PFG exercised its option, and the Company recorded an additional debt discount for the conversion feature which was immaterial. The Term Loan maturity date was September 30, 2020. Borrowings under the Term Loan accrued interest at a fixed annual interest rate of 7.25% which was payable monthly. On November 7, 2019, the Company made a prepayment to pay off in full the $5.0 million principal balance of the Term Loan. In connection with the prepayment, the Company issued preferred unit warrants to PFG for the right to purchase up to 5,000,000 Series A preferred units. The fair value of the Series A preferred unit warrants of $2.1 million was recorded as a loss on debt extinguishment in Other income (expense), net on the consolidated statements of operations and as a component of Accrued expenses and other current liabilities on the consolidated balance sheets. For more information on the Series A preferred unit warrants issued, see Note 11 — Redeemable Convertible Preferred Units and Equity.
Senior Secured Convertible Notes
On May 21, 2020, the Company issued $108.1 million in aggregate principal amount of senior secured convertible notes (“D-1 Convertible Notes”) pursuant to the Note Purchase Agreement (“Purchase Agreement”), dated May 21, 2020. The total net proceeds from the D-1 Convertible Notes offering, after deducting debt issuance costs paid by the Company was $105.9 million. The proceeds of the D-1 Convertible Notes are being used to enhance our liquidity position and for general corporate purposes. The notes mature on June 20, 2023, unless earlier repurchased or converted in accordance with the terms of the Purchase Agreement. In addition, the Purchase Agreement provides that the Company may issue additional senior secured convertible notes (“D-2 Convertible Notes”) in the aggregate principal amount of up to $108.1 million, under certain conditions stipulated in the Purchase Agreement. Such D-2 Convertible Notes, if issued, will be convertible into the authorized Series D-2 preferred units at a rate of $0.50 per unit. As of December 31, 2020 and June 30, 2021 (unaudited), no D-2 Convertible Notes have been issued in accordance with the Purchase Agreement.
The D-1 Convertible Notes accrue cash interest daily at 3% per annum, payable annually in arrears on the anniversary date of the initial closing date. Upon the occurrence and during the continuance of an event of default, as defined in the Purchase Agreement, the cash interest rate will be increased by an amount equal to two (2) percent per annum. Additionally, the D-1 Convertible Notes accrue payment in kind interest fees (“PIK interest”) equal to 7% per annum, which shall be capitalized by adding the full amount of PIK interest to the principal balance on each anniversary date of the initial closing. As of December 31, 2020 and June 30, 2021 (unaudited), principal in the amount of $108.1 million and $115.6 million was outstanding under the D-1 Convertible Notes. There was $4.7 million and $0.9 million of uncapitalized PIK interest accrued for the D-1 Convertible Notes as of December 31, 2020 and June 30, 2021 (unaudited), respectively.
The D-1 convertible notes are guaranteed by the Company and its existing and future subsidiaries. The D-1 Convertible notes are secured by first priority lien on substantially all of the assets of the Company and guarantors.
The Company is permitted to prepay the D-1 Convertible Notes, in whole, but not in part, (a) at any time with the consent of the Purchasers holding at least 51% of the outstanding principal amount of the D-1 convertible notes at such time and (b) at the time of consummation of any Change in Control or Initial Public Offering (IPO) by written notice (a “Prepayment Notice”) to the Purchasers. Upon exercise of the prepayment feature in accordance with the Purchase Agreement, the Company is required to pay the outstanding principal balance of the D-1 Convertible Notes plus the applicable prepayment premium. The prepayment premium determined in accordance with the Purchase Agreement is the positive difference of (A) the product of (1) 1.5 multiplied by (2) the original principal amount the D-1 Convertible Notes minus (B) the sum of (1) outstanding principal (including, without limitation, any PIK Interest capitalized on or prior to the date of such prepayment or repayment) and interest plus (2) all Cash Interest and the amount of any principal, in the case of this clause (2), actually paid prior to such date.
At any time following the initial issuance, any purchaser of the D-1 Convertible Notes has the right, but not the obligation to, convert all or any portion of the principal of the D-1 Convertible Notes (including PIK interest capitalized), all accrued but unpaid interest and in connection with an change in control, IPO or payment, the discounted present value of all required remaining scheduled interest payments due on such notes from such date through maturity date, using a discount rate as defined by the Purchase Agreement, into Series D-1 preferred units at a conversion rate of $1 per unit. Additionally, at any time purchasers holding at least 51% of the outstanding principal amount of the D-1 Convertible Notes at the time, have the right, but not the obligation to, cause the entire outstanding amount to be converted into Series D-1 preferred units. As of December 31, 2020 and June 30, 2021 (unaudited), no amounts of the D-1 Convertible Notes had been converted into Series D-1 preferred units.
Paycheck Protection Program
In April 2020, we entered into a $10.0 million note payable with JPMorgan Chase Bank, N.A. pursuant to the Paycheck Protection Program (“PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and returned the entire outstanding balance plus interest in May 2020.
Prior to the acquisition, TurnKey entered into a $6.4 million note payable pursuant to the Paycheck Protection Program under the CARES act. Pursuant to the Contribution Agreement, the prior shareholders were required to set aside an amount equal to the PPA loan obligation in an escrow account for the possible repayment of the obligation assumed by the Company. The total loan obligation was repaid by the prior shareholders in full in June 2021.

Note 10 — Income Taxes
For financial reporting purposes, the domestic and foreign components of Losses before income taxes were as follows (in thousands):
	Year Ended December 31,
	2019	2020
United States	$(76,530)	$(83,232)
Foreign	(8,418)	(9,421)
Total	$(84,948)	$(92,653)
Income tax benefit consists of the following (in thousands):
	Year Ended December 31,
	2019	2020
Current:
Federal U.S.	$—	$14
State and local	2	110
Foreign	(1)	117
	1	241
Deferred and other:
Federal U.S.	—	—
State and local	—	(223)
Foreign	(77)	(333)
	(77)	(556)
Total tax benefit	$(76)	$(315)
Effective Income Tax Rate
The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:
	Year Ended December 31,
	2019	2020
Income tax expense (benefit) at federal statutory rate	21%	21%
Increase (decrease) in tax rate resulting from:
Effect of flow-through entity	(21)%	(21)%
Income tax expense (benefit)	—%	—%
Our effective tax rate for the years ended December 31, 2019 and 2020, differs from the U.S. federal statutory rate of 21% due primarily to the effect of flow-through entity for which the taxable income or loss is allocated to the members.

Deferred Tax Assets and Liabilities
Deferred income tax assets and liabilities were as follows (in thousands):
	Year Ended December 31,
	2019	2020
Deferred Tax Assets:
NOL and tax credit carryforwards	$259	$704
Reserves and accruals not currently deductible for tax purposes	63	96
Goodwill and other intangibles – DTA	865	902
Other – DTA	—	29
Gross deferred tax assets	1,187	1,731
Less: valuation allowance	(1,125)	(1,672)
Total deferred tax assets	$62	$59
Deferred Tax Liabilities:
Property, plant and equipment	(5)	(46)
Goodwill and other intangibles – DTL	(1,549)	(1,218)
Other – DTL	(10)	(3)
Total deferred tax liabilities	$(1,564)	$(1,267)
Net deferred tax liability(1)	$(1,502)	$(1,208)

(1)
The net deferred tax liability is recorded primarily within Other long-term liabilities on the consolidated balance sheets.

For the year ended December 31, 2020, the change in valuation allowance of $0.5 million was recorded to Income tax benefit in the consolidated statement of operations. Taxable income or loss from Vacasa Holdings LLC is passed through to and included in the taxable income of its members.
Operating Loss and Tax Credit Carryforwards
The Company has tax NOL carryforwards related to its domestic operations of approximately $0.9 million and $3.0 million as of December 31, 2019 and 2020, respectively. The deferred tax assets related to these NOLs are carried forward indefinitely until the loss is fully recovered.
The Company is subject to taxation in the United States and various states and foreign jurisdictions. With few exceptions, as of December 31, 2020, the Company is no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years before 2017.
Note 11 — Redeemable Convertible Preferred Units and Equity
Redeemable convertible preferred units
The following tables present the Company’s authorized and outstanding redeemable convertible preferred units (in thousands except per unit amounts):

	As of December 31, 2019
	Units Authorized	Units Issued and Outstanding	Issuance Price Per Unit	Net Carrying Value	Aggregate Liquidation Preference
Series A	35,000	30,000	$1.00	$42,143	$36,465
Series B	69,933	69,933	1.48	124,325	115,437
Series B-2	47,000	32,000	2.00	69,701	68,056
Series C	105,992	95,686	2.64	255,164	255,164
Series C-1	27,985	27,985	1.85	55,458	52,239
Series C-2	8,706	8,706	1.98	18,214	17,412
Total	294,616	264,310		$565,005	$544,773
	As of December 31, 2020
	Units Authorized	Units Issued and Outstanding	Issuance Price Per Unit	Net Carrying Value	Aggregate Liquidation Preference
Series A	35,000	33,107	1.00	$68,334	$38,288
Series B	69,933	69,933	1.48	175,416	121,209
Series B-2	47,000	32,000	2.00	94,261	71,459
Series C	105,992	95,686	2.64	330,071	267,922
Series C-1	28,256	28,256	1.85	78,656	54,850
Series C-2	8,706	8,706	1.98	25,241	18,283
Series D-1	150,000	—	—	—	—
Series D-2	300,000	—	—	—	—
Total	744,887	267,688		$771,979	$572,011
	As of June 30, 2021
	Units Authorized	Units Issued and Outstanding	Issuance Price Per Unit	Net Carrying Value	Aggregate Liquidation Preference
	(unaudited)
Series A	35,000	33,107	1.00	$111,688	$39,246
Series B	69,933	69,933	1.48	278,827	124,240
Series B-2	47,000	32,000	2.00	145,965	73,245
Series C	105,992	95,686	2.64	498,036	274,621
Series C-1	28,256	28,256	1.85	124,083	56,222
Series C-2	8,706	8,706	1.98	39,481	18,740
Series D-1	150,000	—	—	—	—
Series D-2	300,000	—	—	—	—
Total	744,887	267,688		$1,198,080	$586,314
On October 22, 2019, the Company sold and issued an aggregate of 95,686,490 units of Series C preferred units, 28,255,455 units of Series C-1 preferred units and 8,706,402 units of Series C-2 preferred units in exchange for gross proceeds of $252.8 million, $51.7 million and $17.2 million, respectively. The preferred unit issuance costs for the Series C, C-1 and C-2 preferred units were $6.9 million, $1.4 million, and $0.5 million, respectively. Additionally, in December 2020, the Company sold and issued an aggregate of 270,387 units of Series C-1 preferred units to a certain director of the Company in exchange for gross proceeds of $0.5 million.
On May 21, 2020, concurrent with the issuance of the D-1 Convertible Notes, the Company authorized the issuance of up to 150,000,000 Series D-1 preferred units and 300,000,000 Series D-2 preferred units. As of December 31, 2020, no Series D-1 or D-2 preferred units were issued and outstanding. See more information regarding the issuance of the D-1 Convertible Notes in Note 9 — Debt.
The Company classifies its issued Series A preferred units, Series B preferred units, Series B-2 preferred units, Series C preferred units, Series C-1 preferred units, Series C-2 preferred units, Series D-1 preferred units and Series D-2 preferred units (collectively the “Redeemable Convertible Preferred Units”) as temporary equity within the Company’s consolidated balance sheets because the instruments contain redemption and liquidation rights that are not solely within control of the Company. In accordance with ASC 480, Distinguishing Liabilities from Equity, the Company adjusts the carrying values of the Redeemable Convertible Preferred Units to their maximum redemption values at the end of each reporting period. Through April 1, 2021, the Company recorded adjustments of $42.2 million, $202.4 million, $(6.6) million, and $426.1 million, to measure its Redeemable Convertible Preferred Units to their maximum redemption values during the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited), respectively.
Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Vacasa Holdings LLC (“LLC Agreement”), the rights, preferences and privileges of the holders of the Company’s Redeemable Convertible Preferred Units at December 31, 2020 are as follows:
Voting
Each holder of a preferred unit shall have the right to one vote, for each common unit into which such redeemable convertible preferred unit is then convertible, on any matter requiring approval of such units. Except as provided by law or the provisions of the Company’s LLC Agreement, the holders of the redeemable convertible preferred units and holders of common units shall vote together on all matters as a single class.
The Company’s board consists of up to 8 members. The holders of the redeemable convertible preferred units and common units currently have the right to select the Company’s Board of Managers (the “Board) as follows:
(a)
As long as 25% of the Series A preferred units remain outstanding, Series A preferred units shall be entitled to designate 1 manager;

(b)
As long as 25% of the Series B preferred units and Series B-2 preferred units remain outstanding, the holders of a majority of the Series B preferred units and Series B-2 preferred units, voting together as a single class, shall be entitled to designate 1 manager;

(c)
As long as 25% of the Series C preferred units remain outstanding, the holders of the majority of the Series C, Series C-1 and Series C-2 preferred units, voting together as a single class shall be entitled to designate 1 manager;

(d)
As long as the primary Series C investor holds at least 107,381,986 of Series C preferred units on an as-converted basis or 50% of the issued and outstanding D-1 and D-2 preferred units, such investor shall be entitled to designate 1 manager;

(e)
the holders of a majority of the convertible preferred units (voting together as a single class and on an as-converted basis) shall be entitled to designate 1 manager;

(f)
the holders of the majority of the common units (voting separately as a class and not on an as converted basis with the redeemable convertible preferred units) shall be entitled to designate 2 managers one of which shall be the founder manager;

(g)
One manager shall be the then-current Chief Executive Officer of the Company

Pursuant to the Third Amended and Restated Limited Liability Company Agreement of Vacasa Holdings LLC (“Amended LLC Agreement”) and the Stockholders Agreement of TurnKey Vacations, Inc., executed concurrently with the TurnKey acquisition on April 1, 2021, the Company is authorized to issue Class A common units, Class B units and Class C units. The Class B units are comprised of 3,250,000,000 Class B Common Units, 35,000,000 Series A Preferred Units, 69,932,428 Series B Preferred Units, 47,000,000 Series B-2 Preferred Units, 105,992,353 Series C Preferred Units, 28,255,455 Series C-1 Preferred Units,

8,706,402 Series C-2 Preferred Units, 150,000,000 D-1 Preferred Units, 300,000,000 Series D-2 Preferred Units, and 60,000,000 Class B Employee Equity Units (collectively, “Class B Units”). At the time of the amendment, the Company’s then issued and outstanding common units and employee equity units were converted into Class B Common Units and Class B Employee Equity Units on a 1:1 basis. The Company shall at all times reserve and keep available a sufficient number of Class B Common Units for issuance upon conversion of the historical Redeemable Convertible Preferred Units. The Class C units shall include Class C common units and Class C Employee Equity units (collectively, “Class C Units”). At the effective date of the amendment, TurnKey Vacations, Inc. became the sole managing member of Vacasa Holdings, LLC and the Company’s Board size was increased from 8 members up to 13 members. The rights of the historical Redeemable Convertible Preferred Units and holders of common units to appoint the Company’s Board described above remained unchanged except:
a.
the holders of the majority of the Class B Common Units and historical Redeemable Convertible Preferred Units (voting together and on an as converted basis) shall be entitled to designate three independent managers; and

b.
the holders of the majority of the Class A common units shall be entitled to designate two managers, so long as the Class A holders own any shares of Class A common units.

Preferred Return
The holders of the Redeemable Convertible Preferred Units are entitled to receive a preferred return (“Preferred Return”) accruing on such preferred unit on a daily basis, from the date of issuance at the rate of 5% per annum on the applicable preferred unit issue price and shall be compounded annually.
Liquidation
In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, or “Deemed Liquidation Event” (as defined below) (collectively, a “Liquidation Event”), after payment of, or other adequate provision for, the debts and obligations of the Company, the Company will distribute the net proceeds or assets available for distribution, whether in cash or in other property, to the holders of the Redeemable Convertible Preferred Units before payment to the holders of the common units or vested employee equity units, subject to a participation threshold. On a Liquidation Event, the holders of redeemable convertible preferred units are entitled to be paid an amount equal to the total unpaid Preferred Return on each preferred unit held by each holder and, following payment of the Preferred Return, holders of Redeemable Convertible Preferred will be entitled to receive their applicable original issue price per preferred unit. Following payment of the Preferred Return and original issue price, holders of Redeemable Convertible Preferred Units, common units and vested employee equity units (subject to achievement of the applicable participation threshold), will be entitled to receive a payment catch up to the highest Preferred Return payment received by a holder (the “Preferred Return Catch-up”). In the event the Company has insufficient assets to pay the holders of units of Redeemable Convertible Preferred Units the full liquidation preference, the holders of Redeemable Convertible Preferred Units would be paid ratably in proportion to the full amounts to which they would otherwise be entitled. Any assets of the Company remaining after payment of the above liquidation preference to the holders of Redeemable Convertible Preferred Units will be distributed to holders of Redeemable Convertible Preferred Units, common units, and vested employee equity units in accordance with the Company’s LLC Agreement.
Pursuant to the Amended LLC Agreement, in the event of a Liquidation Event, after payment of, or other adequate provision for, the debts and obligations of the Company, the Company will distribute the net proceeds or assets available for distribution, whether in cash or in other property (and to the extent there is a combination of cash or other property, such cash and other property shall be distributed pro rata to the members to the extent possible) to the holders of Class A common units, Class B Units and Class C Units as follows:
a.
First, an amount to the holders of the Class A common units for the amount of any payment in cash of interest or repayment in cash of the outstanding D-1 or D-2 convertible notes, as defined in the Amended LLC Agreement;

b.
Second, to the Class A common units, the initial proceeds available for distribution based on the initial Class A percentage until the proceeds are at least equal to Class A common unit threshold value and to the Class B Units, the initial proceeds available for distribution based on the initial Class B percentage until the proceeds are at least equal to Class B Units threshold, as defined in the amended LLC Agreement; and

c.
Third, to the Class A common unit Class B Unit holders and Class C Unit holders based on the percentage of proceeds available for distribution, as defined in the Amended LLC agreement.

The proceeds available for distribution to the Class B Units will be allocated to the holders of the Class B Units (i.e Redeemable Convertible Preferred Unit holders, Class B Common Unit Holders and Class B vested Employee Equity Units) in accordance with the Company’s Amended LLC Agreement. The Company’s Redeemable Convertible Preferred Unit holders will receive a liquidation preference from the amounts distributed to the Class B Units consistent with the liquidation preference described above prior to the Amended LLC Agreement. Any cash or assets allocated to the Class B Units remaining after the payment of the liquidation preference to the holders of Redeemable Convertible Preferred Units will be distributed to holders of Redeemable Convertible Preferred Units, Class B common units, and vested Class B Employee Equity Units, on an as converted basis, in accordance with the Company’s Amended LLC Agreement.
A “Deemed Liquidation Event” means (A) any merger, consolidation, recapitalization or sale of the Company, transfer or issuance of units or other transaction or series of related transactions, in each case, in which the members immediately prior to such transaction or permitted holders do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction; (B) the sale, distribution, lease, transfer, exclusive license or other disposition by the Company or any subsidiary of the Company of all or substantially all the assets of the company and its Subsidiaries taken as a whole, or the sale or disposition of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; (C) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; or (D) any bankruptcy or insolvency admission or proceeding.
Conversion
Each redeemable convertible preferred unit is convertible, at the option of the holder, into common units as determined by dividing the redeemable convertible preferred units issue price per unit by the conversion price in effect at the time of conversion. The conversion price for each of the Series A preferred units, Series B preferred units, Series B-2 preferred units, Series C preferred units, Series C-1 preferred units, and Series C-2 preferred units, giving effect to the issuance and sale of the senior secured convertible D-1 notes, is $1.00, $1.3883, $1.8090, $2.3281, $1.6870, and $1.7939 per unit. The conversion price for each class of redeemable convertible preferred units is subject to adjustments for any subdivision or combination of common units, reclassification, exchange and substitution of the redeemable convertible preferred units into the same or a different number of securities, and applicable dilutive issuances, in effect on the date of the conversion. However, any adjustments made to the conversion price of the redeemable convertible preferred units may be waived either prospectively or retroactively and either generally or in a particular instance, by written consent of holders of 55% or more of the respective series of redeemable convertible preferred units then issued and outstanding, voting together as a single class, on an as-converted basis.
Under the terms of the Company’s LLC Agreement, Redeemable Convertible Preferred Units shall automatically be converted into common units upon the occurrence of specific events, including a firm commitment underwriting public offering (“Qualified Public Offering”) with aggregate net proceeds of not less than $100,000,000 and the price offered for each Series C preferred unit, is at least equal to one and one-half multiplied by the Series C preferred issue price (subject to adjustments for distributions, splits, combinations and similar events) or (ii) the written consent of the holders of a majority of the outstanding units of such series of redeemable convertible preferred units.
Pursuant to the terms of the Amended LLC Agreement, the Company’s Redeemable Convertible Preferred Units will be converted into Class B common units and the definition of Qualified Public Offering was expanded to also include a deSPAC transaction. There were no changes to the conversion prices or automatic conversion features.

Redemption
Certain investors holding the majority of the Series B preferred units, Series B-2 preferred units, and Series C preferred units hold the right to elect to require the Company to redeem all or a portion of such units by providing written request delivered any time on or after October 22, 2022 and such time as no senior secured convertible D-1 and D-2 notes remain outstanding. The same right will be held by the Series D-1 and D-2 preferred units, if any senior secured convertible D-1 and D-2 notes are converted. Such election is to be made in writing by the holders of the respective redeemable convertible preferred units, detailing the number of Series B preferred units, Series B-2 preferred units, Series C preferred units, Series D-1 preferred units, and Series D-2 preferred units to be redeemed (“Redemption Triggering Notice”). Upon delivery of a Redemption Trigger Notice by the holders of redeemable convertible preferred units with redemption rights, each holder of Series A preferred units, Series B preferred units, Series B-2 preferred units, Series C preferred units, Series C-1 preferred units, and Series C-2 preferred units, Series D-1 preferred units and Series D-2 preferred units can elect to redeem all or a portion of the holder’s preferred units on a pari passu basis with the Series B preferred units, Series B-2 preferred units, Series C preferred units, Series D-1 preferred units and Series D-2 preferred units initially redeemed (“tag along rights”). After the initial redemption, each redeemable convertible preferred unit holder could require the Company to redeem, out of all available assets of the Company, all or a portion of the redeemable convertible preferred units held by such preferred unit holder which had not been converted into common units in accordance with the terms of the agreement. The Company shall redeem the respective redeemable convertible preferred units by paying in cash the amount equal to or greater of the preferred unit issue price plus an amount equal to the preferred unpaid return and the fair market value in respect of such redeemable convertible preferred unit. The Redeemable Convertible Preferred Units have been adjusted to their maximum redemption value at the end of each reporting period.
Pursuant to the Amended LLC Agreement, the redemption rights of the redeemable convertible preferred unit holders were removed. As such, the Company no longer adjusts the carrying value of the redeemable convertible preferred units to the maximum redemption values at each balance sheet date. The Company will continue to classify its redeemable convertible preferred units outside of permanent equity because the shares are considered effectively redeemable upon a deemed liquidation event. Subsequent to April 1, 2021, the Company did not adjust the carrying value of the redeemable convertible preferred units to the deemed liquidation value of such units as a qualifying liquidation event was not probable.
Preferred Unit Warrants
In connection with the termination of the Company’s Facility B Convertible Term Loan, on November 6, 2019, the Company issued Series A preferred unit warrants (the “Series A Preferred Unit Warrants”), which allowed the holder to purchase 5,000,000 units of the Company’s Series A preferred units with an exercise price of $1.00 per Series A preferred unit. The warrants had an expiration date of September 30, 2020. The fair value of the warrants on the issuance date of $2.1 million was recorded as a loss on debt extinguishment with a corresponding amount recorded to Accrued expenses and other current liabilities in the consolidated balance sheets. The warrants were initially recorded as a warrant derivative liability due to the underlying Series A preferred units being classified as temporary equity and measured at fair value each reporting date. The warrants are measured at fair value each period with changes in fair value recorded in Other income (expense), net in the consolidated statements of operations. On September 2, 2020, the Series A Preferred Unit Warrants were cashless exercised for 3,107,279 Series A preferred units. Upon exercise, the Company reclassified the related warrant derivative liability to the Series A preferred unit balance in temporary equity on the consolidated balance sheet.
Common Units
As of December 31, 2020, the Company is authorized to issue 3,250,000,000 common units.
Pursuant to the Amended LLC Agreement which was adopted on April 1, 2021, the Company is authorized to issue not more than 161,518,057 Class A common units, 3,250,000,000 Class B common units and nil Class C common units. Each common unit entitles the holder to one vote on all matters subject to vote by the unit holders. At the effective date of the Amended LLC Agreement, the Company issued 161,518,057 Class A common units and all the then outstanding common units were reclassified to Class B common units on a 1:1 basis. No changes were made to the total number of authorized and outstanding Redeemable Convertible Preferred Units, common unit warrants or UARs outstanding. Upon conversion, the Company’s Redeemable Convertible Preferred Units and common unit warrants shall convert into Class B common units. The Company is also authorized to issue up to 60,000,000 Class B Employee Equity Units and 21,411,801 Class C Employee Equity Units. The Company’s previously outstanding Employee Equity Units were converted into Class B Employee Equity Units on a 1:1 basis.
Class A, Class B and Class C common units are referred to as common units throughout the notes to the consolidated financial statements unless otherwise noted. Also, Class B and Class C Employee Equity Units are referred to as Employee Equity Units throughout the notes to the consolidated financial statements unless otherwise noted.
As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company had 176,824,152, 176,824,152, and 338,412,417 common units issued and outstanding at the end of each period.
The Company had Class B common units reserved for issuance as follows (in thousands):
	As of December 31,		As of June 30, 2021
	2019	2020
			(unaudited)
Conversion of outstanding Redeemable Convertible Preferred Units	288,798	292,201	292,201
Unit appreciation rights issued and outstanding	17,358	13,345	13,660
Series A preferred unit warrants outstanding	5,000	—	—
Conversion of Series D-1 convertible notes	—	114,820	116,882
Exercise and conversion of common unit warrants	7,453	7,453	7,453
Total	318,609	427,819	430,196
Common Unit Warrants
On September 9, 2015, the Company issued an investor, in connection with a borrowing arrangement, common unit warrants to purchase 937,077 common units at an exercise price of less than $0.01 per unit. Additionally, on March 28, 2017, the Company issued the investor additional common unit warrants to purchase up to an additional 1,086,000 of common units at an exercise price of $0.01 per unit. The common unit warrants expire on September 9, 2022 and March, 28, 2026, respectively. These warrants are classified within permanent equity. Upon expiration or other certain events, these warrants will automatically convert into common units, as stipulated in the warrant agreement.
On December 31, 2015, the Company issued a certain investor, in connection with the issuance of the Series A preferred units, common unit warrants to purchase 5,430,000 common units at an exercise price of less than $0.01 per unit. The common unit warrants expire on December 31, 2025. These warrants are liability classified under ASC 815-40, Contracts in Entity’s Own Equity, as the warrants contain certain provisions that result in the holder receiving additional common units upon exercise as a result of the Company issuing any equity securities after the initial issuance of the warrants. The warrant derivative liability is recorded in Accrued expenses and other current liabilities on the consolidated balance sheets. The warrants will continue to be measured at fair value each period until exercised. If the Holder has not exercised the warrants prior to the closing of a Deemed Liquidation Event or an initial public offering or as of the expiration date, then the Warrants will be deemed to be exercised in full through a cashless exercise, in which case the holder would receive upon such exercise the net number of common units, determined taking into account the fair market value of the common unit, exercise price of warrants, and the number of common units that would be issuable upon exercise of the warrants.
Note 12 — Equity-Based Compensation
Equity Incentive Plans
2016 Equity Incentive Plan
In 2016, the Company adopted the Vacasa LLC 2016 Equity Compensation Incentive Plan (the “2016 plan”). A total of 20,000,000 common units are reserved for issuance under the 2016 plan. As of December 31,

2020, 6,655,486 common units remained available for issuance under the 2016 plan. The 2016 plan provides for the issuance of unit appreciation rights (“UARs”) and incentive units. Upon completion of the Reorganization on May 21, 2020 described in Note 2 — Significant accounting policies, the 2016 plan and all outstanding awards granted under the 2016 plan were assumed by the Company. The plan was renamed to the Vacasa Holdings LLC 2016 Equity Compensation Incentive Plan. No changes were made to the terms of the granted awards assumed under the 2016 plan.
Unit Appreciation Rights
Unit appreciation rights (“UARs”) represent the right to receive the gain in the fair market value of a common unit of the Company between the grant date of the UAR and the exercise date for the number of units to which the right is exercised. Upon exercise, at the discretion of the Company, the increase in fair value may be paid in the combination of cash (or cash equivalents), common units, or other property. The Company accounts for the awards as equity awards, as the Company has the intent and ability to settle such awards in common units.
The UARs vest upon the satisfaction of both a service-based and a liquidity-event performance-based requirement. The service-based vesting condition for the awards is generally satisfied over four years. The liquidity-based vesting condition is satisfied upon (i) a change in control or (ii) six (6) months following an initial public offering (IPO) as defined in the Company’s incentive plan. The UARs vest on the first date upon which both the service-based and liquidity-event performance-based requirements are satisfied. To exercise a UAR, the holder must provide notice of exercise in accordance with the award agreement. The UARs have a term of 10 years from the date of grant. The Company accounts for forfeitures as they occur.
As of December 31, 2019 and 2020 and June 30, 2021 (unaudited), the Company concluded that the liquidity-event performance-based vesting condition had not been met nor was it probable of being satisfied. As a result, the Company has not recorded any equity-based compensation expense to date for any UARs with a liquidity-event performance-based vesting condition. In the period in which the liquidity-event performance-based condition becomes probable, the Company will record a cumulative catch-up expense for the service period completed to such date and will begin recording equity-based compensation expense using the accelerated attribution method, net of forfeitures, based on the grant-date fair value of the UARs for awards where the service period is not complete. As of December 31, 2020 and June 30, 2021 (unaudited), total unrecognized equity-based compensation expense for the UAR awards with both a liquidity-event performance-based vesting condition and service-based vesting condition was $0.6 million and $1.1 million, respectively. The unrecognized equity-based compensation will be recognized upon both the liquidity-event performance-based vesting conditions and service-based conditions being met.
The fair value of the UARs granted have been estimated using an option-pricing model with the following assumption ranges:
	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
(unaudited)
Expected volatility	31.0% – 32.4%	36.2% – 45.6%	31.0% – 36.2%	45.6% – 55.0%
Dividend yield	—%	—%	—%	—%
Expected term (in years)	3.0	2.3 – 3.1	3.0 – 3.1	0.3 – 2.3
Risk-free rate	1.5% – 2.5%	0.1% – 0.2%	0.1% – 1.5%	0.0% – 0.2%
Marketability discount	29.1% – 29.9%	23.4% – 39.7%	29.1% – 39.7%	8.3% – 23.4%

A summary of UAR activity was as follows::
Unit Appreciation Rights	Units (000s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Balance as of December 31, 2019	17,358	$1.07	7
Granted	2,451	$1.13
Forfeited or expired	(6,464)	$1.10
Balance as of December 31, 2020	13,345	$1.07	7
Granted (unaudited)	776	$1.83
Forfeited or expired (unaudited)	(461)	$1.14
Balance as of June 30, 2021 (unaudited)	13,660	$1.11	7
The following table summarizes information regarding UARs granted during each period:
	Years Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Number of UARs granted (000s)	4,988	2,451	650	776
Weighted average grant-date fair value per UAR	$0.04	$0.16	$0.03	$1.17
Profit Interest Units (Employee Equity Units)
On May 21, 2020, the Company’s board of directors formed Vacasa Employee Holdings LLC (“Employee Holdings LLC”) which was established to issue profit interest units to certain executives and board members in Employee Holdings LLC. When profit interest units of Employee Holdings LLC are issued to certain employees and board members of the Company, the Company issues a corresponding profit interest unit in the form of Employee Equity Units to Employee Holdings LLC. The cancellation or forfeiture of any Employee Holdings’ profit interest units automatically results in a decrease in an equal number of the Company’s Employee Equity Units. The Company accounts for forfeitures as they occur. A holder of a vested profit interest unit participates in excess earnings of the Company above the established participation threshold per the amended and restated LLC agreement of the Company. As of December 31, 2020 and June 30, 2021 (unaudited), 25,958,026 and 35,323,602 Employee Equity Units remained available for issuance, respectively.
Employee Equity Units are subject to a time-based vesting condition. The time-based vesting condition is generally over four years with 25% vesting on the one year anniversary of the vesting commencement date of the award, followed by 1/48th of the remaining units vesting monthly over three years. The fair value of each grant was estimated on the date of the award using an option pricing model with the following assumption ranges:
	Year Ended December 31, 2020	Six Months Ended June 30, 2021
(unaudited)
Expected volatility	36.2% – 45.6%	45.6% – 55.0%
Dividend yield	—%	—%
Expected term (in years)	2.3 – 3.1	0.6 – 2.3
Risk free rate	0.1% – 0.2%	0.0% – 0.1%
Marketability discount	23.4% – 39.7%	23.4% – 26.6%

A summary of Employee Equity Units is as follows:
	Number of Units (000s)	Weighted-Average Grant Date Fair Value
Unvested balance as of December 31, 2019	—	$—
Units granted	34,042	$0.26
Units vested	(14,272)	$0.23
Units forfeited or cancelled	—	$—
Unvested balance as of December 31, 2020	19,770	$0.29
Units granted (unaudited)	12,046	$1.56
Units vested (unaudited)	(5,978)	$0.26
Units forfeited or cancelled (unaudited)	—	$—
Unvested balance as of June 30, 2021 (unaudited)	25,838	$0.94
As of December 31, 2020 and June 30, 2021 (unaudited), there was $5.6 million and $21.7 million of unrecognized compensation expense related to unvested Employee Equity Units, which is expected to be recognized over a weighted-average period of 2 years and 3.4 years respectively.
As noted above, the Company estimated the fair value of the Employee Equity Units on the date of grant using an option pricing model which uses the expected option term, unit price volatility and the risk-free interest rate. The expected option term assumption reflects the period for which the Company believes the awards will remain outstanding. The Company’s computation of expected volatility is based on the historical volatility of selected comparable publicly traded companies over a period equal to the expected term of the award. The risk-free interest rate reflects the U.S. Treasury yield curve for a similar instrument with the same expected term in effect at the time of the grant.
Equity-Based Compensation Expense
The Company classifies equity-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified. The Company recorded equity-based compensation expense for the periods presented in the consolidated statements of operations as follows (in thousands):
	Years Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Cost of revenue	$—	$—	$—	$—
Operations and support	—	252	—	62
Technology and development	—	641	—	322
Sales and marketing	—	372	—	654
General and administrative	69	2,084	690	1,963
Total equity-based compensation expense	$69	$3,349	$690	$3,001
Note 13 — Net Loss Per Common Unit
The Company uses the two-class method when computing net loss per common unit as the Company’s redeemable convertible preferred units meet the definition of a participating security. The two-class method determines net loss per common unit and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires earnings available to common unit holders for the period to be allocated between common unit and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. Accordingly, in periods in which the Company reports a net loss or a net loss attributable to common units resulting from preferred unit dividends, net losses are not allocated to participating securities. The Company reported a net loss attributable to common unit holders for all periods presented.

Basic net loss per common unit is computed by dividing the net loss attributable to common unit holders by the weighted-average number of units of common units outstanding for the period. The diluted net loss per common unit is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per unit attributable to common unit holders is the same as basic net loss per unit attributable to common unit holders, because potentially dilutive common units are anti-dilutive.
The following table presents the calculation of basic and diluted net loss per unit (in thousands, except per unit data):
	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Numerator
Net loss	$(84,872)	$(92,338)	$(56,456)	$(69,214)
Remeasurement of redeemable convertible preferred units	(42,186)	(202,433)	6,629	(426,101)
Net loss attributable to common units	$(127,058)	$(294,771)	$(49,827)	$(495,315)
Denominator
Weighted average units used to compute net loss per unit attributable to common units – basic and diluted	173,408	176,824	176,824	258,090
Net loss per common unit, basic and diluted	$(0.73)	$(1.67)	$(0.28)	$(1.92)
As of December 31, 2019 and 2020 and June 30, 2020 and 2021 (unaudited), UARs to be settled in up to 17,358,445, 13,344,514, 12,238,202 and 13,659,910 common units were excluded from the table below because the units are subject to performance conditions that were not archived as of this date. The following outstanding units of common stock equivalents were excluded from the computation of the diluted net loss per unit for the periods presented because their effect would have been anti-dilutive (in thousands):
	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Common unit warrants outstanding	7,453	7,453	7,453	7,453
Series A preferred unit warrants outstanding	5,000	—	5,000	—
Conversion of Series D-1 convertible notes	—	114,820	109,246	116,882
Redeemable convertible preferred units outstanding	288,798	292,201	288,798	292,201
Total	301,251	414,474	410,497	416,536
Note 14 — Commitments and Contingencies
Leases
See Note 7 — Leases.
Regulatory Matters and Legal Proceedings
The Company’s operations are subject to dynamic regulatory laws, varying by jurisdiction. In addition, the Company has been and is currently a party to various legal proceedings, including employment and general litigation matters, which arise in the ordinary course of business. Such proceedings and claims can require the expenditure of significant company resources, both financial and operational.
Regulatory Matters
The Company’s core business operations consist of the management of short-term vacation rental stays, with such operations subject to local city and county ordinances, together with various state, U.S. and foreign laws, rules and regulations. Such laws are complex and subject to change, and in several instances, jurisdictions have yet to codify or implement applicable laws. Other ancillary components of the Company’s business activities include the management of long-term rental stays, HOA management and real estate activity. In addition to laws governing the aforementioned business lines, the Company must comply with laws in relation to travel, tax, privacy and data protection, intellectual property, competition, health and safety, consumer protection, employment and many others. These business operations expose the Company to inquiries and potential claims related to its compliance with applicable laws and regulations. Given the shifting landscape with respect to the short-term rental laws, changes in law or the implementation of new laws could have a material impact on the Company’s business.
Tax Matters
Some states and localities in the United States and elsewhere in the world impose transient occupancy or lodging accommodations taxes (“Lodging Taxes”) on the use or occupancy of lodging accommodations or other traveler services. The Company collects and remits Lodging Taxes in around 1,000 jurisdictions on behalf of its hosts. Such Lodging Taxes are generally remitted to tax jurisdictions within a 30 day period following the end of each month, quarter, or year end.
As of December 31, 2019 and 2020 and June 30, 2021 (unaudited), the Company had an obligation to remit Lodging Taxes collected from guests who had stayed in these jurisdictions totaling $5.3 million, $9.1 million, and $19.9 million, respectively. These payables are recorded in Hospitality and sales taxes payable on the consolidated balance sheets.
The Company’s potential obligations with respect to Lodging Taxes could be affected by various factors, which include, but are not limited to, whether the Company determines, or any tax authority asserts, that the Company has a responsibility to collect lodging and related taxes on either historical or future transactions or by the introduction of new ordinances and taxes which subject the Company’s operations to such taxes. The Company is under audit and inquiry by various domestic and foreign tax authorities with regard to non-income tax matters. The subject matter of these contingent liabilities primarily arises from the Company’s transactions with its homeowners, guests, and service contracts. The disputes involve the applicability of transactional taxes (such as sales, value-added, information reporting, and similar taxes) to services provided. The Company has estimated liabilities in a certain number of jurisdictions with respect to state, city, and local taxes related to lodging where management believes it is probable that the Company has additional liabilities, and the related amounts can be reasonably estimated. As of December 31, 2019 and 2020 and June 30, 2021 (unaudited), accrued obligations related to these estimated taxes, including estimated penalties and interest, totaled $2.8 million, $7.6 million, and $14.0 million, respectively. Due to the inherent complexity and uncertainty of these matters and judicial processes in certain jurisdictions, the final outcomes may exceed the estimated liabilities recorded.
Refer to Note 10 — Income Taxes, for further discussion on other tax matters.
Litigation
The Company has been and is currently involved in litigation and legal proceedings and subject to legal claims in the ordinary course of business. These include legal claims asserting, among other things, commercial, competition, tax, employment, pricing, discrimination, consumer, personal injury, and property rights. As of December 31, 2020, June 30, 2021 (unaudited), and as of the filing of these financial statements, the Company was not involved in any material legal proceedings.
In the future, we may become party to additional legal proceedings that may subject the Company to monetary damage awards, fines, penalties, and/or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect the Company’s business, results of operations, and financial condition. The outcomes of legal proceedings are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters. While it is not possible to determine the outcomes, the Company believes based on its current knowledge that the resolution of all such pending matters will not, either individually or in the aggregate, have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows.

The Company establishes an accrued liability for loss contingencies related to legal matters when a loss is both probable and reasonably estimable. These accruals represent management’s best estimate of probable losses. Such currently accrued amounts are not material to the Company’s consolidated financial statements. However, management’s views and estimates related to these matters may change in the future, as new events and circumstances arise and the matters continue to develop. Until the final resolution of legal matters, there may be an exposure to losses in excess of the amounts accrued. With respect to outstanding legal matters, based on current knowledge, the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows. Legal fees are expensed as incurred.
Homeowner Protection Coverage
The Company offers an Accommodations Protection Program (the “Program”) that covers the Company and the homeowner for up to $1 million per occurrence for liability arising from bodily injury or property damage suffered by a guest or a guest’s invitees at a vacation rental property managed by the Company. The Program also covers up to $1 million per occurrence for guest-caused damage to a covered property and up to $20,000 per occurrence for damage to contents. Program coverage applies only to covered incidents that occur during the period of a confirmed rental reservation for the property that is booked through the Company. The Program is administered by a third-party insurer under a commercial liability insurance policy and is subject to the policy terms and Program rules that are in effect at the time of an occurrence. The Program includes various market-standard conditions, limitations, and exclusions. Homeowners who sign a new vacation rental services agreement with the Company are automatically enrolled in the Program and charged a fixed amount per night of each confirmed vacation rental stay. A homeowner may opt out of the Program at any time by obtaining insurance coverage that covers use of the home as a vacation rental and completing an opt-out form. If an owner opts out of the Program, the homeowner’s insurance policies become primary for all occurrences and incidents that happen in or about the home.
Indemnification
As a matter of ordinary course, the Company provides indemnification clauses in commercial agreements where appropriate, in accordance with industry standard. As a result, the Company may be obligated to indemnify third parties for losses or damages incurred in connection with the Company’s operations or its non-compliance with contractual obligations. Additionally, the Company has entered into indemnification agreements with its officers and directors and its operating agreement contains certain indemnification obligations for officers and directors. It is not possible to determine the aggregate maximum potential loss pursuant to the aforementioned indemnification provisions and obligations due to the unique facts and circumstances involved in each particular situation.
Note 15 — Subsequent Events
The Company has evaluated subsequent events through May 12, 2021, which represents the date the annual consolidated financial statements were available for issuance.
On April 1, 2021, the Company completed the strategic acquisition of TurnKey Vacation Rentals, Inc. (“TurnKey”), a provider of property management and marketing services for residential real estate owners in the United States. The acquisition of TurnKey expands the Company’s footprint of vacation properties under management in current and adjacent markets. Pursuant to the acquisition agreement, the Company acquired the operations of TurnKey for cash consideration of $45 million and common units with a fair value of approximately $405 million (refer to Note 3 — Acquisitions for updated information about this fair value estimate). The purchase price is subject to adjustment for certain working capital adjustments and post-closing adjustments. The Company will account for this acquisition in accordance with ASC 805, Business Combinations, which requires the assets acquired and the liabilities assumed to be measured at fair value at the date of the acquisition. The initial accounting and fair value measurements of the purchase consideration transferred, assets acquired, and liabilities assumed necessary to develop the purchase price allocation are not yet completed. The Company expects to record a material amount of intangible assets, primarily homeowner contracts, and goodwill in the second quarter of 2021.

On April 1, 2021, the Company amended and restated its limited liability company agreement (“LLC agreement”) to create new classes of common units including Class A common units, Class B common units and Class C common units. Additionally the Company created Class B Employee Equity Units and Class C Employee Equity Units. The Company is authorized to issue 161,518,057 of Class A common units, 3,250,000,000 Class B common units, 60,000,000 Class B Employee Equity Units, zero Class C common units, and 21,411,801 Class C Employee Equity Units. The Company’s previously outstanding common units and Employee Equity Units were converted into Class B common units and Class B Employee Equity Units on a 1:1 basis. No changes were made to the total number of authorized and outstanding convertible redeemable preferred units, common unit warrants or UARs outstanding. The Company’s Redeemable Convertible Preferred Units, common unit warrants and UARs will convert into Class B common units. The historical investors of TurnKey received 161,518,057 Class A common units in connection with the business acquisition described above. Each Class A, Class B and Class C common unit entitles the holder to one vote on all matters subject to vote by the unit holders. The Company’s Redeemable Convertible Preferred Units vote on an as-converted basis with the Class A, Class B and Class C common units.
Additionally, upon closing of the TurnKey acquisition, the Company amended its LLC agreement to remove the redemption provisions that allowed the holders of the majority of the Company’s redeemable convertible preferred units to require the Company to redeem all or a portion of such units for cash or other assets of the Company on or after October 22, 2022 and such time as no senior secured convertible D-1 and D-2 notes remain outstanding. As a result of the modification, the Company’s convertible redeemable preferred units will no longer be recorded at their maximum redemption value at the end of each reporting period. The Company will continue to record the convertible redeemable preferred units in temporary equity due to liquidation rights that are not solely in control of the Company.
Note 16 — Subsequent Events (Unaudited)
The Company has evaluated for additional subsequent events after May 12, 2021 through September 20, 2021, the date the unaudited interim consolidated financial statements were available for issuance.
Subsequent to the end of our second quarter, the Company completed the following portfolio transactions:
•
On July 1, 2021, the Company acquired a vacation property management business in exchange for total consideration with a fair value of approximately $38 million, comprised of $23 million cash paid and $15 million of contingent consideration.

•
On July 29, 2021, the Company acquired a vacation property management business in exchange for total consideration with a fair value of approximately $33.5 million, comprised of $33 million cash paid and $0.5 million of contingent consideration.

The acquisitions are part of the Company’s strategy of expanding its supply of vacation properties under management in current and adjacent markets. The Company expects the acquisitions to be accounted for as business combinations and is currently assessing the purchase price allocation. The Company expects the majority of the purchase price for each acquisition to be allocated to intangible assets and goodwill.
On July 28, 2021, the Company, along with certain investors of the Company including, Turnkey Vacations, Inc. (“TK Newco”), and certain other equity holders of the Company (together with TK Newco, the “Blockers”), and its wholly owned subsidiary Vacasa, Inc. (“Vacasa, Inc.”), a Delaware corporation formed on July 1, 2021, and certain other parties entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”) with TPG Pace Solutions Corporation (“TPG Pace”), pursuant to which, amount other things, and subject to the conditions therein:
•
the D-1 Convertible Notes of the Company will convert into series D-1 preferred units of the Company and outstanding warrants to purchase common unit equity interests in the Company will be exercised in accordance with their terms;

•
a restructuring will be completed such that, after giving effect to that restructuring, the Blockers will directly hold equity interests in the Company;

•
the Company will recapitalize its outstanding equity interests into new common units (subject to substantially the same terms and conditions, including applicable vesting requirements) and certain other rights to acquire equity interests (the “the Company’s Recapitalization”);

•
one (1) business day prior to the closing date of the transactions contemplated by the Business Combination Agreement (the “Closing”), TPG Pace will merge (the “Domestication Merger” and the proposal to approve the Domestication Merger, the “Domestication Merger Proposal”) with and into Vacasa, Inc., with Vacasa, Inc. surviving the Domestication Merger;

•
at the effective time of the Domestication Merger (the “Domestication Merger Effective Time”), (a) each then issued and outstanding Class A ordinary share of TPG Pace will convert automatically, on a one-for-one basis, into a share of Vacasa Inc. Class A Common Stock; (b) each then issued and outstanding Class F ordinary share of TPG Pace will convert automatically, on a one-for-one basis, into a share of class F common stock of Vacasa Inc. (“Vacasa Class F Common Stock”, which thereafter will convert into shares of Vacasa, Inc. Class A Common Stock in accordance with the Vacasa, Inc. Certificate of Incorporation); (c) each then issued and outstanding Class G ordinary share of TPG Pace will convert automatically, on a one-for-one basis, into a share of class G common stock of Vacasa, Inc. (“Vacasa Class G Common Stock”); and (d) the common stock of Vacasa, Inc. held by the Company will be cancelled;

•
the investors party to Subscription Agreements will purchase, and Vacasa, Inc. will issue and sell to the investors, the number of shares of Vacasa, Inc. Class A Common Stock pursuant to and set forth in the Subscription Agreements against payment of the amount set forth in the Subscription Agreements;

•
the investors party to the Forward Purchase Agreements will purchase, and Vacasa, Inc. will issue and sell to such investors, the number of shares of Vacasa, Inc. Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amount set forth in the Forward Purchase Agreements;

•
through a series of separate merger transactions, the Blockers will merge with and into Vacasa, Inc., with Vacasa, Inc. ultimately surviving such merger transactions and owning the assets previously owned by the Blockers (the “Blocker Mergers”);

•
immediately following the Blocker Mergers and in connection with the Closing, Vacasa, Inc. will contribute all of its assets (other than the interests in the Company it then holds and amounts necessary to fund any shareholder redemptions), which will consist of the amount of funds contained in TPG Pace’s trust account (the “Trust Account”) (net of any deferred underwriting commissions and transaction expenses and amounts paid in respect of shareholder redemptions and including the net cash proceeds resulting from the share issuances contemplated by the Subscription Agreements and the Forward Purchase Agreements (collectively, “Available Cash”), less the Company’s Cash Consideration, if applicable, to the Company in exchange for a number of OpCo Units of the Company such that Vacasa, Inc. thereafter will hold a number of OpCo Units of the Company equal to the total number of shares of Vacasa, Inc. Class A Common Stock (after giving effect to the conversion of the Vacasa Class F Common Stock in accordance with the Vacasa, Inc. Certificate of Incorporation) and Vacasa Class G Common Stock issued and outstanding immediately after giving effect to the Business Combination.

•
on the date of the Closing, in connection with the Company’s Recapitalization, the Domestication Merger and Blocker Mergers, as applicable: (a) Vacasa, Inc. will sell a number of shares of Vacasa, Inc. Class B Common Stock to each holder of OpCo Units for an amount per share equal to the par value thereof, (b) each Vacasa Holdings unit appreciation right award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an award of stock appreciation rights (each, a “Vacasa SAR Award”) covering shares of Vacasa, Inc. Class A Common Stock, (c) each option to purchase TK Newco stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase shares of Vacasa, Inc. Class A Common Stock (each, a “Vacasa Option”), (d) each Existing VH Holder entitled to receive a portion of the Vacasa Holdings Cash Consideration, if applicable, (other than the owners of the Blockers) will sell OpCo Units to Vacasa, Inc. in exchange for its allocable portion of the Vacasa Holdings Cash Consideration, if applicable, (at a price of $10 per OpCo Unit) and certain rights described in the Tax Receivable Agreement with respect to such OpCo Units sold, and (e) by virtue of each Blocker Merger, the outstanding equity interests in the applicable Blocker will be converted into the right to receive shares of Vacasa Class A Common Stock or other equity interests, a portion of the Vacasa Holdings Cash Consideration (if any), and certain rights as set forth in the Tax Receivable Agreement).
The aggregate consideration in connection with the Business Combination will be based on an equity value for the Company of $3,963,000,000. This aggregate consideration is expected to consist solely of shares of Vacasa, Inc. valued at $10.00 per share/unit (the “Equity Consideration”). The Business Combination is being accomplished through what is commonly referred to as an “Up-C” structure. The closing of the Business Combination is subject to conditions including approval of the stockholders of TPG Pace and minimum available cash conditions of TPG Pace, as defined in the Business Combination Agreement. The Business Combination is expected to close in the fourth quarter of 2021.
In connection with the execution Business Combination Agreement described above, the Company modified the existing provisions of its UARs such that the existing performance condition is deemed satisfied upon the consummation of the Business Combination and continued service by the holder for a period of 180 days after the Business Combination. The existing service vesting requirements under the UAR awards were otherwise not modified. The modification results in compensation cost being measured based on the modification date fair value, and the Company will begin recognizing compensation cost for these awards upon consummation of the Business Combination.

TurnKey Vacation Rentals, Inc.
Financial Statements
as of and for the Year Ended
December 31, 2020 and
Independent Auditors’ Report

Independent Auditors’ Report
To the Board of Directors and Stockholders of
TurnKey Vacation Rentals, Inc.:
We have audited the accompanying financial statements of TurnKey Vacation Rentals, Inc. (a Delaware corporation) (the “Company”), which comprise the balance sheet as of December 31, 2020, and the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Change in Accounting Principles
As discussed in Note 2 to the financial statements, the Company elected to change its accounting policies related to purchase accounting, goodwill amortization, and temporary-equity. Our opinion is not modified with respect to those matters.
/s/ Maxwell Locke & Ritter LLP
June 9, 2021
Austin, Texas

TurnKey Vacation Rentals, Inc.
Balance Sheet
December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$42,095,831
Funds held on behalf of property owners	18,711,538
Accounts receivable, net	3,004,237
Capitalized contract costs, net	1,536,540
Prepaid expenses and other current assets	953,327
Total current assets	66,301,473
Capitalized contract costs, net	1,032,290
Property and equipment, net	1,542,493
Other assets	68,861
Total	$68,945,117
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,247,404
Accrued expenses and other current liabilities	7,329,802
Liability for funds held on behalf of property owners	25,052,558
Deferred revenue	8,896,187
Paycheck Protection Program loan (Note 6)	6,419,900
Total current liabilities	48,945,851
Line of credit	8,000,000
Total liabilities	56,945,851
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, par value $0.001:
Series E Preferred Stock, 11,203,300 shares authorized, issued, and outstanding	33,000,441
Series D Preferred Stock, 12,995,504 shares authorized, issued, and outstanding	30,999,475
Series C Preferred Stock, 14,575,720 shares authorized, 14,492,624 shares issued and outstanding	21,347,635
Series B Preferred Stock, 10,102,990 shares authorized, issued, and outstanding	10,299,998
Series A Preferred Stock, 6,340,548 shares authorized, issued, and outstanding	5,000,156
Series Seed 2 Preferred Stock, 8,463,310 shares authorized, issued, and outstanding	3,037,482
Series Seed 1 Preferred Stock, 6,265,163 shares authorized, issued, and outstanding	1,697,859
Total redeemable convertible preferred stock	105,383,046
Stockholders’ equity (deficit):
Common stock, par value $0.0001, 106,941,000 shares authorized, 19,135,738 shares issued and outstanding as of December 31, 2020	1,913
Additional paid-in capital	855,825
Accumulated deficit	(94,241,518)
Total stockholders’ deficit	(93,383,780)
Total	$68,945,117
See notes to financial statements.

TurnKey Vacation Rentals, Inc.
Statement of Operations
Year Ended December 31, 2020
Revenues	$93,214,432
Cost of revenues	47,439,183
Gross profit	45,775,249
Operating expenses:
Employee compensation and benefits	34,306,070
General and administrative	10,351,726
Sales and marketing	5,974,809
Travel	1,307,462
Depreciation and amortization	957,526
Total operating expenses	52,897,593
Loss from operations	(7,122,344)
Other income (expense):
Interest income	82,338
Interest expense	(274,391)
Other expense, net	(99)
Total other income, net	(192,152)
Loss before income taxes	(7,314,496)
Income tax expense	128,001
Net loss and comprehensive loss	$(7,442,497)
See notes to financial statements.

TurnKey Vacation Rentals, Inc.
Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Year Ended December 31, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2019	69,863,439	$105,383,046	18,655,367	$1,865	$354,171	$(86,799,021)	$(86,442,985)
Exercise of common stock options	—	—	480,371	48	123,170	—	123,218
Stock-based compensation	—	—	—	—	378,484	—	378,484
Net loss	—	—	—	—	—	(7,442,497)	(7,442,497)
Balance, December 31, 2020	69,863,439	$105,383,046	19,135,738	$1,913	$855,825	$(94,241,518)	$(93,383,780)
See notes to financial statements.

TurnKey Vacation Rentals, Inc.
Statement of Cash Flows
Year Ended December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(7,442,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Release of provision for bad debt	(4,351)
Amortization of contract costs	1,214,369
Depreciation and amortization	957,526
Loss on disposal of property and equipment	50,868
Stock-based compensation	378,484
Changes in operating assets and liabilities that provided (used) cash:
Funds held on behalf of property owners	(5,558,231)
Accounts receivable	(1,394,339)
Capitalized contract costs	(2,083,908)
Prepaid expenses and other assets	106,289
Accounts payable	675,988
Accrued expenses and other current liabilities	2,305,430
Liability for funds held on behalf of property owners	7,514,815
Deferred revenue	3,480,373
Net cash provided by operating activities	200,816
Cash Flows from Investing Activities-
Purchases of property and equipment	(939,746)
Net cash used in investing activities	(939,746)
Cash Flows from Financing Activities:
Borrowings on Paycheck Protection Program loan	6,419,900
Borrowings on line of credit	8,500,000
Payments on line of credit	(500,000)
Proceeds from exercise of common stock options	123,218
Net cash provided by financing activities	14,543,118
Net change in cash and cash equivalents	13,804,188
Cash and cash equivalents, beginning of year	28,291,643
Cash and cash equivalents, end of year	$42,095,831
Supplemental Cash Disclosure-
Cash paid for interest	$240,419
See notes to financial statements.

TurnKey Vacation Rentals, Inc.
Notes to Financial Statements
Year Ended December 31, 2020
1.
Description

TurnKey Vacation Rentals, Inc. (the “Company”), headquartered in Austin, Texas, provides property management and marketing services for residential real estate owners.
2.
Summary of Significant Accounting Policies

Basis of Presentation — The accompanying financial statements are presented in accordance with Accounting Principles generally accepted in the United States of America (“U.S. GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
Funds Held on Behalf of Property Owners — In the course of the Company’s regular business activities as a property manager, the Company collects funds from rental customers which are intended to be used to pay property owners and taxing authorities on behalf of the property owners. No less than seventy-five percent of these funds are held in segregated cash accounts. The corresponding liability for these funds held on behalf of property owners is reported as liability for funds held on behalf of property owners on the balance sheet.
Accounts Receivable — Accounts receivable from property owners and credit card companies arise in the normal course of business and are recorded based on contracted prices when the Company has an unconditional right to payment under the terms of the contract. The Company continually evaluates the credit worthiness of each property owner’s financial condition and generally does not require collateral. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debts against amounts due. As of December 31, 2020, the allowance for doubtful accounts totaled approximately $57,000.
Concentration of Credit Risk — Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with a limited number of high-quality financial institutions and may exceed the amount of insurance provided on such deposits.
Capitalized Contract Costs — The Company recognizes an asset for the incremental costs to obtain a contract, such as sales commissions, if the Company expects to recover those costs through the margin inherent in the contract. When the amortization period of the asset that the Company would otherwise have recognized is one year or less, the Company applies the practical expedient to expense costs to obtain a contract as incurred. The Company recognizes an asset for the incremental costs to fulfill a contract, such as labor and materials associated with onboarding new property owner customers, if the costs relate directly to an existing or specific anticipated contract, generate or enhance resources that the Company will use to satisfy performance obligations in the future, and if the Company expects to recover those costs through the margin inherent in the contract. Costs to obtain and fulfill contracts are amortized to operating expenses over the estimated benefit period of approximately three years in a manner that is consistent with the transfer of the related goods or services to which the asset relates. The costs are periodically reviewed for impairment. As of December 31, 2020, capitalized contract costs included approximately $897,000 and $1,672,000 of capitalized costs to obtain and fulfill contracts, respectively.

Internal-Use Software — Costs incurred during the preliminary stage of the development of an application, such as the conceptualization and evaluation of the project, are expensed as incurred. Costs incurred during the development stage of the application, such as coding, testing and debugging, are capitalized and subjected to a recovery test. Costs incurred to enhance and extend software lives are also capitalized. Costs incurred in the post implementation and operation phases of the application, such as training and maintenance, are expensed as incurred. As management determined the estimated benefit period associated with internal-use software was less than one year, the Company did not capitalize any internal-use software costs as of December 31, 2020.
Property and Equipment — Property and equipment are stated at cost less accumulated depreciation and amortization. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the life of the leasehold improvement or the term of the related lease. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed and any resulting gain or loss is credited or charged to income or expense, respectively.
Impairment of Long-Lived Assets — Long lived assets subject to depreciation and amortization are reviewed for impairment at the asset group level whenever events or circumstances indicate that the amount recorded may not be recoverable. An impairment loss is recognized by the amount in which the carrying amount of the asset group exceeds fair value, if the carrying amount of the asset group is not recoverable.
Fair Value Measurements — Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value accounting requires characterization of the inputs used to measure fair value into a three-level fair value hierarchy as follows:
Level 1 —
Inputs based on quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 —
Observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the entity.

Level 3 —
Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available.

There are three general valuation techniques that may be used to measure fair value: 1) market approach — uses prices generated by market transactions involving identical or comparable assets or liabilities, 2) cost approach — uses the amount that currently would be required to replace the service capacity of an asset (replacement cost), and 3) income approach — uses valuation techniques to convert future amounts to present amounts based on current market expectations.
Revenue Recognition — Refer to Note 3 for discussion of the Company’s revenue recognition policy.
Advertising Costs — Advertising costs are charged to expense as incurred. The Company incurred advertising costs of approximately $4,707,000 during the year ended December 31, 2020, which are included in sales and marketing expense on the statement of operations.
Income Taxes — The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Income taxes are accounted for under the liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of changes in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. Valuation allowances are established when considered necessary to reduce the net deferred tax assets to amounts which are more likely than not to be realized.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.
Stock-based Compensation — The Company accounts for stock-based transactions using a fair-value method and recognizes stock-based compensation in the statement of operations over the employee’s requisite vesting period. Stock-based compensation expense is measured on the grant date based on the fair value of the award and is recognized over the employee’s requisite service period.
Changes in Accounting Principles — The Company historically elected certain private company accounting alternatives related to (i) identifiable intangible assets acquired in a business combination, (ii) the amortization of goodwill, and (iii) the presentation of temporary-equity for redeemable preferred stock. Management elected to no longer apply these private company accounting alternatives during the year ended December 31, 2020 in anticipation of a future acquisition of the Company. As a result of the changes for identifiable intangible assets in a business combination, no goodwill was recorded related to business combinations completed in years prior to 2020 and the identifiable intangible assets acquired in those business combinations were fully amortized prior to 2020 and no longer remain on the balance sheet. Refer to the balance sheet and the statement of changes in redeemable convertible preferred stock and stockholders’ deficit for the impact of the change in presentation of temporary-equity for redeemable preferred stock.
Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires the recognition of right-of-use lease assets and lease liabilities by lessees for all leases, including leases previously classified as operating leases, and modifies the classification criteria and accounting for sales-type and direct financing leases by lessors. Leases continue to be classified as finance or operating leases by lessees and both classifications require the recognition of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments in the balance sheet. Interest on the lease liability and amortization of the right-of-use asset are recognized separately in the statement of operations for finance leases and as a single lease cost recognized on the straight-line basis over the lease term for operating leases. The standard is effective using a modified retrospective approach for public business entities for fiscal years beginning after December 15, 2021 and early adoption is permitted. The Company is currently evaluating the impact the standard will have on its financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which seeks to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including trade receivables and other commitments to extend credit held by a reporting entity at each reporting date. Entities are required to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects current expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. The amendment is effective using a modified retrospective approach for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company is currently evaluating the impact the amendment will have on its financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting standards for income taxes. The amendment clarifies and simplifies aspects of the accounting for income taxes to help promote consistent application of U.S. GAAP by eliminating certain exceptions to the general principles of ASC 740, Income Taxes. The amendment is effective for public business entities for fiscal years beginning after December 15, 2020 and early adoption is permitted. The Company will apply the amendment prospectively, with the exception of the guidance on franchise taxes that are partially based on income, which will be applied either retrospectively or using a modified retrospective approach. The Company is currently evaluating the impact the amendment will have on its financial statements.
3.
Revenue Recognition

Revenue is recognized when promised services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services by following a five step process: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to each performance obligation, and (5) recognize revenue when or as the Company satisfies a performance obligation. A performance obligation is a promise in the contract to transfer a distinct good or service to a customer. The Company primarily derives its revenues from 1) providing property management and marketing services to independent property owners (“property owner services”), and 2) providing property rental booking and damage waiver protection services to the property owners’ rental guests (“guest services”). Property owner contracts are generally cancellable without penalty. Property owners are invoiced monthly and the Company remits the rental fees received in each month to the property owners, net of the Company’s agreed-upon fees. Payment for guest services is collected at contract inception. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.
Each of the promises in the property owner services contracts and the guest services contracts are distinct; however, the Company accounts for the property owner services as a single performance obligation and accounts for the guest services as a single performance obligation as the services are delivered concurrently and have the same pattern of transfer to the customer.
The monthly property owner services represent a series of distinct performance obligations that are substantially the same and have the same pattern of transfer to the customer. The transaction price for these contracts includes variable consideration in the form of fees based on monthly rental transaction and service order volume and revenue is recognized over the contract term based on actual usage in each month. Property owner services revenue is recognized net of third-party vendor fees associated with service orders as the Company is acting as an agent on behalf of the property owners in arranging for these services.
The transaction price for the guest services contracts includes variable consideration as a result of refunds provided to guests at management’s discretion and fees charged for excessive wear and tear to the property. Management has determined that the variable consideration associated with possible refunds and excessive wear and tear fees is not constrained and uses an expected value method to estimate the variable consideration at contract inception and updates its estimates of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market. The liability for estimated refunds was not significant as of December 31, 2020. Guest services revenue is recognized ratably over the reservation period, net of amounts collected for property damage, wear and tear, and trash service fees collected from the guests by the Company acting as an agent on behalf of the property owners.
Disaggregated revenues were as follows for the year ended December 31, 2020:
Property management services	$91,192,075
Other	2,022,357
Total revenues	$93,214,432
The Company issued future stay credits to guests during the year ended December 31, 2020 following reservation cancellations resulting from lockdowns in certain markets as a result of the COVID-19 pandemic (Note 7). These future stay credits expire at various dates during 2021. Management determined that revenue recognized subject to these future stay credits is constrained and the Company will recognize the associated revenue, net of third-party vendor fees and amounts collected on behalf of property owners, either (i) ratably over the future reservation period when the future stay credits are redeemed by guests, or (ii) upon expiration of the unused future stay credits. As of December 31, 2020, the following amounts were included on the Company’s balance sheet related to these future stay credits:
Accrued expenses and other current liabilities	$1,252,358
Liability for funds held on behalf of property owners	8,253,619
Deferred revenue	3,959,804
Total liabilities associated with future stay credits	$13,465,781
Deferred revenue on the Company’s balance sheet includes amounts received from guest services customers in excess of revenue recognized and amounts billed to guest services customers under the provisions of the guest services contracts, for which balances may still be outstanding in accounts receivable. The deferred revenue balance as of December 31, 2020 will be recognized as revenue during 2021. The timing of revenue recognition, billings and cash collections results in billed accounts receivable and deferred revenue which totaled approximately $1,606,000 and $5,416,000, respectively, as of December 31, 2019. During the year ended December 31, 2020, the Company recognized approximately $5,416,000 of revenue which was included in deferred revenue as of December 31, 2019, of which approximately $3,378,000 was recognized from performance obligations which were partially satisfied in 2019. The remaining change in deferred revenue during the year ended December 31, 2020 resulted from increases due to cash received and amounts billed to guest services customers under the provisions of the guest services contracts, excluding amounts recognized as revenue during the year.
4.
Property and Equipment

Property and equipment consisted of the following as of December 31, 2020:
Furniture and equipment	$1,590,925
Computers	981,582
Software	174,135
Leasehold improvements	400,659
3,147,301
Less accumulated depreciation	(1,604,808)
Property and equipment, net	$1,542,493

5.
Line of Credit

The Company has a line of credit agreement with a bank (the “LOC”) that is secured by substantially all of the Company’s assets and provides for aggregate borrowings not to exceed $15,000,000, less the aggregate amount of letters of credit, corporate credit card balances, and merchant credit card processing reserves outstanding under the LOC. The aggregate maximum amount outstanding for letters of credit, corporate credit cards, and merchant credit card processing reserves shall not collectively exceed $750,000. Borrowings are limited to $12,000,000 until such time as either (i) the Company receives a minimum of $10,000,000 of New Equity, as defined, or ii) the Company borrows $10,000,000 under a subordinate loan agreement (the “Trigger Event”). Interest only payments are due monthly at prime plus 0.75% and the principal balance is due upon the earlier of (i) maturity on August 5, 2023 or (ii) fifteen days prior to the latest maturity date of any outstanding Subordinated Debt, as defined. The LOC provides the Company with a Term Out Option, as defined, through July 21, 2021 which provides for repayment in equal monthly installments of principal plus interest beginning on August 1, 2021 through maturity on August 5, 2021. After the Company delivers a Term Out Notice to the bank, cash advances, once repaid, may not be reborrowed. The LOC requires compliance with a Performance to Plan financial covenant, as defined, if the aggregate amount of advances outstanding under the LOC is greater than $9,000,000 if the Trigger Event has not occurred or $10,000,000 if the Trigger Event has occurred. The outstanding balance on the LOC totaled $8,000,000 as of December 31, 2020.
6.
PPP Loan

In April 2020, the Company entered into a loan agreement administered by the U.S. Small Business Administration (“SBA”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Company received loan proceeds of $6,419,900 (the “PPP Loan”). The PPP Loan matures on April 21, 2022 and bears interest at a fixed rate of 1.00%. The PPP Loan and accrued interest are forgivable after twenty-four weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the forgiveness period. The Company used the loan proceeds to fund its payroll expenses during the year ended December 31, 2020 and management believes the Company met the PPP Loan eligibility criteria for forgiveness. The Company submitted an application to the SBA for forgiveness of the loan in

October 2020. The carrying value of the PPP Loan was $6,419,900 as of December 31, 2020. In June 2021, as a result of the Company’s improved financial condition and the acquisition of the Company by Vacasa Holdings, LLC on April 1, 2021 (Note 11), the PPP Loan principal balance and accrued interest was repaid in full and forgiveness is no longer being pursued from the SBA.
7.
Commitments and Contingencies

The Company is obligated under non-cancelable operating lease agreements for its office facilities and certain equipment. Certain leases require additional payments for operating expenses. Rental expense, including operating expenses, under the operating lease agreements totaled approximately $665,000 for the year ended December 31, 2020.
Future minimum lease payments under non-cancelable operating lease agreements as of December 31, 2020 were as follows:
2021	$295,156
2022	73,927
Total	$369,083
The Company is involved in various legal proceedings which arise from time to time in the normal course of business. While the results of such matters generally cannot be predicted with certainty, management does not expect any such matters to have a material adverse effect on the Company’s financial position or results of operations as of and for the year ended December 31, 2020.
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the world. While the disruption is expected to be temporary, there is uncertainty around the severity and duration. Therefore, while this issue may negatively impact the Company’s business, results of operations, and financial position, the related financial impact cannot be reasonably estimated at this time. As a result of the COVID-19 pandemic, the Company experienced significant disruptions to its operations in the first and second quarters of the year ended December 31, 2020 due to lockdowns in certain markets resulting from local mandates based on guidance from government officials and health authorities. Management does not currently anticipate a negative impact on the Company’s future business or financial position as the Company has seen continued growth in operations following the second quarter of 2020 as market lockdowns were lifted. Management is actively managing the business to maintain the Company’s cash flow and liquidity.
8.
Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

The following is a summary of the Company’s redeemable convertible Series E, Series D, Series C, Series B, Series A, Series Seed 2, and Series Seed 1 Preferred Stock (collectively, the “Preferred Stock”):
Voting
Except as otherwise expressly provided in the Company’s certificate of incorporation or as required by law, the holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is convertible at the time of such vote.
Dividends
The holders of Preferred Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available, prior and in preference to any declaration or payment of any dividend on the Company’s common stock, in proportion to the number of shares of common stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate, as defined. The right to receive dividends is not cumulative. As of December 31, 2020, no dividends had been declared or paid by the Company.

Conversion
Each share of Preferred Stock, at the option of the holder, is convertible at any time after the date of issuance into a number of common stock shares determined by dividing the Original Issue Price by the conversion price in effect at the time. The initial conversion price for each series of Preferred Stock is equal to the applicable Original Issue Price and is subject to adjustment (as defined). The Original Issue Price is $2.9456 per share for the Series E Preferred Stock, $2.3854 per share for the Series D Preferred Stock, $1.4730 per share for the Series C Preferred Stock, $1.0195 per share for the Series B Preferred Stock, $0.7886 per share for the Series A Preferred Stock, $0.3589 per share for the Series Seed 2 Preferred Stock, and $0.2710 per share for the Series Seed 1 Preferred Stock, and is subject to adjustment for recapitalizations.
Conversion is automatic upon the earlier of (i) the Company’s sale of common stock in a firm commitment underwritten public offering in which the public offering price exceeds $8.8367 per share and the aggregate gross proceeds raised is at least $50,000,000, or (ii) the date specified by written consent of the holders of a majority of the then outstanding shares of Preferred Stock and the holders of at least a majority of the then outstanding Series E, Series D, and Series C Preferred Stock.
Redemption
The Preferred Stock is redeemable in three equal annual installments at the election of the holders of a majority of the then outstanding shares of Preferred Stock at any time after June 13, 2026. The redemption price will be an amount per share equal to the Original Issue Price, plus all declared but unpaid dividends.
Liquidation
In the event of any liquidation, dissolution or winding up of the affairs of the Company (as defined), either voluntarily or involuntarily, the stockholders shall receive liquidation payments in the following order of preference: Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Junior Preferred Stock, and common stock. Junior Preferred Stock includes Series A, Series Seed 2, and Series Seed 1 Preferred Stock. The holders of Preferred Stock shall receive an amount per share equal to the greater of (a) the sum of (i) the Original Issue Price per share for such class of Preferred Stock and (ii) all declared by unpaid dividends on such shares of Preferred Stock, or such lesser amount as may be approved in writing by the holders of a majority of the then outstanding shares of such class of Preferred Stock, or (b) such amount per share as would have been payable had all shares of such class of Preferred Stock been converted into common stock. If upon such liquidation, dissolution or winding up, the funds distributed are insufficient to permit the payment to each holder of Preferred Stock of the full preferential amount, the funds available shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amounts to which they otherwise would be entitled in accordance with the liquidation preference by class of Preferred Stock. After the payment of all preferential amounts required to be paid to the holders of Preferred Stock, the remaining assets of the Company shall be distributed pro rata to the holders of common stock.
Stock Options
The 2014 Equity Incentive Plan (the “Plan”) provides for the issuance of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units (collectively, the “Awards”) to employees, directors, and consultants of the Company. The maximum number of shares of common stock that may be issued over the term of the Plan shall not exceed 15,437,145 shares. The Company has reserved a sufficient number of shares of common stock to permit exercise of Awards in accordance with the terms of the Plan. The form of the Awards to be granted under the Plan will be determined by the Company’s Board of Directors at the time of grant. Stock options have variable vesting schedules, with a typical four year vesting schedule, with 25% of the options vesting on the first anniversary of the date of the grant and the remaining options vesting ratably over the next 36 months. The Company has not granted any stock appreciation rights, restricted stock, or restricted stock units under the Plan to date.
A summary of the Plan’s stock option activity during the year ended December 31, 2020 follows:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)
Options outstanding, December 31, 2019	8,593,262	$0.59
Granted	1,115,800	1.02
Exercised	(480,371)	0.26
Forfeited	(924,165)	0.83
Options outstanding, December 31, 2020	8,304,526	$0.64	7.0
Options vested and exercisable, December 31, 2020	5,169,118	$0.46	6.0
During the year ended December 31, 2020, the fair value of each option grant was estimated on the date of grant using the Black-Scholes pricing model assuming no dividends and the following weighted average assumptions:
Expected volatility	40.9%
Expected life	6 years
Risk-free rate	0.49%
Volatility is based on average historical volatilities for public companies in similar industries over the expected life of the option. The expected life of the options represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted-average grant date fair value of options granted during the year ended December 31, 2020 was $0.40 per share. As of December 31, 2020, approximately $853,000 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the course of the weighted average remaining four years.
Warrants
In conjunction with the LOC, the Company issued fully-vested warrants to a bank to purchase preferred stock during the years ended December 31, 2015 and 2016. The value of the warrants issued during 2015 and 2016 was determined not to be significant. During the year ended December 31, 2020, the Company issued warrants to a vendor in exchange for property listing services to purchase an aggregate of 65,346 shares of common stock. The warrants provide that 32,673 of the warrant shares vested and became exercisable for $0.01 per share on the first date that live transactions were generated pursuant to the agreement, which occurred prior to December 31, 2020. The remaining 32,673 of the warrant shares vest and become exercisable for $1.01 per share on December 8, 2022. The value of the warrants issued during the year ended December 31, 2020 was determined not to be significant and no expense was recorded.
The following warrants were outstanding as of December 31, 2020:
Type of Stock	Number of Shares	Exercise Price	Expiration Date
Series A Preferred Stock	120,000	$0.7886	May 26, 2025
Series C Preferred Stock	83,096	$1.4730	November 22, 2026
Common Stock	32,673	$0.01	December 9, 2030
Common Stock	32,673	$1.01	December 9, 2030

9.
Retirement Plan

The Company maintains a 401(k) Plan (the “401(k) Plan”) for the benefit of substantially all employees who are 18 years or older and have completed three consecutive months of service. The Company has the option to make annual discretionary contributions to the 401(k) Plan. Employer contributions for the year ended December 31, 2020 totaled approximately $178,000.

10.
Income Taxes

For financial reporting purposes, loss before income taxes for the year ended December 31, 2020 includes the following components:
United States	$(7,314,496)
Total	$(7,314,496)
The components of income tax expense were as follows for the year ended December 31, 2020:
Current:
Federal	$—
State	128,001
Total current	128,001
Deferred:
Federal	—
State	—
Total deferred	—
Total income tax expense	$128,001
The Company’s effective tax rate differs from the amounts computed by applying the U.S. federal statutory income tax rate of 21% to loss before income taxes for the year ended December 31, 2020 as follows:
Income tax expense at federal statutory rate	$(1,536,044)
Increase (decrease) in tax rate resulting from:
State and local income taxes, net of federal tax benefit	158,455
Nondeductible/nontaxable items	38,133
Stock-based compensation	79,482
Change in valuation allowance	1,345,263
Other, net	42,712
Income tax expense	$128,001
The Company’s provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 21% to income before income taxes primarily as a result of state taxes and the result of the application of a valuation allowance.
As of December 31, 2020, the significant components of deferred tax assets and deferred tax liabilities were as follows:
Deferred tax assets:
Net operating loss carryforwards	$19,119,476
Other	404,232
Total deferred tax assets	19,523,708
Deferred tax liabilities:
Capitalized contract costs	(591,652)
Total deferred tax liabilities	(591,652)
Less: valuation allowance	(18,932,056)
Total deferred tax assets	$—
The Company established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. The total valuation allowance recognized for net deferred tax assets as of December 31, 2020 was $18,932,056. The valuation allowance increased by $1,345,263 during the year ended December 31, 2020.
As of December 31, 2020, the Company had approximately $83,130,000 in federal net operating loss carryforwards and various state net operating loss carryforwards that can be utilized in future periods to reduce taxable income. However, the future utilization of the carryforwards may be subject to an annual limitation as a result of historic stock ownership changes. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities. The Company has not performed a study to determine if the carryforwards are subject to this limitation. The federal net operating loss carryforwards related to years prior to December 31, 2017 will expire in varying amounts, beginning in 2034 if not utilized. As result of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), federal net operating losses generated in tax years after December 31, 2017 can be carried forward indefinitely. The state net operating loss carryforwards begin to expire in 2034.
Management evaluated the Company’s tax positions for all open tax years and believes the Company had no material uncertain tax positions and recorded no related interest or penalties as of and for the year ended December 31, 2020. Carryforward attributes that were generated in tax years prior to those that remain open for examination may still be adjusted by relevant tax authorities upon examination if they either have been, or will be, used in a future period.
11.
Subsequent Events

The Company evaluated subsequent events through June 9, 2021 (the date the financial statements were available to be issued).
In March 2021, the Company repaid the outstanding LOC balance as of December 31, 2020 of $8,000,000.
In March 2021, the Company entered into a definitive agreement to be acquired by Vacasa Holdings, LLC. The transaction was subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The waiting period expired on March 29, 2021 and the transaction closed on April 1, 2021.

TurnKey Vacation Rentals, Inc.
      Financial Statements
   as of and for the Period from
 January 1, 2021 to March 31, 2021
Unaudited Financial Statements as of March 31, 2021 and for the Period From January 1, 2021 to March 31, 2021
Balance Sheets as of March 31, 2021 and December 31, 2020 (unaudited)	F-101
Statement of Operations for the Period from January 1, 2021 to March 31, 2021 (unaudited)	F-102
Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders' Deficit for the Period from January 1, 2021 to March 31, 2021 (unaudited)	F-103
Statement of Cash Flows for the Period from January 1, 2021 to March 31, 2021 (unaudited)	F-104
Notes to Financial Statements (unaudited)	F-105

TurnKey Vacation Rentals, Inc.
Balance Sheets
March 31, 2021 and December 31, 2020
(unaudited)
	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$37,846,344	$42,095,831
Funds held on behalf of property owners	23,607,171	18,711,538
Accounts receivable, net	3,506,553	3,004,237
Capitalized contract costs, net	1,662,783	1,536,540
Prepaid expenses and other current assets	1,481,870	953,327
Total current assets	68,104,721	66,301,473
Capitalized contract costs, net	1,032,290	1,032,290
Property and equipment, net	1,601,415	1,542,493
Other assets	68,305	68,861
Total	$70,806,731	$68,945,117
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,921,434	$1,247,404
Accrued expenses and other current liabilities	9,709,642	7,329,802
Liability for funds held on behalf of property owners	31,628,123	25,052,558
Deferred revenue	11,479,983	8,896,187
Paycheck Protection Program loan (Note 6)	6,419,900	6,419,900
Total current liabilities	61,159,082	48,945,851
Line of credit	—	8,000,000
Total liabilities	61,159,082	56,945,851
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, par value $0.001:
Series E Preferred Stock, 11,203,300 shares authorized, issued, and outstanding	33,000,441	33,000,441
Series D Preferred Stock, 12,995,504 shares authorized, issued, and outstanding	30,999,475	30,999,475
Series C Preferred Stock, 14,575,720 shares authorized, 14,492,624 shares issued and outstanding	21,347,635	21,347,635
Series B Preferred Stock, 10,102,990 shares authorized, issued, and outstanding	10,299,998	10,299,998
Series A Preferred Stock, 6,340,548 shares authorized, issued, and outstanding	5,000,156	5,000,156
Series Seed 2 Preferred Stock, 8,463,310 shares authorized, issued, and outstanding	3,037,482	3,037,482
Series Seed 1 Preferred Stock, 6,265,163 shares authorized, issued, and outstanding	1,697,859	1,697,859
Total redeemable convertible preferred stock	105,383,046	105,383,046
Stockholders’ equity (deficit):
Common stock, par value $0.0001, 106,941,000 shares authorized, 19,643,492 shares issued and outstanding as of March 31, 2021	1,964	1,913
Additional paid-in capital	1,291,866	855,825
Accumulated deficit	(97,029,227)	(94,241,518)
Total stockholders’ deficit	(95,735,397)	(93,383,780)
Total	$70,806,731	$68,945,117

TurnKey Vacation Rentals, Inc.
Statement of Operations
Period from January 1, 2021 to March 31, 2021
(unaudited)
Revenues	$30,617,934
Cost of revenues	14,266,044
Gross profit	16,351,890
Operating expenses:
Employee compensation and benefits	9,935,966
Transaction costs (Note 10)	3,494,714
General and administrative	3,005,622
Sales and marketing	2,024,779
Travel	291,550
Depreciation and amortization	241,102
Total operating expenses	18,993,733
Loss from operations	(2,641,843)
Other income (expense):
Interest income	4,256
Interest expense	(60,161)
Total other expense, net	(55,905)
Loss before income taxes	(2,697,748)
Income tax expense	89,961
Net loss and comprehensive loss	$(2,787,709)

TurnKey Vacation Rentals, Inc.
Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Period from January 1, 2021 to March 31, 2021
(unaudited)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	69,863,439	$105,383,046	19,135,738	$1,913	$855,825	$(94,241,518)	$(93,383,780)
Exercise of common stock options	—	—	507,754	51	248,830	—	248,881
Stock-based compensation	—	—	—	—	187,211	—	187,211
Net loss	—	—	—	—	—	(2,787,709)	(2,787,709)
Balance, March 31, 2021	69,863,439	$105,383,046	19,643,492	$1,964	$1,291,866	$(97,029,227)	$(95,735,397)

TurnKey Vacation Rentals, Inc.
Statement of Cash Flows
Period from January 1, 2021 to March 31, 2021
(unaudited)
Cash Flows from Operating Activities:
Net loss	$(2,787,709)
Adjustments to reconcile net loss to net cash provided by operating activities:
Release of provision for bad debt	(7,011)
Amortization of contract costs	432,057
Depreciation and amortization	241,102
Stock-based compensation	187,211
Changes in operating assets and liabilities that provided (used) cash:
Funds held on behalf of property owners	(4,895,633)
Accounts receivable	(495,305)
Capitalized contract costs	(558,300)
Prepaid expenses and other assets	(527,987)
Accounts payable	674,030
Accrued expenses and other current liabilities	2,379,840
Liability for funds held on behalf of property owners	6,575,565
Deferred revenue	2,583,796
Net cash provided by operating activities	3,801,656
Cash Flows from Investing Activities-
Purchases of property and equipment	(300,024)
Net cash used in investing activities	(300,024)
Cash Flows from Financing Activities:
Payments on line of credit	(8,000,000)
Proceeds from exercise of common stock options	248,881
Net cash used in financing activities	(7,751,119)
Net change in cash and cash equivalents	(4,249,487)
Cash and cash equivalents, beginning of year	42,095,831
Cash and cash equivalents, end of year	$37,846,344
Supplemental Cash Disclosure-
Cash paid for interest	$78,133

TurnKey Vacation Rentals, Inc.
Notes to Financial Statements
Period from January 1, 2021 to March 31, 2021
(unaudited)
1.
Description

TurnKey Vacation Rentals, Inc. (the “Company”), headquartered in Austin, Texas, provides property management and marketing services for residential real estate owners.
2.
Summary of Significant Accounting Policies

Basis of Presentation — The accompanying interim financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). These financial statements are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements, and all adjustments of a normal and recurring nature considered necessary to present fairly the financial position, results of operations and cash flows of the Company as of and for the period from January 1, 2021 to March 31, 2021 have been included. The results for this interim period are not necessarily indicative of the results to be expected for the full fiscal year due to the potential for seasonality in the Company’s business.
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
Funds Held on Behalf of Property Owners — In the course of the Company’s regular business activities as a property manager, the Company collects funds from rental customers which are intended to be used to pay property owners and taxing authorities on behalf of the property owners. No less than seventy-five percent of these funds are held in segregated cash accounts. The corresponding liability for these funds held on behalf of property owners is reported as liability for funds held on behalf of property owners on the balance sheet.
Accounts Receivable — Accounts receivable from property owners and credit card companies arise in the normal course of business and are recorded based on contracted prices when the Company has an unconditional right to payment under the terms of the contract. The Company continually evaluates the credit worthiness of each property owner’s financial condition and generally does not require collateral. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debts against amounts due. As of March 31, 2021, the allowance for doubtful accounts totaled approximately $50,000.
Concentration of Credit Risk — Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with a limited number of high-quality financial institutions and may exceed the amount of insurance provided on such deposits.
Capitalized Contract Costs — The Company recognizes an asset for the incremental costs to obtain a contract, such as sales commissions, if the Company expects to recover those costs through the margin inherent in the contract. When the amortization period of the asset that the Company would otherwise have recognized is one year or less, the Company applies the practical expedient to expense costs to obtain a contract as incurred. The Company recognizes an asset for the incremental costs to fulfill a contract, such as labor and materials associated with onboarding new property owner customers, if the costs relate directly to an existing or specific anticipated contract, generate or enhance resources that the Company will use to satisfy performance obligations in the future, and if the Company expects to recover those costs through the margin inherent in the contract. Costs to obtain and fulfill contracts are amortized to operating expenses over the estimated benefit period of approximately three years in a manner that is consistent with the transfer of the related goods or services to which the asset relates. The costs are periodically reviewed for impairment. As of March 31, 2021, capitalized contract costs included approximately $897,000 and $1,798,000 of capitalized costs to obtain and fulfill contracts, respectively.
Internal-Use Software — Costs incurred during the preliminary stage of the development of an application, such as the conceptualization and evaluation of the project, are expensed as incurred. Costs incurred during the development stage of the application, such as coding, testing and debugging, are capitalized and subjected to a recovery test. Costs incurred to enhance and extend software lives are also capitalized. Costs incurred in the post implementation and operation phases of the application, such as training and maintenance, are expensed as incurred. As management determined the estimated benefit period associated with internal-use software was less than one year, the Company did not capitalize any internal-use software costs as of March 31, 2021.
Property and Equipment — Property and equipment are stated at cost less accumulated depreciation and amortization. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the life of the leasehold improvement or the term of the related lease. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed and any resulting gain or loss is credited or charged to income or expense, respectively.
Impairment of Long-Lived Assets — Long lived assets subject to depreciation and amortization are reviewed for impairment at the asset group level whenever events or circumstances indicate that the amount recorded may not be recoverable. An impairment loss is recognized by the amount in which the carrying amount of the asset group exceeds fair value, if the carrying amount of the asset group is not recoverable.
Fair Value Measurements — Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value accounting requires characterization of the inputs used to measure fair value into a three-level fair value hierarchy as follows:
Level 1 —
Inputs based on quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 —
Observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the entity.

Level 3 —
Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available.

There are three general valuation techniques that may be used to measure fair value: 1) market approach — uses prices generated by market transactions involving identical or comparable assets or liabilities, 2) cost approach — uses the amount that currently would be required to replace the service capacity of an asset (replacement cost), and 3) income approach — uses valuation techniques to convert future amounts to present amounts based on current market expectations.
Revenue Recognition — Refer to Note 3 for discussion of the Company’s revenue recognition policy.
Advertising Costs — Advertising costs are charged to expense as incurred. The Company incurred advertising costs of approximately $1,566,000 during the period from January 1, 2021 to March 31, 2021, which are included in sales and marketing expense on the statement of operations.
Income Taxes — The Company accounts for income taxes in interim periods in accordance with ASC 740-270, Interim Reporting. For interim income tax reporting purposes applicable to ordinary income,

the Company determines its best estimate of an annual effective tax rate and applies that rate on a year-to-date basis. The Company’s calculated estimated annual effective tax rate excludes significant, unusual or infrequently occurring items, jurisdictions for which a reliable estimate cannot be made or where the estimated benefit of losses cannot be recognized, and certain other items excluded in the U.S. GAAP authoritative guidance. The income tax expense or benefit related to all other items is individually computed and recognized when the items occur.
The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Income taxes are accounted for under the liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of changes in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. Valuation allowances are established when considered necessary to reduce the net deferred tax assets to amounts which are more likely than not to be realized. The Company established a valuation allowance equal to the net deferred tax assets as of March 31, 2021 due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history.
The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s policy is to include interest and penalties related to uncertain tax positions as a component of income tax expense. Management believes the Company had no material uncertain tax positions and recorded no related interest or penalties as of and for the three months ended March 31, 2021.
The Company files federal and state income tax returns in jurisdictions with varying status of limitations. The 2014 through 2019 tax years generally remain open and subject to examination by federal and state tax authorities. The Company is not currently under audit in any taxing jurisdictions.
Stock-based Compensation — The Company accounts for stock-based transactions using a fair-value method and recognizes stock-based compensation in the statement of operations over the employee’s requisite vesting period. Stock-based compensation expense is measured on the grant date based on the fair value of the award and is recognized over the employee’s requisite service period.
Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires the recognition of right-of-use lease assets and lease liabilities by lessees for all leases, including leases previously classified as operating leases, and modifies the classification criteria and accounting for sales-type and direct financing leases by lessors. Leases continue to be classified as finance or operating leases by lessees and both classifications require the recognition of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments in the balance sheet. Interest on the lease liability and amortization of the right-of-use asset are recognized separately in the statement of operations for finance leases and as a single lease cost recognized on the straight-line basis over the lease term for operating leases. The standard is effective using a modified retrospective approach for public business entities for fiscal years beginning after December 15, 2021 and early adoption is permitted. The Company is currently evaluating the impact the standard will have on its financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which seeks to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including trade receivables and other commitments to extend credit held by a reporting entity at each reporting date. Entities are required to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects current expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. The amendment is effective using a modified retrospective approach for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company is currently evaluating the impact the amendment will have on its financial statements.

3.
Revenue Recognition

Revenue is recognized when promised services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services by following a five step process: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to each performance obligation, and (5) recognize revenue when or as the Company satisfies a performance obligation. A performance obligation is a promise in the contract to transfer a distinct good or service to a customer. The Company primarily derives its revenues from 1) providing property management and marketing services to independent property owners (“property owner services”), and 2) providing property rental booking and damage waiver protection services to the property owners’ rental guests (“guest services”). Property owner contracts are generally cancellable without penalty. Property owners are invoiced monthly and the Company remits the rental fees received in each month to the property owners, net of the Company’s agreed-upon fees. Payment for guest services is collected at contract inception. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.
Each of the promises in the property owner services contracts and the guest services contracts are distinct; however, the Company accounts for the property owner services as a single performance obligation and accounts for the guest services as a single performance obligation as the services are delivered concurrently and have the same pattern of transfer to the customer.
The monthly property owner services represent a series of distinct performance obligations that are substantially the same and have the same pattern of transfer to the customer. The transaction price for these contracts includes variable consideration in the form of fees based on monthly rental transaction and service order volume and revenue is recognized over the contract term based on actual usage in each month. Property owner services revenue is recognized net of third-party vendor fees associated with service orders as the Company is acting as an agent on behalf of the property owners in arranging for these services.
The transaction price for the guest services contracts includes variable consideration as a result of refunds provided to guests at management’s discretion and fees charged for excessive wear and tear to the property. Management has determined that the variable consideration associated with possible refunds and excessive wear and tear fees is not constrained and uses an expected value method to estimate the variable consideration at contract inception and updates its estimates of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market. The liability for estimated refunds was not significant as of March 31, 2021. Guest services revenue is recognized ratably over the reservation period, net of amounts collected for property damage, wear and tear, and trash service fees collected from the guests by the Company acting as an agent on behalf of the property owners.
Disaggregated revenues were as follows for the period from January 1, 2021 to March 31, 2021:
Property management services	$29,764,703
Other	853,231
Total revenues	$30,617,934
The Company issued future stay credits to guests following reservation cancellations resulting from lockdowns in certain markets as a result of the COVID-19 pandemic (Note 7). These future stay credits expire at various dates during 2021. Management determined that revenue recognized subject to these future stay credits is constrained and the Company will recognize the associated revenue, net of third-party vendor fees and amounts collected on behalf of property owners, either (i) ratably over the future reservation period when the future stay credits are redeemed by guests, or (ii) upon expiration of the unused future stay credits. As of March 31, 2021, the following amounts were included on the Company’s balance sheet related to these future stay credits:
Liability for funds held on behalf of property owners	$6,540,531
Deferred revenue	3,148,359
Accrued expenses and other current liabilities	911,646
Total liabilities associated with future stay credits	$10,600,536

Deferred revenue on the Company’s balance sheet includes amounts received from guest services customers in excess of revenue recognized and amounts billed to guest services customers under the provisions of the guest services contracts, for which balances may still be outstanding in accounts receivable. The deferred revenue balance as of March 31, 2021 will be recognized as revenue during 2021. The timing of revenue recognition, billings and cash collections results in billed accounts receivable and deferred revenue which totaled approximately $3,004,000 and $8,896,000, respectively, as of December 31, 2020. During the period from January 1, 2021 to March 31, 2021, the Company recognized approximately $6,601,000 of revenue which was included in deferred revenue as of December 31, 2020, of which approximately $1,659,000 was recognized from performance obligations which were partially satisfied in 2020. The remaining change in deferred revenue during the period from January 1, 2021 to March 31, 2021 resulted from increases due to cash received and amounts billed to guest services customers under the provisions of the guest services contracts, excluding amounts recognized as revenue during the year.
4.
Property and Equipment

Property and equipment consisted of the following as of March 31, 2021:
Furniture and equipment	$1,668,651
Computers	1,128,803
Software	249,090
Leasehold improvements	400,780
3,447,324
Less accumulated depreciation and amortization	(1,845,909)
Property and equipment, net	$1,601,415

5.
Line of Credit

The Company has a line of credit agreement with a bank (the “LOC”) that is secured by substantially all of the Company’s assets and provides for aggregate borrowings not to exceed $15,000,000, less the aggregate amount of letters of credit, corporate credit card balances, and merchant credit card processing reserves outstanding under the LOC. The aggregate maximum amount outstanding for letters of credit, corporate credit cards, and merchant credit card processing reserves shall not collectively exceed $750,000. Borrowings are limited to $12,000,000 until such time as either (i) the Company receives a minimum of $10,000,000 of New Equity, as defined, or ii) the Company borrows $10,000,000 under a subordinate loan agreement (the “Trigger Event”). Interest only payments are due monthly at prime plus 0.75% and the principal balance is due upon the earlier of (i) maturity on August 5, 2023 or (ii) fifteen days prior to the latest maturity date of any outstanding Subordinated Debt, as defined. The LOC provides the Company with a Term Out Option, as defined, through July 21, 2021 which provides for repayment in equal monthly installments of principal plus interest beginning on August 1, 2021 through maturity on August 5, 2021. After the Company delivers a Term Out Notice to the bank, cash advances, once repaid, may not be reborrowed. The LOC requires compliance with a Performance to Plan financial covenant, as defined, if the aggregate amount of advances outstanding under the LOC is greater than $9,000,000 if the Trigger Event has not occurred or $10,000,000 if the Trigger Event has occurred. There was no outstanding balance on the LOC as of March 31, 2021.
6.
PPP Loan

In April 2020, the Company entered into a loan agreement administered by the U.S. Small Business Administration (“SBA”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Company received loan proceeds of $6,419,900 (the “PPP Loan”). The PPP Loan matures on April 21, 2022 and bears interest at a fixed rate of 1.00%. The PPP Loan and accrued interest are forgivable after twenty-four weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the forgiveness period. The Company used the loan proceeds to fund its payroll expenses during the year ended December 31, 2020 and management believes the Company met the PPP Loan eligibility criteria for forgiveness. The Company submitted an application to the SBA for forgiveness of the loan in October 2020. The carrying value of the PPP Loan was $6,419,900 as of March 31, 2021. In June 2021, as a result of the Company’s improved financial condition and the acquisition of the Company by Vacasa Holdings, LLC on April 1, 2021 (Note 10), the PPP Loan principal balance and accrued interest was repaid in full and forgiveness is no longer being pursued from the SBA.
7.
Commitments and Contingencies

The Company is obligated under non-cancelable operating lease agreements for its office facilities and certain equipment. Certain leases require additional payments for operating expenses. Rental expense, including operating expenses, under the operating lease agreements totaled approximately $154,000 for the period from January 1, 2021 to March 31, 2021.
Future minimum lease payments under non-cancelable operating lease agreements as of March 31, 2021 were as follows:
2021	$221,367
2022	73,927
Total	$295,294
The Company is involved in various legal proceedings which arise from time to time in the normal course of business. While the results of such matters generally cannot be predicted with certainty, management does not expect any such matters to have a material adverse effect on the Company’s financial position or results of operations as of and for the period ended March 31, 2021.
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the world. While the disruption is expected to be temporary, there is uncertainty around the severity and duration. Therefore, while this issue may negatively impact the Company’s business, results of operations, and financial position, the related financial impact cannot be reasonably estimated at this time. As a result of the COVID-19 pandemic, the Company experienced significant disruptions to its operations in the first and second quarters of the year ended December 31, 2020 due to lockdowns in certain markets resulting from local mandates based on guidance from government officials and health authorities. Management does not currently anticipate a negative impact on the Company’s future business or financial position as the Company has seen continued growth in operations following the second quarter of 2020 as market lockdowns were lifted. Management is actively managing the business to maintain the Company’s cash flow and liquidity.
8.
Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

The following is a summary of the Company’s redeemable convertible Series E, Series D, Series C, Series B, Series A, Series Seed 2, and Series Seed 1 Preferred Stock (collectively, the “Preferred Stock”):
Voting
Except as otherwise expressly provided in the Company’s certificate of incorporation or as required by law, the holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is convertible at the time of such vote.
Dividends
The holders of Preferred Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available, prior and in preference to any declaration or payment of any dividend on the Company’s common stock, in proportion to the number of shares of common stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate, as defined. The right to receive dividends is not cumulative. As of March 31, 2021, no dividends had been declared or paid by the Company.

Conversion
Each share of Preferred Stock, at the option of the holder, is convertible at any time after the date of issuance into a number of common stock shares determined by dividing the Original Issue Price by the conversion price in effect at the time. The initial conversion price for each series of Preferred Stock is equal to the applicable Original Issue Price and is subject to adjustment (as defined). The Original Issue Price is $2.9456 per share for the Series E Preferred Stock, $2.3854 per share for the Series D Preferred Stock, $1.4730 per share for the Series C Preferred Stock, $1.0195 per share for the Series B Preferred Stock, $0.7886 per share for the Series A Preferred Stock, $0.3589 per share for the Series Seed 2 Preferred Stock, and $0.2710 per share for the Series Seed 1 Preferred Stock, and is subject to adjustment for recapitalizations.
Conversion is automatic upon the earlier of (i) the Company’s sale of common stock in a firm commitment underwritten public offering in which the public offering price exceeds $8.8367 per share and the aggregate gross proceeds raised is at least $50,000,000, or (ii) the date specified by written consent of the holders of a majority of the then outstanding shares of Preferred Stock and the holders of at least a majority of the then outstanding Series E, Series D, and Series C Preferred Stock.
Redemption
The Preferred Stock is redeemable in three equal annual installments at the election of the holders of a majority of the then outstanding shares of Preferred Stock at any time after June 13, 2026. The redemption price will be an amount per share equal to the Original Issue Price, plus all declared but unpaid dividends.
Liquidation
In the event of any liquidation, dissolution or winding up of the affairs of the Company (as defined), either voluntarily or involuntarily, the stockholders shall receive liquidation payments in the following order of preference: Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Junior Preferred Stock, and common stock. Junior Preferred Stock includes Series A, Series Seed 2, and Series Seed 1 Preferred Stock. The holders of Preferred Stock shall receive an amount per share equal to the greater of (a) the sum of (i) the Original Issue Price per share for such class of Preferred Stock and (ii) all declared by unpaid dividends on such shares of Preferred Stock, or such lesser amount as may be approved in writing by the holders of a majority of the then outstanding shares of such class of Preferred Stock, or (b) such amount per share as would have been payable had all shares of such class of Preferred Stock been converted into common stock. If upon such liquidation, dissolution or winding up, the funds distributed are insufficient to permit the payment to each holder of Preferred Stock of the full preferential amount, the funds available shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amounts to which they otherwise would be entitled in accordance with the liquidation preference by class of Preferred Stock. After the payment of all preferential amounts required to be paid to the holders of Preferred Stock, the remaining assets of the Company shall be distributed pro rata to the holders of common stock.
Stock Options
The 2014 Equity Incentive Plan (the “Plan”) provides for the issuance of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units (collectively, the “Awards”) to employees, directors, and consultants of the Company. The maximum number of shares of common stock that may be issued over the term of the Plan shall not exceed 15,437,145 shares. The Company has reserved a sufficient number of shares of common stock to permit exercise of Awards in accordance with the terms of the Plan. The form of the Awards to be granted under the Plan will be determined by the Company’s Board of Directors at the time of grant. Stock options have variable vesting schedules, with a typical four year vesting schedule, with 25% of the options vesting on the first anniversary of the date of the grant and the remaining options vesting ratably over the next 36 months. The Company has not granted any stock appreciation rights, restricted stock, or restricted stock units under the Plan to date.

A summary of the Plan’s stock option activity during the period from January 1, 2021 to March 31, 2021 follows:
	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)
Options outstanding, December 31, 2020	8,304,526	$0.64
Granted	476,450	3.82
Exercised	(507,754)	0.49
Forfeited	(112,157)	0.81
Options outstanding, March 31, 2021	8,161,065	$0.84	7.0
Options vested and exercisable, March 31, 2021	5,242,550	$0.49	6.0
During the period from January 1, 2021 to March 31, 2021, the fair value of each option grant was estimated on the date of grant using the Black-Scholes pricing model assuming no dividends and the following weighted average assumptions:
Expected volatility	37.2%
Expected life	6 years
Risk-free rate	1.12%
Volatility is based on average historical volatilities for public companies in similar industries over the expected life of the option. The expected life of the options represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted-average grant date fair value of options granted during the period from January 1, 2021 to March 31, 2021 was $1.42 per share. As of March 31, 2021, approximately $1,125,000 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the course of the weighted average remaining four years.
Warrants
In conjunction with the LOC, the Company issued fully-vested warrants to a bank to purchase preferred stock during the years ended December 31, 2015 and 2016. The value of the warrants issued during 2015 and 2016 was determined not to be significant. During the year ended December 31, 2020, the Company issued warrants to a vendor in exchange for property listing services to purchase an aggregate of 65,346 shares of common stock. The warrants provide that 32,673 of the warrant shares vested and became exercisable for $0.01 per share on the first date that live transactions were generated pursuant to the agreement, which occurred prior to December 31, 2020. The remaining 32,673 of the warrant shares vest and become exercisable for $1.01 per share on December 8, 2022. The value of the warrants issued during the year ended December 31, 2020 was determined not to be significant.
The following warrants were outstanding as of March 31, 2021:
Type of Stock	Number of Shares	Exercise Price	Expiration Date
Series A Preferred Stock	120,000	$0.7886	May 26, 2025
Series C Preferred Stock	83,096	$1.4730	November 22, 2026
Common Stock	32,673	$0.01	December 9, 2030
Common Stock	32,673	$1.01	December 9, 2030

9.
Retirement Plan

The Company maintains a 401(k) Plan (the “401(k) Plan”) for the benefit of substantially all employees who are 18 years or older and have completed three consecutive months of service. The Company has the option to make annual discretionary contributions to the 401(k) Plan. The Company did not make employer contributions during the period ended March 31, 2021.
10.
Acquisition

In March 2021, the Company entered into a definitive agreement to be acquired by Vacasa Holdings, LLC. The transaction was subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The waiting period expired on March 29, 2021 and the transaction closed on April 1, 2021. During the period from January 1, 2021 to March 31, 2021, the Company incurred transaction related costs associated with the acquisition totaling approximately $3,495,000.
11.
Subsequent Events

The Company evaluated subsequent events through June 9, 2021 (the date the financial statements were available to be issued) and no events have occurred from the balance sheet date through that date that would impact the financial statements, except as disclosed in Notes 6 and 10.

Annex A
BUSINESS COMBINATION AGREEMENT
by and among
TPG PACE SOLUTIONS CORP.
BLOCKER MERGER SUBS,
TURNKEY VACATIONS, INC.
BLOCKERS
VACASA, INC.,
VACASA HOLDINGS LLC
and,
SOLELY FOR THE PURPOSE OF SECTION 12.12,
BLOCKER HOLDERS (AS HEREINAFTER DEFINED)
Dated as of July 28, 2021

A-i

A-ii

A-iii

Page
Exhibit I Form of Pace Equity Plan
Exhibit J Form of Pace ESPP
Exhibit K Form of Stockholders Agreement
Exhibit L Form of Certificate of Merger
Exhibit M Form of Reverse Blocker Certificate of Merger
Exhibit N Form of Direct Blocker Certificate of Merger
Schedule A Company Knowledge Parties
Schedule B Pace Knowledge Parties
Schedule C Supporting Equity Holders
Schedule D Blocker Restructuring
Schedule E Blocker Mergers
Schedule F Board of Directors of Surviving Corporation
Schedule G Company Broker Expenses

A-iv

BUSINESS COMBINATION AGREEMENT, dated as of July 28, 2021 (this “Agreement”), by and among TPG Pace Solutions Corp., an exempted company incorporated in the Cayman Islands (“Pace”), the Blocker Merger Subs (as hereinafter defined, “Blocker Merger Subs”), the Blockers (as hereinafter defined, “Blockers”), including Turnkey Vacations, Inc. (“TK Newco”), Vacasa, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Newco”), Vacasa Holdings LLC, a Delaware limited liability company (the “Company”), and, solely for the purpose of Section 12.12, the undersigned Blocker Holders (as hereinafter defined, “Blocker Holders”). Pace, the Blocker Merger Subs, the Blockers, Newco, the Company and the undersigned Blocker Holders shall be referred to herein from time to time collectively as the “Parties” or individually as a “Party”.
WHEREAS, in connection with the Transactions and prior to the Effective Time, the Company Note Conversion and Company Warrant Settlement shall have been completed;
WHEREAS, following the effective time of the Company Note Conversion and Company Warrant Settlement and prior to the Effective Time, the Company Recapitalization shall have been effected;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Companies Act”), on the Domestication Closing Date, Pace will merge with and into Newco (the “Domestication Merger”), with Newco surviving the Domestication Merger (Newco, in its capacity as the surviving corporation of the Domestication Merger, is sometimes referred to herein as the “Surviving Corporation”) and becoming the sole owner of the Blocker Merger Subs;
WHEREAS, concurrently with the Domestication Merger, Newco shall file a certificate of incorporation in substantially the form attached hereto as Exhibit A (with such changes as may be agreed in writing by the Company, Pace and Newco) (the “Surviving Corporation Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws in substantially the form attached hereto as Exhibit B (with such changes as may be agreed in writing by the Company, Pace and Newco) (the “Surviving Corporation Bylaws”);
WHEREAS, as a result of the Domestication Merger and at the Effective Time: (a) each then issued and outstanding Cayman Pace Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class A Common Stock; (b) each then issued and outstanding share of Cayman Pace Founders Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class F Common Stock (which will thereafter convert into shares of Surviving Corporation Class A Common Stock in accordance with the Surviving Corporation Certificate of Incorporation); (c) each then issued and outstanding share of Cayman Pace Class G Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class G Common Stock; and (d) the Common Stock of Newco held by the Company shall be cancelled;
WHEREAS, each Blocker Merger Sub is a wholly-owned direct subsidiary of Pace as of the date of this Agreement;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Parties will enter into a business combination transaction pursuant to which (a) each of the Blocker Merger Subs will merge with and into the applicable Blocker, including TK Newco, with such Blocker surviving such merger (as set forth on Schedule E) (each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (b) each surviving Blocker will merge with and into Newco (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers”), with Newco surviving each Direct Blocker Merger;
WHEREAS, for U.S. federal income tax purposes, (a) the Domestication Merger is intended to be treated as a reorganization under Section 368(a)(1)(F) of the Code, (b) each Reverse Blocker Merger and its corresponding Direct Blocker Merger, taken together, is intended to constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a reorganization within the meaning of Section 368(a) of the Code, and (c) this Agreement is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, the Board of Managers and managing member of the Company (the “Company Board”) have unanimously (a) determined that the Transactions are fair to, and in the best interests of, the Company and the Company Holders and have approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions by the Company Holders entitled to vote thereon;
WHEREAS, the Board of Directors of Pace (the “Pace Board”) has (a) determined that the Transactions are fair to, and in the best interests of, Pace and its shareholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Mergers and the Transactions, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions by the shareholders of Pace entitled to vote thereon;
WHEREAS, the Board of Directors of each Blocker Merger Sub has unanimously (a) determined that the applicable Reverse Blocker Merger and the Transactions are fair to, and in the best interests of, such Blocker Merger Sub, and have approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the applicable Reverse Blocker Merger and the Transactions, and (b) recommended, among other things, the approval and adoption of this Agreement, the applicable Reverse Blocker Merger and the Transactions by Pace;
WHEREAS, the Board of Directors of each Blocker has unanimously (a) determined that the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions are fair to, and in the best interests of, such Blocker and its shareholders, and has approved and adopted this Agreement the other Transaction Documents and declared their advisability and approved the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions, and (b) recommended the approval and adoption of this Agreement, the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions by the applicable shareholders;
WHEREAS, contemporaneously with the execution of this Agreement, each Company Holder and Blocker Holder listed on Schedule C attached hereto (collectively, the “Supporting Equity Holders”) has duly executed and delivered a transaction support agreement, substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing prior to Closing by the Company, Pace and Newco) (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Equity Holder has agreed to, among other things, support and vote in favor of this Agreement, the Transaction Documents to which the Company, the applicable Blocker or the applicable Blocker Holder, as applicable, is or will be a party and the transactions contemplated hereby and thereby (including, the Company Recapitalization and the Blocker Mergers, as applicable);
WHEREAS, in connection with the Closing, Pace, certain equityholders of the Company and certain shareholders of Pace shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing prior to Closing by the Company, Pace and Newco);
WHEREAS, in connection with the Closing, Sponsor and certain Company Holders shall enter into a Stockholders Agreement (the “Stockholders Agreement”) related to certain governance matters of the Surviving Corporation substantially in the form attached hereto as Exhibit K (with such changes as may be agreed in writing by the Company, Pace and Newco);
WHEREAS, Pace, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated April 13, 2021 (the “Letter Agreement”);
WHEREAS, prior to the date hereof, Pace and Newco have entered into certain forward purchase agreements (as amended, including as of the date hereof, the “Forward Purchase Agreements”) with certain investors pursuant to which such investors (the “Forward Purchase Investors”), upon the terms and subject to the conditions set forth therein, have agreed to purchase certain shares of Surviving Corporation Class A Common Stock as provided below in Section 2.1(f); and
WHEREAS, Pace and Newco, concurrently with the execution and delivery of this Agreement, are entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors (the “PIPE Investors”), upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Surviving Corporation Class A Common Stock at a purchase price of $9.50 in a private placement or placements (the “Private Placements”) to be consummated on concurrently with the consummation of the Transactions;
WHEREAS, in connection with the Closing, Newco, the Company, certain Company Holders, stockholders of TK Newco and certain Blocker Holders shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) substantially in the form attached hereto as Exhibit H (with such changes as may be agreed in writing prior to Closing by the Company, Pace and Newco).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01   Certain Definitions.    For purposes of this Agreement:
“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, except with respect to Section 12.11, none of TPG Global, LLC or any of its Affiliates (other than Pace or any subsidiary of Pace), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an affiliate of Pace or Sponsor for purposes of this Agreement.
“Ancillary Agreements” means the Fourth A&R LLCA, Registration Rights Agreement, the Stockholders Agreement, the Transaction Support Agreements, the Written Consent, the Forward Purchase Agreements, the Subscription Agreements, the Tax Receivable Agreement and all other agreements, certificates and instruments executed and delivered by Pace, Blocker Merger Subs, the Blockers or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.
“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of the Pace Shareholder Redemption Amount and the amounts of Company Expenses and Pace Expenses) plus the amount of Available Financing Proceeds.
“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds actually received by Pace pursuant to the Subscription Agreements and the Forward Purchase Agreements.
“Blocker Holders” means each of the entities listed as a Blocker Holder on Schedule E hereto.
“Blockers” means each of the entities listed as a Blocker on Schedule E hereto.
“Blocker Merger Subs” means each of the entities listed as a Blocker Merger Sub on Schedule E hereto.
“Blocker Merger Sub Organizational Documents” means the certificate of incorporation, bylaws and other organizational documents of each Blocker Merger Sub, as applicable, and as each may be amended, modified or supplemented from time to time.
“Blocker Mergers” means, collectively, the Reverse Blocker Mergers and the Direct Blocker Mergers.
“Blocker Organizational Documents” means the certificate of incorporation, bylaws and any other organizational document of each Blocker, as amended, modified or supplemented from time to time.
“Blocker Securities” means the Equity Interests in each Blocker as of immediately prior to the Closing.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, N.Y.
“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.
“Cayman Pace Articles” means the Amended and Restated Memorandum and Articles of Association of Pace adopted on April 6, 2021, and effective on April 8, 2021.
“Cayman Pace Class A Ordinary Share” means, prior to the Domestication Merger, a Class A ordinary share $0.0001 par value in the capital of Pace.
“Cayman Pace Class G Ordinary Share” means, prior to the Domestication Merger, a Class G ordinary share $0.0001 par value in the capital of Pace.
“Cayman Pace Founders Share” means, prior to the Domestication Merger, a Class F ordinary share $0.0001 par value in the capital of Pace.
“Cayman Pace Ordinary Shares” means, prior to the Domestication Merger, the Cayman Pace Class A Ordinary Shares, the Cayman Pace Class G Ordinary Shares and the Cayman Pace Founders Shares.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Cash Consideration” shall equal the lesser of (i) an amount equal to the Available Cash minus three-hundred and seventy three million dollars ($373,000,000) and (ii) an amount determined by the Company in its sole discretion; provided, that the Company notifies Pace of such amount no later than one (1) Business Day prior to Closing.
“Company Class A Common Units” means the “Class A Common Units” as defined in the Company LLCA.
“Company Class B Common Units” means the “Class B Common Units” as defined in the Company LLCA.
“Company Class B Units” means, collectively, the Company Class B Common Units, the Company Preferred Units and the Company Class B Employee Equity Units.
“Company Class B Employee Equity Units” means the “Class B Employee Equity Units” as defined in the Company LLCA.
“Company Class C Common Units” means the “Class C Common Units” as defined in the Company LLCA.
“Company Class C Employee Equity Units” means the “Class C Employee Equity Units” as defined in the Company LLCA.
“Company Class C Units” means, collectively, the Company Class C Common Units and the Company Class C Employee Equity Units.
“Company Common Units” means, (i) immediately before the Company Recapitalization, collectively, the Company Class A Common Units, the Company Class B Common Units and the Company Class C

Common Units and (ii) upon and immediately following the Company Recapitalization, the “Common Units” as defined in the Fourth A&R LLCA.
“Company Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable on the Closing Date as a result of the prepayment thereof or the consummation of the Transactions) arising under, any obligations of the Company or any Company Subsidiary consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security or (c) deferred or unpaid purchase price for acquisitions, property or services, including overdue payables, earnouts, seller notes, holdbacks and other deferred obligations (whether fixed or contingent, calculated as the maximum amount payable under or pursuant to such obligation).
“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company in connection with this Agreement.
“Company Equity Consideration” means a number of Company Up-C Units, shares of Surviving Corporation Class A Common Stock, Surviving Corporation SAR Awards, and/or Surviving Corporation Options (as specified in the Allocation Schedule) equal to the quotient determined by (1) with respect to the Company dividing (a) the Vacasa Equity Value minus the portion of the Company Cash Consideration allocated to holders of Company Equity Securities other than TK Newco and the equityholders of TK Newco (other than holders of TK Newco Class B Common Stock in their capacity as such, which are non-economic interests and which will receive no portion of the Aggregate Consideration in connection with the Transactions) by (b) $10.00 and (2) with respect to TK Newco and the equityholders of TK Newco (other than holders of Class B Common Stock of TK Newco in their capacity as such), dividing (a) the TK Newco Equity Value minus the portion of the Company Cash Consideration allocated to TK Newco and the equityholders of TK Newco (other than holders of TK Newco Class B Common Stock in their capacity as such, which are non-economic interests and which will receive no portion of the Aggregate Consideration in connection with the Transactions) by (b) $10.00.
“Company Equity Securities” means, collectively, the Equity Interests in the Company, including the Company Units and Company UAR Awards.
“Company Equity Value” means $3,963,000,000.
“Company Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and the Company Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of their covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company and the Company Subsidiaries, or that are incurred by Pace on behalf of the Company as set forth on Schedule G, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, and except as set forth in clause (a) of the preceding sentence, Company Expenses shall not include any Pace Expenses.
“Company Holders” means each holder of Company Equity Securities, including the Blockers.
“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.
“Company LLCA” means the Third Amended and Restated Limited Liability Company Agreement of the Company dated April 1, 2021.
“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, including changes in the business of marketing, renting and/or managing vacation properties on behalf of third party owners for rent or lease to consumers; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including COVID-19 or any COVID-19 Measures and, in each case, any effects thereof, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any Effect attributable to any outage of the Company’s booking platform that is not sustained; (ix) any matter set forth on the Company Disclosure Schedule, to the extent that such Effect is reasonably foreseeable based upon such disclosed matter; or (x) any Effect attributable to the death or disability of any key employees; (xi) any Effect attributable to disruptions in sales and marketing channels and disruptions in service providers, in each case that is not sustained; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which Pace has requested in writing or to which it has consented in writing.
“Company Notes” means the secured convertible Series D-1 notes of the Company issued pursuant to the Company Note Purchase Agreement.
“Company Note Conversion” means the conversion of the Company Notes into Series D-1 Preferred Units of the Company in accordance with the terms of the Company Note Purchase Agreement, including the payment of all accrued and unpaid interest and all other amounts due upon conversion and the release of guarantees and Liens and termination of any security interest relating to the Company Notes and delivery of evidence thereof.
“Company Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of May 21, 2020, among the Company, the Purchasers listed on Schedule A thereto and Wilmington Savings Fund Society, FSB, a federal savings bank, as the Administrative Agent and Collateral Agent.
“Company Organizational Documents” means the certificate of formation, limited liability company agreement and any other organizational documents of the Company, as amended, modified or supplemented from time to time.
“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Units” means, collectively, the “Series A Preferred Units”, “Series B Preferred Units”, “Series B-2 Preferred Units”, “Series C Preferred Units”, “Series C-1 Preferred Units”, “Series C-2 Preferred Units”, “Series D-1 Preferred Units” and “Series D-2 Preferred Units” as defined in the Company LLCA.
“Company Employee Equity Units” means the “Profits Interests” as defined in the Company LLCA.
“Company Subsidiary” means each subsidiary of the Company.
“Company UAR” means a “Unit Appreciation Right” as defined in the Company UAR Plan.
“Company UAR Award” means an award of Company UARs.
“Company UAR Plan” means the Company’s 2016 Equity Compensation Incentive Plan.
“Company Units” means, collectively, the Company Common Units, the Company Preferred Units and Company Employee Equity Units.
“Company Up-C Units” means a “Unit” as defined in the Fourth A&R LLCA.
“Company Warrants” means the warrants of the Company to purchase Equity Interests of the Company.
“Company Warrant Settlement” means the exercise of all Company Warrants in full in accordance with their respective terms.
“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary that is subject to or bound by any confidentiality agreements or other confidentiality restriction or obligation.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.
“Employee Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA and (b) nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, other equity or equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program, policy, agreement, program, practice, understanding or arrangement which is not described in the clause (a) of this definition, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.
“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Fourth A&R LLCA” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by the Company, Pace and Newco).
“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, legionella bacteria and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Incidental Entity Obligations” means, with respect to a corporation, limited partnership or limited liability company, those liabilities or obligations incidental to its existence and status as such an entity, such as annual fees owed to the state of its formation and fees owed to a registered agent.
“Income Tax Returns” means any IRS Form 1065 (and any similar form for U.S. state and local tax purposes due in a jurisdiction that follows the U.S. federal income tax treatment of entities).
“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.
“Intervening Event” means any Effect that individually or in the aggregate, (x) has a Company Material Adverse Effect, (y) was not known or reasonably foreseeable to the Pace Board as of the date hereof and that becomes known to the Pace Board after the date hereof and prior to the receipt of approval of the Pace Proposals and (z) does not relate to (1) an Alternative Transaction or (2) clearance of the Mergers by any Governmental Authority, including with respect to the actions taken pursuant to or required to be taken pursuant to Section 9.07 or Section 9.10; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been an “Intervening Event”: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, including changes in the business of marketing, renting and/or managing vacation properties on behalf of third party owners for rent or lease to consumers; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including COVID-19 or any COVID-19 Measures and, in each case, any effects thereof, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in an Intervening Event; (viii) any Effect attributable to any outage of the Company’s booking platform that is not sustained; (ix) any Effect attributable to the death or disability of any key employees; (x) any Effect attributable to disruptions in sales and marketing channels and disruptions in service providers, in each case that is not sustained; (xi) any matter set forth on the Company Disclosure Schedule; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which Pace has requested in writing or to which it has consented in writing.
“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Pace, the actual knowledge of the persons listed on Schedule B, after reasonable inquiry.
“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, stock exchange requirements, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).
“Liquidity Event UAR Condition” means the earlier to occur of a Change in Control (as defined in the Company UAR Plan) or the occurrence of the Post-IPO Date (as defined in the award agreements evidencing the Company UAR Awards).
“Losses” means any and all losses, claims, obligations, causes of action, payments, demands, costs, damages, liabilities, obligations, reasonable expenses of any nature (including costs of investigation and attorneys’ fees and disbursements), judgments, fines, settlements, charges, assessments, Taxes and other amounts, of any nature whatsoever, whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or liquidated or unliquidated.
“Material Company Customers” means the ten (10) largest vacation rental owners of the Company during the twelve (12)-month period ended December 31, 2020, measured by dollar volume of transactions.
“Material Company Suppliers” means the ten (10) largest suppliers of the Company during the twelve (12)-month period ended December 31, 2020, measured by dollar volume of transactions.
“Material Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant with rent obligations per property equal to or exceeding $200,000 per twelve (12)-month period, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.
“Mergers” means, collectively, the Domestication Merger and the Blocker Mergers.
“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (c) any Reciprocal License.
“Pace Disclosure Schedule” means Pace’s disclosure schedule delivered by Pace in connection with this Agreement.
“Pace Expenses” means, as of any determination time, the aggregate amount of out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Pace or any Blocker Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pace or any Blocker Merger Sub (including deferred underwriting fees and placement agent fees), (b) the fees, expenses, commissions or other amounts that are expressly allocated to Pace or any Blocker Merger Sub pursuant to this Agreement or any other Transaction Document, and (c) the repayment of the outstanding Sponsor loan incurred in the ordinary course and in furtherance of the Transactions, which amounts to $750,000.00 in the aggregate as of the date of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, Pace Expenses shall not include any Company Expenses and any expenses set forth on Schedule G.

“Pace Material Adverse Effect” means any Effect that (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Pace, or (b) would prevent, materially delay or materially impede the performance by Pace or Blocker Merger Subs of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Pace Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Pace operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Pace as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the Transactions), or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Pace is materially disproportionately affected thereby as compared with other “SPACs” operating in the industry in which Pace operates.
“Pace Organizational Documents” means (a) prior to the Domestication Merger, the Cayman Pace Articles and the Trust Agreement and (b) following the Domestication Merger, the Surviving Corporation Certificate of Incorporation, the Surviving Corporation Bylaws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.
“Pace Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Pace of the Redemption Rights.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.
“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (g) Liens identified in the Company Financial Statements, and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (and in all events excluding monetary liens).
“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by Privacy/Data Security Laws, and (d) any information that is covered by PCI DSS.
“Plans” means all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary or ERISA Affiliate has or could reasonably be expected to incur any liability (contingent or otherwise).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Period Tax Proceeding” means any Tax Proceeding relating to income Taxes for a Pre-Closing Tax Period.
“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).
“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.
“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).
“Redemption Rights” means the redemption rights provided for in Article 49 of the Cayman Pace Articles.
“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Requisite Company Approval” means the affirmative vote of the requisite Company Holders and Blocker Holders required to approve and adopt the Agreement, the Allocation Schedule and Transaction Documents and consummate the Transactions (including, as applicable, each Blocker Merger and the Domestication Merger) in accordance with the DLLCA, the DGCL, the Company Organizational Documents (including the Company LLCA, TK Newco Stockholders Agreement) and the Blocker Organizational Documents, as applicable.
“Required Pace Shareholder Approval” means the approval of the Pace Proposals by the affirmative vote of the holders of the requisite number of Cayman Pace Ordinary Shares voting, whether in person or by proxy, at a duly convened meeting of the Pace shareholders.
“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) majority-owned or controlled by any of the foregoing.
“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.
“SEC” means the U.S. Securities and Exchange Commission.
“Services” means any services provided by the Company in the business of marketing, renting and managing vacation properties on behalf of third party owners for rent or lease to consumers for transient and short term stays.
“Software” means all computer software (in object code or source code format), and related documentation and materials.
“Sponsor” means TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company.
“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.
“subsidiary” or “subsidiaries” of the Company, Pace or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, or sale of, the Services of the Company or any Company Subsidiary.
“Surviving Corporation Class A Common Stock” means, following the Domestication Merger, the Surviving Corporation’s Class A Common Stock, par value $0.00001 per share, as described in the Surviving Corporation Certificate of Incorporation.
“Surviving Corporation Class B Common Stock” means, following the Domestication Merger, the Surviving Corporation’s Class B Common Stock, par value $0.00001 per share, as described in the Surviving Corporation Certificate of Incorporation.
“Surviving Corporation Class F Common Stock” means, following the Domestication Merger, the Surviving Corporation’s Class F Common Stock, par value $0.00001 per share, as described in the Surviving Corporation Certificate of Incorporation.
“Surviving Corporation Class G Common Stock” means, following the Domestication Merger, the Surviving Corporation’s Class G Common Stock, par value $0.00001 per share, as described in the Surviving Corporation Certificate of Incorporation.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case, imposed by any Governmental Authority, together with all interest, penalties, and additions to tax imposed with respect thereto.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.
“Tax Proceeding” means any audit, examination, claim or similar proceeding with respect to Taxes, Tax matters, or Tax Returns.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.
“TK Newco Class B Common Stock” means TK Newco’s Class B Common Stock, par value $0.0001 per share.
“TK Newco Option” means an option to purchase shares of TK Newco common stock.
“TK Newco Equity Plan” means TK Newco’s 2014 Equity Incentive Plan, as amended.
“TK Newco Equity Value” means $812,730,850.
“TK Newco Holder” means each holder of TK Newco Options and TK Newco Warrants.
“TK Newco Stockholders Agreement” means that certain Stockholders Agreement of TK Newco, dated as of April 1, 2021, by and among TK Newco, the Company and the Stockholders (as defined therein).
“TK Newco Warrants” means the warrants of TK Newco to purchase capital stock of TK Newco.
“Trading Day” means any day on which shares of Surviving Corporation Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Surviving Corporation Class A Common Stock are then traded.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Pace, Newco, Blocker Merger Subs or the Company in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transfer Taxes” means state and local transfer, sales, use, stamp, registration or other similar Taxes.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Vacasa Equity Value” means $3,150,269,150.
“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Pace in connection with its due diligence investigation of the Company relating to the Transactions.
Section 1.02   Further Definitions.    The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 5.09
Agreement	Preamble
Allocation Schedule	§ 4.01(a)
Alternative Transaction	§ 9.04
Antitrust Laws	§ 9.10(a)
Blocker Holders	Preamble
Company Balance Sheet	§ 5.07(a)
Company Financial Statements	§ 5.07(a)
Blocker Merger Subs	Preamble
Blocker Restructuring	§ 2.02(b)
Blockers	Preamble
Blue Sky Laws	§ 5.05(b)
Certificate of Merger	§ 2.03(b)
Claims	§ 8.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Closing Filing	§ 9.08
Closing Press Release	§ 9.08
Company	Preamble
Company Board	Recitals
Company D&O Persons	§ 9.06(a)
Company Permits	§ 5.06
Company Prepared Returns	§ 9.12(a)
Company Recapitalization	§ 2.02(b)
Company UAR Exchange Ratio	§ 4.01(a)
Confidentiality Agreement	§ 9.03(b)
Contracting Parties	§ 12.11
Converted Company Employee Equity Unit	§ 2.02(b)
Delivered Financial Statements	§ 9.15
Direct Blocker Certificate of Merger	§ 3.02(b)
Direct Blocker Effective Time	§ 3.02(b)
Direct Blocker Mergers	Recitals
DGCL	Recitals
DLLCA	Recitals
Domestication Merger	Recitals
Effect	Definition of Company Material Adverse Effect
Effective Time	§ 2.03(b)
Environmental Permits	§ (a)
ERISA Affiliate	§ 5.10(c)
Exchange Act	§ 5.05(b)
Exchange Agent	§ 4.02(a)
Exchange Fund	§ 4.02(a)
Forward Purchase Agreements	Recitals
GAAP	§ 5.07(a)

Defined Term	Location of Definition
Governmental Authority	§ 5.05(b)
Insurance Policies	§ 5.17(a)
Intended Tax Treatment	§ 9.12(c)(v)
IRS	§ 5.10(b)
Lease	§ 5.12(a)
Lease Documents	§ 5.12(a)
Letter Agreement	Recitals
Letter of Transmittal	§ 4.02(b)
Material Contracts	§ 5.16(a)
Maximum Premium	§ 9.06(b)
Modified Withholding Statement	§ 4.03(b)
Nonparty Affiliates	§ 12.11
Outside Date	§ 11.01(b)
Pace	Preamble
Pace Board	Recitals
Pace Equity Plan	§ 0
Pace Preferred Shares	§ 7.03(a)
Pace Prepared Returns	§ 9.12(a)
Pace Proposals	§ 9.02(a)
Pace SEC Reports	§ 7.07(a)
Pace Shareholders’ Meeting	§ 9.02(a)
Parties	Preamble
Plans	§ 5.10(a)
PPACA	§ 5.10(f)
Private Placements	Recitals
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 9.01(a)
Remedies Exceptions	§ (e)
Reverse Blocker Certificate of Merger	§ 3.01(b)
Reverse Blocker Effective Time	§ 3.01(b)
Reverse Blocker Merger	Recitals
Reverse Blocker Surviving Corporation	§ 3.01(a)
Securities Act	§ 5.05(b)
Signing Filing	§ 9.08
Signing Press Release	§ 9.08
Special Resolution Proposals	§ 9.02(a)
Subscription Agreements	Recitals
Supporting Equity Holders	Recitals
Surviving Corporation	§ 0
Tax Receivable Agreement	Recitals
Terminating Company Breach	§ 11.01(e)
Terminating Pace Breach	§ 11.01(f)
TK Newco	Preamble

Defined Term	Location of Definition
Transaction Support Agreements	Recitals
Trust Account	§ 7.13
Trust Agreement	§ 7.13
Trust Fund	§ 7.13
Trustee	§ 7.13
Written Consent	§ Section 9.12
Written Consent Deadline	§ Section 9.12
Section 1.03   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law; (ix) words importing the singular shall also include the plural, and vice versa; (x) references to “$” or “dollar” or “US$” shall be references to United States dollars; the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; and (xi) all references to any contract or agreement are to that contract or agreement as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).
(b)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.
CLOSING; REORGANIZATION; DOMESTICATION MERGER; AGREEMENT AND PLAN OF MERGER
Section 2.01   Closing Transactions.    In connection with the Closing, on the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:
(a)   the Company Note Conversion and Company Warrant Settlement shall be consummated;
(b)   the Blocker Restructuring and the Company Recapitalization shall be consummated;
(c)   the Domestication Merger shall be consummated;
(d)   unless otherwise waived by the Company (it being understood that no approval of Pace or the Surviving Corporation shall be required for such waiver), the investors party to the Subscription Agreements shall purchase, and the Surviving Corporation shall issue and sell to the investors the number of shares of Surviving Corporation Class A Common Stock pursuant to and as set forth in the Subscription Agreements against payment of the amounts set forth in the Subscription Agreements;
(e)   unless otherwise waived by the Company (it being understood that no approval of Pace or the Surviving Corporation shall be required for such waiver), subject to Section 4.01(g)(i), the investors party to the Forward Purchase Agreements shall purchase, and the Surviving Corporation shall issue and sell to such investors, the number of shares of Surviving Corporation Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amounts set forth in the Forward Purchase Agreements;
(f)   the Reverse Blocker Mergers shall be consummated substantially simultaneously;
(g)   the Direct Blocker Mergers shall be consummated substantially simultaneously; and
(h)   the Surviving Corporation shall contribute all of the assets then held by the Surviving Corporation (other than Equity Interests of the Company) to the Company in exchange for such number of Company Up-C Units such that, after giving effect to such exchange and the Blocker Mergers, the Surviving Corporation shall hold a number of Company Up-C Units equal to the number of shares of Surviving Corporation Class A Common Stock (after giving effect to the conversion of the Surviving Corporation Class F Common Stock in accordance with the Surviving Corporation Certificate of Incorporation) and Surviving Corporation Class G Common Stock issued and outstanding immediately after giving effect to the Transactions. A portion of such Company Up-C Units shall be subject to forfeiture in certain circumstances pursuant to the terms of the Fourth A&R LLCA.
Section 2.02   Company Recapitalization.
(a)   Prior to the Effective Time, the restructuring set forth on Schedule D (the “Blocker Restructuring”) shall have been completed such that, after giving effect to such restructuring, the Blockers shall, collectively, directly hold Company Equity Securities. After the date hereof, the Company may make modifications to Schedule D (i) which modifications are not material to the interests of Pace; or (ii) with the prior written consent of Pace (not to be unreasonably withheld, conditioned or delayed).
(b)   Immediately prior to the Effective Time, the Company LLCA, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the Fourth A&R LLCA, pursuant to which: (i) each Company Unit (and any other Company Equity Securities, other than the Company Employee Equity Units, and Company UAR Awards) that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Company Common Units (and Company Options (as such term is used in the Fourth A&R LLCA)) as determined by the Company Board in accordance with Section 5.6(c) of the Company LLCA; and (ii) each Company Employee Equity Unit that is issued and outstanding, whether vested or unvested, immediately prior to the Effective Time shall be automatically converted into such number of Company Common Units as determined by the Company Board in accordance with Section 5.6(c) of the Company LLCA, subject to the same terms and conditions (including applicable vesting requirements) applicable to such Company Employee Equity Unit pursuant to the Company LLCA and the applicable award agreement in effect immediately prior to the Effective Time, at a conversion rate taking into account the Company Equity Value and the applicable participation threshold of such Company Employee Equity Unit (each, as converted, a “Converted Company Employee Equity Unit”); and (iii) each Company UAR Award that is issued and outstanding, whether vested or unvested, immediately prior to the Effective Time shall be automatically converted into a Company UAR Award in respect of Company Common Units as determined by the Company Board, subject to the same terms and conditions (including applicable vesting requirements, as modified pursuant to this Agreement) applicable to such Company UAR Award as of immediately prior to the Company Recapitalization, except the exercise price and number of units underlying the Company UAR Award shall be equitably adjusted in a manner consistent with the requirements of Section 409A of the Code (each, as converted, a “Converted Company UAR Award”) (such transactions in clauses (i) through (iii), the “Company Recapitalization”).
(c)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and release of signatures on the third (3rd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) or such other place, date and/or time as Pace and the Company may agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
Section 2.03   The Domestication Merger.
(a)   Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, one (1) Business Day prior to the Closing Date (the “Domestication Closing Date”) at the Effective Time, Pace shall be merged with and into Newco. As a result of the Domestication Merger, the separate exempted company existence of Pace shall cease and Newco shall continue as the Surviving Corporation of the Domestication Merger.
(b)   On the Domestication Closing Date, and effective as of 11:59 p.m. Eastern Standard Time (the “Effective Time”), the parties hereto shall cause the Domestication Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit L hereto (with such changes as may be agreed in writing by the Company, Pace and Newco) (a “Certificate of Merger”) with the Secretary of State of the State of Delaware and this Agreement or a separate plan of merger (together with all ancillary documents) with the Registrar of Companies in the Cayman Islands, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the Companies Act and mutually agreed by the parties.
Section 2.04   Effect of the Domestication Merger.    At the Effective Time, the effect of the Domestication Merger shall be as provided in the applicable provisions of the DGCL, the Companies Act and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Pace and Newco shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Pace and Newco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
Section 2.05   Certificate of Incorporation; Bylaws.
(a)   At the Effective Time, the Surviving Corporation Certificate of Incorporation, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation Certificate of Incorporation.
(b)   At the Effective Time, the Surviving Corporation Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation Bylaws.

ARTICLE III.
BLOCKER MERGERS
Section 3.01   Reverse Blocker Mergers.
(a)   Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, at the Reverse Blocker Effective Time, which Reverse Blocker Effective Time shall be after the Effective Time, the each of the Blocker Merger Subs will merge with and into the applicable Blocker, including TK Newco, with such Blocker surviving such Reverse Blocker Merger (as set forth on Schedule E). As a result of each Reverse Blocker Merger, the separate corporate existence of each Blocker Merger Sub shall cease and the applicable Blocker shall continue as the surviving entity of each such Reverse Blocker Merger (in such capacity and as applicable, the “Reverse Blocker Surviving Corporation”).
(b)   On the Closing Date and immediately prior to the Direct Blocker Effective Time, the parties hereto shall cause each Reverse Blocker Merger to be consummated in the order described in Section 3.01(a) by filing a certificate of merger in substantially the form attached as Exhibit M hereto (with such changes as may be agreed in writing by the Company, Pace and Newco) (a “Reverse Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and effective time of each such Reverse Blocker Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in each such Reverse Blocker Certificate of Merger) being the “Reverse Blocker Effective Time”).
(c)   At the Reverse Blocker Effective Time, the effect of each Reverse Blocker Merger shall be as provided in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Reverse Blocker Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of each Blocker Merger Sub shall vest in the Reverse Blocker Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each Blocker Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Reverse Blocker Surviving Corporation.
(d)   At the Reverse Blocker Effective Time, the applicable Blocker Merger Sub certificate of incorporation, as in effect immediately prior to such Reverse Blocker Effective Time, shall be the certificate of incorporation of the Reverse Blocker Surviving Corporation until thereafter amended as provided by the DGCL and such Blocker certificate of incorporation.
(e)   At the Reverse Blocker Effective Time, the applicable Blocker Merger Sub bylaws, as in effect immediately prior to such Reverse Blocker Effective Time, shall be the bylaws of such Reverse Blocker Surviving Corporation until thereafter amended as provided by the DGCL and such Blocker bylaws.
(f)   At the Reverse Blocker Effective Time, the directors of the Board of Directors of the applicable Blocker Merger Sub, as in effect immediately prior to the Reverse Blocker Effective Time, shall be the directors of the Board of Directors of the applicable Reverse Blocker Surviving Corporation until their successors shall be duly elected and qualified or until their death, resignation or removal.
Section 3.02   Direct Blocker Mergers.
(a)   Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, at the Direct Blocker Effective Time, (i) TK Newco will merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger and (ii) each of the surviving Blockers will merge with and into the Surviving Corporation, with the Surviving Corporation surviving each Direct Blocker Merger (as set forth on Schedule E). As a result of each Direct Blocker Merger, the separate corporate existence of the applicable Blocker shall cease and the Surviving Corporation shall continue as the surviving entity of each such Direct Blocker Merger.
(b)   On the Closing Date and immediately following the Reverse Blocker Effective Time, the parties hereto shall cause each Direct Blocker Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit N hereto (with such changes as may be agreed in writing prior to Closing by the Company, Pace and Newco) (a “Direct Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and effective time of each such Direct Blocker Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in each such Direct Blocker Certificate of Merger), as applicable, being the “Direct Blocker Effective Time”).
(c)   At the Direct Blocker Effective Time, the effect of each Direct Blocker Merger shall be as provided in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Direct Blocker Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of each Blocker (including the Company Up-C Units held by such Blocker) shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each Blocker shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
(d)   At the Direct Blocker Effective Time, the Surviving Corporation Certificate of Incorporation, as in effect immediately prior to the Direct Blocker Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation Certificate of Incorporation.
(e)   At the Direct Blocker Effective Time, the Surviving Corporation Bylaws, as in effect immediately prior to the applicable Direct Blocker Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation Bylaws.
(f)   At the Direct Blocker Effective Time, the Board of Directors and executive officers of the Surviving Corporation shall be as set forth on Schedule F.
ARTICLE IV.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
Section 4.01   Conversion of Securities; Allocation of Aggregate Consideration.
(a)   The aggregate consideration (the “Aggregate Consideration”) that will ultimately be received by, without duplication, Company Holders (other than the Blockers) and Blocker Holders, including the TK Newco Holders in accordance with this Agreement shall consist of the Company Cash Consideration and the Company Equity Consideration to be allocated in accordance with the Allocation Schedule.
(b)   On the date hereof, the Company has delivered to Pace a schedule (as may be updated pursuant to Section 4.01(c), the “Allocation Schedule”), allocating the Aggregate Consideration in the amount and among, without duplication, the Company Holders (other than the Blockers) and the Blocker Holders, including the TK Newco Holders based on Company Cash Consideration of $0.00, including setting forth (i) the number of Equity Interests held by each Company Holder (after giving effect to the Company Recapitalization), (ii) the portion of the Company Equity Consideration and the Company Cash Consideration included in the Aggregate Consideration to be allocated to, without duplication, each Company Holder (other than the Blockers), Blocker Holder and TK Newco Holder (iii) the number of Company Up-C Units held by the Surviving Corporation after the consummation of the transactions contemplated hereby, (iv) the number of Company Up-C Units to be sold by Company Holders in connection with the receipt of Company Cash Consideration by such holders and the number of shares of Surviving Corporation Class A Common Stock to be sold by the Blocker Holders in connection with the receipt of Company Cash Consideration by such holders, and (v) with respect to each Company Holder and Blocker Holder, whether such Company Holder will receive either (A) a number of shares of Surviving Corporation Class A Common Stock or (B) a number of Company Up-C Units and a corresponding number of shares of Surviving Corporation Class B Common Stock, in each case, with respect to the Company Equity Consideration allocated to such Company Holder or Blocker Holder. The Company represents and warrants that the Allocation Schedule (and the calculations and determinations set forth therein) complies in all respects with the Company Organizational Documents and the Company UAR Plan and the TK Newco Equity Plan, and, as applicable, Section 409A of the Code. For the avoidance of doubt, (i) Equity Interests that, as of the applicable date of determination, are unvested shall not be taken into consideration when determining the applicable exchange ratios utilized to calculate the amount of the Company Equity

Consideration, Company Cash Consideration or the Aggregate Consideration to be allocated among, without duplication, the Company Holders (other than the Blockers) and the Blocker Holders, including the TK Newco Holders as set forth on the Allocation Schedule and (ii) holders of Equity Interests that, as of the applicable date of determination are unvested (in such holders’ capacity as such) shall not receive any amount of the Aggregate Consideration (but, for the avoidance of doubt, such unvested Equity Interests will be exchanged for unvested Equity Interests of the Surviving Corporation as provided in Section 4.01(e)(ii)-(iv)). For purposes of the preceding sentence, Company UAR Awards that, as of the applicable date of determination, are time-vested but with respect to which the Liquidity Event UAR Condition has not been met shall not be treated as unvested Equity Interests. Each Company Holder and Blocker Holder who is entitled to receive any portion of the Company Cash Consideration shall be entitled to allocate the portion of the Company Cash Consideration allocated to such Company Holder or Blocker Holder as set forth on the Allocation Schedule (such amount, the “Allocated Cash Consideration”) among any of its Affiliates that are also entitled to receive a portion of the Company Cash Consideration (such Company Holder or Blocker Holder and its respective Affiliates, the “Holder Group”) at its sole discretion so long as the aggregate amount of the portion of the Company Cash Consideration received by the Holder Group collectively does not exceed the aggregate amount of the sum of the Allocated Cash Consideration that each member of the Holder Group is entitled to receive.
(c)   Prior to the Closing Date (but no later than the first (1st) Business Day prior thereto), the Company shall be entitled to amend the Allocation Schedule to the extent reasonably determined by the Company (in consultation with Pace) in accordance with the Company LLC Agreement, including to the extent necessary to give effect to a change in the amount of the Company Cash Consideration from the assumption set forth in the Allocation Schedule as of the date hereof; provided that the revised Allocation Schedule does not modify the aggregate amount of Company Cash Consideration and Company Equity Consideration (with such Company Equity Consideration valued at $10.00 per share of Surviving Corporation Class A Common Stock or Company Up-C Unit on a combined basis), or the exercise price of any incentive equity, that would have been payable without giving effect to such revisions. On the first (1st) Business Day prior to the Closing Date, the Company shall deliver to Pace a certification, duly executed by an authorized officer of the Company, certifying that (i) the information set forth in the Allocation Schedule (as amended, if applicable) is true and correct in all respects and compliant in all respects with the Company Organizational Documents, the Company UAR Plan and the TK Newco Equity Plan and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in this Section 4.01(c) and Section 4.01(e)(ii). The Company will review any comments to the Allocation Schedule provided by Pace and consider such comments in good faith.
(d)   At the Effective Time, by virtue of the Domestication Merger and without any separate action on the part of Pace, Newco, the Company or the holders of any of the following securities: (A) each then issued and outstanding Cayman Pace Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class A Common Stock; (B) each then issued and outstanding Cayman Pace Founder Share shall convert automatically, on a one-for-one basis, into shares of Surviving Corporation Class F Common Stock (which, following the consummation of the Mergers, will convert into shares of Surviving Corporation Class A Common Stock in accordance with the Surviving Corporation Certificate of Incorporation); (C) each then issued and outstanding share of Cayman Pace Class G Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class G Common Stock; and (D) the Common Stock of Newco held by the Company shall be cancelled.
(e)   On the Closing Date, in connection with the Company Recapitalization and the Mergers, as applicable, and without any action on the part of Pace, Newco, the Company or the holders of any of the following securities:
(i)   the Surviving Corporation shall sell a number of shares of Surviving Corporation Class B Common Stock in accordance with the Allocation Schedule to each holder of Company Up-C Units for an amount per share equal to the par value thereof (in each case, in the case of a Converted Company Employee Equity Unit, subject to substantially the same terms and conditions (including applicable vesting requirements) applicable to the corresponding Company Employee Equity Unit pursuant to the Company LLCA, the applicable award agreement or otherwise in effect immediately prior to the Effective Time);

(ii)   each Converted Company UAR Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an award of stock appreciation rights (each, a “Surviving Corporation SAR Award”) covering a number of shares of Surviving Corporation Class A Common Stock equal to the number of Company Common Units underlying such Converted Company UAR Award, with a per-share base price equal to the per-share exercise price of such Converted Company UAR Award, on the same terms and conditions as such Converted Company UAR Award, including applicable vesting requirements, except that the Liquidity Event UAR Condition shall be deemed satisfied effective as of the 180th day following the Closing Date, subject to the holder continuing to be a Service Provider (as defined in the Company UAR Plan) through such date;
(iii)   each TK Newco Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase shares of Surviving Corporation Class A Common Stock (each, a “Surviving Corporation Option”) on the same terms and conditions (including applicable vesting requirements) as such TK Newco Option, except that (A) the number of shares of Surviving Corporation Class A Common Stock underlying the Surviving Corporation Option shall equal the number of shares of Surviving Corporation Class A Common Stock as set forth on the Allocation Schedule, and (B) the exercise price per share of the Surviving Corporation Option shall equal the exercise price as set forth on the Allocation Schedule; provided, however, that the exercise price and the number of shares underlying the Newco Option shall be determined in a manner consistent with the requirements of Section 409A of the Code;
(iv)   each Company Holder entitled to receive a portion of the Company Cash Consideration will sell Company Up-C Units to the Surviving Corporation in exchange for its allocable portion of Company Cash Consideration (at a price of $10 per Company Up-C Unit) and certain rights described in the Tax Receivable Agreement with respect to such Company Up-C Units sold (as set forth in the Allocation Schedule).
(f)   Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company LLCA, the Company UAR Plan and the TK Newco Equity Plan (and the underlying grant, award or similar agreements) or otherwise (including any amendments or modifications thereto or the delivery of any notices or the procurement of any required consents thereunder) to give effect to the provisions of Article III and this Section 4.01, including the allocation of consideration contemplated by the Allocation Schedule;
(g)   At the Reverse Blocker Effective Time, by virtue of each Reverse Blocker Merger and without any separate action on the part of the Surviving Corporation or the applicable Blocker or the applicable Blocker Merger Sub:
(i)   100% of the Blocker Securities as of the Reverse Blocker Effective Time shall be canceled and converted into the right to receive (A) the number of shares of Surviving Corporation Class A Common Stock or other Equity Interests, in each case as set forth on the Allocation Schedule, (B) certain rights as set forth in the Tax Receivable Agreement; and/or (C) cash (to the extent of such Blocker Holders’ share of the Company Cash Consideration, as set forth in the Allocation Schedule);
(ii)   each issued and outstanding share of common stock in each Blocker Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock in the applicable Reverse Blocker Surviving Corporation; and
(iii)   the Equity Interests of the Company held by each Blocker immediately prior to the Reverse Blocker Effective Time shall remain outstanding and held by such Reverse Blocker Surviving Corporation.
(h)   At the Direct Blocker Effective Time, by virtue of the Direct Blocker Mergers and without any separate action on the part of the Surviving Corporation or the Reverse Blocker Surviving Corporation:
(i)    100% of the Blocker Securities as of the Direct Blocker Effective Time in each Blocker shall be canceled; and
(ii)    the Equity Interests of the Company held by each Blocker immediately prior to the Direct Blocker Effective Time shall remain outstanding and held by the Surviving Corporation.

(i)   Notwithstanding the foregoing or anything to the contrary herein, in the event of a conflict or discrepancy between this Section 4.01 of this Agreement and the Allocation Schedule, the Allocation Schedule shall govern the distribution of the Aggregate Consideration in all respects.
Section 4.02    Exchange of Certificates.
(a)   Exchange Agent.    On the Closing Date, the Surviving Corporation shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Pace and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Blocker Holders and the Company Holders, including the TK Newco Holders, as applicable, for exchange in accordance with this Article IV, the number of shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock or cash comprising the Company Cash Consideration, as applicable, required to be delivered to the Blocker Holders and the Company Holders, as applicable, in accordance with the terms of this Agreement and the Allocation Schedule (such shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock being hereinafter referred to as the “Exchange Fund”). Pace shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the applicable consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 4.02(c) hereof, the Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures.    As promptly as practicable after the mailing of the Registration Statement / Proxy Statement, Pace shall use its reasonable best efforts to cause the Exchange Agent to mail to each Company Holder and Blocker Holder entitled to receive the consideration to be included in the Exchange Fund a letter of transmittal, which shall be in a form reasonably acceptable to Pace and the Company (the “Letter of Transmittal”) and shall specify instructions for use in effecting the delivery of the applicable portion of the Exchange Fund. Within two (2) Business Days (but in no event prior to the Direct Blocker Effective Time) after the surrender to the Exchange Agent of any applicable Blocker Securities held by the holder thereof for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder thereof shall be entitled to receive in exchange therefor, and the Surviving Corporation shall cause the Exchange Agent to deliver in accordance with the provisions of Section 4.01, the portion of the Exchange Fund contemplated by this Agreement, and any applicable Blocker Securities so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.02, the Blocker Securities shall be deemed at all times after the Direct Blocker Effective Time to represent only the right to receive upon such surrender the applicable consideration that such holder is entitled to receive in accordance with the provisions of Section 4.01.
(c)   Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Direct Blocker Effective Time with respect to the Surviving Corporation Class A Common Stock with a record date after the Direct Blocker Effective Time shall be paid to the holder of any unsurrendered Blocker Securities with respect to the shares of Surviving Corporation Class A Common Stock represented thereby until surrendered in accordance with Section 2.01(f). Subject to the effect of escheat, Tax or other applicable Laws, following such surrender, the Surviving Corporation shall pay or cause to be paid to the holder of the shares of Surviving Corporation Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Direct Blocker Effective Time and theretofore paid with respect to such shares of Surviving Corporation Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Direct Blocker Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Surviving Corporation Class A Common Stock.
(d)   No Further Rights.    The consideration payable upon conversion of the Blocker Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Securities and Blocker Securities. From and after the Direct Blocker Effective Time, the holders of Blocker Securities outstanding immediately prior to the Direct Blocker Effective Time shall cease to have any rights with respect thereto, except as otherwise provided in this Agreement or by Law.

(e)   Adjustments.    The equity consideration set forth in this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock or share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Surviving Corporation Class A Common Stock occurring on or after the date hereof and prior to the Direct Blocker Effective Time.
(f)   Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed for one year after the Direct Blocker Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Equity Securities or Blocker Securities who have not theretofore complied with this Section 4.02 shall thereafter look only to the Surviving Corporation for the applicable consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Equity Securities and Blocker Securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
(g)   No Liability.    None of the Exchange Agent, Pace or the Company shall be liable to any holder of Company Equity Securities or Blocker Securities for any Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.02.
(h)   Lost Certificates.    If any certificate representing Blocker Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the applicable consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 4.01.
(i)    Fractional Shares.    No certificates or scrip or shares representing fractional shares of Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock shall be issued upon the exchange of Company Equity Securities or Blocker Securities and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pace or a holder of shares of Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock. In lieu of any fractional share of Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock to which any holder of Company Equity Securities or Blocker Securities would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
(j)    Capitalization. Exhibit G    sets forth an illustrative calculation of the capitalization of the Company immediately following the consummation of the Transactions.
Section 4.03    Withholding.
(a)   Notwithstanding anything in this Agreement to the contrary, each of Pace, Newco, each Blocker Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (and their Affiliates) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration or value payable or issuable pursuant to this Agreement such amounts that are required to be deducted or withheld under applicable Law; provided, that other than with respect to withholding (i) with respect to any payments in the nature of compensation, or (ii) attributable to the failure of any person to provide the documents described in Section 9.12(k), Pace will, prior to any deduction or withholding, use commercially reasonable efforts to (A) notify the Company and the person in respect of which such deduction or withholding is proposed to be made of any anticipated withholding, (B) reasonably consult with the Company and such person in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with the Company and such person to minimize the amount of any such applicable withholding to the extent permissible under applicable Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued to the person in respect of which such deduction and withholding was made.

(b)   At the Closing, the Company shall deliver to Pace with respect to each Company Holder (or, if such Company Holder is classified for U.S. federal income tax purposes as an entity disregarded as separate from another person, then by such other person), a properly executed IRS Form W-9 dated as of the Closing Date or a properly executed applicable IRS Form W-8 (and any other information reasonably required to assess any withholding required to be made, including but not limited to any withholding under Section 1446(f) of the Code, in connection with the transactions contemplated by this Agreement); provided, that the only remedy of Pace for any failure to provide the documentation described in this Section 4.03(b) shall be to make any withholding that is required by Law as a result of the failure to deliver such documentation.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Pace and Blocker Merger Subs as follows:
Section 5.01    Organization and Qualification; Subsidiaries.
(a)   The Company and each Company Subsidiary is a limited liability company or other organization duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.
Section 5.02    Organizational Documents.    The Company has prior to the date of this Agreement made available to Pace in the Virtual Data Room a complete and correct copy of the Company Organizational Documents and complete and correct copies in all material respects of the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect and neither the Company nor any Company Subsidiary is in material violation of any of the material provisions set forth therein.
Section 5.03    Capitalization.
(a)   Section 5.03(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth thereon. To the knowledge of the Company, all such Equity Interests are held by the holders thereof free and clear of all Liens, options, and rights of first refusal. All Equity Interests are free of any limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws, the Company Organizational Documents and any equity plans and award agreements pursuant to which the Equity Interests were issued. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents.
(b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation, formation or organization, as applicable, of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. Other than the Company Subsidiaries, the Company does not currently own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other Person.
(c)   Except as set forth in Section 5.03(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 5.03 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has outstanding, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Securities or any other Equity Interests of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Securities or any of the Equity Interests or other securities of the Company.
(d)   There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.
(e)   Section 5.03(e) of the Company Disclosure Schedule sets forth, the following information with respect to each Company UAR outstanding: (i) the name of the Company UAR recipient; (ii) the equity plan pursuant to which such Company UAR was granted; (iii) the number of Company Common Units subject to such Company UAR; (iv) the exercise or base price of such Company UAR; (v) the date on which such Company UAR was granted; (vi) the number of Company UARs that are time-vested and exercisable as of May 31, 2021; and (vii) the date on which such Company UAR expires. The Company has made available to Pace in the Virtual Data Room accurate and complete copies of the Company UAR Plan pursuant to which the Company has granted the Company UARs that are currently outstanding and the form of all award agreements evidencing such Company UARs. No Company UAR was granted with an exercise or base price per share less than the fair market value of the underlying Company Common Units as of the date such Company UAR was granted. Except as expressly provided herein, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company UAR as a result of the Transactions.
Section 5.04    Authority Relative to this Agreement.    The Company has all necessary organizational power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party thereto, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Requisite Company Approval, which the Written Consent shall satisfy). The Supporting Equity Holders comprise the necessary number of the Company Holders and Blocker Holders to constitute Requisite Company Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Pace, the Blockers and Blocker Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles (the “Remedies Exceptions”).

Section 5.05    No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 5.05(b) of the Company Disclosure Schedule, including the Written Consent have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences, which would not have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.
Section 5.06    Permits; Compliance.    Except as set forth in Section 5.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except for any suspension or cancellation that would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2019, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.
Section 5.07    Financial Statements.
(a)   The Company has made available to Pace in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020 (the balance sheet as of December 31, 2020, the “Company Balance Sheet”), and the related audited consolidated statements of operations and comprehensive loss, cash flows and changes in redeemable convertible preferred units and members’ deficit of the Company and the Company Subsidiaries for each of the years ended December 31, 2019 and December 31, 2020 (collectively, the “Company Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. Each of the Company Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)   Except as and to the extent set forth on or reserved against in the Company Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since March 31, 2021 (the “Balance Sheet Date”) (and in any event do not relate to breach of contract, tort or noncompliance with Law), (ii) liabilities that were incurred in connection with the Transactions in accordance with the terms hereof, or (iii) such other liabilities and obligations which would not have a Company Material Adverse Effect.
(c)   Except as set forth on Section 5.07(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any Company Debt.
(d)   Since May 12, 2021, through the date hereof, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received written notice of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in deficient or fraudulent accounting or auditing practices that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
Section 5.08    Absence of Certain Changes or Events.    Since December 31, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Company Financial Statements or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including material Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Pace’s prior written consent, would constitute a material breach of any of the covenants set forth in Section 8.01.
Section 5.09    Absence of Litigation.    Except as set out in Section 5.09 of the Company Disclosure Schedule, as of the date hereof, there is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such order, writ, judgement, injunction, decree, determination or award that would not have a Company Material Adverse Effect.
Section 5.10    Employee Benefit Plans.
(a)   Section 5.10(a) of the Company Disclosure Schedule includes a true and correct list of, as of the date of this Agreement, all material Plans.
(b)   With respect to each material Plan, the Company has made available to Pace, as applicable (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any material Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c)   None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.
(d)   Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, redundancy, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment, funding or vesting, or increase the amount, of any benefit or other compensation due to any individual. In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(e)   None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law.
(f)    Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(g)   Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plans or the exempt status of any such trust.
(h)   There has not been, nor is there reasonably expected to be, any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. To the knowledge of the Company, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under

Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.
(i)    All contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, GAAP, except as would not result in material liability to the Company or any Company Subsidiary.
(j)    Each Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A or 4999 of the Code.
Section 5.11    Labor and Employment Matters.
(a)   The Company has made available to Parent in the Virtual Data Room a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) employee identification number and employing entity; (ii) title or position and location of employment; (iii) hire date; (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (v) (for U.S. employees) status as exempt or non-exempt under the Fair Labor Standards Act.
(b)   Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, as of the date of this Agreement, no employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. As of the date of this Agreement and during the two year period immediately prior to such date, there are no and were no strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries. As of the date of this Agreement and during the two year period immediately prior to such date, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union or labor organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.
(c)   Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or independent contractors, except for any such Actions that would not reasonably be expected to have a Company Material Adverse Effect.
(d)   Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2017 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.11(d)

of the Company Disclosure Schedule, to the knowledge of the Company, each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.
(e)   None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
Section 5.12    Real Property; Title to Assets.
(a)   Section 5.12(a) of the Company Disclosure Schedule lists the real property owned by the Company or any Company Subsidiary (the “Real Property”).
(b)   Section 5.12(b) of the Company Disclosure Schedule lists, as of the date hereof, the street address (and, if applicable, the suite numbers(s)) of each parcel of Material Leased Real Property, and sets forth a list of each material lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any Material Leased Real Property (each, a “Lease”), with the name of each other party thereto and the date of each Lease in connection therewith, and each material amendment thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Pace in the Virtual Data Room. Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, (i) as of the date hereof, there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Material Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect, and (iii) to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.
(c)   There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being, or is intended to be, used, except as would not have a Company Material Adverse Effect. The Leased Real Property, and the improvements thereon, are in compliance in all material respects with all applicable laws and in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not have a Company Material Adverse Effect. In the three years prior to the date of this Agreement, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property, except as would not have a Company Material Adverse Effect.
(d)   Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have Company Material Adverse Effect. Except as would not result in a Company Material Adverse Effect, the Real Property and the Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.
Section 5.13    Intellectual Property.
(a)   Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any material Company-Licensed IP (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $500,000, (B) Open Source Software; (C) non-disclosure agreements entered into in the ordinary course of business; (D) rights to feedback granted by third parties in the ordinary course consistent with past practice; (E) incidental trademark licenses granted solely for marketing or promotional purposes; and (F) commercially available service agreements to Business Systems that have an individual service or subscription fee of $500,000 or less per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Services or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business substantially as conducted as of the date hereof in all material respects.
(b)   Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a written contract or license, all Company-Licensed IP. All material Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. As of the date hereof, no loss or expiration of any material Company-Owned IP is threatened in writing, or, to the Company’s knowledge, pending.
(c)   Since January 1, 2019, the Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any material trade secrets or other material Confidential Information that relates to the Services or are otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information except as would not have a Company Material Adverse Effect.
(d)   (i) Since January 1, 2019, there have been no claims filed and served or, to the Company’s knowledge, threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, in each case of (i) through (iv), except as would not have a Company Material Adverse Effect.
(e)   Except as would not have a Company Material Adverse Effect, all persons who have contributed, developed or conceived of any material Company-Owned IP have executed written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title and interest (to the maximum extent permitted by applicable law) in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applied Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use of other disposition or ownership of such Intellectual Property.
(f)   Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 5.13(a) of the Company Disclosure Schedule.

(g)   As of the date hereof, the Company and Company Subsidiaries do not use and since January 1, 2020, have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems at no or minimal charge; except in each case as would not have a Company Material Adverse Effect.
(h)   To the Company’s knowledge, as of the date hereof, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Services which are not of the type that are capable of being remediated in the ordinary course of business.
(i)   The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves (and the Company and the Company Subsidiaries do not permit such individuals to use devices in connection with the business that are not monitored by the Company or a Company Subsidiary), (ii) that provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (iii) that monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems All of such plans and procedures have been proven effective upon testing in all material respects, since January 1, 2019. To the Company’s knowledge, since January 1, 2020, through the date hereof, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted as of the date hereof.
(j)   Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and since January 1, 2019, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable publicly posted privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage, use or other processing of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) PCI DSS, where applicable, (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security or otherwise with respect to the collection, dissemination, storage, use or other processing of Personal Information, and (v) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere; (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable physical, technical, organizational and administrative data security safeguards to protect the security and integrity of the Business Systems constituting Company Owned IP, any Business Data, including where applicable, implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has (A) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any Business Data or (B) received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage, use or other processing of Personal Information, or the violation of any applicable Data Security Requirements and, to the Company’s knowledge, there is no reasonable basis for the same.
(k)   Except as would not have a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date; in each case, except as would not have a Company Material Adverse Effect. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to any material contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit the Surviving Corporation from receiving, accessing, storing or using any Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing or result in liabilities in connection with Data Security Requirements.
(l)   Except as would not create a Company Material Adverse Effect, all past and current employees and independent contractors of the Company and the Company Subsidiaries that provide services for the Company and are directly involved in the development of material Company-Owned IP are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.
(m)   Neither the Company nor any Company Subsidiary is, nor since January 1, 2020, has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.
Section 5.14    Taxes.
(a)   All material Tax Returns required to be filed by or on behalf of the Company or any Company Subsidiary (including for this purpose each Income Tax Return required to be filed by the Company) have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.
(b)   All material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) that are required to have been paid have been paid in full.
(c)   There is no claim against the Company or any Company Subsidiary for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any material Taxes or material Tax items (in each case, individually or in the aggregate) in respect of Tax Returns of the Company or any Company Subsidiary that has not been resolved.
(d)   No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company or any Company Subsidiary.
(e)   Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to material Tax (individually or in the aggregate) in such jurisdiction.
(f)   Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)   There are no liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.
(h)   Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement (x) the primary purpose of which does not relate to Taxes, or (y) the Company’s or any Company Subsidiary’s obligations in respect of which are not material.

(i)   Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent or a group in which the Company or such Company Subsidiary is a member as of the date hereof).
(j)   Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than liabilities pursuant to an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.
(k)   Neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand.
(l)   Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(m)   Neither the Company nor any Company Subsidiary has received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has become subject to income or other material Taxation in a country other than the country in which it is organized.
(n)   For U.S. federal income tax purposes, the Company and each Company Subsidiary, during the period each such Company Subsidiary has been owned by the Company, is, and has been since its formation, classified as either a partnership or a disregarded entity.
(o)   Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.
Section 5.15    Environmental Matters.    Except in each case as would not have a Company Material Adverse Effect, (a) neither the Company nor any of the Company Subsidiaries has violated since January 1, 2019, nor is it in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary are and, since January 1, 2019, have been, in compliance with Environmental Laws and Environmental Permits in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has made available to Pace in the Virtual Data Room all material environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.
Section 5.16    Material Contracts.
(a)   Section 5.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements, terms of service, as applicable, to which the Company or any

Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth on Section 5.16(a) of the Company Disclosure Schedule being the “Material Contracts”):
(i)   each contract and agreement with Material Company Customers and Material Company Suppliers, excluding non-disclosure agreements, purchase orders, sales acknowledgement documents and similar documents entered into in the ordinary course of business;
(ii)   each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over the 12 month period ending December 31, 2020;
(iii)   all contracts with Company executive team members (excluding contracts for employment, standard confidentiality and similar contracts required to be entered into in connection with the commencement of employment in the ordinary course and contracts primarily related to compensation);
(iv)   all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien (other than a Permitted Lien) on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person (other than a Company Subsidiary);
(v)   all partnership, joint venture or similar agreements;
(vi)   all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;
(vii)   all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary third party license restrictions, confidentiality agreements and agreements that contain customary confidentiality clauses;
(viii)   all contracts involving use of any Company-Licensed IP required to be listed in Section 5.13(a)(ii) of the Company Disclosure Schedule;
(ix)   all contracts involving the license, sale, or assignment of Company-Owned IP to a third party, or granting a third party a covenant not to assert or similar right with respect to Company-Owned IP, other than (A) non-exclusive licenses of Services to customers, resellers and distributors, (B) non-disclosure agreements entered into the ordinary course of business consistent with past practice, (C) non-exclusive licenses granted to vendors for the sole purpose of providing services to the Company, and (D) incidental non-exclusive trademark licenses granted solely for marketing or promotional purposes or rights to feedback, in each case, in the ordinary course of business consistent with past practice; and
(x)   all material contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis.
(b)   (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (ii) to the Company’s knowledge, as of the date hereof, no other party is in breach or violation of, or default under, or has received notice of termination of, any Material Contract; and (iii) as of the date hereof, the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except, in each of clauses (i) through (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not result in a Company Material Adverse Effect. No party to a Material Contract has, as of the date hereof, given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract, except as would not result in a Company Material Adverse Effect. The Company has furnished or made available to Pace in the Virtual Data Room true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.
Section 5.17    Insurance.
(a)   Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b)   With respect to each such Insurance Policy, except as would not result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
Section 5.18    Board Approval; Vote Required.    The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions, including the Mergers, are fair to and in the best interests of the Company and the Company Holders, (b) approved this Agreement and the Transactions, including the Mergers, and declared their advisability, and (c) recommended that the Company Holders approve and adopt this Agreement and approve the Transactions, including the Mergers, and directed that this Agreement and the Transactions be submitted for consideration by the Company Holders. The Requisite Company Approval is the only vote of the holders of any Company Equity Securities necessary to adopt this Agreement and approve the Transactions, including the Mergers. The Written Consent, if executed and delivered, would qualify as the Requisite Company Approval and no additional approval or vote from any holders of any Company Equity Securities would then be necessary to adopt this Agreement and approve the Transactions, including the Mergers.
Section 5.19    Certain Business Practices.
(a)   Since January 1, 2019, none of the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective directors, officers, employees or agents or other persons acting for or on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; (iii) made any payment in the nature of criminal bribery; or (iv) otherwise violated any Anti-Corruption Law or any Law relating to money laundering.
(b)   Since January 1, 2019, none of the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective directors, officers, or employees, or agents or other persons acting for or on behalf of the Company or any Company Subsidiary (i) is or has been a Sanctioned Person; or (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, in each case, that would result in material liability to the Company and any Company Subsidiaries.
(c)   As of the date hereof, there are no, and since January 1, 2019, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective officers, directors, or employees, , agents with respect to any Anti-Corruption Laws or Sanctions.

Section 5.20    Interested Party Transactions.    Except as set forth in Section 5.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business, no director, officer or other affiliate of the Company and no director, officer or other affiliate of any Company Subsidiary has or has had, directly or indirectly: (a) a material economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell and that constitutes a core business of the Company; (b) a material economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any material contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company other than advances relating to property management contracts with such individuals for capital improvements in the ordinary course of business, or (ii) materially modified any term of any such extension or maintenance of credit.
Section 5.21    Exchange Act.    Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.
Section 5.22    Brokers.    Except as set forth on Section 5.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Pace with a true and complete copy of all contracts, agreements and arrangements with any parties set forth on Section 5.22 of the Company Disclosure Schedule other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.
Section 5.23    Sexual Harassment.    Except as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, (a) none of the Company or the Company Subsidiaries has entered into a written settlement agreement with a current or former officer, director, individual independent contractor or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or misconduct by an executive officer, director, individual independent contractor or employee of the Company or any of the Company Subsidiaries, and (b) there are no, and, since the Balance Sheet Date, there have not been, any Actions pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director, individual independent contractor or employee of the Company or any of the Company Subsidiaries. Since January 1, 2019, the Company and its Subsidiaries have used reasonable best efforts to investigate all sexual harassment or other discrimination allegations with respect to current or former employees or individual independent contractor of which the Company or a Company Subsidiary has or had knowledge.
Section 5.24    Exclusivity of Representations and Warranties.    Except as otherwise expressly provided in this Section 4.03 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Pace, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Pace, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BLOCKERS
Each Blocker, severally and not jointly, hereby represents and warrants to Pace as follows:
Section 6.01    Corporate Organization; No Employees.
(a)   Such Blocker is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to prevent or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.
(b)   No Blocker has, or has ever had, any employees.
Section 6.02    Capitalization.
(a)   Section 6.02(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in such Blocker. All such Equity Interests are held by the applicable Blocker Holders free and clear of all Liens, options, rights of first refusal and limitations on the such Blocker’s voting or transfer rights other than transfer restrictions under applicable securities Laws and such Blocker’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which such Blocker is a party and such Blocker’s organizational documents.
(b)   Except as set forth in Section 6.02(b) and Section 6.02(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of such Blocker or obligating such Blocker to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, such Blocker. Such Blocker is not a party to, or otherwise bound by, and such Blocker has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in such Blocker. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which such Blocker is a party or among any holder of any Equity Interests in such Blocker to which such Blocker is not a party, with respect to the voting or transfer of the Equity Interests in such Blocker.
(c)   Section 6.02(c) of the Company Disclosure Schedule sets forth the following information with respect to each TK Newco Option outstanding: (i) the name of the holder; (ii) the equity plan pursuant to which such TK Newco Option was granted; (iii) the number of shares of TK Newco common stock subject to such TK Newco Option; (iv) the exercise price; (v) the grant date; (vi) the number of shares that are vested and exercisable; and (vii) the expiration date. The Virtual Data Room contains accurate and complete copies of the TK Newco Equity Plan pursuant to which the TK Newco Options were granted and the form of all award agreements evidencing such TK Newco Options. No TK Newco Option was granted with an exercise price per share less than the fair market value of the underlying shares as of the grant date. There are no commitments or agreements of any character to which TK Newco is bound obligating TK Newco to accelerate the vesting of any TK Newco Options as a result of the Transactions.
Section 6.03    Authority.    Such Blocker has all necessary corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Approval, to consummate the Transactions, including the applicable Blocker Merger. The execution and delivery of this Agreement by such Blocker and the consummation by the Company of the Transactions, including the applicable Blocker Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Blocker are necessary to authorize this Agreement or to consummate the Transactions, including the applicable Blocker Merger (other than the Requisite Company Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by such Blocker and, assuming the due authorization, execution and delivery by Pace, the Company, the other Blockers and Blocker Merger Subs, constitutes a legal, valid and binding obligation of such Blocker, enforceable against such Blocker in accordance with its terms, except as limited by the Remedies Exceptions.
Section 6.04    No Conflict.
(a)   The execution and delivery of this Agreement by such Blocker does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 6.04(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 6.04(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by such Blocker will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of such Blocker, (ii) conflict with or violate any Law applicable to such Blocker or by which any property or asset of such Blocker is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of such Blocker pursuant to, any contract to which such Blocker is a party or by which its assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to prevent, materially delay or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.
(b)   The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent, materially delay or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.
Section 6.05    Litigation.    There is no material Action pending or threatened in writing against such Blocker or any property or asset of such Blocker. Neither such Blocker nor any property or asset of such Blocker is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any order, writ, judgment, injunction, decree, determination or award that would not reasonably be expected to prevent, materially delay or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.
Section 6.06    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Blocker.
Section 6.07    Assets; Liabilities.
(a)   Where such Blocker is not a party to the Blocker Restructuring, (i) such Blocker has never owned any assets other than its direct ownership of Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests, and (ii) its sole assets at all times up to the Closing will be its direct ownership of Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests. Where such Blocker is a party to the Blocker Restructuring, (i) such Blocker has never owned any material assets, and will own no material assets prior to the Blocker Restructuring, other than an indirect interest in the Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests, and (ii) upon consummation of the Blocker Restructuring and at all times thereafter up to the Closing, such Blocker’s sole assets will be Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests (or out of its previous ownership of interests in any intermediate entity through which such Blocker held an indirect interest in the Equity Interests of the Company).
(b)   Where such Blocker is not a party to the Blocker Restructuring, such Blocker has never had any operations or liabilities, and will have no operations or liabilities prior to the Closing, other than Incidental Entity Obligations and liabilities arising out of its ownership of Equity Interests of the Company (other than loans to such Blocker by its stockholders, which will be converted to Equity Interests prior to the Closing). Where such Blocker is a party to the Blocker Restructuring, (i) such Blocker has never had any operations or liabilities, and will have no operations or liabilities prior to the Blocker Restructuring, other than Incidental Entity Obligations and liabilities arising out of its indirect interest in the Equity Interests of the Company, and (ii) following the Blocker Restructuring and at all times thereafter up to the Closing, such Blocker will have no operations or liabilities other than Incidental Entity Obligations and liabilities arising out of its direct ownership of Equity Interests of the Company (or out of its previous ownership of indirect interests in the Equity Interests of the Company) (other than loans to such Blocker by its stockholders, which will be converted to Equity Interests prior to the Closing).
Section 6.08    Taxes
(a)   All material Tax Returns required to be filed by such Blocker (including for this purpose each IRS Form 1120 required to be filed by such Blocker) have been duly and timely filed (taking into account any extension of time to file).
(b)   All material Taxes owed by such Blocker (whether or not shown on any Tax Return) that are required to have been paid have been paid in full.
(c)   There is no claim currently pending against such Blocker for any material Taxes, and no assessment, deficiency or adjustment has been asserted or proposed or threatened, in each case, in writing against such Blocker by any Taxing Authority with respect to any Taxes or Tax items in respect of Tax Returns of such Blocker, which assessment, deficiency or adjustment has not been resolved.
(d)   No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending or being conducted or has been threatened, in each case, in writing and not resolved against such Blocker.
Section 6.09    Exclusivity of Representations.    Except as otherwise expressly provided in this Article VI, such Blocker hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to such Blocker, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, such Blocker, and any such representations or warranties are expressly disclaimed.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF PACE AND BLOCKER MERGER SUBS
Except as set forth in the Pace SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Pace SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Pace hereby represents and warrants to the Company as follows:

Section 7.01    Corporate Organization.
(a)   Each of Pace and each Blocker Merger Sub is an exempted company, corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Pace Material Adverse Effect.
(b)   Blocker Merger Subs are the only subsidiaries of Pace. Except for Blocker Merger Subs, Pace does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Pace is not party to any contract that obligates Pace to invest money in, loan money to or make any capital contribution to any other person.
Section 7.02    Organizational Documents.    Each of Pace and each Blocker Merger Sub have heretofore furnished to the Company complete and correct copies of the Pace Organizational Documents and the Blocker Merger Sub Organizational Documents. The Pace Organizational Documents and the Blocker Merger Sub Organizational Documents are in full force and effect. Neither Pace nor any Blocker Merger Sub is in violation of any of the material provisions of the Pace Organizational Documents and the applicable Blocker Merger Sub Organizational Documents.
Section 7.03    Capitalization.
(a)   As of the date of this Agreement, the authorized share capital of Pace consists of (i) 500,000,000 Cayman Pace Class A Ordinary Shares, (ii) 30,000,000 Cayman Pace Founders Shares, (iii) 30,000,000 Cayman Pace Class G Ordinary Shares, and (iv) 5,000,000 preferred shares, par value $0.0001 per share (“Pace Preferred Shares”). As of the date of this Agreement (i) 28,500,000 Cayman Pace Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 3,166,667 Cayman Pace Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 6,333,333 Cayman Pace Class G Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and (iii) no Cayman Pace Class A Ordinary Shares or Cayman Pace Founders Shares are held in the treasury of Pace. As of the date of this Agreement, there are no Pace Preferred Shares issued and outstanding.
(b)   As of the date of this Agreement, 100% of the Equity Interests in each Blocker Merger Sub are held by Pace. All such Equity Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Pace free and clear of all Liens and not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Blocker Merger Sub Organizational Documents or any contact to which the Blocker Merger Subs are party to or otherwise bound, other than transfer restrictions under applicable securities Laws and the Blocker Merger Sub Organizational Documents.
(c)   All outstanding Cayman Pace Class A Ordinary Shares and Cayman Pace Founders Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens and not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Pace Organizational Documents or any contact to which Pace is party to or otherwise bound, other than transfer restrictions under applicable securities Laws and the Pace Organizational Documents.
(d)   The shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock being delivered by the Surviving Corporation hereunder shall be (i) duly and validly allotted and issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of all Liens and not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Pace Organizational Documents or any contact to which Pace is party to or otherwise bound, other than transfer restrictions under applicable securities Laws and the Pace Organizational Documents and (ii) issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.
(e)   As of the date of this Agreement, after giving effect to the Domestication Merger (and the conversion of the Cayman Pace Founders Shares in connection therewith) and except for the Subscription Agreements, the Forward Purchase Agreements, and this Agreement, Pace has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Pace or obligating Pace to issue or sell any shares of capital stock of, or other Equity Interests in, Pace. All shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Pace nor any subsidiary of Pace is a party to, or otherwise bound by, and neither Pace nor any subsidiary of Pace has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Stockholders Agreement, Pace is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock or any of the Equity Interests or other securities of Pace or any of its subsidiaries.
(f)   As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Blocker Merger Sub or obligating any Blocker Merger Sub to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the applicable Blocker Merger Sub. As of the date of this Agreement, no Blocker Merger Sub is a party to, or otherwise bound by, and no Blocker Merger Sub has granted any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the applicable Blocker Merger Sub. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Blocker Merger Sub is a party, or to Pace’s knowledge, among any holder of Equity Interests to which a Blocker Merger Sub is not a party, with respect to the voting or transfer of such Equity Interests.
(g)   On or prior to the date of this Agreement, Pace and Newco have entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Newco, shares of Surviving Corporation Class A Common Stock for an investment amount of at least $77,500,000 (such amount, the “Minimum PIPE Investment Amount”). On or prior to the date of this Agreement, Pace has identified to the Company each of the PIPE Investors that are not also existing stockholders of the Company (or has caused the identification of each such PIPE Investor to the Company). Such Subscription Agreements are in full force and effect with respect to, and binding on, Pace and, to the knowledge of Pace, on each PIPE Investor party thereto, in accordance with their terms. All of the representations and warranties of Pace set forth in Section 3 of the Subscription Agreements are true and correct in all material respects.
(h)   Prior to the date of this Agreement, Pace and Newco have entered into Forward Purchase Agreements with Forward Purchase Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such Forward Purchase Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Newco, shares of Surviving Corporation Class A Common Stock for an investment amount of at least $122,500,000 (such amount, the “Minimum FPA Investment Amount”). On or prior to the date of this Agreement, Pace has identified to the Company each of the Forward Purchase Investors (or has caused the identification of each such Forward Purchase Investor to the Company). Such Forward Purchase Agreements are in full force and effect with respect to, and binding on, Pace and, to the knowledge of Pace, on each Forward Purchase Investor party thereto, in accordance with their terms.

Section 7.04    Authority Relative to This Agreement.    Each of Pace and each Blocker Merger Sub has all necessary organizational corporate and limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the condition set forth in Section 10.01(b), to consummate the Transactions. The execution and delivery of this Agreement by each of Pace and each Blocker Merger Sub and the consummation by each of Pace and each Blocker Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Pace or such Blocker Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the applicable Transactions (other than the Domestication Merger), the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Cayman Pace Ordinary Shares represented in person or by proxy at the Pace Shareholders’ Meeting and who vote at such meeting and the holders of a majority of the then outstanding shares of common stock in the applicable Blocker Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (b) with respect to the Domestication Merger, the approval and adoption of the Domestication Merger by the holders of at least 2/3 of the then-outstanding Cayman Pace Ordinary Shares represented in person or by proxy at such meeting and who vote at such meeting and the filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act). The Pace Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Cayman Pace Articles shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of Pace, no other state takeover statute is applicable to the Mergers or the other Transactions.
Section 7.05    No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by each of Pace and each Blocker Merger Sub do not, and the performance of this Agreement by each of Pace and each Blocker Merger Sub will not, (i) conflict with or violate the Pace Organizational Documents (subject to the satisfaction of the condition set forth in Section 10.01(b)) or the applicable Blocker Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 7.04 and Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law applicable to each of Pace or each Blocker Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Pace or each Blocker Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Pace or each Blocker Merger Sub is a party or by which each of Pace or each Blocker Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Pace Material Adverse Effect.
(b)   The execution and delivery of this Agreement by each of Pace and each Blocker Merger Sub do not, and the performance of this Agreement by each of Pace and each Blocker Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) in connection with the Domestication Merger, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands as required under the Companies Act, (iii) approval of the shareholders of Pace, (iv) such filings with, and approvals of, the Designated Exchange to permit the shares of Surviving Corporation Class A Common Stock to be issued in connection with the Transactions and to be listed on the Designated Exchange and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Pace or Blocker Merger Subs from performing its respective material obligations under this Agreement.
Section 7.06   Compliance.    Neither Pace nor any Blocker Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Pace or such Blocker Merger Sub or by which any property or asset of Pace or such Blocker Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pace or such Blocker Merger Sub is a party or by which Pace or such Blocker Merger Sub or any property or asset of Pace or Blocker Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Pace Material Adverse Effect. Each of Pace and each Blocker Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Pace or such Blocker Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.
Section 7.07   SEC Filings; Financial Statements; Sarbanes-Oxley.
(a)   Pace has timely filed or furnished all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with the SEC since April 8, 2021, pursuant to the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the “Pace SEC Reports”). Pace has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed or furnished by Pace with the SEC to all agreements, documents and other instruments that previously had been filed or furnished by Pace with the SEC and are currently in effect. As of their respective dates, the Pace SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Pace SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Pace SEC Report. Each director and executive officer of Pace has filed with the SEC on a timely basis all documents required with respect to Pace by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Pace SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each (i) fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Pace as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to individually or in the aggregate be material) and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective date thereof. Pace has no off-balance sheet arrangements that are not disclosed in the Pace SEC Reports. No financial statements other than those of Pace are required by GAAP to be included in the consolidated financial statements of Pace. The books and records of Pace have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(c)   Except as and to the extent set forth in the Pace SEC Reports, neither Pace nor any Blocker Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Pace’s and such Blocker Merger Sub’s business since the date of the last Pace SEC Report.
(d)   Pace is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
(e)   Pace has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Pace and other material information required to be disclosed by Pace in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Pace’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Pace’s principal executive officer and principal financial officer to material information required to be included in Pace’s periodic reports required under the Exchange Act.
(f)   Pace maintains systems of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Pace maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Pace has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Pace to Pace’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Pace to record, process, summarize and report financial data. Pace has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Pace. Since April 8, 2021, there have been no material changes in Pace’s internal control over financial reporting.
(g)   There are no outstanding loans or other extensions of credit made by Pace to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Pace, and Pace has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   Neither Pace nor Pace’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Pace, (ii) any fraud, whether or not material, that involves Pace’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Pace or (iii) any claim or allegation regarding any of the foregoing.
(i)   As of the date hereof, there are no outstanding or unresolved SEC comments from the SEC with respect to the Pace SEC Reports. To the knowledge of Pace, none of the Pace SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 7.08   Absence of Certain Changes or Events.    Since its incorporation, except as expressly contemplated by this Agreement, (a) Pace has conducted its business in all material respects in the ordinary course of business and (b) there has not been a Pace Material Adverse Effect.
Section 7.09   Absence of Litigation.    There is no Action pending or, to the knowledge of Pace, threatened against Pace, or any property or asset of Pace, before any Governmental Authority. Neither Pace nor any material property or asset of Pace is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pace, continuing investigation by, any Governmental Authority.
Section 7.10   Board Approval; Vote Required.
(a)   The Pace Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Pace and its shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of Pace approve and adopt this Agreement, the Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the shareholders of Pace at the Pace Shareholders’ Meeting.

(b)   The only vote of the holders of any class or series of shares of Pace necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Pace Shareholders’ Meeting representing (i) with respect to the Pace Proposals (other than the Domestication Merger) a majority of the then-outstanding Cayman Pace Ordinary Shares of such holders present and voting and (ii) with respect to the Domestication Merger, a majority of at least 2/3 of the then-outstanding Cayman Pace Ordinary Shares of such holders present and voting.
(c)   The board of directors of each Blocker Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the applicable Blocker Merger(s) are fair to and in the best interests of such Blocker Merger Sub and its stockholders, (ii) approved this Agreement and the applicable Blocker Merger(s) and declared their advisability and (iii) recommended that the stockholders of such Blocker Merger Sub approve and adopt this Agreement and approve the applicable Blocker Merger(s) and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of such Blocker Merger Sub.
(d)   The only vote of the holders of any class or series of capital stock of each Blocker Merger Sub necessary to approve this Agreement, the applicable Blocker Merger(s) and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of common stock in such Blocker Merger Sub.
Section 7.11   No Prior Operations of Blocker Merger Subs.    Each Blocker Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by its organization and this Agreement.
Section 7.12   Brokers.    Except as set forth on Section 7.12 of the Pace Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pace or any Blocker Merger Sub. Pace has provided the Company with a true and complete copy of all contracts, agreements and arrangements including its engagement letters with any of the parties set forth on Section 7.12 of the Pace Disclosure Schedule other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.
Section 7.13   Pace Trust Fund.    As of the date of this Agreement, Pace has no less than $275,000,000 in the trust fund established by Pace for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $10,000,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of April 13, 2021, between Pace and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Pace has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Pace or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Pace and the Trustee that would cause the description of the Trust Agreement in the Pace SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Pace who shall have elected to redeem their shares of Surviving Corporation Class A Common Stock pursuant to the Pace Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by Pace as a result of assets of Pace or interest or other income earned on the assets of Pace, (B) upon the exercise of Redemption Rights in accordance with the provisions of the Pace Organizational Documents and (C) otherwise in accordance with the Trust Agreement. As of the Effective Time, the obligations of Pace to dissolve or liquidate pursuant to the Pace Organizational Documents shall terminate, and as of the Effective Time, Pace shall have no obligation whatsoever pursuant to the Pace Organizational Documents to dissolve and liquidate the assets of Pace by reason of the consummation of the transactions contemplated hereby. To Pace’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of Pace is entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising Redemption Rights. There are no Actions pending or, to the knowledge of Pace, threatened in writing with respect to the Trust Account. Pace has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Pace at the Effective Time.
Section 7.14   Employees.    Other than any officers as described in the Pace SEC Reports, Pace and Blocker Merger Subs have no employees on their payroll, and have not retained any individuals as contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Pace’s officers and directors in connection with activities on Pace’s behalf in an aggregate amount not in excess of the amount of cash held by Pace outside of the Trust Account, Pace has no unsatisfied material liability with respect to any officer or director. Pace and Blocker Merger Subs have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.
Section 7.15   Taxes.
(a)   All U.S. federal income and all other material Tax Returns required to be filed by or on behalf of Pace and each Blocker Merger Sub have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.
(b)   All material Taxes owed by Pace or each Blocker Merger Sub or for which Pace or each Blocker Merger Sub may otherwise be liable (whether or not shown on any Tax Return) that are required to have been paid have been paid in full.
(c)   There is no claim against Pace for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any material Taxes or material Tax items (in each case, individually or in the aggregate) in respect of Tax Returns of Pace that has not been resolved.
(d)   No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Pace.
(e)   Pace has not received written notice of any claim from a Taxing Authority in a jurisdiction in which it does not file Tax Returns stating that it is or may be subject to material Tax (individually or in the aggregate) in such jurisdiction.
(f)   Pace has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)   There are no liens or encumbrances for material Taxes upon any of the assets of Pace except for Permitted Liens.
(h)   Pace is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement (x) the primary purpose of which does not relate to Taxes, or (y) Pace’s obligations in respect of which are not material.
(i)   Pace has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Pace was the common parent).
(j)   Pace has no material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than liabilities pursuant to an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.
(k)   Pace has not made any request for a material ruling in respect of Taxes pending between Pace or its subsidiaries, on the one hand, and any Taxing Authority, on the other hand.

(l)   Pace has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(m)   Pace has not received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has become subject to income Taxation in a country other than the country in which it is organized.
(n)   Pace will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.
Section 7.16   Registration and Listing.    Prior to the Domestication Merger, the issued and outstanding Cayman Pace Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “TPGS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Pace, threatened in writing against Pace by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Cayman Pace Class A Ordinary Shares or terminate the listing of Pace on the New York Stock Exchange. Other than as contemplated by the Transactions, none of Pace or any of its affiliates has taken any action in an attempt to terminate the registration of the Cayman Pace Class A Ordinary Shares under the Exchange Act.
Section 7.17   Pace’s and Blocker Merger Subs’ Investigation and Reliance.    Each of Pace and each Blocker Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Pace and Blocker Merger Subs together with expert advisors, including legal counsel, that they have engaged for such purpose. Pace, Blocker Merger Subs and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Pace nor any Blocker Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Section 4.03 (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Pace, Blocker Merger Subs or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Pace or Blocker Merger Subs or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Pace and Blocker Merger Subs acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.
Section 7.18   Exclusivity of Representations.    Except as otherwise expressly provided in this Article VII (as modified by the Company Disclosure Schedule), Pace hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pace, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, Pace, and any such representations or warranties are expressly disclaimed.

ARTICLE VIII.
CONDUCT OF BUSINESS PENDING THE MERGERS
Section 8.01   Conduct of Business Pending the Mergers.
(a)   The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01(a) of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Pace shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects; and
(ii)   the Company shall, and shall cause each Company Subsidiary to, use their commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries taken as a whole. For the avoidance of doubt, any inaction by the Company or any Company Subsidiary with respect to any of the actions prohibited by Section 8.01(c) shall not be a breach of Section 8.01(a).
(b)   Each Blocker agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 8.01(b) of the Company Disclosure Schedule, (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority) or (4) required to effect the Blocker Restructuring, unless Pace shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), such Blocker shall conduct its business in the ordinary course of business and in a manner consistent with past practice in all material respects.
(c)   By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 8.01(c) of the Company Disclosure Schedule, or (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Pace (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents (including limited liability company agreements);
(ii)   (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including, without limitation, any phantom interest), of the Company or any Company Subsidiary other than sales to a Company Subsidiary, other than the grant of equity awards to employees and service providers of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice; or (B) sell any assets of the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect;
(iii)   form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity in an amount in excess of $40,000,000 individually or $100,000,000 in the aggregate (excluding any of the transactions set forth in Section 8.01(c)(iii) of the Company Disclosure Schedule);
(iv)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, including Series D Notes (other than any such distributions made by the Company Subsidiaries to the Company or to any wholly-owned subsidiary of the Company);

(v)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;
(vi)   enter into any Contract that would need to be disclosed in Section 5.20 of the Company Disclosure Schedule, other than (1) Contracts entered into in the ordinary course of business consistent with past practice, (2) Contracts entered into on arms-length terms, or (3) Contracts requiring payments by the Company or any Company Subsidiary in an amount not to exceed $250,000;
(vii)   (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof in an amount in excess of $40,000,000 individually or $100,000,000 in the aggregate (excluding any of the transactions set forth in Section 8.01(c)(vi)(A) of the Company Disclosure Schedule); (B) incur, create, assume, refinance, guarantee or forgive any indebtedness, or issue any debt securities (including Series D Notes) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make loans or advances, or intentionally grant any security interest in any of its assets, in each case other than in respect of (1) loans or advances to vacation rental owners in the ordinary course of business consistent with past practice, (2) indebtedness between the Company and any Company Subsidiary or between any Company Subsidiaries, (3) indebtedness refinanced in the same or lesser amount as of the date hereof or (4) indebtedness incurred following the date hereof that results in a total amount of indebtedness that is less than or equal to the sum of the aggregate amount of indebtedness as of the date hereof plus $60,000,000; provided, that the Company shall provide reasonable notice to Pace prior to incurring any amount of indebtedness in excess of $20,000,000; or (C) merge, consolidate, combine or amalgamate with any person;
(viii)   (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer, (B) enter into any new (except as permitted under clause (E)), or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers, or (E) hire any new executive officers whose base salary is in excess of $250,000 (other than hiring persons to replace former executive officers in the ordinary course of business consistent with past practice); provided, however, that the actions described in subsections (A), (B) or (C) shall be permissible to the extent made in the ordinary course of business consistent with past practice;
(ix)   adopt, amend and/or terminate any material Plan except (A) as permitted under Section 8.01(c)(viii), (B) as may be required by applicable Law, (C) as is necessary in order to consummate the Transactions, or (D) for health and welfare plan renewals in the ordinary course of business;
(x)   materially amend (other than reasonable and usual amendments in the ordinary course of business) the accounting policies or procedures of the Company and any Company Subsidiary, other than as required by GAAP;
(xi)   (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Company Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes) in a manner inconsistent with past practice, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes);
(xii)   amend in a manner that is material and adverse to the Company or any Company Subsidiary any Material Contract;

(xiii)   fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, to the extent such failure to maintain such Leased Real Property would reasonably be expected to have a Company Material Adverse Effect;
(xiv)   fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;
(xv)   permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;
(xvi)   waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate; or
(xvii)   enter into any Contract or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require the Company to obtain consent from Pace to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.01 shall give to Pace, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. In addition, any action taken, or omitted to be taken, by the Company or any of the Company Subsidiaries to the extent that the Company or any of the Company Subsidiaries reasonably determine to implement any COVID-19 Measure or determine that such action or omission is necessary in response to new restrictions imposed by any Governmental Authority related to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of this Section 8.01. Prior to the Closing Date, each of Pace and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
Section 8.02   Conduct of Business by Pace and Blocker Merger Subs Pending the Mergers.    Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with the Domestication Merger and entering into the Subscription Agreements and consummating the Private Placements and the transactions contemplated by the Forward Purchase Agreements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Pace agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Pace and Blocker Merger Subs shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements and the transactions contemplated by the Forward Purchase Agreements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Pace nor Blocker Merger Subs shall, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)   amend or otherwise change the Pace Organizational Documents or the applicable Blocker Merger Sub Organizational Documents or form any subsidiary of Pace other than Blocker Merger Subs;
(b)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Pace Organizational Documents;

(c)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Cayman Pace Ordinary Shares except for redemptions from the Trust Fund and conversions of the Cayman Pace Founders Shares as contemplated by this Agreement and the Cayman Pace Articles;
(d)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Pace or Blocker Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Pace or Blocker Merger Subs;
(e)   acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(f)   incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pace, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except for any loan from the Sponsor or an affiliate thereof or certain of Pace’s officers and directors to finance Pace’s transaction costs in connection with the Transactions;
(g)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(h)   (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes in a manner inconsistent with past practice, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;
(i)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of Pace or any Blocker Merger Sub;
(j)   enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(k)   enter into any contract or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require Pace to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Pace prior to the Closing Date. Prior to the Closing Date, each of Pace and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
Section 8.03   Claims Against Trust Account.    The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Pace on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Pace, Blocker Merger Subs or any other person (a) for legal relief against monies or other assets of Pace or Blocker Merger Subs held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Pace to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against Pace (or any successor entity) or Blocker Merger Subs in the event this Agreement is terminated for any reason and Pace consummates a business combination transaction with another party. In the event the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Pace shall be entitled to recover from the Company the associated reasonable and documented legal fees and costs in connection with any such Action, in the event that Pace prevails in such action or proceeding (as determined by a court of competent jurisdiction (in a judgement not subject to further appeal or for which the time for appeal has expired)).
ARTICLE IX.
ADDITIONAL AGREEMENTS
Section 9.01   Registration Statement.
(a)   As promptly as reasonably practicable after the date hereof (which, for the avoidance of doubt, shall be no earlier than the availability of the Delivered Financial Statements), Pace, Newco and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company, Pace or Newco), and Newco shall file with the SEC, a registration statement on Form S-4 relating to the Transactions and in connection with the registration under the Securities Act of the shares of Surviving Corporation Class A Common Stock to be issued or issuable in the Mergers to Pace, the shareholders of Pace as of immediately prior to the Effective Time, the Blocker Holders and the Company Holders pursuant to this Agreement (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus that will be included therein as a prospectus with respect to Pace and that will be used as a proxy statement with respect to the Pace Shareholders’ Meeting to adopt and approve the Pace Proposals (as defined below) and other matters reasonably related to the Pace Proposals, all in accordance with and as required by the Pace Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Designated Exchange). Each of Pace, Newco and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited or reviewed consolidated balance sheet of the Company and the Company Subsidiaries as required thereunder, and the related audited and unaudited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the applicable periods, each prepared in accordance with GAAP and, with respect to any audited financials, audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm and with respect to Pace, and without limitation, by using its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, if any); (ii) promptly notify the other of, cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company, Pace, or Newco) any response and respond promptly to any comments of the SEC or its staff; (iii) cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company, Pace or Newco) any amendment or supplement to the Registration Statement / Proxy Statement; (iv) have the Registration Statement / Proxy Statement declared effective under the Securities Act, if applicable, as promptly as reasonably practicable after it is filed with the SEC; and (v) keep the Registration Statement / Proxy Statement effective, if applicable, through the Closing in order to permit the consummation of the Transactions. Each of Pace, Newco and the Company shall promptly furnish the other parties with all information concerning such party, its subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 9.01; provided, however, that neither Pace, Newco nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. Pace will cause the Registration Statement / Proxy Statement to be mailed to the shareholders of Pace promptly after the Registration Statement is declared effective under the Securities Act.
(b)   Newco shall promptly advise the Company and Pace of the time of effectiveness of the Registration Statement / Proxy Statement or if any supplement or amendment has been filed, if any, the issuance of any stop order relating thereto or the suspension of the qualification of the Surviving Corporation Class A Common Stock for offering or sale in any jurisdiction, and each of Pace, Newco and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The Company, Pace and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement / Proxy Statement each time before any such document is filed with the SEC, and Newco shall give reasonable and good faith consideration to any comments made by the Company, Pace and their counsel. Newco shall provide the Company, Pace and their counsel with (i) any comments or other communications, whether written or oral, that Newco or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement / Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Newco to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company, Pace or their counsel in any discussions or meetings with the SEC.
(c)   Pace represents that the information supplied by Pace, or on behalf of Pace for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Pace, (ii) the time of the Pace Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to Pace or its officers or directors, should be discovered by Pace which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, Pace shall promptly inform the Company and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Pace. All documents that Pace is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
(d)   The Company and Newco represents that the information supplied by the Company or Newco for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Pace, (ii) the time of the Pace Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company, as applicable, shall promptly inform Pace and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Pace. After the Closing, all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such Registration Statement, (x) Weil, Gotshal and Manges LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to the Domestication Merger, (y) Latham & Watkins LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to the tax consequences of the sale of equity of the Company by Company Holders, and (z) the Parties agree to reasonably cooperate with each other and their respective counsel to document and provide factual support for any such opinions, including by reasonably cooperating to provide customary factual support letters.

Section 9.02   Pace Shareholders’ Meeting; and Blocker Merger Subs Stockholder’s Approval.
(a)   Pace shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Registration Statement / Proxy Statement to be disseminated to its shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Pace Shareholders’ Meeting”) in accordance with the Pace Organizational Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Cayman Pace Ordinary Shares to vote in favor of each of the Pace Proposals, and (b) provide its shareholders with the opportunity to elect to exercise their Redemption Rights. Pace shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement and the Transactions, including the Mergers by the holders of Cayman Pace Ordinary Shares in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock in accordance herewith (the “Transaction Proposal”); (B) the approval of the Domestication Merger (the “Domestication Merger Proposal”); (C) approval of the issuance of shares of Surviving Corporation Class A Common Stock in the Forward Purchase Agreements and Private Placements as such approval may be required under applicable rules of the Designated Exchange) (the “Issuance Proposal” and, together with the Transaction Proposal, the Domestication Merger Proposal, and the Issuance Proposal, the “Required Pace Proposals”); (D) the adoption and the approval of the Pace Equity Plan and the Pace ESPP; (E) the election of directors effective as of the Closing as contemplated by Section 3.02(f); (F) approval of any other proposals reasonably agreed by Pace and the Company to be necessary or appropriate in connection with the Transactions or that either the SEC or Designated Exchange (or their respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; and (G) the adoption and approval of a proposal for the adjournment of the Pace Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (G), together, the “Pace Proposals”). The Pace Board shall, by unanimous approval (taking into account any directors who recuse themselves as advised by outside legal counsel), recommend to its shareholders that they approve the Pace Proposals and shall include such recommendation in the Registration Statement / Proxy Statement. The Pace Board shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Pace that they vote in favor of the Pace Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Pace, a “Modification in Recommendation”); provided, that if at any time prior to obtaining the Required Pace Shareholder Approval, the Pace Board determines in good faith after consultation with outside legal counsel, in response to an Intervening Event, that the failure to make a Modification in Recommendation would constitute a violation of its fiduciary duties under applicable Law, the Pace Board may make a Modification in Recommendation solely to the extent necessary as to not violate its fiduciary duties under applicable Law. Notwithstanding the foregoing, the Pace Board may not make a Modification in Recommendation unless Pace notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to, negotiate with the Company in good faith during such five (5) Business Day period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company and, following such good faith negotiations, the Pace Board determines in good faith, based on the advice of its outside legal counsel, that a failure to make a Modification in Recommendation would constitute a breach by the Pace Board of its fiduciary duties under applicable Law.
(b)   Promptly following the execution of this Agreement, Pace shall approve and adopt this Agreement and approve the Reverse Blocker Mergers and the Transactions, as the sole stockholder of each Blocker Merger Sub. Promptly following the Reverse Blocker Effective Time, Pace shall approve the Direct Blocker Mergers as the sole stockholder of each Blocker.
Section 9.03   Access to Information; Confidentiality.
(a)   From the date of this Agreement until the Effective Time, the Company and Pace shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s Representatives reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Pace shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate any legally-binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)   All information previously provided in connection with this Agreement and the consummation of the transactions contemplated hereby and all information obtained by the parties pursuant to this Section 9.03 shall be kept confidential in accordance with the confidentiality agreement, dated April 14, 2021 (the “Confidentiality Agreement”), between Pace and the Company, the terms of which are incorporated herein by reference.
(c)   Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and tax treatment of the Transactions and all materials (including any tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.
Section 9.04   Exclusivity.    From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) with respect to the Company, any sale of a majority of the assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution, merger, tender offer or similar transaction involving such party or any of such party’s subsidiaries taken as a whole or (B) with respect to Pace, any transaction or series of related transactions under which Pace or any of its affiliates, directly or indirectly, (1) acquires or otherwise purchases any other person, (2) engages in a business combination with any other person or (3) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person (in the case of each of clauses (1), (2) and (3), whether by merger, consolidation, recapitalization, purchase or issuance of equity or debt securities, tender offer or otherwise) (each of clause (A) with respect to the Company and clause (B) with respect to Pace, an “Alternative Transaction”), other than with the other parties to this Agreement and their respective Representatives, (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 9.04. Each party shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 9.04 by a party or any of its subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 9.04 by such party.
Section 9.05   Employee Benefits Matters.    Pace will adopt (i) a customary omnibus equity incentive plan (the “Pace Equity Plan”) in substantially the form attached hereto as Exhibit I (with such changes as may be agreed in writing by the Company, Pace and Newco), which plan will include a reserve equal to 5% of the fully diluted shares of Newco immediately following the Effective Time, with an “evergreen” feature so that, on the first day of each fiscal year that commences after the Effective Time (each, an “Evergreen Refresh Date”), a number of additional shares are added to the Pace Equity Plan equal to the lesser of (x) 3% of the fully diluted outstanding shares of Newco on the day immediately prior to the first day of such fiscal year (the “Evergreen Measurement Date”), (y) an amount of additional shares such that the total number of shares of Newco that are available for issuance under the Pace Equity Plan on the Evergreen Refresh Date after giving effect to the additional shares, equals 5% of the fully diluted outstanding shares of Newco on the Evergreen Measurement Date or (z) such lower amount as determined by the Board of Directors of the Surviving Corporation and (ii) a customary employee stock purchase plan (the “Pace ESPP”) in the form attached hereto as Exhibit J (with such changes as may be agreed in writing by the Company, Pace and Newco), which plan will include a reserve equal to 2% of the fully diluted shares of Newco immediately following the Effective Time, with an “evergreen” feature so that, on the Evergreen Refresh Date, a number of additional shares are added to the Pace ESPP equal to the lesser of (x) 1% of the fully diluted outstanding shares of Newco on the Evergreen Measurement Date, (y) an amount of additional shares such that the total number of shares of Newco that are available for issuance under the Pace ESPP on the Evergreen Refresh Date after giving effect to the additional shares, equals 2% of the fully diluted outstanding shares of Newco on the Evergreen Measurement Date or (z) such lower amount as determined by the Board of Directors of the Surviving Corporation.
Section 9.06   Directors’ and Officers’ Indemnification.
(a)   Newco agrees that with respect to the provisions of the limited liability company agreements of the Company or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the transactions contemplated by this Agreement, shall continue in full force and effect from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Effective Time of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Pace (the “Company D&O Persons”) or unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Newco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and each former director and officer of Pace against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Pace, as applicable, would have been permitted under applicable Law or the Company LLCA or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such six (6)-year period, Newco shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time.
(b)   Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the directors’ and officers’ insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by the Company for its current directors’ and officers’ insurance policy (the “Maximum Premium”). If the Company elects to purchase such a “tail” policy prior to the Effective Time, Newco will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy for an amount less than or equal to the Maximum Premium, the Company may instead obtain as much comparable “tail” insurance as possible for an annual premium less than or equal to the Maximum Premium.

(c)   Prior to or in connection with the Closing, Newco and Pace may purchase a prepaid “tail” policy (a “Newco Tail Policy” or “Pace Tail Policy,” as applicable) with respect to each of Newco’s and Pace’s current directors’ and officers’ insurance policies covering those persons who are currently covered thereby. If Newco or Pace elects to purchase such a Newco Tail Policy or Pace Tail Policy, as applicable, prior to or in connection with the Closing, Newco will maintain such Newco Tail Policy or Pace Tail Policy, as applicable, in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder.
(d)   Prior to or in connection with the Closing, Newco may purchase, subject to the Company’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Newco. From and after the date of this Agreement, Newco and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 9.06(d), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.
(e)   If Newco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Newco shall assume all of the obligations set forth in this Section 9.06.
(f)   On the Closing Date, Newco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Newco with the post-Closing directors and officers of Newco, which indemnification agreements shall continue to be effective following the Closing.
Section 9.07   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. Without limiting the generality of the foregoing, each of the parties hereto shall use its reasonable best efforts to satisfy the listing requirements of the Designated Exchange, including by (or agreeing or consenting to) effecting a reverse stock split, distributing Equity Interests of the Surviving Corporation or any other entity, whether before or after the Closing, releasing or waiving lock-up restrictions on the sale or transfer of capital stock of the Surviving Corporation or increasing the number of stockholders to the extent necessary to satisfy such listing requirements. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.
(b)   Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
(c)   Notwithstanding the generality of the foregoing, prior to the Closing, Pace shall use its reasonable best efforts to consummate (i) the Private Placement in accordance with the Subscription Agreements and (ii) the transactions contemplated by the Forward Purchase Agreements in accordance with the terms thereof (including enforcing its rights under the Subscription Agreements to cause the PIPE Investors and under the Forward Purchase Agreements to cause the Forward Purchase Investors to pay to (or as directed by) Pace the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement and each Forward Purchase Investor’s applicable Forward Purchase Agreement, in each case in accordance with their terms), and in each case the Company shall reasonably cooperate with Pace in such efforts. Pace shall not, without the prior written consent of the Company, permit or consent to any amendment, supplement or modification to the Letter Agreement, or any Subscription Agreement or Forward Purchase Agreement if such amendment, supplement or modification of such Subscription Agreement or Forward Purchase Agreement, as applicable, (A) changes (whether by reducing or increasing) the aggregate amount of proceeds contemplated by the Private Placements or Forward Purchase Agreements, or (B) amends the conditions precedent to the obligations of the investors party thereto to consummate the Private Placements or Forward Purchase Agreements. Pace shall not, without the prior written consent of the Company, permit or consent to the transfer or assignment by any PIPE Investor or Forward Purchase Investor, as applicable, of any of such investor’s obligations under the Subscription Agreement or Forward Purchase Agreement to which such investor is party. Prior to the Closing, Pace shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to the Trust Agreement.
Section 9.08   Public Announcements.    The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Pace and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by Pace or the Company) prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement, unless otherwise agreed by the parties. After the execution of this Agreement, Pace shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pace shall consider such comments in good faith. The Company, on the one hand, and Pace, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pace, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Pace shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pace shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article XI) unless otherwise prohibited by applicable Law or the requirements of the Designated Exchange, each of Pace and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party except to the extent required by applicable Law or stock exchange rules. Furthermore, nothing contained in this Section 9.08 shall prevent Pace or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 9.08.
Section 9.09   Stock Exchange Listing.    Newco will use its reasonable best efforts to cause: (a) the Surviving Corporation Class A Common Stock issued in connection with the Transactions (including the Mergers) to be approved for listing on the New York Stock Exchange or NASDAQ, which, for the avoidance of doubt, includes all sub-exchanges of the New York Stock Exchange and NASDAQ (such exchange, the “Designated Exchange”); (b) Newco to satisfy all applicable initial and continuing listing requirements of the Designated Exchange; and (c) the Surviving Corporation Class A Common Stock issuable in accordance with this Agreement, including the Transactions, to be approved for listing on the Designated Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, prior to the Effective Time. On or prior to the Closing, if Newco receives any written or, to the knowledge of Newco, oral notice from the Designated Exchange that Newco has failed, or would reasonably be expected to fail, to meet the Designated Exchange listing requirements as of the Closing for any reason (such notice a “Designated Exchange Notice”), then Newco shall use commercially reasonable efforts to give prompt written notice of such Designated Exchange Notice to Pace, including a copy of any written Designated Exchange Notice or a summary of any oral Designated Exchange Notice. During the period from the date hereof until the Domestication Merger, Pace shall use its reasonable best efforts to keep the Cayman Pace Class A Ordinary Shares listed for trading on the New York Stock Exchange.
Section 9.10   Antitrust.
(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Pace each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided, if the Closing occurs, the fees of each Party will be paid in accordance with Section 11.03. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)   Pace and the Company each shall, in connection with its efforts to obtain all Requisite Company Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 9.10(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
Section 9.11   Trust Account.    As of the Effective Time, the obligations of Pace to dissolve or liquidate within a specified time period as contained in the Cayman Pace Articles will be terminated and Pace shall have no obligation whatsoever to dissolve and liquidate the assets of Pace by reason of the consummation of the Mergers or otherwise, and no shareholder of Pace shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Pace shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Pace (to be held as available cash for immediate use on the balance sheet of Pace, and to be used (a) to pay the Company’s and Pace’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
Section 9.12   Tax Matters.
(a)   The Company shall prepare and file, or cause to be prepared and filed (and, if applicable, Newco shall reasonably cooperate in filing), at the cost and expense of the Company, all applicable Income Tax Returns of the Company and the Company Subsidiaries for any taxable period ending on or prior to or including the Closing Date and that are due after the Closing Date (collectively, the “Company Prepared Returns”). Each Company Prepared Return shall be prepared in a manner consistent with the Company’s past practices except as otherwise required by applicable Law or as provided herein. Each Company Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Company Holders’ Representative for review and approval no later than 20 days prior to the due date for filing such Tax Return (taking into account applicable extensions). No Company Prepared Return may be filed or amended after the Closing without the prior written consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return of the Company for any Straddle Period shall utilize the “interim closing method” under Treasury Regulations Section 1.706-4 (or any similar provision of state, local or non-U.S. Law) with respect to allocations to be made in connection with the consummation of the transactions contemplated by this Agreement (with such interim closing occurring as of the Closing Date). Newco and the Company shall take all actions required so that the Company and each Company Subsidiary will have made a valid election pursuant to Section 754 of the Code (and any similar elections available under similar provisions of state or local Law) that is effective for the taxable period that includes the Closing Date. For the avoidance of doubt, all Tax Returns of the Company (other than Company Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the Fourth A&R LLCA.
(b)   After the Closing, without the prior written consent of the Company Holders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Newco shall not (and shall neither cause nor permit the Company or any Company Subsidiary to) take any of the following actions: (A) amend, re-file or otherwise modify any Income Tax Return of the Company for any Pre-Closing Tax Period or file any Income Tax Return with respect to the Company for any Pre-Closing Tax Period in any jurisdiction in which the Company has not previously filed such returns for any Pre-Closing Tax Period, (B) enter into an agreement to extend the statute of limitations with respect to any Income Tax Returns of the Company for any Pre-Closing Tax Period, (C) make any Tax election or take any position on any Tax Return with respect to the Company that would have retroactive effect to a Pre-Closing Tax Period that would reasonably be expected to increase the Tax liability of or adversely affect the Tax position of a Company Holder (or a direct or indirect owners of a Company Holder) with respect to such Pre-Closing Tax

Period, or (D) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Income Tax Returns of the Company for any Pre-Closing Tax Period. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.12.
(c)   For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), the Parties intend that:
(i)   the Domestication Merger be treated as a reorganization with the meaning of Section 368(a)(1)(F) of the Code;
(ii)   each Reverse Blocker Merger and its corresponding Direct Blocker Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a reorganization within the meaning of Section 368(a) of the Code;
(iii)   the Company Recapitalization be treated as a recapitalization event in which no taxable gain or loss is recognized and the Company be treated as continuing as a partnership pursuant to Section 708(a) of the Code following the Closing Date;
(iv)   each Company Holder that, consistent with the Allocation Schedule and the terms of this Agreement, sells Company Common Units to Newco on the Closing Date in exchange for cash shall be treated as having disposed of such Company Common Units in a taxable exchange;
(v)   the contribution described in Section 2.01(h) be treated as a contribution of the assets held by Newco after the Mergers (other than Equity Interests of the Company) to the Company in a contribution described in Section 721(a) of the Code (such treatment in clauses (c)(i) through (v), the “Intended Tax Treatment”).
(vi)   The Parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or other binding settlement with a Taxing Authority.
(d)   By executing this Agreement, the applicable Parties hereby adopt an applicable “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to the Domestication Merger and each applicable Blocker Merger, and each Party that is a party to such plan of reorganization (as determined for U.S. federal income tax purposes) agrees to file the statement required by Treasury Regulations Section 1.368-3(a) (and take any other actions reasonably required to cause the Domestication Merger and the Blocker Mergers to so qualify).
(e)   Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Company and Tax Returns pursuant to Section 9.12(a), including, if applicable Newco, signing and filing or causing to be signed and filed Company Prepared Returns that have been prepared in accordance with Section 9.12(a) on behalf of the Company, and any Tax Proceeding with respect to Taxes or Tax Returns of the Company, and in connection with any reasonable request made by a Company Holder (including a request for information) to enable such Company Holder to complete Tax compliance and reporting obligations with respect to such Company Holder. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax-related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, Newco, the Company, and the other Parties (to the extent such Parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date (unless required to be retained for a longer period by Law), and to abide by all record retention agreements entered into with any Taxing Authority. The Parties shall (and shall cause their respective Affiliates (other than the Company after the Closing) to) provide any information reasonably requested to allow Newco or the Company or a Company Holder to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws.

(f)   Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Pre-Closing Period Tax Proceeding. Such notification shall specify in reasonable detail the subject matter of such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. In connection with any Tax Proceeding:
(i)   The Company Holders’ Representative shall have the right to control, at the cost and expense of the Company, any Pre-Closing Period Tax Proceeding; provided, however, that (A) Newco (at the cost and expense of the Company) shall have the right to participate in any such Tax Proceeding, (B) the Company Holders’ Representative shall use its commercially reasonable efforts to keep Newco reasonably informed with respect to such Tax Proceeding, (C) the Company Holders’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Newco, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise, or abandonment would reasonably be expected to adversely affect the Tax Liability or Tax position of Newco or the Company, as applicable, and (D) the Company Holders’ Representative shall conduct the control of such Tax Proceeding diligently and in good faith.
(ii)   Newco, at the cost and expense of the Company, will control any Pre-Closing Period Tax Proceeding that the Company Holders’ Representative does not control under Section 9.12(f)(i) as a result of the Company Holders’ Representative election, in writing, not to control such Tax Proceeding; provided, however, the Company Holders’ Representative (at its sole cost and expense) shall have the right to participate in any such Tax Proceeding and Newco shall (x) use its commercially reasonable efforts to keep the Company Holders’ Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax Liability or Tax position of any Company Holder (or any direct or indirect owners of a Company Holder), and (z) conduct the control of such Tax Proceeding diligently and in good faith.
(g)   The Company shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all Transfer Taxes relating to transfers that are the subject of this Agreement. If required by applicable Law, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.
(h)   The Parties agree that (i) no election under Section 6221(b) of the Code shall be made with respect to any taxable year of the Company that ends on or before or includes the Closing Date; and (ii) if directed by the Company Holders’ Representative, (A) the Company (or any relevant Company Subsidiary) shall make or not make the election provided for in Section 1101(g)(4) of the Bipartisan Budget Act of 2015 (or any similar election available under U.S. state or local Law), and (B) with respect to any Tax liability arising out of a Tax audit, examination or similar proceeding or assessment relating to the Company or the Company Subsidiaries, the Company or any applicable Company Subsidiary shall not make the election provided for in Section 6226 of the Code (or any similar election for U.S. state or local Law) with respect to such liability and shall instead pay any “imputed underpayment” (or any similar liability imposed under other provisions of applicable Tax law) at the Company or relevant entity-level. To the extent permitted by applicable Law and within the scope of its authority, the Company Holders’ Representative shall cause itself, or a Person that the Company Holders’ Representative reasonably believes will act at the Company Holders’ Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable year ending on or before the Closing Date for which the Company is treated as a partnership for U.S. federal income tax purposes (and Newco and the Company shall reasonably cooperate in connection with such matters, and in designating any applicable “designated individual). Without the prior written consent of the Company Holders’ Representative (which may be withheld in the Company Holders’ Representative’s discretion), in no event will any Company Holder be required to amend any Tax Return in connection with the procedures described under Section 6225 of the Code or undertake any other alternative to the payment by the Company or any Company Subsidiary of any imputed underpayment (or similar amount) as provided in this Section 9.13(h), or undertake any other alternative to the payment by the Company or any Company Subsidiary of any imputed underpayment as provided in this Section 9.13(h), or undertake any indemnification or reimbursement obligation to the Company or any Company Subsidiary in connection with the liabilities described in this Section 9.13(h).
(i)   The Parties agree to allocate that amount of taxable consideration received in the Merger for purposes of determining the U.S. federal income Tax consequences of the transactions contemplated by this Agreement (consistent with the Intended Tax Treatment and including for purposes of applying Sections 751, 743, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder) using any reasonable allocation methodology that is selected by the Company Holder’s Representative in consultation with Newco.
(j)   The Parties agree to treat, for U.S. federal income tax purposes, the taxable year of Pace as ending on the close of the date on which the Domestication Merger occurs.
(k)   At the Closing, each Blocker shall deliver to Newco (i) a certification, dated as of the Closing Date, in accordance with Sections 1445(b)(3) of the Code (and meeting the requirements described in Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h)(2)), certifying that the Equity Interests in such Blocker are not “United States real property interests” along with the related notice to the IRS and (ii) a properly executed IRS Form W-9 dated as of the Closing Date.
(l)   At or around the Closing, Newco shall deliver to the Company a certification on behalf of Newco (after the Domestication Merger), dated as of the Closing Date, in accordance with Sections 1445(b)(3) of the Code (and meeting the requirements described in Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h)(2)), certifying that interests in Newco are not “United States real property interests” along with the related notice to the IRS.
Section 9.13   Written Consent.    As promptly as reasonably practicable (and in any event within five Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Written Consent Deadline”), the Company shall obtain and deliver to Pace a true and correct copy of an irrevocable written consent (in the form of Exhibit F) approving this Agreement, the Allocation Schedule, the other Transaction Documents to which the Company or any Blocker, as applicable, is or will be a party and the Transactions (including the Mergers, as applicable) that is duly executed by the Company Holders and Blocker Holders that constitute Requisite Company Approval (the “Written Consent”). As contemplated by Section 9.16(b), such Written Consent shall also approve the termination of (a) the agreements set forth on Section 5.20 of the Company Disclosure Schedule and (b) the agreements set forth on Section 9.16(b) of the Company Disclosure Schedule.
Section 9.14   Delivered Financial Statements.    The Company shall use reasonable best efforts to deliver true and complete copies of as soon as reasonably practicable following the date of this Agreement the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the three-year period ended December 31, 2020 audited in accordance with the auditing standards of the PCAOB and (collectively, the “Delivered Financial Statements”).
Section 9.15   Certain Company Matters.    Immediately prior to the Closing, the Company shall, and shall cause its affiliates to, terminate or cause to be terminated the agreements set forth on Section 9.15 of the Company Disclosure Schedule. No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and the Company and each Company Subsidiary shall be released from all Liabilities thereunder effective as of the Closing.
Section 9.16   Fourth A&R LLCA.    At the effective time of the Company Recapitalization, the Company LLCA, as in effect immediately prior to the effective time of the Company Recapitalization, shall be amended and restated in its entirety in the form of the Fourth A&R LLCA, and such Fourth A&R LLCA, as so amended and restated, shall be the limited liability company agreement of the Company until thereafter amended as provided by the DLLCA and such limited liability company agreement. Pursuant to the Fourth A&R LLCA, the Surviving Corporation shall become the Managing Member (as defined in the Fourth A&R LLCA) of the Company at the Effective Time.
Section 9.17   Blocker Restructuring.    Prior to the Effective Time, each of the Blockers shall take all such action within its power as may be necessary or appropriate to complete the Blocker Restructuring as set forth on Schedule D.
Section 9.18   Post-Closing Directors and Officers of the Surviving Corporation.    Subject to the terms of the Stockholders’ Agreement and the Surviving Corporation Certificate of Incorporation and Surviving Corporation Bylaws, the Surviving Corporation shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the Board of Directors and executive officers of the Surviving Corporation shall be as set forth on Schedule F.
ARTICLE X.
CONDITIONS TO THE MERGERS
Section 10.01   Conditions to the Obligations of Each Party.    The obligations of the Company, Pace, the Blockers and Blocker Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or as of to the Effective Time of the following conditions:
(a)   Written Consent.    The Written Consent shall have been delivered to Pace.
(b)   Pace Shareholders’ Approval.    The Pace Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Pace in accordance with the Registration Statement / Proxy Statement, the DGCL, the Pace Organizational Documents, the Companies Act (where applicable), and the rules and regulations of the Designated Exchange.
(c)   No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any judgment, decree, or executive order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.
(d)   HSR.    All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(e)   Stock Exchange Listing.    The initial listing application with the Designated Exchange in connection with the transactions contemplated by this Agreement with respect to the shares of Surviving Corporation Class A Common Stock shall have been approved and, immediately following the Effective Time, Newco shall satisfy any applicable initial and continuing listing requirements of the Designated Exchange with respect to the shares of Surviving Corporation Class A Common Stock, and there shall not have been any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of Surviving Corporation Class A Common Stock shall have been approved for listing on the Designated Exchange, as of the Closing Date (subject to the satisfaction of all other requirements set forth in this Section 10.01(e)).
(f)   Domestication Merger.    The Domestication Merger shall have been completed on the Domestication Closing Date and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Pace and the Company.
(g)   Registration Statement / Proxy Statement.    The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.
(h)   Pace Net Tangible Assets.    Pace shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights (and following the Private Placements) in accordance with the Pace Organizational Documents.

Section 10.02   Conditions to the Obligations of Pace and Blocker Merger Subs.    The obligations of Pace and Blocker Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or as of the Effective Time of the following additional conditions:
(a)   Representations and Warranties. The representations and warranties of the Company and the Blockers contained in (i) Section 5.08(c) shall be true and correct in all respects as of the Closing Date, (ii) Section 5.01, Section 5.03(a), Section 5.04(e), Section 5.22, Section 6.01, Section 6.02(a), (b) and Section 6.06 shall each be true and correct in all material respects as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date) and (iii) the other provisions of Article V and Article VI, shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to (A) with respect to Section 4.03, have a Company Material Adverse Effect and (B) with respect to Article VI, prevent, materially delay or materially impede the performance by Blocker of its obligations under this Agreement or the consummation of the Mergers and the Transactions.
(b)   Agreements and Covenants.    Each of the Company and each Blocker shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, that for purposes of this Section 10.02(b), a covenant of the Company or any Blocker shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within thirty (30) days after notice (or if earlier, the Outside Date).
(c)   Officer Certificate.    (i) The Company shall have delivered to Pace a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(b) (other than as related to the Blockers) and (ii) each Blocker shall have delivered to Pace a certificate, dated the date of the Closing, signed by an officer of such Blocker, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(b) with respect to such Blockers.
(d)   Material Adverse Effect.    No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.
(e)   Deliveries.    The Company shall have delivered or cause to be delivered, (i) copies of the Fourth A&R LLCA, duly executed by Company Holders whose signatures are required to approve the Fourth A&R LLCA, and (ii) copies of the Tax Receivable Agreement, duly executed by the Company.
Section 10.03   Conditions to the Obligations of the Company and the Blockers.    The obligations of the Company and the Blockers to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or as of the Effective Time of the following additional conditions:
(a)   Representations and Warranties.    The representations and warranties of Pace and Blocker Merger Subs contained in (i) Section 7.08(b) shall be true and correct in all respects as of the Closing Date, (ii) Section 7.01, Section 7.03 (other than clauses (a) and (e))thereof, which is subject to clause (iii) below), Section 7.04 and Section 7.12 shall each be true and correct in all material respects as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), (iii) Section 7.03(a) and Section 7.03(e) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 8.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Pace, any Blocker Merger Sub or their affiliates and (iv) the other provisions of Article VII shall be true and correct in all respects (without giving effect to any “materiality,” “Pace Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Pace Material Adverse Effect.
(b)   Agreements and Covenants.    Pace and Blocker Merger Subs shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, that for purposes of this Section 10.03(b), a covenant of Pace or any Blocker Merger Sub shall only be deemed to have not been performed if Pace or any Blocker Merger Sub has materially breached such material covenant and failed to cure within thirty (30) days after notice (or if earlier, the Outside Date).
(c)   Officer Certificate.    Pace shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Pace, certifying as to the satisfaction of the conditions specified in Section 10.03(a) and Section 10.03(b).
(d)   Available Cash.    The amount of Available Cash shall not be less than $300,000,000 (the “Minimum Cash Condition”).
(e)   Deliveries.    Newco shall have delivered, or cause to be delivered, to the Company (i) a copy of the Fourth A&R LLCA, duly executed by Newco, and (ii) a copy of the Tax Receivable Agreement, duly executed by Newco.
ARTICLE XI.
TERMINATION, AMENDMENT AND WAIVER
Section 11.01   Termination.    This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Company Approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Pace, as follows:
(a)   by mutual written consent of Pace and the Company; or
(b)   by either Pace or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (as extended in accordance with this Agreement, the “Outside Date”); provided, however, that (i) if the SEC has not declared the Registration Statement / Proxy Statement effective on or prior to the Outside Date, the Outside Date shall be automatically extended by thirty (30) days and (ii) this Agreement may not be terminated under this Section 11.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure to consummate the Transactions on or prior to the Outside Date; and provided, further, that in the event that any statute or formal published regulation is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or
(c)   by either Pace or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or
(d)   by the Company if any of the Pace Proposals shall fail to receive the Required Pace Shareholder Approval at the Pace Shareholders’ Meeting; or

(e)   by Pace if any of the representations or warranties set forth in Article V, or Article VI shall not be true and correct or if the Company or any Blocker has failed to perform any covenant or agreement on the part of the Company or any Blocker, as applicable, set forth in this Agreement, such that the conditions set forth in Sections 10.02(a) or 10.02(b) would not be satisfied (“Terminating Company Breach”); provided neither Pace nor any Blocker Merger Sub is then in breach of their respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.03(a) or Section 10.03(b) from being satisfied; provided further that, if such Terminating Company Breach is curable by the Company, Pace may not terminate this Agreement under this Section 11.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by Pace to the Company and (y) the Outside Date;
(f)   by the Company if any of the representations or warranties set forth in Article VII shall not be true and correct or if Pace or any Blocker Merger Sub has failed to perform any covenant or agreement on the part of Pace or any Blocker Merger Sub, as applicable, set forth in this Agreement such that the conditions set forth in Sections 10.03(a) or 10.03(b) would not be satisfied (“Terminating Pace Breach”); provided that neither the Company nor any Blocker is then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.02(a) or Section 10.02(b) from being satisfied; provided, however, that, if such Terminating Pace Breach is curable by Pace and Blocker Merger Subs, the Company may not terminate this Agreement under this Section 11.01(f) for so long as Pace and Blocker Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by the Company to Pace and (y) the Outside Date; or
(g)   by Pace, if the Company does not deliver, or cause to be delivered to Pace, the Written Consent in accordance with this Agreement on or prior to the Written Consent Deadline.
Section 11.02   Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto or its respective Affiliates, officers, directors or stockholders, except as set forth in Section 9.03(a), Section 9.03(b), this Section 11.02 or Article XII, and any corresponding definitions set forth in Article I, (to the extent relating to the foregoing) which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Forward Purchase Agreement, any Confidentiality Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.
Section 11.03   Expenses.    Except as set forth in this Section 11.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that if the Closing shall occur, the Surviving Corporation shall pay or cause to be paid, as soon as reasonably practicable upon consummation of the Mergers and release of proceeds from the Trust Account, the unpaid Company Expenses and the unpaid Pace Expenses.
Section 11.04   Amendment.    This Agreement may be amended in writing by the Company, Newco and Pace at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Company, Newco and Pace.
Section 11.05   Waiver.    At any time prior to the Effective Time, (a) Pace may (i) extend the time for the performance of any obligation or other act of the Company or the Blockers, (ii) waive any inaccuracy in the representations and warranties of the Company or the Blockers contained herein or in any document delivered by the Company and/or the Blockers pursuant hereto and (iii) waive compliance with any agreement of the Company or the Blockers or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Pace or Blocker Merger Subs, (ii) waive any inaccuracy in the representations and warranties of Pace or Blocker Merger Subs contained herein or in any document delivered by Pace and/or Blocker Merger Subs pursuant hereto and (iii) waive compliance with any agreement of Pace or Blocker Merger Subs or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE XII.
GENERAL PROVISIONS
Section 12.01   Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01); provided that, any notice delivered in person or by registered or certified mail shall also be delivered by email:
if to Pace or Blocker Merger Subs:
TPG Pace Solutions Corp.
301 Commerce St., Suite 3300
Fort Worth, TX
Attention: Jerry Neugebauer; Michael Lagatta
Email: officeofthegeneralcounsel@tpg.com
with a copy to:
Weil, Gotshal & Manges LLP
767 5th Avenue
Ney York, NY 10153
Attention:
Douglas P. Warner
Christopher R. Machera

Email:
doug.warner@weil.com
chris.machera@weil.com

if to the Company or TK Newco:
Vacasa Holdings LLC
850 NW 13th Ave
Portland, OR 97209
Attention: Lisa Jurinka, Chief Legal Officer
Email: legal@vacasa.com with a copy to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill, Eric Schwartzman and Nicholas Luongo
Email: Justin.Hamill@lw.com; Eric.Schwartzman@lw.com;
Nick.Luongo@lw.com

if to the Blockers:
Company Holders’ Representative
c/o Silver Lake Management Company V, L.L.C.
55 Hudson yards
550 West 34th Street, 40th Floor
New York, NY 10001
Attention: Andy Schader & Jennifer Gautier
Email: andy.schader@SilverLake.com; jennifer.gautier@silverlake.com
Section 12.02   Nonsurvival of Representations, Warranties and Covenants.    Other than the representations, warranties, covenants, set forth in Section 4.01, Section 5.24, and Section 7.18, each of which shall survive following the Effective Time, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII and any corresponding definitions set forth in Article I.
Section 12.03   Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 12.04   Entire Agreement; Assignment.    This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties hereto.
Section 12.05   Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.05, 11.02 and 12.11 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
Section 12.06   Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 12.07   Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.07.
Section 12.08   Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 12.09   Counterparts.    This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 12.10   Specific Performance.
(a)   The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
(b)   Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.
Section 12.11   No Recourse.    All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 12.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.
Section 12.12   Company Holders’ Representative
(a)   Each Company Holder, undersigned Blocker Holder and Blocker (“Represented Holders”) irrevocably constitutes and appoints SLP Venice Aggregator, L.P. as the “Company Holders’ Representative”, such Represented Holder’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes him acting for such Represented Holder and in such Represented Holder’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, as fully to all intents and purposes as such Represented Holder might or could do in person, including to:
(i)   take any and all actions (including executing and delivering any documents or amendments, incurring any costs and expenses on behalf of the Represented Holders) and make any and all determinations which may be required or permitted in connection with the implementation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;
(ii)   give and receive notices and communications under this Agreement and the Ancillary Agreements;
(iii)   negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Pace or its Affiliates arising out of or in respect of this Agreement or the Ancillary Agreements;
(iv)   retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby; and
(v)   to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing or that is, in the opinion of the Company Holders’ Representative, necessary or advisable to effectuate the foregoing.
(b)   Each of the Represented Holders acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Company Holders’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Company Holders’ Representative, such Represented Holder shall be bound by such documents as fully as if such Represented Holder had executed and delivered such documents.
(c)   Upon the death, disability or incapacity of the initial Company Holders’ Representative appointed pursuant to 12.12(a), each of the Represented Holders acknowledges and agrees then such Person as is appointed by the Represented Holders who held a majority of the outstanding Company Equity Securities immediately prior to the Closing shall be the Company Holders’ Representative. The Company Holders’ Representative may resign at any time; provided that it must provide the Represented Holders who held a majority of the Company Equity Securities immediately prior to Closing thirty (30) days’ prior written notice of such decision to resign. The Company Holders’ Representative shall not receive compensation for service in such capacity. The designation of any Person as the Company Holders’ Representative is and shall be coupled with an interest, and, except as set forth in this Section 12.12, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Represented Holders.
(d)   Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Company Holders’ Representative in connection herewith shall be absolutely and irrevocably binding upon the Represented Holders as if such Person had taken or not taken such action, exercised such rights, power or authority or made such decision or determination in its own capacity, and Pace may rely upon such action, exercise of right, power, or authority or such decision or determination of the Company Holders’ Representative as the action, inaction, exercise, right, power, or authority, or decision or determination of such Person, and no Represented Holder shall have the right to object, dissent, protest or otherwise contest the same. Pace and the Company Holders’ Representative are hereby relieved from any liability to any Person for any acts done by the Company Holders’ Representative and any acts done by Pace in accordance with any decision, act, consent or instruction of the Company Holders’ Representative or Pace.
[Signature Page Follows.]

IN WITNESS WHEREOF, Pace, Blocker Merger Subs, the Blockers, Blocker Holders and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
VACASA HOLDINGS LLC
By:
/s/ Matt Roberts

Name: Matt Roberts
Title: Chief Executive Officer
VACASA, INC.
By:
/s/ Matt Roberts

Name: Matt Roberts
Title: President
TURNKEY VACATIONS, INC.
By:
/s/ John Banczak

Name: John Banczak
Title: President
TPG PACE SOLUTIONS CORP.
By:
/s/ Eduardo Tamraz

Name: Eduardo Tamraz
Title: President
VOYAGE BLOCKER I, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President
VOYAGE BLOCKER II, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President
VOYAGE BLOCKER III, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President
VOYAGE BLOCKER IV, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President
VOYAGE BLOCKER V, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President

VOYAGE BLOCKER VI, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President
VOYAGE BLOCKER VII, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President
VOYAGE BLOCKER VIII, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President
VOYAGE BLOCKER IX, INC.
By:
/s/ Ken Murphy

Name: Ken Murphy
Title: Vice President
SLP V VENICE FEEDER I, L.P.
By:
SILVER LAKE TECHNOLOGY ASSOCIATES V, L.P., its general partner By: SLTA V (GP), L.L.C., its general partner

By:
Silver Lake Group L.L.C., its managing member

By:
/s/ Joerg Adams

Name: Joerg Adams
Title: Managing Director
SLP V VENICE BLOCKER, L.L.C.
By:
SLP V VENICE FEEDER I, L.P., its managing member

By:
SILVER LAKE TECHNOLOGY ASSOCIATES V, L.P., its general partner

By:
SLTA V (GP), L.L.C., its general partner

By:
Silver Lake Group L.L.C., its managing member

By:
/s/ Joerg Adams

Name: Joerg Adams
Title: Managing Director
RW VACASA, LLC,
By:
Riverwood Capital II L.P., its manager

By:
Riverwood Capital GP II Ltd, its general partner

By:
/s/ Jeffrey T. Parks

Name: Jeffrey T. Parks
Title: Director

RCP III VACASA BLOCKER, LLC
By:
Riverwood Capital III L.P., its manager

By:
Riverwood Capital GP III Ltd, its general partner

By:
/s/ Jeffrey T. Parks

Name: Jeffrey T. Parks
Title: Director
RCP III (A) VACASA BLOCKER, LLC
By:
Riverwood Capital III L.P., its manager

By:
Riverwood Capital GP III Ltd, its general partner

By:
/s/ Jeffrey T. Parks

Name: Jeffrey T. Parks
Title: Director
RW INDUSTRIOUS BLOCKER L.P.
By:
Riverwood Capital II L.P., its manager

By:
Riverwood Capital GP II Ltd, its general partner

By:
/s/ Jeffrey T. Parks

Name: Jeffrey T. Parks
Title: Director
RCP III BLOCKER FEEDER, L.P.
By:
Riverwood Capital III L.P., its manager

By:
Riverwood Capital GP III Ltd, its general partner

By:
/s/ Jeffrey T. Parks

Name: Jeffrey T. Parks
Title: Director
RCP III (A) BLOCKER FEEDER, L.P.
By:
Riverwood Capital III L.P., its manager

By:
Riverwood Capital GP III Ltd, its general partner

By:
/s/ Jeffrey T. Parks

Name: Jeffrey T. Parks
Title: Director
LEVEL EQUITY OPPORTUNITIES FUND 2015, L.P.
By:
Level Equity Partners II (GP), L.P., its general partner

By:
Level Equity Associates II, LLC, its general partner

By:
/s/ Benjamin S. Levin

Name: Benjamin S. Levin
Title: Co-CEO

LEVEL EQUITY OPPORTUNITIES FUND 2018, L.P.
By:
Level Equity Partners IV (GP), L.P., its general partner

By:
Level Equity Associates IV, LLC, its general partner

By:
/s/ Benjamin S. Levin

Name: Benjamin S. Levin
Title: Co-CEO
LEGP II AIV(B), L.P.
By:
Level Equity Partners II (GP), L.P., its general partner

By:
Level Equity Associates II, LLC, its general partner

By:
/s/ Nathan Lim

Name: Nathan Lim
Title: Chief Operating Officer
LEOF 2015 BLOCKER (VCS), INC.
By:
/s/ Nathan Lim

Name: Nathan Lim
Title: Chief Operating Officer
LEOF 2018 BLOCKER (VCS), INC.
By:
/s/ Nathan Lim

Name: Nathan Lim
Title: Chief Operating Officer
LEGP II VCS BLOCKER, INC.
By:
/s/ Nathan Lim

Name: Nathan Lim
Title: Vice President
NSG IV BLOCKED AIV, L.P.,
By:
/s/ Marc Lederman

Name: Marc Lederman
Title: COO
NSG IV VACASA BLOCKER CORPORATION
By:
/s/ Marc Lederman

Name: Marc Lederman
Title: COO & GP

Execution Version
AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
This Amendment No. 1 (this “Amendment”) to the Business Combination Agreement, dated as of July 28, 2021 (the “Business Combination Agreement”), by and among TPG Pace Solutions Corp. (“Pace”), Vacasa Holdings LLC (the “Company”), Vacasa, Inc. (“Newco”) and the other parties thereto, is made and entered into as of November 3, 2021 by and among Pace, the Company and Newco. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, Pace, the Company and Newco are parties to the Business Combination Agreement (the “Parties”);
WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment; and
WHEREAS, Section 11.04 of the Business Combination Agreement provides that, prior to the Effective Time, the Business Combination Agreement may not be amended except by an instrument in writing signed by each of the Parties.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.   Amendments to the Business Combination Agreement.
(a)   Section 4.01(e)(i) of the Business Combination Agreement is hereby deleted and replaced in its entirety with the following:
(i)   the Surviving Corporation shall sell a number of shares of Surviving Corporation Class B Common Stock in accordance with the Allocation Schedule to each holder of Company Up-C Units for an amount per share equal to the par value thereof (in each case, in the case of a Converted Company Employee Equity Unit, subject to substantially the same terms and conditions applicable to the corresponding Company Employee Equity Unit pursuant to the Company LLCA, the applicable award agreement or otherwise in effect immediately prior to the Effective Time; provided, however, that, in the case of unvested Converted Company Employee Equity Units, the Surviving Corporation shall not sell to the holder thereof the number of corresponding shares of Surviving Corporation Class B Common Stock in accordance with the Allocation Schedule until the date on which such holder’s corresponding Converted Company Employee Equity Units vest).
(b)   The second sentence of Section 7.03(a) of the Business Combination Agreement is hereby amended by deleting the number “28,500,000” and replacing it with the number “29,270,000”.
2.   Waiver.   Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.
3.   General.   Article XII of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
TPG PACE SOLUTIONS CORP.
By
/s/ Eduardo Tamraz

Name:
Eduardo Tamraz

Title:
President

VACASA HOLDINGS LLC
By
/s/ Lisa Jurinka

Name:
Lisa Jurinka

Title:
Chief Legal Officer

VACASA, INC.
By
/s/ Lisa Jurinka

Name:
Lisa Jurinka

Title:
Secretary

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex B
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
Vacasa, Inc.
(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)
[ • ], 2021
Vacasa, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST:   The name of the Corporation is Vacasa, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was [ • ], 2021.
SECOND:   This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”) and by consent of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.
THIRD:   This Certificate of Incorporation amends, integrates and restates in its entirety the certificate of incorporation of the Corporation as currently in effect to read as follows:
1.   Name. The name of the Corporation is Vacasa, Inc.
2.   Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is Corporation Trust Company.
3.   Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
4.   Number of Shares.
4.1   The total number of shares of all classes of stock that the Corporation shall have authority to issue is [ • ] shares, consisting of: (a) [ • ] shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) [ • ] shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock”), (c) [ • ] shares of Class F common stock, with the par value of $0.00001 per share (the “Class F Common Stock”), (d) [ • ] shares of Class G common stock, with the par value of $0.00001 per share (the “Class G Common Stock” and, together with the Class A Common Stock, the Class B Common Stock and the Class F Common Stock, the “Common Stock”), and (e) [ • ] shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”).
4.2   Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:
(a)   in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding Common Units, as a result of any Redemption pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement (without regard to any timing, vesting, or other restrictions on Redemption contained therein and assuming no Redemptions for cash), as applicable and (y) the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock (including the conversion of shares of Class F Common Stock and Class G Common Stock into Class A Common Stock); and
(b)   in the case of Class B Common Stock, the number of shares of all outstanding Common Units.
5.   Classes of Shares.   The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:
5.1   Common Stock.
(a)   Voting Rights.
(i)   Each share of Class A Common Stock and Class B Common Stock will entitle the record holder to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law. Shares of Class F Common Stock and Class G Common Stock will not entitle the record holder thereof to any voting powers, except as (and then only to the extent) otherwise required by applicable law or this Certificate of Incorporation.
(ii)   Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with the holders of Preferred Stock).
(b)   Dividends; Stock Splits or Combinations.
(i)   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.
(ii)   Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock, Class F Common Stock or Class G Common Stock.
(iii)   In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization (each, a “Stock

Adjustment”) be declared or made on any class of Common Stock unless a corresponding Stock Adjustment for each other class of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (the holders of each such class voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to (A) declare a dividend on the Class A Common Stock of additional shares of Class A Common Stock only in the event that such stock dividend is made in connection with the issuance of Common Units by OpCo to the Corporation in exchange for additional capital contributions made by the Corporation to OpCo and (B) effect a stock split or declare a stock dividend in connection with the repurchase of shares of Class A Common Stock (“Class A Repurchase”) such that after giving effect to such Class A Repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such Class A Repurchase and subsequent stock split or stock dividend, in case (A), without any corresponding Stock Adjustment to the other classes of Common Stock and in case (B), with a corresponding Stock Adjustment to the Class B Common Stock such that after giving effect to such Class A Repurchase and subsequent Stock Adjustment there shall be outstanding an equal number of shares of the Class B Common Stock as were outstanding prior to such Class A Repurchase and subsequent Stock Adjustment. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
(c)   Liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class B Common Stock, Class F Common Stock and Class G Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(d)   Merger, Consolidation, Tender or Exchange Offer.   Except as expressly provided in this Article 5, all shares of Class A Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, and all shares of the Class B Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, and all shares of the Class G Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of such class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of such class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class A Common Stock, and the holders of any shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class A Common Stock, and the holders of any shares of Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class B Common Stock, and the holders of any shares of Class B Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class B Common Stock, and the holders of any shares of Class G Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class G Common Stock, and the holders of any shares of Class G Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class G Common Stock and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class A Common Stock, and the holders of any shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class A Common Stock, and the holders of any shares of Class G Common Stock shall (X) if such tender or exchange constitutes a Strategic Transaction, be subject to the conversion provided at Section 6.4(b) or (Y) if such tender or exchange does not constitute a Strategic Transaction, the holders of any shares of Class G Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class G Common Stock, and the holders of any shares of Class G Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class G Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2), payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock and/or securities of OpCo shall not be considered part of the consideration payable in respect of any share of Common Stock; provided, further, that the holders of shares of Class B Common Stock shall not be entitled to receive consideration consisting of cash or property (other than stock consideration) in respect of such shares pursuant to the foregoing clause (1).
5.2   Preferred Stock.   Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board subject to the Stockholders’ Agreement. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the foregoing, each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.
6.   Certain Provisions Related to Conversion and Redemption Rights.
6.1   Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of (1) effecting any exchanges pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement, as applicable, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash), (2) the conversion of shares of Class F Common Stock pursuant to Section 6.3 and (3) the conversion of shares of Class G Common Stock pursuant to Section 6.4. The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such redemption of such Common Units will, upon issuance, be validly issued, fully paid and non-assessable.
6.2   Retirement of Class B Common Stock. In the event that (a) a share of Class A Common Stock is issued as a result of any Redemption of a Common Unit held by a Company Holder and outstanding as of the effective date of the OpCo LLC Agreement, pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement or (b) a Redemption by cash settlement is effected with respect to any Common Unit held by a Company Holder and outstanding as of the effective date of the OpCo LLC Agreement, pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement, a share of Class B Common Stock then held by such person chosen by the Corporation in its sole discretion will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Corporation.
6.3   Conversion of Class F Common Stock. All outstanding shares of Class F Common Stock shall automatically, without any further action, convert into an aggregate number of shares of Class A Common Stock equal to the Class F Conversion Amount at the Direct Blocker Effective Time (as defined in that certain Business Combination Agreement, entered into by and among the Corporation, TPG Pace Solutions Corp., Vacasa Holdings LLC, and the other parties thereto, dated as of July 28, 2021, as amended from time to time (the “Business Combination Agreement”)). Following such conversion, the reissuance of all shares of Class F Common Stock shall be prohibited, and such shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class F Common Stock in this Certificate of Incorporation shall be eliminated.
6.4   Conversion or Forfeiture of Class G Common Stock.
(a)   Conversion upon Price Triggers.   Upon the Class G First Price Trigger, one-third of the shares of Class G Common Stock issued as of the date hereof shall, on the day following the Class G First Price Trigger, automatically, without any further action, convert into an aggregate number of shares of Class A Common Stock equal to the Class G First Conversion Amount. Upon the Class G Second Price Trigger, an additional one-third of the shares of Class G Common Stock issued as of the date hereof shall, on the day following the Class G Second Price Trigger, automatically, without any further action, convert into an aggregate number of shares of Class A Common Stock equal to the Class G Second Conversion Amount. Upon the Class G Third Price Trigger, the remaining shares of Class G Common Stock issued as of the date hereof shall, on the day following the Class G Third Price Trigger, automatically, without any further action, convert into an aggregate number of shares of Class A Common Stock equal to the Class G Third Conversion Amount. Each share of Class G Common Stock that remains issued and outstanding as of the 10th anniversary of the Closing will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Corporation. Following the conversion or forfeiture of all issued and outstanding shares of Class G Common Stock, the reissuance of all shares of Class G Common Stock shall be prohibited, and such Class G Common Stock shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class G Common Stock in this Certificate of Incorporation shall be eliminated.
(b)   Conversion upon Strategic Transactions.   In the event of any Strategic Transaction occurring after the Closing that results in all of the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property of another person, the then-outstanding shares of Class G Common Stock will automatically convert into shares of Class A Common Stock, immediately prior to the closing of such Strategic Transaction, at the Class G Strategic Transaction Ratio and the former holders of the Class G Common Stock, as a result of becoming holders of Class A Common Stock upon such conversion, shall thereafter be entitled to receive the same cash, securities or other property as the other holders of the Class A Common Stock in such Strategic Transaction.
(c)   Pro Rata Conversion.   Each share of Class G Common Stock that is converting pursuant to this Section 6.4 shall convert into its pro rata number of shares of Class A Common Stock into which the Class G Common Stock is converting pursuant to this Section 6.4 based on the proportion of the number of shares of Class G Common Stock that are then converting by the number of shares of Class A Common Stock issuable upon such conversion.
(d)   Notwithstanding anything to the contrary contained herein, any adjustment to the applicable conversion ratio of the shares of Class F Common Stock or shares of Class G Common Stock may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the outstanding shares of Class F Common Stock and Class G Common Stock, respectively, then in issue consenting or agreeing separately as a separate class in the manner provided herein.

(e)   The applicable conversion ratio of the shares of Class F Common Stock and the shares of Class G Common Stock shall also be adjusted to account for any subdivision (by share subdivision, exchange, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the shares of Class A Common Stock in issue into a greater or lesser number of shares occurring after the original filing of the Certificate of Incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the shares of Class F Common Stock or Class G Common Stock, as applicable, in issue.
6.5   Taxes.   The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement will be made without charge to the holders receiving such shares for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
7.   Board of Directors.
7.1   Number of Directors.
(a)   Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the by-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total authorized number of Directors constituting the entire Board shall not be less than five (5) and shall not be more than [ • ], with the then-authorized number of Directors being fixed from time to time exclusively by the Board within such range (subject to the Stockholder’s Agreement if then in effect), which number shall initially be ten (10).
(b)   During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the certificate of designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total and authorized number of Directors shall automatically be reduced accordingly.
7.2   Staggered Board.   The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the Closing; Class II Directors shall initially serve until the second annual meeting of stockholders following the Closing; and Class III Directors shall initially serve until the third annual meeting of stockholders following the Closing. Commencing with the first annual meeting of stockholders following the Closing, each Director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such Director’s successor has been duly elected and qualified. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already holding office to Class I, Class II and Class III.
7.3   Vacancies and Newly Created Directorships.   Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement), newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled (i) from and after the Sunset Date, by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board and (ii) until the Sunset Date, only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any Director so chosen shall hold office until the next election of the class of Directors in which such Director is included and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.
7.4   Removal of Directors.   Except for Preferred Stock Directors and subject to obtaining any additional required stockholder votes or consents under the Stockholders’ Agreement, (i) until the Sunset Date, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class and (ii) from and after the Sunset Date, any Director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
7.5   Quorum.   Until the Sunset Date, the requirements for a quorum to be obtained shall be as set forth in the Stockholders’ Agreement. From and after the Sunset Date, the requirements for a quorum to be obtained shall be in accordance with the applicable provisions of the DGCL.
8.   Meetings of Stockholders.
8.1   Action by Consent.   Subject to the Stockholders’ Agreement, until the Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders or may, except as otherwise required by applicable law or this Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. Subject to the Stockholders’ Agreement, from and after the Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.
8.2   Special Meetings of Stockholders.   Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board. Notwithstanding the foregoing, until the Sunset Date, special meetings of the stockholders of the Corporation may be called for any purpose or purposes by the Secretary of the Corporation upon request, in writing, of the holders of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
9.   DGCL Section 203 and Business Combinations.
(A)   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the provisions of Section 9(B)-(D) below shall apply.
(B)   The Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(2)   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(3)   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
(C)   The restrictions contained in the foregoing Section 9(B) shall not apply if:
(1)   a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership, or
(2)   the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 9(C)(2), (ii) is with or by a Person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 9(C)(2).
(D)   For purposes of this Section 9, references to:
(1)   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock thereof; (ii) any Trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a.   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Section 9 is not applicable to the surviving entity;
b.   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (B) of Section 9, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include (x) stock deemed to be owned by the person through application of the definition of “owner” below and (y) stock of the Corporation that may be issuable to any person pursuant to Section 9.01 of the OpCo LLC Agreement (assuming all outstanding OpCo Common Units are exchanged pursuant thereto (without regard to any timing, vesting or other restrictions on exchange contained therein and assuming no exchange for cash)), but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the avoidance of doubt, a Redemption of OpCo Common Units pursuant to Section 9.01 of the OpCo LLC Agreement shall not, by itself, cause the person that is having OpCo Common Units redeemed, or any other person, to become an interested stockholder; and a retirement of any shares of Class B Common Stock pursuant to Section 6.2, and the related increase in the proportionate voting power of outstanding voting stock of the Corporation held by persons other than the holder of such shares of Class B Common Stock, shall not, by itself, cause any person to become an interested stockholder.
(6)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a.   beneficially owns such stock, directly or indirectly; or
b.   has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c.   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(7)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9)   “Stockholder Party” means any person that directly or indirectly held equity interests in OpCo immediately prior to the Closing.
(10)   “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)   “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the board of directors of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.
10.   Corporate Opportunities.   To the fullest extent permitted by the General Corporation Law, the Corporation acknowledges that: (i) each stockholder or Director of the Corporation or any of its subsidiaries (other than a Director that is also an officer of the Corporation or any of its subsidiaries) (collectively, the “Exempted Persons”) shall have no duty not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, the Corporation to the fullest extent permitted by Section 122(17) of the General Corporation Law hereby renounces any interest or expectancy therein and such Exempted Person shall have no duty to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and to the fullest extent permitted by law shall not be liable to the Corporation or its Affiliates or stockholders for breach of any duty by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand.
11.   Limitation of Liability.
11.1   To the fullest extent permitted under the General Corporation Law, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, as applicable.
11.2   Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
12.   Indemnification.
12.1   The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article 12 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article 12. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 12 to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article 12 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
12.2   The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the By-laws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
13.   Adoption, Amendment or Repeal of By-Laws.   In furtherance and not in limitation of the powers conferred by law, until the Sunset Date, the Board is expressly authorized to make, alter, amend or repeal the By-laws without the assent or vote of the stockholders of the Corporation entitled to vote with respect thereto in any manner not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or the Stockholders’ Agreement. From and after the Sunset Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation, the By-laws of the Corporation or the Stockholders’ Agreement, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders to make, alter, amend or repeal the By-laws.
14.   Adoption, Amendment and Repeal of Certificate.   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. No provision of Articles 7, 8, 9, 10,

12, 13, 14 or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, (i) until the Sunset Date, the affirmative vote of the holders of fifty percent (50%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose, or by consent in writing as provided by Section 8.1, and (ii) from and after the Sunset Date, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Sections 5.1(d), 6.1, 6.3, 6.4, this last sentence of Section 14 and any definitions hereof referencing ‘Class F’ or ‘Class G’ shall not be amended without the prior written consent of the holders a majority of the outstanding shares of Class F Common Stock and Class G Common Stock.
15.   Forum for Adjudication of Disputes.   Unless the Corporation consents in writing to the selection of an alternative forum, (x) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 15. Notwithstanding the foregoing, this Article 15 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the Federal Courts have exclusive jurisdiction.
16.   Severability.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
17.   Definitions.   As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:
(a)   “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders Agreement (including any representatives of such stockholder serving on the Board).
(b)   “Black Scholes” means the pricing model for pricing securities using market assumptions on dividends, borrowing, interest rates, volatility and entity credit spread, the strike price of the applicable security and its residual term.
(c)   “Blockers” is defined in the Business Combination Agreement.
(d)   “Blocker Holder” is defined in the Business Combination Agreement.
(e)   “Board” means the board of directors of the Corporation.
(f)   “Business Combination Agreement” is defined in Section 6.3.
(g)   “By-laws” is defined in Section 7.1.
(h)   “Cayman Pace Class A Ordinary Share” is defined in the Business Combination Agreement.
(i)   “Cayman Pace Class F Ordinary Share” is defined in the Business Combination Agreement.
(j)   “Cayman Pace Class G Ordinary Share” is defined in the Business Combination Agreement.
(k)   “Certificate of Incorporation” is defined in the recitals.
(l)   “Class A Common Stock” is defined in Section 4.1.
(m)   “Class B Common Stock” is defined in Section 4.1.
(n)   “Class F Common Stock” is defined in Section 4.1.
(o)   “Class F Conversion Amount” means the Class F IPO Conversion Amount plus the Class F FPA Conversion Amount.
(p)   “Class F FPA Conversion Amount” means (A) the quotient of (i) the FPA Shares divided by (ii) one minus 10%, minus (B) the FPA Shares.
(q)   “Class F IPO Conversion Amount” means the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 10%, minus (B) the SPAC IPO Shares, multiplied by (2) one minus the Forfeiture Rate.
(r)   “Class G Common Stock” is defined in Section 4.1.
(s)   “Class G First Conversion Amount” means the Class G First FPA Conversion Amount plus the Class G First IPO Conversion Amount.
(t)   “Class G First FPA Conversion Amount” means (A) the quotient of (i) the FPA Shares divided by (ii) one minus 15%, minus (B) the sum of (i) the FPA Shares and (ii) the Class F FPA Conversion Amount.
(u)   “Class G First IPO Conversion Amount” means the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 15%, minus (B) the sum of (i) the SPAC IPO Shares and (ii) the Class F IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.
(v)   “Class G First Price Trigger” shall occur if after the Closing and before the ten year anniversary of the Closing the closing price of the shares of Class A Common Stock on any Designated Exchange equals or exceeds $12.50 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.
(w)   “Class G Second Conversion Amount” means the Class G Second FPA Conversion Amount plus the Class G Second IPO Conversion Amount.
(x)   “Class G Second FPA Conversion Amount” means (A) the quotient of (i) the FPA Shares divided by (ii) one minus 20%, minus (B) the sum of (i) the FPA Shares, (ii) the Class F FPA Conversion Amount and (iii) the Class G First FPA Conversion Amount.
(y)   “Class G Second IPO Conversion Amount” means the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 20%, minus (B) the sum of (i) the SPAC IPO Shares, (ii) the Class F IPO Conversion Amount and (iii) the Class G First IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.
(z)   “Class G Second Price Trigger” shall occur if after the Closing and before the ten year anniversary of the Closing the closing price of the shares of Class A Common Stock on any Designated Exchange equals or exceeds $15.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.
(aa)   “Class G Strategic Transaction Ratio” means a ratio such that the aggregate number of shares of Class A Common Stock issuable upon conversion of all shares of Class F Common Stock and Class G Common Stock in the aggregate on an as-converted basis, would represent no more than 25% of the sum of (i) the SPAC IPO Shares, plus (ii) the total number of shares of Class A Common Stock issued or deemed issued or issuable upon conversion of the shares of Class F Common Stock and Class G Common Stock, plus (iii) unless waived by the holders of a majority of the shares of Class G Common Stock then in issue, the FPA Shares, equal to: (A) the number of shares of Class G Common Stock then-outstanding multiplied by (ii) a fraction, the numerator of which is Black Scholes per share value of Class G Common Stock (as determined by a third party selected by the Board) and the denominator of which is the per share value of Class A Common Stock in the Strategic Transaction as of immediately prior to closing; provided the fraction shall not exceed 1.
(bb)   “Class G Third Conversion Amount” means the Class G Third FPA Conversion Amount plus the Class G Third IPO Conversion Amount.
(cc)   “Class G Third FPA Conversion Amount” means (A) the quotient of (i) the FPA Shares divided by (ii) one minus 25%, minus (B) the sum of (i) the FPA Shares, (ii) the Class F FPA Conversion Amount, (iii) the Class G First FPA Conversion Amount and (iv) the Class G Second FPA Conversion Amount.
(dd)   “Class G Third IPO Conversion Amount” means the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 25%, minus (B) the sum of (i) the SPAC IPO Shares, (ii) the Class F IPO Conversion Amount, (iii) the Class G First IPO Conversion Amount and (iv) the Class G Second IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.
(ee) “Class G Third Price Trigger” shall occur if after the Closing and before the ten year anniversary of the Closing the closing price of the shares of Class A Common Stock on any Designated Exchange equals or exceeds $17.50 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.
(ff)   “Closing” means the closing of the transactions contemplated by the Business Combination Agreement.
(gg)   “Common Stock” is defined in Section 4.1.
(hh)   “Common Unit” means an OpCo Common Unit, as applicable.

(ii)   “Company Holder” is defined in the Business Combination Agreement.
(jj)   “Company Sellers” means the Company Holders (including the Blockers) and Blocker Holders.
(kk)   “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
(ll)   “Corporation” means Vacasa, Inc.
(mm)   “Designated Exchange” means any securities exchange in which the shares of Class A Common Stock are then listed.
(nn)   “Designated FPA Shares” means the shares of Class A Common Stock issued or issuable in a private placement consummated in connection with the Closing pursuant to the Designated FPA Subscription Agreement.
(oo)   “Designated FPA Subscription Agreement” is defined in the Waiver Agreement.
(pp)   “Director” is defined in Section 7.1.
(qq)   “Excess Shares” is defined in the Waiver Agreement.
(rr)   “Exempted Persons” is defined in Section 10.
(ss)   “Forfeiture Rate” means a number, which shall not be less than zero, equal to (x) the product of (A) the quotient of (i) Redeemed Shares divided by (ii) the SPAC IPO Shares, minus (B) 20%, multiplied by (y) 50%.
(tt)   “Forward Purchase Agreements” is defined in the Business Combination Agreement.
(uu)   “Forward Purchase Shares” means any shares of Class A Common Stock to be issued pursuant to the Forward Purchase Agreements.
(vv)   “FPA Shares” means, unless waived by the holders of a majority of the shares of Class F Common Stock, the total number of (i) Forward Purchase Shares (which shall exclude any Excess Shares) and (ii) the Designated FPA Shares, as adjusted for any stock splits, dividends, reorganizations and the like, but excluding (x) any shares of Class A Common Stock or securities exercisable for or convertible into shares of Class A Common Stock issued, deemed issued, or to be issued, to the Company Sellers in connection with the Closing, (y) any shares of Class A Common Stock issuable upon conversion of any shares of Class F Common Stock or Class G Common Stock and (z) any Private Placement Shares.
(ww)   “Fundamental Transaction” means
(A)   that the Corporation shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving or resulting corporation) another Person; (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to one or more Persons; (iii) make, or allow one or more Persons to make, or allow the Corporation to be subject to or have the shares of Class A Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of (x) at least 50% of the outstanding shares of Class A Common Stock, (y) at least 50% of the outstanding shares of Class A Common Stock calculated as if any shares of Class A Common Stock held by all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer were not outstanding or (z) such number of shares of Class A Common Stock such that all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under Exchange Act) of at least 50% of the outstanding shares of Class A Common Stock; (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Class A Common Stock, (y) at least 50% of the outstanding shares of Class A Common Stock calculated as if any shares of Class A Common Stock held by all the Persons making or party to, or affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding or (z) such number of shares of Class A Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class A Common Stock; or (v) reorganize, recapitalize or reclassify the shares of Class A Common Stock;
(B)   that the Corporation shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Class A Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate voting power represented by issued and outstanding shares of Class A Common Stock, or (y) at least 50% of the aggregate voting power represented by issued and outstanding shares of Class A Common Stock not held by all such Persons as of the date of the Corporation’s business combination calculated as if any shares of Class A Common Stock held by all such Persons were not outstanding; or
(C)   directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.
(xx)   “General Corporation Law” is defined in the recitals.
(yy)   “Lock-up Restrictions” means the restrictions set forth in Section 7.11 of the By-laws of the Corporation.
(zz)   “OpCo” means Vacasa Holdings LLC, a Delaware limited liability company, or any successor thereto.
(aaa)   “OpCo Common Unit” means a non-voting common interest unit of OpCo.
(bbb)   “OpCo LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of OpCo, dated as of [ • ], 2021, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(ccc)   “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
(ddd)   “Preferred Stock” is defined in Section 4.1.

(eee)   “Preferred Stock Directors” is defined in Section 7.1.
(fff)   “Private Placement Shares” means (i) any shares of Cayman Pace Class A Ordinary Shares issued or issuable to any holder of Cayman Pace Class F Ordinary Shares or Cayman Pace Class G Ordinary Shares in a private placement consummated in connection with the Closing and (ii) any shares of Class A Common Stock issued or issuable in a private placement consummated in connection with the Closing pursuant to the Subscription Agreements (excluding the Designated FPA Shares).
(ggg)   “Redeemed Shares” means the number of shares of Cayman Pace Class A Ordinary Shares redeemed prior to the Closing).
(hhh)   “Redemption” has the meaning given to it in the OpCo LLC Agreement.
(iii)   “SPAC IPO Shares” means the total number of all Cayman Pace Class A Ordinary Shares issued and outstanding upon completion of the initial underwritten public offering of TPG Pace Solutions Corp. (without giving effect to any redemptions in connection with the Closing).
(jjj)   “Stock Adjustment” is defined in Section 5.1(b)(iii).
(kkk)   “Stockholders Agreement” means the Stockholders’ Agreement, dated as of [ • ], 2021, by and among the Corporation and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(lll)   “Strategic Transaction” means any Fundamental Transaction occurring following the Closing other than (i) any reorganization, recapitalization or reclassification of the shares of Class A Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded shares and, directly or indirectly, are the holders of a majority of the voting power of the surviving or resulting entity (or entities) with the authority or voting power to elect a majority of the Board (or their equivalent if other than a corporation) of such entity or entities after surviving such reorganization, recapitalization or reclassification, (ii) pursuant to a domestication or migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation pursuant to which the holders of the outstanding capital stock of the Corporation immediately before the domestication or migratory merger continue to own all of the capital stock of the surviving or resulting entity after the domestication migratory merger or (iii) any transaction or series of related transactions which would result in a majority of the Board or the board of directors of the combined or resulting entity following the consummation of such transaction or series of related transactions being comprised of individuals who shall have been members of the Board immediately prior to the consummation of such transaction or series of related transactions.
(mmm)   “Subscription Agreements” is defined in the Business Combination Agreement.
(nnn)   “Sunset Date” means the date the Company Holders (other than the Blockers) and Blocker Holders collectively, in the aggregate, beneficially own a number of shares of Class A Common Stock representing less than forty percent (40%) of the number of shares of Class A Common Stock beneficially owned by the Company Holders (other than the Blockers) and Blocker Holders collectively, in the aggregate, immediately following the Closing (assuming, for this purpose, that all outstanding Common Units are and were exchanged at the applicable times of measurement by the Company Holders (other than the Blockers) and Blocker Holders for shares of Class A Common Stock in accordance with the OpCo LLC Agreement and without regard to the Lock-up Restrictions or any other restriction on exchange).
(ooo)   “Trust” is defined in the OpCo LLC Agreement, as in effect on the date hereof.

(ppp)   “Waiver Agreement” means the Waiver Agreement, dated as of July 28, 2021, by and among TPG Pace Solutions Sponsor, Series LLC, TPG Pace Solutions Corp., Vacasa Holdings LLC and Voyage Newco, Inc., as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Vacasa, Inc. has been duly executed by the officer below as of the date first written above.
By:

Name:
Title:

Annex C
Amended and Restated Bylaws of
Vacasa, Inc.
(a Delaware corporation)

C-i

C-ii

Amended and Restated Bylaws of
Vacasa, Inc.

Article I — Corporate Offices
1.1   Registered Office.
The address of the registered office of Vacasa, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s Board may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
2.1   Place of Meetings.
Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.
2.3   Special Meeting.
Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation and the Stockholders Agreement. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Subject to the Certificate of Incorporation and the Stockholders Agreement, notwithstanding the foregoing, until the Sunset Date, special meetings of the stockholders of the Corporation may be called for any purpose or purposes by the Secretary of the Corporation upon request, in writing, of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of the Corporation.
2.4   Advance Notice Procedures for Business Brought before a Meeting.
(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the

Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, as applicable, “present in person” shall mean that the stockholder proposing that the business be brought before the annual or special meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be (A) any person who is authorized in writing by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders or (B), if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.
(ii)   Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(i)(c), (a) the stockholder must provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation, (b) the stockholder must provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and (c) the proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the closing of the Corporation’s initial business combination involving the issuance of common stock, the preceding year’s annual meeting date shall be deemed to be June 1, 2021); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of Timely Notice as described above.
(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b)   As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any Affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner and (G) a representation whether any Proposing Person, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies or votes from stockholders in support of such proposal; and
(c)   As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv)   For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder, beneficial owner or any other participant.
(v)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).
(vi)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(vii)   In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(viii)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
2.5   Advance Notice Procedures for Nominations of Directors.
(i)   Subject in all respects to the provisions of the Stockholders Agreement and Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in person (as defined in Section 2.4) who (1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at any annual meeting of stockholders other than in accordance with the provisions of the Stockholders Agreement and the Certificate of Incorporation.
(ii)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.
(iii)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);
(b)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each person for election as a director at the meeting) and a representation whether any Nominating Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies or votes from stockholders in support of such nomination; and
(c)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(viii).
(iv)   For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (c) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation and (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner or any other participant in such solicitation.
(v)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).
(vi)   Notwithstanding anything in Section 2.5(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.5(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(vii)   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.5. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.5(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(viii)   To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 (or otherwise in accordance with the Stockholders Agreement or Certificate of Incorporation, as applicable) and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder pursuant to Section 2.5(i)(b), in accordance with the time period prescribed in this Section 2.5 for delivery of the stockholder notice of nomination), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein and (B) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(ix)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.
(x)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Subject to the Certificate of Incorporation and the Stockholders Agreement, notwithstanding anything to the contrary contained in this Section 2.5, until the Sunset Date, any holder of record of at least 25% in voting power of the outstanding capital stock of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing notice an nomination provisions of this Section 2.5 and may nominate any person for election at an annual meeting or at a special meeting in person at the annual meeting or special meeting, without prior notice.
(xi)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(xii)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.
(xiii)   Notwithstanding anything to the contrary contained in these bylaws, for as long as any party to the Stockholders Agreement has a right to designate or nominate a Director, the procedure for any such nomination shall be governed by the Stockholders Agreement and such party shall not be subject to the notice procedures set forth in these bylaws for the nomination of any person to serve as a Director at any annual meeting or special meeting of stockholders.
2.6   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
2.7   Manner of Giving Notice; Affidavit of Notice.
Notice of any meeting of stockholders shall be deemed given:
(i)   if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;
(ii)   if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address; or
(iii)   if electronically transmitted as provided in the DGCL.
An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail, courier service or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.
2.9   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
2.10   Conduct of Business.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.11   Voting.
Each stockholder shall be entitled to a number of votes based on the number of and type of shares of capital stock held by such stockholder as provided in the Certificate of Incorporation or as required under the DGCL.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13   Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.
2.14   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15   Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.
2.16   Delivery to the Corporation.
Whenever Sections 2.4 and 2.5 of this Article II require one or more persons (including a record or beneficial owner of stock of the Corporation) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the Corporation’s capital stock pursuant to Sections 2.4 and 2.5 of this Article II, to the fullest extent permitted by law, the Corporation expressly opts out of Section 116 of the DGCL.
Article III — Directors
3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2   Number of Directors.
The total number of directors constituting the Board shall be determined in accordance with the Certificate of Incorporation and the Stockholders Agreement.

3.3   Election, Qualification and Term of Office of Directors. The procedures for election of directors, as well as the terms and qualifications of directors, shall be as set forth in the Certificate of Incorporation and the Stockholders Agreement.
3.4   Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, except as otherwise provided for in the Certificate of Incorporation or the Stockholders Agreement, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.
Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in accordance with the Certificate of Incorporation and the Stockholders Agreement. Unless otherwise provided in the Certificate of Incorporation, the Stockholders Agreement or these bylaws, except as otherwise provided by applicable law, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled (i) from and after the Sunset Date, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and (ii) until the Sunset Date, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board or any committee of the Board, in each case, designated by the Board, may participate in a meeting of the Board, or any committee of the Board or subcommittee of the Board, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6   Regular Meetings.
Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.
3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or
(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8   Quorum.
Subject to the Certificate of Incorporation and the Stockholders Agreement, at all meetings of the Board, a majority of the total number of authorized directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board except as may be otherwise specifically provided by statute, the Certificate of Incorporation, the Stockholders Agreement or these bylaws. If a quorum is not present at any meeting of the Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9   Action by Written Consent without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee of the Board or subcommittee of the Board, may be taken without a meeting if all members of the Board or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission. After such an action is taken by written consent without a meeting, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, committee or subcommittee in the same paper or electronic form as the minutes are maintained.
3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
4.1   Committees of Directors.
The Board may designate one (1) or more committees of the Board, each committee of the Board to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors of the Board as alternate members of any committee of the Board who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee or subcommittee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, (ii) adopt, amend or repeal the charter or any bylaw of the Corporation, or (iii) declare a dividend or authorize the issuance of stock.
4.2   Committee Minutes.
Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
4.3   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings and meetings by telephone);
(ii)   Section 3.6 (regular meetings);

(iii)   Section 3.7 (special meetings and notice);
(iv)   Section 3.9 (action without a meeting); and
(v)   Section 7.13 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its respective members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
Article V — Officers
5.1   Officers.
The officers of the Corporation shall initially include a chief executive officer, a president, a chief financial officer and a secretary. The Corporation may also have, at the discretion of the Board, an executive chairman, a chairperson of the Board, a vice chairperson of the Board, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.
5.2   Appointment of Officers.
The Board or a duly authorized committee or subcommittee thereof shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
5.3   Subordinate Officers.
The Board or a duly authorized committee or subcommittee thereof may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, as the Board or a duly authorized committee or subcommittee thereof may from time to time determine, or as determined by the officer upon whom such power of appointment has been conferred by the Board or a duly authorized committee or subcommittee thereof.
5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or a duly authorized committee or subcommittee thereof or, except in the case of an officer chosen by the Board or a duly authorized committee or subcommittee thereof, by any officer upon whom such power of removal may be conferred by the Board or a duly authorized committee or subcommittee thereof.
Any officer may resign at any time by giving notice to the Corporation in writing or by electronic transmission. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5   Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or a duly authorized committee or subcommittee thereof or as provided in Section 5.2.
5.6   Representation of Shares of Other Corporations.
The chief executive officer, the executive chairman, the president, the chairperson of the Board, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the executive chairman, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or securities of any other corporation or entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.
5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Delaware Uniform Commercial Code.
Article VII — General Matters
7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
7.2   Stock Certificates.
The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chief executive officer, executive chairman, chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, general counsel or deputy general counsel, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
7.3   Lost Certificates.
The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.4   Shares Without Certificates
The Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.5   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. In connection herewith, to the extent there are conflicts among these bylaws, the Certificate of Incorporation or the Stockholders Agreement, priority shall first be given to the Certificate of Incorporation, second to the Stockholders Agreement and third to the these bylaws, in each case except as otherwise required by the DGCL. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.6   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.7   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.8   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.9   Transfer of Stock.
Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws subject to any transfer restrictions contained in the Certificate of Incorporation and the Stockholders Agreement. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or a subsidiary of the Corporation pursuant to applicable provisions of the governing documents such subsidiary of the Corporation, of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.
7.10   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
7.11   Lock-Up.
(i)   Subject to Section 7.11(ii), the holders (the “Lock-up Holders”) of Class A Common Stock or Class B Common Stock of the Corporation issued (a) as consideration pursuant to the transactions contemplated by that certain Business Combination Agreement, dated as of July 28, 2021, by and among the Corporation, TPG Pace Solutions Corp., Turnkey Vacations, Inc. and Vacasa Holdings LLC and the other parties thereto (as amended from time to time, the “Business Combination Agreement”) or (b) upon the issuance, vesting, settlement or exercise of restricted stock, restricted stock units, stock options or other compensatory equity awards outstanding as of immediately following the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) in respect of awards of Turnkey Vacations, Inc. and Vacasa Holdings LLC outstanding immediately prior to the Closing (such shares referred to in Section 7.11, the “Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”). Notwithstanding the generality of the foregoing, the foregoing Lock-up restriction shall not apply to Transfers of shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for Class A Common Stock pursuant to a broker-assisted sale, in either case, in order to satisfy applicable exercise price and/or tax withholding obligations that arise with respect to the Equity Award Shares; provided that, in each case, such Transfer is made in accordance with applicable law and is permitted pursuant to the terms and conditions of (A) the applicable equity incentive plan and any award agreement evidencing the Equity Award Shares and (B) any Corporation insider trading or other applicable policy. For the avoidance of doubt, the “Lock-up Holders” shall not include the pre-Closing shareholders of TPG Pace Solutions Corp. who received shares of the Company pursuant to the transactions contemplated by the Business Combination Agreement.
(ii)   Notwithstanding the provisions set forth in Section 7.11(i), a Lock-up Holder or its Permitted Transferee may Transfer Lock-up Shares held by such Lock-up Holder or Permitted Transferee during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any Affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or, if such Lock-up Holder or Permitted Transferee is a corporation, partnership, limited liability company or other business entity, any direct or indirect partners, members or equity holders of such Lock-up Holder or Permitted Transferee; (b) any Affiliates of such Lock-up Holder or Permitted Transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates; (c) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person or entity, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Corporation; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the date of the Closing; provided, that in connection with any Transfer of such Lock-up Shares to a Permitted Transferee, the restrictions and obligations contained in Section 7.11(i) will continue to apply to such Lock-up Shares after any Transfer of such Lock-up Shares and such Permitted Transferee shall continue to be bound by such restrictions and obligations for the balance of the Lock-up Period as if such Permitted Transferee were a Lock-up Holder hereunder.

(iii)   Notwithstanding the other provisions set forth in this Section 7.11, the Board may, in its sole discretion, determine to waive, amend or repeal the Lock-up obligations set forth herein, provided that, so long as a TPG Designee (as defined in the Stockholders Agreement) remains a member of the Board, nothing herein shall allow the Board to waive, amend or repeal Section 7.11 without the approval of the TPG Designee.
(iv)   Notwithstanding the other provisions set forth in this Section 7.11, if the Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; provided further that this Section 7.11(iv) shall not apply to any Lock-Up Period ending on a Lock-up Period Early Release Date, which shall be subject to the provisions set forth in Section 7.11(v)(g).
(v)   For purposes of this Section 7.11:
(a)   the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy;
(b)   the term “Change of Control” means any transaction or series of transactions (A) the result of which is that a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Corporation and its subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Corporation, (B) constituting a liquidation, merger, share exchange, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of the company surviving the combination or (2) the voting securities of the Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination, or (C) the result of which is a sale of all or substantially all of the assets of the Corporation (as appearing in its most recent balance sheet) to any person.
(c)   the term “Class A Common Stock” means the Corporation’s Class A common stock, par value $0.0001 per share.
(d)   the term “Class B Common Stock” means the Corporation’s Class B common stock, par value $0.00001 per share.
(e)   the term “Company Up-C Unit” is defined in the Business Combination Agreement.
(f)   the term “Lock-up Period” means the period beginning on the date of the Closing and ending on the earlier of (i) the date that is 180 days after the date of the Closing and (ii) the Lock-up Period Early Release Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up from and after the date that is 180 days after the date of the Closing.
(g)   the term “Lock-up Period Early Release Date” means (i) with respect to thirty three and three tenths percent (33.3%) of the Lock-up Shares (assuming cash exercise of any Equity Award Shares or other securities convertible into Lock-up Shares), the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for any stock dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction) for any 20 Trading Days within any consecutive 30-Trading

Day period commencing 30 days following the date of the Closing (the “First Lock-up Period Early Release”) and (ii) with respect to an additional fifty percent (50%) (i.e. eighty-three and three tenths percent (83.3%) in the aggregate) (assuming cash exercise of any Equity Award Shares or other securities convertible into Lock-up Shares) of the Lock-up Shares, the date on which the last reported sale price of the Class A Common Stock equals or exceeds $15.00 per share (as adjusted for any stock dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction) for any 20 Trading Days within any consecutive 30-Trading Day period commencing 30 days following the date of the Closing (the “Second Lock-up Period Early Release” and together with the First Lock-up Period Early Release, the “Lock-up Period Early Releases”); provided, however, that if at the time of any Lock-up Period Early Release Date, the Corporation is in a Blackout Period, the actual date of the Lock-up Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the first date after the satisfaction of any Lock-up Period Early Release that the Corporation is no longer in a Blackout Period; provided, further, that the Corporation shall announce the date of the expected Lock-up Period Early Release Date through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Lock-up Period Early Release Date. For the avoidance of doubt, the measurement periods for the First Lock-up Period Early Release and the Second Lock-up Period Early Release may fully or partly overlap.
(h)   the term “Lock-up Shares” means (i) the shares of Class A Common Stock (including any shares of Class A Common Stock issued by the Corporation upon the exchange of Company Up-C Units following the Closing) and Class B Common Stock held by the Lock-up Holders following the Closing (other than shares of Class A Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Class A Common Stock occurs on or after the Closing); (ii) the Equity Award Shares and (iii) any equity securities of the Corporation that may be issued or distributed or be issuable with respect to the securities referred to in clauses (i) or (ii) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, that, for clarity, shares of Class A Common Stock issued in connection with the Forward Purchase Agreements (as defined in the Business Combination Agreement) and the Private Placements (as defined in the Business Combination Agreement) shall not constitute Lock-up Shares; provided further, that a number of the Lock-up Shares in an aggregate amount equal to 1,000,000 shares (“Excluded Shares”) are excluded from the restrictions set forth in in this Section 7.11, unless the Corporation otherwise determines, in its sole discretion, not to exclude such shares, and the allocation of which of the Lock-up Shares that shall be Excluded Shares shall be determined by the Corporation in its sole discretion.
(i)   the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of Class A Common Stock or Class B Common Stock prior to the expiration of the Lock-up Period pursuant to Section 7.11(ii);
(j)   the term “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and
(k)   the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.12   Registered Stockholders.
The Corporation:
(i)   shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.13   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Amendments
Subject to the Certificate of Incorporation, the Stockholders Agreement and the laws of the State of Delaware, until the Sunset Date, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation without the assent or vote of the stockholders of the Corporation entitled to vote with respect thereto, provided that, so long as a TPG Designee remains a member of the Board, nothing herein shall allow the Board to waive, amend or repeal Section 7.11 without the approval of the TPG Designee. Notwithstanding anything to the contrary contained in the Certificate of Incorporation, the Stockholders Agreement or any provision of law that might otherwise permit a lesser vote of the stockholders, from and after the Sunset Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote at an election of directors, voting together as a single class. For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of these bylaws and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.
Article IX — Definitions
As used in these bylaws, unless the context otherwise requires, the term:
“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.
“Board” means the board of directors of the Corporation.
“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Stockholders Agreement” means the Stockholders Agreement, dated as of , 2021, by and among the Corporation and the other parties thereto or that may become parties thereto from time to time, as it may be amended, supplemented or modified.
“Sunset Date” has the meaning set forth in the Certificate of Incorporation.

Vacasa, Inc.
Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Vacasa, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [ • ], 2021, effective as of [ • ], 2021 by the Corporation’s board of directors.
IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ • ] day of [ • ], 2021.

Lisa Jurinka
Secretary

Annex D
FORM OF SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this [•] day of [•], 2021, by and among TPG Pace Solutions Corp., a Cayman Islands exempted company (the “Company”), Vacasa, Inc. (“Newco”) and the undersigned (“Subscriber”).
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa”), Newco and the other parties thereto, providing for the acquisition of Vacasa (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Business Combination”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement;
WHEREAS, one Business Day prior to the Closing Date, at the Effective Time, the Company shall merge with and into Newco a newly formed Delaware corporation and wholly-owned subsidiary of Vacasa, with Newco surviving such merger (the “Merger”);
WHEREAS, by virtue of the Merger, each then issued and outstanding Cayman Pace Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Class A Common Stock of Newco (“Class A Common Stock”);
WHEREAS, on the Closing Date, concurrently with the Closing and in connection with the Business Combination, Subscriber desires to subscribe for and purchase from the Company that number of shares of Class A Common Stock, set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $9.50 per share, with the aggregate purchase price being set forth on the signature page hereto (the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company on or prior to the Closing (as defined below);
WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber” and together with the Subscriber, the “Subscribers”) have, severally and not jointly, entered into separate subscription agreements with the Company and Newco (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase shares of Class A Common Stock on the Closing Date at the same per share purchase price as Subscriber, and the aggregate amount of securities to be sold by Newco pursuant to the Subscription Agreements equals, as of the date hereof,      shares of Class A Common Stock;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and Newco hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”). Upon Subscriber’s request, Newco shall deliver to Subscriber: (i) a duly completed and executed Internal Revenue Service Form W-9 or W-8BenE, as applicable and (ii) the names, email addresses and telephone numbers of two company contacts (the “Wire Verification Information”).
2.   Closing.
(a)   The “Subscription Closing” shall occur on the Closing Date and concurrently with the Closing. At least five (5) business days before the Company reasonably anticipates the Closing will occur, the Company shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) business days prior to the Closing Date set forth in the Closing

Notice, the Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Acquired Shares to the Subscriber, including, without limitation, the legal name of the person in whose name the Acquired Shares are to be issued and a duly completed and executed Internal Revenue Service (“IRS”) Form W-9 or appropriate Form W-8. The Subscriber shall deliver to the Company, on or prior to the date that immediately precedes the Closing Date,1 to be held in escrow until the Subscription Closing, the Purchase Price in cash via wire transfer of United States dollars in immediately available funds to the account specified in the Closing Notice, such funds to be held by the Company in escrow until the Subscription Closing.
(b)   On the Closing Date, the Purchase Price shall be released from escrow against and concurrently with delivery by Newco to Subscriber of (i) the Acquired Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under this Subscription Agreement or applicable state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a copy of the records of, or correspondence from, Newco’s transfer agent (the “Transfer Agent”) reflecting Subscriber as the owner of the Acquired Shares on and as of the Closing Date (in book entry form). In the event the Closing does not occur within three (3) business days of the Closing Date specified in the Closing Notice, the Company shall promptly (but not later than three (3) business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by the Subscriber and the Subscriber shall be deemed to have requested that the Acquired Shares be surrendered to Newco for nil consideration (with any book entries or share certificates deemed cancelled, and any share certificates held by the Subscriber promptly returned to Newco). If this Subscription Agreement terminates, in accordance with the terms hereof, following the delivery by the Subscriber of the Purchase Price, Newco shall promptly (but not later than three (3) business days thereafter) return the Purchase Price to the Subscriber. Notwithstanding the foregoing, (i) a failure to close on the Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated to (A) redeliver funds to Newco following Newco’s delivery to Subscriber of a new Closing Notice and (B) consummate the Closing upon satisfaction of the conditions set forth in this Section 2.
(c)   For the purposes of this Subscription Agreement, “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed or on which banking institutions are generally authorized or required by law or regulation to close.
(d)   The obligation of the Company and Newco to consummate the transactions contemplated hereunder shall be subject to the conditions that, on the Closing Date:

1
For any Subscriber that is an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or that is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940 (the “Investment Advisers Act”), substitute the following closing mechanics in lieu of those described in the fourth and fifth sentences of this Section 2(a): “The Subscriber shall initiate funding of the Purchase Price to the Company on the Closing Date, via wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in the Closing Notice; provided, that the Subscriber shall not be obligated to initiate funding of the Purchase Price or consummate the Subscription Closing until the Company has delivered to the Subscriber (i) the Acquired Shares in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a copy of the records of, or correspondence from, the Company’s transfer agent (the “Transfer Agent”) reflecting Subscriber as the owner of the Acquired Shares on and as of the Closing Date or the business day immediately preceding the Closing Date, as applicable. In the event the Subscriber has not instructed the initiation of the wire transfer(s) in the amount of the Purchase Price within one (1) business day of the Closing Date, the issuance of the Acquired Shares shall be deemed to be null and void and the Company shall promptly reverse and cancel any book entries reflecting the issuance of the Acquired Shares.”

(i)   all representations and warranties of the Subscriber contained in this Subscription Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a Subscriber Material Adverse Effect.
(ii)   the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by the Company or Newco to the Subscriber and the Subscriber fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice.
(e)   Without affecting the timing set forth in Section 2(a), the obligations of the Subscriber to consummate the transactions contemplated hereunder shall be subject to the conditions that, on the Closing Date:
(i)   all representations and warranties of the Company and Newco contained in this Subscription Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have an Company Material Adverse Effect or Newco Material Adverse Effect;
(ii)   the Company and Newco shall have performed, satisfied and complied (unless waived) in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by them at or prior to the Subscription Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by Subscriber to the Company and Newco and the Company or Newco fails to cure such non-compliance in all material respects within five (5) Business Days of receipt of such notice;
(iii)   all conditions precedent to the closing of the Business Combination, including all necessary approvals of the Company and Newco’s shareholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Business Combination, but subject to satisfaction or waiver of such conditions as of the closing of the Business Combination);
(iv)   no governmental authority shall have enacted, issued or entered any judgment or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have an Company Material Adverse Effect or Newco Material Adverse Effect); and
(v)   the terms of the Transaction Agreement shall not have been amended, modified or waived by the Company or Newco in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement unless Subscriber has consented in writing to such amendment, modification or waiver.
(f)   Without affecting the timing set forth in Section 2(a), the obligations of each of the Company, Newco and Subscriber to consummate the transactions contemplated hereunder are subject to the conditions that, on the Closing Date:

(i)   no order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, preventing the Subscription; and
(ii)   no suspension of the qualification of the Acquired Shares for the offering, sale or trade shall have been initiated in any jurisdiction, including by the Securities and Exchange Commission (the “Commission”).
(g)   Prior to the Subscription Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
3.   Company Representations and Warranties.   The Company represents and warrants to the Subscriber and to the Placement Agents that:
(a)   The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Subscriber, this Subscription Agreement is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(c)   The execution, delivery and performance of this Subscription Agreement (including compliance by the Company with all of the provisions hereof), the issuance and sale by the Company of the Acquired Shares and the consummation of the other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would, in any case, reasonably be expected, individually or in the aggregate to have a material adverse effect on the business, financial condition, or results of operations of the Company (a “Company Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with its obligations under this Subscription Agreement.
(d)   There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.
(e)   The Company is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Commission of the Registration Statement (as defined below), (ii) the filings required in accordance with Section 9 of this Subscription Agreement, (iii) those required by the Designated Exchange (as defined in the Transaction Agreement), including with respect to obtaining stockholder approval, (iv) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar antitrust laws; and (v) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)   As of the date of this Subscription Agreement, the authorized share capital of the Company consists of (i) 500,000,000 Class A Ordinary Shares, 28,500,000 of which are issued and outstanding, (ii) 30,000,000 Class F ordinary shares, par value $0.0001 per share, of the Company, 3,166,667 of which are issued and outstanding, (iii) 30,000,000 Class G ordinary shares, par value $0.0001 per share, of the Company, 6,333,333 of which are issued and outstanding and (iv) 5,000,000 preferred shares, par value $0.0001 per share, of the Company, none of which are issued and outstanding as of the date of this Subscription Agreement.
(h)   The Company is not, and immediately after receipt of payment for the Acquired Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(i)   The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation, would not individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.
(j)   Following the Business Combination, the Acquired Shares are expected to be registered under the Exchange Act and to be listed for trading on the Designated Exchange. Except as otherwise disclosed by the Company in the SEC Documents (as defined below), there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Designated Exchange or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on the Designated Exchange, excluding, for the purposes of clarity, the customary ongoing review of the Designated Exchange in connection with the Business Combination. The Company has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act prior to the Subscription Closing, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Class A Common Stock.
(k)   Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares. Neither the Company nor any person acting on its behalf has offered or will offer any of the Acquired Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(l)   Concurrently with the execution and delivery of this Subscription Agreement, the Company and Newco are entering into the Other Subscription Agreements providing for the sale of an aggregate of [•] shares of Class A Common Stock for an aggregate purchase price of $[•] (including the Acquired Shares purchased and sold under this Subscription Agreement). The Company has not entered into any side letter or similar agreement with any Other Subscriber pursuant to Other Subscription Agreements or any other investor in connection with such investor’s direct or indirect investment in the Company other than (i) the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, and (ii) the Other Subscription Agreements and agreements or forms thereof that have been publicly filed or will be publicly filed via the Commission’s EDGAR system, including filings made by the Company. No Other Subscription Agreement (other than pursuant to the Business Combination or any Other Subscription Agreements entered into by investment companies registered under the Investment Company Act of 1940, as amended, or investors advised by an investment adviser subject to regulation under the Investment Advisers Act as contemplated by Section 2(a) hereof) (collectively, the “PIPE Agreements”) contains terms (economic or otherwise) that are materially more advantageous to any such Other Subscriber (as compared to Subscriber) other than such PIPE Agreements containing any of the following: (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Subscriber, (iii) any rights with respect to the confidentiality or disclosure of an Other Subscriber’s identity, or (iv) any rights or benefits granted to the Company, Newco, Vacasa or any of their respective affiliates or any of their respective partners, members, shareholders, employees or agents.
(m)   The Company has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each of the SEC documents filed by the Company (the “Company SEC Documents”) with the Commission prior to the date of this Subscription Agreement, which such Company SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the Company SEC Documents and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents. None of the Company SEC Documents filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception. The financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. As of the date hereof there are, and upon Closing there shall be, no material outstanding or unresolved comments in comment letters received by the Company from the Commission Staff with respect to any of the Company SEC Documents.
(n)   As of the date hereof, there are no pending or, to the knowledge of the Company, threatened suits, claim, actions or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Company Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have an Company Material Adverse Effect.
(o)   The Company has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any shareholder or affiliate of the Company, and is not aware of any person that has been or will be paid (directly or indirectly)

remuneration for solicitation of purchasers in connection with the sale of any Acquired Shares, other than J.P. Morgan Securities LLC (“J.P. Morgan”), Goldman Sachs & Co. LLC (“GS”) and Deutsche Bank Securities Inc. (“DB”) (the “Placement Agents”) and TPG Capital BD, LLC. The Company is solely responsible for paying any fees or any other commission owed to the Placement Agents in connection with the transactions contemplated herein.
4.   Newco Representations and Warranties.   Newco represents and warrants to the Subscriber and to the Placement Agents that:
(a)   Newco is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.
(b)   As of the Subscription Closing, the Acquired Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor, will be free and clear of any liens or other restrictions whatsoever (other than those specified hereunder or those created under applicable laws) in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights, whether created Newco’s certificate of incorporation or bylaws, following the Domestication Merger, under the Delaware General Corporation Law or otherwise.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by Newco and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Subscriber, this Subscription Agreement is enforceable against Newco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(d)   The execution, delivery and performance of this Subscription Agreement (including compliance by Newco with all of the provisions hereof), the issuance and sale by Newco of the Acquired Shares and the consummation of the other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Newco is a party or by which Newco is bound or to which any of the property or assets of Newco is subject, which would, in any case, reasonably be expected, individually or in the aggregate to have a material adverse effect on the business, financial condition, or results of operations of Newco (a “Newco Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of Newco to comply in all material respects with the terms of its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Newco; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its properties that would reasonably be expected to have a Newco Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Newco to comply in all material respects with its obligations under this Subscription Agreement.
(e)   Newco acknowledges and agrees that, notwithstanding anything herein to the contrary, prior to the Effectiveness Date (as defined herein), the Acquired Shares may be pledged by Subscriber in connection with a bona fide margin agreement (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, which such pledge (but for the avoidance of doubt, not any call or redemption in connection with such pledge) shall not be deemed to be a transfer, sale or assignment of the Acquired Shares hereunder, and Subscriber effecting a pledge of Acquired Shares shall not be required to provide Newco with any notice thereof or otherwise make any delivery to Newco pursuant to this Subscription Agreement.

(f)   Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Newco of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Commission of the Registration Statement (as defined below), (ii) the filings required in accordance with Section 9 of this Subscription Agreement, (iii) those required by the Designated Exchange (as defined in the Transaction Agreement), including with respect to obtaining stockholder approval, (iv) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar antitrust laws; and (v) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Newco Material Adverse Effect.
(g)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by Newco to Subscriber.
(h)   Neither Newco nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares. Neither Newco nor any person acting on its behalf has offered or will offer any of the Acquired Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(i)   Following the Subscription Closing, the Acquired Shares will not be subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Acquired Shares under any organizational document or agreement of, by or with Newco but excluding the restrictions on transfer described in Section 5(f) hereof with respect to the status of the Acquired Shares as “restricted securities” pending their registration for resale under the Securities Act in accordance with the terms of this Subscription Agreement.
(j)   Concurrently with the execution and delivery of this Subscription Agreement, Newco and the Company are entering into the Other Subscription Agreements providing for the sale of an aggregate of [•] shares of Class A Common Stock for an aggregate purchase price of $[•] (including the Acquired Shares purchased and sold under this Subscription Agreement). Newco has not entered into any side letter or similar agreement with any Other Subscriber pursuant to Other Subscription Agreements or any other investor in connection with such investor’s direct or indirect investment in Newco other than (i) the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, and (ii) the Other Subscription Agreements and agreements or forms thereof that have been publicly filed or will be publicly filed via the Commission’s EDGAR system, including filings made by the Company. No Other Subscription Agreement (other than pursuant to the Business Combination or any Other Subscription Agreements entered into by investment companies registered under the Investment Company Act of 1940, as amended, or investors advised by an investment adviser subject to regulation under the Investment Advisers Act as contemplated by Section 2(a) hereof) (collectively, the “PIPE Agreements”) contains terms (economic or otherwise) that are materially more advantageous to any such Other Subscriber (as compared to Subscriber) other than such PIPE Agreements containing any of the following: (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Subscriber, (iii) any rights with respect to the confidentiality or disclosure of an Other Subscriber’s identity, or (iv) any rights or benefits granted to the Company, Vacasa or any of their respective affiliates or any of their respective partners, members, shareholders, employees or agents.
(k)   As of the date hereof, Newco has not conducted, and prior to the Closing Date of the Business Combination Newco will not conduct, any operations other than organizational activities and activities in connection with offerings of its securities in each case other than as in connection with the Business Combination.
(l)   Newco has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any shareholder or affiliate of Newco, and is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Acquired Shares, other than with respect to the Placement Agents and TPG Capital BD, LLC.
5.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company, Newco and the Placement Agents that:
(a)   Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Company and Newco, this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(c)   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Subscriber in connection with the consummation of the transactions contemplated by this Subscription Agreement.
(d)   The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Subscriber and any of its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) result in the violation of the provisions of the organizational documents of Subscriber; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.
(e)   Subscriber (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act, (b) an Institutional Account as defined in FINRA Rule 4512(c) and (c) a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including Subscriber’s participation in the purchase of the Acquired Shares, in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if

Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares. Subscriber qualifies under the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
(f)   Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144A promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Acquired Shares. Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing restrictions and, as a result of these restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Acquired Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Acquired Shares are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Acquired Shares.
(g)   Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from Newco. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Company and Newco or their affiliates, or any of their respective representatives, officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements made by the Company and Newco, included in this Subscription Agreement.
(h)   Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code.
(i)   In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the representations, warranties and covenants of the Company and Newco contained in this Subscription Agreement. Subscriber acknowledges and agrees that Subscriber has received such access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Company, Newco, Vacasa, and the Business Combination. Subscriber represents and agrees that

Subscriber and Subscriber’s professional advisor(s), if any, have (i) received (or in the case of documents filed with the Commission, had access to), reviewed and understood the offering materials made available to Subscriber and (ii) had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone (including the Placement Agent) other than the Company, Newco and their representatives concerning the Company, Newco or the Acquired Shares or the offer and sale of the Acquired Shares. Subscriber represents and warrants it is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Business Combination, the Acquired Shares and the business, condition (financial or otherwise), management, operations, properties and prospects of the Company, Newco and Vacasa, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.
(j)   Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber, Newco and the Company, or one of their respective representatives. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company and Newco represent and warrant that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) assuming the representations and warranties of the Company and Newco are true and correct in all material respects, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any applicable state securities laws.
(k)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
(l)   Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Newco. Subscriber acknowledges specifically that a possibility of total loss exists.
(m)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.
(n)   Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, or the United Kingdom (collectively “Sanctions Lists”), directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on a Sanctions List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member states, or the United Kingdom, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act or (vi) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the Sanctions Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(o)   If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non- U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that none of the Company, Newco or any of their affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.
(p)   Subscriber is not currently (and at all times through the Subscription Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) including any group acting for the purpose of acquiring, holding or disposing of equity securities of Newco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than a “group” comprised solely of the Subscriber and its affiliates.
(q)   Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and that will acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in Newco as a result of the purchase and sale of the Acquired Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Newco from and after the Subscription Closing as a result of the purchase and sale of the Acquired Shares hereunder.
(r)   Subscriber has, and on each date the Purchase Price would be required to be funded to Newco pursuant to Section 2(a) will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 2(a). Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to Newco pursuant to Section 2(a) and was not formed for the purpose of acquiring the Acquired Shares.
(s)   Subscriber shall, on or prior to the Closing Date, provide the Company or Newco with a properly completed and executed IRS Form W-9 or applicable IRS Form W-8
(t)   If Subscriber is located in the United Kingdom or a member state of the European Economic Area, it represents and warrants that it is a qualified investor (within the meaning of Regulation (EU) 2017/1129).
(u)   If Subscriber is located in the United Kingdom, Subscriber represents and warrants that it is a person of a kind described in articles 19(5) or 49(2) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005 (SI 2005/1529) (as amended) or is otherwise a person to whom an invitation or inducement to engage in investment activity may be communicated without contravening section 21 of the Financial Services and Markets Act 2000.
(v)   No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Acquired Shares.
(w)   None of the Placement Agents nor any of their respective members, directors, officers, employees, representatives and controlling persons have made any independent investigation with respect to the Company, Newco or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company or Newco.
(x)   In connection with the issue and purchase of the Acquired Shares, no Placement Agent has acted as the Subscriber’s financial advisor or fiduciary.
(y)   No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
(z)   Subscriber acknowledges that J.P. Morgan is also acting as Vacasa’s financial advisor in connection with the Business Combination.
(aa)   The Placement Agents (i) are each acting solely as the Company and Newco’s placement agent in connection with the transactions contemplated herein and are not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for you, the Company or any other person or entity in connection with any transaction contemplated herein, (ii) have not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the transactions contemplated herein, (iii) will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated herein or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, Newco or the transactions contemplated herein, and (iv) shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by you, the Company, Newco or any other person or entity), whether in contract, tort or otherwise, to you, or to any person claiming through you, in respect of the transactions contemplated herein.
(bb)   Subscriber acknowledges that DB will receive deferred underwriting commissions after the consummation of the Business Combination.
6.   Registration Statement.
(a)   Newco agrees (i) to use commercially reasonable efforts to submit to or file with the Commission within thirty (30) calendar days after the Subscription Closing (the “Filing Date”) a registration statement on Form S-3, or if Newco is ineligible to use Form S-3, on Form S-1, for the resale (including any successor registration statement covering the resale of the Acquired Shares, the “Registration Statement”) of the Acquired Shares (and any other equity security of Newco issued or issuable with respect to the Acquired Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization) pursuant to Rule 415 under the Securities Act, (ii) to use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof but no later than the earlier of (a) the 60th calendar day (or 90th calendar day if the Commission notifies Newco that it will “review” the Registration Statement) following the Subscription Closing and (b) the 10th business day after the date Newco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”) and, in any event, shall use best efforts to cause the Registration Statement to be declared effective under the Securities Act within one year of the date of this Agreement; provided, however, that Newco’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to Newco such information regarding Subscriber, the securities of Newco held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by Newco to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as Newco may reasonably request that are customary of a selling stockholder in similar situations, including providing that Newco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement except to the extent required by the Securities Act. Newco shall maintain the Registration Statement in accordance with the terms of this Section 6, and shall prepare and file with the Commission such amendments, including post- effective amendments, and supplements as may be necessary to keep such Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act through the period contemplated by Section 6(b)(i). In the event Newco files a Registration Statement on Form S-1, Newco shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after Newco is eligible to use Form S-3. For purposes of clarification, any failure by Newco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Newco of its obligations to file or effect the Registration Statement as set forth above in this Section 6.
(b)   In the case of the registration, qualification, exemption or compliance effected by Newco pursuant to this Subscription Agreement, Newco shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense Newco shall:
(i)   except for such times as Newco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Newco determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following: (i) Subscriber ceases to hold any Acquired Shares, (ii) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions that may be applicable to affiliates under Rule 144 and without the requirement for Newco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (iii) three (3) years from the “Effective Date” of the Registration Statement and (iv) the date all Acquired Shares have been registered on Form S-4. “Effective Date” as used herein shall mean the date on which the Registration Statement is first declared effective by the Commission. The period of time during which Newco is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;
(ii)   during the Registration Period, advise Subscriber within three (3) business days:
(1)   when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;
(2)   of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;
(3)   after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(4)   of the receipt by Newco of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state any untrue statement of a material fact or omits to state any material fact required to be stated therein (in the case of a Registration Statement) or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading.
Notwithstanding anything to the contrary set forth herein, Newco shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding Newco other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, non-public information regarding Newco;
(iii)   during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   during the Registration Period, upon the occurrence of any event contemplated in Section 6(b)(ii)(5) above, except for such times as Newco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Newco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   during the Registration Period, use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the shares of Class A Common Stock have been listed; and
(vi)   during the Registration Period, use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Subscriber to sell the Acquired Shares under Rule 144.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, Newco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Newco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Newco’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by Newco in the Registration Statement of material information that Newco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Newco’s board of directors, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements or is otherwise necessary for the Registration Statement to not contain a material misstatement or omission (each such circumstance, a “Suspension Event”); provided, however, that Newco may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from Newco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein (in the case of a Registration Statement) or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which Newco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Newco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Newco unless otherwise required by law or subpoena. If so directed by Newco, Subscriber will deliver to Newco or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)   Subscriber may deliver written notice (including via email in accordance with Section 9(q)) (an “Opt-Out Notice”) to Newco requesting that Subscriber not receive notices from Newco otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) Newco shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify Newco in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(d)) and the related suspension period remains in effect, Newco will so notify Subscriber, within one (1) business day of Subscriber’s notification to Newco, by delivering to Subscriber a copy of such previous notice of Suspension Event (or notice of a Suspension Event if a previous notice of Suspension would have been delivered but for the provisions of this Section 6(d)), and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.
(e)   Newco shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, shareholders, affiliates, and employees and investment advisers of each Subscriber, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs (including, without limitation, reasonable and documented costs of preparation and investigation and reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) and all other reasonable and documented out-of-pocket expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Subscriber furnished in writing to Newco by such Subscriber expressly for use therein.
Newco shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which Newco is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Acquired Shares by such Subscriber.
(f)   Each Subscriber shall, severally and not jointly with any other selling shareholder named in the Registration Statement or any other persons, indemnify and hold harmless Newco, its directors, officers, agents and employees, and each person who controls Newco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against all Losses, as incurred, caused by any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Subscriber furnished in writing to Newco by such Subscriber expressly for use therein. In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds (but before expenses) received by such Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.
(g)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
7.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company, Vacasa, Newco and the Subscriber to terminate this Subscription Agreement; or (c) the date that is nine (9) months after the date of this Subscription Agreement if the Closing has not occurred on or before such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement.
8.   Trust Account Waiver.   Subscriber acknowledges that Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated April 8, 2021 (the “Prospectus”), available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company its public shareholders and the underwriters of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.
9.   Miscellaneous.
a.   Each book entry for the Acquired Shares shall contain a notation, and each certificate (if any) evidencing the Acquired Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”
b.   If the Acquired Shares are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Subscriber’s request, including in connection with any transfer by the Subscriber of the Acquired Shares to the account of a DTC participant without prior sale, the Company will, at its expense, cause the Transfer Agent to remove any remaining restrictive legend set forth on such Acquired Shares. In connection therewith, if required by the Transfer Agent, the Company will, at its expense, promptly cause an opinion of counsel to be delivered to and maintained with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent, that authorize and direct the Transfer Agent to issue such Acquired Shares without any such legend.
c.   Subscriber acknowledges that the Company, Newco, Vacasa and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Subscription Closing, Subscriber agrees to promptly notify the Company and Newco if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
d.   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including, without limitation, the Company, Newco, Vacasa, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of the Company and Newco expressly contained in Section 3 and Section 4 of this Subscription Agreement in making its investment or decision to invest in Newco. Subscriber agrees that none of (i) any Other Subscriber pursuant to Other Subscription Agreements entered into in connection with the offering of Acquired Shares (including the affiliates or controlling persons, members, officers, directors, partners, agents, or employees of any such other purchaser), (ii) the Placement Agents, their respective affiliates or any of its or their respective affiliates’ control persons, officers, directors or employees, (iii) any other party to the Transaction Agreement, including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, or (iv) any affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the Company, Newco, Vacasa or any other party to the Transaction Agreement shall be liable to Subscriber, or to any Other Subscriber, pursuant to this Subscription Agreement or the Other Subscription Agreements entered into in connection with the offering of Acquired Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares, except as may otherwise be required by applicable law or arising as a result of negligence or willful misconduct on the part of the relevant party. On behalf of itself and its affiliates, the Subscriber releases each of the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.
e.   Each of the Company, Newco and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
f.   The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, of the Subscribed Shares until the Subscription Closing (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.
g.   Except as otherwise provided herein, neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned without the prior written approval of the Company, Vacasa and Newco. Neither this Subscription Agreement nor any rights that may accrue to the Company and Newco hereunder may be transferred or assigned.
h.   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive until expiration twelve (12) months following the Closing.
i.   Subscriber shall keep confidential and shall not publicly disclose the existence or terms of this Subscription Agreement until the Business Combination is announced to the public by the parties to the Transaction Agreement in accordance with the terms set forth therein.
j.   The Company and Newco may request from Subscriber such additional information as the Company and Newco may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.
k.   This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the each of the parties hereto.
l.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
m.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties acknowledge and agree that Vacasa and Newco are third-party beneficiaries of the Company’s rights and remedies contained in this Subscription Agreement, solely with respect to Sections 1, 2, 7, 9(c), 9(d), 9(g), and 9(k). The parties further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the

Company and Subscriber contained in this Subscription Agreement and the Company’s rights and remedies contained in this Subscription Agreement, solely with respect to Section 9(d).
n.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
o.   This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
p.   Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein, except as expressly provided herein.
q.   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)   if to the Company, or, following the Closing Date, to Newco, to:
c/o TPG Pace Holdings Corp.
301 Commerce St., Suite 3300
Fort Worth, TX 76102
Attn: General Counsel
Email: officeofgeneralcounsel@tpg.com
with a required copy to (which copy shall not constitute notice):
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Douglas Warner; Christopher Machera
Email: doug.warner@weil.com; chris.machera@weil.com
r.   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Subscription Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action (as defined in the Business Combination Agreement) may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Subscription

Agreement or the Transactions (as defined in the Business Combination Agreement), (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Subscription Agreement, or the subject matter hereof, may not be enforced in or by such courts.
EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (I) ARISING UNDER THIS SUBSCRIPTION AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS SUBSCRIPTION AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(R).
s.   The parties agree that irreparable damage would occur if this Subscription Agreement is not performed or the Closing is not consummated in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 9(r) this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 9(s) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The parties acknowledge and agree that this Section 9(s) is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
t.   If any change in the number, type or classes of authorized shares of the Company shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Acquired Shares issued to the Subscriber shall be appropriately adjusted to reflect such change.
u.   The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Business Combination and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of Subscriber, its investment adviser or any of their respective affiliates, or include the name of Subscriber, its investment adviser or any of their respective affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) the filing of this form of Subscription Agreement with the Commission and in the related Current Report on Form 8-K in a manner acceptable to Subscriber, (iii) in a press release or marketing materials of the Company in connection with the Business Combination in a manner acceptable to Subscriber and (iv) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of the Designated Exchange, in which case the Company shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iv).
[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
TPG PACE SOLUTIONS CORP.
By:
Name:
Title:
Date:           , 2021
Signature Page to
Subscription Agreement

NEWCO:
VACASA, INC.
By:
Name:
Title:

SUBSCRIBER:
Signature of Subscriber	Signature of Joint Subscriber, if applicable:
By: Name Titles	By: Name Titles
Date: 2021
Subscriber consents to the disclosure of its name in accordance with Section 9(u)	Joint Subscriber consents to the disclosure of its name in accordance with Section 9(u)
Name of Subscriber:	Name of Joint Subscriber, if applicable:
(Please print. Please indicate name and capacity of person signing above)	(Please print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different):
Email Address:
If there are joint investors, please check one:
Joint Tenants with Rights of Survivorship
Tenants-in-Common
Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip: Attn: Telephone No.: Facsimile No.:	City, State, Zip: Attn: Telephone No.: Facsimile No.:
Signature Page to
Subscription Agreement

Aggregate Number of Acquired Shares subscribed for:
Aggregate Purchase Price: $
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.
Number of Acquired Shares subscribed for and Aggregate Purchase Price as of      , 2021, accepted and agreed to as of this      day of                 , 2021, by:
Signature of Subscriber:
[           ]
By:
Name:
Title:
Signature Page to
Subscription Agreement

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.
☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

3.
☐ We are an “Institutional Account” (as defined in FINRA Rule 4512(c)).

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an institutional “accredited investor.”

2.
☐ We are not a natural person.

3.
☐ We are an “Institutional Account” (as defined in FINRA Rule 4512(c)).

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

D-A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall include any person who comes within any of the below listed categories, or who the Company reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐
Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

☐
Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐
Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

☐
Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐
Any rural business investment company (“RBIC”) as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐
Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii); or

☐
Any entity in which all of the equity owners are institutional “accredited investors.”

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

D-A-2

Annex E
FORM OF AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT
This Amended and Restated Forward Purchase Agreement (this “Agreement”) is entered into as of July [•], 2021, between TPG Pace Solutions Corp., a Cayman Islands exempted company (the “Company”), other third parties (each, a “Purchaser”, and collectively, the “Purchasers”), Vacasa, Inc. (“Newco”) and TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”). The amount of Class A Shares (as defined below) subject to forward purchase by each Purchaser will be set forth, from time to time, in an appendix hereto.
RECITALS
WHEREAS, the Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);
WHEREAS, pursuant to the prospectus filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 9, 2021, on April 13, 2021 (the “IPO Closing”) the Company consummated its initial public offering (the “IPO”) of 28,500,000 Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Shares”), at a price of $10.00 per share (the “Public Shares”), generating gross proceeds to the Company of $285,000,000 (the “Public Shares”);
WHEREAS, the Company, the Sponsor and TPG Holdings III, L.P. (“TPG Holdings III”), a Delaware limited partnership, entered into that certain forward purchase agreement, dated as of March 18, 2021, pursuant to which, immediately prior to the consummation of the Company’s Business Combination (the “Business Combination Closing”), the Company agreed to issue and sell to TPG Holdings III, and TPG Holdings III agreed to purchase in the aggregate from the Company, on a private placement basis, no less than 5,000,000 of forward purchase shares, consisting of 5,000,000 Class A Shares at a price of $10.00 per Class A Share;
WHEREAS, the Company, the Purchasers, and the Sponsor entered into that certain Forward Purchase Agreement, dated as of March 18, 2021 (the “Initial Forward Purchase Agreement”), pursuant to which, in connection with the Business Combination Closing, the Purchasers agreed to purchase from the Company, Class A Shares at a price of $10.00 per Class A Share;
WHEREAS, the Company is entering into a definitive agreement with Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa”) and the other parties thereto, providing for the business combination with Vacasa (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Definitive Business Combination”);
WHEREAS, at the Effective Time (as defined in the Transaction Agreement), on the terms and conditions set forth in the Transaction Agreement, the Company shall merge with and into Newco, a newly formed Delaware corporation and wholly-owned subsidiary of Vacasa (such merger, the “Newco Merger”); and
WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, the Company, the Purchasers and Sponsor desire to amend and restate the Initial Forward Purchase Agreement in its entirety to provide, among other things, that following the Effective Time and the Newco Merger the Purchasers shall purchase from Newco, on a private placement basis, shares of Class A common stock of Newco (“Class A Common Stock”) at a price of $9.50 per share of Class A Common Stock (the “Forward Purchase Shares” and such aggregate purchase price, the “Forward Purchase Price”), in accordance with Section 1 herein and otherwise in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree to amend and restate the Initial Forward Purchase Agreement in its entirety as follows:
AGREEMENT
1.   Sale and Purchase.
(a)   Forward Purchase Shares.
(i)   Forward Purchase.   As provided in this Agreement, concurrently with the Business Combination Closing, each Purchaser shall purchase, at a price of $9.50 per Forward Purchase Share, such number of Forward Purchase Shares as set forth on such Purchaser’s signature page (the “Forward Purchase”). The Forward Purchase shall be effectuated in one or more private placements of Forward Purchase Shares. The Company, Newco and each Purchaser may determine, by mutual agreement, to increase the number of Forward Purchase Shares at any time prior to the Definitive Business Combination.
(ii)   The Company shall require the Purchasers to purchase the Forward Purchase Shares by delivering notice (a “Notice”) to each Purchaser, at least five (5) Business Days before the funding of the Forward Purchase Price, specifying the anticipated date of the Business Combination Closing. At least two (2) Business Days before the anticipated date of the Business Combination Closing specified in each Notice, each Purchaser shall fund the Forward Purchase Price in an amount set forth in each respective Notice in full in free and clear funds (to an account notified by the Company to the Purchaser). If the Business Combination Closing does not occur within ten (10) days after the Purchasers fund the Forward Purchase Price in full, each respective amount of the Forward Purchase Price shall automatically return to each respective Purchaser, provided that the return of the Forward Purchase Price shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. For the purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York. Each Purchaser’s obligation to consummate the Forward Purchase set forth in this Section 1(a)(ii) shall not be transferable or assignable by each Purchaser, except as set forth in Section 4(c).
(iii)   The closing of the sale of the Forward Purchase Shares by each Purchaser (the “Forward Closing”) shall be held on the day of, and concurrently with the Business Combination Closing. At the Forward Closing, NewCo shall issue to each Purchaser the Forward Purchase Shares, equal to the amount of the Forward Purchase set forth in each Notice.
(iv)   At the Forward Closing, upon payment of the Forward Purchase Price, NewCo shall issue the Forward Purchase Shares to the Purchasers in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), registered in the name of each Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by each Purchaser, as applicable, pursuant to written instructions delivered by each Purchaser.
(b)   Legends.   Each book entry for the Forward Purchase Shares shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND

AMONG THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
(c)   Certificates.   The Company shall cooperate with a Purchaser, at its request, to facilitate the timely preparation and delivery of physical certificates representing the Forward Purchase Shares and enable such certificates to be in such denominations or amounts, as the case may be, as the Purchasers may reasonably request and registered in such names as the Purchasers may request. Any such physical certificates shall be stamped or otherwise imprinted with a legend substantially in the form set forth in Section 1(b).
(d)   Legend Removal.   If the Forward Purchase Shares are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then at the Purchasers’ request, the Company will cause the Company’s transfer agent to remove the legend set forth in Section 1(b) and Section 1(c). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Forward Purchase Shares without any such legend.
2.   Representations and Warranties of the Purchasers.   Each Purchaser represents and warrants to the Company, Newco and the Placement Agents (as defined below) as follows, as of the date hereof:
(a)   Organization and Power.   The Purchaser is duly formed or incorporated and is validly existing in good standing under the laws of the jurisdiction of its formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Agreement.
(b)   Authorization.   This Agreement has been duly authorized, executed and delivered by the Purchaser. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights (as defined below) may be limited by applicable federal or state securities laws.
(c)   Governmental Consents and Filings.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.
(d)   Compliance with Other Instruments.   The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries is bound or to which any of the property or assets of the Purchaser or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Purchaser and any of its subsidiaries or materially affect the legal authority of the Purchaser to comply in all material respects with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational documents of the Purchaser; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its subsidiaries or materially affect the legal authority of the Purchaser to comply in all material respects with this Agreement.

(e)   Purchase Entirely for Own Account.   This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company and Newco, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Forward Purchase Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law (other than as set forth herein). By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person (other than another the Purchaser, if applicable) to sell, transfer or grant participations to such Person, with respect to any of the Forward Purchase Shares. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.
(f)   Disclosure of Information.   In making its decision to purchase the Forward Purchase Shares, the Purchaser represents that it has relied solely upon independent investigation made by the Purchaser. The Purchaser acknowledges and agrees that the Purchaser has received such information as Purchaser deems necessary in order to make an investment decision with respect to the Forward Purchase Shares. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and such the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Forward Purchase Shares. Without limiting the generality of the foregoing, the Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company and Newco, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Northland Securities, Inc. and Siebert Williams Shank & Co. (collectively, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Newco expressly contained in Section 4 of this Agreement, in making its investment or decision to invest in Newco. The Purchaser further acknowledges and agrees that the Placement Agents and their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have not made any independent investigation with respect to the Company, Newco or their subsidiaries or any of their respective businesses, or the Forward Purchase Shares or the accuracy, completeness or adequacy of any information supplied to the Purchaser by the Company or Newco. The Purchaser further acknowledges and agrees that in connection with the issue and purchase of the Shares, the Placement Agents have not acted as its financial advisor or fiduciary.
(g)   Restricted Forward Purchase Shares.   The Purchaser understands that the offer and sale of the Forward Purchase Shares to the Purchaser has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Forward Purchase Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Forward Purchase Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that Newco has no obligation to register or qualify the Forward Purchase Shares for resale, except as provided herein (the “Registration Rights”). The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Shares, and on requirements relating to Newco which are outside of the Purchaser’s control, and which Newco is under no obligation and may not be able to satisfy. The Purchaser understands that the offering of the Forward Purchase Shares is not and is not intended to be part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to such Forward Purchase Shares.

(h)   No Public Market.   The Purchaser understands that the Forward Purchase Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Forward Purchase Shares have not been registered under the Securities Act. The Purchaser understands and agrees that the Forward Purchase Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Purchaser may not be able to readily resell the Forward Purchase Shares and may be required to bear the financial risk of an investment in the Forward Purchase Shares for an indefinite period of time. The Purchaser understands that no public market now exists for the Forward Purchase Shares, and that the Company and Newco have made no assurances that a public market will ever exist for the Forward Purchase Shares.
(i)   High Degree of Risk.   The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Forward Purchase Shares. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Forward Purchase Shares, and the Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser has adequately analyzed and fully considered the risks of an investment in the Forward Purchase Shares and determined that the Forward Purchase Shares are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in Newco. The Purchaser acknowledges specifically that a possibility of total loss exists.
(j)   Accredited Investor.   The Purchaser (i) is either (a) an Institutional Account as defined in FINRA Rule 4512(c) or (b) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act), (ii) is acquiring the Forward Purchase Shares only for its own account and not for the account of others, or if the Purchaser is subscribing for the Forward Purchase Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Forward Purchase Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Purchaser is not an entity formed for the specific purpose of acquiring the Forward Purchase Shares. The Purchaser qualifies under the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
(k)   No General Solicitation.   The Purchaser and its officers, directors, employees, agents, shareholders or partners became aware of this offering of the Forward Purchase Shares solely by means of direct contact between Purchaser and the Company or a representative of the Company, and the Forward Purchase Shares were offered to Purchaser solely by direct contact between Purchaser and the Company or a representative of the Company. Purchaser did not become aware of this offering of the Forward Purchase Shares, nor were the Forward Purchase Shares offered to Purchaser, by any other means. Purchaser acknowledges that the Company represents and warrants that the Forward Purchase Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or any applicable laws of any other jurisdiction.
(l)   Residence.   The Purchaser’s principal place of business is the office or offices located at the address of the Purchaser set forth on the signature page hereof.
(m)   Non-Public Information.   The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company and Newco.
(n)   Adequacy of Financing.   The Purchaser has available to it sufficient funds to satisfy its obligations under this Agreement.
(o)   Affiliation of Certain FINRA Members.   The Purchaser is neither a person associated nor affiliated with Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC,

Northland Securities, Inc. and Siebert Williams Shank & Co., or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that is participating in the IPO.
(p)   Non-Prohibited Investor.   The Purchaser represents and warrants that the Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) as of the date of this Agreement, or any similar list of sanctioned persons maintained, administered, or enforced by the European Union, the United Nations Security Council, or the United Kingdom as of the date of this Agreement (collectively “Sanctions Lists”), (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on a Sanctions List, (iii) organized, incorporated, established, located, ordinarily resident, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory that is the subject of comprehensive Sanctions, (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank, or (v) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019 (collectively, a “Prohibited Investor”). The Purchaser represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Purchaser also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the Sanctions Lists. The Purchaser further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Forward Purchase Shares were legally derived. The Purchaser also represents and warrants that none of the funds held by the Purchaser and used to purchase the Forward Purchase Shares were obtained, directly or indirectly, from a Prohibited Investor, and that no Prohibited Investor has any property interest therein.
(q)   No Other Representations and Warranties; Non-Reliance; Exculpation.   Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and Newco in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company or Newco, any person on behalf of the Company or Newco or any of the Company’s or Newco’s affiliates (collectively, the “Company Parties” or “Newco Parties”) or the Placement Agents or any of the Placement Agents’ affiliates. The Purchaser acknowledges and agrees that the Placement Agents, their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall have no liability to the Purchaser, or to any other purchaser, pursuant to, arising out of or relating to this Agreement or any other agreement related to the private placement of the Forward Purchase Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Forward Purchase Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Placement Agents, their affiliates or any control persons, officers, directors, employees, partners, agents or representatives. The Purchaser further acknowledges and is aware that the Placement Agents will receive compensation as disclosed in the Registration Statement, including deferred underwriting commissions upon the closing of the Transaction.

3.   Representations and Warranties of the Company.   The Company represents and warrants to the Purchasers and Placement Agents as follows:
(a)   Organization and Corporate Power.   The Company is an exempted company duly incorporated and validly existing and in good standing as an exempted company under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.
(b)   Capitalization.   On the date hereof, the authorized share capital of the Company consists of:
(i)   500,000,000 Class A Shares, par value $0.0001 per share, 28,500,000 of which are issued and outstanding as of the date hereof. All of the issued and outstanding Class A Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(ii)   30,000,000 Class F ordinary shares of the Company, par value $0.0001 per share (the “Class F Shares”), 3,166,667 of which are issued and outstanding as of the date hereof. All of the issued and outstanding Class F Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(iii)   30,000,000 Class G ordinary shares of the Company, par value $0.0001 per share (the “Class G Shares”), 6,333,333 of which are issued and outstanding as of the date hereof. All of the issued and outstanding Class G Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(iv)   5,000,000 preferred shares, par value $0.0001 per share, none of which are issued and outstanding.
(c)   Authorization.   All corporate action required to be taken by the Company’s board of directors (“Board of Directors”) and shareholders in order to authorize the Company to enter into this Agreement has been taken or will be taken prior to the Forward Closing. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, and the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(d)   Governmental Consents and Filings.   Assuming the accuracy of the representations and warranties made by the Purchasers in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.
(e)   Compliance with Other Instruments.   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the organizational documents of the Company, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.
(f)   Operations.   As of the date hereof, the Company has not conducted, and prior to the Business Combination Closing the Company will not conduct, any operations other than organizational activities and activities in connection with offerings of its securities in each case other than as in connection with the Definitive Business Combination.
(g)   No General Solicitation.   Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Shares.
(h)   No Other Representations and Warranties; Non-Reliance.   Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, this offering, the IPO or a potential Business Combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasers in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.
4.   Representations and Warranties of Newco.   Newco represents and warrants to the Purchasers and Placement Agents as follows:
(a)   Organization and Corporate Power.   Newco is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.
(b)   Authorization.   All corporate action required to be taken by the Newco’s board of directors (“Board of Directors”) and shareholders in order to authorize Newco to enter into this Agreement and to issue the Forward Purchase Shares has been taken or will be taken prior to the Forward Closing. All action on the part of the shareholders, directors and officers of Newco necessary for the execution and delivery of this Agreement, the performance of all obligations of the Newco under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of the Forward Purchase Shares has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by the Newco, shall constitute the valid and legally binding obligation of Newco, enforceable against Newco in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.
(c)   Valid Issuance of Forward Purchase Shares.
(i)   The Forward Purchase Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of Newco will be validly issued, fully paid and nonassessable, as applicable, and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described in Section 3(e) below, the Forward Purchase Shares will be issued in compliance with all applicable federal and state securities laws.
(ii)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Newco or, to the Newco’s knowledge, any Newco Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii – iv) or (d)(3), is applicable. “Newco Covered Person” means, with respect to Newco as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(d)   Governmental Consents and Filings.   Assuming the accuracy of the representations and warranties made by the Purchasers in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Newco in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities laws, if any, and pursuant to the Registration Rights.
(e)   Compliance with Other Instruments.   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the organizational documents of Newco, (ii) of any instrument, judgment, order, writ or decree to which Newco is a party or by which it is bound, (iii) under any note, indenture or mortgage to which Newco is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which Newco is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to Newco, in each case (other than clause (i)) which would have a material adverse effect on Newco or its ability to consummate the transactions contemplated by this Agreement.
(f)   Operations.   As of the date hereof, Newco has not conducted, and prior to the Business Combination Closing Newco will not conduct, any operations other than organizational activities and activities in connection with offerings of its securities in each case other than as in connection with the Definitive Business Combination.
(g)   No General Solicitation.   Neither Newco, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Shares.
(h)   No Other Representations and Warranties; Non-Reliance.   Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Newco Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Newco, this offering, the IPO or a potential Business Combination, and the Newco Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasers in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Newco Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.
5.   Registration Rights; Transfer
(a)   Registration.   Newco agree that the Purchasers shall have the registration rights set forth on Exhibit A.
(b)   Indemnification.
(i)   Newco shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Purchaser (to the extent a seller under a Forward Registration Statement (as defined in Exhibit A)), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees and investment advisers of each Purchaser, each person who controls each Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and the officers, directors, partners, members, managers, shareholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented costs of preparation and investigation and reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) and all other reasonable and documented out-of-pocket expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a Forward Registration Statement, any prospectus included in a Forward Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding a Purchaser furnished in writing to Newco by such Purchaser expressly for use therein.
Newco shall notify such Purchaser promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which Newco is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by Newco.
(ii)   Each Purchaser shall, severally and not jointly with any other selling shareholder named in a Forward Registration Statement, indemnify and hold harmless Newco, its directors, officers, agents and employees, each person who controls Newco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or that are based upon any untrue or alleged untrue statement of a material fact contained in a Forward Registration Statement, any prospectus included in a Forward Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Purchaser furnished in writing to Newco by such Purchaser expressly for use therein. In no event shall the liability of a Purchaser be greater in amount than the dollar amount of the net proceeds received by such Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.
(c)   Transfer.   All of the Purchaser’s rights and obligations hereunder with respect to the Forward Purchase may be transferred or assigned with the prior written consent of the Company, Newco and the Sponsor, at any time and from time to time prior to the Business Combination Closing and in whole or in part, to one or more third parties (the “Forward Transferees”); provided that any such permitted transfer or assignment shall not relieve the Purchaser of any of its rights or obligations hereunder. Upon any such transfer or assignment:
(i)   the applicable Forward Transferee(s) shall execute a joinder to this Agreement in the form attached hereto as Exhibit B (the “Joinder Agreement”), which shall, on the signature page to the Joinder Agreement, reflect the number of Forward Purchase Shares such Forward Transferee(s) shall have the right to purchase (the “Forward Transferee Shares”), and, upon such execution, such Forward Transferee(s) shall have all the same rights and obligations of the Purchaser hereunder with respect to the Forward Transferee Shares, and references herein to the “Purchaser” shall be deemed to refer to and include any such Forward Transferee(s) with respect to such Forward Transferee(s) and to their Forward Transferee Shares; provided, that any representations, warranties, covenants and agreements of the Purchaser and any such Forward Transferee(s) shall be several and not joint and shall be made as to the Purchaser or any such Forward Transferee(s), as applicable, as to itself only;
(ii)   upon a Forward Transferee’s execution and delivery of a Joinder Agreement, the number of Forward Purchase Shares permitted to be purchased by the Purchaser in the Forward Purchase hereunder shall be reduced by the total number of Forward Purchase Shares permitted to be purchased by the applicable Forward Transferee pursuant to the applicable Joinder Agreement, which reduction shall be evidenced by the Purchaser and the Company amending Schedule A to this Agreement to reflect each transfer and updating the “Number of Forward Purchase Shares”, and “Aggregate Purchase Price for Forward Purchase Shares” on the Purchaser’s signature page hereto to reflect such reduced number of Forward Purchase Shares. For the avoidance of doubt, this Agreement need not be amended and restated in its entirety, but only Schedule A and the

Purchaser’s signature page hereto need be so amended and updated and executed by the Purchaser and the Company upon the occurrence of any such transfer of Forward Transferee Shares.
6.   Additional Agreements and Acknowledgements of the Purchasers.
(a)   Trust Account.
(i)   Each Purchaser hereby acknowledges that it is aware that the Company will establish a trust account (the “Trust Account”) for the benefit of its public shareholders upon the IPO Closing. Each Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares, if any, held by it.
(ii)   Each Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares held by it. In the event a Purchaser has any Claim against the Company under this Agreement, such Purchaser shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares held by it.
(b)   Voting.   Each Purchaser hereby agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, such Purchaser shall vote any Class A Shares owned by it on the record date for the stockholder vote in favor of any proposed Business Combination. If a Purchaser fails to vote any Class A Shares it is required to vote hereunder in favor of a proposed Business Combination, such Purchaser hereby grants hereunder to the Company and any representative designated by the Company without further action by such Purchaser a limited irrevocable power of attorney to effect such vote on behalf of such Purchaser, which power of attorney shall be deemed to be coupled with an interest.
(c)   No Short Sales.   Each Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Business Combination Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), each of such foregoing instruments that is naked short, and short sales and other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, if the Company enters into a purchase agreement in respect of a private investment in public equity (a “PIPE Agreement”) with a non-TPG Party that either (1) does not include a restriction on Short Sales or (2) contains restrictions on Short Sales that are less restrictive than the restrictions in the first two sentences of this paragraph, the Purchaser will, in the case of (1), not be subject to the foregoing restriction on Short Sales or, in the case of (2), be subject to the restrictions on Short Sales set forth in the PIPE Agreement (in lieu of the foregoing restrictions), in each case, as of the date of the PIPE Agreement. Upon the entry into any such PIPE Agreement, the Company will provide the Purchaser with notice of any restriction on Short Sales contained in the PIPE Agreement. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets, the restriction on Short Sales set forth above shall not apply to other portfolio managers who manage other portions of such Purchaser’s assets and who make any Short Sales without reference to or knowledge of the Purchaser’s investment in the Forward Purchase Shares.
7.   Listing.   The Company and Newco will use commercially reasonable efforts to maintain the listing of the Class A Shares on the New York Stock Exchange (or another national securities exchange).

8.   Forward Closing Conditions.
(a)   The obligation of each Purchaser to purchase the Forward Purchase Shares at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of the following conditions, which, to the extent permitted by applicable laws, may be waived by the Purchaser:
(i)   The Company shall not have delivered to each Purchaser a revocation of the Notice with respect to such Forward Purchase. For the avoidance of doubt, the obligation of each Purchaser to purchase the Forward Purchase Shares at the Forward Closing is not subject to the satisfaction of the obligations of any other Purchaser under this Agreement.
(ii)   All representations and warranties of the Company and Newco set forth in Section 3 and Section 4 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;
(iii)   The Company and Newco shall have performed, satisfied and complied (unless waived) in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company and Newco at or prior to the Forward Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by Purchaser to the Company and Newco and the Company and Newco fail to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice;
(iv)   No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, preventing the purchase by the Purchasers of the Forward Purchase Shares;
(v)   all conditions precedent to the Business Combination Closing, including all necessary approvals of the company’s shareholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Business Combination, but subject to satisfaction or waiver of such conditions as of the closing of the Business Combination); and
(vi)   The terms of the Transaction Agreement (including the conditions thereto) shall not have been amended by the Company in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Purchaser would reasonably expect to receive under this Agreement unless Purchaser has consented in writing to such amendment. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment or extension of the Outside Date (as defined in the Transaction Agreement) shall not materially and adversely affect the economic benefits that Purchaser would reasonably expect to receive under this Agreement.
(b)   The obligation of Newco to sell the Forward Purchase Shares at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of the following conditions, which, to the extent permitted by applicable laws, may be waived by the Company:
(i)   The Company shall not have delivered to each Purchaser a revocation of the Notice with respect to such Forward Purchase.
(ii)   All representations and warranties of the Purchasers set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of such Forward Closing date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchasers or their ability to consummate the transactions contemplated by this Agreement;
(iii)   The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to such Forward Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by the Company and Newco to the Purchasers and the Purchasers fail to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice; and
(iv)   No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Forward Purchase Shares.
9.   Termination.   This Agreement may be terminated at any time prior to the Forward Closing:
(a)   by mutual written consent of the Company, Newco and the Purchaser;
(b)   automatically:
if the Definitive Business Combination is not consummated within 24 months from the IPO Closing, unless extended upon approval of the Company’s shareholders in accordance with the organizational documents of the Company
In the event of any termination of this Agreement pursuant to this Section 8, any Forward Purchase Price (and interest thereon, if any), if previously paid, and each Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchasers, the Company shall ensure appropriate instruments are executed to ensure that the any holder of Class A Shares issued in the IPO will have no claim to such funds, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchasers, Newco or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each of the parties shall cease; provided, however, that nothing contained in this Section 8 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.
10.   General Provisions.
(a)   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to:
TPG Pace Solutions Corp.,
301 Commerce St., Suite 3300,
Fort Worth, TX 76102
Attention: Jerry Neugebauer and Michael LaGatta
E-mail: officeofthegeneralcounsel@tpg.com
with a copy to the Company’s counsel at:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Alexander D. Lynch and Brian Parness
E-mail: Alex.Lynch@weil.com, Brian.Parness@weil.com

All communications sent to Newco shall be sent to
Vacasa, Inc.
850 NW 13th Ave
Portland, OR 97209
Attention: Lisa Jurinka, Chief Legal Officer
Email: legal@vacasa.com with a copy to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill, Eric Schwartzman and Nicholas Luongo
Email: Justin.Hamill@lw.com; Eric.Schwartzman@lw.com; Nick.Luongo@lw.com
All communications to the Purchasers shall be sent to the Purchasers’ address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(a).
(b)   No Finder’s Fees.   Other than fees payable to the Placement Agents (which will be borne by the Company), each of the parties represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees, severally and not jointly, to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
(c)   Adjustments to Notional Amounts.   In the event of any change to the capital structure of the Company, whether dilutive or otherwise, by way of a share dividend or share split, or any other dividend however described, the Forward Purchase Shares and the Forward Purchase Price will be adjusted to account for such changes.
(d)   Survival of Representations and Warranties.   All of the representations and warranties contained herein shall survive the consummation of the transactions contemplated by this Agreement or (subject to Section 9 herein) the termination hereof.
(e)   Entire Agreement.    This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.
(f)   Successors.   All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding the foregoing sentence, the parties acknowledge and agree that the Placement Agents are third-party beneficiaries of the acknowledgements, representations, warranties and covenants of the parties contained in this Agreement.
(g)   Assignments.   Except as otherwise specifically provided herein, no Purchaser may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company and Newco. The Company and Newco may not assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of such Purchaser.

(h)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
(i)   Headings.   The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
(j)   Governing Law.   This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.
(k)   Jurisdiction.   The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(l)   Waiver of Jury Trial.   The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.
(m)   Amendments.   This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company, Newco, Sponsor and each Purchaser.
(n)   Severability.   The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
(o)   Expenses.   Each of the Company, Newco and each Purchaser will bear its own costs and expenses incurred in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent, stamp taxes and all The Depository Trust Company fees associated with the issuance of the Forward Purchase Shares.
(p)   Construction.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.
(q)   Waiver.   No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.
(r)   Confidentiality.   Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.
(s)   Specific Performance.   Each Purchaser agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by such Purchaser in accordance with the terms hereof and that the Company shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.
(t)   Effectiveness.   This Agreement will be effective on the date hereof. In the event that the Transaction Agreement is terminated, prior to the consummation of the transactions contemplated thereby, this Agreement will automatically and without further action be void and have no further effect. The Initial Forward Purchase Agreement will thereupon continue in effect in accordance with its terms.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.
PURCHASER:
[•]
By:

Name:
Title:
Address for Notices:
E-mail:
[Signature Page to Forward Purchase Agreement]

COMPANY:
TPG PACE SOLUTIONS CORP.
By:

Name: Eduardo Tamraz
Title: President
SPONSOR:
TPG PACE SOLUTIONS SPONSOR, SERIES LLC
By:

Name: Michael LaGatta
Title: Vice President
NEWCO:
VACASA, INC.
By:

Name:
Title:
[To be completed by the Company]
Number of Forward Purchase Shares:	$	[•]
Aggregate Purchase Price for Forward Purchase Shares:	$	[•]
[Signature Page to Forward Purchase Agreement]

EXHIBIT A
REGISTRATION RIGHTS
1.   Newco shall (i) use commercially reasonable efforts to file within thirty (30) calendar days after the Business Combination Closing (the “Filing Date”) a registration statement on Form S-3, or if Newco is ineligible to use Form S-3, on Form S-1, for a secondary offering (including any successor registration statement covering the resale of the Registrable Securities a “Forward Registration Statement”) of (x) the Class A Shares and (y) any other equity security of Newco issued or issuable with respect to the securities referred to in clause (x) by way of a share dividend or share split, or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and (z) any other shares of Newco that the Purchasers may have purchased in the open market (collectively, the “Registrable Securities”) pursuant to Rule 415 under the Securities Act; (ii) to use commercially reasonable efforts to cause a Forward Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Newco that it will “review” the Registration Statement) following the Business Combination Closing and (ii) the 10th Business Day after the date Newco is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided however, that Newco’s obligation to include the Registrable Securities in the Forward Registration Statement are contingent upon the Purchaser furnishing in writing to Newco such information regarding the Purchaser, the securities of Newco held by the Purchaser and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Newco to effect the registration of the Registrable Securities, and the Purchaser shall execute such documents in connection with such registration as Newco may reasonably request that are customary of a selling stockholder in similar situations, including providing that Newco shall be entitled to postpone and suspend the effectiveness or use of the Forward Registration Statement as permitted hereunder. Newco shall maintain each Forward Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Forward Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Forward Registration Statement. In the event Newco files a Forward Registration Statement on Form S-1, Newco shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after Newco is eligible to use Form S-3. For purposes of clarification, any failure by Newco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Newco of its obligations to file or effect the Registration Statement as set forth in this Exhibit A.
2.   In the case of the registration, qualification, exemption or compliance effected by Newco pursuant to this Agreement, Newco shall, upon reasonable request, inform the Purchaser as to the status of such registration, qualification, exemption and compliance. At its expense the Newco shall:
(i)   except for such times as Newco is permitted hereunder to suspend the use of the prospectus forming part of a Forward Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Newco determines to obtain, continuously effective with respect to the Purchaser, and to keep the applicable Forward Registration Statement or any subsequent shelf Forward Registration Statement free of any material misstatements or omissions, until the earlier of the following: (i) the Purchaser ceases to hold any Registrable Securities or (ii) the date all Registrable Securities held by the Purchaser may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Newco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three (3) years from the Effective Date of the Forward Registration Statement. “Effective Date” as used herein shall mean the date on which the Forward Registration Statement is first declared effective by the SEC. The period of time during which Newco is required hereunder to keep a Forward Registration Statement effective is referred to herein as the “Registration Period”;

E-A-1

(ii)   during the Registration Period, advise the Purchaser within five (5) Business Days:
(1)   when a Forward Registration Statement or any amendment thereto has been filed with the SEC and when such Forward Registration Statement or any post-effective amendment thereto has become effective;
(2)   of any request by the SEC for amendments or supplements to any Forward Registration Statement or the prospectus included therein or for additional information;
(3)   after it shall have received notice or obtained knowledge of the issuance by the SEC of any stop order suspending the effectiveness of any Forward Registration Statement or the initiation of any proceedings for such purpose;
(4)   of the receipt by Newco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(5)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Forward Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
(iii)   during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Forward Registration Statement as soon as reasonably practicable;
(iv)   during the Registration Period, upon the occurrence of any event contemplated in Section 2(ii)(5) above, except for such times as Newco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Forward Registration Statement, Newco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Forward Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   during the Registration Period, use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by Newco have been listed; and
(vi)   during the Registration Period, use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Purchaser to sell the Registrable Securities under Rule 144.
3.   Notwithstanding anything to the contrary in this Agreement, Newco shall be entitled to delay or postpone the effectiveness of the Forward Registration Statement, and from time to time to require the Purchaser not to sell under the Forward Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Newco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Newco’s Board of Directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Newco in the Forward Registration Statement of material information that Newco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Forward Registration Statement would be expected, in the reasonable determination of Newco’s Board of Directors, upon the advice of legal counsel, to cause the Forward Registration Statement to fail to comply with applicable disclosure requirements or is otherwise necessary for the Forward Registration Statement to not contain a material misstatement or omission (each such circumstance, a “Suspension Event”); provided, however, that Newco may not delay or suspend the Forward Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelvemonth period. Upon receipt of any

E-A-2

written notice from Newco of the happening of any Suspension Event during the period that the Forward Registration Statement is effective or if as a result of a Suspension Event the Forward Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein (in the case of a Forward Registration Statement) or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Purchaser agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Forward Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Purchaser receives copies of a supplemental or amended prospectus (which Newco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Newco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Newco unless otherwise required by law or subpoena. If so directed by Newco, the Purchaser will deliver to Newco or, in the Purchaser’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent the Purchaser is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data backup.
4.   The Purchaser may deliver written notice (including via email in accordance with Section 9(a) of the Agreement) (an “Opt-Out Notice”) to Newco requesting that the Purchaser not receive notices from Newco otherwise required by this Section 5; provided, however, that the Purchaser may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Purchaser (unless subsequently revoked), (i) Newco shall not deliver any such notices to the Purchaser and the Purchaser shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Purchaser’s intended use of an effective Forward Registration Statement, the Purchaser will notify Newco in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5 and the related suspension period remains in effect, Newco will so notify the Purchaser, within one (1) Business Day of the Purchaser’s notification to Newco, by delivering to the Purchaser a copy of such previous notice of Suspension Event, and thereafter will provide the Purchaser with the related notice of the conclusion of such Suspension Event immediately upon its availability.

E-A-3

EXHIBIT B
JOINDER TO FORWARD PURCHASE AGREEMENT
Each of the undersigned is executing and delivering this Joinder (this “Joinder”) pursuant to the Forward Purchase Agreement, dated as of July [•], 2021 (the “Forward Purchase Agreement”), between TPG Pace Solutions Corp., a Cayman Islands exempted company (the “Company”), Vacasa, Inc, TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company and [•] (the “Purchaser”), a [•].
By executing and delivering this Joinder to the Company, each of the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Forward Purchase Agreement as a Purchaser as of the date hereof in the same manner as if the undersigned were an original signatory to the Forward Purchase Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

E-B-1

TRANSFEREE:
Signature of Transferee:	Signature of Joint Transferee, if applicable:
By: Name: Title:	By: Name: Title:
Date: ,	Name of Joint Transferee, if applicable:
Name of Transferee: (Please Print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Transferee’s EIN: _____	Joint Transferee’s EIN: _____
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

E-B-2

[To be completed by the Company]
Number of Forward Purchase Shares:
Aggregate Purchase Price for Forward Purchase Shares:	$

E-B-3

Annex F
AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT
This Amended and Restated Forward Purchase Agreement (this “Agreement”) is entered into as of [•], 2021, between TPG Pace Solutions Corp., a Cayman Islands exempted company (the “Company”), Vacasa, Inc. (“Newco”), TPG Holdings III, L.P. (the “Purchaser”), a Delaware limited partnership and an affiliate of TPG Global, LLC, a Delaware limited liability company (“TPG”) and TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”). The amount of Class A Shares (as defined below) subject to forward purchase by the Purchaser will be set forth, from time to time, in an appendix hereto.
RECITALS
WHEREAS, the Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);
WHEREAS, pursuant to the prospectus filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 9, 2021, on April 13, 2021 (the “IPO Closing”) the Company consummated its initial public offering (the “IPO”) of 28,500,000 Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Shares”), at a price of $10.00 per share (the “Public Shares”), generating gross proceeds to the Company of $285,000,000 (the “Public Shares”);
WHEREAS, the Company, the Sponsor and the Purchaser entered into that certain forward purchase agreement (the “Initial Forward Purchase Agreement”), dated as of March 18, 2021, pursuant to which, immediately prior to the consummation of the Company’s Business Combination (the “Business Combination Closing”), the Company agreed to issue and sell to the Purchaser, and the Purchaser agreed to purchase in the aggregate from the Company, on a private placement basis, no less than 5,000,000 of forward purchase shares, consisting of 5,000,000 Class A Shares at a price of $10.00 per Class A Share;
WHEREAS, the Company, the Purchaser, and other third parties thereto (the “Other Purchasers”) entered into that certain Forward Purchase Agreement, dated as of March 18, 2021 (the “Initial Forward Purchase Agreement”), pursuant to which, in connection with the Business Combination Closing, the Other Purchasers agreed to purchase from the Company, Class A Shares at a price of $10.00 per Class A Share;
WHEREAS, the Company is entering into a definitive agreement with Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa”) and the other parties thereto, providing for the business combination with Vacasa (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Definitive Business Combination”);
WHEREAS, at the Effective Time (as defined in the Transaction Agreement), on the terms and conditions set forth in the Transaction Agreement, the Company shall merge with and into Newco, a newly formed Delaware corporation and wholly-owned subsidiary of Vacasa (such merger, the “Newco Merger”);
WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, the Company, the Purchaser and Sponsor desire to amend and restate the Initial Forward Purchase Agreement in its entirety to provide, among other things, that following the Effective Time and the Newco Merger the Purchaser shall purchase from Newco, on a private placement basis, shares of Class A common stock of Newco (“Class A Common Stock”) at a price of $10.00 per share of Class A Common Stock (the “Forward Purchase Shares” and such aggregate purchase price, the “Forward Purchase Price”), in accordance with Section 1 herein and otherwise in accordance with the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the promises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree to amend and restate the Initial Forward Purchase Agreement in its entirety as follows:

AGREEMENT
1.   Sale and Purchase.
(a)   Forward Purchase Shares.
(i)   Forward Purchase.   As provided in this Agreement, concurrently with the Business Combination Closing, the Purchaser shall purchase no less than 5,000,000 Forward Purchase Shares, at a price of $10.00 per Forward Purchase Share (the “Forward Purchase”). The Forward Purchase shall be effectuated in one or more private placements of Forward Purchase Shares. The Company, Newco and the Purchaser may determine, by mutual agreement, to increase the number of Forward Purchase Shares at any time prior to the Definitive Business Combination.
(ii)   The Company shall require the Purchaser to purchase the Forward Purchase Shares by delivering notice (a “Notice”) to the Purchaser, at least five (5) Business Days before the funding of the Forward Purchase Price, specifying the anticipated date of the Business Combination Closing. At least two (2) Business Days before the anticipated date of the Business Combination Closing specified in a Notice, the Purchaser shall fund the Forward Purchase Price in an amount set forth in a Notice in full in free and clear funds (to an account notified by the Company to the Purchaser). If the Business Combination Closing does not occur within ten (10) days after the Purchaser funds the Forward Purchase Price in full, the Forward Purchase Price shall automatically return to the Purchaser, provided that the return of the Forward Purchase Price shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. For the purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York. The obligation to consummate the Forward Purchase set forth in this Section 1(a)(ii) shall be transferable or assignable by the Purchaser to one or more third parties (the “Forward Transferees”) to the extent set forth in Section 5(c) and Section 10(t).
(iii)   The closing of the sale of the Forward Purchase Shares (the “Forward Closing”) shall be held on the day of, and concurrently with the Business Combination Closing. At the Forward Closing, Newco shall issue to the Purchaser the Forward Purchase Shares, equal to the amount of the Forward Purchase set forth in a Notice.
(iv)   At the Forward Closing, upon payment of the Forward Purchase Price, Newco shall issue the Forward Purchase Shares to the Purchaser (or any Forward Transferee) in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchaser, as applicable, pursuant to written instructions delivered by the Purchaser.
(b)   Legends.   Each book entry for the Forward Purchase Shares shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND AMONG THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
(c)   Certificates.   The Company shall cooperate with the Purchaser, at its request, to facilitate the timely preparation and delivery of physical certificates representing the Forward Purchase Shares and enable such certificates to be in such denominations or amounts, as the case may be, as the Purchaser

F-2

may reasonably request and registered in such names as the Purchaser may request. Any such physical certificates shall be stamped or otherwise imprinted with a legend substantially in the form set forth in Section 1(b).
(d)   Legend Removal.   If the Forward Purchase Shares are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then at the Purchaser’s request, the Company will cause the Company’s transfer agent to remove the legend set forth in Section 1(b) and Section 1(c). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Forward Purchase Shares without any such legend.
2.   Representations and Warranties of the Purchaser.   The Purchaser represents and warrants to the Company, Newco and the Placement Agents (as defined below) as follows, as of the date hereof:
(a)   Organization and Power.   If the Purchaser is not an individual, the Purchaser is duly formed or incorporated and is validly existing in good standing under the laws of the jurisdiction of its formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Agreement. If the Purchaser is an individual, the Purchaser has the authority to enter into, deliver and perform its obligations under this Agreement.
(b)   Authorization.   If the Purchaser is not an individual, this Agreement has been duly authorized, executed and delivered by the Purchaser. If the Purchaser is an individual, the signature on this Agreement is genuine, and the Purchaser has legal competence and capacity to execute the same. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights (as defined below) may be limited by applicable federal or state securities laws.
(c)   Governmental Consents and Filings.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.
(d)   Compliance with Other Instruments.   The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries is bound or to which any of the property or assets of the Purchaser or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Purchaser and any of its subsidiaries or materially affect the legal authority of the Purchaser to comply in all material respects with the terms of this Agreement; (ii) if the Purchaser is not an individual, result in any violation of the provisions of the organizational documents of the Purchaser; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its subsidiaries or materially affect the legal authority of the Purchaser to comply in all material respects with this Agreement.
(e)   Purchase Entirely for Own Account.   This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company and Newco, which by the Purchaser’s execution

F-3

of this Agreement, the Purchaser hereby confirms, that the Forward Purchase Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law (other than as set forth herein). By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person (other than another the Purchaser, if applicable) to sell, transfer or grant participations to such Person, with respect to any of the Forward Purchase Shares. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.
(f)   Disclosure of Information.   In making its decision to purchase the Forward Purchase Shares, the Purchaser represents that it has relied solely upon independent investigation made by the Purchaser. The Purchaser acknowledges and agrees that the Purchaser has received such information as Purchaser deems necessary in order to make an investment decision with respect to the Forward Purchase Shares. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and such the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Forward Purchase Shares. Without limiting the generality of the foregoing, the Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company and Newco, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Northland Securities, Inc. and Siebert Williams Shank & Co. (collectively, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Newco expressly contained in Section 4 of this Agreement, in making its investment or decision to invest in Newco. The Purchaser further acknowledges and agrees that the Placement Agents and their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have not made any independent investigation with respect to the Company, Newco or their subsidiaries or any of their respective businesses, or the Forward Purchase Shares or the accuracy, completeness or adequacy of any information supplied to the Purchaser by the Company or Newco. The Purchaser further acknowledges and agrees that in connection with the issue and purchase of the Forward Purchase Shares, the Placement Agents have not acted as its financial advisor or fiduciary.
(g)   Restricted Forward Purchase Shares.   The Purchaser understands that the offer and sale of the Forward Purchase Shares to the Purchaser has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Forward Purchase Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Forward Purchase Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that Newco has no obligation to register or qualify the Forward Purchase Shares for resale, except as provided herein (the “Registration Rights”). The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Shares, and on requirements relating to Newco which are outside of the Purchaser’s control, and which Newco is under no obligation and may not be able to satisfy. The Purchaser understands that the offering of the Forward Purchase Shares is not and is not intended to be part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to such Forward Purchase Shares.
(h)   No Public Market.   The Purchaser understands that the Forward Purchase Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Forward Purchase Shares have not been registered under the Securities Act. The Purchaser

F-4

understands and agrees that the Forward Purchase Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Purchaser may not be able to readily resell the Forward Purchase Shares and may be required to bear the financial risk of an investment in the Forward Purchase Shares for an indefinite period of time. The Purchaser understands that no public market now exists for the Forward Purchase Shares, and that the Company and Newco have made no assurances that a public market will ever exist for the Forward Purchase Shares.
(i)   High Degree of Risk.   The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Forward Purchase Shares. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Forward Purchase Shares, and the Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser has adequately analyzed and fully considered the risks of an investment in the Forward Purchase Shares and determined that the Forward Purchase Shares are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in Newco. The Purchaser acknowledges specifically that a possibility of total loss exists.
(j)   Accredited Investor.   The Purchaser (i) is an Institutional Account as defined in FINRA Rule 4512(c), (ii) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), (iii) is acquiring the Forward Purchase Shares only for its own account and not for the account of others, or if the Purchaser is subscribing for the Forward Purchase Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Forward Purchase Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Purchaser is not an entity formed for the specific purpose of acquiring the Forward Purchase Shares. The Purchaser qualifies under the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
(k)   No General Solicitation.   The Purchaser and its officers, directors, employees, agents, shareholders or partners became aware of this offering of the Forward Purchase Shares solely by means of direct contact between Purchaser and the Company or a representative of the Company, and the Forward Purchase Shares were offered to Purchaser solely by direct contact between Purchaser and the Company or a representative of the Company. Purchaser did not become aware of this offering of the Forward Purchase Shares, nor were the Forward Purchase Shares offered to Purchaser, by any other means. Purchaser acknowledges that the Company represents and warrants that the Forward Purchase Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or any applicable laws of any other jurisdiction.
(l)   Residence.   The Purchaser’s principal place of business is the office or offices located at the address of the Purchaser set forth on the signature page hereof.
(m)   Non-Public Information.   The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company and Newco.
(n)   Adequacy of Financing.   The Purchaser has available to it sufficient funds to satisfy its obligations under this Agreement.
(o)   Affiliation of Certain FINRA Members.   The Purchaser is neither a person associated nor affiliated with Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Northland Securities, Inc. and Siebert Williams Shank & Co. or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that is participating in the IPO, except that the Purchaser is affiliated with TPG Capital BD, LLC.

F-5

(p)   Non-Prohibited Investor.   The Purchaser represents and warrants that the Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) as of the date of this Agreement, or any similar list of sanctioned persons maintained, administered, or enforced by the European Union, the United Nations Security Council, or the United Kingdom as of the date of this Agreement (collectively “Sanctions Lists”), (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on a Sanctions List, (iii) organized, incorporated, established, located, ordinarily resident, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory that is the subject of comprehensive Sanctions, (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank, or (v) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019 (collectively, a “Prohibited Investor”). The Purchaser represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Purchaser also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the Sanctions Lists. The Purchaser further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Forward Purchase Shares were legally derived. The Purchaser also represents and warrants that none of the funds held by the Purchaser and used to purchase the Forward Purchase Shares were obtained, directly or indirectly, from a Prohibited Investor, and that no Prohibited Investor has any property interest therein.
(q)   No Other Representations and Warranties; Non-Reliance; Exculpation.   Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and Newco in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company or Newco, any person on behalf of the Company or Newco or any of the Company’s or Newco’s affiliates (collectively, the “Company Parties” or “Newco Parties”) or the Placement Agents or any of the Placement Agents’ affiliates. The Purchaser acknowledges and agrees that the Placement Agents, their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall have no liability to the Purchaser, or to any other purchaser, pursuant to, arising out of or relating to this Agreement or any other agreement related to the private placement of the Forward Purchase Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Forward Purchase Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Placement Agents, their affiliates or any control persons, officers, directors, employees, partners, agents or representatives. The Purchaser further acknowledges and is aware that the Placement Agents will receive compensation as disclosed in the Registration Statement, including deferred underwriting commissions upon the closing of the Transaction.
3.   Representations and Warranties of the Company.   The Company represents and warrants to the Purchaser and Placement Agents as follows:

F-6

(a)   Organization and Corporate Power.   The Company is an exempted company duly incorporated and validly existing and in good standing as an exempted company under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.
(b)   Capitalization.   On the date hereof, the authorized share capital of the Company consists of:
(i)   500,000,000 Class A Shares, par value $0.0001 per share, 28,500,000 of which are issued and outstanding as of the date hereof. All of the issued and outstanding Class A Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(ii)   30,000,000 Class F ordinary shares of the Company, par value $0.0001 per share (the “Class F Shares”), 3,166,667 of which are issued and outstanding as of the date hereof. All of the issued and outstanding Class F Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(iii)   30,000,000 Class G ordinary shares of the Company, par value $0.0001 per share (the “Class G Shares”), 6,333,333 of which are issued and outstanding as of the date hereof. All of the issued and outstanding Class G Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(iv)   5,000,000 preferred shares, par value $0.0001 per share, none of which are issued and outstanding.
(c)   Authorization.   All corporate action required to be taken by the Company’s board of directors (“Board of Directors”) and shareholders in order to authorize the Company to enter into this Agreement has been taken or will be taken prior to the Forward Closing. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(d)   Governmental Consents and Filings.   Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.
(e)   Compliance with Other Instruments.   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the organizational documents of the Company, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.
(f)   Operations.   As of the date hereof, the Company has not conducted, and prior to the Business Combination Closing the Company will not conduct, any operations other than organizational activities and activities in connection with offerings of its securities in each case other than as in connection with the Definitive Business Combination.

F-7

(g)   No General Solicitation.   Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Shares.
(h)   No Other Representations and Warranties; Non-Reliance.   Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, this offering, the IPO or a potential Business Combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.
4.   Representations and Warranties of Newco.   Newco represents and warrants to the Purchaser and Placement Agents as follows:
(a)   Organization and Corporate Power.   Newco is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.
(b)   Authorization.   All corporate action required to be taken by the Newco’s board of directors (“Board of Directors”) and shareholders in order to authorize Newco to enter into this Agreement and to issue the Forward Purchase Shares has been taken or will be taken prior to the Forward Closing. All action on the part of the shareholders, directors and officers of Newco necessary for the execution and delivery of this Agreement, the performance of all obligations of the Newco under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of the Forward Purchase Shares has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by the Newco, shall constitute the valid and legally binding obligation of Newco, enforceable against Newco in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.
(c)   Valid Issuance of Forward Purchase Shares.
(i)   The Forward Purchase Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of Newco will be validly issued, fully paid and nonassessable, as applicable, and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described in Section 4(d) below, the Forward Purchase Shares will be issued in compliance with all applicable federal and state securities laws.
(ii)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Newco or, to the Newco’s knowledge, any Newco Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii – iv) or (d)(3), is applicable. “Newco Covered Person” means, with respect to Newco as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).
(d)   Governmental Consents and Filings.   Assuming the accuracy of the representations and warranties made by the Purchasers in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local

F-8

governmental authority is required on the part of Newco in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities laws, if any, and pursuant to the Registration Rights.
(e)   Compliance with Other Instruments.   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the organizational documents of Newco, (ii) of any instrument, judgment, order, writ or decree to which Newco is a party or by which it is bound, (iii) under any note, indenture or mortgage to which Newco is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which Newco is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to Newco, in each case (other than clause (i)) which would have a material adverse effect on Newco or its ability to consummate the transactions contemplated by this Agreement.
(f)   Operations.   As of the date hereof, Newco has not conducted, and prior to the Business Combination Closing Newco will not conduct, any operations other than organizational activities and activities in connection with offerings of its securities in each case other than as in connection with the Definitive Business Combination.
(g)   No General Solicitation.   Neither Newco, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Shares.
(h)   No Other Representations and Warranties; Non-Reliance.   Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Newco Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Newco, this offering, the IPO or a potential Business Combination, and the Newco Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Newco Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser.
5.   Registration Rights; Transfer
(a)   Registration.   Newco agrees that the Purchaser shall have the registration rights set forth on Exhibit A.
(b)   Indemnification.
(i)   Newco shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless the Purchaser (to the extent a seller under a Forward Registration Statement (as defined in Exhibit A)), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees and investment advisers of the Purchaser, each person who controls the Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and the officers, directors, partners, members, managers, shareholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented costs of preparation and investigation and reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) and all other reasonable and documented out-of-pocket expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a Forward Registration Statement, any prospectus included in a Forward Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading,

F-9

except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding the Purchaser furnished in writing to Newco by the Purchaser expressly for use therein.
Newco shall notify the Purchaser promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which Newco is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by the Newco.
(ii)   The Purchaser shall, severally and not jointly with any other selling shareholder named in a Forward Registration Statement, indemnify and hold harmless Newco, its directors, officers, agents and employees, each person who controls Newco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or that are based upon any untrue or alleged untrue statement of a material fact contained in a Forward Registration Statement, any prospectus included in a Forward Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the Purchaser furnished in writing to Newco by the Purchaser expressly for use therein. In no event shall the liability of the Purchaser be greater in amount than the dollar amount of the net proceeds received by the Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.
(c)   Transfer.   All of the Purchaser’s rights and obligations hereunder with respect to the Forward Purchase may be transferred or assigned with the prior written consent of the Company, Newco and the Sponsor, at any time and from time to time prior to the Business Combination Closing and in whole or in part, to any Forward Transferees; provided that any such permitted transfer or assignment shall not relieve the Purchaser of any of its rights or obligations hereunder. Upon any such transfer or assignment:
(i)   the applicable Forward Transferee(s) shall execute a joinder to this Agreement in the form attached hereto as Exhibit B (the “Joinder Agreement”), which shall, on the signature page to the Joinder Agreement, reflect the number of Forward Purchase Shares such Forward Transferee(s) shall have the right to purchase (the “Forward Transferee Shares”), and, upon such execution, such Forward Transferee(s) shall have all the same rights and obligations of the Purchaser hereunder with respect to the Forward Transferee Shares, subject to the limitations of Section 5(c)(ii) below, and references herein to the “Purchaser” shall be deemed to refer to and include any such Forward Transferee(s) with respect to such Forward Transferee(s) and to their Forward Transferee Shares; provided, that any representations, warranties, covenants and agreements of the Purchaser and any such Forward Transferee(s) shall be several and not joint and shall be made as to the Purchaser or any such Forward Transferee(s), as applicable, as to itself only;
(ii)   all of the rights and obligations of each Forward Transferee with respect to the Forward Purchase may not be transferred or assigned, at any time and from time to time and in whole or in part, except the rights and obligations of each Forward Transferee with respect to the Forward Purchase may be transferred or assigned, at any time and from time to time and in whole or in part to any affiliate of TPG, subject to the same terms and procedures as a transfer or assignment from the Purchaser to the Forward Transferees;
(iii)   upon a Forward Transferee’s execution and delivery of a Joinder Agreement, the number of Forward Purchase Shares permitted to be purchased by the Purchaser in the Forward Purchase hereunder shall be reduced by the total number of Forward Purchase Shares permitted to be purchased by the applicable Forward Transferee pursuant to the applicable Joinder Agreement,

F-10

which reduction shall be evidenced by the Purchaser and the Company amending Schedule A to this Agreement to reflect each transfer and updating the “Number of Forward Purchase Shares”, and “Aggregate Purchase Price for Forward Purchase Shares” on the Purchaser’s signature page hereto to reflect such reduced number of Forward Purchase Shares. For the avoidance of doubt, this Agreement need not be amended and restated in its entirety, but only Schedule A and the Purchaser’s signature page hereto need be so amended and updated and executed by the Purchaser and the Company upon the occurrence of any such transfer of Forward Transferee Shares.
6.   Additional Agreements and Acknowledgements of the Purchaser.
(a)   Trust Account.
(i)   The Purchaser hereby acknowledges that it is aware that the Company will establish a trust account (the “Trust Account”) for the benefit of its public shareholders upon the IPO Closing. The Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares, if any, held by it.
(ii)   The Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it. In the event the Purchaser has any Claim against the Company under this Agreement, the Purchaser shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it.
(b)   Voting.   The Purchaser hereby agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, the Purchaser shall vote any Class A Shares owned by it on the record date for the stockholder vote in favor of any proposed Business Combination. If the Purchaser fails to vote any Class A Shares it is required to vote hereunder in favor of a proposed Business Combination, the Purchaser hereby grants hereunder to the Company and any representative designated by the Company without further action by the Purchaser a limited irrevocable power of attorney to effect such vote on behalf of the Purchaser, which power of attorney shall be deemed to be coupled with an interest.
(c)   No Short Sales.   The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Business Combination Closing. For purposes of this Section 6, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), each of such foregoing instruments that is naked short, and short sales and other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, if the Company enters into a purchase agreement in respect of a private investment in public equity (a “PIPE Agreement”) with a non-TPG Party that either (1) does not include a restriction on Short Sales or (2) contains restrictions on Short Sales that are less restrictive than the restrictions in the first two sentences of this paragraph, the Purchaser will, in the case of (1), not be subject to the foregoing restriction on Short Sales or, in the case of (2), be subject to the restrictions on Short Sales set forth in the PIPE Agreement (in lieu of the foregoing restrictions), in each case, as of the date of the PIPE Agreement. Upon the entry into any such PIPE Agreement, the Company will provide the Purchaser with notice of any restriction on Short Sales contained in the PIPE Agreement. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets, the restriction on Short Sales set forth above shall not apply to other portfolio managers who manage other portions of such

F-11

Purchaser’s assets and who make any Short Sales without reference to or knowledge of the Purchaser’s investment in the Forward Purchase Shares.
7.   Listing.   The Company and Newco will use commercially reasonable efforts to maintain the listing of the Class A Shares on the New York Stock Exchange (or another national securities exchange).
8.   Forward Closing Conditions.
(a)   The obligation of the Purchaser to purchase the Forward Purchase Shares at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of the following conditions, which, to the extent permitted by applicable laws, may be waived by the Purchaser:
(i)   The Company shall not have delivered to each Purchaser a revocation of the Notice with respect to such Forward Purchase. For the avoidance of doubt, the obligation of each Purchaser to purchase the Forward Purchase Shares at the Forward Closing is not subject to the satisfaction of the obligations of any other Purchaser under this Agreement.
(ii)   All representations and warranties of the Company and Newco set forth in Section 3 and Section 4 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;
(iii)   The Company and Newco shall have performed, satisfied and complied (unless waived) in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company and Newco at or prior to the Forward Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by Purchaser to the Company and Newco and the Company and Newco fail to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice;
(iv)   No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, preventing the purchase by the Purchaser of the Forward Purchase Shares;
(v)   all conditions precedent to the Business Combination Closing, including all necessary approvals of the company’s shareholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Business Combination, but subject to satisfaction or waiver of such conditions as of the closing of the Business Combination); and
(vi)   The terms of the Transaction Agreement (including the conditions thereto) shall not have been amended by the Company in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Purchaser would reasonably expect to receive under this Agreement unless Purchaser has consented in writing to such amendment. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment or extension of the Outside Date (as defined in the Transaction Agreement) shall not materially and adversely affect the economic benefits that Purchaser would reasonably expect to receive under this Agreement.
(b)   The obligation of Newco to sell the Forward Purchase Shares at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of the following conditions, which, to the extent permitted by applicable laws, may be waived by the Company:
(i)   The Company shall not have delivered to the Purchaser a revocation of the Notice with respect to such Forward Purchase.

F-12

(ii)   All representations and warranties of the Purchaser set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of such Forward Closing date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or their ability to consummate the transactions contemplated by this Agreement;
(iii)   The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to such Forward Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by the Company and Newco to the Purchaser and the Purchaser fail to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice; and
(iv)   No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Forward Purchase Shares.
9.   Termination.   This Agreement may be terminated at any time prior to the Forward Closing:
(a)   by mutual written consent of the Company, Newco and the Purchaser;
(b)   automatically:
if the Definitive Business Combination is not consummated within 24 months from the IPO Closing, unless extended upon approval of the Company’s shareholders in accordance with the organizational documents of the Company
In the event of any termination of this Agreement pursuant to this Section 9, any Forward Purchase Price (and interest thereon, if any), if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser, the Company shall ensure appropriate instruments are executed to ensure that the any holder of Class A Shares issued in the IPO will have no claim to such funds, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each of the parties shall cease; provided, however, that nothing contained in this Section 9 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.
10.   General Provisions.
(a)   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to:
TPG Pace Solutions Corp.,
301 Commerce St., Suite 3300,
Fort Worth, TX 76102
Attention: Jerry Neugebauer and Michael LaGatta
E-mail: officeofthegeneralcounsel@tpg.com

F-13

with a copy to the Company’s counsel at:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Alexander D. Lynch and Brian Parness
E-mail: Alex.Lynch@weil.com, Brian.Parness@weil.com
All communications sent to Newco shall be sent to
Vacasa, Inc.
850 NW 13th Ave
Portland, OR 97209
Attention: Lisa Jurinka, Chief Legal Officer
Email: legal@vacasa.com with a copy to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill, Eric Schwartzman and Nicholas Luongo
Email: Justin.Hamill@lw.com; Eric.Schwartzman@lw.com; Nick.Luongo@lw.com
All communications to the Purchaser shall be sent to the Purchaser’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 10(a).
(b)   No Finder’s Fees.   Other than fees payable to the Placement Agents (which will be borne by the Company), each of the parties represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or their respective officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
(c)   Adjustments to Notional Amounts.   In the event of any change to the capital structure of the Company, whether dilutive or otherwise, by way of a share dividend or share split, or any other dividend however described, the Forward Purchase Shares and the Forward Purchase Price will be adjusted to account for such changes.
(d)   Survival of Representations and Warranties.   All of the representations and warranties contained herein shall survive the consummation of the transactions contemplated by this Agreement or (subject to Section 9 herein) the termination hereof.
(e)   Entire Agreement.   This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.
(f)   Successors.   All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding the foregoing sentence, the parties acknowledge and agree

F-14

that the Placement Agents are third-party beneficiaries of the acknowledgements, representations, warranties and covenants of the parties contained in this Agreement.
(g)   Assignments.   Except as otherwise specifically provided herein, the Purchaser may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company and Newco. The Company and Newco may not assign either this Agreement or their rights, interests, or obligations hereunder without the written approval of such Purchaser.
(h)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
(i)   Headings.   The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
(j)   Governing Law.   This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.
(k)   Jurisdiction.   The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(l)   Waiver of Jury Trial.   The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.
(m)   Amendments.   This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company, Newco, Sponsor and the Purchaser.
(n)   Severability.   The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
(o)   Expenses.   Each of the Company, Newco and the Purchaser will bear its own costs and expenses incurred in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent, stamp taxes and all The Depository Trust Company fees associated with the issuance of the Forward Purchase Shares.
(p)   Construction.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.

F-15

Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.
(q)   Waiver.   No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.
(r)   Confidentiality.   Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.
(s)   Specific Performance.   The Purchaser agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser in accordance with the terms hereof and that the Company shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.
(t)   Effectiveness.   This Agreement will be effective on the date hereof. In the event that the Transaction Agreement is terminated, prior to the consummation of the transactions contemplated thereby, this Agreement will automatically and without further action be void and have no further effect. The Initial Forward Purchase Agreement will thereupon continue in effect in accordance with its terms.
[Signature Page Follows]

F-16

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.
PURCHASER:
TPG HOLDINGS III, L.P.
By:	TPG Holdings III-A, L.P., its general partner
By:	TPG Holdings III-A, Inc., its general partner
By:	/s/ Michael LaGatta Name: Michael LaGatta Title: Vice President Address for Notices: 301 Commerce St., Suite 3300, Fort Worth, TX 76102 E-mail: officeofthegeneralcounsel@tpg.com
COMPANY:
TPG PACE SOLUTIONS CORP.
By:	/s/ Eduardo Tamraz Name: Eduardo Tamraz Title: President
SPONSOR:
TPG PACE SOLUTIONS SPONSOR, SERIES LLC
By:	/s/ Michael LaGatta Name: Michael LaGatta Title: Vice President
[Signature Page to Forward Purchase Agreement]

F-17

NEWCO:
VACASA, INC.
By:	/s/ Matt Roberts Name: Matt Roberts Title: President

F-18

SCHEDULE A
SCHEDULE OF TRANSFERS OF FORWARD PURCHASE SHARES
The following transfers of a portion of the number of Forward Purchase Shares have been made:
Date of Transfer	Transferee	Number of Forward Purchase Shares Transferred

TO BE EXECUTED UPON ANY ASSIGNMENT OR FINAL DETERMINATION OF FORWARD PURCHASE SHARES:
Schedule A as of            , 202[ ], accepted and agreed to as of this day of            , 202[ ] by:
PURCHASER:
TPG HOLDINGS III, L.P.
By:	Name: Title:
Address for Notices:
E-mail:
COMPANY:
TPG PACE SOLUTIONS CORP.
By:	Name: Title:

F-Schedule A-1

EXHIBIT A
REGISTRATION RIGHTS
1.   Newco shall (i) use commercially reasonable efforts to file within thirty (30) calendar days after the Business Combination Closing (the “Filing Date”) a registration statement on Form S-3, or if Newco is ineligible to use Form S-3, on Form S-1, for a secondary offering (including any successor registration statement covering the resale of the Registrable Securities a “Forward Registration Statement”) of (x) the Class A Shares and (y) any other equity security of Newco issued or issuable with respect to the securities referred to in clause (x) by way of a share dividend or share split, or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and (z) any other shares of Newco that the Purchasers may have purchased in the open market (collectively, the “Registrable Securities”) pursuant to Rule 415 under the Securities Act; (ii) to use commercially reasonable efforts to cause a Forward Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Newco that it will “review” the Registration Statement) following the Business Combination Closing and (ii) the 10th Business Day after the date Newco is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided however, that Newco’s obligation to include the Registrable Securities in the Forward Registration Statement are contingent upon the Purchaser furnishing in writing to Newco such information regarding the Purchaser, the securities of Newco held by the Purchaser and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Newco to effect the registration of the Registrable Securities, and the Purchaser shall execute such documents in connection with such registration as Newco may reasonably request that are customary of a selling stockholder in similar situations, including providing that Newco shall be entitled to postpone and suspend the effectiveness or use of the Forward Registration Statement as permitted hereunder. Newco shall maintain each Forward Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Forward Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Forward Registration Statement. In the event Newco files a Forward Registration Statement on Form S-1, Newco shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after Newco is eligible to use Form S-3. For purposes of clarification, any failure by Newco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Newco of its obligations to file or effect the Registration Statement as set forth in this Exhibit A.
2.   In the case of the registration, qualification, exemption or compliance effected by Newco pursuant to this Agreement, Newco shall, upon reasonable request, inform the Purchaser as to the status of such registration, qualification, exemption and compliance. At its expense the Newco shall:
(i)   except for such times as Newco is permitted hereunder to suspend the use of the prospectus forming part of a Forward Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Newco determines to obtain, continuously effective with respect to the Purchaser, and to keep the applicable Forward Registration Statement or any subsequent shelf Forward Registration Statement free of any material misstatements or omissions, until the earlier of the following: (i) the Purchaser ceases to hold any Registrable Securities or (ii) the date all Registrable Securities held by the Purchaser may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Newco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three (3) years from the Effective Date of the Forward Registration Statement. “Effective Date” as used herein shall mean the date on which the Forward Registration Statement is first declared effective by the SEC. The period of time during which Newco is required hereunder to keep a Forward Registration Statement effective is referred to herein as the “Registration Period”;
(ii)   during the Registration Period, advise the Purchaser within five (5) Business Days:

F-A-1

(1)   when a Forward Registration Statement or any amendment thereto has been filed with the SEC and when such Forward Registration Statement or any post-effective amendment thereto has become effective;
(2)   of any request by the SEC for amendments or supplements to any Forward Registration Statement or the prospectus included therein or for additional information;
(3)   after it shall have received notice or obtained knowledge of the issuance by the SEC of any stop order suspending the effectiveness of any Forward Registration Statement or the initiation of any proceedings for such purpose;
(4)   of the receipt by Newco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(5)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Forward Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
(iii)   during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Forward Registration Statement as soon as reasonably practicable;
(iv)   during the Registration Period, upon the occurrence of any event contemplated in Section 2(ii)(5) above, except for such times as Newco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Forward Registration Statement, Newco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Forward Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   during the Registration Period, use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by Newco have been listed; and
(vi)   during the Registration Period, use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Purchaser to sell the Registrable Securities under Rule 144.
3.   Notwithstanding anything to the contrary in this Agreement, Newco shall be entitled to delay or postpone the effectiveness of the Forward Registration Statement, and from time to time to require the Purchaser not to sell under the Forward Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Newco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Newco’s Board of Directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Newco in the Forward Registration Statement of material information that Newco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Forward Registration Statement would be expected, in the reasonable determination of Newco’s Board of Directors, upon the advice of legal counsel, to cause the Forward Registration Statement to fail to comply with applicable disclosure requirements or is otherwise necessary for the Forward Registration Statement to not contain a material misstatement or omission (each such circumstance, a “Suspension Event”); provided, however, that Newco may not delay or suspend the Forward Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelvemonth period. Upon receipt of any written notice from Newco of the happening

F-A-2

of any Suspension Event during the period that the Forward Registration Statement is effective or if as a result of a Suspension Event the Forward Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein (in the case of a Forward Registration Statement) or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Purchaser agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Forward Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Purchaser receives copies of a supplemental or amended prospectus (which Newco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Newco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Newco unless otherwise required by law or subpoena. If so directed by Newco, the Purchaser will deliver to Newco or, in the Purchaser’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent the Purchaser is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data backup.
4.   The Purchaser may deliver written notice (including via email in accordance with Section 10(a) of the Agreement) (an “Opt-Out Notice”) to Newco requesting that the Purchaser not receive notices from Newco otherwise required by this Section 4; provided, however, that the Purchaser may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Purchaser (unless subsequently revoked), (i) Newco shall not deliver any such notices to the Purchaser and the Purchaser shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Purchaser’s intended use of an effective Forward Registration Statement, the Purchaser will notify Newco in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4 and the related suspension period remains in effect, Newco will so notify the Purchaser, within one (1) Business Day of the Purchaser’s notification to Newco, by delivering to the Purchaser a copy of such previous notice of Suspension Event, and thereafter will provide the Purchaser with the related notice of the conclusion of such Suspension Event immediately upon its availability.

F-A-3

EXHIBIT B
JOINDER TO FORWARD PURCHASE AGREEMENT
Each of the undersigned is executing and delivering this Joinder (this “Joinder”) pursuant to the Forward Purchase Agreement, dated as of July [•], 2021 (the “Forward Purchase Agreement”), between TPG Pace Solutions Corp., a Cayman Islands exempted company (the “Company”), Vacasa, Inc., and TPG Holdings III, L.P. (the “Purchaser”), a Delaware limited partnership.
By executing and delivering this Joinder to the Company, each of the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Forward Purchase Agreement as a Purchaser as of the date hereof in the same manner as if the undersigned were an original signatory to the Forward Purchase Agreement; provided that the price per Forward Purchase Share to be purchased by the undersigned shall be $9.50.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

F-B-1

TRANSFEREE:
Signature of Transferee:		Signature of Joint Transferee, if applicable:
By:	Name: Title:	By:	Name: Title:
Date: ,		Name of Joint Transferee, if applicable:
Name of Transferee:		(Please Print. Please indicate name and capacity of person signing above)
(Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Transferee’s EIN:		Joint Transferee’s EIN:
Business Address-Street:		Mailing Address-Street (if different):

City, State, Zip:		City, State, Zip:
Attn:		Attn:
Telephone No.:		Telephone No.:
Facsimile No.:		Facsimile No.:

F-B-2

[To be completed by the Company]
Number of Forward Purchase Shares:
Aggregate Purchase Price for Forward Purchase Shares:	$

F-B-3

Annex G
FORM OF TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2021, by and between TPG Pace Solutions Corp., a Cayman Islands exempted company (“TPG Pace”), Vacasa Holdings LLC, a Delaware limited liability company (the “Company”), Turnkey Vacations, Inc. (“TK Newco”) and [•] (the “Holder”). Each of TPG Pace, the Company and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, TPG Pace, Blocker Merger Subs, Blockers (including TK Newco), Vacasa, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Newco”), the Company and the other Persons party thereto, have entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, TPG Pace will acquire the Company on the terms and subject to the conditions set forth in the Business Combination Agreement (the “Business Combination”);
WHEREAS, the Holder is the owner of the number and type of Company Equity Securities set forth on Schedule A hereto (together with any other Company Equity Securities that the Holder acquires after the date hereof, collectively, the “Subject Shares”);
WHEREAS, in consideration for the benefits to be received by the Holder under the terms of the Business Combination Agreement and as a material inducement to TPG Pace and the other parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, the Parties acknowledge and agree that TPG Pace and the other parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Holder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
WHEREAS, the Business Combination constitutes a deSPAC Transaction and Sale of the Company (both as defined in the Company’s Third Amended and Restated Limited Liability Company Agreement, dated as of April 1, 2021 (the “Company LLCA”)).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Holder Consent and Related Matters.
(a)   As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Holder shall duly execute, and become party to, a true and correct copy of an irrevocable written consent to be delivered by the Company to TPG Pace approving the Business Combination Agreement, the Allocation Schedule, the Transaction Documents to which the Company or any Blocker, as applicable, is or will be a party and the Transactions (including the Mergers and each Blocker Merger, as applicable) in the form of Exhibit H to the Business Combination Agreement, which consent shall constitute any and all necessary or requisite consent of the Holder to the Transactions under all applicable provisions of the Company LLCA and the Stockholders Agreement

of TK Newco dated April 1, 2021, to which the Holder is subject, as applicable, including, Section 5.3, Section 5.4, Section 5.5 and Section 6.8 of the Company LLCA.
(b)   Each of the Holder and the Company shall (i) exercise the drag-along rights pursuant to and in accordance with Section 6.8 of the Company LLCA (the “Drag-Along Rights”), including but not limited to, in the case of the Company, issuing the Drag Along Notice (as defined in the Company LLCA) no later than ten (10) business days prior to the Closing Date (as defined in the Business Combination Agreement), and in the case of the Holder, delivering and executing the Drag-Along Notice and (ii) comply with and fully perform all of its obligations related to the Drag-Along Rights.
(c)   Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote, consent or approval of the holders of the outstanding shares of Company Stock, the Holder shall (a) vote (or cause to be voted) all shares of its Company Equity Securities currently or hereinafter owned by such Holder (i) in favor of the Business Combination Agreement and the Transactions, (ii) against any Alternative Transaction or any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement and the Transactions), (iii) against any proposal in opposition to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement or the Transactions, and (iv) against any proposal, action or agreement that would (A) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (B) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, and (b) not commit or agree to take any action inconsistent with the foregoing.
(d)   Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which the Holder’s vote, consent or other approval (including by written consent) is sought, such Holder shall vote (or cause to be voted) all of its Company Equity Securities (to the extent such Company Equity Securities are then entitled to vote thereon), currently or hereinafter owned by such Holder against and withhold consent with respect to any Alternative Transaction. No Holder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.
2.   Other Covenants and Agreements.
(a)   The Holder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor its affiliates and, from and after the Effective Time, TPG Pace (and its affiliates) shall have any further obligations or liabilities under each such agreement; provided, however, that the indemnification and other provisions that are contemplated to survive the agreement marked with an asterisk (*) on Schedule B shall survive such termination in accordance with their terms. Without limiting the generality of the foregoing, the Holder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.
(b)   The Holder shall be bound by, subject to, and afforded the benefits of, as applicable, (i) Section 9.08 (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Holder is directly party thereto, and (ii) Section 9.04 (Exclusivity) and Section 8.03 (Claims against Trust Account) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto.
(c)   The Holder acknowledges and agrees that TPG Pace and the other parties are entering into the Business Combination Agreement in reliance upon the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, TPG Pace and the other parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.
(d)   The Holder hereby covenants and agrees that it shall not (i) enter into any voting agreement or voting trust with respect to any of such Holder’s Subject Shares that is inconsistent with its obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of its Subject Shares that is inconsistent with its obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(e)   The Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.
(f)   The Holder hereby consents to the publication and disclosure in the Registration Statement/Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by TPG Pace or the Company to any Governmental Authority or to securityholders of TPG Pace) of the Holder’s identity and beneficial ownership of Subject Shares and the nature of the Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by TPG Pace or the Company, a copy of this Agreement. The Holder will promptly provide any information reasonably requested by TPG Pace or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
(g)   The Holder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by TPG Pace or the Company, to effect the actions and consummate the transactions contemplated by the Business Combination Agreement and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
3.   Holder Representations and Warranties.    The Holder represents and warrants to TPG Pace as follows:
(a)   If the Holder is not an individual, the Holder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). If the Holder is an individual, the Holder has the authority to enter into, deliver and perform its obligations under this Agreement.
(b)   If the Holder is not an individual, the Holder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Holder. If the Holder is an individual, the signature on this Agreement is genuine, and the Holder has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid, legal and binding agreement of the Holder (assuming that this Agreement is duly authorized, executed and delivered by TPG Pace), enforceable against the Holder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Holder with respect to the Holder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
(d)   None of the execution or delivery of this Agreement by the Holder, the performance by the Holder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Holder is not an individual, result in any breach of any provision of the Holder’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which the Holder is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which the Holder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
(e)   The Holder is the owner of the Subject Shares and has valid, good and marketable title to the Subject Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under any Company Organizational Document). Except for the Company Equity Securities set forth on Schedule A hereto, together with any other Company Equity Securities that the Holder acquires after the date hereof, which may only occur where TPG Pace has provided its prior written consent, the Holder does not own, beneficially or of record, any equity securities of Company or its subsidiaries. Except as otherwise expressly contemplated by any Company Organizational Document and any related acknowledgement agreement existing on the date hereof and made available to TPG Pace or that is entered into in accordance with the Business Combination Agreement, the Holder does not have the right to acquire any equity securities of Company or its subsidiaries. The Holder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Shares and, except for this Agreement, the Business Combination Agreement and any Company Organizational Document, the Holder is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer (as defined below) any of the Subject Shares or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the Subject Shares.
(f)   There is no Proceeding pending or, to the Holder’s knowledge, threatened against the Holder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
(g)   The Holder, on his, her or its own behalf and on behalf of his, her or its officers, directors, employees, partners, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”), acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, TPG Pace and (ii) he, she or it has been furnished with or given access to such documents and information about TPG Pace and its business and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.
(h)   In entering into this Agreement and the other Ancillary Agreements to which he, she or it is or will be a party, the Holder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which he, she or it is or will be a party and no other representations or warranties of TPG Pace (including, for the avoidance of doubt, none of the representations or warranties of TPG Pace set forth in the Business Combination Agreement or any other Ancillary Document), any Nonparty Affiliate of TPG Pace or any other Person, either express or implied, and the Holder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which he, she or it is or will be a party, none of TPG Pace, any Nonparty Affiliate of TPG Pace or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.
(i)   Except as described on Section 5.22 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Holder, for which the Company or any of its Affiliates may become liable.
4.   Transfer of Subject Securities.    Except as expressly contemplated by the Business Combination Agreement, as set forth on Schedule C hereto or with the prior written consent of TPG Pace and the Company (such consent to be given or withheld in each such party’s sole discretion), from and after the date hereof, the Holder agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer the Subject Shares or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of the Subject Shares, or (c) take any actions or publicly announce any intentions to take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest or the underlying economic rights (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). [Notwithstanding anything to the contrary herein, the Holder may from time to time Transfer any of the Subject Shares to its Affiliates or to its direct or indirect investors without TPG Pace’s or the Company’s prior written consent if, prior to such Transfer, such Affiliate or investor enters into a joinder to this Agreement in a form reasonably acceptable to TPG Pace and the Company (and any other Transfer shall be void ab initio).]1
5.   New Shares.    In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to the Holder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) the Holder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) the Holder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Holder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Holder as of the date hereof.
6.   Termination.    This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; (b) the valid termination of the Business Combination Agreement in accordance with its terms; and (c) the written agreement of TPG Pace, the Company and the Holder (the earliest such date under clause (a), (b) and (c) being referred to herein as the “Expiration Time”). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement until the Effective Time, (iii) Section 7 shall survive the termination of this Agreement pursuant to this Section 6, and (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 8.03 (Claims Against Trust Account) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 6(b). For purposes of this Section 6, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
7.   No Recourse.    Except for claims expressly provided in the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against Company or any Nonparty Affiliate of Company (other than the Holder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Nonparty Affiliate of TPG Pace, and (b) none of Company, any Nonparty Affiliates of Company other than the Holder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Nonparty Affiliate of TPG Pace shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
8.   Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
If to TPG Pace, to:
c/o TPG Pace Solutions Corp.
301 Commerce St., Suite 3300
Fort Worth, TX
Attention: General Counsel
Email: officeofthegeneralcounsel@tpg.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 5th Avenue
Ney York, NY 10153
Attention: Douglas P. Warner
          Christopher R. Machera
Email: doug.warner@weil.com
      chris.machera@weil.com

1
The ability to Transfer to Affiliates and investors subject to execution of a joinder will only be included in the form that is provided to Holders that are institutional investors, not individuals.

If to the Company, to:
c/o Vacasa Holdings LLC
850 NW 13th Ave
Portland, OR 97209
Attention: Lisa Jurinka, Chief Legal Officer
Email: legal@vacasa.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill, Eric Schwartzman and Nicholas Luongo
Email: Justin.Hamill@lw.com; Eric.Schwartzman@lw.com; Nick.Luongo@lw.com
If to the Holder, to:
[•]
[•]
[•]
Attention:    [•]
Facsimile:    [•]
Email:       [•]
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
9.   Entire Agreement.    This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
10.   Amendments and Waivers; Assignment.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Holder, the Company and TPG Pace. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Holder without TPG Pace’s prior written consent (to be withheld or given in its sole discretion) [other than as set forth in Section 4 of this Agreement]2.
11.   Fees and Expenses.    Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
12.   Remedies.    Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of

2
Bracketed language will only be included in the form that is provided to Holders that are institutional investors, not individuals damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
13.   No Third Party Beneficiaries.    Except as set forth in Section 7 of this Agreement, this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
14.   Miscellaneous.    Sections 12.02 (Nonsurvival of Representations, Warranties and Covenants), 12.03 (Severability), 12.06 (Governing Law), 12.07 (Waiver of Jury Trial), 12.08 (Headings) and 12.09 (Counterparts) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
TPG PACE SOLUTIONS CORP.
By:

Name:
Title:
VACASA HOLDINGS LLC
By:

Name:
Title:
TURNKEY VACATIONS, INC.
By:

Name:
Title:
[Signature Page to Transaction Support Agreement]

[HOLDER]
By:

Name:
Title:
[Signature Page to Transaction Support Agreement]

Annex H
VACASA, INC.
STOCKHOLDERS AGREEMENT
Dated as of [•], 2021

H-i

STOCKHOLDERS AGREEMENT
This STOCKHOLDERS AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of [ ], 2021, by and among (i) Vacasa, Inc., a Delaware corporation (the “Issuer”); (ii) the Silver Lake Stockholders (as hereinafter defined); (iii) the Riverwood Stockholders (as hereinafter defined), (iv) the Level Equity Stockholders (as hereinafter defined), (v) the TPG Stockholders (as hereinafter defined), (vi) the EB Stockholders (as hereinafter defined) and any other Person who becomes a party hereto pursuant to Article VI (each a “Stockholder” and, collectively, the “Stockholders”).
WHEREAS, pursuant to the Business Combination Agreement, dated as of July 28, 2021, by and among TPG Pace Solutions Corp. (“TPG”), Vacasa Holdings LLC (“OpCo”), the Issuer and the other parties thereto (the “Business Combination Agreement”), the Issuer will issue shares of its Class A Common Stock (as defined herein) and Class B Common Stock (as defined herein) to the Stockholders as consideration in connection with the Business Combination.
WHEREAS, concurrently with the consummation of the Business Combination (as hereinafter defined), all issued and outstanding shares of Class F Common Stock (as defined herein) have converted into shares of Class A Common Stock in accordance with the Amended and Restated Certificate of Incorporation (as defined herein) of the Issuer.
WHEREAS, following the consummation of the Business Combination, certain of the Stockholders continue to hold OpCo Up-C Units (as defined herein).
WHEREAS, in connection with the consummation of the Business Combination, the parties hereto have agreed to enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of Shares (as hereinafter defined) after consummation of the Business Combination.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes hereof, none of the Stockholders, the Issuer, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio operating company in which the Stockholders or any of their investment fund Affiliates have made a debt or equity investment, and none of the Stockholders or any of their Affiliates shall be considered an Affiliate of (a) Issuer or any of its Subsidiaries or (b) each other.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated Certificate of Incorporation” means the Issuer’s amended and restated certificate of incorporation to be filed and effective in connection with the consummation of the Business Combination.
“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to Beneficially Own any securities of the Issuer held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).
“Block Trade” means a “Block Trade” as defined in the Registration Rights Agreement.

“Board” means the Board of Directors of the Issuer.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.
“Change in Control” means the occurrence of any of the following events:
(a)   the stockholders of the Issuer approve a plan of complete liquidation or dissolution of the Issuer or there is consummated an agreement or series of related agreements for the sale or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Issuer (including a sale of all or substantially all of the assets of OpCo) to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than to the Stockholder Group or to any of the Stockholders or any of their respective Affiliates (collectively, the “Permitted Holders”);
(b)   any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more of the Permitted Holders, becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Issuer (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Issuer entitled to vote; or
(c)   there is consummated a merger or consolidation of the Issuer (or OpCo) with any other Person (other than one or more of the Permitted Holders), and, immediately after the consummation of such merger or consolidation, the voting securities of the Issuer (or the OpCo Up-C Units) immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;
provided that, in each case under clause (a), (b) or (c), no Change in Control shall be deemed to occur unless the Permitted Holders as a result of such transaction cease to have the ability, without the approval of any Person who is not a Permitted Holder, to elect a majority of the members of the Board of Directors or other governing body of the Issuer (or the resulting entity), and in no event shall a Change in Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Issuer or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Issuer (or owned by the Issuer in substantially the same proportions as their ownership of the Issuer). Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Issuer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Issuer immediately following such transaction or series of transactions.
“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Issuer.
“Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of the Issuer.
“Class F Common Stock” means the Class F common stock, par value $0.00001 per share, of the Issuer (including any shares of Class A common stock into which such Class F common stock converts).
“Class G Common Stock” means the Class G common stock, par value $0.00001 per share, of the Issuer (including any shares of Class A common stock into which such Class G common stock converts).

“Closing Date” means the date of the closing of the Business Combination.
“Closing Price” has the meaning set forth in Section 3.5.
“Combined Voting Power” means the combined voting power of all classes and series of Voting Securities, according to each class’ or series’ respective votes per share, voting together as a single class.
“Common Stock” means, collectively, the shares of Class A Common Stock, Class B Common Stock and Class G Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.
“Director” means any member of the Board from time to time.
“Director Designee” means a Silver Lake Designee, the Riverwood Designee, the Level Equity Designee, the TPG Designee and the EB Designee.
“Distribution” has the meaning set forth in Section 3.5.
“EB Designee” has the meaning set forth in Section 2.1(a)(v).
“EB Stockholders” means Mossytree Inc. and any of its Affiliates who hold Shares as of the applicable time.
“Economic Common Stock” means, collectively, the shares of Class A Common Stock, and Class G Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Excluded Transfer” has the meaning set forth in Section 3.8.
“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board (or any committee thereof) and as of any other date on which the determination is being made, as an “independent director” under the applicable rules of the Stock Exchange, as determined by the Board and as an “Independent Director” under Rule 10A-3 under the Exchange Act and any corresponding requirement of Stock Exchange rules for audit committee members, as well as any other independence requirements of the U.S. securities laws that is then applicable to the Issuer, as determined by the Board.
“Initiating Investor” has the meaning set forth in Section 3.9.
“Issuer” has the meaning set forth in the Recitals.
“Issuer Competitor” means (i) any Person set forth on Schedule A hereto and (ii) any Person that directly competes with the business of the Issuer and its direct and indirect Subsidiaries as of the time of determination and as determined in good faith by the Board.
“Joinder Agreement” has the meaning set forth in Section 5.1.
“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.
“Level Equity Designee” has the meaning set forth in Section 2.1(a)(iii).
“Level Equity Stockholders” means LEGP I VCS, LLC, LEGP II VCS, LLC, LEGP II VCS Splitter, L.P., LEVEL EQUITY OPPORTUNITIES FUND 2015, L.P., LEOF 2015 SPLITTER (VCS), L.P., LEVEL

EQUITY OPPORTUNITIES FUND 2018, L.P., LEOF 2018 SPLITTER (VCS), L.P., Level Equity — VCS Investors, LLC and any of their Affiliates who hold Shares as of the applicable time.
“Liquidity Event” means (i) the exercise of any registration rights granted to a Stockholder pursuant to the Registration Rights Agreement, or (ii) the Transfer of Shares by a Stockholder (including, for the avoidance of doubt, but not limited to any Transfer pursuant to an underwritten public offering of Shares registered under the Securities Act or pursuant to an exemption from registration thereunder (including Rule 144), and any Distribution), provided that in no event will any Excluded Transfer constitute a Liquidity Event.
“Notice” has the meaning set forth in Section 3.1(b).
“OpCo LLC Agreement” means the “Fourth A&R LLCA” as defined in the Business Combination Agreement.
“OpCo Up-C Unit” means a “Company Up-C Unit” as defined in the Business Combination Agreement.
“Other Coordinated Offering” means an “Other Coordinated Offering” as defined in the Registration Rights Agreement.
“Permitted Holders” has the meaning set forth in the definition of “Change in Control”.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [•], 2021, by and among the Issuer, TPG, the Stockholders and each of the other Holders thereto (as defined therein).
“Riverwood Designee” has the meaning set forth in Section 2.1(a)(ii).
“Riverwood Stockholders” means RW Vacasa AIV LP, Riverwood Capital Partners II (Parallel-B) L.P., RCP II Vacasa AIV, L.P., Riverwood Capital Partners III (Parallel-B) L.P., RCP III (A) Vacasa AIV L.P. and any of their Affiliates who hold Shares as of the applicable time.
“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).
“Rule 144 Cap” means, as of any time of determination, the maximum aggregate number of the Shares (excluding, for the avoidance of doubt, the number of OpCo Up-C Units, but assuming all OpCo Up-C Units held by the Stockholders are redeemed for Class A Common Stock on a one-for-one basis and all Class G Common Stock held by the Stockholders is converted into Class A Common Stock on a one-for-one basis) held by the Stockholders that are then permitted to be sold by the Stockholders as a group in accordance with Rule 144(e) (assuming for this purpose that each Stockholder is an affiliate and acting in concert for purposes of Rule 144), after taking into account the aggregate number of Shares Transferred by the Stockholders during the relevant measurement period in reliance on Rule 144. The Rule 144 Cap applicable to any Rule 144 Transfer will be determined as of the date the Initiating Investor delivers a Notice with respect to such Rule 144 Transfer pursuant to Section 3.1(b) of this Agreement.
“Rule 144 Pro Rata Portion” means, as of any time of determination, with respect to any Stockholder, the Rule 144 Cap, multiplied by such Stockholder’s percentage ownership of the total number of issued and outstanding Shares (assuming all OpCo Up-C Units held by the Stockholders are redeemed for Class A Common Stock on a one-for-one basis and all Class G Common Stock held by the Stockholders is converted into Class A Common Stock on a one-for-one basis) held by all Stockholders immediately prior to such time of determination. For the avoidance of doubt, the Rule 144 Pro Rata Portion shall not include any Shares purchased by a Stockholder on the open market following the Business Combination.
“Rule 144 Transfer” has the meaning set forth in Section 3.4.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Shares” means shares of Economic Common Stock and OpCo Up-C Units.
“Silver Lake Designee” has the meaning set forth in Section 2.1(a)(i).
“Silver Lake Stockholders” means Series 1 of SLP Venice Aggregator, L.P., Series 2 of SLP Venice Aggregator, L.P. and any of their Affiliates who hold Shares as of the applicable time.
“Sponsor Investors” means the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders and the TPG Stockholders.
“Sponsor Letter Agreement” means that certain Insider Letter Agreement, dated as of April 13, 2021, as amended on July 28, 2021 by and among TPG, TPG Pace Solutions Sponsor, Series LLC and the Insiders (as defined therein).
“Stock Exchange” means the [New York Stock Exchange] or such other securities exchange or interdealer quotation system on which shares of Class A Common Stock are then listed or quoted.
“Stockholder” has the meaning set forth in the Preamble.
“Stockholder Group” means the “group” (as such term is used in Section 13(d) of the Exchange Act) consisting of the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders and the EB Stockholders, in each case together with their Affiliates.
“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other form of legal entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.
“TPG Designee” has the meaning set forth in Section 2.1(a)(iv).
“TPG Stockholders” means [TPG Pace Solutions Sponsor, Series LLC] and any of its Affiliates who hold Shares as of the applicable time; provided, however, that any Affiliates who receive Shares in connection with a Distribution permitted by Article III will not be TPG Stockholders for purposes of this Agreement.
“Transfer” means, with respect to any Shares, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided that, for the avoidance of doubt, a transfer of an interest in an investment fund which is, or indirectly has an interest in, a Silver Lake Stockholder, a Level Equity Stockholder, a Riverwood Stockholder, or a TPG Stockholder and which is not intended to circumvent the provisions of this Agreement shall not constitute a “Transfer.”
“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”
“Transfer Restriction Period” means the period commencing on the Closing Date and terminating on [•].
“Voting Securities” means, at any time, outstanding shares of any class of Common Stock of the Issuer, which are then entitled to vote generally in the election of directors.
Section 1.2   General Interpretive Principles.   The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
ARTICLE II
MANAGEMENT
Section 2.1   Board of Directors.
(a)   Composition; Company Recommendation.   Following the Closing Date and during the Transfer Restriction Period, each Stockholder shall have the right, but not the obligation, to designate for election to the Board, and the Issuer shall include such designees as nominees for election to the Board at all of the Issuer’s applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected (adjusted as appropriate to take into account the Issuer’s classified Board structure), other than as set forth below, subject to satisfaction of all qualification and legal requirements regarding service as a Director in accordance with Section 2.1(d), the number of designees that, if elected, will result in such Stockholder having the number of Directors serving on the Board as follows:
(i)   So long as the Silver Lake Stockholders continue to collectively Beneficially Own (A) at least 40% of the Shares Beneficially Owned by the Silver Lake Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall include in its slate of nominees two (2) Directors designated by the Silver Lake Stockholders and (B) less than 40% but at least 20% of the Shares Beneficially Owned by the Silver Lake Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, one (1) Director designated by the Silver Lake Stockholders (any such designee, a “Silver Lake Designee”).
(ii)   So long as the Riverwood Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Riverwood Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall include in its slate of nominees one (1) Director designated by the Riverwood Stockholders (any such designee, a “Riverwood Designee”).
(iii)   So long as the Level Equity Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Level Equity Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall include in its slate of nominees one (1) Director designated by the Level Equity Stockholders (any such designee, a “Level Equity Designee”).
(iv)   The Issuer shall include in its slate of nominees until the first annual meeting of Stockholders at which Directors are to be elected, one (1) Director designated by the TPG Stockholders (any such designee, a “TPG Designee”); provided that, the TPG Designee shall not be required to resign from the Board in connection with such annual meeting and may be reelected as a Director.
(v)   So long as (x) the EB Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the EB Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination and (y) none of the Shares Beneficially Owned by the EB Stockholders have been foreclosed upon by any lender, the Issuer shall include in its slate of nominees one (1) Director designated by the EB Stockholders (any such designee, an “EB Designee”).

(b)   As of the Closing Date, the Board shall be comprised of ten (10) Directors as follows:
(i)   The Directors initially designated for appointment to the Board (i) by the Silver Lake Stockholders shall be Joerg Adams, designated as a Class [•] Director, and Ryan Bone, designated as a Class [•] Director, (ii) by the Riverwood Stockholders shall be Jeff Parks, designated as a Class [•] Director, (iii) by the Level Equity Stockholders shall be Ben Levin, designated as a Class [•] Director, (iv) by the TPG Stockholders shall be Karl Peterson, designated as a Class I Director, (v) by the EB Stockholder shall be Eric Breon, designated as a Class [•] Director and (vi) shall include Matt Roberts, designated as a Class [•] Director.
(ii)   The Independent Directors initially designated for appointment to the Board are (i) Chad Cohen, designated as a Class [•] Director, (ii) Chris Terrill, designed as a Class [•] Director, and (iii) one Independent Director [to be designated as soon as practicable following the Closing] which shall be deemed a diversity candidate, designated as a Class [•] Director.
(c)   The Issuer and each of the Stockholders shall take all actions necessary and within their control so that three (3) Independent Directors who are not affiliated with any Stockholder and who are independent for Audit Committee purposes are nominated and elected to the Board.
(d)   If the Issuer’s Nominating and Corporate Governance Committee determines in good faith that a Director Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors, (ii) does not satisfy applicable legal requirements or rule or regulation of the SEC regarding service as a Director, (iii) has engaged in acts or omissions constituting a breach of the Director’s fiduciary duties to the Company and its shareholders, (iv) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (v) has engaged in any transaction involving the Company from which the Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction, the applicable designating Stockholder shall have the right to designate a different Director Designee. Notwithstanding the foregoing, with respect to each Stockholder, at least one member, partner or senior employee of such Stockholder shall be eligible to serve in such Stockholder’s Director Designee position.
(e)   Except as provided in Section 2.1(a), if the number of individuals that any Stockholder has the right to designate for election to the Board is decreased pursuant to Section 2.1(a), then the corresponding number of Director Designees of such Stockholder shall immediately offer to tender his or her resignation for consideration by the Board and, if such resignation is requested by the Board, such Director Designee or Director Designees shall resign within thirty (30) days from the date that the Stockholder’s right to designate for election to the Board was decreased, subject to the proviso in the following sentence. In the event that the Board requests such resignation, the Issuer and the Stockholders shall immediately take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual upon receipt of his or her resignation; provided that (i) the resignation of the last remaining Director Designee designated by any Stockholder may, at his or her option, resign from the Board effective at the end of his or her then current term, and (ii) notwithstanding anything to the contrary herein, a Director Designee may resign at any time regardless of the period of time left in his or her then current term.
(f)   Except as provided above and subject to the applicable provisions of the Amended and Restated Certificate of Incorporation of the Issuer, each Stockholder shall have the sole and exclusive right to (i) direct the other Stockholders to vote all their shares of Common Stock immediately for the removal of such Stockholder’s designees to the Board and (ii) designate a Silver Lake Designee, Riverwood Designee, Level Equity Designee, TPG Designee or EB Designee, as applicable (serving in the same class as the predecessor), to fill vacancies on the Board pursuant to Section 2.1(a) that are created by reason of death, removal or resignation of such Stockholder’s designees, subject to Section 2.1(d) and (e).
(g)   The Issuer and each of the Stockholders shall take all actions necessary and within their control to give effect to the provisions contained in this Article II, including (i) in the case of the Issuer, soliciting proxies to vote for each Director Designee or Independent Directors designated by the Stockholders and otherwise using its best efforts to cause each Director Designee and any Independent Directors designated by the Stockholders to be included as the only directors in the slate of nominees recommended by the Issuer and elected as a Director of the Issuer, and (ii) in the case of the Stockholders, voting the shares of Common

Stock held directly or indirectly by such Stockholders (whether at a meeting or by consent) and any of their respective Affiliates, to cause the nomination, election, removal or replacement of the Director Designees or Independent Directors designated by the Stockholders, in each case as provided for herein and otherwise using their best efforts to cause the Issuer to comply with its obligations hereunder. No Person shall take any action that would be inconsistent with or otherwise circumvent the provisions of this Agreement; provided that each of the Stockholders may, in its sole discretion, elect not to designate any individual for election to the Board as such Stockholder’s respective Director Designee.
(h)   The Issuer and its Subsidiaries shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Issuer’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Issuer’s reimbursement policies. Except as otherwise determined by the Board, the Silver Lake Designees Riverwood Designee, Level Equity Designee, TPG Designee and EB Designee shall not be compensated for their services as members of the Board. If the Issuer adopts a policy that Directors own a minimum amount of equity in the Issuer, Director Designees shall not be subject to such policy.
(i)   The Issuer and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Issuer’s Subsidiaries. The Issuer and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached as Exhibit C hereto, with each of the Stockholders’ designees on the Board.
(j)   Following the termination of the Transfer Restriction Period, the Issuer shall take all actions necessary and within its control to enter into individual agreements to provide for the continuation of the board designation rights set forth in Section 2.1(a) as set forth below:
(i)   so long as the Silver Lake Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Silver Lake Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall enter into an individual agreement with the Silver Lake Stockholders to provide for the continuation of the board designation rights set forth in Section 2.1(a)(i).
(ii)   so long as the Riverwood Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Riverwood Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall enter into an individual agreement with the Riverwood Stockholders to provide for the continuation of the board designation rights set forth in Section 2.1(a)(ii).
(iii)   so long as the Level Equity Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Level Equity Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall enter into an individual agreement with the Level Equity Stockholders to provide for the continuation of the board designation rights set forth in Section 2.1(a)(iii).
(iv)   so long as (x) the EB Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the EB Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination and (y) none of the Shares Beneficially Owned by the EB Stockholders have been foreclosed upon by any lender, the Issuer shall enter into an individual agreement with the EB Stockholders to provide for the continuation of the board designation rights set forth in Section 2.1(a)(v).
Section 2.2   Controlled Company.
(a)   The Stockholders acknowledge and agree that, (i) by virtue of this Article II, they are acting as a “group” within the meaning of the Stock Exchange rules as of the date hereof, and (ii) by virtue of the Combined Voting Power of Common Stock held by the Stockholders, the Issuer shall qualify as a “controlled company” within the meaning of Stock Exchange rules as of the Closing Date.

(b)   So long as the Issuer qualifies as a “controlled company” for purposes of Stock Exchange rules, the Issuer may elect to be a “controlled company” for purposes of Stock Exchange rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. If the Issuer ceases to qualify as a “controlled company” for purposes of Stock Exchange rules, the Stockholders and the Issuer will take whatever action may be reasonably necessary in relation to such party, if any, to cause the Issuer to comply with Stock Exchange rules as then in effect within the timeframe for compliance available under such rules.
ARTICLE III
POST-BUSINESS COMBINATION TRANSFERS
Section 3.1   Liquidity Events; Notices.
(a)   Notwithstanding anything to the contrary set forth in this Agreement or the Registration Rights Agreement, no Stockholder other than the Sponsor Investors may initiate a Liquidity Event prior to the expiration of the Transfer Restriction Period. There will be no limits on the number of Liquidity Events that any Sponsor Investor may initiate during the Transfer Restriction Period, subject to compliance with the other provisions of this Article III. The restrictions set forth in this Section 3.1(a) shall not limit the ability of any Stockholder to engage in an Excluded Transfer in accordance with Section 3.8 of this Agreement. For the avoidance of doubt, no Stockholder may effect any Transfer during the Transfer Restriction Period other than Excluded Transfers and Transfers made in accordance with the procedures set forth in this Article III.
(b)   Notwithstanding any terms applicable to, or obligations of, the Stockholders under the Registration Rights Agreement, until the expiration of the Transfer Restriction Period, any Sponsor Investor that proposes to initiate a Liquidity Event will, prior to initiating such Liquidity Event, deliver a written notice (a “Notice”) to each other Stockholder setting forth the expected material terms, conditions and details of the Liquidity Event (including the method of Transfer, the number of Shares, the proposed trade date and, in the case of a proposed Rule 144 Transfer, the Rule 144 Cap), as applicable. Any Sponsor Investor that delivers a Notice with respect to a proposed Liquidity Event is herein referred to as an “Initiating Investor” with respect to such Liquidity Event.
Section 3.2   Registration Rights.
(a)   Following the delivery of a Notice pursuant to Section 3.1(b) regarding an exercise of registration rights under the Registration Rights Agreement (which, for the avoidance of doubt, include demand registration, company registration and shelf takedown request rights, including any “block trades”), the rights of the Stockholders to participate in any registered offering shall be governed by the terms of such Registration Rights Agreement; provided, that, each Stockholder’s pro rata participation as calculated pursuant to the terms of the Registration Rights Agreement shall not include any Shares purchased by such Stockholder on the open market following the Business Combination; and provided further, that the Stockholders shall have the right to participate in any Block Trade or Other Coordinated Offering conducted prior to the expiration of the Transfer Restriction Period in accordance with paragraph (b) of this Section 3.2. Any Notice delivered pursuant to Section 3.1(b) regarding the exercise of registration rights under the Registration Rights Agreement shall be made prior to or concurrent with a notice to the Issuer under the Registration Rights Agreement.
(b)   Following the receipt of a Notice pursuant to Section 3.1(b) regarding an exercise of registration rights with respect to a proposed Block Trade or Other Coordinated Offering, each Stockholder shall have the right to participate in such Block Trade or Other Coordinated Offering by delivering written notice to the Initiating Investor within three (3) Business Days. The failure by any Stockholder to deliver any such written notice to the Initiating Investor within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 3.2(b) with respect to such Block Trade or Other Coordinated Offering, as the case may be.
Section 3.3   Private Placements.   If the Liquidity Event proposed to be initiated by a Sponsor Investor involves a Transfer of Shares other than a sale or distribution pursuant to Section 3.2 above or Section 3.4 or Section 3.5 below, then such Sponsor Investor shall deliver the Notice described in Section 3.1(b)

with respect to such proposed Transfer at least five (5) Business Days prior to the proposed Transfer date set forth in such Notice. Following receipt of such Notice from the Initiating Investor, each other Stockholder shall have the right to participate in the proposed Transfer by delivering written notice to the Initiating Investor within three (3) Business Days. The failure by any Stockholder to deliver any such written notice to the Initiating Investor within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 3.3 with respect to such contemplated Transfer. Subject to the exercise of such right to participate by any other Stockholder under this Section 3.3, the Initiating Investor shall thereafter be free to sell the number of Shares identified in the Notice in the manner and on terms and conditions no more favorable to such Initiating Investor than contemplated in the respective Notice. Notwithstanding anything to the contrary set forth herein, any Transfer effected pursuant to this Section 3.3 may be effected prior to the proposed Transfer date set forth in the Notice, provided that (i) each Stockholder that has elected to participate in such Transfer agrees to such earlier date, and (ii) each other Stockholder has waived its right to participate in such Transfer prior to such earlier date (either by providing written notice to that effect to the Initiating Investor or by failing to respond to the Notice within the time period specified above). If a Stockholder elects to participate in such Transfer, such participating Stockholder shall be entitled to participate in such Transfer on a pro rata basis based on such Stockholder’s proportionate ownership of all of the Shares held by all Stockholders participating in such Transfer. For the avoidance of doubt, the determination of each Stockholder’s pro rata participation shall not include any Shares purchased by such Stockholder on the open market following the Business Combination.
Section 3.4   Coordination of Rule 144 Sales.   If the Liquidity Event proposed to be initiated by a Sponsor Investor involves a sale pursuant to Rule 144 (each, a “Rule 144 Transfer”), then such Sponsor Investor shall deliver the Notice described in Section 3.1(b) with respect to such proposed Rule 144 Transfer at least five (5) Business Days prior to the proposed Transfer date set forth in such Notice. Each other Stockholder shall have the right to participate in a Rule 144 Transfer by delivering written notice to the Initiating Investor within two (2) Business Days following receipt of such Notice. The failure by any Stockholder to deliver any such written notice of participation within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 3.4 with respect to such contemplated Rule 144 Transfer. Subject to the exercise of such right to participate by any other Stockholder under this Section 3.4, the Initiating Investor shall thereafter be free to sell the number of Shares identified in the Notice in the manner and on the general terms and conditions contemplated in the respective Notice, provided that the number of Shares that may be sold by the Initiating Investor and any other Stockholder that elects to participate in the proposed Rule 144 Transfer will be subject to the limitations set forth in Section 3.6 of this Agreement. Notwithstanding anything to the contrary set forth herein, any Rule 144 Transfer effected pursuant to this Section 3.4 may be effected prior to the proposed Transfer date set forth in the Notice, provided that (i) each Stockholder that has elected to participate in such Rule 144 Transfer agrees to such earlier date, and (ii) each other Stockholder has waived its right to participate in such Rule 144 Transfer prior to such earlier date (either by providing written notice to that effect to the Initiating Investor or by failing to respond to the Notice within the time period specified above). All Stockholders electing to transfer Shares for value in a Rule 144 Transfer agree to use commercially reasonable efforts to coordinate the timing and process for transferring their Shares, including, but not limited to, selling through a single broker to be mutually agreed among such Stockholders.
Section 3.5   Partner Distributions.   If the Liquidity Event proposed to be initiated by a Sponsor Investor involves a partner distribution or similar redemption of equity interests (any such distribution or redemption, a “Distribution”), then such Sponsor Investor shall deliver the Notice described in Section 3.1(b) with respect to such proposed Distribution at least ten (10) Business Days prior to the proposed Distribution date set forth in such Notice. Each other Stockholder shall have the right to conduct a substantially concurrent Distribution by delivering written notice to the Initiating Investor within five (5) Business Days of receipt of such Notice. The failure by any Stockholder to deliver any such written notice within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 3.5 with respect to such contemplated Distribution. Subject to the exercise of such right to participate by any other Stockholder under this Section 3.5, the Initiating Investor shall thereafter be free to distribute the Shares identified in the Notice in the manner and on the general terms and conditions contemplated in such Notice, including the proposed timing of such Distribution. The Issuer agrees to reasonably coordinate with the Stockholders and any other stockholders of the Issuer as requested by any Stockholder in connection with the structuring of any Distribution by such Stockholder. Notwithstanding anything to the contrary set forth herein, any Distribution effected pursuant to this Section 3.5 may be effected prior to the proposed Distribution date set forth in the Notice, provided that (i) each Stockholder that has elected to participate in such Distribution agrees to such earlier date, and (ii) each other Stockholder has waived its right to participate in such Distribution prior to such earlier date (either by providing written notice to that effect to the Initiating Investor or by failing to respond to the Notice within the time period specified above). Notwithstanding anything to the contrary set forth in this Agreement, this Section 3.5 will not apply to Distributions of the type described in Section 3.8(d) hereof.
Section 3.6   Transfer Limit.   The number of Shares that may be Transferred by the Stockholders, in the aggregate, pursuant to any Rule 144 Transfer pursuant to Section 3.4 of this Agreement shall be limited to the Rule 144 Cap, and the number of Shares that may be Transferred by any Stockholder pursuant to such Rule 144 Transfer shall be limited to such Stockholder’s Rule 144 Pro Rata Portion. Following its receipt of a Notice regarding a proposed Rule 144 Transfer, any Stockholder electing not to participate in such Rule 144 Transfer may, by providing written notice to the Initiating Investor in the same manner and within the same time period specified in Section 3.4 for responding to such Notice, elect to make all or any portion of its Rule 144 Pro Rata Portion available to the other Stockholders in connection with such Rule 144 Transfer. In such case, the maximum number of Shares that may be Transferred pursuant to the applicable Rule 144 Transfer by the Initiating Investor and each other Stockholder electing to participate therein will be deemed to have automatically increased, on a pro rata basis, up to the number of Shares specified in the notice delivered by the non-participating Stockholder pursuant to the foregoing sentence.
Section 3.7   Other Restrictions on Transfer.   The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which a Stockholder may be subject, including, without limitation, the restrictions contained in the Sponsor Letter Agreement, the Bylaws of the Issuer and the OpCo LLC Agreement, and any restrictions on Transfer contained in any equity incentive plan, restricted stock agreement, stock option agreement, stock subscription agreement or other agreement to which such Stockholder is a party or instrument by which such Stockholder is bound.
Section 3.8   Excluded Transfers.   Notwithstanding anything to the contrary herein, the restrictions set forth in this Article III, shall not apply to the following (each, an “Excluded Transfer”):
(a)   Transfers of Shares by a Stockholder to another corporation, partnership, limited liability company or other business entity that is an Affiliate of such transferring Stockholder, or to any investment fund or other entity controlled or managed by such Stockholder or Affiliates of such Stockholder, provided that any Distributions shall be subject to the provisions of Section 3.5 and Section 3.8(d), as applicable, hereof.
(b)   Transfers of Shares pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board involving the Transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (as defined in Section 13(d)(3) of the Exchange Act), of shares of capital stock if, after such Transfer, such person or group of affiliated persons would Beneficially Own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) at least a majority of the outstanding voting securities of the Issuer (or the surviving entity).
(c)   Transfers of Shares pursuant to (i) the pledging, hypothecating or granting a security interest in, lien on, or otherwise encumbering by a Stockholder of such Stockholder’s Shares as security in respect of any bona fide financing arrangements, which financing arrangements (including the terms thereof) are approved by the Board in its sole discretion (each, a “Permitted Loan” and, the Shares pledged thereunder, the “Permitted Pledged Shares”) at any time, (ii) the transferring of such Permitted Pledged Shares by a Stockholder to satisfy or avoid a bona fide margin call pursuant to a Permitted Loan, and (iii) the exercise by any lender (or its affiliate) of its ability to foreclose upon and sell, dispose of or otherwise transfer any Permitted Pledged Shares.
(d)   Distributions to certain current and/or former officers, employees or partners of the general partner, managing member or other controlling entity of, or investment advisor to, any Stockholder and/or its Affiliates which are made in conjunction with a Transfer by such Stockholder pursuant to Section 3.2, 3.3 or 3.4, provided that (i) unless otherwise consented to by the other Stockholders participating in the applicable Transfer, the aggregate number of Shares Distributed to all such officers, employees and partners pursuant to this clause (d) in conjunction with a particular Transfer shall not exceed 10% of the number of Shares being Transferred by the applicable Stockholder and its Affiliates in such Transfer, and (ii) the aggregate number of Shares Distributed pursuant to this clause (d) shall be counted as Transferred by the distributing Stockholder in the accompanying Transfer pursuant to Section 3.2, 3.3 or 3.4 for purposes of calculating such Stockholder’s pro rata portion.
(e)   Transfers of Shares by a Stockholder in connection with the Business Combination.
(f)   The sale of Shares by a Stockholder pursuant to an effective registration statement under the Securities Act in an amount that, when taken together with the aggregate number of Shares sold by such Stockholder pursuant to an effective registration statement during the preceding 90-day period, does not exceed 4.0 million Shares (as adjusted for any stock split, stock dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction after the date of this Agreement).
Section 3.9   Lock-Up Restrictions.   Each Stockholder hereby acknowledges and agrees that, notwithstanding Section 6.6 of the Registration Rights Agreement, in connection with any underwritten public offering of securities of the Company conducted prior to the expiration of the Transfer Restriction Period regarding which a Notice is required to be delivered pursuant to Section 3.1(b) of this Agreement, other than a Block Trade or Other Coordinated Offering, such Stockholder will be subject to the same lock-up restrictions to which the Initiating Investor agrees to be subject in connection with such offering, unless such Initiating Investor otherwise approves.
Section 3.10   Termination of Article III.   The restrictions set forth in this Article III shall be of no further effect with respect to the Shares held by any Stockholder as of the completion of the Transfer Restriction Period.
ARTICLE IV
ADDITIONAL AGREEMENTS OF THE PARTIES
Section 4.1   Exculpation Among Stockholders.   Each Stockholder acknowledges that it is not relying upon any person, firm or corporation, other than the public information filed by the Issuer with the SEC relating to its Shares, in making its investment or decision to sell, retain or further invest in the Issuer. Each Stockholder agrees that none of the Stockholders or the respective controlling persons, officers, directors, partners, agents, or employees of any Stockholder shall be liable to any other Stockholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
Section 4.2   Confidentiality.   Each Stockholder agrees, for so long as such Stockholder owns any Shares and for a period of two (2) years following the date upon which such Stockholder ceases to own any Shares, to keep confidential, any non-public information provided to such Stockholder by the Issuer; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency or other regulatory authority (including, without limitation, by deposition, interrogatory, request for documents, oral questions, subpoena, civil investigative demand, administrative proceeding or similar process); (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement; (iii) is or becomes available on a non-confidential basis to a Stockholder from a source other than the Issuer; provided that such source is not subject to any obligation of confidentiality to Issuer; (iv) is independently developed by Stockholder without violating this Agreement (v) to a Stockholder’s advisors, representatives and Affiliates (which for the Silver Lake Stockholders, Riverwood Stockholders, Level Equity Stockholders and the TPG Stockholders shall include, directors, officers, employees, agents, financing sources and direct and indirect, current and prospective limited partners and investors in the ordinary course of their business and for the EB Stockholders shall include only financing sources as reasonably required); provided that such advisors, representatives and Affiliates shall have been advised of this Agreement and shall have been directed to comply with the confidentiality provisions hereof, or shall otherwise be bound by customary obligations of confidentiality, and the applicable Stockholder shall be responsible for any breach of or failure to comply with the provisions of this Section 4.2 applicable to Affiliates who receive confidential information about the Issuer from such Stockholder; or (vi) to any prospective purchaser of a Stockholder’s Shares; provided that (A) such prospective purchaser shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, (B) such prospective purchaser is not an Issuer Competitor or a Person who controls any Issuer Competitor, and (C) the prospective purchaser shall be responsible for any breach of or failure to comply with this Agreement by any of its Affiliates and such prospective purchaser agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.
ARTICLE V
ADDITIONAL PARTIES
Section 5.1   Additional Parties.   Additional parties, provided they are Permitted Holders, may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a joinder to this Agreement substantially in the form attached as Exhibit A hereto (the “Joinder Agreement”) by the Issuer and the acceptance thereof by such additional parties and, to the extent permitted by Section 6.1, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the Issuer, the Stockholders and such party may agree.
ARTICLE VI
MISCELLANEOUS
Section 6.1   Amendment.   The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each party hereto.
Section 6.2   Corporate Opportunities.   Each Stockholder hereby represents, warrants and covenants to the Issuer and each other Stockholder that such Stockholder (i) understands that Section 10 of the Amended and Restated Certificate of Incorporation includes provisions that provide that the Issuer, to the fullest extent permitted by law and in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce any interest or expectancy in certain corporate opportunities that are presented to the parties hereto, subject to certain exceptions, and (ii) shall not vote in favor of amending, or otherwise seek to amend, Section 10 of the Issuer’s Amended and Restated Certificate of Incorporation without the written consent of each Stockholder that is a then-current Stockholder under the terms of this Agreement. In addition, the Issuer hereby agrees that it shall not seek to amend or remove Section 10 of the Amended and Restated Certificate of Incorporation in a manner adverse to any then-current Stockholder under the terms of this Agreement without the prior consent of such adversely effected Stockholder(s).
Section 6.3   Termination.   This Agreement shall automatically terminate upon the earlier of (i) a Change in Control; (ii) the end of the Transfer Restriction Period; (iii) written agreement of each Stockholder who holds Shares at such time; or (iv) solely with respect to a particular Stockholder, the dissolution or liquidation of such Stockholder. In the event of any termination of this Agreement as provided in clauses (i) or (ii) of this Section 6.3, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article VI, Section 2.1(j) and Section 4.2) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VI. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.
Section 6.4   Non-Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Stockholders may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Issuer and each Stockholder covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that, to the fullest extent permitted by law, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable

Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 6.5   No Third Party Beneficiaries.   This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 6.4, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.6   Recapitalizations; Exchanges, Etc.   The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Issuer or any successor or assign of the Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.
Section 6.7   Addresses and Notices.   Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile or electronic mail to the Issuer at the address set forth below and to any other recipient and to any holder of Shares at such address as indicated by the Issuer’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of such electronic mail is received or such electronic mail is delivered during regular business hours on any Business Day to the respective email addresses below and no bounce-back or error message is received by the sender), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. If notice is given to the Issuer or to the Stockholders, a copy shall be sent to such party at the addresses set forth below:
(u)
if to the Issuer, to:

Vacasa, Inc.
850 NW 13th Ave
Portland, OR 97209
Attention: Lisa Jurinka, Chief Legal Officer
Email: legal@vacasa.com
with a copy (which shall not constitute written notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill, Eric Schwartzman and Nicholas Luongo
Email: Justin.Hamill@lw.com; Eric.Schwartzman@lw.com;
Nick.Luongo@lw.com
with a copy (which shall not constitute notice) to each of the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders, and the EB Stockholder as specified in sub-parts (v)‑(z) below;

(v)
if to the Silver Lake Stockholders, to:

Silver Lake
55 Hudson Yards
550 West 34th Street, 40th Floor
New York, NY 10001
Attention: Andrew J. Schader & Jennifer Gautier
Email: andy.schader@silverlake.com; jennifer.gautier@silverlake.com
(w)
if to the Riverwood Stockholders, to:

c/o Riverwood Capital Management L.P.
70 Willow Road, Suite 100
Menlo Park, CA 94025
Attention: Jeffrey T. Parks
Email: jeff@rwcm.com
(x)
if to the Level Equity Stockholders, to:

c/o Level Equity Management, LLC
140 East 45th Street, 42nd Floor
New York, NY 10017
Attention: Nathan Linn
Email: nlinn@levelequity.com
(y)
if to the TPG Stockholders, to:

[TPG]
301 Commerce St., Suite 3300
Fort Worth, Texas 76102
Attention: Jerry Neugebauer; Michael Lagatta
Email: officeofthegeneralcounsel@tpg.com
(z)
if to the EB Stockholder, to:

Mossytree Inc.
264 NW Macleay Blvd.
Portland, Oregon 97210
Attention: Eric Breon
Email: eric.breon@vacasa.com
Section 6.8   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 6.9   Waiver.   No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 6.10   Counterparts.   This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.
Section 6.11   Applicable Law; Waiver of Jury Trial.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.12   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 6.13   Delivery by Facsimile.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
Section 6.14   Entire Agreement.   For so long as this Agreement remains in effect, none of the Company or any Stockholder shall enter into any shareholder agreement or arrangement of any kind with any Person with respect to any Shares or other securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other securities, to the extent such agreement, arrangement, or concerted act would controvert or otherwise be inconsistent, in any material respect, with the provisions of this Agreement. This Agreement, together with the Registration Rights Agreement, and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any agreement executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.
Section 6.15   Remedies.   The Issuer and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Issuer or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.
[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.
COMPANY:
VACASA, INC.
By:
Name:
[•]

Title:
[•]

[Signature Page to Exchange Agreement]

STOCKHOLDERS:
[•]

Name:
[•]

Title:
[•]

[Signature Page to Vacasa, Inc. Stockholders Agreement]

EXHIBIT A
FORM OF JOINDER TO STOCKHOLDERS’ AGREEMENT
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of [       ,] 2021 (the “Stockholders’ Agreement”) among Vacasa, Inc. and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Shares (to the extent permitted by the Stockholders’ Agreement) as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date:       [•], 20[•]
[NAME OF JOINING PARTY]
By:
Name:
Title:
Address for Notices:
AGREED ON THIS [•] day of [•], 20[•]:

H-A-1

EXHIBIT B
FORM OF DIRECTOR & OFFICER INDEMNIFICATION AGREEMENT

H-B-1

Annex I
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [•], 2021 (the “Effective Date”), by and among Vacasa, Inc., a Delaware corporation (the “Company”) and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”).
RECITALS
WHEREAS, certain of the Holders previously entered into that certain Registration Rights Agreement dated as of April 13, 2021 (the “Initial Agreement”) with TPG Pace Solutions Corp., a Cayman Islands exempted company, which shall be merged with and into the Company in connection with the Transactions (as defined herein) (“Pace”), and TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company;
WHEREAS, pursuant to the Initial Agreement, Pace granted certain registration rights with respect to, among other things, certain of its Class A ordinary shares, par value $0.0001 per share;
WHEREAS, the merger of Pace into the Company in connection with the Transactions is intended to qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code;
WHEREAS, pursuant to the terms and subject to the conditions set forth in that certain Business Combination Agreement, dated as of July 28, 2021 (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”), the Pace shareholders (“Pace Shareholders”), through a series of transactions, shall receive shares of Class A Common Stock of the Company which will, in turn, own equity interests of Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa”) (such transactions, and all other transactions contemplated by the Transaction Agreement, together, the “Transactions”);
WHEREAS, in connection with the foregoing, the parties hereto now desire to execute this Agreement, as contemplated by the Transaction Agreement, to terminate and replace the Initial Agreement (with respect to the Holders party thereto) upon the closing of the Transactions (the “Closing”) and to set forth the further rights and obligations created hereby.
NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:
SECTION 1.    DEFINITIONS
As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person; provided that the Company and its subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Exchange” means the securities exchange or market on which the Shares are then listed or quoted.
“Block Trade” has the meaning set forth in Section 3.3.
“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Company.
“Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of the Company.
“Closing” has the meaning set forth in the recitals to this Agreement.
“Common Units” means a “Unit” as defined in the Vacasa LLCA.
“Company” has the meaning set forth in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.
“Demand Registration Notice” has the meaning set forth in Section 2.1(a).
“Demand Registration Statement” has the meaning set forth in Section 2.1(a).
“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1(a).
“$” means United States dollars.
“Earn Out Shares” shall mean shares of Class G Common Stock of the Company that are convertible into shares of Class A Common Stock upon certain triggering events, as set forth in the Company Certificate of Incorporation.
“Effective Date” has the meaning set forth in the Preamble.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Financial Counterparty” has the meaning set forth in Section 3.3.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“Holder” or “Holders” has the meaning set forth in the Preamble for so long as such person or entity holds any Registrable Securities.
“Holder Indemnified Party” has the meaning set forth in Section 7.1.
“Indemnified Party” has the meaning set forth in Section 7.3.
“Indemnifying Party” has the meaning set forth in Section 7.3.
“Initial Agreement” has the meaning set forth in the recitals to this Agreement.
“Initiating Holder” has the meaning set forth in Section 4.2.
“Lock-up Period” means (a) with respect to TPG Sponsor and its Permitted Transferees, the Lock-up Periods as defined in that certain Amendment to Letter Agreement, dated as of July 28, 2021, by and among Pace, TPG Sponsor and the parties thereto (the “Amendment to Letter Agreement”), and (b) with respect to the Vacasa Holders and their respective Permitted Transferees, the Lock-up Period as defined in the Bylaws of the Company.
“Lock-up Provisions” has the meaning set forth in Section 6.5(a).
“Major Investors” means TPG, Silver Lake, Riverwood, Level Equity and Eric Breon.

“Offer Notice” has the meaning set forth in Section 2.1(a).
“Opt-Out Request” has the meaning set forth in Section 10.1(b).
“Other Coordinated Offering” has the meaning set forth in Section 3.3.
“Pace” has the meaning set forth in the Preamble.
“Permitted Transferee” of a Holder shall mean, (a) with respect to the Sponsor and its Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities pursuant to Section 1(c) of the Amendment to Letter Agreement, and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter; and (b) with respect to the Vacasa Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities pursuant to Section 7.11(ii) of the Bylaws of the Company, and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration Statement” has the meaning set forth in Section 4.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.
“Registrable Securities” shall mean, with respect to any Holder, (a)(i) the Shares held by such Holder immediately following the Closing (including Shares acquired on the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor, which security is held by such Holder immediately following the Closing, provided that (x) any Shares issuable upon the exercise, conversion, exchange or redemption of another security will not constitute Registrable Securities unless and until such other security has become vested, and (y) the Shares issuable upon the conversion of the Earnout Shares will not constitute Registrable Securities unless and until such Earnout Shares have converted into Shares in accordance with the applicable provisions of the Company Certificate of Incorporation), (ii) Shares issued by the Company in connection with (x) the redemption by Vacasa of Common Units owned by any Holder or (y) at the election of the Company, in a direct exchange for Common Units owned by any Holder, in each case, in accordance with the terms of the Vacasa LLCA and the Company Certificate of Incorporation], and (iii) any outstanding Shares acquired by a Holder following the date of this Agreement to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (b) any other equity security of the Company issued or issuable upon the exercise, conversion, exchange or redemption of any of the securities referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) such securities shall have been disposed of pursuant to any offering, sale or exchange in accordance with a Registration Statement or have been sold or otherwise transferred pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144); (ii) such securities shall have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement; (iii) such securities have been repurchased by the Company or a subsidiary of the Company, (iv) such securities shall have ceased to be outstanding, or (v) (x) such securities, together with all other securities of such class held by such Holder and its Affiliates, are eligible for sale in a single transaction pursuant to Rule 144 (or any successor provision) without volume limitation or other restrictions on transfer thereunder, and (y) the Registrable Securities held by such Holder and its Affiliates constitute less than two percent (2%) of the issued and outstanding shares of Class A Common Stock (which percentage will be calculated assuming that all Common Units redeemable for shares of Class A Common Stock pursuant to the terms of the Vacasa LLCA have been so redeemed (without regard to any timing, vesting or other restrictions on redemptions contained therein). Notwithstanding anything to the contrary hereunder, if a Holder and/or its Affiliates then hold shares of Class B Common Stock, then each share of Class B Common Stock shall be deemed to have a value equal to the value of one share of Class A Common Stock for all purposes under this Agreement, including for purposes of determining satisfaction with the various value thresholds set forth in Section 2 of this Agreement; provided, it is understood and agreed, that under no circumstances will the Company be obligated to register shares of Class B Common Stock.
“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees incurred by the Company, including all fees and expenses with respect to filings required to be made with the Applicable Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (ii) fees and expenses of compliance with securities or “blue sky” laws; (iii) reasonable fees and disbursements of counsel for the Company and reasonable fees and expenses of independent registered public accountants retained by the Company (including the expenses associated with the delivery by such independent registered public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (iv) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (v) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; and (viii) the reasonable and documented fees and disbursements, not to exceed $75,000, of one special legal counsel to represent all of the Holders participating in any such registration. For purposes of clarity, Registration Expenses shall not include any fees and disbursements to underwriters or other Financial Counterparties not customarily paid by the issuers of securities in an offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.
“Registration Statement” and “Prospectus” refer, as applicable, to the Shelf Registration Statement and related prospectus (including any preliminary prospectus), the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy the Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.
“Rule 144” has the meaning set forth in Section 2.1(a).
“S-3 Registration Statement” has the meaning set forth in Section 3.1(b).
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Shares” means shares of the Class A Common Stock.
“Shelf Registration Statement” has the meaning set forth in Section 3.1(a).
“Stockholders Agreement” means the Stockholders Agreement, dated as of [•], 2021, by and among the Company and TPG, Silver Lake, Riverwood, Level Equity and Eric Breon, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Suspension Event” has the meaning set forth in Section 5.1.
“Takedown Holder” has the meaning set forth in Section 3.1(c).
“Takedown Offer Notice” has the meaning set forth in Section 3.1(d).
“Takedown Request Notice” has the meaning set forth in Section 3.1(d).

“TPG Sponsor” means TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company.
“Transaction” has the meaning set forth in the recitals to this Agreement.
“Transaction Agreement” has the meaning set forth in the recitals to this Agreement.
“Transfer Restriction Period” means the “Transfer Restriction Period” as defined in the Stockholders Agreement.
“Underwritten Demand Registration” has the meaning set forth in Section 2.1(b).
“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(c).
“Vacasa” has the meaning set forth in the recitals to this Agreement.
“Vacasa Holders” means Silver Lake, Riverwood, Level Equity and Eric Breon.
“Vacasa LLCA” means the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa.
SECTION 2.    DEMAND REGISTRATION RIGHTS
2.1   Demand Rights.
(a)   At any time, and from time to time, any Major Investor or group of Major Investors, as the case may be (each, in such case, a “Demanding Holder”), may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its, or their, desire to have, after the expiration of any lock-up to which the Registrable Securities are subject (and, during the Transfer Restriction Period, subject to the provisions of Article III of the Stockholders Agreement), some or all of its, or their, Registrable Securities registered for sale. Each Demand Registration Notice shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an underwritten public offering. Upon receipt of the Demand Registration Notice, if the Company has not already caused such Registrable Securities to be registered on a Shelf Registration Statement that the Company then has on file with, and has been declared effective by, the SEC and that remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its commercially reasonable efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration Statement pursuant to Section 3.1(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder, or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and, unless such Demand Registration Statement is an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act), agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC as soon as reasonably practicable following the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as reasonably practicable (but in no event less than ten (10) calendar days before the anticipated filing date, provided the Company receives the Demand Registration Notice at least five (5) calendar days prior thereto), and such notice shall offer to such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep any Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of (a) the date on which all Registrable Securities covered by such Demand Registration Statement have been sold, and (b) the date as of which the securities covered by such Demand Registration Statement have ceased to be Registrable Securities.
(b)   If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering (the “Underwritten Demand Registration”), it shall so advise the Company as a part of the Demand Registration Notice; provided that any Demanding Holder(s) will be entitled to request an Underwritten Demand Registration only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $75 million. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders initiating the Demand Registration Statement, and subject to the approval of the Company. Notwithstanding any other provision of this Section 2.1, if the managing underwriter or underwriters advises the Company that in the opinion of such underwriter(s), the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the proposed offering price, timing, distribution method or probability of success of such offering, then the number of Registrable Securities that may be included in such registration shall be allocated (A) first, to the Demanding Holders and the other Holders electing to register their Registrable Securities pursuant to the Offer Notice, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.
2.2   The Company shall not be obligated to effect (i) more than one (1) Demand Registration Statement during any six-month period, or (ii) any Demand Registration Statement at any time there is an effective Shelf Registration Statement on file with the SEC pursuant to Section 3.1. Notwithstanding anything to the contrary set forth herein, the Company is not obligated to take any action to effect any Demand Registration Statement upon receipt of a Demand Registration Notice if a Piggyback Registration Statement was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days.
SECTION 3.    Shelf Registration.
3.1   Shelf Registration Statement
(a)   The Company agrees to use commercially reasonable efforts to submit to or file with the SEC within thirty (30) days after the Closing Date a registration statement on Form S-1 or such other form of registration statement as is then available to effect a registration under the Securities Act permitting the offer and resale of Registrable Securities from time to time under Rule 415 under the Securities Act (the “Shelf Registration Statement”), and shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof but no later than the earlier of (a) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing; and the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. A Registration Statement filed pursuant to this Section 3.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, any Holder pursuant to its review of such Registration Statement under Section 6.1(k) of this Agreement. The Company shall use its commercially reasonable efforts to effect any such Shelf Registration Statement and to keep it continuously effective until such date on which the securities covered by such Shelf Registration Statement are no longer Registrable Securities. During the period that the Shelf Registration Statement is effective, the Company shall supplement or make amendments to the Shelf Registration Statement to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all securities covered by such Shelf Registration Statement have ceased to be Registrable Securities.

(b)   With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration Statement”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration Statement. In such event, the Company shall be required to effect an S-3 Registration Statement, subject to the conditions and in accordance with the terms hereof, unless at the time of such request, Form S-3 or such similar or successor form is not available to the Company for such offering.
(c)   At any time and from time to time after the effectiveness of a Shelf Registration Statement or S-3 Registration Statement (and, during the Transfer Restriction Period, subject to the provisions of Article III of the Stockholders Agreement), any Holder with Registrable Securities included on such Shelf Registration Statement or S-3 Registration Statement (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration Statement or S-3 Registration Statement (an “Underwritten Shelf Takedown”); provided that such Takedown Holder(s) will be entitled to make such request only if (x) the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $50 million or (y) the Shares to be sold in such offering will not exceed $50 million but represent all of the remaining Registrable Securities held by the Takedown Holder(s). Notwithstanding the foregoing, the Company shall only be obligated to effect one Underwritten Shelf Takedown within any 90-day period. Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) calendar days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 3.1(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) calendar days after sending the Takedown Offer Notice.
(d)   Notwithstanding any other provision of this Section 3.1, if the managing underwriter or underwriters advises the Company that in the opinion of such underwriter(s), the distribution of all of the Registrable Securities requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the proposed offering price, timing, distribution method or probability of success of such offering, then the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Takedown Holders and the other Holders electing to sell their Registrable Securities pursuant to the Takedown Offer Notice, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.
3.2   Selection of Underwriter.   A Demanding Holder or Takedown Holder shall have the right to select the underwriter or underwriters to administer any Underwritten Demand Registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration Statement or S-3 Registration Statement; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.
3.3   Block Trades; Other Coordinated Offerings.   Notwithstanding anything contained in this Section 3, at any time and from time to time when an effective Shelf Registration Statement is on file with the SEC, in the event a Takedown Holder wishes to engage in (a) a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving (i) any “roadshow” or (ii) a lock-up agreement of more than sixty (60) days to which the Company is a party (including, for the avoidance of doubt, any lock-up or clear market covenant contained in the underwriting agreement for such transaction), and which is commonly known as a “block trade” (but excluding, for the avoidance of doubt, any such sale where the involvement required of the Company primarily relates to the removal of restrictive legends on the Registrable Securities sold in such transaction) (a “Block Trade”), or (b) an “at the market”

or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, requiring the involvement of the Company (but excluding, for the avoidance of doubt, any such offering or sale where the involvement required of the Company primarily relates to the removal of restrictive legends on the Registrable Securities sold in such transaction) (an “Other Coordinated Offering”), (1) the Takedown Holder shall (i) give at least five Business Days’ prior notice in writing of such transaction to the Company and (ii) identify the potential underwriter(s), broker(s), sales agent(s), placement agent(s) or other applicable financial counterparties (each, a “Financial Counterparty”), as applicable, in such notice; and (2) the Company shall reasonably cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade or Other Coordinated Offering; provided that the Takedown Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Financial Counterparty prior to making such request in order to facilitate the preparation of the registration statement, prospectus and other documentation related to the Block Trade or Other Coordinated Offering. No Holder will have the right to participate in any Block Trade or Other Coordinated Offering that is initiated by another Holder; provided that, during the Transfer Restriction Period, the right of any Holder that is a party to the Stockholders Agreement to participate in any Block Trade or Other Coordinated Offering initiated by another Holder that is a party to the Stockholders Agreement will be governed by Section 3.2(b) of the Stockholders Agreement. Notwithstanding the foregoing, the Company will have no obligations to be involved in any Block Trade or Other Coordinated Offering pursuant to this Section 3.3 unless the proposed Block Trade or Other Coordinated Offering shall be for (x) at least $50 million in expected gross proceeds (in the aggregate in the case of any at-the-market offering program) or (y) all remaining Registrable Securities then held by the Takedown Holder(s). A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings in any twelve (12) month period. For the avoidance of doubt, a Block Trade or Other Coordinated Offering shall not constitute an Underwritten Shelf Takedown. The Holders of a majority of the Registrable Securities being sold in any Block Trade or Other Coordinated Offering shall select the Financial Counterparties to administer such Block Trade or Other Coordinated Offering; provided that such Financial Counterparties shall be reasonably acceptable to the Company.
SECTION 4.    INCIDENTAL OR “PIGGY-BACK” REGISTRATION
4.1   Piggy-Back Rights.   If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than (a) a Demand Registration Statement (in which case the ability of a Holder to participate in such Registration Statement shall be governed by Section 2) or (b) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries, (iii) relating to a transaction pursuant to Rule 145 under the Securities Act or any successor rule thereto, (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least ten (10) calendar days prior to the proposed filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 4.2, 4.3 and 6.2, the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 4 shall be referred to as a “Piggyback Registration Statement.”
4.2   Withdrawal of Exercise of Rights.   Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration Statement for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration Statement prior to (a) in the case of a Piggyback Registration Statement not involving an underwritten offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration Statement involving an underwritten offering, prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such offering. The Company (whether on its own good faith determination or as a result of a request for withdrawal by any other holder of securities that initiated such registration (an “Initiating Holder”)) shall determine for any reason not to proceed with the proposed registration and the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).
4.3   Underwritten Offering.   If a registration pursuant to this Section 4 involves an underwritten offering and the managing underwriter or underwriters advises the Company in writing that, in the opinion of such underwriter(s), the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold or the timing, distribution method or probability of success of such offering), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: (a) first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; (b) second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter(s) can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (c) third, such other securities requested to be included in such registration, which, in the opinion of such managing underwriter(s) can be sold without having the adverse effect described above.
4.4   Selection of Underwriter.   Except to the extent Section 3.2 applies, Registrable Securities proposed to be registered and sold under this Section 4 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to one or more prospective underwriters selected by the Company, provided that such underwriter(s) shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.
SECTION 5.    SUSPENSION OF OFFERING
5.1   Suspension of Offering.
(a)   Notwithstanding the provisions of Section 2 or 4, the Company shall be entitled to postpone the filing or effectiveness of a Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if (a) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred or circumstances exist, which negotiation, consummation, event or circumstances a majority of the Company’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of a majority of the Company’s board of directors, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”) or (b) such filing, effectiveness or sales would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; provided, however, that the Company may not delay or suspend the Registration Statement pursuant to the foregoing clause on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case, during any 12-month period. Upon receipt of any written notice from the Company of the happening of any of the events described in this Section 5.1 during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related

Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that (a) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until (i) the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to prepare as soon as practicable) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective, or (ii) unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion, destroy all copies of the Prospectus covering the Registrable Securities in such Holder’s possession. In the event it provides written notice of a Suspension Event to the Holders, the Company agrees to concurrently provide a copy of such written notice to ControlRoom@tpg.com.
(b)   In addition, (i) during the period starting with the date that is ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (ii) if, pursuant to Section 2.1(c) or 3.1(c), Holders have requested an Underwritten Demand Registration or an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1(c), 3.1(c) or 3.3.
SECTION 6.    REGISTRATION PROCEDURES
6.1   Obligations of the Company.   When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall as expeditiously as possible:
(a)   use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;
(b)   prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;
(c)   promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

(d)   reasonably cooperate with the Holders to facilitate the timely preparation and delivery of certificates and/or book entry notations representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates and/or book entry notations shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing;
(e)   promptly notify the Holders upon receiving notice or otherwise obtaining knowledge of: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;
(f)   use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;
(g)   until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (A) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (B) the Prospectus included in such Registration Statement including an untrue statement of a material fact or omitting to state a material fact necessary in order to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;
(h)   if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(g) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (i) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(i)   use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;
(j)   if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;
(k)   in connection with the preparation and filing of any Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement prior to the filing of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (excluding any exhibits thereto, any filing made under the Exchange Act that is to be incorporated by reference therein, and any amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement that includes Registrable Securities or any amendment thereto, or any related prospectus or any supplement thereto, to which the Holders of such Registrable Securities or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act; provided, however, that such Holders and underwriters agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
(l)   provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;
(m)   enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company will use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to make senior executives available to participate in any such presentation in connection with any offering of Registrable Securities with aggregate gross proceeds of less than $50 million;
(n)   furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder, (ii) a negative assurance letter, dated such date, of the counsel representing the Company, in the form and substance as is customarily given to underwriters, if any, to such Holder, and (iii) a letter dated such date, from the independent registered public accountants of the Company who have audited the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder (subject to the underwriters and such Holder providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel);
(o)   make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 10(a) of the Securities Act, including Rule 158 promulgated thereunder or any successor rule; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;
(p)   reasonably cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with filings required to be made with FINRA, if any; and
(q)   take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an underwriter or other Financial Counterparty if such underwriter or other Financial Counterparty has not then been named with respect to the applicable offering as an underwriter or other Financial Counterparty, as applicable.
6.2   Obligations of the Holders.   In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (a) responding within five (5) calendar days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (b) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus. The Company may exclude from such Registration Statement or sale the Registrable Securities of any such Holder if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder fails to furnish such information within a reasonable time after receiving such request.
6.3   Participation in Underwritten Registrations and Other Offerings.   No Holder may participate in any underwritten registration, Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering hereunder unless such Holder (a) agrees to sell its Registrable Securities on the basis provided in the applicable underwriting, sales, distribution or placement arrangements (which shall include a customary form of underwriting, sales agent, distribution or other agreement, as applicable) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting, sales agent, distribution or other agreements (as applicable) and other documents in customary form as reasonably required under the terms of such arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting, sales, distribution, placement or other arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such arrangements, then the Company shall use commercially reasonable efforts to cause the parties to such arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter or other Financial Counterparty; provided that such withdrawal must take place prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such underwritten registration, Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering, as the case may be.
6.4   Offers and Sales.   All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such

Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.
6.5   Lock-up Provisions.
(a)   Each Vacasa Holder hereby acknowledges and agrees that it is subject to the lock-up provisions set forth in Section 7.11 of the Bylaws of the Company (the “Lock-up Provisions”).
(b)   The Company hereby agrees that it will use reasonable best efforts to enforce the Lock-up Provisions during the Lock-up Period (as defined therein), including through the issuance of stop-transfer instructions to the Company’s transfer agent with respect to any transaction the Company reasonably believes would constitute a breach of such Lock-up Provisions.
6.6   Market Standoff.   Except to the extent Section 3.9of the Stockholders Agreement otherwise applies with respect to any Holder, if requested by the managing underwriter(s) in connection with any underwritten public offering of securities of the Company, other than a Block Trade or Other Coordinated Offering, each Holder shall agree not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable (directly or indirectly) for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven calendar days prior to, and during such period as the managing underwriter(s) may require (not to exceed ninety (90) calendar days) beginning on the pricing date of the sale of such securities pursuant to such an effective registration statement, except as expressly permitted by such lock-up agreement or in the event the managing underwriter(s) otherwise agree; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar lock-up agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if such lock-up agreement contains a provision (which may, for the avoidance of doubt, be subject to customary exceptions and qualifications) that all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis.
SECTION 7.    INDEMNIFICATION; CONTRIBUTION
7.1   Indemnification by the Company.
(a)   The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, such Holder’s partners, members, managers, officers, directors, employees, agents, Affiliates, and representatives, and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (an “Holder Indemnified Party”), from and against: (i) any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable and documented fees and disbursements of counsel to such Holders of one law firm (and one firm of local counsel)), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities were registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus or any preliminary Prospectus or, in each case, any amendment thereof or supplement thereto, in light of the circumstances under which such statements were made); and (ii) any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration.
(b)   The Company shall promptly reimburse the Holder Indemnified Party for any legal (subject to the limitations set forth in paragraph (a) of this Section 7.1) and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such loss, liability, claim, damage, judgment or expense provided, however, that the indemnity provided pursuant to Sections 7.1 and 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus or any preliminary Prospectus (or, in each case, any amendment or supplement thereto), (ii) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred, (iii) such Holder’s violation of the federal securities laws (including Regulation M) or (iv) such Holder’s failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.
7.2   Indemnification by Holder.   Each Holder severally and not jointly agrees to indemnify and hold harmless, to the extent permitted by law, the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), employees, agents, Affiliates, representatives, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable and documented fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus or any preliminary Prospectus or, in each case, any amendment thereof or supplement thereto, in light of the circumstances under which such statements were made), provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.2 and 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus or any preliminary Prospectus (or, in each case, any amendment or supplement thereto). Notwithstanding the provisions of Sections 7.1 through 7.3, in no event shall the aggregate amount payable by a Holder and any permitted assignee by way of indemnity under Sections 7.2 and 7.3 exceed the amount of the aggregate net cash proceeds (after deducting underwriting discounts and commissions but before deducting other expenses) actually received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.
7.3   Conduct of Indemnification Proceedings.   An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (a) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (b) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence or does not assume such defense, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that each such counsel will cooperate with the other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 7.3, the Indemnifying Party will pay the reasonable and documented fees and expenses of counsel for the Indemnified Party (but no more than one such counsel). In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section 7.3, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.
7.4   Contribution.
(a)   In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.
(b)   The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds (after deducting underwriting discounts and commissions but before deducting expenses) actually received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.
(c)   Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of such Holder’s partners, members, officers, directors, employees or agents, shall have the same rights to contribution as such Holder, and each director, officer, employee or agent of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.
SECTION 8.    EXPENSES
8.1   Expenses.   The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Section 2 or 4. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, underwriting discounts, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

SECTION 9.    RULE 144 REPORTING
9.1   Rule 144 Reporting.   With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under Section 13(a) or 15(d) of the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested by any Holder in order to avail itself of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
SECTION 10.    CONFIDENTIALITY
10.1   Confidentiality.
(a)   To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each Holder covenants for itself and its directors, officers, employees and shareholders that it will (i) maintain the confidentiality of such information and, to the extent such Holder is not a natural person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Holder, and (ii) use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives; provided, in each case, that any disclosure of confidential information to any of the foregoing persons shall be permitted solely to the extent such disclosure reasonably relates to the evaluation by such Holder of a potential exercise of its rights under this Agreement or the sale of any Registrable Securities in connection therewith, and that such person agrees to keep such information confidential in accordance with the terms hereof; provided, further, that each Holder may disclose or deliver any information or other material disclosed to or received by it if such Holder is advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder making such disclosure shall promptly notify the Company of such disclosure (to the extent such Holder is legally permitted to give such notice) and shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).
(b)   Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential offering), to elect to not receive any notice that the Company or any other Holders are otherwise required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”), in which case, and notwithstanding anything to the contrary in this Agreement, the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act (which may include, solely by way of illustration, the fact that an offering of the Company’s securities is pending or the number of the Company’s securities or the identity of the selling Holders). An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request by providing written notice to the Company at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.
SECTION 11.    MISCELLANEOUS
11.1   [Reserved].
11.2   Notices.   Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (a) upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery), electronic mail (“e-mail”) transmission (provided a receipt of such e-mail is requested and received) or by courier service, or (b) two (2) calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.
11.3   Public Announcements and Other Disclosure.   No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except if such Holder is advised by its internal or external counsel that such disclosure is required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall promptly notify the Company of such disclosure (to the extent such Holder is legally permitted to give such notice) and shall use reasonable efforts to consult with the Company prior to making any such disclosure. For the avoidance of doubt, this Section 11.3 will not apply to any press release, public announcement or other disclosure of any confidential business, financial or other information of the Company, the disclosure of which will be governed solely by the provisions of Section 10.1.
11.4   Headings and Interpretation.   All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.
11.5   Entire Agreement; Amendment.   This Agreement (including all schedules and all agreements entered into pursuant hereto) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Closing, the provisions of the Initial Agreement granting registration rights to the Holders party thereto are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, compliance with any of the provisions, covenants or conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended, modified or discharged, upon the written consent of (a) the Company and (b) the Holders that, at the time of such waiver, amendment, modification or discharge, hold a majority of the Registrable Securities; provided that any such waiver, amendment or modification that adversely affects one or more Holders, each solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) will also require the consent of the Holders so adversely affected. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
11.6   Assignment; Successors and Assigns.   This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the assignment, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. No such assignment by any Holder shall be binding upon or obligate the Company unless and until the Company has received written notice of such assignment, as provided in the preceding sentence, and (ii) the written agreement of the transferee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein. Notwithstanding anything to the contrary set forth herein, prior to the expiration of the applicable Lock-up Period with respect to the Registrable Securities, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee or as otherwise permitted pursuant to the terms of the applicable lock-up.
11.7   Saving Clause.   If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.
11.8   Counterparts.   This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.
11.9   Representations.   Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.
11.10   Governing Law.   The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.
11.11   Service of Process and Venue.   Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by applicable law.
11.12   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT

OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
11.13   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
11.14   No Third Party Beneficiaries.   It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.
11.15   General Interpretive Principles.   For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)   the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;
(b)   references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs and other subdivisions of this Agreement;
(c)   a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;
(d)   the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(e)   the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and
(f)   the term “person” means any individual, corporation, partnership, limited liability company or series thereof, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.
11.16   Termination.   This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement and (b) such date as there are no remaining Registrable Securities. The provisions of Article IV will survive any termination.
11.17   Termination of Initial Agreement.   Upon this Agreement coming into effect at the Effective Time (as defined in the Transaction Agreement), the Initial Agreement, shall be amended in full with its terms replaced by the terms hereof pursuant to Section 5.6 of the Initial Agreement, and the parties thereto shall take all necessary actions and cooperate with the Company to ensure that the Initial Agreement is terminated without any further liability.
11.18   No Inconsistent Agreements; Additional Rights.   The Company is not currently a party to any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that grants any person any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person, which rights are superior to the registration rights granted to the Holders by this Agreement.
11.19   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY:
VACASA, INC.
By
Name:
Title:
HOLDERS:
TPG PACE SOLUTIONS SPONSOR, SERIES LLC
By
Name:
Title:
VACASA HOLDERS
[•]

SCHEDULE I
COMPANY:
c/o TPG Pace Solutions Sponsor, Series LLC
301 Commerce St., Suite 3300
Fort Worth, TX
Attention: Jerry Neugebauer
Email: gneugebauer@tpg.com
with a required copy to (which copy shall not constitute notice):
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Douglas P. Warner; Chris Machera
Email: Doug.Warner@weil.com and Chris.Machera@weil.com
HOLDERS:

I-Schedule I-1

Annex J
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
of
VACASA HOLDINGS LLC
Dated as of [ • ], 2021
THE LIMITED LIABILITY COMPANY INTERESTS IN VACASA HOLDINGS LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGER AND ANY HOLDER OF SUCH INTERESTS.

J-i

J-ii

Page
Section 13.15 Specific Performance	J-47
Section 13.16 Agreement of Certain Members	J-47
Schedule A Member Schedule

J-iii

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of VACASA HOLDINGS LLC, a Delaware limited liability company (the “Company”), dated as of [ • ], 2021 (the “Restatement Date”), by and among the Company, Vacasa, Inc., a Delaware corporation (“PubCo”, as the Initial Manager as defined below) and the Members (as defined below).
W I T N E S S E T H:
WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “LLC Act”), pursuant to the Certificate of Formation of the Company filed in the Office of the Secretary of State of the State of Delaware on May 20, 2020 and the execution of the Limited Liability Company Agreement of the Company dated as of May 20, 2020 (the “Initial Agreement”) by Vacasa LLC, a Delaware limited liability company and the initial sole member of the Company (“Vacasa,” and in its capacity as the initial sole member of the Company, the “Initial Member”);
WHEREAS, on May 21, 2020, pursuant to the Agreement and Plan of Merger (as it may be amended or restated from time to time, the “Merger Agreement”) among the Company, Vacasa and Vacasa Merger Sub LLC, a Delaware limited liability company and direct wholly owned Subsidiary of the Company (“Merger Sub”), and the Certificate of Merger of Merger Sub filed in the Office of the Secretary of State of the State of Delaware, Merger Sub merged with and into Vacasa and Vacasa was the surviving entity (the “Merger”) and as a result therefrom, Vacasa is a direct wholly owned Subsidiary of the Company;
WHEREAS, effective as of the effective time of the Merger (the “Prior Effective Time”), (i) the Initial Agreement was amended and restated in its entirety as set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 21, 2020 (the “Restated Agreement”), (ii) pursuant to the Merger Agreement all of the units of limited liability company interests held by Persons who were members of Vacasa as of immediately prior to the Prior Effective Time (the “Vacasa Members”) were converted to and exchanged for all of the Units of the Company and (iii) each Vacasa Member was automatically admitted as a member of the Company;
WHEREAS, at the Prior Effective Time, certain Members of the Company entered into related agreements with the Company to establish certain rights and obligations applicable to the Units held by such Members, including an Investor Rights Agreement (the “Investor Rights Agreement”) and a Right of First Refusal and Co-Sale Agreement (the “Right of First Refusal and Co-Sale Agreement”), each as of May 21, 2020 and effective as of the Prior Effective Time with respect to all parties thereto;
WHEREAS, immediately following the admission of the Vacasa Members as members of the Company, the Initial Member withdrew as, and ceased to be, a member of the Company;
WHEREAS, the Restated Agreement was amended and restated in its entirety as set forth in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 21, 2020 (the “Second Restated Agreement”), for the purposes of, among other things: (i) reflecting the creation and authorization of the new Series D-1 Preferred Units and Series D-2 Preferred Units; (ii) reflecting the establishment of the rights, preferences and obligations of the holders of the Series D-1 Preferred Units and the Series D-2 Preferred Units; and (iii) admitting Management Holdco as a Member of the Company;
WHEREAS, the Second Restated Agreement was further amended on September 17, 2020, October 9, 2020 and December 1, 2020, for the purposes of, among other things: (i) increasing the total number of Employee Units reserved for issuance; (ii) increasing the size of the board and changing the composition and voting rights of the members of the board; and (iii) issuing additional Series C-1 Preferred Units in connection with that certain Series C-1 Preferred Unit Purchase Agreement between the Company and Chris Terrell;
WHEREAS, pursuant to the Contribution Agreement, dated as of March 7, 2021 (as it may be amended or restated from time to time, the “Contribution Agreement”), among the Company, Turnkey Vacations, Inc. (“TK Newco”), and Turnkey Vacation Rentals, Inc., a Delaware corporation (“TK Inc.”), the Company acquired all of the issued and outstanding equity interests of Turnkey Vacation Rentals LLC, the successor to TK Inc. after TK Inc.’s conversion from a corporation to a Delaware limited liability company. The equity interests of Turnkey Vacation Rentals LLC were acquired, in exchange for the issuance of a new class of Units to TK Newco designated as Class A Common Units;
WHEREAS, the Second Restated Agreement was amended and restated in its entirety as set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 1, 2021 (the “Third Restated Agreement”), for the purposes of, among other things: (i) reflecting the creation and authorization of the new Class A Common Units and Class C Units; (ii) reflecting the reclassification of the Company’s existing Units prior to the effective date thereof as Class B Units; (iii) reflecting the establishment of the rights, preferences and obligations of the Class A Common Units and Class C Units; and (iv) admitting TK Newco as a Member of the Company and designating TK Newco as sole managing Member of the Company;
WHEREAS, in connection with designating TK Newco as sole managing Member of the Company, TK Newco, the existing Members and other stockholders of TK Newco entered into the Stockholders Agreement, dated as of April 1, 2021, to establish voting and governance rights and obligations applicable to the stockholders of TK Newco;
WHEREAS, in connection with the Contribution Agreement, TK Newco and existing Members entered into related agreements with the Company to establish certain rights and obligations applicable to the Class A Common Units, including an amended and restated Investor Rights Agreement (as amended, the “Restated Investor Rights Agreement”) and an amended and restated Right of First Refusal and Co-Sale Agreement (as amended, the “Restated Right of First Refusal and Co-Sale Agreement”), each dated as of the date hereof;
WHEREAS, that certain Business Combination Agreement, dated as of July 28, 2021 (as it may be amended or restated from time to time, the “Business Combination Agreement”), among the Company, TPG Pace Solutions Corp. (“Pace”), TK Newco and the other parties thereto, provides for the Company to participate in a series of reorganization transactions, including: (a) the Company Recapitalization (as defined in the Business Combination Agreement), (b) the Domestication Merger (as defined in the Business Combination Agreement) , (c) the Merger and the Blocker Mergers (as defined in the Business Combination Agreement), and (d) the contribution by PubCo of all of the assets it then holds (other than Units and Company Options (as defined herein)) to the Company in exchange for such number of Common Units, and Class G Units (as defined herein) such that, after giving effect to such exchange and the Blocker Mergers, PubCo holds a number of Common Units equal to the number of shares of Class A Common Stock issued and outstanding immediately after giving effect to the Transactions (as defined in the Business Combination Agreement), a number of Class G Units equal to the number of shares of Class G Common Stock (as defined herein) issued and outstanding immediately after giving effect to the Transactions and a number of Company Options equal to the number of Surviving Corporation Options (as defined in the Business Combination Agreement) into which the vested TK Newco Options (as defined in the Business Combination Agreement) convert pursuant to the Business Combination Agreement; and
WHEREAS, in connection with the Transactions, the existing Members wish to restate the Third Restated Agreement in its entirety and the parties hereto wish to enter into this Fourth Amended and Restated Limited Liability Company Agreement of the Company to designate PubCo as the initial Manager of the Company (“Initial Manager”) on the terms set forth herein and to otherwise set forth the terms and conditions on which the Company shall be operated.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Third Restated Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS AND USAGE
Section 1.01   Definitions.
(a)   The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(b)   credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(c)   debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such first specified Person; provided, that for purposes of this Agreement, (i) no Member (or equityholder of such Member) shall be deemed to be an Affiliate of any other Member (or equityholder of such Member) solely by virtue of this Agreement and (ii) the Company, on the one hand, and each of the Members (and each equityholder of any such Member), on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.
“Aggregate Tax Distribution Cap” means, with respect to any taxable period, an amount equal to (i) one hundred twenty percent (120%); multiplied by (ii) the aggregate amount of taxable income and gain of the Company allocated to the Members by the Company with respect to such taxable period (including for this purpose any allocations made under Section 704(c) of the Code and any amounts with respect to an election made under Section 6226 of the Code that are described in the last sentence of the definition of “Tax Distribution Amount,” and determined for this purpose by ignoring any adjustments made in connection with Section 743 of the Code); multiplied by (iii) the Tax Rate.
“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities (including any Trading Policy) to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.
“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions in the State of California or the State of New York are authorized or required by Law or other governmental action to close.
“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.
“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.
“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:
(a)   the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property, as determined by the Manager; and
(b)   the Carrying Values of all such assets may, as determined by the Manager, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (i), (ii) or (iv) of this paragraph need not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.
In the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.
“Cash Settlement” means, with respect to any Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.
“Change of Control” means the occurrence of any of the following events:
(a)   any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of PubCo entitled to vote;
(b)   the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of all or substantially all of the assets of the Company); or
(c)   there is consummated a liquidation, merger, share exchange or consolidation of PubCo with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate Parent thereof.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.
“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of PubCo.
“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of PubCo.

“Class G Common Stock” means Class G common stock, $0.00001 par value per share, of PubCo.
“Class G Unit” means a limited liability company interest in the Company, designated herein as a “Class G Unit”.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit”. For the avoidance of doubt, a Class G Unit is not a Common Unit.
“Common Unit Redemption Price” means, with respect to any Redemption Date, (a) if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Settlement had not been elected and (ii) the average of the volume-weighted closing price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported on bloomberg.com, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock or (b) if the Class A Common Stock no longer trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Settlement had not been elected and (ii) the fair market value of one share of Class A Common Stock, as determined by the Manager in good faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.
“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Option” means an option to purchase a Common Unit that is held by PubCo and that corresponds to a Surviving Corporation Option into which a vested TK Newco Option converts pursuant to the Business Combination Agreement, which Company Option shall have the same exercise price per Common Unit as the exercise price per share of Class A Common Stock that applies to such corresponding Surviving Corporation Option, and shall vest, forfeit and expire on the same dates as the corresponding Surviving Corporation Option, with all other pertinent terms and conditions of such Surviving Corporation Option applying mutatis mutandis to the Company Option.
“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods beginning on or before December 31, 2017, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).
“Control” (including the terms “Controlling” and “Controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, equityholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in each case in such capacity, and (iii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of the Manager, the Company or an Affiliate controlled thereby of, in each case in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation with respect to such asset shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Manager.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“Employee Member” means (i) any current or former employee or other service provider of PubCo, the Company or their respective Subsidiaries that holds Common Units (directly or indirectly through Management Holdco) as of the date hereof, and (ii) any other employee or other service provider of PubCo, the Company or any of their respective Subsidiaries who receives Units (directly or indirectly through Management Holdco) after the date hereof and is designated as an “Employee Member” by the Manager, in each case, in such employee or other service provider’s capacity as a holder of such Units.
“Employee Units” means the Common Units held (directly or indirectly through Management Holdco) by an Employee Member or Management Holdco.
“Equity Incentive Plan” means any equity incentive plan, employee stock purchase plan or similar plan, agreement or arrangement adopted or entered into by the Company, PubCo or any of their Affiliates that is effective on or after the date hereof, including, without limitation, PubCo’s 2021 Incentive Award Plan.
“Equity Securities” means, with respect to any Person, any (i) membership interests, partnership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.
“Exchange Act” means the Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.
“Family Member” means, with respect to a Person, such Person’s spouse, domestic partner, parents, grandparents, lineal descendants or siblings, including any Affiliates thereof, or any trust, family-partnership or estate-planning vehicle, corporation, limited liability company, partnership or other entity of which all of the economic beneficial ownership thereof belongs to such Person or their Family Members, a charitable institution controlled by such Person and/or their Family Members, an individual mandated under a qualified domestic relations order and a legal or personal representative of such Person and/or their Family Members in the event of death or disability.
“Fiscal Year” means the Company’s fiscal year, which shall initially be the twelve (12) month period ending on December 31 of each year unless another fiscal year is required (or otherwise provided for) for U.S. federal income tax purposes.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.
“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the execution hereof, the amount of which is set forth on the Member Schedule.
“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, in each case, as amended unless expressly specified otherwise.
“Level Equity” shall mean Level Equity Management, LLC.
“Level Equity Investors” means LEGP I VCS, LLC, LEGP II VCS, LLC, LEGP II VCS Splitter, L.P., Level Equity Opportunities Fund 2015, L.P., LEOF 2015 Splitter (VCS), L.P., Level Equity Opportunities Fund 2018, L.P., LEOF 2018 Splitter (VCS), L.P., Level Equity-VCS Investors, LLC and any Affiliates thereof that hold Units.
“Level Equity Related Entity” means any Level Equity Related Fund, any Level Equity Related Fund Subsidiary and any general partner of a Level Equity Related Fund.
“Level Equity Related Fund” means a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of any Level Equity Investor, or by an Affiliate of the investment manager of any Level Equity Investor.
“Level Equity Related Fund Subsidiary” means any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more Level Equity Related Funds and/or (ii) to the extent that the general partner(s) of such Level Equity Related Funds acquired an equity interest in such Person in connection with the Level Equity Related Fund’s investment in the Company, such general partner(s). For the avoidance of doubt, Level Equity Investors are Level Equity Related Fund Subsidiaries as of the Restatement Date.
“Liquidation” means a liquidation or winding up of the Company.
“Lock-up Period” shall have the meaning set forth in the Bylaws of PubCo.
“Lock-up Period Early Release Date” shall have the meaning set forth in the Bylaws of PubCo.
“Lock-up Shares” means (i) the Units held by the Lock-up Holders immediately following the closing of the transactions contemplated by the Business Combination Agreement and (ii) any equity securities of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clause (i) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.
“Management Holdco” means Vacasa Employee Holdings LLC, a Delaware limited liability company, which was formed for the special purpose of holding Employee Units of the Company and receiving distributions in respect of such Employee Units.
“Management Holdco LLC Agreement” means the limited liability company agreement of Management Holdco, dated as of May 21, 2020, as may be amended from time to time.
“Management Holdco Member” means a member of Management Holdco.
“Manager” has the meaning given to such term in Section 7.01.
“Member” means any Person named as a Member of the Company on Schedule A and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)   any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;
(b)   any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;
(c)   gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;
(d)   in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;
(e)   to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;
(f)   if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and
(g)   notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Income and Net Loss.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Parent” means, with respect to any Person, any other Person that directly or indirectly owns any equity or voting interest in the first specified Person.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law and other official guidance interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).
“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Common Units owned of record thereby and (ii) the denominator of which is the aggregate number of Common Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.
“Permitted Transferees” means any transferees of Common Units pursuant to Section 8.02 and Section 8.04, subject to Section 8.01.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity (or series thereof, to the extent such series is treated as a separate entity for U.S. federal income tax purposes).
“Prime Rate” means the rate of interest from time to time identified by The Wall Street Journal, as being the “prime” rate (or if The Wall Street Journal does not identify such a rate, the “prime” rate as identified by another newspaper of national circulation).
“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.
“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (i) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (ii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange and/or (B) cash and (iii) if such common equity securities would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.
“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among PubCo, certain stockholders of PubCo and the Members.
“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members.
“Riverwood Investors” shall mean RW Vacasa AIV L.P. and Riverwood Capital Partners II (Parallel — B) L.P., RCP III Vacasa AIV L.P., Riverwood Capital Partners III (Parallel — B) L.P. and any Affiliates thereof that hold Units.
“Riverwood Related Entity” means any Riverwood Related Fund, any Riverwood Related Fund Subsidiary and any general partner of a Riverwood Related Fund.
“Riverwood Related Fund” means a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of any Riverwood Investor, or by an Affiliate of the investment manager of any Riverwood Investor.

“Riverwood Related Fund Subsidiary” means any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more Riverwood Related Funds and/or (ii) to the extent that the general partner(s) of such Riverwood Related Funds acquired an equity interest in such Person in connection with the Riverwood Related Fund’s investment in the Company, such general partner(s). For the avoidance of doubt, Riverwood Investors are Riverwood Related Fund Subsidiaries as of the Restatement Date.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.
“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock equal to the number of Redeemed Units.
“SLP Investor” shall mean, collectively “Series 1” and “Series 2” of SLP Venice Aggregator, L.P., and any Affiliates thereof that hold Units and their Permitted Transferees.
“SLP Related Entity” means any SLP Related Fund, any SLP Related Fund Subsidiary and any general partner of a SLP Related Fund.
“SLP Related Fund” means a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of SLP Investor, or by an Affiliate of the investment manager of SLP Investor.
“SLP Related Fund Subsidiary” means any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more SLP Related Funds and/or (ii) to the extent that the general partner(s) of such SLP Related Funds acquired an equity interest in such Person in connection with the SLP Related Fund’s investment in the Company, such general partner(s). For the avoidance of doubt, SLP Investor is a SLP Related Fund Subsidiary as of the Restatement Date.
“Stock Exchange” means the [ • ].
“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among PubCo and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (including (i) any limited partnership of which such Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such Person, directly or indirectly, is the manager or otherwise has the power to direct or cause the direction of the management and policies thereof).
“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.
“Sunset Date” means the date the Company Holders (other than the Blockers) (as defined in the Business Combination Agreement) and Blocker Holders collectively, in the aggregate, beneficially own a number of shares (adjusted as appropriate to disregard the effect of any stock split, reverse stock split, recapitalization, combination or similar transaction) of Class A Common Stock representing less than forty percent (40%) of the number of shares of Class A Common Stock beneficially owned by the Company Holders (other than the Blockers) and Blocker Holders collectively, in the aggregate, immediately following the closing of the transactions contemplated by the Business Combination Agreement (assuming, for this purpose, that all outstanding Common Units are and were exchanged at the applicable times of measurement by the Company Holders (other than the Blockers) and Blocker Holders for shares of Class A Common Stock in accordance with this Agreement and without regard to the lock-up restrictions set forth at Section 8.04 or any other restriction on exchange).
“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e)(i) or Section 5.03(e)(ii).
“Tax Distribution Amount” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for any Fiscal Year (or portion thereof) beginning on or after the Restatement Date, less prior taxable loss or deductions of the Company allocated to such Member for full or partial Fiscal Years commencing on or after the Restatement Date, in each case, as reasonably determined by the Manager over (ii) the cumulative Distributions made to such Member after the Restatement Date pursuant to Section 5.03(e) with respect to Fiscal Years (including any portion thereof) beginning on or after the Restatement Date. The Tax Distribution Amount with respect to PubCo for a Fiscal Year shall in no event be less than an amount that will enable PubCo to meet its tax obligations and PubCo’s obligations pursuant to the Tax Receivable Agreement for the relevant Fiscal Year. The Tax Distribution Amounts of the Members shall be determined without taking into account the effects of Section 743(b) of the Code. Notwithstanding anything else in this Agreement, for purposes of this definition and determining the amounts of Tax Distributions to be made hereunder, any amounts of income, gain or other liabilities required to be taken into account by a Member as a result of an election under Section 6226 of the Code (or any similar election made under similar provisions of applicable Law) after the date hereof will be treated as having been allocated to the applicable Member in respect of a Fiscal Year (or portion thereof) beginning on or after the Restatement Date (even if the taxable period that is the subject of the adjustment ended prior to the Restatement Date).
“Tax Rate” means the highest marginal tax rates for an individual (or corporation, if higher) that is resident in New York City applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code.
“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as or around the date hereof, by and among PubCo, the Company and the other parties thereto.
“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Trading Policy” means any exchange and/or insider trading policy that may be established by PubCo, as may be amended from time to time.
“Transaction Documents” means the Business Combination Agreement and the Ancillary Agreements (as defined in the Business Combination Agreement).
“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b)).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time, including temporary and (to the extent they can be relied upon) proposed regulations.
“Units” means Class G Units, Common Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.
“Unvested Unit” means, on any date of determination, any Common Unit held by a Member (directly, or indirectly through Management Holdco) that is not “vested” in accordance with such Member’s (or its direct or indirect Transferor’s) applicable Vesting Letter.
“Vested Units” means any Units that are not Unvested Units
“Vesting Letter” means an agreement between (i) any Member, on the one hand, and the Company or any of its Subsidiaries, on the other hand or (ii) any Management Holdco Member, on the one hand, and Management Holdco, the Company or any of Subsidiaries, on the other hand, in each case, governing the issuance or other terms of Common Units or Management Holdco Member Interests (or any interests which were converted into or exchanged for such Units or Management Holdco Member Interests), as applicable, to the applicable party.
(h)   Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
ACT	8.04
Agreement	Preamble
Cause	13.16
Change of Control Exchange Date	10.02(a)
Company	Preamble
Controlled Entities	11.02(c)(ii)
Direct Redemption	9.01(d)
Dissolution Event	12.01(c)
Economic PubCo Security	4.01(a)
Election Notice	9.01(a)
Management Holdco Action	10.01
Management Holdco Member Interests	10.01
Management Holdco Members	10.01
Management Holdco Redemption Right	9.07(a)
Employee Member Put Right	9.07(a)
Employee Redemption Price	9.07(a)
Employee Unit Redemption Date	9.07(a)
Employee Unit Redemption Notice	9.07(a)
Employee Unit Redemption Right	9.07(a)
Expenses	11.02(c)(ii)
Indemnification Sources	11.02(c)(ii)
Indemnitee-Related Entities	11.02(c)(ii)(A)
Jointly Indemnifiable Claims	11.02(c)(ii)(B)
Member Schedule	3.01(b)
Officers	7.05(a)

Term	Section
Permitted Transfer	8.02
Permitted Transferee	8.02
Process Agent	13.05(b)
Proposed Regulations	6.02(b)
PubCo	Preamble
PubCo Approved Recap Transaction	10.02(b)
Redeemed Employee Member	9.07(a)
Redeemed Employee Units	9.07(a)
Redeemed Units	9.01(a)
Redeeming Member	9.01(a)
Redemption	9.01(a)
Redemption Date	9.01(a)
Redemption Notice	9.01(a)
Redemption Right	9.01(a)
Regulatory Allocations	5.04(c)
Restatement Date	Preamble
Short Period 20	5.03(e)(iii)
Specified Covenants	11.02(a)
Transferor Member	5.02(b)
Withholding Advances	5.06(b)
Section 1.02   Other Definitional and Interpretative Provisions.   The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II
THE COMPANY
Section 2.01   Continuation of the Company.   The Company was originally formed on May 20, 2020, as a Delaware limited liability company by the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (the filing of such certificate by an “authorized person” of the Company within the meaning of the LLC Act, being hereby approved and ratified in all respects). The Persons listed on the Schedule of Members as of the date hereof hereby continue or are hereby admitted, as applicable, as the Members of the Company. This Agreement shall be effective on the Restatement Date. The Members as of the date hereof agree and acknowledge that this Agreement replaces the Third Restated Agreement, which is no longer in effect. The rights and obligations of the Members and the terms and conditions of the Company shall be governed by the LLC Act and this Agreement. To the extent the LLC Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the extent permitted by law. The Manager shall cause to be executed and filed on behalf of the Company all other instruments or documents, and shall do or cause to be done all such filing, recording, or other acts as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Delaware and in the other states and jurisdictions in which the Company shall transact business.
Section 2.02   Name.   The name of the Company shall be “Vacasa Holdings LLC”. The name of the Company shall be the exclusive property of the Company, and no Member shall have any rights, commercial or otherwise, in the Company’s name or any derivation thereof. The Company’s name may be changed only by an amendment to the Certificate of Formation of the Company.
Section 2.03   Commencement and Term.   The Company commenced on May 20, 2020 as a Delaware limited liability company and shall hereby continue as a Delaware limited liability company until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement and in compliance with the LLC Act.
Section 2.04   Principal Place of Business.   The principal place of business of the Company shall be at such place as the Manager may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices (within or without the State of Delaware) as the Manager may designate from time to time.
Section 2.05   Registered Agent and Registered Office.   The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation of the Company or such other office as the Manager may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate of Formation of the Company or such Person or Persons as the Manager may designate from time to time in the manner provided by applicable law.
Section 2.06   Purposes.   The purposes of the Company shall be to engage in any activity for which limited liability companies may be organized in the State of Delaware, all on the terms and conditions and subject to the limitations set forth in this Agreement. Subject to the LLC Act and this Agreement, the Company shall operate in a manner similar to that of a Delaware corporation.
Section 2.07   Powers of the Company.   The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.06.
Section 2.08   Partnership Tax Status.   The Members agree that the Company shall be classified as a partnership for U.S. federal and applicable state and local tax purposes, and the Members and the Company agree that they shall refrain from making any elections under the Treasury Regulations or other applicable Law, filing any tax returns or reports, and otherwise taking any actions, in each case, that are inconsistent with such classification. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the immediately preceding sentence. For U.S. federal income and applicable state and local income tax purposes, the Company is intended to be a “continuation” of Vacasa in accordance with Section 708 of the Code, and the parties hereto agree that they shall file all tax returns and reports in a manner consistent with such intended treatment and refrain from taking any actions inconsistent therewith, unless otherwise required pursuant to a final determination of a taxing authority.
Section 2.09   Regulation of Internal Affairs.   The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Manager.
Section 2.10   Ownership of Property.   Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.
ARTICLE III
UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS
Section 3.01   Units; Admission of Members.
(a)   Each Member’s ownership interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.
(b)   The Manager shall have the right to authorize and cause the Company to issue a number of Company Options equal to the number of Surviving Corporation Options into which the vested TK Newco Options convert pursuant to the Business Combination Agreement, a number of Class G Units equal to the number of issued and outstanding shares of Class G Common Stock and an unlimited number of Common Units. The number and type of Units issued to each Member and the number, exercise price, vesting schedule and expiration date of each Company Option held by PubCo shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Manager on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, including in connection with the exercise by PubCo of any Company Option, the Member Schedule shall be amended by the Manager to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.
(c)   The Common Units may be subject to vesting and other terms and conditions as set forth in the Vesting Letters or in any Equity Incentive Plan.
(d)   The Manager may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Manager. Such Units or other Equity Securities may be issued pursuant to such agreements as the Manager shall approve in its discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Manager to reflect such additional issuances.
(e)   Unvested Units shall be subject to the terms of this Agreement and the applicable Vesting Letters and any Equity Incentive Plan, and the Manager shall have sole and absolute discretion to interpret and administer the Vesting Letters and Equity Incentive Plan and to adopt such amendments thereto or otherwise determine the terms and conditions of such Unvested Units in accordance with this Agreement and the applicable Vesting Letters and Equity Incentive Plan. Unvested Units that fail to vest are forfeited by the applicable Member shall be cancelled by the Company (and corresponding shares of Class B Common Stock held by the applicable Member shall be cancelled, in each case for no consideration) and shall not be entitled to any distributions pursuant to Section 5.03.

(f)   Unless the Manager otherwise directs, Units will not be represented by certificates.
Section 3.02   Substitute Members and Additional Members.
(a)   Except as otherwise expressly provided in this Agreement, the Manager shall have the right to authorize and cause the Company to issue, on such terms as may be determined by the Manager, additional Units. No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Manager deems necessary or desirable, in its sole and reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including Schedule A) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.
(b)   If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.
Section 3.03   Decisions by the Members.
(a)   Other than the Manager, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.
(b)   Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Manager).
Section 3.04   Voting by the Members.
(a)   Each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.
(b)   Meetings of the Members may be called by the Manager and shall be called by the Manager upon the written request of Members holding at least 25% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than five Business Days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 3.04. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(c)   Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
(d)   Each meeting of Members shall be conducted by an Officer designated by the Manager or such other individual person as the Manager deems appropriate.
(e)   Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.
Section 3.05   Tax and Accounting Information.
(a)   Accounting Decisions and Reliance on Others.   All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager in accordance with Law and to the extent applicable with accounting methods followed for U.S. federal income tax purposes. In making such decisions, the Manager may rely upon the advice of the independent accountants of the Company.
(b)   Records and Accounting Maintained.   For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and for U.S. federal income tax purposes to the extent permitted under applicable Law.
(c)   Financial Reports.
(i)   The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Manager).
(ii)   In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member (other than Management Holdco):
(A)   not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and
(B)   not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.
(d)   Tax Returns.
(i)   The Company shall timely cause to be prepared all U.S. federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member (other than Management Holdco), the Company shall furnish to each Member a copy of such tax return (provided, that the Company shall redact or withhold confidential information relating to other Members).
(ii)   The Company shall furnish to each Member (a) as soon as reasonably practicable after the end of each Fiscal Year, information concerning the Company and its Subsidiaries reasonably required for the preparation of U.S. federal, state and local income tax returns of such Members (or any beneficial owner(s) of such Member), including a Schedule K-1 within seventy five (75) days following the end of such Fiscal Year (and, in any event, the Company shall provide estimates thereof within sixty (60) days following the end of such Fiscal Year), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its U.S. federal, state and local income tax returns; provided, that the Manager shall use commercially reasonable efforts to provide estimates of such information believed by the Manager in good faith to be reasonable, (b) as soon as reasonably practicable after the close of the relevant fiscal period, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes (and, as soon as reasonably practicable but in no event later than five (5) business days prior to the applicable quarterly estimate tax payment due date, tax information necessary for the Members to make their quarterly estimated tax payments) and (c) as soon as reasonably practicable after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.
(e)   Inconsistent Positions.   No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position. Nothing in this Section 3.02(e) shall limit the other provisions of this Agreement and the Tax Receivable Agreement specifically providing for the tax characterization of transactions contemplated thereby.
Section 3.06   Books and Records.   The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. No Member (other than the Manager) shall have any right to inspect the books and records of PubCo, the Company or any of its Subsidiaries.
Section 3.07   Equity Incentive Plans.   If at any time or from time to time, in connection with any Equity Incentive Plan, equity incentive awards are granted to, or become vested, settled or exercised by any grantee (including employees of the Company and its Subsidiaries), such awards shall be administered between the Company, PubCo, and their respective Affiliates in accordance with this Agreement and, to the extent not addressed herein, in accordance with an equity grant policy adopted by the Company and PubCo, as may be amended from time to time.
Section 3.08   Equity Awards in Respect of Class A Common Stock.
(a)   Options Held by Service Providers.   If at any time or from time to time, an option to purchase shares of Class A Common Stock, including any option granted pursuant to an employee stock purchase plan (other than Surviving Corporation Options into which the vested TK Newco Options were converted pursuant to the Business Combination Agreement) (a “Stock Option”), that was granted under any Equity Incentive Plan to an employee or service provider of the Company or its Subsidiaries (an “Optionee”) is duly exercised:
(i)   For each share of Class A Common Stock with respect to which the Stock Option is exercised, PubCo shall be considered to have sold to the Optionee, and the Optionee shall be considered to have purchased from PubCo, for a cash price per share equal to the value of a share of Class A Common Stock at the time of the exercise, a number of shares of Class A Common Stock equal to the quotient of (x) the per share exercise price of such Stock Option divided by (y) the value of a share of Class A Common Stock at the time of such exercise (provided, that if such Stock Option is exercised on a cashless basis, no such shares of Class A Common Stock shall be considered to have been purchased by the Optionee pursuant to this clause (i)).
(ii)   PubCo shall be considered to have sold to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary of the Company, PubCo shall be considered to have sold to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall be considered to have purchased from PubCo, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such Stock Option is being exercised over (y) the number of shares of Class A Common Stock sold to the Optionee pursuant to Section 3.08(a)(i) hereof (provided, that if such Stock Option is exercised on a cashless basis, PubCo shall be considered to have sold to the Company (or an applicable Subsidiary of the Company) the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis). The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the value of a share of Class A Common Stock as of the date of exercise of such Stock Option.
(iii)   The Company shall be considered to have transferred to the Optionee (or if the Optionee is an employee of, or other service provider to, a Company Subsidiary, the Subsidiary shall be considered to have transferred to the Optionee) at no additional cost to such Optionee and as additional compensation to such Optionee, the number of shares of Class A Common Stock described in Section 3.08(a)(ii).
(iv)   PubCo shall be considered to have made a Capital Contribution to the Company in an amount equal to all proceeds received by PubCo in connection with the exercise of such Stock Option. PubCo shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such Stock Option was exercised (or, if such Stock Option is exercised on a cashless basis, the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis).
(b)   SARs Held by Service Providers.   If at any time or from time to time, a stock appreciation right in respect of shares of Class A Common Stock (a “SAR”), which, for the avoidance of doubt shall not include any Surviving Corporation Options into which TK Newco Options were converted pursuant to the Business Combination Agreement, that was granted under any Equity Incentive Plan to an employee or service provider of the Company or its Subsidiaries (a “SAR Holder”) is duly exercised:
(i)   PubCo shall be considered to have sold to the Company (or if the SAR Holder is an employee of, or other service provider to, a Subsidiary of the Company, PubCo shall be considered to have sold to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall be considered to have purchased from PubCo, the number of shares of Class A Common Stock into which such SAR is settled. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the value of a share of Class A Common Stock as of the date of exercise of such SAR.
(ii)   The Company shall be considered to have transferred to the SAR Holder (or if the SAR Holder is an employee of, or other service provider to, a Company Subsidiary, the Subsidiary shall be considered to have transferred to the SAR Holder) at no additional cost to such SAR Holder and as additional compensation to such SAR Holder, the number of shares of Class A Common Stock described in Section 3.08(b)(i).
(iii)   PubCo shall be considered to have made a Capital Contribution to the Company in an amount equal to all proceeds received by PubCo (or that would have been received by PubCo had such SAR been exercised for cash) in connection with the exercise and settlement of such SAR. PubCo shall receive for such Capital Contribution a number of Common Units equal to the number of shares of Class A Common Stock into which such SAR is settled.
(c)   Stock Held by Service Providers Received Pursuant to Other Equity Awards.   If at any time or from time to time, in connection with any Equity Incentive Plan and other than in connection with Redemptions under Article IX, any shares of Class A Common Stock are issued to an employee or service provider of the Company or its Subsidiaries (an “Award Holder”) pursuant to any type of award under an Equity Incentive Plan other than a Stock Option or SAR (including any shares of Class A Common Stock that are subject to forfeiture in the event such employee or service provider terminates his or her employment or service with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i)   PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such Award Holder in accordance with the Equity Incentive Plan;
(ii)   on the date (such date, the “Vesting Date”) that the value of such shares is includible in taxable income of such Award Holder, the following events will be deemed to have occurred: (A) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such Award Holder is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the value of such shares of Class A Common Stock on the Vesting Date, (B) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such Award Holder, (C) PubCo shall be deemed to have contributed the purchase price described in clause (A) for such shares of Class A Common Stock to the Company as a Capital Contribution and (D) in the case where such Award Holder is an employee of or other service provider to a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and
(iii)   the Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.08(c)(i) in consideration for a Capital Contribution that PubCo is deemed to make to the Company pursuant to clause (C) of Section 3.08(c)(ii) above.
(d)   Future Equity Incentive Plans.   Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, modifying or terminating equity incentive plans for the benefit of employees, directors or other business associates of PubCo, the Company or any of their respective Affiliates. In the event that any such plan is adopted, modified or terminated by PubCo, PubCo and the Company and their Affiliates shall be entitled to administer such plans in a manner consistent with the provisions of this Section 3.08, and PubCo and the Company may make any amendments that are necessary or advisable to this Section 3.08 to accommodate such administration, without the requirement of any further consent or acknowledgement of any other Member.
(e)   Certain other Matters.   The Company shall be entitled to treat any transactions undertaken in connection with equity awards as contemplated by this Section 3.08 in a manner consistent with the principles of Treasury Regulations Section 1.1032-3.
ARTICLE IV
PUBCO OWNERSHIP; RESTRICTIONS ON PUBCO UNITS
Section 4.01   PubCo Ownership.
(a)   Except in connection with Redemptions or Exchanges under Article IX, as provided in Section 3.08, as provided in Section 4.01(b) or as otherwise determined by the Manager, if at any time PubCo issues a share of Class A Common Stock or any other Equity Security of PubCo entitled to any economic rights (an “Economic PubCo Security”) with regard thereto, the Company shall issue to PubCo an equal number (or such other number as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units (if PubCo issues shares of Class A Common Stock), or such other Equity Securities of the Company (if PubCo issues Economic PubCo Securities other than shares of Class A Common Stock) corresponding to the Economic PubCo Security, with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic PubCo Security, and in exchange for the issuances in the foregoing clause, the net proceeds or contributed proceeds received by PubCo with respect to the corresponding issuance of Class A Common Stock or Economic PubCo Securities, if any, shall be concurrently contributed by PubCo to the Company. In addition, in the event any share of Class G Common Stock is converted by its terms into one or more shares of Class A Common Stock, one Class G Unit shall automatically, without any action by the part of any party hereto, be cancelled, and the Company shall issue to PubCo a number of Common Units equal to the number of shares of Class A Common Stock issued by PubCo in connection with such conversion. In the event any share of Class G Common Stock is cancelled by its terms, one Class G Unit shall automatically, without any action on the part of any party hereto, be cancelled.

(b)   In the event any Surviving Corporation Option into which a vested TK Newco Option converts pursuant to the Business Combination Agreement is exercised by its terms and the holder thereof is issued one or more shares of Class A Common Stock by PubCo, a corresponding Company Option with the same terms shall be exercised by PubCo, the Company shall issue to PubCo the applicable Common Units in respect of the exercise of such Company Option and any exercise price paid by the holder of such Surviving Corporation Option shall be paid by PubCo to the Company in respect of such exercise; provided, that, if any such Surviving Corporation Option is exercised on a cashless basis, then the corresponding Company Option shall also be exercised on a cashless basis, and the Company shall issue to the Corporation the same number of Common Units upon exercise of the Company Option as the number of shares of Class A Common Stock that were issued by PubCo to the holder of the Surviving Corporation Option upon exercise thereof. In the event any Surviving Corporation Option into which a vested TK Newco Option converts pursuant to the Business Combination Agreement is fully exercised or expires, forfeits or is terminated or cancelled by its terms, the corresponding Company Option shall automatically, without any action on the part of any party hereto, be cancelled.
(c)   Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon a Redemption involving a Share Settlement or an Exchange under Article IX, the shares of Class A Common Stock issued therein will be issued together with a corresponding right) or (ii) to the issuance under the PubCo Equity Incentive Plan or PubCo’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property as provided in Section 3.08 hereof.
Section 4.02   Restrictions on PubCo Units.
(a)   Except as otherwise determined by the Manager, the Company may not issue any additional Common Units or any other Equity Securities of the Company to PubCo or any of its Subsidiaries, unless substantially simultaneously therewith PubCo issues or sells an equal number (or such other number as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as the Equity Securities issued by the Company.
(b)   Except as otherwise determined by the Manager, (i) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo an equal number (or such other number as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units for the same price per security (or such other price as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) (or, if PubCo uses funds received from distributions from the Company, or the net proceeds from an issuance of Shares of Class A Common Stock, to fund such redemption, repurchase or acquisition, then the Company shall cancel a corresponding number of Common Units for no consideration) and (ii) PubCo or any of its Subsidiaries may not redeem or repurchase any other Equity Securities of PubCo unless substantially simultaneously therewith, the Company redeems or repurchases from PubCo an equal number (or such other number as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of PubCo for the same price per security (or such other price as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) (or, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Equity Securities other than shares of Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number (or such other number as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of its corresponding

Equity Securities for no consideration). Except as otherwise determined by the Manager, the Company may not redeem, repurchase or otherwise acquire Common Units or the Equity Securities of the Company from PubCo or any of its Subsidiaries, unless substantially simultaneously therewith such other Subsidiary redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of corresponding Equity Security from PubCo, and PubCo redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Manager in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock, or other applicable Economic PubCo Securities for a corresponding price per security from holders thereof (except that if the Company cancels Common Units for no consideration as described in Section 4.02(b)(i) or (ii), then the price need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to PubCo or such other Subsidiary of PubCo in connection with the redemption or repurchase of any shares or other Equity Securities of PubCo or such other Subsidiary of PubCo, respectively, as applicable, is or consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner (except if the Company cancels Common Units or other Equity Securities for no consideration as described in this Section 4.02(b)).
(c)   Except as otherwise determined by the Manager, the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of PubCo, with corresponding changes made with respect to any other exchangeable or convertible securities.
ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
DISTRIBUTIONS; ALLOCATIONS
Section 5.01   Capital Contributions.
(a)   From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in this Agreement.
(b)   Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.
Section 5.02   Capital Accounts.
(a)   Maintenance of Capital Accounts.   The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:
(i)   Each Member listed on the Member Schedule shall be credited with the Initial Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended by the Manager from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.
(ii)   To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.
(iii)   To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.
(iv)   In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is necessary to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members) to comply with the Code and Treasury Regulations or to ensure that the allocations provided for herein have substantial economic effect and/or are in accordance with the Members’ interests in the Company, the Manager may (acting reasonably and in good faith) make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Manager also may (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).
(b)   Succession to Capital Accounts.   In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.
(c)   Adjustments of Capital Accounts.   The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member. The Company shall be entitled to take all actions necessary (as determined by the Manager) to comply with the provisions of the Code and Treasury Regulations and other relevant guidance relating to non-compensatory options (including for Treasury Regulations Section 1.761-3).
(d)   No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. No interest shall be paid on the balance in any Member’s Capital Account.
(e)   Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.
Section 5.03   Amounts and Priority of Distributions.
(a)   Distributions Generally.   Except as otherwise provided in Article XII, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Manager, in its sole discretion, shall determine.

(b)   Distributions to the Members.   Subject to Section 5.03(e) and (f), at such times and in such amounts as the Manager, in its sole discretion, shall determine, distributions shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that notwithstanding anything in this Section 5.03 to the contrary (other than Section 5.03(e) and (f)), distributions shall be made in respect of any Unvested Units if and only if such Unvested Unit is entitled to distributions in the applicable Vesting Letter and any Unvested Units that are not entitled to receive such distribution shall be disregarded in both the numerator and the denominator for purposes of determining the Percentage Interests of the Members in order to allocate such distribution.
(c)   PubCo Distributions.   Notwithstanding the provisions of Section 5.03(b), the Manager, in its sole discretion, may authorize that (i) cash be paid to PubCo (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by PubCo to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of corresponding Equity Securities of PubCo in accordance with Section 4.02(b), and (ii) to the extent that the Manager determines that expenses or other obligations of PubCo are related to its role as the Manager or the business and affairs of PubCo that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to PubCo (which distributions shall be made without pro rata distributions to the other Members) in amounts required for PubCo to pay (w) operating, administrative and other similar costs incurred by PubCo, to the extent the proceeds are used or will be used by PubCo to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo, (y) fees and expenses (including any underwriters’ discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo, as the Manager and (z) other fees and expenses in connection with the maintenance of the existence of PubCo. For the avoidance of doubt, notwithstanding the foregoing, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the common stock of PubCo or to fund PubCo’s payment of income Tax liabilities or obligations under the Tax Receivable Agreement, and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.
(d)   Distributions in Kind.   Any distributions in kind shall be made at such times and in such amounts as the Manager, in its sole discretion, shall determine based on their fair market value as determined by the Manager in the same proportions as if distributed in accordance with Section 5.03(b). If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.
(e)   Tax Distributions.
(i)   Notwithstanding any other provision of this Section 5.03 to the contrary (but subject to Section 5.03(e)(ii)), to the extent permitted by Law and consistent with the Company’s obligations to its creditors as determined by the Manager, the Company shall make cash distributions pursuant to this Section 5.03(e)(i) to each Member at least two (2) Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due (or at such other times as are necessary to permit the Members or their beneficial owners to discharge their U.S. federal, state and local estimated tax payment responsibilities, as reasonably determined by the Manager), in an amount equal to such Member’s Tax Distribution Amount (estimated on a quarterly basis by the Manager, taking into account estimated taxable income or loss of the Company through the end of the relevant quarterly period). The Manager shall adjust subsequent Tax Distributions up or down to reflect any variation between its prior estimate of quarterly Tax Distributions and the Tax Distributions that would have been computed under this Section 5.03(e) based on subsequent information.
(ii)   To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 5.03(e) on any given date, then the Tax Distributions to such Member shall be increased to ensure that all such Tax Distributions made pursuant to this Section 5.03(e) are made pro rata in accordance with the Members’ respective Percentage Interests (determined assuming that all Unvested Units are Vested Units for such purpose). If, on a Tax Distribution date, there are insufficient funds on hand to distribute to the

Members the full amount of the Tax Distributions to which such Members are otherwise entitled pursuant to this Section 5.03(e), the Company shall use its reasonable best efforts to distribute to the Members the amount of funds that are available pro rata in accordance with the Tax Distributions that would have been paid to the Members had no applicable limitation existed and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of Tax Distributions to which such Members would have been entitled had sufficient funds been available. Any distributions paid pursuant to Section 5.03(b) during a Fiscal Year shall, to the extent of Tax Distributions otherwise required to be paid during such Fiscal Year, be treated as Tax Distributions paid during such Fiscal Year. Notwithstanding anything else in this Agreement, at the discretion of the Manager, the amount of Tax Distributions to be paid in respect of any Fiscal Year shall be capped at an amount equal to the Aggregate Tax Distribution Cap (and, for the avoidance of doubt, Tax Distributions paid up to the Aggregate Tax Distribution Cap shall be paid pro rata in accordance with the Members’ respective Percentage Interests, and the Company shall have no obligation to pay or “catch up” in future periods any amount of Tax Distributions that are not required to be paid as a result of the operation of the Aggregate Tax Distribution Cap.
(iii)   Tax Distributions with respect to income or gain allocations made for periods beginning on or after the Restatement Date (including for this purpose amounts taken into account pursuant to the final sentence of the definition of “Tax Distribution Amount”) shall be treated as advances of amounts otherwise distributable to any Member pursuant to this Section 5.03 (other than this Section 5.03(e)) or Section 12.02(b)(ii), and accordingly shall be applied against and reduce (without duplication) the next amounts that would otherwise be payable to such Member pursuant to such provisions.
Section 5.04   Allocations.
(a)   Net Income and Net Loss.   Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all Unvested Units were fully vested), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Manager may make allocations it (acting reasonably and in good faith) deems necessary to give economic effect to the provisions in Article V, Article XII and the other relevant provisions of this Agreement and to properly reflect each Member’s “interest in the partnership” within the meaning of Treasury Regulations Section 1.704-1(b)(3).
(b)   Special Allocations.   The following special allocations shall be made in the following order:
(i)   Minimum Gain Chargeback.   Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)   Member Minimum Gain Chargeback.   Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)   Qualified Income Offset.   In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.
(iv)   Nonrecourse Deductions.   Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in accordance with their interests in Company profits.
(v)   Member Nonrecourse Deductions.   Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).
(vi)   Section 754 Adjustments.   (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(c)   Curative Allocations.   The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d)   Loss Limitation.   Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).
Section 5.05   Other Allocation Rules.
(a)   Interim Allocations Due to Percentage Adjustment.   If the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the Treasury Regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred interest to the extent consistent with Section 706 of the Code and the Treasury Regulations thereunder, and shall be made using any method permitted by Section 706 of the Code and such regulations as determined by the Manager. As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the transferred Units.
(b)   Tax Allocations: Code Section 704(c).   In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the “traditional method”. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Additionally, any recapture of depreciation or any other item of deduction shall be allocated, in accordance with the requirements of Treasury Regulations Sections 1.1245-1(e) and 1.1245-5. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
(c)   Treatment of Prior Preferred Units.   The Company and the Members shall not treat any of the rights of the holders of the Series A Preferred Units, the Series B Preferred Units, the Series B-2 Preferred Units, the Series C Preferred Units, the Series C-1 Preferred Units, the Series C-2 Preferred Units, the Series D-1 Preferred Units and/or the Series D-2 Preferred Units (in each case, as such terms are defined in the Third Restated Agreement, and such preferred units, collectively, the “Preferred Units”) under the Third Restated Agreement with respect to the Preferred Units, or any rights of the holder of that certain warrant (a “Level Warrant”) issued to Level Equity and/or its Affiliates (or the common units into which a Level Warrant was converted) under the Third Restated Agreement with respect to a Level Warrant (or converted common units), including with respect to the issuance of, and economic rights of, Preferred Units, a Level Warrant (or applicable common units), or the Senior Secured Convertible Promissory Notes (as defined in the Third Restated Agreement) issued to certain members under the Third Restated Agreement pursuant to that certain Note Purchase Agreement dated May 21, 2020, which were convertible into Series D-1 Preferred Units or Series D-2 Preferred Units (as such terms were used in the Third Restated Agreement), as applicable (such notes, the “D-1 Notes” and “D-2 Notes”), as giving rise to any allocation of gross income attributable to a taxable capital shift, or payments under Section 707 of the Code, including guaranteed payments under Code Section 707(c), except as may be required by applicable law, provided, however, that, in the absence of a “determination” pursuant to Section 1313(a) of the Code, any decision by the Company that applicable law requires that the rights of the holders of Series A Preferred Units, the holders of Series B Preferred Units, the holders of Series B-2 Preferred Units, the holders of Series C Preferred Units, the holders of Series C-1 Preferred Units, the holders of Series C-2 Preferred Units, the holders of Series D-1 Preferred Units or the D-1 Notes, or the holders of Series D-2 Preferred Units or the D-2 Notes or the holder of a Level Warrant (or converted common units) be treated as giving rise to an allocation of gross income attributable to a taxable capital shift or payment(s) under Section 707 of the Code shall be subject to the consent of the holders of at least fifty percent (50%) of the then issued applicable Preferred Units (determined as of immediately prior to the Restatement Date), such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, the Members and the Company agree that the Company will treat the rights of the Preferred Units as having given rise to an allocation of net income (or gross income to the extent there is not sufficient net income) to the holders of such Preferred Units in respect of the accrual of the preferred return applicable to such Preferred Units.
Section 5.06   Tax Withholding; Withholding Advances.
(a)   Tax Withholding.
(i)   If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.06(b).
(ii)   After receipt of a written request of any Member or former Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.
(b)   Withholding Advances.   Subject to and without limitation of Section 5.06(e), to the extent PubCo or the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (including the delivery of consideration in connection with a Redemption or Exchange, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) (“Withholding Advances”), PubCo or the Company, as the case may be, may withhold such amounts and make such tax payments as so required.
(c)   Repayment of Withholding Advances.   Subject to and without limitation of Section 5.06(e), all Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Manager be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.
(d)   Withholding Advances — Reimbursement of Liabilities.   Subject to and without limitation of Section 5.06(e), each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).
(e)   Notwithstanding anything else in this Agreement (and consistent with the terms of the Business Combination Agreement), with respect to any liability arising out of or in connection with any tax audit, examination, proceeding, claimed deficiency or other similar matter relating to the Company or its Subsidiaries that pertains to taxable periods (or portions thereof) ending on or prior to the Restatement Date, if directed by the Company Holders’ Representative (as defined in the Business Combination Agreement) the relevant entity shall not make the election provided for in Section 6226 of the Code with respect to such liability (or any similar election available under U.S. state or local law), and shall instead pay any “imputed underpayment” (or similar liability imposed under other provisions of applicable tax law) at the Company or other relevant entity-level. Notwithstanding anything else in this Agreement (including the other provisions of this Section 5.06), without the prior consent of the Company Holders’ Representative (which may be withheld in the Company Holders’ Representative sole discretion) in no event will any equity holder (or their direct and indirect owners) be required to amend any Tax Return in connection with the procedures described in Section 6225(c) of the Code, undertake any other alternative to payment by the Company or its Subsidiaries of any imputed underpayment as provided for in the immediately preceding sentence, or indemnify the Company or its Subsidiaries in respect of any liability described in the immediately preceding sentence.
Section 5.07   Tax Proceedings.   In representing the Company before any taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members promptly informed of any such administrative and judicial proceedings. For the avoidance of doubt, nothing in this Section 5.07 shall prevent the Company (or any of its Subsidiaries) from taking actions explicitly provided to be taken by the Company pursuant to this Agreement (including for this purpose making an election pursuant to Section 754 of the Code (or analogous provisions of state or local Law)).
ARTICLE VI
CERTAIN TAX MATTERS
Section 6.01   Company Representative.
(a)   The Manager is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Manager may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall reasonably cooperate with each other and shall use reasonable best efforts to cause the Manager (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).
(b)   The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. Subject to the other terms of this Agreement and the Business Combination Agreement, the Company Representative is authorized to take such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules. Each Member agrees to reasonably cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings. For the avoidance of doubt, the provisions of this Section 6.01(b) shall be subject to the terms of the Business Combination Agreement and the other terms of this Agreement.
(c)   The Company and any eligible Subsidiary of the Company (A) shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any similar provisions of applicable U.S state or local law) for the taxable year that includes the date hereof and shall not thereafter revoke such election and (B) shall use reasonable best efforts to ensure that any entity in which the Company holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein will have in effect an election pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law).
ARTICLE VII
MANAGEMENT OF THE COMPANY
Section 7.01   Management by the Manager.   Except as otherwise specifically set forth in this Agreement, the Manager shall be deemed to be a “manager” (as such term is defined in the Delaware Act) (the “Manager”). Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Manager in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Manager is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Manager taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Manager shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Manager may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary. The Manager shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries to take such actions not inconsistent with this Agreement as the Manager deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries.
Section 7.02   Election of Manager.   Effective concurrently with the contribution of cash made by PubCo to the Company in connection with the Closing, PubCo shall be appointed as the Initial Manager. Following the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Manager shall be elected annually by the Members in accordance with this Section 7.02, and the Manager so elected shall serve as the Manager until a successor has been duly elected as the Manager in accordance with this Section 7.02. Not more than one year after the later of (a) the Closing and (b) the last meeting of the Members or action by written consent of the Members at which or pursuant to which the Manager was elected in accordance with this Section 7.02, the Manager at such time (or the Members if the Manager shall fail to take such action) shall either (i) call and hold a meeting of the Members for purposes of electing the Manager or (ii) seek written consents from the requisite Members to elect the Manager. A Person shall be elected as the Manager if the election of such Manager is approved by Members holding a majority of the outstanding Units by vote at a meeting held for such purpose or by action by written consent; provided, however, that if the Person so elected as the Manager was not the Manager immediately prior to such election, such election shall not be effective, and such Person shall not become the Manager, unless and until such Person has executed and delivered to the Company the written agreement of such Person to be bound by the terms of this Agreement applicable to the Manager, in form and substance reasonably satisfactory to the Manager serving immediately prior to such election or to the Members holding a majority of the outstanding Units.

Section 7.03   Resignation or Removal of the Manager; Vacancy.   The Manager may resign as the Manager at any time and may be removed at any time, with or without cause, by the Members holding a majority of the outstanding Units by vote at a meeting of the Members held for such purpose or by action by written consent; provided, however, that no (i) such resignation or removal shall be effective until a successor Manager has been duly elected in accordance with Section 7.02, and (ii) PubCo shall not resign as the Manager for so long as it is a Member. If for any reason a Manager ceases to serve as the Manager prior to the election of a successor Manager in accordance with Section 7.02, PubCo shall automatically, and without any action of the Company or any Member, become the Manager and serve as the Manager until another Person is duly elected as the Manager in accordance with Section 7.02.
Section 7.04   Fiduciary Duties.   (i) The Manager shall, in its capacity as Manager, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, neither the Manager nor any Officer shall be subject to corporate opportunity or similar doctrines.
Section 7.05   Officers.
(a)   Appointment of Officers.   The Manager may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Manager determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.
(b)   Authority of Officers.   The Officers shall have the duties, rights, powers and authority as may be prescribed by the Manager from time to time.
(c)   Removal, Resignation and Filling of Vacancy of Officers.   Unless otherwise set forth in the employment agreement of the applicable Officer, the Manager may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Manager.
Section 7.06   Compensation; Certain Costs and Expenses.   The Manager shall not be compensated for its services as the Manager of the Company. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Manager, bear and/or reimburse the Manager for any reasonable costs, fees or expenses incurred by it in connection with serving as the Manager.
ARTICLE VIII
TRANSFERS OF INTERESTS
Section 8.01   Restrictions on Transfers.
(a)   Except as expressly permitted by Section 8.02 or Section 8.04, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(e), any Vesting Letter, Equity Incentive Plan and/or any other agreement between such Member and the Company, PubCo or any of their respective Controlled Affiliates, without the consent of the board of directors of the Manager, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.
(b)   Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:
(i)   the Transferor shall have provided to the Company prior notice of such Transfer;
(ii)   the Transferee shall agree in writing to be bound by this Agreement by signing and delivering to the Company a joinder substantially in a form acceptable to the Company;
(iii)   the Transfer shall comply with all applicable Laws;
(iv)   to the knowledge of the Transferee and Transferor after reasonable inquiry of the Company, the Transfer shall not impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any Governmental Authority anywhere, other than the Governmental Authorities in which the Company is then subject to such liability, reporting obligation or jurisdiction; and
(v)   such Transfer shall comply with Article IX (to the extent Article IX governs such Transfer of Units).
(c)   Notwithstanding any other provision of this Agreement to the contrary, but subject to Article IX, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Manager, would cause the Company to (i) be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder or (ii) fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h).
(d)   Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.
(e)   For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, (i) any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any Vesting Letter to which such Member is a party or pursuant to an applicable Equity Incentive Plan and (ii) any Transfer of Management Holdco Interests (as defined below) shall be subject to the restrictions on Transfer applicable thereto pursuant to the Management Holdco LLC Agreement or pursuant to an applicable Equity Incentive Plan.
Section 8.02   Certain Permitted Transfers.   Except as expressly permitted by Section 8.04, but subject to compliance with Sections 8.01(b) through (e), from and after the date that is the earlier of (i) one hundred eighty (180) days following the Restatement Date (unless such time restriction is waived by the Manager in its sole discretion with respect to any proposed Transfer(s); provided, that if such restriction is waived by the Manager with respect to any Member, such restriction shall be waived with respect to the SLP Investor, Riverwood Investors and Level Equity Investors to the same extent, taking into account the aggregate Common Units and shares of Class A Common Stock held by such SLP Investor, Riverwood Investors and Level Equity Investors) and (ii) any Lock-Up Period Early Release Date (with respect to Lock-Up Shares subject to the corresponding Lock-Up Period Early Release), the following Transfers shall be permitted:
(a)   Any Transfer of Units to Management Holdco or a Management Holdco Member in connection with (x) the exercise of any repurchase or redemption right in respect of such Units of Management Holdco or such Management Holdco Member pursuant to the terms of the Management Holdco LLC Agreement, (y) the exercise of any right of Management Holdco or such Management Holdco Member to be distributed such Units pursuant to the terms of the Management Holdco LLC Agreement (including in connection with a redemption, repurchase or forfeiture of their Employee Units), or (z) the liquidation, dissolution and/or winding up of Management Holdco;
(b)   Any Transfer pursuant to Section 3.08;

(c)   Any Transfer by SLP Investor or any SLP Related Entity to SLP Investor or any SLP Related Entity;
(d)   Any Transfer by any Riverwood Investor or any Riverwood Related Entity to any Riverwood Investor or any Riverwood Related Entity;
(e)   Any Transfer by any Level Equity Investor or any Level Equity Related Entity to any Level Equity Investor or any Level Equity Related Entity;
(f)   Any Transfer pursuant to the terms of Article IX; and
(g)   Any Transfer contemplated by Section 10.02 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.
Section 8.03   Registration of Transfers.   When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.
Section 8.04   Lock-Up.
(i)   Subject to Section 8.04(ii), the holders (the “Lock-up Holders”) of Units issued as consideration in connection with the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
(ii)   Notwithstanding the provisions set forth in Section 8.04(i) or Section 8.02, a Lock-up Holder or its Permitted Transferee may Transfer Lock-up Shares held by such Lock-Up Holder or Permitted Transferee during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, or (iii) the other Lock-Up Holders or, if such Lock-up Holder or Permitted Transferee is a corporation, partnership, limited liability company or other business entity, any direct or indirect partners, members or equity holders of such Lock-up Holder or Permitted Transferee; (b) to any affiliates of such Lock-up Holder or Permitted Transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates formed for the purpose of investing in the Company; (c) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of PubCo or a duly authorized committee thereof or other similar transaction which results in all of the Company’s members having the right to exchange their units for cash, securities or other property subsequent to the date of the Closing; provided, that in connection with any Transfer of such Lock-up Shares to a Permitted Transferee, the restrictions and obligations contained in this Agreement, including Section 8.04(i), will continue to apply to such Lock-up Shares after any Transfer of such Lock-up Shares and such Permitted Transferee shall continue to be bound by such restrictions and obligations for the balance of the Lock-up Period as if such Permitted Transferee were a Member and Lock-up Holder hereunder.
(iii)   Notwithstanding the other provisions set forth in this Section 8.04, the board of directors of PubCo may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.
(iv)   During the Lock-up Period, any Transfers pursuant to this Article VIII (or waiver, amendment or repeal of the restrictions on transfer, including the Lock-up obligations) requiring the consent of the board of directions of PubCo shall also require consent of the TPG Designee (as defined in the Stockholders Agreement of PubCo) so long as the TPG Designee remains a member of the board of directors of PubCo.
Section 8.05   Restricted Units Legend.   The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON            , 2021, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VACASA HOLDINGS LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND VACASA HOLDINGS LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY VACASA HOLDINGS LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”
The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.
ARTICLE IX
REDEMPTION AND EXCHANGE RIGHTS
Section 9.01   Redemption Right of a Member.
(a)   From and after the date that is the earlier of (i) one hundred eighty (180) days after the Restatement Date (unless such time restriction is waived by the Manager in its sole discretion with respect to any proposed Redemption; provided, that if such restriction is waived by the Manager with respect to any Member, such restriction shall be waived with respect to the SLP Investor, Riverwood Investors and Level Equity Investors to the same extent, taking into account the aggregate Common Units and shares of Class A Common Stock held by such SLP Investor, Riverwood Investors and Level Equity Investors) and (ii) any Lock-Up Period Early Release Date (with respect to Lock-Up Shares subject to the corresponding Lock-Up Period Early Release), and subject to (A) the terms of any Trading Policy (including any Blackout Period contained therein) and (B) the waiver or expiration of any contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member (including pursuant to the Stockholders Agreement), each Member (other than PubCo) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding any Common Units that are subject to vesting conditions or subject to Transfer limitations pursuant to this Agreement or an applicable Vesting Letter or Equity Incentive Plan and) in whole or in part (the “Redemption Right”) at any time and from time to time. A Member desiring to exercise its Redemption Right (a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company, with a copy to PubCo. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Redemption Notice may specify that the Redemption is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Share Settlement into which the Redeemed Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Share Settlement would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, further that the Redeeming Member may withdraw or amend a Redemption Notice, in whole or in part, prior to the effectiveness of the Redemption, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Redemption Date (or any such later time as may be required by Applicable Law) by delivery of a written notice of withdrawal to the Company (with a copy to PubCo), specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Redemption Notice remains in effect and (3) if the Redeeming Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice. Following receipt of the Redemption Notice, and in any event at least one (1) Business Days prior to the Redemption Date, PubCo shall deliver to the Redeeming Member a notice, specifying whether it elects to settle the Redemption with a Share Settlement or a Cash Settlement (an “Election Notice”). If the Election Notice specifies a Cash Settlement, then on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):
(i)   PubCo shall contribute the proceeds of the Cash Settlement to the Company in exchange for a number of Common Units equal to the number of Redeemed Units (and for the avoidance of doubt, PubCo shall be permitted to elect a Cash Settlement only if such Cash Settlement is paid with cash proceeds contributed to the Company by PubCo substantially contemporaneously with the payment of such Cash Settlement); provided, that PubCo shall have no obligation to pay any portion of the Cash Settlement that exceeds the net proceeds from the private sale or Public Offering by PubCo of a number of Class A Common Stock equal to the number of Redeemed Units to be purchased with such cash;
(ii)   the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company, and (y) an equal number of shares of Class B Common Stock to PubCo;
(iii)   the Company shall (x) cancel the Redeemed Units, (y) pay to the Redeeming Member the applicable Cash Settlement, and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(a) and the Redeemed Units; and
(iv)   PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.01(a)(ii)(y) above.
(b)   If the Election Notice specifies a Share Settlement, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:
(i)   any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;
(ii)   PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;
(iii)   PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;
(iv)   PubCo shall have disclosed in good faith to such Redeeming Member any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit such disclosure);
(v)   any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;
(vi)   there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii)   there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;
(viii)   PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or
(ix)   the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.
(c)   If the Election Notice specifies a Share Settlement, unless the Redeeming Member has revoked the applicable Redemption as provided in Section 9.01(c), PubCo shall settle such Redemption on the Redemption Date by Transferring the Share Settlement directly to the Redeeming Member in exchange for the Redeemed Units (a “Direct Redemption”). In connection with a Direct Redemption, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (1) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units and an equal number of shares of Class B Common Stock to PubCo; (2) PubCo shall Transfer to the Redeeming Member the Share Settlement; (3) PubCo shall cancel and retire for no consideration such shares of Class B Common Stock and (4) the Company shall register PubCo as the owner of the Redeemed Units and, if the Redeemed Units are certificated, shall issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (1) of this Section 9.01(d) and the Redeemed Units. In furtherance of the foregoing, each of the Company, and the Redeeming Member shall take all actions reasonably requested by PubCo to effect the transactions contemplated by this Section 9.01(d), including executing and delivering any document reasonably requested by PubCo in connection therewith.
(d)   The number of shares of Class A Common Stock applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of dividends previously paid with respect to Class A Common Stock or cash or cash equivalents held by PubCo; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.
(e)   In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.
Section 9.02   Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.
(a)   At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption such number of shares of Class A Common Stock as shall be issuable upon any such Redemption; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo). PubCo shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption in which a Share Settlement is made, to the extent a registration statement is effective and available for such shares. PubCo shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). PubCo covenants that all Class A Common Stock issued upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).
(b)   Subject to the terms of the Registration Rights Agreement, PubCo covenants and agrees to deliver shares of the Share Settlement, if requested, pursuant to an effective registration statement under the Securities Act with respect to any Redemption to the extent that a registration statement is effective and available for such shares. In the event that any Redemption in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Redeeming Member requesting such Redemption, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Redemption pursuant to an available exemption from such registration requirements.
(c)   PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo.
Section 9.03   Effect of Exercise of Redemption.   This Agreement shall continue notwithstanding the consummation of a Redemption and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.
Section 9.04   Tax Treatment.   Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that any Redemption (whether effected with a Cash Settlement or a Share Settlement) shall be treated as a direct exchange between PubCo and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.
Section 9.05   Other Redemption Matters.
(a)   Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) the number of the Share Settlement deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.06(c) below, upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.
(b)   Subject to Section 9.06(c), the shares of Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:
THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN

ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.
(c)   If (i) any shares of the Share Settlement may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Redeeming Member thereof shall promptly provide such Redeeming Member or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.
(d)   PubCo shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. The Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).
Section 9.06   Employee Unit Redemption Right.
(a)   If Management Holdco elects pursuant to the rights in favor of, and exercisable by, Management Holdco, the Company, Manager, PubCo or any of their respective Subsidiaries under a Vesting Letter or Equity Incentive Plan to redeem or repurchase (whether at a discount or otherwise), or otherwise have forfeited, any Management Holdco Member Interests held by an Employee Member (other than in connection with a Redemption contemplated by Section 9.01 directly as a result of a request from Management Holdco to redeem his or her equity interests in Management Holdco in accordance with the Management Holdco LLC Agreement) (such redemption right, a “Management Holdco Redemption Right”) and effects all or any portion of such redemption by exchanging Employee Units for Management Holdco Member Interests held by such Employee Member (the “Redeemed Employee Member”), then Management Holdco shall have the right (an “Employee Unit Redemption Right”), exercisable by delivering a written notice to the Company (an “Employee Unit Redemption Notice”), to require the Company to repurchase any or all of the Employee Units that are transferred to the Redeemed Employee Member by Management Holdco (the “Redeemed Employee Units”) at a price per Redeemed Employee Unit equal to the redemption price contemplated by the Management Holdco Redemption Right (which, for the avoidance of doubt, will take into account any discount set forth in the applicable Vesting Letter, Equity Incentive Plan, the Management Holdco LLC Agreement or otherwise) (the “Employee Redemption Price”). The Employee Unit Redemption Notice shall set forth the number of Employee Units to be repurchased by the Company and shall include a copy of any notice(s) delivered in connection with the Management Holdco Redemption Right. The Company shall, promptly after receiving an Employee Unit Redemption Notice, deliver to Management Holdco a notice setting forth the Employee Redemption Price to be paid for the Redeemed Employee Units and the date (not later than sixty (60) days after receipt of the Employee Unit Redemption Notice) and place for the closing of the transaction (such date, the “Employee Unit Redemption Date”). The Company may elect, in its sole discretion, to pay for the Redeemed Employee Units by any combination of the following: (i) delivery of a cashier’s check or wire transfer of immediately available funds; (ii) issuance of an unsecured subordinated note bearing interest (payable in installments and/or at maturity) at a simple rate per annum equal to the prime rate; (iii) PubCo’s issuance of Class A Shares (which transaction may, at the election of PubCo, be settled via a direct transfer of such shares to the applicable Member in exchange for the Redeemed Employee Units; provided, that to the extent that the relevant Employee Redemption Price is less than the fair market value of the Redeemed Employee Units, Management Holdco shall redeem and cancel a portion of the Employee Units consistent with the procedure described in the last proviso in this sentence prior to the transfer of PubCo Class A Shares to the Employee Member pursuant to this clause (iii)) or (iv) by offsetting against any indebtedness or obligations for advanced or borrowed funds owed to the Company, PubCo, Management Holdco or any of their respective Affiliates by the applicable Employee Member subject to the Employee Unit Redemption Notice; provided, that if the Company does not elect a method of payment, the Employee Units shall be paid for in accordance with clause (i); provided further, that in the event the Employee Redemption Price is less than the fair market value of the applicable Employee Units (i.e., the Employee Units are to be redeemed or repurchased at a discount, or otherwise forfeited), and Management Holdco elects to exercise the Management Holdco Redemption Right at such Employee Redemption Price by redeeming and cancelling a portion of the Employee Units for no consideration in accordance with the Management Holdco LLC Agreement, the Company shall cause the Redeemed Employee Units to be cancelled and retired for no consideration, such that the fair market value of the Employee Units corresponding to the Management Holdco Member Interests of such Management Holdco Member that are not cancelled and retired reflects such discount or forfeiture (as provided for in the Management Holdco LLC Agreement). For the avoidance of doubt, (x) notwithstanding anything in this Section 9.07 to the contrary, if Management Holdco, on the one hand, and an applicable Employee Member, on the other hand, agree that, or it otherwise becomes the case that, the consideration payable by Management Holdco to such Employee Member in connection with a Management Holdco Redemption Right shall be less than one hundred percent (100%) of fair market value of the Employee Units (or corresponding Management Holdco Member Interests), then the consideration payable by the Company to Management Holdco pursuant to this Section 9.07 shall be reduced accordingly so that the Company shall only be obligated to pay a price per Redeemed Employee Unit equal to the price per corresponding Management Holdco Member Interest attributable to such Redeemed Employee Unit actually contemplated by the Management Holdco Redemption Right, and (y) to the extent Management Holdco exercises the Employee Unit Redemption Right pursuant to any rights it may have under any Vesting Letter, this Section 9.07 shall apply, regardless of whether or not prior to, on or after the exercise of the Employee Unit Redemption Right, the Management Holdco Member has submitted a request to effect the Redemption by Management Holdco contemplated by Section 9.01.
(b)   To the extent the Employee Unit Redemption Right is exercised, on the Employee Unit Redemption Date (to be effective immediately prior to the close of business on the Employee Unit Redemption Date):
(i)   after Management Holdco distributes the Redeemed Employee Units to the Redeemed Employee Member (x) the Redeemed Employee Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Employee Units to the Company (including, for the avoidance of doubt, any such Redeemed Employee Units subject to a discounted repurchase or a forfeiture) and (y) Management Holdco shall Transfer and surrender to PubCo for no consideration, free and clear of all liens and encumbrances an equal number of shares of Class B Common Stock. Management Holdco shall take all actions necessary or appropriate to cause the Redeemed Employee Member to timely complete such Transfer;
(ii)   the Company shall (x) cancel the Redeemed Employee Units, (y) pay to the Redeemed Employee Member the Employee Redemption Price (except in the case of cancellation and retirement for no consideration described in Section 9.07(a)), and (z) if the Redeemed Employee Units are certificated, issue to Management Holdco a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by Management Holdco pursuant to clause (i) of this Section 9.07(b) and the Redeemed Employee Units; and
(iii)   PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.07(b)(i)(y) above.
ARTICLE X
CERTAIN OTHER MATTERS
Section 10.01   Management Holdco Members.   By virtue of their ownership of Equity Securities in Management Holdco, the Management Holdco Members indirectly hold interests in the Company (such

Equity Securities in Management Holdco owned by Management Holdco Members, the “Management Holdco Member Interests”). In applying the provisions of this Agreement and in order to determine equitably the rights and obligations of Management Holdco and the Management Holdco Members, the Manager, the Company and/or Management Holdco may treat (a) the Units held by Management Holdco as if they were hypothetically directly held by the Management Holdco Members having an indirect economic interest therein and (b) any Management Holdco Member as if it were hypothetically a Member with a corresponding interest in a proportionate portion of the Units owned by such Management Holdco Member. Accordingly, with respect to Management Holdco, upon (i) any issuance of additional Units to Management Holdco for the benefit of any Management Holdco Member (or the occurrence of any event that causes the repurchase or forfeiture of any Units), (ii) the Transfer of Units by Management Holdco or (iii) any merger, consolidation, sale of all or substantially all of the assets of the Company, issuance of debt or any other similar capital transaction of the Company (each, a “Management Holdco Action”), the Manager, the Company and/or Management Holdco, as applicable, may take any action or make any adjustment with respect to the Management Holdco Interests to replicate, as closely as possible, such Management Holdco Action (including the effects thereof), and the Members shall take all actions reasonably requested by the Manager in connection with any Management Holdco Action and this Section 10.01.
Section 10.02   PubCo Change of Control; PubCo Approved Recap Transaction.
(a)   In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s and all other Members’ Units together with an equal number of shares of Class B Common Stock, pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash and securities of a successor entity that would be received by holders of shares of Class A Common Stock), mutatis mutandis, in accordance with the Redemption provisions of Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 10.02. Any such exchange pursuant to this Section 10.02(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and any shares of Class B Common Stock subject to such exchange shall be deemed to be transferred to PubCo on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange, and without limiting any rights in respect of the Tax Receivable Agreement). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 10.02 to effect such exchange. In the case of any PubCo Approved Change of Control that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.
(b)   In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A

Common Stock is proposed by PubCo or PubCo’s stockholders and approved by the PubCo board of directors, or is otherwise consented to or approved by the PubCo board of directors (a “PubCo Approved Recap Transaction”), PubCo shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Approved Recap transaction. The Members (other than PubCo) shall be permitted to participate in such offer by delivering a written notice of participation that is effective immediately prior to the consummation of such offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.
ARTICLE XI
LIMITATION ON LIABILITY, EXCULPATION
AND INDEMNIFICATION
Section 11.01   Limitation on Liability.   The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.
Section 11.02   Exculpation and Indemnification.
(a)   Subject to the duties of the Manager and the Officers set forth in Section 7.04 and any employment agreement and/or restrictive covenants agreement with the Company as in effect from time to time (collectively, the “Specified Covenants”), neither the Manager nor any other Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.
(b)   A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.
(c)   (i) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (ii) results from its contractual obligations under any Transaction Agreement to be performed in a capacity other than as a Covered Person or results from a breach by such Covered Person of a Specified Covenant. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Transaction Agreement), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company, or (y) as a result of any breach by such Covered Person of a Specified Covenant, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.
(i)   The obligations of the Company under this Section 11.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.
(ii)   Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (A) the Delaware Act, (B) this Agreement, (C) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (D) the Laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (E) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((A) through (E) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (z) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.02(c), entitled to enforce this Section 11.02(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 11.02(c) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 11.02(c), the following terms shall have the following meanings:
(A)   The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.
(B)   The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.
ARTICLE XII
DISSOLUTION AND TERMINATION
Section 12.01   Dissolution.
(a)   The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.
(b)   No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.
(c)   The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):
(i)   the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;
(ii)   upon the approval of the Manager; or
(iii)   the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.
(d)   The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.
Section 12.02   Winding Up of the Company.
(a)   The Manager shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Manager shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.
(b)   The proceeds of the liquidation of the Company shall be distributed in the following order and priority:
(i)   first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and
(ii)   second, to the Members in the same manner as distributions under Section 5.03(b).
(c)   Distribution of Property.   In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member), corresponding as nearly as possible to the distributions such Member would receive under Section 12.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.
Section 12.03   Termination.   The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Delaware Act.
Section 12.04   Survival.   Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.
ARTICLE XIII
MISCELLANEOUS
Section 13.01   Expenses.   All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.
Section 13.02   Further Assurances.   Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Manager, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03   Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 13.04   Binding Effect; Benefit; Assignment.
(a)   The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b)   Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Manager.
Section 13.05   Jurisdiction.
(a)   The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any U.S. federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.03 shall be deemed effective service of process on such party.
(b)   EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES THE CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 251 LITTLE FALLS DRIVE, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.
Section 13.06   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.07   Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 13.08   Entire Agreement.   This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.
Section 13.09   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 13.10   Amendment.
(a)   Until the Sunset Date, this Agreement can be amended at any time and from time to time by the written consent of (i) the Manager, (ii) SLP Investor, (iii) Level Equity Investors and (iv) Riverwood Investors, in the case of clauses (ii)-(iv), for so long as such party has the right to appoint at least one director of PubCo under the terms of the Stockholders Agreement. Following the Sunset Date, this Agreement can be amended at any time and from time to time by the written consent of the Manager, provided, however, that any proposed amendment that adversely modifies in any material respect the Common Units (or the rights, preferences or privileges of the Common Units) then held by any Members in any materially disproportionate manner to those then held by any other Members will require the prior written consent of a majority in interest of such disproportionately affected Member or Members. For the avoidance of doubt, the Manager, acting alone, may amend this Agreement, including the Schedule of Members, to reflect to reflect the admission of new Members or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement.
(b)   No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
Section 13.11   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the Laws of any other State.
Section 13.12   No Presumption.   With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.
Section 13.13   Attorney-In-Fact.   Each Member (other than any Member that is entitled to appoint a director to the executive committee of PubCo) hereby appoints the Company as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to the execute and deliver in such Member’s name and on its behalf any amendment of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.
Section 13.14   Immunity Waiver.   Each Member acknowledges that it is a commercial entity and is a separate entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Member into this Agreement constitutes, and the exercise by each Member of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.
Section 13.15   Specific Performance.   It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Member or other party or third-party beneficiary specified in Section 13.08 will be irreparably damaged and will not have an adequate remedy at Law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Company or Members shall raise the defense that there is an adequate remedy at Law.
Section 13.16   Agreement of Certain Members.   By accepting the benefits of this Agreement, each Employee Member that is or was an employee or service provider of the Company, PubCo, or any of their respective Affiliates (or is a Member that holds Units Transferred from or on behalf of any such individual) and Management Holdco on behalf of any Management Holdco Member that is or was an employee or service provider of the Company or any of its Affiliates (or is a Management Holdco Member that holds Units Transferred from or on behalf of any such individual) agrees that, to the extent any Vesting Letter, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement between the Company or any of its Affiliates, on the one hand, and such employee or service provider (or any Affiliate that holds Units Transferred from or on behalf of any such individual) on the other hand, provides for rights and obligations of the parties thereto to be triggered upon the termination for “Cause” (or other similar construct) of such employee or service provider, unless a definition of “Cause” is expressly set forth in such agreement without reference to a definition thereof in any limited liability company or operating agreement, then the definition of “Cause” applicable to such agreement shall be the definition thereof in the applicable predecessor limited liability company or operating agreement referred to in such Vesting Letter, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement; provided, however, that, by accepting the benefits of this Agreement, each such Employee Member further agrees and acknowledges that any such definition in any such predecessor limited liability company or operating agreement shall cease to be effective and shall be superseded at such time as the Manager adopts a new definition of “Cause” and provides thirty (30) days advance notice of such new definition to any such employee or service provider, in which event, such new definition shall become effective, but shall only apply to such employee or service provider with respect to matters first occurring after such effectiveness (whether or not discovered only after such effectiveness).
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.
VACASA HOLDINGS LLC
By:

Name:
Matthew Roberts

Title:
Chief Executive Officer

VACASA, INC.
By:

Name:
Title:
[MEMBERS]
By:

Name:
Title:
[Signature Page to the Fourth Amended and Restated
Limited Liability Company Agreement of Vacasa Holdings LLC]

Schedule A — Member Schedule
1.   [ • ]

J-Schedule A-1

Annex K
TAX RECEIVABLE AGREEMENT
by and among
VACASA, INC.,
VACASA HOLDINGS LLC,
the several EXCHANGE TRA PARTIES (as defined herein),
the several REORGANIZATION TRA PARTIES (as defined herein),
REPRESENTATIVE (as defined herein),
and
OTHER PERSONS FROM TIME TO TIME PARTY HERETO
Dated as of [•], 2021

K-i

Annexes and Exhibits
Annex A - Blocker Entities
Annex B - Exchange TRA Parties
Annex C - Reorganization TRA Parties
Exhibit A - Form of Joinder Agreement
Exhibit B - Net Tax Benefit Splits

K-ii

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated [•], 2021, is hereby entered into by and among Vacasa, Inc., a Delaware corporation (the “Corporation”), Vacasa Holdings LLC, a Delaware limited liability company (the “LLC”), each of the Exchange TRA Parties from time to time party hereto, each of the Reorganization TRA Parties from time to time party hereto, and the Representative (as defined below). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.01.
RECITALS
WHEREAS, the Reorganization TRA Parties were previously owners of the Blocker Entities, and as a result of their previous ownership of the Blocker Entities, the Reorganization TRA Parties previously indirectly held equity interests in the LLC (the “Units”) through the Blocker Entities;
WHEREAS, the Exchange TRA Parties hold (or prior to an Exchange will hold) Units;
WHEREAS, the Blocker Entities were each classified as corporations for U.S. federal income Tax purposes;
WHEREAS, as a result of certain reorganization transactions undertaken in connection with the [Transaction Agreement], the Blocker Entities were merged with and into the Corporation, with the Corporation surviving (the “Reorganization”);
WHEREAS, as a result of the Reorganization, the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Pre-Reorganization Covered Tax Assets;
WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, certain of the TRA Parties may transfer Units to the Corporation in taxable transactions, and whereas on and after the date hereof, pursuant to, and subject to the provisions of, the LLC Agreement and any other applicable documentation, each Exchange TRA Party has the right from time to time to require the LLC to redeem (a “Redemption”) all or a portion of such TRA Party’s Units, which Redemption would be effected, at the Corporation’s election in its sole discretion, for cash (to be paid by the LLC), or by the Corporation effecting a direct exchange (a “Direct Exchange”) of Class A Common Stock for such Units, and as a result of such sales, Redemptions or Direct Exchanges, the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Exchange Covered Tax Assets;
WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporation may be affected by the Pre-Reorganization Covered Tax Assets and the Exchange Covered Tax Assets;
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effects of the Pre-Reorganization Covered Tax Assets and the Exchange Covered Tax Assets;
NOW, THEREFORE, in connection with the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).
“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of (i) the Corporation and (ii) without duplication, the LLC, but in the case of this clause (ii) only with respect to U.S. federal, state and local income Taxes imposed on the LLC and allocable to the Corporation; provided, that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated (a) assuming that Subsequently Acquired TRA Attributes do not exist, (b) for purposes of calculating the state and local Actual Tax Liability of the Corporation, using the U.S. federal taxable income of the Corporation used in determining the U.S. federal income Actual Tax Liability of the Corporation for the Taxable Year (for the avoidance of doubt taking into account the application of clause (c) below) multiplied by the Assumed State and Local Tax Rate, and (c) assuming, for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporation for U.S. federal income Tax purposes.
“Advance Payment” is defined in Section 3.1(b) of this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.
“Agreement” is defined in the preamble to this Agreement.
“Amended Schedule” is defined in Section 2.3(b) of this Agreement.
“Assumed State and Local Tax Rate” means the Tax rate equal to the sum of the product of (x) the LLC’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which the LLC files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the LLC files income or franchise Tax Returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed U.S. federal income Tax benefit received by the Corporation with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporation’s marginal U.S. federal income Tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)). At the Corporation’s election, the Corporation shall be entitled to determine the Assumed State and Local Tax Rate for a given Taxable Year as of January 1 of the relevant Taxable Year based on good faith estimates of its expected apportionment rates for such Taxable Year and on the Tax rates in effect in relevant jurisdictions as of January 1 of the relevant Taxable Year.
“Attributable” is defined in Section 3.1(b) of this Agreement.
“Attribute Schedule” is defined in Section 2.1 of this Agreement.
“Basis Adjustment” means the increase or decrease to the Tax basis of, or the Corporation’s share of, the Tax basis of the Reference Assets (i) under Sections 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local Tax law (in situations where, following an Exchange, the LLC remains in existence as an entity for Tax purposes) and (ii) under Sections 732, 734(b) and 1012 of the Code and, in each case, the comparable sections of U.S. state and local Tax law (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for Tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.
“Blocker Entities” means the entities listed on Annex A.
“Board” has the meaning set forth in the Corporation’s certificate of incorporation (as amended).
“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.
“Change of Control” has the meaning given to the term “PubCo Approved Change of Control” in the LLC Agreement.
“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of the Corporation.
“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.
“Corporation” is defined in the preamble to this Agreement.
“Credit Event” means: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Corporation or the LLC or any of its Subsidiaries that directly or indirectly owns substantially all assets of the business carried on by PubCo, or their debts, or of a substantial part of their assets, under any U.S. federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or the LLC or any of its Subsidiaries that directly or indirectly owns substantially all assets of the business carried on by PubCo or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or (b) the Corporation or the LLC or any of its Subsidiaries that directly or indirectly owns substantially all assets of the business carried on by PubCo shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any U.S. federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or the LLC or any of its Subsidiaries that directly or indirectly owns substantially all assets of the business carried on by PubCo or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.
“Credit Event Notice” is defined in Section 4.1(d) of this Agreement.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.
“Default Rate” means a per annum rate of LIBOR plus 500 basis points.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of law, as applicable, or any other event (including the execution of IRS Form 870-AD), including a settlement with the applicable Taxing Authority, that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporation to the amount of any assessed liability for Tax.
“Direct Exchange” is defined in the recitals to this Agreement.
“Dispute” is defined in Section 7.7(a) of this Agreement.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.
“Early Termination Notice” is defined in Section 4.2 of this Agreement.
“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.50% per annum, compounded annually, and (ii) LIBOR plus 150 basis points.
“Early Termination Schedule” is defined in Section 4.2 of this Agreement.
“Exchange” means any Direct Exchange or Redemption. For purposes of this Agreement, sales of Units made on or around the date of this Agreement by the TRA Parties to the Corporation in exchange for cash shall constitute Exchanges (including, for the avoidance of doubt, those sales made by the TRA Parties pursuant to the terms of the [Transaction Agreement]).
“Exchange Covered Tax Assets” means, with respect to the Exchange TRA Parties, (i) existing Tax basis in the Reference Assets (other than cash, cash equivalents, receivables, inventory, and prepaid amounts), determined as of immediately prior to an Exchange, that is allocable to the Units being exchanged by such Exchange TRA Party and acquired by the Corporation in connection with the relevant Exchange, (ii) Basis Adjustments, and (iii) Imputed Interest. The determination of the portion of the aggregate existing Tax basis in the Reference Assets and accompanying Basis Adjustments that is allocable to Units being exchanged by the Exchange TRA Party (and payments made hereunder with respect to such Tax basis) shall be determined in good faith by the Corporation in consultation with its Tax Return preparer (which Tax Return preparer shall be a nationally recognized third-party accounting firm). For the avoidance of doubt, Exchange Covered Tax Assets shall include any carryforwards or similar attributes that are attributable to the Tax items described in clauses (i) through (iii).
“Exchange TRA Parties” means the Persons listed on Annex B.
“Executive Director” has the meaning set forth in the Corporation’s certificate of incorporation (as amended).
“Expert” is defined in Section 7.8 of this Agreement.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability for U.S. federal, state and local income Taxes of (i) the Corporation and (ii) without duplication, the LLC, but in the case of this clause (ii) only with respect to U.S. federal, state and local income Taxes imposed on the LLC and allocable to the Corporation, in each case using the same methods, elections, conventions, and practices used on the relevant Corporation Tax Return, but (a) calculated without taking into account the Pre-Reorganization Covered Tax Assets and the Exchange Covered Tax Assets (including, for the avoidance of doubt, any carryforward or carryback of any Tax item attributable to the Pre-Reorganization Covered Tax Assets and the Exchange Covered Tax Assets), (b) for purposes of calculating the state and local Hypothetical Tax Liability of the Corporation, using the hypothetical U.S. federal taxable income of the Corporation used in determining the hypothetical liability for U.S. federal income Taxes of the Corporation for the Taxable Year multiplied by the Assumed State and Local Tax Rate, and (c) assuming, for purposes of calculating the hypothetical liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporation for U.S. federal income Tax purposes. Furthermore, the Hypothetical Tax Liability shall be calculated assuming that the Subsequently Acquired TRA Attributes do not exist.
“Imputed Interest” in respect of a TRA Party means any interest imputed under the provisions of the Code with respect to the Corporation’s payment obligations in respect of such TRA Party under this Agreement.
“Interest Amount” is defined in Section 3.1(b) of this Agreement.
“IRS” means the U.S. Internal Revenue Service.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if (i) there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, (ii) the Corporation, acting reasonably and in good faith, has made a determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (iii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, a comparable replacement rate determined by the Corporation reasonably and in good faith at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than zero percent (0%).
“LLC” is defined in the preamble to this Agreement.
“LLC Agreement” means that certain Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.
“Market Value” means the Common Unit Redemption Price, as defined in the LLC Agreement, determined as of an Early Termination Date (treating such Early Termination Date as a Redemption Date).
“Maximum Rate” is defined in Section 7.14 of this Agreement.
“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.
“Objection Notice” is defined in Section 2.3(a) of this Agreement.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity (or series thereof, to the extent such series is treated as a separate entity for U.S. federal income Tax purposes).
“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member) (i) that prior to a Redemption or Direct Exchange of such Units and (ii) to which Section 743(b) of the Code applies.
“Pre-Reorganization Covered Tax Assets” means, with respect to a Reorganization TRA Party, (i) any net operating loss carryforwards, disallowed business interest expense carryforwards under Section 163(j) of the Code, or Tax credit carryforwards, in each case, attributable to the Blocker Entity previously owned by such Reorganization TRA Party that are available to offset income or gain of the Corporation earned for periods (or portions thereof) beginning after the Reorganization; (ii) existing Tax basis in the Reference Assets (other than cash, cash equivalents, receivables, inventory, and prepaid amounts), determined as of immediately prior to the Reorganization (including for this purpose, without duplication, any adjustments under Section 743(b) of the Code), that is attributable to Units previously owned by such Blocker Entity and acquired by the Corporation in connection with the Reorganization; and (iii) Imputed Interest. The determination of the portion of existing Tax basis in the Reference Assets that is allocable to Units previously owned by an applicable Blocker Entity (and payments made hereunder with respect to such Tax basis) shall be determined in good faith by the Corporation in consultation with its Tax Return preparer (which Tax Return preparer shall be a nationally recognized third-party accounting firm). For the avoidance of doubt, Pre-Reorganization Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in clauses (i) and (iii).
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Reconciliation Dispute” is defined in Section 7.8 of this Agreement.
“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.
“Redemption” is defined in the recitals to this Agreement.
“Reference Asset” means any tangible or intangible asset (including for this purpose any items of deferred revenue and any adjustments under Section 481 of the Code) of the LLC or any of its successors or assigns, and any asset held by any entities in which the LLC owns a direct or indirect equity interest that are treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such entities are held directly or only through other entities treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.
“Reorganization” is defined in the recitals to this Agreement.
“Reorganization TRA Parties” means the persons listed on Annex C.
“Representative” means [•].
“Rules” is defined in Section 7.7(a) of this Agreement.
“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.
“Senior Obligations” is defined in Section 5.1 of this Agreement.
“Subsequently Acquired TRA Attributes” means, except as otherwise determined by the Board (with the approval of the Representative), any net operating losses, Tax basis or other Tax attributes to which any of the Corporation, the LLC or any entity in which they hold a direct or indirect equity interest become entitled as a result of a transaction (other than any Exchanges undertaken by an Exchange TRA Party) after the date of this Agreement to the extent such net operating losses, Tax basis and other Tax attributes are subject to a Tax receivable agreement (or comparable agreement) entered into by the Corporation or any of its Affiliates pursuant to which any member of the Corporation is obligated to pay over amounts with respect to Tax benefits resulting from such net operating losses or other Tax attributes.
“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.
“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means a taxable year of the Corporation under the Code or comparable sections of U.S. state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the closing date of the Reorganization.
“Taxes” means any and all U.S. federal, state or local taxes, assessments or other charges that are based on or measured with respect to net income or profits (including alternative minimum taxes) and any interest related to such taxes.

“Taxing Authority” means any national, U.S. federal, state, county, municipal, or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to Tax matters.
“TRA Parties” means the Exchange TRA Parties and the Reorganization TRA Parties.
[“Transaction Agreement” means [•].]
“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.
“U.S.” means the United States of America.
“Units” is defined in the recitals to this Agreement.
“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:
(1)   the Corporation will have taxable income and gain sufficient to fully use the Pre-Reorganization Covered Tax Assets and the Exchange Covered Tax Assets (including any Pre-Reorganization Covered Tax Assets or Exchange Covered Tax Assets that are net operating losses, excess interest deduction, or credit carryforwards or carryovers (determined as of the Early Termination Date) during such Taxable Year or in the earliest future Taxable Year in which such deductions or other attributes would become available;
(2)   the U.S. federal income Tax rates and the state and local Tax rates (for purposes of calculating the Assumed State and Local Tax Rate) that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law;
(3)   all taxable income of the Corporation will be subject to the maximum applicable Tax rate for U.S. federal income Tax purposes throughout the relevant period, and the Tax rate for U.S. state and local income Taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date;
(4)   any non-amortizable assets (that have not already been disposed of) will be disposed of in a fully taxable transaction on the fifth (5th) anniversary of the Early Termination Date;
(5)   if, on the Early Termination Date, any Exchange TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such Exchange TRA Party if such Units had been Exchanged on the Early Termination Date, and such Exchange TRA Party shall be deemed to receive the amount of cash such Exchange TRA Party would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Date; and
(6)   any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.
Section 1.2   Rules of Construction.   Unless otherwise specified herein:
(a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)   For purposes of interpretation of this Agreement:
(i)   The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)   References in this Agreement to a Schedule, Article, Section, paragraph, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, paragraph, clause or subclause in this Agreement.
(iii)   References in this Agreement to dollars or “$” refer to the lawful currency of the U.S.
(iv)   The term “including” is by way of example and not limitation.
(v)   The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d)   Article, section and subsection headings and titles herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.
(e)   Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements,extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.
ARTICLE II.
DETERMINATION OF REALIZED TAX BENEFIT
Section 2.1   Attribute Schedule.   Following the date of this Agreement, within ninety (90) calendar days after the filing of IRS Form 1120 (or any successor form) of the Corporation for each Taxable Year while this Agreement is still in effect, the Corporation shall deliver to the Representative a schedule (the “Attribute Schedule”) that shows, in reasonable detail, (i) the Pre-Reorganization Covered Tax Assets that are available for use by the Corporation with respect to each Reorganization TRA Party with respect to such Taxable Year and the portion of the Pre-Reorganization Covered Tax Assets that are available for use by the Corporation with respect to each Reorganization TRA Party with respect to future Taxable Years; (ii) the Exchange Covered Tax Assets that are available for use by the Corporation with respect to such Taxable Year with respect to each Exchange TRA Party that has effected an Exchange (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), and the portion of the Exchange Covered Tax Assets that are available for use by the Corporation with respect to each Exchange TRA Party that has effected an Exchange in future Taxable Years. The Attribute Schedule shall also list any limitations on the ability of the Corporation to utilize any Pre-Reorganization Covered Tax Assets or Exchange Covered Tax Assets under applicable laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code). All costs and expenses incurred in connection with the provision and preparation of the Attribute Schedules and Tax Benefits Schedules under this Agreement shall be borne by the LLC.
Section 2.2   Tax Benefit Schedule.
(a)   Tax Benefit Schedule.   Within ninety (90) calendar days after the filing of the IRS Form 1120 (or any successor form) of the Corporation for any Taxable Year while this Agreement is still in effect, the Corporation shall provide to the Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and the components thereof for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
(b)   Applicable Principles.   For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Pre-Reorganization

Covered Tax Assets and the Exchange Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Pre-Reorganization Covered Tax Asset or an Exchange Covered Tax Asset and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology. For the avoidance of doubt, the Corporation shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Agreement, including reasonable assumptions regarding basis recovery periods based on available balance sheet information and including the assumption that the Assumed State and Local Tax Rate is to be applied against the amount of taxable income of the Corporation for U.S. federal income Tax purposes that is used in calculating the Actual Tax Liability and the Hypothetical Tax Liability (and the parties hereby agree that the Corporation’s determination of the Realized Tax Benefit and Realized Tax Detriment with respect to U.S. state and local Taxes will not take into account jurisdiction-specific U.S. state and local adjustments to the U.S. federal taxable income base or to the U.S. federal rules regarding the utilization of Tax attribute carryovers).
Section 2.3   Procedures, Amendments.
(a)   Procedure.   Every time the Corporation delivers to the Representative a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Representative schedules, valuation reports, if any, and work papers, or other information reasonably requested by the Representative, providing reasonable detail regarding the preparation of the Schedule, and (y) allow the Representative reasonable access at no cost to the appropriate representatives of the Corporation, as requested by the Representative, in connection with the review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporation delivers to the Representative a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporation shall deliver to the Representative a reasonably detailed calculation of the applicable Hypothetical Tax Liability, the reasonably detailed calculation of the applicable Actual Tax Liability, as well as any other work papers reasonably requested by the Representative. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days after the first date on which the Representative has received the applicable Schedule or amendment thereto unless the Representative (i) provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the last such waiver is received by the Corporation. If the Corporation and the Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporation of an Objection Notice, then the Corporation and the Representative shall employ the reconciliation procedures described in Section 7.8 of this Agreement (the “Reconciliation Procedures”).
(b)   Amended Schedule.   The applicable Attribute Schedule or Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Attribute Schedule shall be appropriately amended by the Corporation and the Representative to the extent that, as a result of a Determination, the Corporation is required to calculate its Tax liability in a manner inconsistent with the Attribute Schedule. The Corporation shall provide an Amended Schedule to the Representative within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the first sentence of this Section 2.3(b).

ARTICLE III.
TAX BENEFIT PAYMENTS
Section 3.1   Timing and Amount of Tax Benefit Payments.
(a)   Within five (5) Business Days after a Tax Benefit Schedule delivered to the Representative becomes final in accordance with Section 2.3(a), the Corporation shall pay or cause to be paid to each TRA Party for such Taxable Year an amount equal to the excess, if any, of (i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party in respect of such Taxable Year; provided, that if the Corporation makes Advance Payments, it shall make Advance Payments to all parties eligible to receive payments under this Tax Receivable Agreement with respect to a particular Taxable Year in proportion to their respective amount of anticipated payments under this Tax Receivable Agreement in respect of such Taxable Year. Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account previously designed by such TRA Party to the Corporation or as otherwise agreed by the Corporation and such TRA Party.
(b)   Payments.   A “Tax Benefit Payment” in respect of a TRA Party means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto.
(i)   Attributable.   A Net Tax Benefit is “Attributable” to a Reorganization TRA Party to the extent that it is derived from a Pre-Reorganization Covered Tax Asset with respect to the Blocker Entity (or Units owned by such Blocker Entity) that was previously owned by such Reorganization TRA Party (in the case of a Blocker Entity with respect to which there is more than one Reorganization TRA Party, with the Net Tax Benefit apportioned to such Blocker Entity split among such Reorganization TRA Parties in a manner consistent with Exhibit B). A Net Tax Benefit is “Attributable” to an Exchange TRA Party to the extent that it is derived from an Exchange Covered Tax Asset with respect to Units that were Exchanged by such TRA Party.
(ii)   Net Tax Benefit.   The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts) and the Advance Payments previously made under Section 3.1(b) of this Agreement (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that (1) a TRA Party shall not be required to return any portion of any previously made Tax Benefit Payment or Advance Payment it receives under this Agreement; (2) no amounts due to a TRA Party under this Agreement shall be escrowed; and (3) no TRA Party shall be required to make a payment to the Corporation on account of a Realized Tax Detriment.
(iii)   Interest Amount.   The “Interest Amount” in respect of the TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing the IRS Form 1120 (or any successor form) for the Corporation for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration in the Reorganization or Exchange, as applicable, unless otherwise required by law.
(iv)   Advance Payments.   In respect of a TRA Party for a Taxable Year, “Advance Payments” means the payments made by the Corporation to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year. The Corporation shall be entitled at its option to make Advance Payments. Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV of this Agreement in respect of present or future Pre-Reorganization Covered Tax Assets or Exchange Covered Tax Assets, such Pre-Reorganization Covered Tax Assets or Exchange Covered Tax Assets shall no longer be considered Pre-Reorganization Covered Tax Assets or Exchange Covered Tax Assets for purposes of determining Tax Benefit Payments or the Net Tax Benefit.

Section 3.2   No Duplicative Payments.   It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed consistent with such intent.
Section 3.3   Pro Rata Payments.
(a)   Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Tax benefit to the Corporation from the reduction in Tax Liability as a result of the Pre-Reorganization Covered Tax Assets and the Exchange Covered Tax Assets is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income to fully utilize available deductions and other attributes, the Net Tax Benefit giving rise to Tax Benefit Payments shall be allocated among the TRA Parties in proportion to the respective amounts of Tax Benefit Payments that would have been paid under this Agreement if the Corporation had sufficient taxable income so that there were no such limitation; provided, that, for the avoidance of doubt, for purposes of allocating among the TRA Parties the aggregate Tax Benefit Payments payable under this Agreement with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Years shall be taken into account. Consistent with the foregoing, the Attribute Schedule for a given Taxable Year shall reflect the operation of this Section 3.3(a) in respect of previous Taxable Years, with the Pre-Reorganization Covered Tax Assets and Exchange Covered Tax Assets described in such Attribute Schedule that are attributable to a TRA Party being adjusted to reflect payments received in respect of such Pre-Reorganization Covered Tax Assets and Exchange Covered Tax Assets (the intention of the parties being to avoid duplicative payments and maintain records sufficient to allow the Corporation to allocate Tax Benefit Payments consistent with the terms of this Section 3.3(a)).
(b)   After taking into account Section 3.3(a), if for any reason the Corporation does not fully satisfy its payment obligations to make Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year (for example, as a result of having insufficient cash to make the Tax Benefit Payments due hereunder), then the Corporation and the TRA Parties agree that (i) the Corporation shall make payments due hereunder to the TRA Parties in respect of a Taxable Year in the same proportion as such payments would have been made if the relevant payment had been made in full by the Corporation, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been paid.
(c)   To the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b)) in an amount in excess of the amount of such payment that should have been made to the TRA Party in respect of such Taxable Year, then (i) the TRA Party shall not receive further payments under Section 3.1(a) until the TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporation shall pay the amount of the TRA Party’s foregone payments to other TRA Parties (to the extent applicable) in a manner such that each of the other TRA Parties, to the extent possible, shall have received aggregate payments under Section 3.1(a) and (b) in the amount it would have received if there had been no excess payment to the TRA Party.
ARTICLE IV.
TERMINATION
Section 4.1   Early Termination of Agreement; Breach of Agreement.
(a)   With the prior written approval of the Board, the Corporation may terminate this Agreement with respect to all amounts payable to the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of the TRA Party; provided, however, that (i) this Agreement shall only terminate pursuant to this Section 4.1(a) upon the receipt in full of the Early Termination Payment by the TRA Parties; (ii) the Corporation shall deliver an Early Termination Notice only if it is able to make all required Early Termination Payments under this Agreement; and (iii) the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.
(b)   In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of a failure to make any payment within three (3) months of the date when due, as a result of the failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and the Corporation fails to cure such breach within twenty (20) Business Days of a TRA Party informing the Corporation of such breach, then, at the election of the Representative, subject to the following proviso, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach, and, for the avoidance of doubt, shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any Tax Benefit Payments due for the Taxable Year ending with or including such date (except to the extent that such amount is included in the Early Termination Payments); provided, that if the Representative makes such election, then such election shall be binding on all TRA Parties. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by the Corporation pursuant to this Section 4.1(b). Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Representative shall be entitled to elect on behalf of each of the TRA Parties to receive the amounts referred to in clause (b) of this Section 4.1 or to seek specific performance of the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing the LLC or any other Subsidiaries of the LLC to distribute or lend funds to facilitate such payment, and by accessing any revolving credit facilities or other sources of available credit to fund any such amounts); provided, that (x) the interest provisions of Section 5.2 shall apply to such late payment, and (y) solely with respect to a Tax Benefit Payment, if the Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which the LLC is a party, which limitations are effective as of the date of this Agreement, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.
(c)   In connection with a Change of Control, all obligations hereunder with respect to the TRA Parties shall be accelerated. The Corporation hereby agrees to provide twenty (20) calendar days prior written notice to each TRA Party of a Change of Control and all obligations under this Agreement with respect to the TRA Parties shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the Change of Control, and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of the Change of Control; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any Tax Benefit Payments due for the Taxable Year ending with or including such date (except to the extent that such amount is included in the Early Termination Payments). Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by the Corporation.
(d)   Upon the occurrence of an event described in clauses (a) or (b) in the definition of Credit Event, then, at the election of the Representative, all obligations hereunder shall be accelerated and become immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the Credit Event and, for the avoidance of doubt, shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of the Credit Event; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any Tax Benefit Payments due for the Taxable Year ending with or including such date (except to the extent that such amount is included in the Early Termination Payments).
Section 4.2   Early Termination Notice.   If the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, the Corporation shall deliver to the Representative notice of such intention to exercise such right (“Early Termination Notice”). In addition, if (i) the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, (ii) the obligations under this Agreement are accelerated under Section 4.1(c) above, or (iii) the Representative exercises its right to terminate this Agreement under Section 4.1(b) or (d) above, the Corporation shall deliver to the Representative a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination

Payment due to each TRA Party. Such Early Termination Schedule shall become final and binding on all parties consistent with the procedures described in Section 2.3(a). The date on which the Early Termination Schedule becomes final shall be the “Early Termination Effective Date.”
Section 4.3   Payment upon Early Termination.
(a)   Within three (3) calendar days after an Early Termination Effective Date, the Corporation shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporation and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporation.
(b)   “Early Termination Payment” in respect of a TRA Party shall equal (i) the present value, discounted at the Early Termination Rate, as of the date of the Early Termination Notice, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporation beginning from the date of the Early Termination Notice and applying the Valuation Assumptions, plus (ii) any Tax Benefit Payment agreed to by the Corporation and the Representative as due and payable with respect to such TRA Party that is unpaid as of the date of the Early Termination Notice, plus (iii) any Tax Benefit Payment due and payable with respect to such TRA Party for a Taxable Year ending prior to the date of the Early Termination Notice, plus (iv) (without duplication) interest accruing on the amounts described in clauses (i) through (iii) (which shall include interest accruing on the amount described in clause (i) from the date of the Early Termination Notice).
(c)   Upon the payment of the Early Termination Payment by the Corporation to a TRA Party, the Corporation shall not have any further payment obligations under this Agreement in respect of such TRA Party.
ARTICLE V.
SUBORDINATION AND LATE PAYMENTS
Section 5.1   Subordination.   Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the applicable TRA Parties and the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Except as otherwise determined by the Board (with the approval of the Representative), payments under any tax receivable agreement (or similar agreement) entered into by the Corporation, the LLC, or their Subsidiaries after the date hereof shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made (i) for so long as the Corporation has any unpaid obligation pursuant this Agreement; and (ii) with respect to any particular Taxable Year governed by such tax receivable agreement until payments with respect to such Taxable Year under this Agreement have been determined and (if any) paid.
Section 5.2   Late Payments by the Corporation.   The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI.
TAX MATTERS; CONSISTENCY; COOPERATION
Section 6.1   Participation in the Corporation’s and the LLC’s Tax Matters.   Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the LLC and its Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes; provided, however, that (i) the Corporation shall notify the Representative of, and keep it reasonably informed with respect to, the portion of any audit of the Corporation, the LLC or any of their Subsidiaries the outcome of which can reasonably be expected to affect the rights and obligations of the TRA Parties under this Agreement, and shall provide to the Representative reasonable opportunity to provide information and other input to the Corporation, the LLC and their Subsidiaries concerning the conduct of any such portion of such audit, which information and other input the Corporation, the LLC and their Subsidiaries, as applicable, shall consider in good faith; and (ii) without the Representative’s prior written consent, the Corporation or the LLC or any of its Subsidiaries shall not settle, compromise or abandon any audit, assessment, action, claim, examination or other proceeding, file or amend any Tax Return, or otherwise take any action, in each case, that is reasonably expected to materially and adversely affect the TRA Parties’ rights and obligations under this Agreement without the consent of the Representative, such consent not to be unreasonably withheld or delayed.
Section 6.2   Consistency.   The Corporation, the LLC and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule finalized consistent with the terms of this Agreement, unless otherwise required by law.
Section 6.3   Cooperation.   Each of the TRA Parties shall (a) furnish to the Corporation in a timely manner such information, documents and other materials in its possession as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. The Corporation shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to utilize Pre-Reorganization Covered Tax Assets and Exchange Covered Tax Assets available to it as soon as possible under applicable Law (which may include filing claims for tax refunds) and (ii) not, without the prior written consent of the Representative, take any action that has the primary purposes of avoiding the use of or reducing utilization of Pre-Reorganization Covered Tax Assets or the Exchange Covered Tax Assets available to it. Upon the request of any TRA Party, the Corporation shall cooperate in taking any action reasonably requested by such TRA Party in connection with its Tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation. At the request of the Representative, the Corporation shall promptly provide a schedule showing in reasonable detail (i) the Corporation’s good faith projections of its taxable income and gain for the current Taxable Year and the succeeding five (5) Taxable Years, (ii) the Corporation’s good faith projections of the payments to be made to each TRA Party pursuant to this Agreement (assuming, in the case of an Exchange TRA Party that has Units that have not been Exchanged, that such Units are deemed exchange for the Market Value that such Exchange TRA Party would have received if such Units were exchanged, based on reasonable assumptions utilized by the Corporation) and (iii) such other information reasonably requested by the Representative (giving appropriate consideration to avoiding unduly burdensome obligations of the Corporation arising from requests under this clause (iii), and provided that requests for information described in clauses (i) and (ii) may be made no more than once in any calendar year). Notwithstanding Section 7.12, the Representative (or applicable TRA Party ) may provide such schedule to prospective transferees of its right pursuant to this Agreement, provided that the Corporation may require a prospective transferee to execute a customary non-disclosure agreement prior to receiving such schedule.

ARTICLE VII.
MISCELLANEOUS
Section 7.1   Notices.   All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the Corporation or the LLC, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]
with a copy (which shall not constitute notice to the Corporation or the LLC) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:
[•]
[•]

E-mail:
[•]
[•]

If to the Representative:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]
with a copy (which shall not constitute notice to the Representative) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:
[•]
[•]

E-mail:
[•]
[•]

Any party may change its address or e-mail address by giving each of the other parties written notice thereof in the manner set forth above.
Section 7.2   Counterparts; Electronic Signature.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by electronic delivery (i.e., by email of a PDF signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement and shall constitute and original for all purposes. The parties hereto hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the parties hereto further agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.
Section 7.3   Entire Agreement; No Third-Party Beneficiaries.   This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.4   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
Section 7.5   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 7.6   Assignments; Amendments; Successors; No Waiver.
(a)   Assignments.   Each TRA Party may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person; provided, that such Person executes and delivers a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a party for all purposes of this Agreement. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of the Representative (and any purported assignment without such consent shall be null and void).
(b)   Amendments.   No provision of this Agreement may be amended unless such amendment is approved in writing by each of (i) the Board; and (ii) the TRA Parties who collectively would be entitled to receive at least a majority of any Early Termination Payments that would be hypothetically payable to all TRA Parties (assuming all equity interests in the LLC that have redemption rights under the LLC Agreement are redeemed and exchanged for shares of Class A Common Stock at such time and using the Valuation Assumptions). Notwithstanding the foregoing, (x) no provision of this Agreement may be amended in a manner that has a disproportionate material and adverse effect on the Exchange TRA Parties, on the one hand, or the Reorganization TRA Parties, on the other hand, without the consent of TRA Parties of the relevant class that are entitled to receive at least a majority of the Early Termination Payments payable to such TRA Parties of such class (assuming all equity interests in the LLC that have redemption rights under the LLC Agreement are redeemed and exchanged for shares of Class A Common Stock and using the Valuation Assumptions) without such TRA Parties’ consent; (y) no provision of this Agreement may be amended in a manner that has a disproportionate material and adverse effect on any TRA Party without the consent of the Representative and (z) no provision of this Agreement may be amended in a manner that has a disproportionate material and adverse effect on any Exchange TRA Party relative to any other Exchange TRA Party, or on any Reorganization TRA Party relative to any other Reorganization TRA Party, without the consent of such adversely affected Exchange TRA Party or Reorganization TRA Party, as the case may be.

(c)   Successors.   Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
(d)   Waiver.   No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.
Section 7.7   Resolution of Disputes.
(a)   Except for Reconciliation Disputes subject to Section 7.8, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with this Agreement (each, a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration (the “Rules”). If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and the place of the arbitration shall be New York, New York.
(b)   Notwithstanding the provisions of paragraph (a), any party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each party (i) expressly consents to the application of paragraph (c) of this Section 7.7 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.7 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.8.
(c)   Each party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by law.
(d)   WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
(e)   In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.8 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.7, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.7.
Section 7.8   Reconciliation.   In the event that the Corporation and the Representative are unable to resolve a disagreement with respect to a Schedule (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Representative or other actual or potential conflict of interest. If the Corporation and the Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.7 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation or the Representative or other actual or potential conflict of interest. The Expert shall resolve any matter relating to a Schedule or an amendment thereto as soon as reasonably practicable and in any event within thirty (30) calendar days after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert entirely adopts the position of the Representative, in which case the Corporation shall reimburse the Representative for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert entirely adopts the Corporation’s position, in which case the Representative shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.8 shall be binding on the Corporation and the TRA Parties and may be entered and enforced in any court having competent jurisdiction.
Section 7.9   Representative.   Except as otherwise explicitly provided in this Agreement, the actions of the Representative pursuant to and in accordance with this Agreement shall be binding on all TRA Parties. The Representative shall not be held liable by any of the parties hereto (or their affiliates or assignees) for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Representative pursuant to this Agreement, except in the case of the Representative’s willful misconduct. The Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any party hereto (or their affiliates or assignees) for any action taken or omitted to be taken in good faith based on such advice.
Section 7.10   Withholding.   The Corporation and its Affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment in accordance with the Code or any provision of U.S. state, local or foreign tax law (including for this purpose any withholding required by the Corporation or its affiliates that may be required in connection with the Reorganization, a Redemption or a Direct Exchange). To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party. Each TRA Party shall promptly provide the Corporation with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law, including under Sections 1441, 1442, 1445 or 1446 of the Code. The Corporation will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding.
Section 7.11   Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.
(a)   If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
(b)   If the Corporation, its successor in interest or any member of the Corporation’s U.S. federal income Tax consolidated group (as described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction other than a fully taxable transaction for U.S. federal income tax purposes, then such transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Unit or Reference Assets in a wholly taxable transaction on the date of such transfer. If the LLC (or one of its Subsidiaries that is not treated as a corporation for U.S. federal income Tax purposes) transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction that is not a fully taxable transaction for U.S. federal income tax purposes, then such transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of the Reference Asset in a wholly taxable transaction on the date of such transfer. The consideration deemed to be received by the transferor (or deemed transferor) in either of the immediately preceding two sentences shall be equal to the fair market value of the transferred asset as determined by a valuation expert mutually agreed upon by the Corporation and the Representative plus, without duplication, (i) the amount of debt to which any such asset is subject, and (ii) the amount of debt allocated to any such asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation, its successor in interest or any member of the Corporation’s U.S. federal income Tax consolidated group (as described in Section 7.11(a)) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation, its successor in interest or any member of the Corporation’s U.S. federal income Tax consolidated group (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return for U.S. federal income Tax purposes), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) pursuant to this Section 7.11 so long as the relevant successor is bound by the provisions of this Agreement.
(c)   If the Corporation (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, LLC shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporation (i.e., taking into account the number of Units transferred) in a transaction in which all income, gain or loss, if any, is allocated to the Corporation. The consideration deemed to be received by LLC shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject and (ii) without duplication, the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
Section 7.12   Confidentiality.   Each TRA Party and its assignees acknowledges and agrees that the information of the Corporation and its Affiliates provided pursuant to this Agreement is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, learned by any TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement,

(iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns, (iv) the disclosure of financial and other information of the type typically disclosed to limited partners and prospective investors in private equity funds affiliated with the TRA Parties and is made to the partners of, and/or prospective investors in, private equity Affiliates of the TRA Parties and such partner or prospective investor is bound by the confidentiality provisions of a customary non-disclosure agreement entered into with the disclosing party that covers the confidential information so disclosed, and (v) the disclosure of information necessary to effect an assignment, sale, pledge, alienation or transfer of any interest in this Agreement pursuant to Section 7.6(a). If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
Section 7.13    Change in Law.   Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in Tax law, an Exchange TRA Party reasonably believes that the existence of this Agreement could have material adverse Tax consequences to such Exchange TRA Party or any direct or indirect owner of such Exchange TRA Party, then at the written election of such Exchange TRA Party in its sole discretion (in an instrument signed by such Exchange TRA Party and delivered to the Corporation) and to the extent specified therein by such Exchange TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange with respect to such Exchange TRA Party occurring after a date specified by such Exchange TRA Party, or may be amended by in a manner reasonably determined by such Exchange TRA Party; provided, that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment; provided, further, that such amendment shall not have any adverse effect on any other TRA Party.
Section 7.14    Independent Nature of Rights and Obligations.   The rights and obligations of the each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Party are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.
Section 7.15   LLC Agreement.   This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.
Section 7.16    Tax Characterization and Elections.   The parties intend that (A) each Direct Exchange shall give rise to Basis Adjustments, (B) each Redemption using cash contributed to the LLC by the Corporation shall be treated as a direct purchase of Units from the applicable Exchange TRA Parties pursuant to Section 707(a)(2)(B) of the Code that shall give rise to Basis Adjustments, (C) payments pursuant to this Agreement with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) shall be treated as consideration in respect of such Exchange that give rise to additional Basis Adjustments, and (D) the rights received pursuant to this Agreement by the Reorganization TRA Parties and (without duplication) Tax Benefit Payments (excluding any amount that constitutes Imputed Interest thereon) made in respect of a Pre-Reorganization Covered Tax Asset will be treated as non-qualifying property or money giving rise to capital gain treatment for purposes of Section 356 of the Code received in the Reorganization. The Corporation will ensure that, on and after the date of this Agreement and continuing through the term of this Agreement, the LLC and each of its direct and indirect subsidiaries that they control and that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code. The parties hereto agree to file their income Tax Returns in a manner consistent with this Section 7.16, except as otherwise required by a determination (within the meaning of Section 1313 of the Code).
Section 7.17   Payment Amounts.   The Corporation and the Exchange TRA Parties agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income tax purposes. Notwithstanding anything to the contrary in this Agreement, if an Exchange TRA Party so notifies the Corporation, (i) the stated maximum selling price (within the meaning of Section 15a.453-1(c)(2) of the Treasury Regulations) with respect to a specified Exchange by such Exchange TRA Party shall not exceed [two-hundred percent (200%)] (or such other percentage as the relevant party shall specify of the amount of the initial consideration received in such Exchange (which, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments) and (ii) the sum of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments paid to such Exchange TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price with respect to such Exchange. For the avoidance of doubt, this Section 7.17 shall not limit any amounts payable in connection with an Early Termination Payment.
[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.
CORPORATION:
[•]
By:
Name:
Title:

THE LLC:
[•]
By:
Name:
Title:
[ADDITIONAL SIGNATURE PAGES TO BE ADDED]

Exhibit A
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of                  , 20       (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Vacasa, Inc., a Delaware corporation (the “Corporation”), Vacasa Holdings LLC, a Delaware limited liability company (the “LLC”), and the other persons from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.
1.   Joinder to the Tax Receivable Agreement.   Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a [Reorganization/Exchange] TRA Party under the Tax Receivable Agreement and a party thereto, with all the rights, privileges and responsibilities of a [Reorganization/Exchange] TRA Party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.
2.   Incorporation by Reference.   All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
3.   Address.   All notices under the Tax Receivable Agreement to the undersigned shall be direct to:
   [Name]
   [Address]
   [City, State, Zip Code]
   Attn:
   E-mail:
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.
[NAME OF NEW PARTY]
By:
Name:
Title:
Acknowledged and agreed
as of the date first set forth above:
[•]
By: Name: Title:

K-A-1

Exhibit B
Net Tax Benefit Splits
[•]	[•]

K-B-1

Annex A
Blocker Entities
1.	[•]

K-Annex A-1

Annex B
Exchange TRA Parties
1.	[•]

K-Annex B-1

Annex C
Reorganization TRA Parties
1.	[•]

K-Annex C-1

Annex L
AMENDMENT TO
LETTER AGREEMENT
This Amendment (this “Amendment”), dated as of July 28, 2021, to that certain Letter Agreement, dated April 13, 2021 (the “Letter Agreement”), by and among TPG Pace Solutions Corp., a Cayman Islands exempted company (“Pace”), TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”), each of the undersigned individuals, each of whom is a director or member of Pace’s management team (each, an “Insider” and collectively, the “Insiders”), Vacasa Holdings LLC, a Delaware limited liability company (the “Company”) and Vacasa, Inc. (“Newco”).
RECITALS
WHEREAS, Pace has entered into that certain Business Combination Agreement, dated as of the date thereof, by and among Pace, the Company, Newco and the other parties thereto (the “Business Combination Agreement”), pursuant to which, through a series of steps, Pace will acquire equity interests in the Company and become the managing member of the Company (such transactions, and all other transactions contemplated by the Business Combination Agreement, together, the “Business Combination”) and capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement;
WHEREAS, in connection with the Business Combination, the parties desire to amend the Letter Agreement as set forth in this Amendment; and
WHEREAS, Section 12 of the Letter Agreement provides that the Letter Agreement may not be amended except by a written instrument executed by all parties thereto.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
1.   Sponsor and Insider Lock-Up.    Section 7 of the Letter Agreement is hereby amended and restated in its entirety as follows:
      (a)   The Sponsor and each Insider (each, a “Lock-up Holder”) agrees that it shall not Transfer (as defined below) any shares of Surviving Corporation Class A Common Stock (other than shares acquired pursuant to the Forward Purchase Agreements or the Subscription Agreements) until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if (x) the last reported sale price of the Surviving Corporation Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Surviving Corporation consummates a Change of Control (as defined below) (the “Founder Shares Lock-up Period”).
      (b)   Each Lock-up Holder further agrees that it shall not Transfer any shares of Surviving Corporation Class G Common Stock until the date following the completion of the Business Combination on which the Surviving Corporation consummates a Change of Control (the “G Shares Lock-up Period” and together with the Founder Shares Lock-up Period, the “Lock-up Periods”); provided that any shares of Surviving Corporation Class A Common Stock issued upon conversion of any shares of Surviving Corporation Class G Common Stock will be subject to the restrictions set forth in Section 1(a).
      (c)   Notwithstanding the provisions set forth in Section 1(a), Transfers of Surviving Corporation Class A Common Stock or Surviving Corporation Class G Common Stock, as applicable, that are held by a Lock-up Holder or any of its Permitted Transferees (that have complied with this Section 1(c)), are permitted to (a) (i) the Surviving Corporation’s officers or directors, (ii) any Affiliates or family members of the Surviving Corporation’s officers or directors, or (iii) the other Lock-up Holders or, if such Lock-up Holder or Permitted Transferee is a corporation, partnership, limited liability company or other business entity, any direct or indirect partners, members or equity holders of such Lock-up Holder or Permitted Transferee; (b) any Affiliates of such Lock-up Holder or Permitted Transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates; (c) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person or entity, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Surviving Corporation; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of the Surviving Corporation or a duly authorized committee thereof or other similar transaction which results in all of the Surviving Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the date of the Closing; provided, that in connection with any Transfer to a Permitted Transferee in compliance with this Section 1(c), the restrictions and obligations contained in Section 1 of this Amendment will continue to apply pursuant to the terms hereof to such shares of Surviving Corporation Class A Common Stock or Surviving Corporation Class G Common Stock, as applicable, after any Transfer and such Permitted Transferee shall continue to be bound by such restrictions and obligations for the balance of the applicable Lock-up Period as if such Permitted Transferee were a Lock-up Holder hereunder.
As used herein, “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
As used herein, “Change of Control” shall mean means any transaction or series of transactions (A) the result of which is that a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Surviving Corporation and its subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Surviving Corporation, (B) constituting a liquidation, merger, share exchange, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the board of directors of the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or (2) the voting securities of the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination, or (C) the result of which is a sale of all or substantially all of the assets of the Surviving Corporation (as appearing in its most recent balance sheet) to any person.
As used herein, “Permitted Transferees” means, prior to the expiration of the applicable Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to Transfer such shares of Surviving Corporation Class A Common Stock or Surviving Corporation Class G Common Stock, as applicable, prior to the expiration of the applicable Lock-Up Period pursuant to Section 1 of this Amendment.
2.   Pace Expenses.    Pace shall make arrangements such that the Pace Expenses will not exceed $45,000,000 without the prior written consent of the Company, not to be unreasonably withheld.
3.   Third-Party Beneficiaries.    Pace, the Sponsor and the Insiders acknowledge and agree that the Company and Newco are third-party beneficiaries of the representations, covenants and agreements of Pace, the Sponsor and the Insiders contained in the Letter Agreement and relating to the matters set forth in this Amendment.

4.   Amendments.    Section 12 of the Letter Agreement is hereby amended and restated in its entirety as follows:
The parties hereto acknowledge and agree that the Letter Agreement and this Amendment may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, which for the avoidance of doubt shall include the Company and Newco.
5.   Termination.    Section 16 of the Letter Agreement is hereby amended and restated in its entirety as follows:
The parties hereto acknowledge and agree that the Letter Agreement and this Amendment shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of Pace (such date, the “Termination Date”); provided that, prior to the Termination Date, the parties hereto acknowledge and agree that the Letter Agreement and this Amendment may not be terminated without the written consent of the Company and Newco.
6.   Specific Performance.    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of the Letter Agreement, as amended by this Amendment (including failing to take such actions as are required of them hereunder to consummate the Letter Agreement, as amended by this Amendment) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of the Letter Agreement, as amended by this Amendment and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of the Letter Agreement, as amended by this Amendment, and (b) the right of specific enforcement is an integral part of the transactions contemplated by the Letter Agreement, as amended by this Amendment and without that right, none of the parties would have entered into this Amendment. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
7.   Further Assurances.    The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to the Letter Agreement, as amended by this Amendment and every provision hereof.
8.   Effect of Amendment.    Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Letter Agreement or any rights or obligations of any party under or in respect of the Letter Agreement. Except as modified by this Amendment, the Letter Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Letter Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Letter Agreement shall mean and be a reference to the Letter Agreement as amended by this Amendment, and a reference to the Letter Agreement in any other instrument or document shall be deemed a reference to the Letter Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Letter Agreement, as amended by this Amendment. The Letter Agreement, as amended by this Amendment, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

9.   General.    Section 13, 14 and 15 of the Letter Agreement shall apply to this Amendment mutatis mutandis.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
TPG PACE SOLUTIONS CORP.
By
/s/ Eduardo Tamraz

Name:
Eduardo Tamraz

Title:
President

TPG PACE SOLUTIONS SPONSOR, SERIES LLC
By
/s/ Michael LaGatta

Name:
Michael LaGatta

Title:
Vice President

VACASA HOLDINGS LLC
By
/s/ Matt Roberts

Name:
Matt Roberts

Title:
Chief Executive Officer

VACASA, INC.
By
/s/ Matt Roberts

Name:
Matt Roberts

Title:
President

INSIDERS
/s/ Karl Peterson Karl Peterson
/s/ David Bonderman David Bonderman
/s/ Julie Hong Clayton Julie Hong Clayton
/s/ Mark Fields Mark Fields
/s/ Kathleen Philips Kathleen Philips
/s/ Wendi Sturgis Wendi Sturgis
/s/ Kneeland Youngblood Kneeland Youngblood
/s/ Martin Davidson Martin Davidson
/s/ Eduardo Tamraz Eduardo Tamraz
/s/ Carlton Ellis Carlton Ellis

Annex M
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [insert date] between Vasaca, Inc. (the “Surviving Company”) and TPG Pace Solutions Corp. (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Delaware registered corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 28 July 2021 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1
The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2
The surviving company (as defined in the Statute) is the Surviving Company.

3
The registered office of the Surviving Company is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, USA and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$0.01 divided into 1,000 shares of a par value of US$0.00001 each and the Surviving Company will have 1,000 shares in issue.

5
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$56,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class F ordinary shares of a par value of US$0.0001 each, 30,000,000 Class G ordinary shares of a par value of US$0.0001 and 5,000,000 preferred shares of a par value of US$0.0001 each and the Merging Company will have 29,270,000 Class A ordinary shares of a par value of US$0.0001 each, 3,166,667 Class F ordinary shares of a par value of US$0.0001 each and 6,333,333 Class G ordinary shares of a par value of US$0.0001 in issue.

6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Certificate of Incorporation and Bylaws of the Surviving Company in the form annexed at Annexure 2 hereto.

9
There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

10
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11
The names and addresses of each director of the surviving company (as defined in the Statute) are:

11.1
Joerg Adams of [•];

11.2
Ryan Bone of [•];

11.3
Eric Breon of [•];

11.4
Chad Cohen of [•];

11.5
Benjamin Levin of [•];

11.6
Barbara Messing of [•];

11.7
Jeffrey Parks of [•];

11.8
Chris Terrill of [•];

11.9
Karl Peterson of [•]; and

11.10
Matthew Roberts of [•].

12
This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

13
This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

14
At any time prior to the Effective Date, this Plan of Merger may be:

14.1
terminated by the board of directors of either the Surviving Company or the Merging Company;

14.2
amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

15
This Plan of Merger may be executed in counterparts.

16
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

M-2

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Vasaca, Inc.	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
TPG Pace Solutions Corp.	)

M-3

Annexure 1
Business Combination Agreement

Annexure 2
Certificate of Incorporation and Bylaws